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MORGAN STANLEY

         MORGAN STANLEY
         INSTITUTIONAL FUND, INC.
         ANNUAL REPORT
         DECEMBER 31, 1997
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[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
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TABLE OF CONTENTS
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
President's Letter..........................          1
Performance Summary.........................          2
Managers' Reports and Statements of Net
  Assets by Portfolio:
Global and International Equity Portfolios:
  Active Country Allocation.................          4
  Asian Equity..............................         14
  Asian Real Estate.........................         19
  Emerging Markets..........................         23
  European Equity ..........................         33
  European Real Estate......................         39
  Global Equity ............................         43
  Gold......................................         49
  International Equity .....................         51
  International Magnum .....................         56
  International Small Cap...................         63
  Japanese Equity...........................         69
  Latin American............................         73
U.S. Equity Portfolios:
  Aggressive Equity.........................         77
  Emerging Growth...........................         81
  Equity Growth.............................         87
  Small Cap Value Equity....................         93
  Technology................................         98
  U.S. Equity Plus..........................        104
  U.S. Real Estate..........................        110
  Value Equity..............................        116
Balanced Portfolio..........................        121
Fixed Income Portfolios:
  Emerging Markets Debt.....................        127
  Fixed Income..............................        132
  Global Fixed Income.......................        137
  High Yield................................        141
  Municipal Bond............................        146
Money Market Portfolios:
  Money Market..............................        150
  Municipal Money Market....................        154
Statements of Operations....................        162
Statements of Changes in Net Assets.........        166
Statement of Cash Flows.....................        180
Financial Highlights .......................        181
Notes to Financial Statements...............        209
Report of Independant Accountants...........        219
Federal Tax Information.....................        220
Officers and Directors .....................        221

This report is authorized for distribution only when preceded or accompanied by prospectuses of the Morgan Stanley Institutional Fund, Inc. Prospectuses describe in detail each of the Portfolio's investment policies to the prospective investor. Please read the prospectuses carefully before you invest or send money.

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[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
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PRESIDENT'S LETTER
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FELLOW SHAREHOLDERS:

    We are very pleased to present to you the Fund's Annual Report for the year ended December 31, 1997. Our Fund now offers 29 portfolios including 13 global and international portfolios, 8 U.S. equity portfolios, 5 fixed income portfolios, a balanced portfolio and two money market portfolios.

    The performance of each of the portfolios and commentaries by portfolio managers discussing the results of each portfolio are contained in this Report. The investment performance of each portfolio relative to its respective benchmark is summarized in the performance table on pages 2 and 3.

    Despite the dismal events unfolding in Asia, world equities managed to produce strong returns and global bonds produced modest gains for 1997. The fourth quarter brought increased volatility in equity markets as a sharp correction was touched off by concern over the spread of the Asian crisis. Bonds moved higher as investors anticipated lower inflation and slower growth as a result of the Asian currency devaluations. Dollar strength over the quarter diminished most of the impact from international bond returns in local currencies.

    Among the equity markets, the U.S. ended 1997 on a positive note, shrugging off the October correction with support from a strong bond market and lower yields. Standard and Poor's 500 Index returned 33% for the year, after gains of 23% and 38% in 1996 and 1995, respectively. Internationally, European equities delivered another impressive year of investment returns, while 1997 was a difficult year in Japan. Asia ex-Japan, of course, saw significant wealth destruction in 1997, with its regional stock markets collectively putting in their worst performance in the past 20 years. Macroeconomics and current account concerns put pressure on the Asian currencies and debt service problems accelerated the trend. Fourth quarter stock market declines in Latin America were precipitated by an over-flow of Asian troubles to other emerging markets, leading to attacks on currency pegs and higher interest rates required to maintain those pegs.

    Among our global and international equity portfolios, the Latin American Portfolio returned 41.28%, our Global Equity Portfolio gained 23.75% and our International Equity Portfolio returned 13.91% (each for Class A shares), all substantially outperforming their benchmarks. Among fixed income asset classes, declining long-term interest rates and a strong U.S. stock market provided a favorable backdrop to the high yield market which experienced another very good year. Our High Yield Portfolio once again performed very well in both absolute and relative terms, as did our Emerging Markets Debt Portfolio, which returned 18.29% (Class A shares) despite experiencing the spill-over effects of the weakness across Asia in the fourth quarter.

    As we enter 1998, our focus remains to provide you with world class investment performance and service across a full range of investment products.

    We hope you find the enclosed report informative. As always, we very much appreciate your support of the Fund.

Sincerely,

      [SIGNATURE]

Michael F. Klein
PRESIDENT

February 11, 1998

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                                       1
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        Institutional Fund, Inc.
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PERFORMANCE SUMMARY (UNAUDITED)
DECEMBER 31, 1997
--------------------------------------------------------------------------------

                                                     NET ASSETS       NET ASSET VALUE
                              INCEPTION DATES           (000)            PER SHARE
                             ------------------  -------------------  ----------------
                             CLASS A   CLASS B    CLASS A    CLASS B  CLASS A  CLASS B
                             --------  --------  ----------  -------  -------  -------
GLOBAL AND INTERNATIONAL
 EQUITY PORTFOLIOS:
  Active Country Allocation   1/17/92   1/02/96  $  138,667  $    14  $ 10.39  $ 10.48
  Asian Equity                7/01/91   1/02/96      85,503    1,468     9.43     9.40
  Asian Real Estate          10/01/97  10/01/97       2,385       --**    7.94    8.03
  Emerging Markets            9/25/92   1/02/96   1,501,386    9,666    12.97    12.98
  European Equity             4/02/93   1/02/96     242,868    4,654    17.96    17.94
  European Real Estate       10/01/97  10/01/97      15,177      789     9.52     9.52
  Global Equity               7/15/92   1/02/96     108,074    5,910    18.52    18.46
  Gold                        2/01/94   1/02/96         436      690     4.10     4.14
  International Equity        8/04/89   1/02/96   2,822,900    3,074    17.16    17.13
  International Magnum        3/15/96   3/15/96     159,096   28,217    10.87    10.84
  International Small Cap    12/15/92        --     230,095       --    15.61       --
  Japanese Equity             4/25/94   1/02/96      77,086    1,703     5.89     5.87
  Latin American              1/18/95   1/02/96      73,196    6,709    10.91    10.80
U.S. EQUITY PORTFOLIOS:
  Aggressive Equity           3/08/95   1/02/96     155,087   18,277    15.78    15.72
  Emerging Growth            11/01/89   1/02/96      57,777    1,313     7.72     7.63
  Equity Growth               4/02/91   1/02/96     591,789   27,879    16.93    16.91
  Small Cap Value Equity     12/17/92   1/02/96      35,612    7,523    11.24    11.21
  Technology                  9/16/96   9/16/96      31,788    2,394    11.73    11.72
  U.S. Equity Plus            7/31/97   7/31/97      20,914      102    10.31    10.31
  U.S. Real Estate            2/24/95   1/02/96     361,549   21,231    15.38    15.34
  Value Equity                1/31/90   1/02/96      86,054    2,246    13.62    13.59
BALANCED PORTFOLIO            2/20/90   1/02/96       4,606      621     7.55     7.53
FIXED INCOME PORTFOLIOS:
  Emerging Markets Debt       2/01/94   1/02/96     142,382    2,281     5.77     5.77
  Fixed Income                5/15/91   1/02/96     183,192    4,834    10.88    10.89
  Global Fixed Income         5/01/91   1/02/96      84,635      366    11.15    11.13
  High Yield                  9/28/92   1/02/96     113,006    7,213    11.58    11.56
  Municipal Bond              1/18/95   1/02/96      60,541       --    10.51       --
MONEY MARKET PORTFOLIOS:
  Money Market               11/15/88        --   1,506,210       --     1.00       --
  Municipal Money Market      2/10/89        --     804,607       --     1.00       --

--------------------------------------------------------------------------------
**Amount is less than $500.

                                      YIELD INFORMATION AS OF DECEMBER 31, 1997
----------------------------------------------------------------------------------------------------------------------
                                30 DAY
                            CURRENT YIELD++                                7 DAY       7 DAY      30 DAY      30 DAY
                           -----------------                              CURRENT    EFFECTIVE    CURRENT   COMPARABLE
                           CLASS A   CLASS B                               YIELD+      YIELD+     YIELD++     YIELD
                           -------   -------                              --------   ----------   -------   ----------
FIXED INCOME PORTFOLIOS:                       MONEY MARKET PORTFOLIOS:
  Emerging Markets Debt     10.24%     9.95%     Money Market              5.25%       5.39%      5.24%      5.44%(19)
  Fixed Income               5.95      5.80      Municipal Money Market    3.40        3.46       3.22       3.44(20)
  Global Fixed Income        4.87      4.72
  High Yield                 8.34      8.10
  Municipal Bond             4.20        --

--------------------------------------------------------------------------------
 +The 7 day current yield and 7 day effective yield assume an annualization of the current yield at December 31, 1997 with all dividends reinvested. As with all money market portfolios, yields fluctuate as market conditions change and the 7 day yields are not necessarily indicative of future performance.
++The current 30 day yield reflects the net investment income generated by the Portfolio over a specified 30 day period expressed as an annual percentage. Expenses accrued for the 30 day period include any fees charged to all shareholders. Yields will fluctuate as market conditions change and are not necessarily indicative of future performance.

--------------------------------------------------------------------------------

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--------------------------------------------------------------------------------

                                   AVERAGE ANNUAL FIVE YEAR                         AVERAGE ANNUAL TOTAL
     ONE YEAR TOTAL RETURN               TOTAL RETURN                              RETURN SINCE INCEPTION
-------------------------------   ---------------------------   -------------------------------------------------------------
                    COMPARABLE                    COMPARABLE                     COMPARABLE                     COMPARABLE
CLASS A   CLASS B     INDICES       CLASS A        INDICES        CLASS A     INDICES--CLASS A     CLASS B   INDICES--CLASS B
-------   -------   -----------   ------------   ------------   -----------   ----------------     -------   ----------------
  8.61%     8.35%     1.78%(1)     11.37%         11.39%(1)       8.69%              7.96%(1)        7.65%          3.87%(1)
-48.29    -48.48    -45.48(2)      -0.19           0.47(2)        4.16               3.90(2)       -27.21         -23.01(2)
-19.92*   -19.70*   -33.91*(21)       --             --             --                 --              --             --
 -1.03     -1.31    -14.42(3)      10.23           6.16(3)       10.13               6.93(3)         4.69          -4.08(3)
 17.88     17.73     23.80(4)         --             --          19.25              18.55(4)        19.26          22.11(4)
 -4.72*    -4.76*    0.13*(22)        --             --             --                 --              --             --
 23.75     23.37     15.76(5)      22.71          15.34(5)       20.03              13.69(5)        22.74          14.41(5)
-55.64    -55.17    -35.82(6)         --             --         -14.67             -12.84(6)       -28.79         -22.78(6)
 13.91     13.57      1.78(1)      20.19          11.39(1)       12.19               3.84(1)        16.07           3.87(1)
  6.58      6.33      1.78(1)         --             --           8.28               4.52(1)         7.94           4.52(1)
 -0.55        --      1.78(1)      12.76          11.39(1)       12.84              11.24(1)           --             --(1)
 -9.23     -9.64    -23.67(7)         --             --          -4.38             -10.59(7)        -5.75         -19.42(7)
 41.28     40.37     31.66(8)         --             --          24.70              14.12(8)        41.47          25.29(8)
 33.31     32.90     33.36(10)        --             --          41.36              30.90(10)       36.32          27.63(10)
 11.36     11.13     21.64(9)       8.88          18.33(9)       11.88              16.36(9)         7.30          21.86(9)
 31.32     31.05     33.36(10)     21.86          20.27(10)      19.07              17.79(10)       30.53          27.63(10)
 36.80     36.51     24.35(11)     18.30          17.59(11)      18.46              18.16(11)       29.27          21.55(11)
 37.27     36.90     33.36(10)        --             --          34.80              33.61(10)       34.52          33.61(10)
  3.94*     3.93*     2.44*(10)       --             --             --                 --              --             --
 27.62     27.21     20.29(12)        --             --          30.92              24.58(12)       32.66          27.63(12)
 29.20     28.70     33.36(10)     18.64          20.27(10)      14.89              17.85(10)       23.56          27.63(10)
 17.30     16.94     18.22(13)     11.98          13.06(13)      11.25              12.44(13)       13.56          16.34(13)
 18.29     18.05     13.02(14)        --             --          18.77              13.18(14)       32.46          24.83(14)
  9.54      9.48      9.65(15)      7.54           7.48(15)       8.53               8.52(15)        6.89           6.62(15)
  1.50      1.29      1.40(16)      6.91           7.51(16)       7.42               8.54(16)        3.68           2.90(16)
 15.87     15.48     12.65(17)     13.98          11.84(17)      13.46              11.56(17)       14.94          12.49(17)
  7.25        --      7.67(18)        --             --           6.66               8.12(18)          --             --(18)
  5.20        --        --            --             --             --                 --              --             --
  3.17        --        --            --             --             --                 --              --             --

--------------------------------------------------------------------------------
* Cumulative (unannualized) total return since inception of the Portfolio.

           INDICES:
      (1)  MSCI EAFE (Europe, Australasia, and Far East)
      (2)  MSCI Combined Far East Free ex-Japan
      (3)  IFC Global Total Return Composite
      (4)  MSCI Europe
      (5)  MSCI World
      (6)  Philadelphia Gold and Silver
      (7)  MSCI Japan
      (8)  MSCI Emerging Markets Global Latin America
      (9)  NASDAQ Composite
     (10)  S&P 500
     (11)  Russell 2500
     (12)  NAREIT Equity
     (13)  Indata Balanced-Median
     (14)  J.P. Morgan Emerging Markets Bond Plus
     (15)  Lehman Aggregate Bond
     (16)  J.P. Morgan Traded Global Bond
     (17)  CS First Boston High Yield
     (18)  Lehman 7 Year Municipal Bond
     (19)  IBC Money Fund Comparable Yield
     (20)  IBC Municipal Money Market Fund Comparable Yield
     (21)  GPR Life Far East Asia Real Estate T.R.
     (22)  GPR Life European Real Estate T.R.

Past performance should not be construed as a guarantee of future performance. Investment return and principal value will fluctuate so that an investor's shares, when redeemed, may be worth more or less than their original cost. Investments in the Money Market and Municipal Money Market Portfolios are neither insured nor guaranteed by the U.S. Government. There is no assurance that the Money Market and Municipal Money Market Portfolios will be able to maintain a stable net asset value of $1.00 per share. Please read the Portfolios' prospectuses carefully before you invest or send money.

--------------------------------------------------------------------------------

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[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
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OVERVIEW
--------------------------------------------------------------------------------
ACTIVE COUNTRY ALLOCATION PORTFOLIO

COMPOSITION OF NET ASSETS (AT DECEMBER 31, 1997)
--------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Australia               2.2          %
Austria                 0.5          %
Finland                 0.8          %
France                  8.1          %
Germany                 9.4          %
Italy                   7.2          %
Japan                  18.9          %
Netherlands             3.3          %
Norway                  0.5          %
Portugal                1.4          %
Singapore               0.8          %
Spain                   3.8          %
Sweden                  3.4          %
Switzerland             7.6          %
United Kingdom         17.3          %
Other                  14.8          %

COMPARISON OF THE CHANGE IN VALUE OF A $500,000** INVESTMENT
---------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                                    ACTIVE COUNTRY
                                  MSCI EAFE           ALLOCATION
                                  INDEX (1)       PORTFOLIO--CLASS A
01/17/92*                             500,000                   500,000
10/31/92                              452,945                   468,500
12/31/92                              459,595                   479,500
12/31/93                              609,250                   626,820
12/31/94                              656,600                   623,550
12/31/95                              730,205                   689,459
12/31/96                              774,382                   756,405
12/31/97                              788,166                   821,531
* Commencement of Operations
** Minimum Investment

In accordance with SEC regulations, Portfolio performance shown assumes that all recurring fees (including management fees) were deducted and all dividends and distributions were reinvested. The performance of Class B shares will vary based upon the different inception dates and fees assessed to that class.

PERFORMANCE COMPARED TO THE MORGAN STANLEY
CAPITAL INTERNATIONAL (MSCI) EAFE INDEX(1)
-----------------------------------------

                                          TOTAL RETURNS(2)
                        ----------------------------------------------------
                                        AVERAGE ANNUAL      AVERAGE ANNUAL
                          ONE YEAR        FIVE YEARS       SINCE INCEPTION
                        -------------  -----------------  ------------------
PORTFOLIO -- CLASS
A.....................        8.61%           11.37%               8.69%
PORTFOLIO -- CLASS
B.....................        8.35              N/A                7.65
INDEX -- CLASS A......        1.78            11.39                7.96
INDEX -- CLASS B......        1.78              N/A                3.87

1. The MSCI EAFE Index is an unmanaged index of common stocks and includes Europe, Australasia and the Far East (includes dividends net of withholding taxes).
2. Total returns for the Portfolio reflect expenses waived and reimbursed, if applicable, by the Adviser. Without such waiver and reimbursement, total returns would be lower.

PAST PERFORMANCE IS NOT PREDICTIVE OF FUTURE PERFORMANCE.

------------------------------------------------------------

CERTAIN INFORMATION APPEARING IN THIS INVESTMENT OVERVIEW IS UNAUDITED. ACCORDINGLY, THE REPORT OF INDEPENDENT ACCOUNTANTS APPEARING ELSEWHERE IN THIS REPORT DOES NOT EXTEND TO THIS INFORMATION. THE COUNTRY SPECIFIC PERFORMANCE RESULTS PROVIDED ARE AS MEASURED BY THE MSCI EAFE INDEX AND ARE FOR INFORMATIONAL PURPOSES ONLY AND SHOULD NOT BE CONSTRUED AS A GUARANTEE OF THE PORTFOLIO'S FUTURE PERFORMANCE. PAST PERFORMANCE SHOWN IS NOT PREDICTIVE OF FUTURE PERFORMANCE. INVESTMENT RETURN AND PRINCIPAL VALUE WILL FLUCTUATE SO THAT AN INVESTOR'S SHARES, WHEN REDEEMED, MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST. PLEASE SEE THE PROSPECTUS FOR A DESCRIPTION OF CERTAIN RISK CONSIDERATIONS ASSOCIATED WITH INTERNATIONAL INVESTING.

The Active Country Allocation Portfolio invests in international equity markets, with emphasis placed upon countries, rather that stock selection. This approach reflects our belief that a diversified selection of securities representing exposure to countries that we find attractive provides an effective way to maximize the return potential and minimize the risk associated with global investing.

For the year ended December 31, 1997, the Portfolio had a total return of 8.61% for the Class A shares and 8.35% for the Class B shares, as compared to a total return of 1.78% for the Morgan Stanley Capital International (MSCI) EAFE Index (the "Index"). For the five-year period ended December 31, 1997, the average annual total return for Class A was 11.37% compared to 11.39% for the Index. From inception on January 17, 1992 to December 31, 1997, the average annual total return of Class A was 8.69% compared to 7.96% for the Index. From inception on January 2, 1996 to December 31, 1997, the average annual total return of Class B was 7.65% as compared to 3.87% for the Index.

The Portfolio outperformed in the fourth quarter due to our cash position and our underweights in Asia and Japan. During the quarter, market returns were very volatile. We had underweights in Malaysia (-38%), Hong Kong (-29%), Finland (-17%), and New Zealand (-16%). Overweight positions in Europe included: Italy (3.3%), Spain and the U.K.

In 1997, the Japanese economy moved from a potentially robust recovery to the brink of recession. Europe's vision of a single currency went from a dream to a near-certainty, and what began as pressure on the Thai baht, turned into an ever widening Asian currency/asset price debacle.

Of the developed international regions, Europe has the most investment promise for 1998. Though valuations are high by historic measures, earnings expectations remain strong (though falling) and there is substantial potential for corporate restructuring and government deregulation. Though much downsizing and balance sheet recovery has already taken place in the manufacturing/industrial sectors, restructuring has just begun in the financial and service industries. With regard to deregulation, European telecommunication markets officially opened to cross border competition January 1, and more is to follow. In countries where the politics are too rigid or splintered to push through necessary pension and labor market reforms (e.g.

--------------------------------------------------------------------------------
ACTIVE COUNTRY ALLOCATION PORTFOLIO

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        Institutional Fund, Inc.
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OVERVIEW
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ACTIVE COUNTRY ALLOCATION PORTFOLIO (CONT.)
Germany, France, and Italy), many corporations are showing dynamism and entrepreneurship on their own.

One of the major themes for the European markets this year will be the run-up to the introduction of the euro in January 1999. By the close of 1998, short-term interest rates in the countries participating in the single currency will have to be identical, as there will be one short rate for the whole new currency area. Our economists and currency strategists expect short rates to converge at around 4.25% by late 1998. This implies an easing of monetary conditions in the peripheral countries of Italy, Spain, Portugal, and Ireland (rates are currently 5%-6%) and a tightening of short rates in Germany, France, Benelux, Austria and Finland (rates are currently 3.7%) This divergence of monetary policy, in combination with high German and French export exposure to Asia, should lead to a slight easing of growth in the core and an acceleration of growth in the periphery. We have recently increased our Portfolio overweights to Italy and Spain and have moved back to neutral in France and Germany.

With regard to Japan, 1997 was a difficult year, and the outlook for 1998 is not very different. Restrictive Japanese fiscal policy in April, brought the long-faltering recovery to a standstill and renewed pressure on Japanese banks. The banks, profligate lenders for years, have become extremely risk averse in the face of bankruptcies and tougher government regulations. Though tighter lending standards are necessary for the financial system in the long run, small and medium sized companies are facing a severe credit squeeze and consumer and business confidence has plummeted. Export growth potential is dampened by the fallout from Asia and U.S. trade pressures, while the government's anti-deficit stance implies no major fiscal stimulus or personal/corporate tax relief.

The silver lining is that as the economic and market strain increases, the odds for a more aggressive policy response increase. Effective policy will need to both stimulate the economy and reform the financial sector. Unfortunately, up to this point, economic stimulus has emphasized deregulation and structural reform rather than direct pump priming. Bank reform has focused on guaranteeing depositors and recapitalizing the banks -- all banks. Government officials we met in mid-December assured us that the old bank convoy system of "good banks" bailing out "bad banks" was over, but they had no RTC-type proposals to clear bank balance sheets and no plans to close down insolvent institutions.

We are underweight Japan, with a significant hedge out of the Yen. Within our Japanese basket we are underweight in banks.

As we write this letter, the Asian crisis is worsening as markets continue to savagely mark down Asian currencies and share prices. In U.S. dollar terms through January 12, Hong Kong is down -26%, Malaysia -33%, Singapore -32%, not to mention Indonesia -49% and Thailand -27%. While these precipitous drops have all the earmarkings of a panic, even contrarian investors hesitate to re-invest until the currencies stabilize and local governments show sufficient resolve to let the asset bubbles dissolve. Malaysia is an interesting example. While we concur with the Central Bank that an IMF type program of high rates and severe fiscal tightening would not necessarily stabilize the currency and may serve to kill off the economy, we don't think the Central Bank should be suppressing interest rates and printing money to keep banks and companies afloat. Unfortunately, as the crisis deepens, even countries like Malaysia and Singapore, that initially hoped to grow their way out of the price deflation, are now looking at negative to flat economic growth.

We remain underweight Asia-Ex Japan but have begun to initiate small positions in some oversold markets.

Going into 1998, the US economy continues to be the prime global growth engine, but we believe Europe is slowly picking up some slack. While all markets would probably fall in sympathy with a US pullback, we think Europe, Japan and Asia would outperform in a down market and have more upside if the US keeps chugging along. In sum, we remain cautious, but are fully invested for the moment. We have no regional bets, except for a slight underweight in Asia.

Ann D. Thivierge
PORTFOLIO MANAGER

Barton M. Biggs
PORTFOLIO MANAGER

January 1998

--------------------------------------------------------------------------------
                                             Active Country Allocation Portfolio

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        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

ACTIVE COUNTRY ALLOCATION PORTFOLIO
--------------------------------------------------------------------------------

                                                                  VALUE
  SHARES                                                          (000)
--------------------------------------------------------------------------

COMMON STOCKS (84.1%)
  AUSTRALIA (2.0%)
    13,800  Amcor Ltd.........................................  $       61
     7,400  Australian Gas Light Co., Ltd.....................          52
    18,700  Australian National Industries Ltd................          17
    25,629  Boral Ltd.........................................          65
     4,700  Brambles Industries Ltd...........................          93
    40,383  Broken Hill Proprietary Co., Ltd..................         375
    10,297  Burns, Philip & Co., Ltd..........................           2
    16,433  Coca Cola Amatil Ltd..............................         123
    22,941  Coles Myer Ltd....................................         110
    11,783  Crown Ltd.........................................           5
    23,400  CSR Ltd...........................................          79
    39,700  Fosters Brewing Group Ltd.........................          76
    13,881  Gio Australia Holdings Ltd........................          35
    26,110  Goodman Fielder Ltd...............................          42
     6,100  ICI Australia Ltd.................................          43
     5,200  Leighton Holdings Ltd.............................          18
     5,072  Lend Lease Corp., Ltd.............................          99
    30,123  MIM Holdings Ltd..................................          18
    28,672  National Australia Bank Ltd.......................         400
  (a)5,437  Newcrest Mining Ltd...............................           6
    38,027  News Corp., Ltd...................................         210
    33,153  Normandy Mining Ltd...............................          32
    14,520  North Ltd.........................................          38
    18,900  Pacific Dunlop Ltd................................          40
    19,300  Pioneer International Ltd.........................          53
     4,700  Plutonic Resources Ltd............................          13
     4,202  RGC Ltd...........................................           6
     6,800  Rio Tinto Ltd.....................................          79
    12,725  Santos Ltd........................................          52
     4,300  Smith (Howard) Ltd................................          36
     2,600  Sons of Gwalia Ltd................................           6
    13,408  Southcorp Holdings Ltd............................          44
     6,900  TABCORP Holdings Ltd..............................          32
 (a)47,200  Telstra Corp., Ltd. (Installment Receipts-Final
              Installment: AUD 1.35/shr due 11/17/98).........         100
    36,000  Westpac Banking Corp..............................         230
    20,858  WMC Ltd...........................................          73
                                                                ----------
                                                                     2,763
                                                                ----------
  AUSTRIA (0.5%)
       100  Austria Mikro Systeme Int'l AG....................           5
    (a)400  Austrian Airlines/Oesterreiche Luftverkehrs AG....           9
       200  Brau-Beteiligungs AG..............................          10
       100  BWT AG............................................          15
     1,400  Bank Austria AG...................................          71
  (a)1,200  Bank Austria AG (New).............................          59
       200  Bau Holding AG....................................          12
       400  Boehler-Uddeholm AG...............................          23
       200  EA-Generali AG....................................          53
       800  Flughafen Wien AG.................................          32
    (a)100  Lenzing AG........................................           6
       400  Mayr-Melnhof Karton AG............................          22


                                                                  VALUE
  SHARES                                                          (000)
--------------------------------------------------------------------------

       800  OMV AG............................................  $      111
     1,000  Oest Elektrizatswirts AG, Class A.................         106
       500  Radex-Heraklith Industriebet AG...................          17
       300  Steyr-Daimler-Puch AG.............................           8
       400  VA Technologie AG.................................          61
       300  Wienerberger Baustoffindustrie AG.................          58
                                                                ----------
                                                                       678
                                                                ----------
  FINLAND (0.5%)
    (a)600  Amer-Yhtymae Oyj, Class A.........................          11
       400  Cultor Oyj........................................          22
       300  Instrumentarium Group, Class B Free...............          10
     3,600  Kemira Oyj........................................          34
     2,600  Kesko Oyj.........................................          41
       200  Kone Oyj, Class B.................................          24
    21,200  Merita Ltd., Class A..............................         116
     1,100  Metra Oyj, Class B................................          26
     2,100  Nokia Oyj, Class K................................         150
     3,300  Outokumpu Oyj.....................................          40
       600  Pohjola Insurance Co., Class A....................          23
       500  Pohjola Insurance Co., Class B....................          19
     1,600  Sampo Insurance Co., Ltd., Class A................          52
       400  Stockmann AB, Class B Free........................          25
     7,000  UPM-Kymmene Oyj...................................         140
                                                                ----------
                                                                       733
                                                                ----------
  FRANCE (8.0%)
       958  Accor.............................................         178
     3,639  Alcatel Alsthom...................................         463
     7,617  Axa-UAP...........................................         589
     5,131  Banque Nationale de Paris.........................         273
       690  Bouygues..........................................          78
       808  Canal Plus........................................         150
       925  Carrefour.........................................         483
     2,150  Casino Guichard-Perrachon.........................         120
       701  Cie Bancaire......................................         113
     2,182  Cie de Saint Gobain...............................         310
     2,661  Cie Financiere de Paribas, Class A................         231
     3,088  Cie Generale des Eaux.............................         431
     3,041  Cie Generale des Establissements Michelin, Class
              B...............................................         153
     6,300  Elf Aquitaine.....................................         733
       725  Eridania Beghin-Say...............................         113
       275  Essilor International.............................          82
 (a)18,900  France Telecom....................................         686
     1,883  Groupe Danone.....................................         336
     1,819  Havas.............................................         131
       400  Imetal............................................          50
     3,240  L'Air Liquide.....................................         507
     2,342  Lafarge...........................................         154
     2,719  Lagardere S.C.A...................................          90
       755  Legrand...........................................         150
     1,635  L'OREAL...........................................         640
     2,100  LVMH Moet Hennessy Louis Vuitton..................         349
       200  Pathe.............................................          39
     1,650  Pernod Ricard.....................................          97

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
Active Country Allocation Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

ACTIVE COUNTRY ALLOCATION PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

                                                                  VALUE
  SHARES                                                          (000)
--------------------------------------------------------------------------

  FRANCE (CONT.)

       505  Pinault-Printemps-Redoute.........................  $      269
       470  Promodes..........................................         195
     1,250  PSA Peugeot Citroen...............................         158
     8,342  Rhone-Poulenc, Class A............................         374
       130  Sagem.............................................          58
     2,626  Sanofi............................................         292
     3,241  Schneider.........................................         176
       658  Simco (RFD).......................................          44
     1,650  Societe BIC.......................................         120
       100  Societe Eurafrance................................          41
     2,381  Societe Generale, Class A.........................         324
       175  Sodexho Alliance..................................          94
     (a)19  Sodexho Alliance..................................          10
     2,994  Suez Lyonnaise des Eaux...........................         331
     2,996  Thomson CSF.......................................          94
     5,754  Total, Class B....................................         626
     6,100  Usinor Sacilor....................................          88
     1,600  Valeo.............................................         109
                                                                ----------
                                                                    11,132
                                                                ----------
  GERMANY (9.0%)
     1,100  Adidas AG.........................................         145
    (a)750  AGIV AG...........................................          14
     5,050  Allianz AG........................................       1,303
     1,000  AMB AG............................................         110
    13,200  BASF AG...........................................         471
    16,150  Bayer AG..........................................         599
     6,100  Bayerische Hypotheken Bank AG.....................         296
     5,800  Bayerische Vereinsbank AG.........................         374
     1,300  Bilfinger & Berger Bau AG.........................          41
    (a)150  Brau Und Brunnen AG...............................          15
       600  CKAG AG...........................................          57
     1,800  Continential AG...................................          40
    11,900  Daimler-Benz AG...................................         840
     2,150  Degussa AG........................................         106
    11,250  Deutsche Bank AG..................................         787
    49,256  Deutsche Telekom AG...............................         912
    10,100  Dresdner Bank AG..................................         459
     1,185  Heidelberger Zement AG............................          83
     2,300  Hochtief AG.......................................          95
       250  Karstadt AG.......................................          86
  (a)1,150  Kloeckner-Humboldt-Deutz AG.......................           8
       250  Linde AG..........................................         152
     8,050  Lufthansa AG......................................         151
       300  MAN AG............................................          87
       850  Mannesmann AG.....................................         427
     4,150  Merck KGaA........................................         140
     5,976  Metro AG..........................................         212
     2,090  Muechener Rueck AG (Registered)...................         795
       400  Preussag AG.......................................         123
     7,850  RWE AG............................................         421
     1,400  SAP AG............................................         424
     1,800  Schering AG.......................................         174
    12,750  Siemens AG........................................         769
    (a)100  STRABAG AG........................................           7

                                                                  VALUE
  SHARES                                                          (000)
--------------------------------------------------------------------------

       800  Thyssen AG........................................  $      171
    11,550  VEBA AG...........................................         787
       856  Viag AG...........................................         469
       650  Volkswagen AG.....................................         363
                                                                ----------
                                                                    12,513
                                                                ----------
  ITALY (7.1%)
    39,762  Assicurazioni Generali S.p.A......................         977
    62,700  Banca Commerciale Italiana........................         218
    24,300  Banco Ambrosiano Veneto S.p.A.....................          93
     8,344  Benetton Group S.p.A..............................         136
     7,500  Cartiere Burgo....................................          45
   108,500  Credito Italiano..................................         334
    29,000  Edison S.p.A......................................         175
   343,000  ENI S.p.A.........................................       1,945
     4,800  Falck Acciaierie & Ferriere Lombarde..............          22
   158,950  Fiat S.p.A........................................         462
    34,980  Fiat S.p.A. Di Risp (NCS).........................          58
    11,500  Impregilo S.p.A...................................           9
    38,000  Istituto Bancario San Paolo.......................         363
    27,450  Istituto Mobiliare Italiano S.p.A.................         326
   181,900  Istituto Nazionale delle Assicurazioni............         369
    10,350  Italcementi S.p.A.................................          72
     7,300  Italcementi S.p.A. (RNC)..........................          22
    28,800  Italgas...........................................         119
    11,400  La Rinascente S.p.A...............................          85
    21,400  Magneti Marelli S.p.A.............................          37
    52,000  Mediaset S.p.A....................................         255
    22,000  Mediobanca S.p.A..................................         173
   125,574  Montedison S.p.A..................................         113
    41,900  Montedison S.p.A. Di Risp (NCS)...................          27
 (a)99,680  Olivetti S.p.A....................................          60
    66,920  Parmalat Finanziaria S.p.A........................          96
    73,000  Pirelli S.p.A.....................................         195
    16,260  R.A.S. S.p.A......................................         159
     1,705  R.A.S. S.p.A. (RNC)...............................          12
     5,900  SAI...............................................          66
    13,500  Sirti S.p.A.......................................          82
    28,000  Snia BPD S.p.A....................................          29
   154,444  Telecom Italia S.p.A..............................         987
 (a)39,534  Telecom Italia S.p.A. Di Risp (NCS)...............         174
   283,900  Telecom Italia Mobile S.p.A.......................       1,310
    67,500  Telecom Italia Mobile S.p.A. (RNC)................         192
                                                                ----------
                                                                     9,797
                                                                ----------
  JAPAN (18.9%)
     2,100  Advantest Corp....................................         119
    28,400  Ajinomoto Co......................................         277
 (a)16,600  Aoki Corp.........................................           5
     2,300  Aoyama Trading Co.................................          41
       900  Asahi Bank Ltd....................................           4
    16,600  Asahi Breweries Ltd...............................         242
    50,000  Asahi Chemical Industry Co., Ltd..................         169
    47,800  Asahi Glass Co., Ltd..............................         227
    60,000  Bank of Tokyo-Mitsubushi Ltd......................         828
       800  Bank of Yokohama Ltd..............................           2

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                                             Active Country Allocation Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

ACTIVE COUNTRY ALLOCATION PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

                                                                  VALUE
  SHARES                                                          (000)
--------------------------------------------------------------------------

  JAPAN (CONT.)

    16,600  Bridgestone Co....................................  $      360
    20,600  Canon, Inc........................................         480
     9,800  Casio Computer Co.................................          70
     5,400  Chiba Bank Ltd....................................          17
    16,600  Chugai Pharmaceuticals Co.........................          85
    19,600  Dai Nippon Printing Co., Ltd......................         368
    17,600  Daiei, Inc........................................          73
    16,600  Daikin Industries Ltd.............................          63
    16,600  Daiwa House Industry Co., Ltd.....................          88
    20,600  Denso Corp........................................         371
        98  East Japan Railway Co.............................         442
    10,800  Ebara Corp........................................         114
     7,200  Fanuc Ltd.........................................         273
     9,000  Fuji Photo Film Ltd...............................         345
    43,200  Fujitsu Ltd.......................................         464
    12,800  Furukawa Electric Co..............................          55
    22,600  Hankyu Corp.......................................         106
    16,600  Hazama Corp.......................................           8
    83,200  Hitachi Ltd.......................................         593
    21,000  Honda Motor Co....................................         771
       800  Industrial Bank of Japan Ltd......................           6
    10,800  Ito-Yokado Co., Ltd...............................         550
    52,000  Japan Airlines Co.................................         141
    42,000  Japan Energy Corp.................................          40
       600  Joyo Bank.........................................           2
     7,800  Jusco Co., Ltd....................................         110
    33,400  Kajima Corp.......................................          84
    22,300  Kansai Electric Power Co..........................         378
    29,000  Kao Corp..........................................         418
    26,400  Kawasaki Steel Corp...............................          36
    40,200  Kinki Nippon Railway Co., Ltd.....................         215
    33,400  Kirin Brewery Co., Ltd............................         243
    33,400  Komatsu Ltd.......................................         168
    50,000  Kubota Corp.......................................         132
    33,400  Kumagai Gumi Co...................................          18
     5,000  Kyocera Corp......................................         227
    16,600  Kyowa Hakko Kogyo Co., Ltd........................          72
    41,000  Long-Term Credit Bank of Japan Ltd................          66
    48,000  Marubeni Corp.....................................          84
     3,800  Marui Co., Ltd....................................          59
    50,000  Matsushita Electric Industrial Co., Ltd...........         732
    50,000  Mitsubishi Chemical Corp..........................          72
    44,000  Mitsubishi Corp...................................         347
    58,800  Mitsubishi Electric Corp..........................         151
    91,000  Mitsubishi Heavy Industries Ltd...................         379
    33,400  Mitsubishi Materials Corp.........................          54
    17,000  Mitsubishi Trust & Banking Co.....................         171
    48,800  Mitsui & Co.......................................         289
 (a)33,400  Mitsui Engineering & Shipbuilding Co., Ltd........          21
       400  Mitsui Fudosan Co., Ltd...........................           4
       200  Mitsui Trust & Banking Co., Ltd...................          --
    17,800  Mitsukoshi Ltd....................................          47
     5,000  Murata Manufacturing Co., Ltd.....................         126
    10,800  Mycal Corp........................................          90

                                                                  VALUE
  SHARES                                                          (000)
--------------------------------------------------------------------------

    28,400  NEC Corp..........................................  $      303
    16,600  NGK Insulators Ltd................................         148
    12,800  Nippon Express Co., Ltd...........................          64
    16,600  Nippon Fire & Marine Insurance Co.................          62
    15,800  Nippon Light Metal Co.............................          23
    16,600  Nippon Meat Packers, Inc..........................         226
    47,800  Nippon Oil Co.....................................         123
   185,000  Nippon Steel Co...................................         274
       250  Nippon Telegraph & Telephone Corp.................       2,146
    50,000  Nippon Yusen Kabushiki Kaisha.....................         137
    63,600  Nissan Motor Co...................................         263
    97,800  NKK Corp..........................................          78
    19,600  Odakyu Electric Railway Corp......................          85
    33,400  Oji Paper Co., Ltd. (New).........................         133
    73,600  Osaka Gas Co......................................         168
    16,600  Penta-Ocean Construction Co., Ltd.................          23
     4,000  Pioneer Electric Corp.............................          62
     1,000  Rohm Co...........................................         102
    44,000  Sakura Bank Ltd...................................         126
    12,800  Sankyo Co., Ltd...................................         289
    55,000  Sanwa Bank Ltd....................................         556
    50,000  Sanyo Electric Co., Ltd...........................         130
     3,800  Secom Co., Ltd....................................         243
     3,300  Sega Enterprises Ltd..............................          60
    16,600  Sekisui House Ltd.................................         107
    33,200  Sharp Corp........................................         229
     4,800  Shimano, Inc......................................          88
    23,600  Shimizu Corp......................................          55
     7,000  Shin-Etsu Chemical Co.............................         134
     7,000  Shiseido Co., Ltd.................................          95
       600  Shizuoka Bank Ltd.................................           6
    33,400  Showa Denko.......................................          29
     7,800  Sony Corp.........................................         693
    66,600  Sumitomo Chemical Co..............................         153
    31,400  Sumitomo Corp.....................................         176
    22,400  Sumitomo Electric Industries......................         306
     6,800  Sumitomo Forestry Co., Ltd........................          33
    15,800  Sumitomo Metal & Mining Co........................          52
    59,800  Sumitomo Metal Industries.........................          77
    16,600  Sumitomo Osaka Cement Co., Ltd....................          21
    33,400  Taisei Corp., Ltd.................................          55
     9,800  Taisho Pharmaceutical Co..........................         250
    20,600  Takeda Chemical Industries........................         587
    33,400  Teijin Ltd........................................          70
    23,400  Tobu Railway Co...................................          73
    12,000  Tohoku Electric Power Co., Inc....................         182
       800  Tokai Bank Ltd....................................           4
    50,000  Tokio Marine & Fire Insurance Co..................         567
    31,000  Tokyo Electric Power Co...........................         565
     2,000  Tokyo Electron Ltd................................          64
    66,600  Tokyo Gas Co......................................         151
    28,400  Tokyu Corp........................................         110
    22,600  Toppan Printing Co., Ltd..........................         294
    50,100  Toray Industries, Inc.............................         225
    16,600  Toto Ltd..........................................         106
    33,400  Toyoba Co.........................................          40

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
Active Country Allocation Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

ACTIVE COUNTRY ALLOCATION PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

                                                                  VALUE
  SHARES                                                          (000)
--------------------------------------------------------------------------

  JAPAN (CONT.)

    73,400  Toyota Motor Corp.................................  $    2,104
    33,400  Ube Industries Ltd................................          42
       600  Yamaichi Securities Co............................          --
                                                                ----------
                                                                    26,159
                                                                ----------
  NETHERLANDS (3.3%)
    19,017  ABN Amro Holding N.V..............................         370
     1,150  Akzo Nobel N.V....................................         198
     9,900  Elsevier N.V......................................         160
     1,200  Getronics N.V.....................................          38
       650  Heineken N.V......................................         113
    10,913  ING Groep N.V.....................................         460
     1,270  KLM Royal Dutch Airlines N.V......................          47
     7,133  Koninklijke Ahold N.V.............................         186
     1,500  Koninklijke KNP BT N.V............................          35
     6,348  Koninklijke PTT Nederland N.V.....................         265
       350  Nedlloyd Groep N.V................................           8
       301  Oce N.V...........................................          33
     4,800  Philips Electronics N.V...........................         288
    29,100  Royal Dutch Petroleum Co..........................       1,597
       539  Stork N.V.........................................          19
     9,800  Unilever N.V......................................         604
       985  Wolters Kluwer N.V................................         127
                                                                ----------
                                                                     4,548
                                                                ----------
  NORWAY (0.5%)
     1,400  Aker RGI ASA, Class A.............................          25
     1,200  Bergesen d.y. ASA, Class A........................          28
       500  Bergesen d.y. ASA, Class B........................          12
    11,900  Christiania Bank Og Kreditkasse...................          48
       700  Dyno Industrier ASA - Oslo........................          14
     1,100  Elkem ASA.........................................          15
     2,200  Hafslund ASA, Class A.............................          13
       500  Helikopter Services Group ASA.....................           6
       900  Kvaerner ASA......................................          46
       700  Leif Hoegh & Co. ASA..............................          14
  (a)3,000  NCL Holdings ASA..................................          11
     5,100  Norsk Hydro ASA...................................         248
       600  Norske Skogindustrier ASA, Class A................          17
     1,000  Orkla ASA, Class A................................          86
    (a)700  Petroleum Geo-Services ASA........................          44
  (a)6,200  Storebrand ASA....................................          44
       400  Unitor ASA........................................           5
                                                                ----------
                                                                       676
                                                                ----------
  PORTUGAL (1.4%)
     8,900  Banco Commercial Portugues (Registered)...........         182
     4,700  Banco Espirito Santo (Registered).................         140
     4,500  BPI SGPS (Registered).............................         109
     3,400  Banco Totta & Acores, Class B (Registered)........          67
       400  Cia de Seguros Tranquilidade (Registered).........          10
     4,700  Cimpor SGPS.......................................         123
       200  CIN...............................................          13
    (a)700  Sociedade de Construcoes Soares da Costa..........           5

                                                                  VALUE
  SHARES                                                          (000)
--------------------------------------------------------------------------

     1,100  Corticeira Amorim.................................  $       13
    20,800  EDP-Electricidade de Portugal.....................         394
       400  Engil-SGPS........................................           4
       700  INAPA-Investimentos Participacoes e Gestao........           8
     5,950  Jeronimo Martins SGPS.............................         189
     5,100  Portucel Industrial Empressa Produtora de
              Celulose........................................          31
    10,700  Portugal Telecom, (Registered)....................         496
     2,400  Sonae Investimentos...............................          97
       700  UNICER-Uniao Cervejeira...........................          10
                                                                ----------
                                                                     1,891
                                                                ----------
  SINGAPORE (0.8%)
 (a)32,000  Asia Food & Properties Ltd........................           5
    18,000  City Developments Ltd.............................          84
  (a)2,000  Creative Technology Ltd...........................          41
     5,000  Cycle & Carriage Ltd..............................          21
    22,000  DBS Land Ltd......................................          34
    11,000  Development Bank of Singapore Ltd. (Foreign)......          94
     7,000  First Capital Corp., Ltd..........................           6
     6,800  Fraser & Neave Ltd................................          30
    13,000  Hai Sun Hup Group Ltd.............................           5
    11,000  Hotel Properties Ltd..............................           7
     5,000  Inchcape Bhd......................................           8
    16,750  Keppel Corp., Ltd.................................          48
     2,000  Metro Holdings Ltd................................           2
     8,000  NatSteel Ltd......................................          11
    20,000  Neptune Orient Lines Ltd. (Foreign)...............           8
    19,560  Oversea-Chinese Banking Corp. (Foreign)...........         114
     4,000  Overseas Union Enterprise Ltd.....................          10
     8,000  Parkway Holdings Ltd..............................          18
     1,200  Robinson & Co., Ltd...............................           4
     3,600  Shangri-La Hotel Ltd..............................           7
    20,000  Singapore Airlines Ltd. (Foreign).................         131
     4,800  Singapore Press Holdings Ltd. (Foreign)...........          60
    17,000  Singapore Technologies Industrial Corp............          16
   141,000  Singapore Telecommunications Ltd..................         263
     8,000  Straits Trading Co., Ltd..........................          10
    34,000  United Industrial Corp., Ltd......................          13
    20,000  United Overseas Bank Ltd. (Foreign)...............         111
    13,000  United Overseas Land Ltd..........................          11
                                                                ----------
                                                                     1,172
                                                                ----------
  SPAIN (3.8%)
       435  Acerinox..........................................          64
     1,489  Aguas de Barcelona................................          61
        18  Aguas de Barcelona (New)..........................          --
     4,200  Argentaria........................................         256
     7,107  Autopistas Concesionaria Espanola.................          95
    22,500  Banco Bilbao Vizcaya (Registered).................         728
    11,000  Banco Central Hispano Americano...................         268
    16,000  Banco Santander...................................         535
       500  Corporacion Financiera Alba.......................          53
     1,890  Corporacion Mapfre................................          50

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                                             Active Country Allocation Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

ACTIVE COUNTRY ALLOCATION PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

                                                                  VALUE
  SHARES                                                          (000)
--------------------------------------------------------------------------

  SPAIN (CONT.)

     1,900  Dragados y Construccion...........................  $       40
     1,650  Ebro Agricolas....................................          29
       750  ENCE..............................................          10
    34,400  Endesa............................................         611
  (a)5,700  Ercros............................................           6
     2,200  Fomento Construction y Cantractas.................          84
     5,000  Gas Natural SDG...................................         259
    31,200  Iberdrola.........................................         411
       735  Inmobiliaria Metropolitana Vasco Central..........          33
       200  Portland Valderrivas..............................          18
    10,100  Repsol............................................         431
     1,200  Tabacalera, Class A...............................          97
    31,500  Telefonica de Espana..............................         899
     9,800  Union Electrica Fenosa............................          94
     1,750  Uralita...........................................          20
     1,467  Vallehermoso......................................          45
       750  Viscofan Envolturas Celulosicas...................          19
       284  Zardoya Otis......................................          33
                                                                ----------
                                                                     5,249
                                                                ----------
  SWEDEN (3.4%)
    24,400  ABB AB, Class A...................................         289
     4,500  AGA AB, Class A...................................          62
     3,700  AGA AB, Class B...................................          49
    49,633  Astra AB, Class A.................................         860
     4,650  Atlas Copco AB, Class A...........................         139
     2,600  Electrolux AB, Series B...........................         180
    30,300  Ericsson LM, Class B..............................       1,139
     1,300  Esselte AB, Class A...............................          25
     6,500  Hennes & Mauritz AB, Class B......................         287
     3,000  Securitas AB, Class B.............................          91
     3,900  Skandia Forsakrings AB............................         184
    17,600  Skandinaviska Enskilda Banken, Class A............         223
     4,400  Skanska AB, Class B...............................         180
     2,700  S.K.F. AB, Class B................................          57
    11,050  Stora Kopparbergs Bergslags AB, Class A...........         139
     6,800  Svenska Cellulosa AB, Class B.....................         153
     7,100  Svenska Handelsbanken, Class A....................         245
    16,900  Swedish Match AB..................................          56
     4,600  Trelleborg AB, Class B............................          58
    13,650  Volvo AB, Class B.................................         366
                                                                ----------
                                                                     4,782
                                                                ----------
  SWITZERLAND (7.6%)
       225  ABB AG............................................         283
       425  Adecco............................................         123
       135  Alusuisse-Lonza Holdings Ltd. (Registered)........         130
     6,150  CS Holding AG (Registered)........................         952
        25  Georg Fischer AG (Bearer).........................          34
       160  Holderbank Financiere Glarus AG, Class B
              (Bearer)........................................         130
       915  Nestle (Registered)...............................       1,371
     1,485  Novartis AG (Registered)..........................       2,410
        38  Roche Holding AG (Bearer).........................         585
       161  Roche Holding AG (Registered).....................       1,599

                                                                  VALUE
  SHARES                                                          (000)
--------------------------------------------------------------------------

        40  SGS Surveillance..................................  $       77
       120  SMH AG (Bearer)...................................          66
        90  Sulzer AG (Registered)............................          57
     1,760  Swiss Bank Corp. (Registered).....................         547
       340  Swiss Reinsurance (Registered)....................         636
     (a)80  SwissAir (Registered).............................         110
       450  Union Bank of Switzerland (Bearer)................         651
       540  Union Bank of Switzerland (Registered)............         156
       155  Valora Holding AG.................................          33
     1,100  Zuerich Versicherung (Registered).................         524
                                                                ----------
                                                                    10,474
                                                                ----------
  THAILAND (0.0%)
  (d)8,000  CMIC Finance & Securities PCL (Foreign)...........           1
 (d)18,600  General Finance & Securities PCL (Foreign)........           3
    10,657  Land & House Co., Ltd. (Foreign)..................           2
 (d)34,700  Siam City Bank PCL (Foreign)......................           2
 (d)14,600  TPI Polene PCL (Foreign)..........................           1
                                                                ----------
                                                                         9
                                                                ----------
  UNITED KINGDOM (17.3%)
    28,800  Abbey National plc................................         516
    14,400  Arjo Wiggins Appleton plc.........................          38
    10,300  Associated British Foods plc......................          90
    35,017  Barclays plc......................................         931
    22,700  Bass plc..........................................         352
    63,835  B.A.T. Industries plc.............................         581
    79,941  BG plc............................................         360
    14,454  BICC plc..........................................          41
    26,810  Blue Circle Industries plc........................         151
    14,470  BOC Group plc.....................................         238
    22,700  Boots Co. plc.....................................         327
    14,400  BPB Industries plc................................          81
    86,505  BTR plc...........................................         262
    10,275  British Aerospace plc.............................         293
    24,725  British Airways plc...............................         228
   118,323  British Petroleum Co. plc.........................       1,556
    33,000  British Sky Broadcasting plc......................         247
    41,200  British Steel plc.................................          88
   119,500  British Telecommunications plc....................         940
     6,226  Burmah Castrol plc................................         109
    51,472  Cable & Wireless plc..............................         453
    22,680  Cadbury Schweppes plc.............................         229
    16,540  Caradon plc.......................................          48
 (a)90,600  Centrica plc......................................         133
    18,543  Coats Viyella plc.................................          28
    14,396  Commercial Union plc..............................         201
    10,300  Courtaulds plc....................................          50
     2,116  De La Rue Co. plc.................................          14
    87,594  Diageo plc........................................         806
    10,289  EMI Group plc.....................................          86
         1  Energy Group plc..................................          --
    59,700  General Electric plc..............................         387
    12,415  GKN plc...........................................         254
    65,900  Glaxo Wellcome plc................................       1,559

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
Active Country Allocation Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

ACTIVE COUNTRY ALLOCATION PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

                                                                  VALUE
  SHARES                                                          (000)
--------------------------------------------------------------------------

  UNITED KINGDOM (CONT.)

    14,472  Granada Group plc.................................  $      221
    24,700  Great Universal Stores plc........................         311
    16,463  Guardian Royal Exchange plc.......................          89
    12,340  Hanson plc........................................          55
    26,800  Harrisons & Crosfield plc.........................          62
    45,288  HSBC Holdings plc.................................       1,118
    18,600  Imperial Chemical Industries plc..................         291
    24,719  Ladbroke Group plc................................         107
    16,500  Land Securities plc...............................         263
    16,500  Lasmo plc.........................................          75
    24,700  Legal & General Group plc.........................         216
   113,300  Lloyds TSB Group plc..............................       1,465
    16,496  Lonrho plc........................................          25
    72,100  Marks and Spencer plc.............................         710
    12,400  MEPC plc..........................................         104
    28,800  National Power plc................................         284
    16,870  Peninsular & Oriental Steam Navigation Co.........         192
    30,920  Pilkington plc....................................          65
    41,162  Prudential Corp. plc..............................         496
    18,500  Rank Group plc....................................         103
    12,416  Redland plc.......................................          70
    28,800  Reed International plc............................         289
    35,000  Reuters Holdings plc..............................         382
    12,400  Rexam plc.........................................          61
    24,748  Rio Tinto plc.....................................         305
     6,200  RMC Group plc.....................................          87
    28,828  Royal & Sun Alliance Insurance Group plc..........         290
    10,270  Royal Bank of Scotland Group plc..................         130
    18,527  Safeway plc.......................................         104
    32,923  Sainsbury (J) plc.................................         275
     4,100  Schroders plc.....................................         129
    20,630  Scottish Power plc................................         182
    41,200  Sears plc.........................................          36
    12,346  Sedgwick Group plc................................          29
    10,300  Slough Estates plc................................          58
   102,996  Smithkline Beecham plc............................       1,055
    10,338  Southern Electric plc.............................          86
    28,807  Tarmac plc........................................          54
    16,516  Taylor Woodrow plc................................          48
    39,120  Tesco plc.........................................         318
    14,452  Thames Water plc..................................         215
    10,328  Thorn plc.........................................          27
    10,317  TI Group plc......................................          79
    57,600  Unilever plc......................................         493
    14,386  United Utilities plc..............................         184
    67,956  Vodafone Group plc................................         490
    18,500  Zeneca Group plc..................................         650
                                                                ----------
                                                                    24,055
                                                                ----------
TOTAL COMMON STOCKS (Cost $108,000)...........................     116,631
                                                                ----------
PREFERRED STOCKS (0.9%)
  AUSTRALIA (0.1%)
    28,063  News Corp., Ltd...................................         139
                                                                ----------

                                                                  VALUE
  SHARES                                                          (000)
--------------------------------------------------------------------------

  AUSTRIA (0.0%)
       664  Bank Austria AG (New).............................  $       30
       500  Bank Austria AG-Vorzug............................          24
       100  Bau Holding AG....................................           4
                                                                ----------
                                                                        58
                                                                ----------
  FINLAND (0.3%)
     5,400  Nokia Oyj, Series A...............................         383
                                                                ----------
  GERMANY (0.4%)
     5,250  RWE AG............................................         225
     1,000  SAP AG............................................         325
                                                                ----------
                                                                       550
                                                                ----------
  ITALY (0.1%)
    53,900  Fiat S.p.A........................................          82
                                                                ----------
TOTAL PREFERRED STOCKS (Cost $1,052)..........................       1,212
                                                                ----------

  NO. OF
  RIGHTS
----------

RIGHTS (0.0%)
  AUSTRALIA (0.0%)
  (a)4,284  Crown Ltd., expiring 2/04/98......................          --
                                                                ----------
  NORWAY (0.0%)
  (a)3,000  NCL Holdings ASA..................................          --
                                                                ----------
  PORTUGAL (0.0%)
  (a)1,100  Jeronimo Martins SGPS, expiring 1/02/98...........          --
                                                                ----------
TOTAL RIGHTS (Cost $0)........................................          --
                                                                ----------

  NO. OF
 WARRANTS
----------

WARRANTS (0.0%)
  FRANCE (0.0%)
    (a)620  Casino Guichard-Perrachon, expiring 12/31/99......          13
  (a)4,333  Cie Generale des Eaux, expiring 5/02/01...........           3
                                                                ----------
                                                                        16
                                                                ----------
  HONG KONG (0.0%)
    (a)845  Peregrine Investment Holdings Ltd., expiring
              5/15/98.........................................          --
                                                                ----------
  ITALY (0.0%)
  (a)1,400  La Rinascente S.p.A., CW99, expiring 12/31/99.....           1
  (a)2,450  La Rinascente S.p.A., CW99, expiring 12/31/99.....           3
                                                                ----------
                                                                         4
                                                                ----------
  SINGAPORE (0.0%)
  (a)2,400  Asia Food & Properties Ltd., expiring 7/12/02.....          --
 (a)11,750  Keppel Land Ltd., expiring 12/20/00...............           3
                                                                ----------
                                                                         3
                                                                ----------
  SWITZERLAND (0.0%)
    (a)112  Roche Holding AG, expiring 5/05/98................          12
                                                                ----------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                                             Active Country Allocation Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

ACTIVE COUNTRY ALLOCATION PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

  NO. OF                                                          VALUE
 WARRANTS                                                         (000)
--------------------------------------------------------------------------
WARRANTS (CONT.)
  THAILAND (0.0%)
  (a)6,349  National Finance & Securities PCL, expiring
              11/15/99........................................  $       --
                                                                ----------
TOTAL WARRANTS (Cost $10).....................................          35
                                                                ----------

  NO. OF
  UNITS
----------

UNITS (0.1%)
  AUSTRALIA (0.1%)
    25,921  General Property Trust............................          46
    26,954  Westfield Trust...................................          51
                                                                ----------
TOTAL UNITS (Cost $98)........................................          97
                                                                ----------

   FACE
  AMOUNT
  (000)
----------

CONVERTIBLE DEBENTURES (0.1%)
  FRANCE (0.1%)
FRF      60 Sanofi 4.00%, 1/01/00.............................          74
        18  Simco 3.25%, 1/01/06..............................          16
                                                                ----------
TOTAL CONVERTIBLE DEBENTURES (Cost $53).......................          90
                                                                ----------
FIXED INCOME SECURITIES (0.0%)
  FRANCE (0.0%)
        62  Casino Guichard-Perrachon, Series XW, 4.50%,
              7/12/01.........................................          35
                                                                ----------
  ITALY (0.0%)
ITL   11,200 Mediobanca S.p.A., Series XW 4.50%, 1/01/00.......          6
                                                                ----------
TOTAL FIXED INCOME SECURITIES (Cost $33)......................          41
                                                                ----------
TOTAL FOREIGN SECURITIES (85.2%) (Cost $109,246)..............     118,106
                                                                ----------

SHORT-TERM INVESTMENT (12.3%)
  REPURCHASE AGREEMENT (12.3%)
$   17,041  Chase Securities, Inc. 5.95%, dated 12/31/97, due
              1/02/98, to be repurchased at $17,047,
              collateralized by U.S. Treasury Notes, 6.00%,
              due 6/30/99, valued at $17,409 (Cost $17,041)...      17,041
                                                                ----------
FOREIGN CURRENCY (0.4%)
ATS     10  Austrian Schilling................................           1
BEF     15  Belgian Franc.....................................          --
GBP      9  British Pound.....................................          15
FRF      8  French Franc......................................           1
 DEM    46  German Mark.......................................          25
IDR 115,705 Indonesian Rupiah.................................          21
ITL 212,542 Italian Lira......................................         120
JPY   1,025 Japanese Yen......................................           8
NLG     14  Netherlands Guilder...............................           7
PTE    960  Portuguese Escudo.................................           5
KRW 21,851  South Korean Won..................................          13
ESP   3,184 Spanish Peseta....................................          21


  AMOUNT                                                          VALUE
  (000)                                                           (000)
--------------------------------------------------------------------------

SEK     30  Swedish Krona.....................................  $        4
CHF    502  Swiss Franc.......................................         344
                                                                ----------
TOTAL FOREIGN CURRENCY (Cost $631)............................         585
                                                                ----------

TOTAL INVESTMENTS (97.9%) (Cost $126,918).....................     135,732
                                                                ----------
OTHER ASSETS (17.4%)
  Securities at Value, Held as Collateral for
    Securities Lending............................  $   20,612
  Net Unrealized Gain on Foreign Currency Exchange
    Contracts.....................................       1,544
  Margin Deposit on Futures Contracts.............       1,326
  Receivable for Daily Variation on Futures
    Contracts.....................................         419
  Dividends Receivable............................         205
  Foreign Withholding Tax Reclaim Receivable......          63
  Security Lending Income Receivable..............          14
  Interest Receivable.............................           3
  Other...........................................          12      24,198
                                                    ----------
LIABILITIES (-15.3%)
  Collateral on Securities Loaned.................     (20,612)
  Payable for Investments Purchased...............        (344)
  Investment Advisory Fees Payable................        (141)
  Custodian Fees Payable..........................         (41)
  Administrative Fees Payable.....................         (23)
  Security Lending Fees Payable...................         (18)
  Payable for Portfolio Shares Redeemed...........         (12)
  Directors' Fees & Expenses Payable..............          (9)
  Bank Overdraft..................................          (1)
  Other Liabilities...............................         (48)    (21,249)
                                                    ----------  ----------
NET ASSETS (100%).............................................  $  138,681
                                                                ----------
                                                                ----------

NET ASSETS CONSIST OF:
Paid in Capital...............................................  $  132,252
Distributions in Excess of Net Investment Income..............        (220)
Accumulated Net Realized Loss.................................      (4,098)
Unrealized Appreciation on Investments, Foreign Currency
  Translations and Futures Contracts..........................      10,747
                                                                ----------
NET ASSETS....................................................  $  138,681
                                                                ----------
                                                                ----------

CLASS A:
--------------------------------------------------------------
NET ASSETS....................................................    $138,667
NET ASSET VALUE, OFFERING AND REDEMPTION
  PRICE PER SHARE
  Applicable to 13,346,092 outstanding $0.001 par value shares
  (authorized 500,000,000 shares).............................      $10.39
                                                                ----------
                                                                ----------
CLASS B:
--------------------------------------------------------------
NET ASSETS....................................................         $14
NET ASSET VALUE, OFFERING AND REDEMPTION
  PRICE PER SHARE
  Applicable to 1,326 outstanding $0.001 par value shares
  (authorized 500,000,000 shares).............................      $10.48
                                                                ----------
                                                                ----------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
Active Country Allocation Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

ACTIVE COUNTRY ALLOCATION PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

------------------------------------------------------------
FOREIGN CURRENCY EXCHANGE CONTRACT INFORMATION:
   Under the terms of foreign currency exchange contracts open at December 31, 1997, the Portfolio is obligated to deliver or is to receive foreign currency in exchange for U.S. dollars as indicated below:

                                                                            NET
  CURRENCY TO                                IN EXCHANGE                 UNREALIZED
    DELIVER        VALUE     SETTLEMENT          FOR          VALUE     GAIN (LOSS)
     (000)         (000)        DATE            (000)         (000)        (000)
---------------   --------   -----------   ---------------   --------   ------------
ESP       3,141   $     21     1/02/98     U.S.$        21   $     21   $        --
IDR     115,705         21     1/02/98     U.S.$        21         21            --
U.S.$     1,250      1,250     1/16/98     DEM       2,145      1,193           (57)
U.S.$        55         55     1/16/98     DEM          95         53            (2)
U.S.$     3,409      3,409     1/16/98     DEM       5,797      3,226          (183)
DEM       8,037      4,472     1/16/98     U.S.$     4,589      4,589           117
U.S.$     1,100      1,100     1/21/98     FRF       6,313      1,050           (50)
U.S.$       206        206     1/21/98     FRF       1,178        196           (10)
U.S.$     2,425      2,425     1/21/98     ITL   4,145,237      2,343           (82)
FRF       7,491      1,246     1/21/98     U.S.$     1,285      1,285            39
ITL   4,523,160      2,556     1/21/98     U.S.$     2,644      2,644            88
ITL   3,772,946      2,132     1/21/98     U.S.$     2,203      2,203            71
JPY   1,284,947      9,891     1/29/98     U.S.$    10,687     10,687           796
JPY   1,588,688     12,239     2/05/98     U.S.$    13,387     13,387         1,148
U.S.$     5,090      5,090     2/05/98     JPY     605,048      4,662          (428)
NLG       1,028        508     2/12/98     U.S.$       530        530            22
ESP      40,905        269     2/12/98     U.S.$       280        280            11
U.S.$       535        535     2/12/98     NLG       1,028        509           (26)
U.S.$       282        282     2/12/98     ESP      40,905        269           (13)
AUD       1,703      1,111     2/19/98     U.S.$     1,210      1,210            99
ITL   1,426,260        806     2/19/98     U.S.$       838        838            32
NLG         709        351     2/19/98     U.S.$       367        367            16
SEK       9,767      1,232     2/19/98     U.S.$     1,295      1,295            63
GBP         909      1,490     2/19/98     U.S.$     1,512      1,512            22
U.S.$     2,042      2,042     2/19/98     ITL   3,453,780      1,952           (90)
U.S.$       368        368     2/19/98     NLG         709        351           (17)
U.S.$     9,418      9,418     2/19/98     GBP       5,582      9,152          (266)
JPY     144,843      1,119     2/26/98     U.S.$     1,185      1,185            66
JPY     275,339      2,128     2/26/98     U.S.$     2,230      2,230           102
DEM       2,905      1,620     2/26/98     U.S.$     1,715      1,715            95
U.S.$     1,700      1,700     2/26/98     DEM       2,905      1,620           (80)
U.S.$     3,096      3,096     2/26/98     JPY     398,473      3,079           (17)
SGD       1,763      1,042     3/05/98     U.S.$     1,091      1,091            49
U.S.$     1,108      1,108     3/05/98     SGD       1,763      1,042           (66)
FRF       6,380      1,065     3/16/98     U.S.$     1,089      1,089            24
DEM       2,220      1,240     3/16/98     U.S.$     1,268      1,268            28
U.S.$     1,859      1,859     3/16/98     FRF      11,038      1,842           (17)
U.S.$        33         33     3/16/98     JPY       4,185         32            (1)
SGD         432        255     3/23/98     U.S.$       262        262             7
U.S.$       250        250     3/23/98     SGD         432        255             5
JPY     250,430      1,951     4/20/98     U.S.$     2,000      2,000            49
                  --------                                   --------        ------
                  $ 82,991                                   $ 84,535   $     1,544
                  --------
                  --------                                   --------        ------
                                                             --------        ------

------------------------------------------------------------

(a)   --  Non-income producing security
(d)   --  Security valued at fair value -- see note A-1 to financial statements.
AUD   --  Australian Dollar
NCS   --  Non Convertible Shares
PCL   --  Public Company Limited
RFD   --  Ranked for Dividend
RNC   --  Non Convertible Savings Shares
SGD   --  Singapore Dollar

------------------------------------------------------------
FUTURES CONTRACTS:
At December 31, 1997 the following futures contracts were open:

                                                                                          NET
                                                                                      UNREALIZED
                                           NUMBER       AGGREGATE                    APPRECIATION
                                             OF        FACE VALUE     EXPIRATION    (DEPRECIATION)
                                         CONTRACTS        (000)          DATE            (000)
-
                                         ----------   -------------   -----------   ---------------
PURCHASES:
CAC 40 Index                                    21    FRF    12,637       Jan-98    $          112
FT-SE 100 Index                                 37    GBP     4,794       Mar-98               159
SALES:
OMX Index                                       42    SEK    10,118       Jan-98               (31)
Aust All Ord.                                   28    AUD     1,845       Mar-98               (22)
Milan MIB30 Index                                9    ITL 2,276,550       Mar-98               (69)
TOPIX Index                                     60    JPY   714,600       Mar-98               277
                                                                                             -----
                                                                                              $426
                                                                                             -----
                                                                                             -----

------------------------------------------------------------
            SUMMARY OF FOREIGN SECURITIES BY INDUSTRY CLASSIFICATION
                                  (UNAUDITED)

                                           VALUE     PERCENT OF
INDUSTRY                                   (000)     NET ASSETS
----------------------------------------------------------------
Capital Equipment......................  $  15,234         11.0%
Consumer Goods.........................     25,425         18.3
Energy.................................     12,170          8.8
Finance................................     26,137         18.9
Gold Mines.............................         50           --
Materials..............................     17,599         12.7
Multi-Industry.........................      2,457          1.8
Services...............................     19,034         13.7
                                         ---------          ---
                                         $ 118,106         85.2%
                                         ---------          ---
                                         ---------          ---

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                                             Active Country Allocation Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
ASIAN EQUITY PORTFOLIO

COMPOSITION OF NET ASSETS (AT DECEMBER 31, 1997)
--------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

China              4.5          %
Hong Kong         30.5          %
India              8.7          %
Indonesia          2.5          %
Korea              2.8          %
Malaysia           2.6          %
Philippines        6.1          %
Singapore         15.3          %
Taiwan            15.2          %
Thailand           3.4          %
Other              8.4          %

COMPARISON OF THE CHANGE IN VALUE OF A $500,000** INVESTMENT
---------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                  ASIAN EQUITY          MSCI COMBINED FAR
                                PORTFOLIO--CLASS
                                        A          EAST FREE EX-JAPAN INDEX(1)
7/01/91*                                 $500,000                     $500,000
10/31/91                                  483,500                      493,080
10/31/92                                  684,130                      676,180
12/31/92                                  658,030                      630,045
12/31/93                                1,353,595                    1,252,425
12/31/94                                1,139,550                    1,014,350
12/31/95                                1,217,837                    1,083,427
12/31/96                                1,260,340                    1,182,886
12/31/97                                  651,722                      644,909
* Commencement of operations
** Minimum Investment

In accordance with SEC regulations, Portfolio performance shown assumes that all recurring fees (including management fees) were deducted and all dividends and distributions were reinvested. The performance of Class B shares will vary based upon the different inception dates and fees assessed to that class.

MORGAN STANLEY CAPITAL INTERNATIONAL (MSCI)
COMBINED FAR EAST FREE EX-JAPAN INDEX(1)
----------------------------------------

                                      TOTAL RETURNS(2)
                        ---------------------------------------------
                                     AVERAGE ANNUAL   AVERAGE ANNUAL
                         ONE YEAR      FIVE YEARS     SINCE INCEPTION
                        -----------  ---------------  ---------------
PORTFOLIO -- CLASS
A.....................      -48.29%        -0.19%            4.16%
PORTFOLIO -- CLASS
B.....................      -48.48           N/A           -27.21
INDEX -- CLASS A......      -45.48          0.47             3.90
INDEX -- CLASS B......      -45.48           N/A           -23.01

1. The MSCI Combined Far East Free ex-Japan Index is an unmanaged index of common stocks and includes Indonesia, Hong Kong, Malaysia, the Philippines, Korea, Singapore, Taiwan and Thailand (includes dividends).

2. Total returns for the Portfolio reflect expenses waived and reimbursed, if applicable, by the Adviser. Without such waiver and reimbursement, total returns would be lower.

PAST PERFORMANCE IS NOT PREDICTIVE OF FUTURE PERFORMANCE.

------------------------------------------------------------
CERTAIN INFORMATION APPEARING IN THIS INVESTMENT OVERVIEW IS UNAUDITED. ACCORDINGLY, THE REPORT OF INDEPENDENT ACCOUNTANTS APPEARING ELSEWHERE IN THIS REPORT DOES NOT EXTEND TO THIS INFORMATION. THE COUNTRY SPECIFIC PERFORMANCE RESULTS PROVIDED ARE AS MEASURED BY THE MSCI COMBINED FAR EAST FREE EX-JAPAN INDEX AND ARE FOR INFORMATIONAL PURPOSES ONLY AND SHOULD NOT BE CONSTRUED AS A GUARANTEE OF THE PORTFOLIO'S FUTURE PERFORMANCE. PAST PERFORMANCE SHOWN IS NOT PREDICTIVE OF FUTURE PERFORMANCE. INVESTMENT RETURN AND PRINCIPAL VALUE WILL FLUCTUATE SO THAT AN INVESTOR'S SHARES, WHEN REDEEMED, MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST. PLEASE SEE THE PROSPECTUS FOR A DESCRIPTION OF CERTAIN RISK CONSIDERATIONS ASSOCIATED WITH INTERNATIONAL INVESTING.

The investment objective of the Asian Equity Portfolio is to seek long-term capital appreciation by investing primarily in equity securities which are traded on recognized exchanges of Hong Kong, Singapore, Malaysia, Thailand, Indonesia and the Philippines. The Portfolio may also invest in equity securities traded on markets in Taiwan, South Korea, India, Pakistan, Sri Lanka and other Asian developing markets which are open for foreign investment. The Portfolio does not intend to invest in securities which are principally traded in Japan or in companies organized under the laws of Japan.

For the year ended December 31, 1997, the Portfolio had a total return of -48.29% for the Class A shares and -48.48% for the Class B shares, as compared to a total return of -45.48% for the Morgan Stanley Capital International (MSCI) Combined Far East Free ex-Japan Index (the "Index"). For the five-year period ending December 31, 1997, the average annual total return for Class A was -0.19% compared to 0.47% for the Index. From inception on July 1, 1991 to December 31, 1997, the average annual total return of Class A was 4.16% compared to 3.90% for the Index. From inception on January 2, 1996 to December 31, 1997 the average annual total return of Class B was -27.21% compared to -23.01% for the Index

MARKET REVIEW

Asian markets witnessed a disastrous year in 1997, as the Index suffered its largest yearly decline since its inception. Of the core East Asian markets, not a single individual country managed a positive return for the year, as the region's best performers were Taiwan (-6.3%) and Hong Kong (-23.3%). Five of the nine countries encompassed within the Index suffered declines of more than 60%, led by Indonesia (-74.1%) followed by Thailand (-73.4%), Malaysia (-68.0%), Korea (-66.7%) and the Philippines (-62.6%).

Though the meltdown in the region can be traced to factors which existed in many countries, the collapse was precipitated by the de-pegging of the Thai baht on July 2, 1997, which subsequently forced the currency and equity markets into a vicious downward spiral. A large current account deficit coupled with unhedged U.S. dollar loans going into a property bubble first attracted the speculators who eventually triggered the depreciation of the currency. Despite a change of government and an IMF led bailout package, the equity market remains badly beaten,

--------------------------------------------------------------------------------
ASIAN EQUITY PORTFOLIO

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
ASIAN EQUITY PORTFOLIO (CONT.)
down close to 90% from its peak two years ago. Though the IMF has been successful in closing shaky financial institutions, a complete lack of confidence in the currency and illiquidity in the markets has led most international equity investors to desert Thailand.

The currency depreciation quickly spread to other Southeast Asian countries, most severely to Indonesia. Despite reasonably solid macroeconomic fundamentals, domestic and international holders of the currency quickly fled to U.S. dollars, forcing the rupiah down 56% by the year end. Indonesian corporates and banks with large exposure to U.S. dollar-denominated debt led the market down, as interest costs skyrocketed throughout the economy. The ensuing economic slowdown, as well as concerns over the health of Indonesia's ailing patriarch Suharto, allowed little upside to the equity market through year end.

The contagion effect which lashed Southeast Asia quickly spread to Northeast Asia with the Korean won depreciating by 47%. In the fourth quarter, the stock market declined sharply amidst concern over the credit quality of the financial sector and the ability of Korea to repay its foreign short-term obligations. Korea's downturn was a result of the excessive expansion and over-leverage by Korean chaebols, the business conglomerates of Korea, which comprise over 70% of GDP. Several large chaebols entered into court receivership including Sammi, Hanbo, Kia and Jinro with net debt to equity ratios well above 500%, respectively. In the latter part of the year, the IMF stepped in and Korea was forced to undertake quick liberalization and reform measures, including the opening of its capital markets.

Lastly, even Hong Kong did not remain unscathed from the regional turmoil. Though its currency board system allowed it to maintain the Hong Kong dollar peg to the U.S. dollar, the cost was levied through a rapid increase in interest rates. The equity market, dominated by interest sensitive stocks such as property and banks, reversed the 20% return it had made through September and plummeted to a final -25% performance for the year. Hong Kong property prices, among the most expensive in the world dropped 30% in 4 months, as asset deflation took the place of currency depreciation.

OUTLOOK

As the crash takes its initial victims in ASEAN to below 70% from their peaks, focus has now shifted to North-East Asia. The imminent demise of the Korean economy (the 11(th) largest in the world) as we know it today has finally awakened the world to the risk of a worldwide contagion and begun to elicit some concerted response from the U.S. and the international community.

At the same time, however, as the other currencies and markets fall, the remaining markets like Hong Kong, Singapore and Taiwan are looking more and more expensive and vulnerable. The risk in Hong Kong is that China is obviously slowing rapidly and its currency peg to the U.S. dollar is exacting a heavy toll on its economy. Should the U.S. equity markets crash, Hong Kong's position could become untenable.

Similarly, should China falter, Taiwan would be seriously impacted, and its problems compounded by the current weakness in the technology and electronics area. Any fallout in the electronics area will also be problematic for Singapore which is already contending with the devastation of its ASEAN partners and hinterland.

We would therefore look to reduce our Hong Kong and China exposure and seek to hedge our currency exposure to the Hong Kong dollar, the New Taiwan dollar and the Singapore dollar. Concurrently, we would be seeking to put money to work in selected stocks in the more devastated markets which are beginning to offer compelling values for the patient investor.

It is anticipated that 1998 will be a very difficult year for the region. The effect of the fallout in the regional markets is just beginning to filter through into the real economy and 1998 will be marked by corporate collapses and massive layoffs which are likely to cause many of the economies to descend into economic recessions and possible political and social unrest.

Although the currency turmoil and confidence crisis continues and there are no signs of the stock markets stabilizing, the speed at which some of the regional currencies and markets are sliding would seem to indicate a climatic condition.

--------------------------------------------------------------------------------
                                                          Asian Equity Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
ASIAN EQUITY PORTFOLIO (CONT.)

It is therefore our view that now is not the time for serious investors to exit these markets. Indeed, we believe investors with the luxury of a longer term horizon stand to reap considerable long term gains through capitalizing on this monumental meltdown in the Asian markets.

Our strategy would be to concentrate on identifying for acquisition, the companies and stocks that represent irreplaceable franchises which are currently available at bargain prices.

In closing, we are pleased to inform you that Vinod Sethi has joined Ean Wah Chin and assumed portfolio management responsibility for the Portfolio. As Managing Director in charge of our Bombay office, Vinod has expanded his duties to include oversight of all stock selection in Asia.

Ean Wah Chin
PORTFOLIO MANAGER

Vinod Sethi
PORTFOLIO MANAGER

January 1998

--------------------------------------------------------------------------------
ASIAN EQUITY PORTFOLIO

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

ASIAN EQUITY PORTFOLIO
--------------------------------------------------------------------------------

                                                                      VALUE
    SHARES                                                            (000)
-----------------------------------------------------------------------------

COMMON STOCKS (91.6%)
  CHINA (4.5%)
     3,299,000    Qingling Motors Co., Class H.....................  $  1,618
        61,340    Shenzhen Fangda Co., Ltd., Class B...............        70
  (a)4,901,000    Zhejiang Expressway Co., Ltd., Class H...........       993
  (a)2,029,000    Zhejiang Southeast Electric Power Co., Ltd.,
                    Class B........................................       653
     1,359,000    Zhenhai Refining & Chemical Co., Ltd., Class H...       566
                                                                     --------
                                                                        3,900
                                                                     --------
  HONG KONG (30.5%)
     1,228,000    Cheung Kong Holdings Ltd.........................     8,042
       785,000    China Light & Power Co., Ltd.....................     4,356
       615,000    Dao Heng Bank Group Ltd..........................     1,536
       206,000    HSBC Holdings plc................................     5,077
       602,000    Hutchison Whampoa Ltd............................     3,776
       966,000    Ng Fung Hong Ltd.................................     1,016
       379,400    Sun Hung Kai Properties Ltd......................     2,644
        23,000    Television Broadcasts Ltd........................        66
                                                                     --------
                                                                       26,513
                                                                     --------
  INDIA (8.7%)
       117,500    Bharat Heavy Electricals, Ltd....................     1,061
        31,500    Castrol (India) Ltd..............................       599
        20,000    Container Corp of India, Ltd.....................       214
        32,000    Housing Development Finance Corp.,
                    Ltd............................................     2,512
        37,600    Reckitt & Coleman of India Ltd...................       373
        61,450    Smithkline Beecham Pharmaceuticals (India)
                    Ltd............................................       838
       158,050    State Bank of India..............................       980
       130,000    Tata Engineering & Locomotive Co., Ltd...........       982
                                                                     --------
                                                                        7,559
                                                                     --------
  INDONESIA (2.5%)
        53,000    Bat Indonesia....................................       250
       203,500    Gudang Garam.....................................       310
     (a)45,400    Gulf Indonesia Resources Ltd.....................       999
       921,000    Telekomunikasi Indonesia.........................       490
     (d)17,900    Unilever Indonesia...............................        98
                                                                     --------
                                                                        2,147
                                                                     --------
  KOREA (2.8%)
     (e)16,167    Housing & Commercial Bank, Korea GDR.............        85
     (a)48,600    Korea Fund, Inc., (The)..........................       322
        15,645    LG Information & Communication Ltd...............       439
        22,020    Pohang Iron & Steel Co., Ltd.....................       614
           290    SK Telecom Co. Ltd...............................        88
      (a)1,000    Samsung Electronics Co. GDR......................        14
        39,878    Samsung Electronics Co...........................       903
                                                                     --------
                                                                        2,465
                                                                     --------
  MALAYSIA (2.6%)
       220,000    Dialog Group Bhd.................................       379
        44,000    Kuala Lumpur Kepong Bhd..........................        94
        25,000    Telekom Malaysia Bhd.............................        74


                                                                      VALUE
    SHARES                                                            (000)
-----------------------------------------------------------------------------

       744,000    Tenaga Nasional Bhd..............................  $  1,588
       117,000    United Engineers Bhd.............................        97
                                                                     --------
                                                                        2,232
                                                                     --------
  PHILIPPINES (6.1%)
     2,926,971    Ayala Land, Inc., Class B........................     1,156
       206,034    Manila Electric Co., Class B.....................       682
  (a)4,697,000    Music Corp.......................................     1,682
     6,997,000    SM Prime Holdings................................     1,037
       637,000    San Miguel Corp., Class B........................       778
                                                                     --------
                                                                        5,335
                                                                     --------
  SINGAPORE (15.3%)
     (a)73,600    Creative Technology Ltd..........................     1,619
       179,500    Development Bank of Singapore Ltd. (Foreign).....     1,537
       197,000    Electronic Resources Ltd.........................       201
    (a)384,000    Natsteel Electronics Ltd.........................       493
       559,378    Oversea-Chinese Banking Corp. (Foreign)..........     3,260
       396,000    Parkway Holdings Ltd.............................       895
       142,400    Singapore Press Holdings Ltd. (Foreign)..........     1,787
       573,200    United Overseas Bank Ltd. (Foreign)..............     3,187
       131,000    Venture Manufacturing (Singapore) Ltd............       366
                                                                     --------
                                                                       13,345
                                                                     --------
  TAIWAN (15.2%)
    (a)245,000    Asustek Computer, Inc............................     3,882
     (a)14,300    Asustek Computer, Inc. GDR.......................       228
       247,000    Cathay Construction Corp.........................       282
    (a)168,000    China Development Corp...........................       479
    (a)730,398    Compal Electronics...............................     2,127
        75,000    Delta Electronics, Inc...........................       299
     2,085,056    Far East Textile Ltd.............................     2,262
    (a)304,000    Hon Hai Precision Industry.......................     1,538
    (a)239,740    Kuoyang Construction.............................       452
     (a)58,000    Pou Chen Corp....................................       238
       604,200    Siliconware Precision Industries Co..............     1,426
                                                                     --------
                                                                       13,213
                                                                     --------
  THAILAND (3.4%)
        12,000    Advanced Info Service PCL (Foreign)..............        57
     (d)24,000    BEC World PLC (Foreign)..........................        96
   (a,d)95,000    Bangkok Expressway PCL (Foreign).................        53
    (d)174,000    CVD Entertainment PCL (Foreign)..................        91
       784,200    Eastern Water Resources Development & Management
                    PCL (Foreign)..................................       814
  (a,d)459,400    Nation Multimedia Group PCL
                    (Foreign)......................................       119
    (d)911,700    National Petrochemical PCL (Foreign).............       483
     (d)25,000    Siam Makro PCL (Foreign).........................        30
       554,270    Thai Farmers Bank PCL (Foreign)..................     1,007
     (d)33,000    Thai Storage Battery PCL (Foreign)...............        28
    (d)166,500    Thai Theparos Food Product PCL (Foreign).........       161
                                                                     --------
                                                                        2,939
                                                                     --------
TOTAL COMMON STOCKS (Cost $106,978)................................    79,648
                                                                     --------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                                                          Asian Equity Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

ASIAN EQUITY PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

    AMOUNT                                                            VALUE
    (000)                                                             (000)
-----------------------------------------------------------------------------

FOREIGN CURRENCY (1.7%)
INR      4,208    Indian Rupee.....................................  $    107
MYR         28    Malaysian Ringgit................................         7
PHP     21,144    Philippine Peso..................................       522
KRW    614,778    South Korean Won.................................       363
TWD      9,427    Taiwan Dollar....................................       289
THB     12,058    Thai Baht........................................       251
                                                                     --------
TOTAL FOREIGN CURRENCY (Cost $1,583)...............................     1,539
                                                                     --------
TOTAL INVESTMENTS (93.3%) (Cost $108,561)..........................    81,187
                                                                     --------

OTHER ASSETS (19.8%)
  Receivable for Investments Sold....................  $    9,319
  Securities at Value, Held as Collateral for
    Securities Lending...............................       7,197
  Net Unrealized Gain on Foreign Currency Exchange
    Contracts........................................         392
  Receivable for Portfolio Shares Sold...............         204
  Dividends Receivable...............................          37
  Security Lending Income Receivable.................          33
  Foreign Withholding Tax Reclaim Receivable.........          19
  Other..............................................          21      17,222
                                                       ----------
LIABILITIES (-13.1%)
  Collateral on Securities Loaned....................      (7,197)
  Bank Overdraft.....................................      (2,645)
  Payable for Portfolio Shares Redeemed..............      (1,108)
  Investment Advisory Fees Payable...................        (179)
  Payable for Investments Purchased..................         (96)
  Custodian Fees Payable.............................         (70)
  Security Lending Fees Payable......................         (36)
  Deferred Foreign Taxes Payable.....................         (28)
  Administrative Fees Payable........................         (18)
  Directors' Fees and Expenses Payable...............         (18)
  Distribution Fees Payable..........................          (2)
  Other Liabilities..................................         (41)    (11,438)
                                                       ----------  ----------
NET ASSETS (100%)................................................  $   86,971
                                                                   ----------
                                                                   ----------

NET ASSETS CONSIST OF:
Paid in Capital..................................................     183,074
Undistributed Net Investment Income..............................       2,300
Accumulated Net Realized Loss....................................     (71,344)
Unrealized Depreciation on Investments and Foreign Currency
  Translations (Net of accrual for foreign taxes of $28 on
  unrealized appreciation on investments)........................     (27,059)
                                                                   ----------
NET ASSETS.......................................................  $   86,971
                                                                   ----------
                                                                   ----------

                                                                     AMOUNT
                                                                     (000)
-----------------------------------------------------------------------------

CLASS A:
-----------------------------------------------------------------
NET ASSETS.......................................................     $85,503
NET ASSET VALUE, OFFERING AND REDEMPTION
  PRICE PER SHARE
  Applicable to 9,068,014 outstanding $0.001 par value shares
  (authorized 500,000,000 shares)................................       $9.43
                                                                   ----------
                                                                   ----------
CLASS B:
-----------------------------------------------------------------
NET ASSETS.......................................................      $1,468
NET ASSET VALUE, OFFERING AND REDEMPTION
  PRICE PER SHARE
  Applicable to 156,228 outstanding $0.001 par value shares
  (authorized 500,000,000 shares)................................       $9.40
                                                                   ----------
                                                                   ----------

------------------------------------------------------------
FOREIGN CURRENCY EXCHANGE CONTRACT INFORMATION:
   Under the terms of foreign currency exchange contracts open at December 31, 1997, the Portfolio is obligated to deliver foreign currency in exchange for U.S. dollars as indicated below:

                                              IN                       NET
   CURRENCY                                EXCHANGE                 UNREALIZED
  TO DELIVER      VALUE     SETTLEMENT        FOR        VALUE     GAIN (LOSS)
    (000)         (000)        DATE          (000)       (000)        (000)
--------------   --------   -----------   -----------   --------   ------------
HKD     34,754   $  4,485     1/2/98      U.S.$ 4,485   $  4,485   $        --
KRW    638,345        377     1/2/98      U.S.$   357        357           (20)
MYR      7,461      1,918     1/2/98      U.S.$ 1,917      1,917            (1)
PHP     21,101        521     1/2/98      U.S.$   520        520            (1)
SGD        956        569     1/2/98      U.S.$   570        570             1
KRW  1,533,000        900     2/25/98     U.S.$ 1,400      1,400           500
SGD     16,129      9,519     3/18/98     U.S.$ 9,432      9,432           (87)
                 --------                               --------         -----
                 $ 18,289                               $ 18,681   $       392
                 --------
                 --------                               --------   ------------
                                                        --------   ------------

------------------------------------------------------------

(a)   --  Non-income producing security
(d)   --  Security valued at fair value -- see note A-1 to financial statements.
(e)   --  144A Security -- certain conditions for public sale may exist.
GDR   --  Global Depositary Receipt
HKD   --  Hong Kong Dollar
PCL   --  Public Company Limited
SGD   --  Singapore Dollar

------------------------------------------------------------
              SUMMARY OF COMMON STOCKS BY INDUSTRY CLASSIFICATIONS
                                  (UNAUDITED)

                                          VALUE     PERCENT OF
INDUSTRY                                  (000)     NET ASSETS
---------------------------------------------------------------
Capital Equipment......................  $ 13,927         16.0%
Consumer Goods.........................    14,155         16.3
Energy.................................     6,625          7.6
Finance................................    33,887         39.0
Materials..............................     3,565          4.1
Multi-Industry.........................     4,192          4.8
Services...............................     3,297          3.8
                                         --------          ---
                                         $ 79,648         91.6%
                                         --------          ---
                                         --------          ---

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
Asian Equity Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
ASIAN REAL ESTATE PORTFOLIO

COMPOSITION OF NET ASSETS (AT DECEMBER 31, 1997)
--------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Australia           14.2          %
Hong Kong           52.6          %
Japan                8.9          %
New Zealand          1.6          %
Philippines          2.1          %
Singapore           18.0          %
Other                2.6          %

COMPARISON OF THE CHANGE IN VALUE OF A $500,000** INVESTMENT
---------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                      ASIAN REAL ESTATE            ASIAN REAL ESTATE
                                         PORTFOLIO--                  PORTFOLIO--               GPR LIFE FAR EAST
                                                                                              ASIA REAL ESTATE T.R.
                                           CLASS A                      CLASS B                      INDEX(1)
10/01/97*                                           $500,000                     $100,000                      $500,000
12/31/97                                             400,400                       80,300                       330,450
* Commencement of operations
** Minimum Investment--Class A

In accordance with SEC regulations, Portfolio performance shown assumes that all recurring fees (including management fees) were deducted and all dividends and distributions were reinvested. The performance of Class B shares will vary based upon the different fees assessed to that class. The GPR Life Far East Asia Real Estate T.R. value at December 31, 1997 assumes a minimum initial investment of $500,000; if a minimum initial investment of $100,000 (the minimum investment for Class B shares) is assumed, the value at December 31, 1997 would be $66,090.

PERFORMANCE COMPARED TO THE GPR LIFE
FAR EAST ASIA REAL ESTATE T.R. INDEX(1)
-----------------------------------

                                              TOTAL RETURN(2)
                                              SINCE INCEPTION
                                              ---------------
PORTFOLIO -- CLASS A(3).....................       -19.92%
PORTFOLIO -- CLASS B(3).....................       -19.70
INDEX.......................................       -33.91

1. The GPR Life Far East Asia Real Estate T.R. Index is a Far East market capitalization weighted index of listed property/real estate securities measuring total return.

2. Total returns for the Portfolio reflect expenses waived and reimbursed, if applicable, by the Adviser. Without such waiver and reimbursement, total returns would be lower.

3. The Portfolio commenced operations on October 1, 1997.

PAST PERFORMANCE IS NOT PREDICTIVE OF FUTURE PERFORMANCE.

------------------------------------------------------------

CERTAIN INFORMATION APPEARING IN THIS INVESTMENT OVERVIEW IS UNAUDITED. ACCORDINGLY, THE REPORT OF INDEPENDENT ACCOUNTANTS APPEARING ELSEWHERE IN THIS REPORT DOES NOT EXTEND TO THIS INFORMATION. THE COUNTRY SPECIFIC PERFORMANCE RESULTS PROVIDED ARE FOR INFORMATIONAL PURPOSES ONLY AND SHOULD NOT BE CONSTRUED AS A GUARANTEE OF THE PORTFOLIO'S FUTURE PERFORMANCE. PAST PERFORMANCE SHOWN IS NOT PREDICTIVE OF FUTURE PERFORMANCE. INVESTMENT RETURN AND PRINCIPAL VALUE WILL FLUCTUATE SO THAT AN INVESTOR'S SHARES, WHEN REDEEMED, MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST. PLEASE SEE THE PROSPECTUS FOR A DESCRIPTION OF CERTAIN RISK CONSIDERATIONS ASSOCIATED WITH INTERNATIONAL INVESTING.

The investment objective of the Asian Real Estate Portfolio is to provide long-term capital appreciation by investing primarily in equity securities of companies in the Asian real estate industry whose shares trade on recognized stock exchange in Asia and in equity securities of companies organized under the laws of an Asian country whose business is conducted principally in Asia.

For the period from October 1, 1997 (commencement of operations) through December 31, 1997, the Portfolio had a total return for Class A and Class B shares of -19.92% and -19.70%, respectively compared to -33.91% for the GPR Life Far East Asia Real Estate T.R. Index.

The contagion effect of the Asian currency debacle continued unabated into the final quarter of 1997. What was originally a Southeast Asian problem, quickly spread onto South Korea, Hong Kong and Japan, leading to the collapse of the Korean won, speculative attacks on the Hong Kong dollar and a sharp weakening of the Japanese yen. Equity markets punished governments whose policies disregarded economic reality. Investors confidence was shaken by a spate of corporate bankruptcies in Korea and Japan, as weaker Asian currencies eroded the debt servicing ability of corporations with huge foreign-currency denominated borrowings. Domestic economic conditions of Asian countries have continued to deteriorate as rising interest rates eliminate profits and purchasing power. Equity market valuations have adjusted for a higher risk premium of investing in Asia.

During the period, the Portfolio maintained overweight positions in Hong Kong, Singapore, and Australia. Mass residential housing in Hong Kong met with good sales after a swift 25.30% price cut by property developers. Hong Kong offers an attractive potential return as soon as the currency situation stabilizes because housing demand continued to be strong and buyers and sellers were quick to arrive at a new asset price clearing level. Demand for residential and commercial real estate in Singapore had slowed as a result of the currency turmoil and growing tension in Indonesia. The government on its part had cut back its land supply by 30% in 1997 and frozen land sales during the first half of 1998. We believe the supply-demand imbalance will be gradually restored. The risk-reward profile of property stocks appears favorable. Australia remains the least affected by the currency crisis, as stock prices remain stable with

--------------------------------------------------------------------------------
                                                     Asian Real Estate Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
ASIAN REAL ESTATE PORTFOLIO (CONT.)
improving office market yields. We continue to avoid markets plagued by external debt overhang, rising political risk and widespread corporate insolvency.

Although we expect the market to remain volatile in the near term, current share prices have already discounted sharp declines in asset prices throughout Asia. Attractive investment opportunities abound, especially in fundamentally sound economies like Hong Kong, Singapore and Australia. Stock selection is key. Our Portfolio is primarily focused on companies with a strong balance sheet, good operating cash flow and quality land banks to take advantage of either a technical or cyclical upswing when the currency crisis subsides.

Kiat Seng Seah
PORTFOLIO MANAGER

January 1998

--------------------------------------------------------------------------------
ASIAN REAL ESTATE PORTFOLIO

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

ASIAN REAL ESTATE PORTFOLIO
--------------------------------------------------------------------------------

                                                                   VALUE
  SHARES                                                           (000)
-------------------------------------------------------------------------

COMMON STOCKS (96.6%)
  AUSTRALIA (14.2%)
     39,000    Australian Growth Properties Ltd.................  $    23
  (a)23,000    Australand Holdings Ltd..........................       22
     58,000    BT Office Trust..................................       58
  (a)14,000    BT Sydney Development Trust......................       21
     42,000    Capital Property Trust...........................       63
     37,000    Grand Hotel Group................................       47
     13,000    Westfield Trust..................................       25
     69,000    Westpac Property Trust...........................       80
                                                                  -------
                                                                      339
                                                                  -------
  HONG KONG (52.6%)
     34,000    Cheung Kong Holdings Ltd.........................      223
    319,000    China Overseas Land & Investment.................       98
    200,000    China Resources Beijing Land.....................       95
    156,600    HKR International Ltd............................      115
     27,000    Henderson Land Development Co., Ltd..............      127
     30,000    Hysan Development Co., Ltd.......................       60
    180,000    Lai Sun Development Co., Ltd.....................       59
     49,000    New World Development Co., Ltd...................      169
     29,000    Sun Hung Kai Properties Ltd......................      202
     57,000    Wheelock & Co., Ltd..............................       67
 (a)480,000    Winsan (China) Investment Group Co., Ltd.........       38
                                                                  -------
                                                                    1,253
                                                                  -------
  JAPAN (8.9%)
     10,000    Mitsubishi Estate Co., Ltd.......................      109
      9,000    Mitsui Fudosan Co., Ltd..........................       87
      3,000    Sumitomo Realty & Development Co., Ltd...........       17
                                                                  -------
                                                                      213
                                                                  -------
  NEW ZEALAND (0.8%)
  (a)34,000    AMP NZ Office Trust..............................       20
                                                                  -------
  PHILIPPINES (2.1%)
 (a)123,000    Ayala Land, Inc., Class B........................       49
                                                                  -------
  SINGAPORE (18.0%)
     26,000    City Developments Ltd............................      121
     27,000    DBS Land Ltd.....................................       41
     49,000    Keppel Land Ltd..................................       68
     60,000    Marco Polo Developments Ltd......................       91
     93,000    Wing Tai Holdings Ltd............................      109
                                                                  -------
                                                                      430
                                                                  -------
TOTAL COMMON STOCKS (Cost $2,716)...............................    2,304
                                                                  -------

   FACE
  AMOUNT
   (000)
-----------

CONVERTIBLE DEBENTURE (0.8%)
  NEW ZEALAND (0.8%)
   NZD   34    AMP NZ Office Trust 7.50%, 6/30/03...............       20
                                                                  -------
TOTAL CONVERTIBLE DEBENTURE (Cost $20)..........................       20
                                                                  -------
TOTAL FOREIGN SECURITIES (97.4%) (Cost $2,736)..................    2,324
                                                                  -------

  AMOUNT                                                           VALUE
   (000)                                                           (000)
-------------------------------------------------------------------------

FOREIGN CURRENCY (5.0%)
JPY  13,459    Japanese Yen.....................................  $   103
TWD     516    Taiwan Dollar....................................       16
                                                                  -------
TOTAL FOREIGN CURRENCY (Cost $121)..............................      119
                                                                  -------

TOTAL INVESTMENTS (102.4%) (Cost $2,857).......................     2,443
                                                                 --------
OTHER ASSETS (4.7%)
Due from Adviser...................................  $       71
Net Unrealized Gain on Foreign Currency Exchange
  Contracts........................................          22
Dividends Receivable...............................          18       111
                                                     ----------
LIABILITIES (-7.1%)
Payable for Investments Purchased..................        (103)
Bank Overdraft.....................................         (11)
Custodian Fees Payable.............................          (8)
Administrative Fees Payable........................          (1)
Other Liabilities..................................         (46)     (169)
                                                     ----------  --------
NET ASSETS (100%)..............................................  $  2,385
                                                                 --------
                                                                 --------

NET ASSETS CONSIST OF:
Paid in Capital................................................  $  3,005
Distributions in Excess of Net Investment Income...............       (20)
Accumulated Net Realized Loss..................................      (211)
Unrealized Depreciation on Investments and Foreign Currency
  Translations.................................................      (389)
                                                                 --------
NET ASSETS.....................................................  $  2,385
                                                                 --------
                                                                 --------

CLASS A:
---------------------------------------------------------------
NET ASSETS.....................................................    $2,385
NET ASSET VALUE, OFFERING AND REDEMPTION
  PRICE PER SHARE
  Applicable to 300,517 outstanding $0.001 par value shares
  (authorized 500,000,000 shares)..............................     $7.94
                                                                 --------
                                                                 --------

------------------------------------------------------------
FOREIGN CURRENCY EXCHANGE CONTRACT INFORMATION:
   Under the terms of foreign currency exchange contracts open at December 31, 1997, the Portfolio is obligated to deliver foreign currency in exchange for U.S. dollars as indicated below:

                                                                  NET
CURRENCY TO                           IN EXCHANGE              UNREALIZED
  DELIVER      VALUE    SETTLEMENT        FOR        VALUE    GAIN (LOSS)
   (000)       (000)       DATE          (000)       (000)       (000)
------------   ------   -----------   ------------   ------   ------------
    SGD  729   $ 429      6/04/98     U.S.$   450    $ 450    $        21
    SGD  731     429      6/29/98     U.S.$   430      430              1
               ------                                ------           ---
               $ 858                                 $ 880    $        22
               ------
               ------                                ------           ---
                                                     ------           ---

------------------------------------------------------------

(a)   --  Non-income producing security
NZD   --  New Zealand Dollar
SGD   --  Singapore Dollar

------------------------------------------------------------
As of December 31, 1997, Class B had a Net Asset Value, Offering and Redemption Price Per Share, of $8.03, applicable to 1 outstanding $0.001 par value share (authorized 500,000,000 shares).

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                                                     Asian Real Estate Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

ASIAN REAL ESTATE PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

------------------------------------------------------------
            SUMMARY OF FOREIGN SECURITIES BY INDUSTRY CLASSIFICATION
                                  (UNAUDITED)

                                          VALUE    PERCENT OF
SECTOR DIVERSIFICATION                    (000)    NET ASSETS
--------------------------------------------------------------
Apartments.............................  $   113          4.7%
Diversified............................    1,380         57.9
Land...................................      296         12.4
Lodging/Leisure........................      137          5.7
Office and Industrial..................      373         15.6
Shopping Center........................       25          1.1
                                         -------          ---
                                         $ 2,324         97.4%
                                         -------          ---
                                         -------          ---

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
Asian Real Estate Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
EMERGING MARKETS PORTFOLIO

COMPOSITION OF NET ASSETS (AT DECEMBER 31, 1997)
--------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Argentina           2.6%
Brazil             15.6%
Canada              0.0%
Chile               0.7%
China               0.3%
Colombia            0.0%
Egypt               2.0%
Hong Kong           1.9%
Hungary             0.7%
India               8.4%
Indonesia           2.3%
Israel              3.0%
Korea               3.2%
Malaysia            2.9%
Mexico             11.3%
Morocco             0.5%
Pakistan            4.4%
Peru                0.5%
Philippines         1.8%
Poland              2.1%
Russia              7.9%
South Africa        6.2%
Taiwan              4.0%
Thailand            2.8%
Turkey              5.5%
United States       1.3%
Venezuela           0.5%
Zimbabwe            0.6%
Other               7.0%

COMPARISON OF THE CHANGE IN VALUE OF A $500,000** INVESTMENT
---------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                 EMERGING MARKETS        IFC GLOBAL TOTAL
                                PORTFOLIO--CLASS A  RETURN COMPOSITE INDEX(1)
9/25/92*                                  $500,000                    $500,000
10/31/92                                   505,500                     525,300
12/31/92                                   511,000                     527,370
12/31/93                                   950,000                     880,750
12/31/94                                   858,500                     878,950
12/31/95                                   748,870                     770,488
12/31/96                                   840,157                     831,280
12/31/97                                   831,503                     711,409
* Commencement of operations
** Minimum Investment

In accordance with SEC regulations, Portfolio performance shown assumes that all recurring fees (including management fees) were deducted and all dividends and distributions were reinvested. The performance of Class B shares will vary based upon the different inception dates and fees assessed to that class.
PERFORMANCE COMPARED TO THE IFC GLOBAL
TOTAL RETURN COMPOSITE INDEX(1)
-------------------------------------

                                      TOTAL RETURNS(2)
                        ---------------------------------------------
                                     AVERAGE ANNUAL   AVERAGE ANNUAL
                         ONE YEAR      FIVE YEARS     SINCE INCEPTION
                        -----------  ---------------  ---------------
PORTFOLIO -- CLASS
A.....................       -1.03%        10.23%           10.13%
PORTFOLIO -- CLASS
B.....................       -1.31           N/A             4.69
INDEX -- CLASS A......      -14.42          6.16             6.93
INDEX -- CLASS B......      -14.42           N/A            -4.08

1. The IFC Global Total Return Composite Index is an unmanaged index of common stocks and includes developing countries in Latin America, East and South Asia, Europe, the Middle East and Africa (includes dividends).
2. Total returns for the Portfolio reflect expenses waived and reimbursed, if applicable, by the Adviser. Without such waiver and reimbursement, total returns would be lower.
PAST PERFORMANCE IS NOT PREDICTIVE OF FUTURE PERFORMANCE.
------------------------------------------------------------

CERTAIN INFORMATION APPEARING IN THIS INVESTMENT OVERVIEW IS UNAUDITED. ACCORDINGLY, THE REPORT OF INDEPENDENT ACCOUNTANTS APPEARING ELSEWHERE IN THIS REPORT DOES NOT EXTEND TO THIS INFORMATION. THE COUNTRY SPECIFIC PERFORMANCE RESULTS PROVIDED IN THIS OVERVIEW ARE AS MEASURED BY THE MORGAN STANLEY CAPITAL INTERNATIONAL (MSCI) EMERGING MARKETS COUNTRY OR REGIONAL INDICES, ARE FOR INFORMATIONAL PURPOSES ONLY AND SHOULD NOT BE CONSTRUED AS A GUARANTEE OF THE PORTFOLIO'S FUTURE PERFORMANCE. PAST PERFORMANCE SHOWN IS NOT PREDICTIVE OF FUTURE PERFORMANCE. INVESTMENT RETURN AND PRINCIPAL VALUE WILL FLUCTUATE SO THAT AN INVESTOR'S SHARES, WHEN REDEEMED, MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST. PLEASE SEE THE PROSPECTUS FOR A DESCRIPTION OF CERTAIN RISK CONSIDERATIONS ASSOCIATED WITH INTERNATIONAL INVESTING.

The investment objective of the Emerging Markets Portfolio is to provide long-term capital appreciation by investing in equity securities of emerging country issuers.

For the year ended December 31, 1997, the Portfolio had a total return of -1.03% for the Class A shares and -1.31% for the Class B shares, as compared to a total return of -14.42% for the IFC Global Total Return Composite Index (the "Index"). For the five-year period ended December 31, 1997, the average annual total return for Class A was 10.23% as compared to 6.16% for the Index. From inception on September 25, 1992 to December 31, 1997, the average annual total return of Class A was 10.13% as compared to 6.93% for the Index. From inception on January 2, 1996 to December 31, 1997, the average annual total return of Class B was 4.69% as compared to -4.08% for the Index.

The currency crisis in Asia and the contagion effect of Asian devaluations triggered a collapse of practically every emerging market in the fourth quarter of 1997. The selling panic which ensued across all emerging markets left Asia down 33%, Latin America down 11% and Russia down 18%. Even India, insulated and isolated, was off 12% during the quarter. The Portfolio underperformed its benchmark during this period. Negatives included our overweight positions in Russia, Indonesia, Korea and Thailand.

For the year we outperformed the Index, as the Portfolio's Class A shares returned -1.03% vs. -14.42%. Country allocation drove performance, as overweights in Russia, India, Pakistan and Turkey, combined with underweights in Asia in general helped the relative results. We began easing into Asia in the third and fourth quarters of 1997 as we felt that both the currency and stock markets had dramatically overshot fair-value benchmarks. Asian markets are down 70% -- 85% from their highs and have discounted economic devastation and corporate bankruptcies. While we do believe that the near-term economic and earnings outlook for the Asian countries is grim, and that economic pain with its commensurate political convulsions are ahead (particularly in countries like Indonesia and Korea), we believe that the worst has been discounted in the prices of stocks and the currencies. These markets have been tremendously oversold, and in the face of such negative sentiment, any marginally positive news could ignite a huge rally in the region.

--------------------------------------------------------------------------------
                                                      Emerging Markets Portfolio

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[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
EMERGING MARKETS PORTFOLIO (CONT.)

We have been discriminating in the selection of both markets and stocks as we believe that the markets will bifurcate (as in Japan in the last few years). We envision a distinction between winners and losers as the era of "Asian Value" crony-capitalism comes to an end. We feel that Korea has the best chance of transforming its economy and its corporate structure for the benefit of the shareholder. World class companies such as Samsung Electronics, LG Semiconductors and Pohang Iron and Steel are at bargain basement levels. We are overweight Korea and concentrated in these stocks.

The closure of 56 out of 58 finance companies in Thailand last month signaled to us the start of the corporate restructuring that is inevitable in Thailand. After an agonizing six months it appears that the Thai government and the corporate sector have seen the writing on the wall as slow, fitful, ambivalent restructuring has begun. We are overweight Thailand since we feel that, although positive economic and corporate news will be scarce over the next year, the market in its discounting wisdom may have seen the worst.

Indonesia has fallen the furthest and the fastest of all Asian markets. Although this market is currently capitalized at 10% of its value in U.S. dollars from a year earlier, we hesitate to add to positions. While Indonesia is very cheap, it is deservedly so. The country is poised on a razor's edge as the fate of a country of 200 million people depends on the will of one man. The corrupt nexus between politics and business remains intractable, and it appears that no real progress on economic reform can be made with the current political regime. President Suharto has made some concessions and conciliatory noises under duress from the IMF and a phone call from President Clinton. However, a true embracing of the IMF reform package implies a fundamental reformation of the political system and abdication of economic largesse by the Suharto family. Resentment for the First Family, particularly toward the Suharto children, runs deep and may prove incendiary in the coming months. The scenario developing in Indonesia includes sharply higher inflation, a recession, a dramatic rise in unemployment, food shortages and an election. We maintain a neutral weight in Indonesia as the market is dramatically oversold. Although we expect a significant upward move from these levels, we would expect to sell into a rally, assuming no change in underlying fundamentals.

Malaysia has earned the dubious distinction of the "least-worst" Asian market. Its banking system is sound, politics stable and its corporate sector is in reasonable shape. Our hesitancy towards Malaysia has been valuation-based. Given the recent correction, we are in the process of increasing our long underweight position.

We are slightly underweight Latin America and expect to decrease our exposure even further. We remain upbeat on the government and corporate leadership witnessed during the post-Mexico devaluation crisis and the more recent Asian crisis. In Mexico, the consumer recovery continues and in Brazil the privatization program is moving ahead. However, the Brazilian real is perhaps one of the more overvalued currencies in the emerging market universe, and the high real interest rates required to support it in the aftermath of the Asian crisis will prove burdensome both for the corporate sector and for equity market performance. Mexico has performed spectacularly in the past 12 months as it has enjoyed the unique position of having taken its devaluation "medicine" early as well as being geographically situated to capitalize on the phenomenal strength of the U.S. economy. As a result, though, many of the Mexican stocks we own no longer offer compelling value, and will likely be trimmed to gain exposure to other investments in Asia.

We continue to view India and South Africa as a source of funds for our increased exposure in Asia. India is well underpinned by both valuations and corporate fundamentals; however, we believe that political uncertainty and slightly higher interest rates will cap some of the upside in the market.

In Europe, Russia has had a big correction after a stellar run. We continue to remain sanguine about its long term prospects but have trimmed our position a bit. Likewise, Turkey experienced tremendous returns over the last year, and remains one of the last markets that have yet to conquer inflation. Positive news on this front could trigger another move up. As valuations remain at attractive levels, we are overweight the Turkish market. Cash has built up and is slowly being redeployed as the entire asset class has been joltingly repriced significantly below fair value.

In closing, we are happy to inform you that we have added Tim Jensen to the Emerging Market team as a portfolio manager covering the Asian markets. Tim will be the point person in New York coordinating

--------------------------------------------------------------------------------
EMERGING MARKETS PORTFOLIO

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[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
EMERGING MARKETS PORTFOLIO (CONT.)
investments in the Asian markets for the global emerging market funds. He will work with our Singapore based team. Tim has eight years of investment experience and was most recently a partner at Ardsley. Additionally, Vinod Sethi, Managing Director in charge of our India investment team, has expanded his responsibilities to include oversight of stock selection in Asia. He will act as the CIO for the team in Asia and will maintain his responsibility for stock selection in India. Ean Wah Chin, Managing Director, is now Chairman of the overall investment management business for Asia ex-Japan.

Madhav Dhar
PORTFOLIO MANAGER

Robert L. Meyer
PORTFOLIO MANAGER

January 1998

--------------------------------------------------------------------------------
                                                      Emerging Markets Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

EMERGING MARKETS PORTFOLIO
--------------------------------------------------------------------------------

                                                                          VALUE
     SHARES                                                               (000)
----------------------------------------------------------------------------------

COMMON STOCKS (UNLESS OTHERWISE NOTED) (92.2%)
  ARGENTINA (2.6%)
            (a)6    Acindar, Class B.................................  $        --
      (a)119,870    Nortel ADR.......................................        3,057
         163,876    Telecom Argentina ADR............................        5,859
         619,465    Telefonica de Argentina ADR......................       23,075
         211,357    YPF ADR..........................................        7,226
                                                                       -----------
                                                                            39,217
                                                                       -----------
  BRAZIL (15.5%)
     609,989,448    Banco Bradesco (Preferred).......................        6,012
(a,d)295,998,880    Banco Nacional (Preferred).......................           13
      26,935,030    Brahma (Preferred)...............................       18,101
         296,000    Brahma ADR (Preferred)...........................        4,200
     307,152,993    CEMIG (Preferred)................................       13,345
       (e)84,361    CEMIG ADR........................................        3,628
          80,351    CEMIG ADR........................................        3,491
      12,714,900    Coteminas........................................        4,557
       (e)98,865    Coteminas........................................        1,639
   (a)38,011,600    CRT (Preferred)..................................       46,831
      (a)276,100    CVRD (Preferred).................................        5,554
         185,219    CVRD ADR (Preferred).............................        3,646
      11,559,000    Encorpar.........................................            9
      14,931,800    Itaubanco (Preferred)............................        8,027
       1,277,207    Light-Servicos de Eletricidade...................          532
       4,012,000    Lightpar.........................................        1,204
     119,019,000    Lojas Arapua (Preferred).........................          427
      (e)120,830    Lojas Arapua ADR (Preferred).....................          404
   (a)52,673,000    Lojas Renner (Preferred).........................        1,652
         198,559    Pao de Acucar ADR................................        3,847
   (a)39,236,000    Pao de Acucar ADR (Preferred)....................          717
       (e)98,915    Petrobras ADR....................................        2,362
      56,777,333    Petrobras (Preferred)............................       13,278
    (a,e)137,875    Rossi GDR........................................          672
      52,673,000    Telebras.........................................        5,357
     159,269,000    Telebras (Preferred).............................       18,167
         481,530    Telebras ADR.....................................       56,068
            (a)1    TELESP...........................................           --
         478,299    TELESP (Preferred)...............................          127
      (a)334,420    Unibanco GDR (Preferred).........................       10,764
                                                                       -----------
                                                                           234,631
                                                                       -----------
  CANADA (0.0%)
       2,085,038    International UNP Holdings Ltd...................          175
                                                                       -----------
  CHILE (0.7%)
         147,900    CCU ADR..........................................        4,345
          71,100    Enersis ADR......................................        2,062
         203,972    Santa Isabel ADR.................................        3,570
                                                                       -----------
                                                                             9,977
                                                                       -----------


                                                                          VALUE
     SHARES                                                               (000)
----------------------------------------------------------------------------------

  CHINA (0.3%)
       2,029,000    Qingling Motors Co., Class H.....................  $       995
       8,647,000    Zhejiang Expressway Co., Ltd., Class H...........        1,752
       3,331,000    Zhenhai Refining & Chemical Co., Ltd., Class H...        1,386
                                                                       -----------
                                                                             4,133
                                                                       -----------
  COLOMBIA (0.0%)
         989,763    Banco de Colombia................................          343
                                                                       -----------
  EGYPT (2.0%)
          54,000    Al-Ahram Beverages Co., GDR......................        1,499
          89,993    Ameriyah Cement Co...............................        2,103
         185,840    Commercial International Bank....................        3,750
      (a)175,500    Commercial International Bank GDR (Registered)...        3,672
         130,160    Eastern Tobacco..................................        3,022
          49,350    Egyptian Finance & Industrial....................        2,973
       (a)78,000    Helwan Cement....................................        1,570
          50,603    Industrial & Engineering.........................          848
          80,460    Madinet Nasr Housing & Development...............        5,202
          21,655    North Cairo Flour Mills Co.......................          617
           2,500    Paints & Chemical Industry.......................           80
         255,400    Paints & Chemical Industry GDR...................        2,554
         125,765    Torah Portland Cement............................        2,883
                                                                       -----------
                                                                            30,773
                                                                       -----------
  HONG KONG (1.9%)
         677,000    Cheung Kong Holdings Ltd.........................        4,434
         917,000    China Light & Power Co., Ltd.....................        5,089
       1,228,000    China Resources Enterprise Ltd...................        2,742
         202,600    HSBC Holdings plc................................        4,994
       3,573,000    Ng Fung Hong Ltd.................................        3,758
         643,000    Shanghai Industrial Holdings Ltd.................        2,390
         654,000    Sun Hung Kai Properties Ltd......................        4,557
                                                                       -----------
                                                                            27,964
                                                                       -----------
  HUNGARY (0.7%)
       (a)21,178    Borsod Chem Rt. GDR (Registered).................          763
           7,700    Gedeon Richter Rt................................          876
          28,300    Gedeon Richter Rt. GDR (Registered)..............        2,972
      (a)158,984    MOL Magyar Olaj-es Gazipari Rt. GDR
                      (Registered)...................................        3,879
       (a)49,300    OTP Bank Rt......................................        1,871
                                                                       -----------
                                                                            10,361
                                                                       -----------
  INDIA (8.3%)
        (a)7,570    Apollo Tyres Ltd.................................           15
             658    Associated Cement Cos., Ltd......................           23
       4,663,400    Bharat Heavy Electricals Ltd.....................       42,107
      (a)151,400    Bharat Pipes & Fittings Ltd., Class B............            2

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
Emerging Markets Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

EMERGING MARKETS PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

                                                                          VALUE
     SHARES                                                               (000)
----------------------------------------------------------------------------------

  INDIA (CONT.)

             300    Birla VXL Ltd....................................  $        --
          20,875    Carrier Aircon Ltd...............................          115
           8,031    Ceat Ltd.........................................            5
         209,490    Century Textiles and Industries Ltd..............          371
       1,058,400    Container Corp of India Ltd......................       11,340
          27,700    Dabur India Ltd..................................          147
      (a)475,450    DCL Polyesters Ltd...............................           42
         260,300    Esab India Ltd...................................          720
      (a,d)2,000    Federal Bank Ltd. (New)..........................            4
      (a)575,300    Garware Plastics & Polyester Ltd.,
                      Class A........................................          305
         347,700    Godrej Soaps Ltd.................................          303
             500    Great Eastern Shipping Co........................            1
             100    Gujarat Narmada Valley Fertilizers Co., Ltd......           --
      (a)635,421    Hero Honda Motors Ltd., Class B..................       14,958
          88,100    Hindustan Development Corp., Ltd.................           20
         113,386    Housing Development Finance Corp.................        8,902
         190,300    ICI India Ltd....................................          857
           4,500    Industrial Credit & Investment Corp..............            4
     (a,g)55,194    India Magnum Fund Ltd., (The) Class A............        2,125
   (a,f,g)78,000    India Magnum Fund Ltd., (The) Class A............        3,003
        (a)2,800    Indian Petrochemicals Corp., Ltd.................            5
      (a)726,601    Indo Rama Synthetics Ltd.........................          185
             140    Industrial Credit & Investment Corp. of India
                      Ltd............................................           --
         207,500    Infosys Technology Ltd...........................        6,525
             100    ITC Agrotech Ltd., Class B.......................           --
         544,063    ITC Bhadrachalam Paperboards Ltd.................          482
         330,467    ITC Ltd..........................................        5,214
    (a)1,288,662    JK Synthetics Ltd................................           53
         361,300    KEC International Ltd............................          249
         175,000    Kirloskar Cummins Ltd............................        2,121
         145,450    Lakme Ltd., Class B..............................        1,062
         145,800    Lakshmi Precision Screws.........................           45
           6,000    Mahanagar Telephone Nigam........................           39
             180    Mahavir Spinning Mills Ltd.......................           --
 (a,g)42,697,100    Morgan Stanley Growth Fund.......................        6,590
         136,581    MRF Ltd., Class B................................        6,736
          25,000    OM Sindoori Hotels Ltd...........................           26
             130    PCS Data Products Ltd., Class B..................           --
         223,300    Patheja Forgings & Auto Parts, Class B...........           37
      (a)218,440    Philips India Ltd................................          362
          (a)625    Raymond Ltd......................................            1
         190,900    Shanti Gears Ltd.................................          409
         180,800    Shriram Honda Power Equipment, Class B...........        1,266
       (a)45,000    Sri Venkatesa Mills Ltd..........................           65
       1,082,500    State Bank of India Ltd..........................        6,710

                                                                          VALUE
     SHARES                                                               (000)
----------------------------------------------------------------------------------

          67,000    Sudarshan Chemical Industries Ltd................  $        93
         258,150    Supreme Industries Ltd...........................        1,199
           1,221    Tata Engineering & Locomotive Ltd., Class A......            9
              50    Tata Hydro-Electric Power Supply Co..............           --
              50    Tata Iron and Steel Co., Ltd.....................           --
         196,017    Tube Investments of India........................          173
         941,000    Uttam Steels Ltd., Class A.......................          150
             100    Videocon International Ltd., Class A.............           --
          10,450    Wartsila Diesel Ltd..............................           41
                                                                       -----------
                                                                           125,216
                                                                       -----------
  INDONESIA (2.3%)
       3,592,000    Astra International..............................          931
 (a,d)18,273,808    Astra International (Foreign)....................        4,735
 (a,d)28,603,960    Bank International Indonesia (Foreign)...........        1,690
   (d)16,409,400    Bank Negara Indonesia (Foreign)..................        1,566
         711,600    Barito Pacific Timber (Foreign)..................          204
       2,825,569    Bimantara Citra (Foreign)........................          539
       1,359,400    Citra Marga Nusaphala Persada....................          148
         412,504    Daya Guna Samudera...............................          313
         379,500    Gudang Garam.....................................          578
    (d)3,973,841    Gudang Garam (Foreign)...........................        6,051
          34,900    Gulf Indonesia Resources Ltd.....................          768
    (d)2,473,000    Hanjaya Mandala Sampoerna (Foreign)..............        1,866
   (d)12,964,855    Indah Kiat Pulp & Paper Corp. (Foreign)..........        2,298
  (a,d)5,622,000    Indofood Sukses Makmur (Foreign).................        1,840
      (d)303,900    London Sumatra Indonesia.........................          173
  (a,d)1,483,000    Matahari Putra Prima (Foreign)...................          121
   (d)10,849,000    Mayora Indah (Foreign)...........................          937
         431,500    Tambang Timah....................................          463
    (d)9,383,000    Putra Surya Multidana (Foreign)..................          896
       9,464,000    Telekomunikasi Indonesia.........................        5,033
          53,300    Telekomunikasi Indonesia ADR.....................          590
    (d)6,216,300    Telekomunikasi Indonesia (Foreign)...............        3,306
                                                                       -----------
                                                                            35,046
                                                                       -----------
  ISRAEL (3.0%)
    (a)2,208,000    Bank Hapoalim Ltd. (Registered)..................        5,300
         413,803    Elbit Systems Ltd................................        5,463
           5,250    First International Bank of Israel, Class 1......          717
           7,680    First International Bank of Israel, Class 5......        5,637
         113,485    Koor Industries Ltd..............................       12,577
         469,000    Osem Investment Ltd..............................        2,271
       4,198,150    Supersol Ltd.....................................       11,904
         122,100    Supersol Ltd ADR.................................        1,717
                                                                       -----------
                                                                            45,586
                                                                       -----------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                                                      Emerging Markets Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

EMERGING MARKETS PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

                                                                          VALUE
     SHARES                                                               (000)
----------------------------------------------------------------------------------
  KOREA (3.2%)
         235,820    Hansol Paper Co., Ltd............................  $     1,036
    (a,e)260,361    Housing & Commercial Bank Korea..................        1,751
         448,221    Housing & Commercial Bank Korea GDR..............        2,351
         405,100    Korea Fund, Inc..................................        2,684
         358,458    LG Information & Communication Ltd...............       10,045
         239,000    Pohang Iron & Steel Co., Ltd.....................        6,666
      (d)258,150    Pohang Iron & Steel Co., Ltd. ADR................        7,200
      (a)437,820    Samsung Electronics Co...........................        9,918
         258,354    Samsung Electronics Co. GDR (New)................        3,669
        (d)8,997    Telecom Co., Ltd.................................        2,716
                                                                       -----------
                                                                            48,036
                                                                       -----------
  MALAYSIA (2.9%)
         568,800    AMMB Holdings Bhd................................          373
         144,000    Berjaya Sports Toto Bhd..........................          368
         202,000    Carlsberg Brewery Malaysia Bhd...................          649
       1,338,000    Commerce Asset Holdings Bhd......................          640
       1,010,200    Genting Bhd......................................        2,532
       1,922,000    Golden Hope Plantations Bhd......................        2,224
       1,014,000    IOI Corp. Bhd....................................          328
       1,204,000    Kuala Lumpur Kepong Bhd..........................        2,585
       1,352,000    Magnum Corp. Bhd.................................          813
       1,253,600    Malayan Banking Bhd..............................        3,642
       1,269,000    Malayan United Industries Bhd....................          222
         491,000    Malaysian International Shipping Corp. Bhd
                      (Foreign)......................................          720
         156,000    Malaysian Pacific Industries Bhd.................          375
         385,000    Nestle Bhd.......................................        1,782
         252,000    New Straits Times Press Bhd......................          312
         415,000    Perusahaan Otomobil Nasional Bhd.................          405
       1,502,000    Petronas Gas Bhd.................................        3,418
         503,000    Rashid Hussain Bhd...............................          391
         479,000    Resorts World Bhd................................          807
       2,062,000    RHB Capital Bhd..................................          997
         492,000    R.J. Reynolds Bhd................................          803
         498,000    Rothmans of Pall Mall Bhd........................        3,873
       2,626,000    Sime Darby Bhd...................................        2,525
         838,000    Technology Resources Industries Bhd..............          496
       2,039,000    Telekom Malaysia Bhd.............................        6,029
       2,659,000    Tenaga Nasional Bhd..............................        5,674
       1,708,000    United Engineers Bhd.............................        1,423
                                                                       -----------
                                                                            44,406
                                                                       -----------
  MEXICO (11.3%)
         397,452    Apasco...........................................        2,737
    (a)1,244,479    Banacci, Class B.................................        3,729
      (a)966,103    Banacci, Class L.................................        2,493


                                                                          VALUE
     SHARES                                                               (000)
----------------------------------------------------------------------------------

      (a)846,000    Bancomer, Class B................................  $       550
    (a,e)326,595    Bancomer, Class B ADR............................        4,225
      (a)747,338    Cemex CPO........................................        3,384
         940,462    Cemex CPO ADR....................................        8,464
         146,858    Cifra, Class A...................................          361
         142,485    Cifra, Class B...................................          350
         256,080    Cifra, Class B ADR...............................          629
       1,158,857    Cifra, Class C...................................        2,602
       5,206,197    FEMSA, Class B...................................       41,856
       4,531,961    Kimberly-Clark, Class A..........................       21,535
      (a)747,803    Televisa CPO GDR.................................       28,931
         707,645    Telmex, Class L ADR..............................       39,672
         402,450    TV Azteca ADR....................................        9,080
                                                                       -----------
                                                                           170,598
                                                                       -----------
  MOROCCO (0.5%)
          82,900    SNI Maroc, Series `V' (Bearer)...................        7,101
                                                                       -----------
  PAKISTAN (4.4%)
        (a)3,162    D.G. Khan Cement Ltd.............................            1
          32,800    Engro Chemical Ltd...............................           85
       6,639,600    Fauji Fertilizer Co., Ltd........................       12,712
   (a)10,043,700    Hub Power Co.....................................       13,078
      (a)327,860    Karachi Electric Supply Corp.....................          177
    (a)1,377,865    Pakistan State Oil Co., Ltd......................       11,726
       (a)38,350    Pakistan Telecommunications Corp. GDS............        2,646
      29,528,600    Pakistan Telecommunications Corp., Class A.......       22,311
    (a)4,893,654    Sui Northern Gas.................................        2,991
                                                                       -----------
                                                                            65,727
                                                                       -----------
  PERU (0.5%)
              47    Cementos Lima....................................           --
         351,960    Tel Peru, Class B ADR............................        8,205
                                                                       -----------
                                                                             8,205
                                                                       -----------
  PHILIPPINES (1.8%)
      13,409,500    Ayala Corp.......................................        5,215
       1,723,520    Ayala Land, Inc., Class B........................          681
       2,840,720    C&P Homes, Inc...................................          166
       2,311,950    Filinvest Land, Inc..............................           91
       1,571,270    Manila Electric Co., Class B.....................        5,199
       1,512,240    Metro Pacific Corp...............................           42
         145,068    Metropolitan Bank & Trust Co.....................          976
       2,075,750    Petron Corp......................................          172
         346,170    Philippine Long Distance Telephone Co............        7,522
          26,100    Phillipine Long Distance Telephone Co., ADR......          587
          71,500    Philippine National Bank.........................          157
       3,176,360    San Miguel Corp., Class B........................        3,882
      18,875,000    SM Prime Holdings, Inc...........................        2,796
                                                                       -----------
                                                                            27,486
                                                                       -----------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
Emerging Markets Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

EMERGING MARKETS PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

                                                                          VALUE
     SHARES                                                               (000)
----------------------------------------------------------------------------------
  POLAND (2.1%)
      (a)233,000    Agros Holding, Class C...........................  $     4,825
          38,860    Bank Slaski......................................        2,150
          72,900    Bank of Handlowy W Warszawie.....................          931
    (a)1,650,000    BIG Bank Gdanski.................................        1,615
         194,000    BIG Bank Gdanski GDR.............................        3,007
          68,000    BRE Bank.........................................        1,408
         160,560    Debica...........................................        3,917
       (a)33,400    Eastbridge NV....................................        2,245
         727,000    Elektrim.........................................        7,033
      (a)188,468    Exbud............................................        1,764
      (a)373,740    Mostostal Exports................................          944
         491,000    Polifarb Wroclaw.................................        2,326
                                                                       -----------
                                                                            32,165
                                                                       -----------
  RUSSIA (7.8%)
    (a,d)592,359    Alliance Cellulose Ltd...........................        2,358
      54,736,000    Unified Energy Systems (2nd Issue)...............       16,421
    (a,d)400,000    Global Tele-Systems Group, Inc. (Registered).....        8,000
   (a)13,765,000    Irkutskenergo....................................        2,712
      (a)214,733    Lukoil Holding...................................        4,960
    (a,e)138,153    Lukoil Holding ADR...............................       12,745
       6,523,333    Mosenergo ADR....................................        8,278
   (d)37,259,635    Mustcom..........................................       31,671
      (a)813,200    Rostelecom (New).................................        2,887
    (a,d)317,851    Russian Telecom Development Corp.................        1,510
         406,000    Surgutneftgaz ADR................................        4,150
   (d)21,882,643    Svyaz Finance....................................       19,038
       (a)26,300    Tatneft ADR......................................        3,737
                                                                       -----------
                                                                           118,467
                                                                       -----------
  SOUTH AFRICA (6.1%)
         563,400    Barlow Rand Ltd..................................        4,781
         192,312    Bidvest Group Ltd................................        1,591
          33,000    Coronation Holdings Ltd..........................          498
          90,900    Coronation Holdings Ltd. (New)...................        1,324
       1,078,300    Ellerine Holdings Ltd............................        6,957
         564,968    Foodcorp Ltd.....................................        2,902
         842,400    Forbes Group Ltd.................................        1,558
    (a)1,608,300    Illovo Sugar Ltd.................................        2,743
       2,020,275    Malbak Ltd.......................................        1,972
      (g)224,490    Morgan Stanley Africa Investment Fund, Inc.......        2,582
       2,537,470    NBS Boland Group Ltd.............................        6,283
       7,974,500    New Africa Investments Ltd., Class N.............        7,620
       1,903,300    Orion Selections Holdings Ltd....................        4,889
       1,287,000    Orion Selections Ltd.............................        2,777
         549,700    Persetel Holdings Ltd............................        3,016

                                                                          VALUE
     SHARES                                                               (000)
----------------------------------------------------------------------------------

       4,250,000    Protea Furnishers Ltd............................  $     2,113
       1,710,500    Rembrandt Group Ltd..............................       12,478
       2,358,400    Sasol Ltd........................................       24,667
         800,000    Spur Holdings Ltd................................          995
                                                                       -----------
                                                                            91,746
                                                                       -----------
  TAIWAN (4.0%)
    (a)1,604,000    Asustek Computer, Inc............................       25,418
       3,008,000    Cathay Construction Corp.........................        3,430
    (a)1,916,759    Compal Electronics...............................        5,581
       9,838,441    Far Eastern Textile Ltd..........................       10,675
       1,693,000    Hon Hai Precision Industry.......................        8,562
       2,905,200    Siliconware Precision Industries Co..............        6,857
                                                                       -----------
                                                                            60,523
                                                                       -----------
  THAILAND (2.8%)
          66,500    Advance Agro PCL.................................           56
         158,200    Advance Agro PCL (Foreign).......................          132
       1,157,650    Advanced Info Service PCL (Foreign)..............        5,530
         116,800    Bangkok Bank PCL (Foreign).......................          291
    (d)6,396,800    Bangkok Expressway PCL (Foreign).................        3,554
          26,700    Bank of Ayudhya PCL (Foreign)....................           11
      (d)305,500    BEC World PCL (Foreign)..........................        1,218
      (d)818,000    Central Pattana PCL (Foreign)....................          255
      (d)412,900    Delta Electronics PCL (Foreign)..................        3,396
         226,700    Electricity Generating PCL (Foreign).............          424
      (d)715,000    Grammy Entertainment PCL (Foreign)...............        3,118
       3,206,200    Industrial Finance Corp. of Thailand PCL
                      (Foreign)......................................          493
    (a,d)224,000    Lanna Lignite PCL (Foreign)......................          456
       2,469,000    National Finance & Securities PCL (Foreign)......          456
    (d)2,433,400    National Petrochemical PCL (Foreign).............        1,289
         830,700    PTT Exploration & Production PCL (Foreign).......        9,558
       1,048,400    Shinawatra Computer Co. PCL (Foreign)............        3,484
          34,600    Siam Cement PCL (Foreign)........................           38
       4,082,533    Siam Commercial Bank PCL (Foreign)...............        4,663
         126,500    TelecomAsia Corp. PCL (Foreign)..................           24
    (d)1,881,000    Thai Airways International PCL (Foreign).........        2,031
      (d)268,100    Thai Engine Manufacturing PCL (Foreign)..........          451
         336,200    Thai Farmers Bank PCL (Foreign)..................          611
          68,600    Thai Petrochemical Industry PCL..................            7
       1,569,900    United Communication Industry PCL (Foreign)......          636
                                                                       -----------
                                                                            42,182
                                                                       -----------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                                                      Emerging Markets Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

EMERGING MARKETS PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

                                                                          VALUE
     SHARES                                                               (000)
----------------------------------------------------------------------------------
  TURKEY (5.5%)
      62,099,500    Arcelik..........................................  $     5,843
      84,122,100    Ege Biracilik....................................        7,611
      43,205,000    Erciyas Biracilik................................        6,046
     116,214,000    Eregli Demir Celik...............................       17,944
         927,000    Migros Turk T.A.S................................          839
      74,655,208    Turkiye Garanti Bankasi A.S......................        3,692
         212,010    Turkiye Garanti Bankasi A.S. ADR.................        1,049
      60,437,000    Vestel Elektronik Sanayi Ve Ticaret A.S..........        4,957
  (a)925,996,710    Yapi Ve Kredi Bankasi A.S........................       35,297
                                                                       -----------
                                                                            83,278
                                                                       -----------
  UNITED STATES (0.9%)
        (a,d)990    Storyfirst Communications, Inc., Class C.........        1,416
      (a,d)2,640    Storyfirst Communications, Inc., Class D.........        3,775
      (a,d)3,250    Storyfirst Communications, Inc., Class E.........        4,648
      (a,d)1,331    Storyfirst Communications, Inc., Class F.........        3,807
                                                                       -----------
                                                                            13,646
                                                                       -----------
  VENEZUELA (0.5%)
         141,050    CANTV ADR........................................        5,871
       1,868,532    Electricidad de Caracas..........................        2,242
                                                                       -----------
                                                                             8,113
                                                                       -----------
  ZIMBABWE (0.6%)
       3,819,900    Delta Corp. Ltd..................................        2,599
      (a)290,800    Meikles Africa Ltd...............................          332
       1,495,500    Meikles Africa Ltd. ADR..........................        1,346
    (e)9,900,000    Trans Zambesi Industries Ltd.....................        3,152
       3,800,000    Trans Zambesi Industries Ltd. (Registered).......        1,210
                                                                       -----------
                                                                             8,639
                                                                       -----------
TOTAL COMMON STOCKS (Cost $1,516,762)................................    1,393,740
                                                                       -----------
PREFERRED STOCK (0.0%)
  RUSSIA (0.0%)
          85,000    Norilsk Nickel (Cost $357).......................          493
                                                                       -----------

     NO. OF
     RIGHTS
----------------

RIGHTS (0.1%)
  BRAZIL (0.1%)
(a,d)609,989,448    Banco Bradesco (Preferred).......................           55
    (a)1,111,637    CRT RFD..........................................        1,370
      (a)478,299    TELESP (Preferred)...............................           --
                                                                       -----------
                                                                             1,425
                                                                       -----------

     NO. OF                                                               VALUE
     RIGHTS                                                               (000)
----------------------------------------------------------------------------------

  INDIA (0.0%)
           (a)30    Philips India Ltd................................  $        --
                                                                       -----------
  SOUTH AFRICA (0.0%)
       (a)20,000    Coronation Holdings Ltd..........................           --
                                                                       -----------
  THAILAND (0.0%)
    (a)2,469,000    National Finance & Securities PCL (Foreign)......           --
                                                                       -----------
TOTAL RIGHTS (Cost $1,436)...........................................        1,425
                                                                       -----------

     NO. OF
    WARRANTS
----------------

WARRANTS (0.0%)
  INDIA (0.0%)
        (a,d)100    Apollo Tyres Ltd., expiring 2/28/98..............           --
                                                                       -----------
  INDONESIA (0.0%)
    (a)1,003,404    Bank International Indonesia (Foreign), expiring
                      1/17/00........................................           14
    (a)1,093,112    Indah Kiat Pulp & Paper Corp. (Foreign), expiring
                      7/11/02........................................           30
                                                                       -----------
                                                                                44
                                                                       -----------
  MALAYSIA (0.0%)
      (a)244,500    Commerce Asset Holdings Bhd, expiring 7/11/02....           35
       (a)61,571    Rashid Hussain Bhd, expiring 12/31/02............           11
                                                                       -----------
                                                                                46
                                                                       -----------
  THAILAND (0.0%)
    (a)1,020,633    Siam Commercial Bank PCL.........................           --
                                                                       -----------
TOTAL WARRANTS (Cost $230)...........................................           90
                                                                       -----------

     NO. OF
     UNITS
----------------

UNITS (0.4%)
  UNITED STATES (0.4%)
        (a,d)722    Storyfirst Communications, Inc.,
                      First Section, Tranche I, 25.00%, 1/31/98......        1,032
        (a,d)840    Storyfirst Communications, Inc., Second Section,
                      Tranche I, 25.00%, 1/31/98.....................        1,201
        (a,d)376    Storyfirst Communications, Inc., Tranche II,
                      26.00%, 1/31/98................................          566
        (a,d)643    Storyfirst Communications, Inc., Tranche IV,
                      28.00%, 1/31/98................................          919
        (a,d)654    Storyfirst Communications, Inc., Tranche V,
                      29.00%, 1/31/98................................          936
        (a,d)550    Storyfirst Communications, Inc., Tranche VI
                      30.00%, 1/31/98................................          787
                                                                       -----------
TOTAL UNITS (Cost $4,537)............................................        5,441
                                                                       -----------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
Emerging Markets Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

EMERGING MARKETS PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

      FACE
     AMOUNT                                                               VALUE
     (000)                                                                (000)
----------------------------------------------------------------------------------

FIXED INCOME SECURITIES (0.1%)
  RUSSIA (0.1%)
U.S.$      1,954    Russian Interest Anticipation Notes, (Floating
                      Rate), 6.719%, 12/15/15 (Cost $1,549)..........  $     1,387
                                                                       -----------
CONVERTIBLE DEBENTURES (0.1%)
  INDIA (0.0%)
INR       (d)336    DCM Shriram Industries Ltd.,
                      7.50%, 2/21/02.................................          341
                                                                       -----------
  SOUTH AFRICA (0.1%)
ZAR          111    Sasol Ltd. 8.50%.................................        1,116
                                                                       -----------
TOTAL CONVERTIBLE DEBENTURES (Cost $1,862)...........................        1,457
                                                                       -----------
NON-CONVERTIBLE DEBENTURES (0.1%)
  INDIA (0.1%)
INR       (d)341    DCM Shriram Industries Ltd., (Floating Rate),
                      9.90%, 2/21/02.................................          437
          (d)700    Saurashtra Cement & Chemicals Ltd., 18.00%,
                      11/27/98.......................................        1,657
                                                                       -----------
TOTAL NON-CONVERTIBLE DEBENTURES (Cost $2,865).......................        2,094
                                                                       -----------
LOAN AGREEMENTS (0.0%)
  POLAND (0.0%)
U.S.$    (e,n)54    Republic of Poland Interest Arrears PDI Bonds,
                      4.00%, 10/27/14 (Cost $0)......................           47
                                                                       -----------
TOTAL FOREIGN SECURITIES (93.0%) (Cost $1,529,598)...................    1,406,174
                                                                       -----------
SHORT-TERM INVESTMENT (4.9%)
  REPURCHASE AGREEMENT (4.9%)
          74,001    Chase Securities, Inc. 5.95%, dated 12/31/97, due
                      1/02/98, to be repurchased at $74,025,
                      collateralized by U.S. Treasury Notes, 6.00%,
                      due 6/30/99, valued at $75,588 (Cost
                      $74,001).......................................       74,001
                                                                       -----------
FOREIGN CURRENCY (1.2%)
ARP            4    Argentine Peso...................................            4
BRL          430    Brazilian Real...................................          385
GBP           11    British Pound....................................           18
COP      195,968    Colombian Peso...................................          151
EGP        1,889    Egyptian Pound...................................          555
HUF      359,010    Hungarian Forint.................................        1,760
INR       86,739    Indian Rupee.....................................        2,213
IDR       11,696    Indonesian Rupiah................................            2
ILS        2,236    Israeli Shekel...................................          632
MYR          126    Malaysian Ringgit................................           32
MXP        8,562    Mexican Peso.....................................        1,062
MAD          895    Morrocan Dhiram..................................           92
PKR        8,251    Pakistani Rupee..................................          187

     AMOUNT                                                               VALUE
     (000)                                                                (000)
----------------------------------------------------------------------------------
PLN        3,056    Polish Zloty.....................................  $       867
ZAR       28,078    South African Rand...............................        5,770
KRW    2,883,662    South Korean Won.................................        1,701
LKR            2    Sri Lankan Rupee.................................           --
TWD        2,669    Taiwan Dollar....................................           82
THB        9,773    Thai Baht........................................          203
TRL  433,775,821    Turkish Lira.....................................        2,093
VEB       10,010    Venezuelan Bolivar...............................           20
                                                                       -----------
TOTAL FOREIGN CURRENCY (Cost $18,367)................................       17,829
                                                                       -----------
TOTAL INVESTMENTS (99.1%) (Cost $1,621,966)..........................    1,498,004
                                                                       -----------

OTHER ASSETS (3.3%)
  Cash....................................................  $    1,103
  Receivable for Investments Sold.........................      38,781
  Receivable for Portfolio Shares Sold....................       5,083
  Dividends Receivable....................................       3,643
  Interest Receivable.....................................         276
  Foreign Withholding Tax Reclaim Receivable..............          25
  Net Unrealized Gain on Foreign Currency Exchange
    Contracts.............................................           6
  Other...................................................          96      49,013
                                                            ----------
LIABILITIES (-2.4%)
  Payable for Investments Purchased.......................     (21,318)
  Investment Advisory Fees Payable........................      (5,256)
  Net Unrealized Loss on Swap Agreements..................      (5,232)
  Payable for Foreign Taxes...............................      (2,255)
  Custodian Fees Payable..................................        (703)
  Dividends Payable.......................................        (287)
  Administrative Fees Payable.............................        (198)
  Payable for Stamp Duty Tax..............................         (88)
  Directors' Fees and Expenses Payable....................         (67)
  Sub-Administrative Fees Payable.........................         (52)
  Distribution Fees Payable...............................          (7)
  Other Liabilities.......................................        (502)    (35,965)
                                                            ----------  ----------
NET ASSETS (100%).....................................................  $1,511,052
                                                                        ----------
                                                                        ----------

NET ASSETS CONSIST OF:
Paid in Capital.......................................................  $1,710,768
Distributions in Excess of Net Investment Income......................      (2,735)
Accumulated Net Realized Loss.........................................     (66,762)
Unrealized Depreciation on Investments, Foreign Currency Translations
  and Swaps (Net of accrual for foreign taxes of $2,255 on unrealized
  appreciation on investments)........................................    (130,219)
                                                                        ----------
NET ASSETS............................................................  $1,511,052
                                                                        ----------
                                                                        ----------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                                                      Emerging Markets Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

EMERGING MARKETS PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

                                                                          AMOUNT
                                                                          (000)
----------------------------------------------------------------------------------

CLASS A:
----------------------------------------------------------
NET ASSETS................................................              $1,501,386
NET ASSET VALUE, OFFERING AND REDEMPTION
  PRICE PER SHARE
  Applicable to 115,786,391 outstanding $0.001 par value
  shares (authorized 500,000,000 shares)..................                  $12.97
                                                                        ----------
                                                                        ----------
CLASS B:
----------------------------------------------------------
NET ASSETS................................................                  $9,666
NET ASSET VALUE, OFFERING AND REDEMPTION
  PRICE PER SHARE
  Applicable to 744,744 outstanding $0.001 par value
  shares (authorized 500,000,000 shares)..................                  $12.98
                                                                        ----------
                                                                        ----------

------------------------------------------------------------
FOREIGN CURRENCY EXCHANGE CONTRACT INFORMATION:
   Under the terms of foreign currency exchange contracts open at December 31, 1997, the Portfolio is obligated to deliver foreign currency in exchange for U.S. dollars as indicated below:

                                                                NET
 CURRENCY                           IN EXCHANGE              UNREALIZED
TO DELIVER   VALUE    SETTLEMENT        FOR        VALUE    GAIN (LOSS)
  (000)      (000)       DATE          (000)       (000)       (000)
----------   ------   -----------   ------------   ------   ------------
 THB 9,773   $ 203      1/5/98      U.S.$   209    $ 209    $         6
             ------
             ------                                ------
                                                   ------
                                                                     --
                                                                     --

SWAP AGREEMENTS:
The Potfolio had the following Total Return Swap Agreements open at December 31, 1997:

                                                                 NET
                                                             UNREALIZED
   NOTIONAL                                                  APPRECIATION
    AMOUNT                                                   (DEPRECIATION)
    (000)                       DESCRIPTION                     (000)
--------------   -----------------------------------------   -----------
$     (d)7,400   Agreement with Goldman Sachs
                 International terminating November 3,
                 1998 to pay 12 month USD-LIBOR minus
                 4.00% and to receive the SET Index
                 converted into USD at the mid-market rate
                 on October 30, 1998                         $   (2,149)
      (d)3,000   Agreement with Goldman Sachs
                 International terminating November 5,
                 1998 to pay 12 month USD-LIBOR minus
                 4.50% and to receive the SET Index
                 converted into USD at the mid-market rate
                 on November 3, 1998                               (877)
      (d)2,000   Agreement with Goldman Sachs
                 International terminating November 9,
                 1998 to pay 12 month USD-LIBOR minus
                 3.50% and to receive the SET Index
                 converted into USD at the mid-market rate
                 on November 5, 1998                               (735)
      (d)4,000   Agreement with Goldman Sachs
                 International terminating May 8, 1998 to
                 pay 6 month USD-LIBOR minus 4.50% and to
                 receive the SET Index converted into USD
                 at the mid-market rate on May 6, 1998           (1,471)
                                                             -----------
                                                             $   (5,232)
                                                             -----------
                                                             -----------

------------------------------------------------

(a)   --  Non-income producing security
(d)   --  Securities (totaling $135,334 or 9.0% of net assets at December 31,
          1997) were valued at fair value -- see note A-1 to financial statements.
(e)   --  144A Security -- Certain conditions for public sale may exist.
(f) -- Restricted as to public resale. Total value of restricted securities at December 31, 1997 was $3,003 or 0.2% of net assets. (Total Cost $3,782).
(g)   --  The fund is advised by an affiliate.
(n) -- Step Bond -- coupon rate increases in increments to maturity. Rate disclosed is as of December 31, 1997. Maturity date disclosed is the ultimate maturity.
ADR   --  American Depositary Receipt
CPO   --  Certificate of Participation
GDR   --  Global Depositary Receipt
GDS   --  Global Depositary Shares
LIBOR  -- London Interbank Offer Rate
PCL   --  Public Company Limited
PDI   --  Past Due Interest
RFD   --  Ranked for Dividend
Floating Rate Security -- Interest rate changes on these instruments are based on changes in a designated base rate. The rates shown are those in effect on December 31, 1997.

------------------------------------------------------------
            SUMMARY OF FOREIGN SECURITIES BY INDUSTRY CLASSIFICATION
                                  (UNAUDITED)

                                            VALUE      PERCENT OF
INDUSTRY                                    (000)      NET ASSETS
------------------------------------------------------------------
Capital Equipment......................  $    97,301          6.4%
Consumer Products......................      270,076         17.9
Energy.................................      190,933         12.6
Finance................................      231,044         15.3
Materials..............................      202,612         13.4
Multi-Industry.........................      137,415          9.1
Services...............................      276,793         18.3
                                         -----------          ---
                                         $ 1,406,174         93.0%
                                         -----------          ---
                                         -----------          ---

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
Emerging Markets Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
EUROPEAN EQUITY PORTFOLIO

COMPOSITION OF NET ASSETS (AT DECEMBER 31, 1997)
--------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Austria                 0.7          %
Belgium                 1.0          %
Denmark                 2.2          %
Finland                 4.8          %
France                 10.4          %
Germany                12.6          %
Italy                   5.6          %
Netherlands             9.4          %
Norway                  1.2          %
Spain                   3.6          %
Sweden                  5.4          %
Switzerland            10.0          %
United Kingdom         25.8          %
Other                   7.3          %

COMPARISON OF THE CHANGE IN VALUE OF A $500,000** INVESTMENT
---------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                EUROPEAN EQUITY    MSCI EUROPE
                               PORTFOLIO--CLASS
                                       A             INDEX(1)
4/02/93*                                $500,000        $500,000
12/31/93                                 645,500         606,800
12/31/94                                 715,750         620,650
12/31/95                                 800,566         754,835
12/31/96                                 979,012         914,030
12/31/97                               1,154,059       1,131,569
* Commencement of operations
** Minimum Investment

In accordance with SEC regulations, Portfolio performance shown assumes that all recurring fees (including management fees) were deducted and all dividends and distributions were reinvested. The performance of Class B shares will vary based upon the different inception dates and fees assessed to that class.
PERFORMANCE COMPARED TO MORGAN STANLEY
CAPITAL INTERNATIONAL (MSCI) EUROPE INDEX(1)
---------------------------------------

                                          TOTAL RETURNS(2)
                                   -------------------------------
                                                  AVERAGE ANNUAL
                                     ONE YEAR     SINCE INCEPTION
                                   ------------  -----------------
PORTFOLIO -- CLASS A.............       17.88%          19.25%
PORTFOLIO -- CLASS B.............       17.73           19.26
INDEX -- CLASS A.................       23.80           18.55
INDEX -- CLASS B.................       23.80           22.11

1. The MSCI Europe Index is an unmanaged market value weighted index of common stocks listed on the stock exchanges of countries in Europe (includes dividends).
2. Total returns for the Portfolio reflect expenses waived and reimbursed, if applicable, by the Adviser. Without such waiver and reimbursement, total returns would be lower.

PAST PERFORMANCE IS NOT PREDICTIVE OF FUTURE PERFORMANCE.

------------------------------------------------------------

CERTAIN INFORMATION APPEARING IN THIS INVESTMENT OVERVIEW IS UNAUDITED. ACCORDINGLY, THE REPORT OF INDEPENDENT ACCOUNTANTS APPEARING ELSEWHERE IN THIS REPORT DOES NOT EXTEND TO THIS INFORMATION. THE COUNTRY SPECIFIC PERFORMANCE RESULTS PROVIDED ARE MEASURED BY THE MSCI EUROPE INDEX AND ARE FOR INFORMATIONAL PURPOSES ONLY AND SHOULD NOT BE CONSTRUED AS A GUARANTEE OF THE PORTFOLIO'S FUTURE PERFORMANCE. PAST PERFORMANCE SHOWN IS NOT PREDICTIVE OF FUTURE PERFORMANCE. INVESTMENT RETURN AND PRINCIPAL VALUE WILL FLUCTUATE SO THAT AN INVESTOR'S SHARES, WHEN REDEEMED, MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST. PLEASE SEE THE PROSPECTUS FOR A DESCRIPTION OF CERTAIN RISK CONSIDERATIONS ASSOCIATED WITH INTERNATIONAL INVESTING.

The investment objective of the European Equity Portfolio is to seek long-term capital growth through investment in equity securities of European issuers. Equity securities for this purpose include stocks and stock equivalents such as securities convertible into common and preferred stocks and securities having equity characteristics, such as rights and warrants to purchase common stock.

The approach taken in selecting investments for the Portfolio is oriented to individual stock selection and is value driven. The initial step in identifying attractive undervalued securities is the screening of European databases. Stocks are screened for undervaluation on two primary criteria, cash flow and book value, and three secondary criteria, earnings, sales and yield. Once stocks have been selected from this screening process, they are put through detailed fundamental analysis. Important areas covered during this in-depth study include the companies' balance sheets and cash flow, franchise, products, management and the strategic value of the assets.

For the year ended December 31, 1997, the Portfolio had a total return of 17.88% for the Class A shares and 17.73% for the Class B shares as compared to a total return of 23.80% for the Morgan Stanley Capital International (MSCI) Europe Index (the "Index"). From inception on April 2, 1993 to December 31, 1997, the average annual total return of Class A was 19.25% compared to 18.55% for the Index. From inception on January 2, 1996 to December 31, 1997, the average annual total return of Class B was 19.26% compared to 22.11% for the Index.

Underperformance during 1997 was largely due to our underweighting in banks and pharmaceutical stocks, notably in Switzerland and Germany and our overweighting in basic industry and consumer cyclical stocks as they faced increasing competition from cheaper Asian exports and weakening commodity prices. Another feature was the "flight to safety" which has led investors away from smaller cap names. Offsetting this to a degree was good stock performance in Italy and Sweden, while our underweighting in the U.K. also contributed.

In Europe, weaker currencies, lower yields, accelerating restructuring and consolidation played a significant part in driving exceptional local currency returns, with the MSCI Europe Index up 38% in local currency terms, and 24% in U.S. dollars. Exporters, particularly in Germany and Switzerland, made strong

--------------------------------------------------------------------------------
                                                       European Equity Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
EUROPEAN EQUITY PORTFOLIO (CONT.)
gains. While restructuring remained a central investment theme throughout 1997 it was hampered by double digit unemployment, difficult labor laws and the election, across the region, of socialist governments. EMU driven interest rate convergence was a key feature with increasing confidence that Italy would join in the first wave. The U.K. lagged its continental counterparts (up 28% in local currency) as the newly independent Bank of England hiked interest rates 1 1/4% in an attempt to subdue the conservatives' legacy of an overheated domestic economy. Sterling strength has begun to impact exporters, placing pressure on New Labor following their landslide election in May.

Following the strong performance of the European banking sector on the back of restructuring and mergers, we believe this sector is now looking fully valued. That said, we are always looking for new value opportunities and are currently investigating some names that have been hit due to their exposure to South East Asia. Having added several new U.K. names to the Portfolio in recent months, we continue to find attractive stocks across the industrial spectrum which benefit from strong business franchises and an environment in which management are dedicated to returning shareholder value. Hence, the Portfolio is moving from under, closer to market weight in the U.K. Compelling investment ideas are also continuing to come from Scandinavia, notably Finland, and we expect to remain overweight the Index in this region in the coming months. Our weightings in southern Europe have been reduced recently as our holdings in the region have reached full value.

RECENT ADDITIONS TO THE PORTFOLIO

VALMET (Finland) is the world's leading paper machine manufacturer. It has expanded from a strong European base and is well established globally. The group has recently reduced its cyclicality by increasing the use of subcontractors and expanding service and maintenance.

MAGNETTI MARELLI -- an Italian auto components manufacturer, it is seeking to reduce exposure to Fiat to 30% of OEM sales over the next 3 years. Expansion is driven by competitive new products including fuel injection, air conditioning and engine cooling systems.

PLETTAC -- a leading German scaffolding manufacturer/ service provider, recently diversified into security systems. Aiming to grow the business organically and by acquisition helped by strong cashflow. The market sees this as a cyclical construction stock, allowing us to buy at cheap levels.

BUNZL (United Kingdom) is a tightly managed company enjoying high returns on low technology businesses due to its dominant market shares and focus on working capital. The company has a long history of intelligent and return enhancing growth by acquisition.

CHARTER PLC (United Kingdom) is an engineering conglomerate, consisting of Esab (welding), Pandrol (railtrack equipment) and Howden (engineering). Charter has strong management, while its businesses enjoy genuinely global franchises and good levels of profitability.

Traditionally known as a major United Kingdom mail-order retailer GREAT UNIVERSAL STORES also has a number of international retailing businesses. Appointed in 1996 the new Chairman, David Wolfson, has a great track record including the turnaround of Next PLC.

MEDEVA (United Kingdom) is a pharmaceutical company specializing in generic drugs for the prescription market; being controlled these drugs are protected from open competition. Two-thirds of output is to the USA, generating greater than 80% of operating profit. Medeva is heavily undervalued relative to its peers.

SCAPA (United Kingdom) manufactures consumables for global industries. Traditionally supplies the paper manufacturing industry with Paper Machine Clothing and Paper Machine roll covers which are consumed in the production and are crucial to the efficient running of the machines.

WESTMINSTER HEALTH CARE is the United Kingdom's second largest nursing home operator and the leading retirement home operator. Perceived as the quality operator in the U.K., it aims to offer a complete range of services, with non nursing homes accounting for 50% of PBT.

FRANCE TELECOM is the last major European telecommunications company to be privatized. FT benefits from a stable, transparent regulatory environment. FT is rebalancing its tariff structure, the best defense against looming competition.

BANK OF IRELAND is a leading financial organization in Ireland. It has offices located throughout Ireland, the U.K. and Europe. It also operates a subsidiary bank in

--------------------------------------------------------------------------------
EUROPEAN EQUITY PORTFOLIO

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
EUROPEAN EQUITY PORTFOLIO (CONT.)
New Hampshire. The bank remains cheap, relative to its European and U.K. peers, whilst offering an attractive yield.

TELECOM ITALIA has a monopoly on local and cellular telephone usage and a virtual monopoly in the domestic long distance market. Traffic has grown at an average 10% over the past four years and the number of telephone subscribers per capita at 40% is among the lowest in Europe. The anticipated tariff reform will allow TI to link tariff charges more directly to costs.

One of the cheapest telecoms in Europe TELEFONICA DE ESPANA provides all Spain's domestic and international telephone services. It owns the public exchanges, exchange equipment and nationwide network connecting subscribers and exchanges. TdE has good growth potential in its Peruvian business and is set to benefit from the liberalization of European telecommunications industry.

ASSOCIATED BRITISH FOODS (U.K.) dominates the U.K. flour milling and bread baking industry, with further involvement in Australia and in food retailing in Northern Ireland. The net cash position is being steadily built up again following the 1991 acquisition of British Sugar.

BASS (U.K.): leading market position in U.K. brewing, pub retailing, and the international franchise hotel business, Holiday Inn. Bass's management team is highly disciplined in capital allocation in an industry where these skills are insufficiently rigorous.

Stock sales during the latter part of the year included:

BONGRAIN (France) was sold after successfully reaching price target.

EDITORALE L'ESPRESSO (Italy) was sold after reaching price target.

BALOISE HOLDING (Switzerland) was eliminated on strength.

ZUERICH VERSICHERUNGS (Switzerland) was eliminated on strength.

SCOTTISH HYDRO-ELECTRIC (U.K.) was sold on strength and after reaching price target.

MANNESMANN (Germany) was eliminated on strength.

OLIVETTI (Italy) was sold due to operating environment fears.

STOREBRAND (Norway) was sold on strength after our price target had been reached.

OERLIKON BUEHRLE (Switzerland) was sold on strength after our price target had been reached.

COURTAULDS TEXTILES (U.K.) was sold due to operating environment fears.

Robert Sargent
PORTFOLIO MANAGER

January 1998

--------------------------------------------------------------------------------
                                                       European Equity Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

EUROPEAN EQUITY PORTFOLIO
--------------------------------------------------------------------------------

                                                                     VALUE
   SHARES                                                            (000)
----------------------------------------------------------------------------

COMMON STOCKS (89.8%)
  AUSTRIA (0.7%)
      27,890    Boehler-Uddeholm AG..............................  $   1,635
                                                                   ---------
  BELGIUM (1.0%)
      52,900    G.I.B. Holdings Ltd..............................      2,570
          55    G.I.B. Holdings Ltd. VVPR (New)..................          2
                                                                   ---------
                                                                       2,572
                                                                   ---------
  DENMARK (2.2%)
      40,400    BG Bank A/S......................................      2,718
      35,800    Unidanmark A/S, Class A (Registered).............      2,628
                                                                   ---------
                                                                       5,346
                                                                   ---------
  FINLAND (4.8%)
   (a)55,300    Amer-Yhtymae Oyj, Class A........................      1,060
      48,600    Huhtamaki Oyj, Series 1..........................      2,006
      14,945    Kone Oyj, Class B................................      1,810
     300,000    Merita Ltd., Class A.............................      1,640
   (a)47,650    Metra Oyj, Class B...............................      1,119
     301,000    Rautaruukki Oyj..................................      2,430
     130,350    Valmet Oyj.......................................      1,798
                                                                   ---------
                                                                      11,863
                                                                   ---------
  FRANCE (10.4%)
      10,800    Alcatel Alsthom..................................      1,373
      22,517    Cie de Saint Gobain..............................      3,199
      30,800    Elf Aquitaine....................................      3,582
   (a)48,000    France Telecom...................................      1,741
      17,400    Groupe Danone....................................      3,108
      48,511    Lafarge..........................................      3,183
      53,600    Legris Industries................................      1,861
   (a)29,400    SGS-Thompson Microelectronics N.V................      1,820
       5,300    Scor.............................................        253
      31,100    Total, Class B...................................      3,385
     163,500    Usinor Sacilor...................................      2,361
                                                                   ---------
                                                                      25,866
                                                                   ---------
  GERMANY (9.7%)
      76,100    BASF AG..........................................      2,716
      62,550    Bayer AG.........................................      2,321
       5,340    Buderus AG.......................................      2,395
      93,150    Gerresheimer Glas AG.............................      1,305
     128,400    Lufthansa AG.....................................      2,412
      28,320    Metro AG.........................................      1,004
    (a)4,020    Philipp Holzmann AG..............................      1,037
      10,943    Plettac AG.......................................      1,509
      37,500    VEBA AG..........................................      2,554
       7,360    Viag AG..........................................      4,030
       5,000    Volkswagen AG....................................      2,793
                                                                   ---------
                                                                      24,076
                                                                   ---------
  ITALY (5.6%)
     673,000    Magneti Marelli S.p.A............................      1,151
     270,800    Marzotto (Gaetano) & Figli S.p.A.................      3,383


                                                                     VALUE
   SHARES                                                            (000)
----------------------------------------------------------------------------
     324,350    Mediaset S.p.A...................................  $   1,593
   1,009,000    Sogefi S.p.A.....................................      2,567
     400,001    Telecom Italia S.p.A.............................      2,555
     595,360    Telecom Italia S.p.A. Di Risp (NCS)..............      2,625
                                                                   ---------
                                                                      13,874
                                                                   ---------
  NETHERLANDS (9.4%)
     102,400    ABN Amro Holding N.V.............................      1,995
      22,200    Akzo Nobel N.V...................................      3,828
   (a)15,600    Benckiser N.V., Class B..........................        645
     103,570    Hollandsche Beton Groep N.V......................      1,926
      86,300    ING Groep N.V....................................      3,635
      40,800    KLM Royal Dutch Airlines N.V.....................      1,509
      35,000    Koninklijke Bijenkorf Beheer N.V.................      2,192
     138,380    Koninklijke KNP BT N.V...........................      3,187
      41,900    Koninklijke Van Ommeren N.V......................      1,405
      47,550    Philips Electronics N.V..........................      2,852
                                                                   ---------
                                                                      23,174
                                                                   ---------
  NORWAY (1.2%)
     130,120    Saga Petroleum A/S, Class B......................      1,973
      26,050    Sparebanken......................................        928
                                                                   ---------
                                                                       2,901
                                                                   ---------
  SPAIN (3.6%)
      11,518    Bodegas y Bebidas................................        445
     204,000    Iberdrola........................................      2,685
      92,700    Telefonica de Espana.............................      2,647
     280,200    Uralita..........................................      3,200
                                                                   ---------
                                                                       8,977
                                                                   ---------
  SWEDEN (5.4%)
      88,350    Esselte AB, Class B..............................      1,792
  (a)667,000    Nordbanken AB....................................      3,772
      65,000    Pharmacia & Upjohn, Inc..........................      2,390
      43,100    S.K.F. AB, Class B...............................        917
      50,600    Forenings Sparbanken AB..........................      1,150
      69,300    Spectra-Physics AB, Class A......................      1,314
      61,000    Svenska Handelsbanken, Class A...................      2,109
                                                                   ---------
                                                                      13,444
                                                                   ---------
  SWITZERLAND (10.0%)
    (a)1,870    Ascom Holdings AG (Bearer).......................      2,407
       1,710    Bobst AG (Bearer)................................      2,517
       6,500    Forbo Holding AG (Registered)....................      2,657
       3,800    Holderbank Financiere Glarus AG, Class B
                  (Bearer).......................................      3,101
       3,300    Nestle (Registered)..............................      4,946
         633    Novartis AG (Registered).........................      1,027
         600    Schindler Holding AG (Participating
                  Certificates)..................................        625
       1,320    Schindler Holding AG (Registered)................      1,418
       1,760    Schweizerische Industrie-Gesellschaft Holdings AG
                  (Registered)...................................      2,404

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
European Equity Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

EUROPEAN EQUITY PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

                                                                     VALUE
   SHARES                                                            (000)
----------------------------------------------------------------------------

  SWITZERLAND (CONT.)

       3,030    Sulzer AG (Registered)...........................  $   1,921
       7,950    Valora Holding AG................................      1,677
                                                                   ---------
                                                                      24,700
                                                                   ---------
  UNITED KINGDOM (25.8%)
  (a)462,134    Aggreko plc......................................      1,185
      14,600    Associated British Foods plc.....................        127
     171,394    B.A.T. Industries plc............................      1,560
     299,205    BG plc...........................................      1,347
     190,000    Bank of Ireland..................................      2,919
     194,910    Bank of Scotland.................................      1,794
      85,700    Bass plc.........................................      1,330
     255,900    Booker plc.......................................      1,346
     319,800    British Telecommunications plc...................      2,515
     328,700    Bunzl plc........................................      1,277
     220,150    Burmah Castrol plc...............................      3,835
     152,300    Charter plc......................................      1,875
     462,134    Christian Salvesen plc...........................        744
      95,050    Commercial Union plc.............................      1,326
      60,200    Danka Business Systems plc.......................        234
     384,000    Diageo plc.......................................      3,531
      40,300    Glynwed International plc........................        172
     252,800    Great Universal Stores plc.......................      3,186
     542,000    Imperial Tobacco Group plc.......................      3,411
     916,654    John Mowlem & Co. plc............................      1,341
     460,000    Kwik Save Group plc..............................      2,215
     603,900    Medeva plc.......................................      1,608
     184,400    Peninsular & Oriental Steam Navigation Co........      2,098
     184,800    Premier Farnell plc..............................      1,330
     928,800    Premier Oil plc..................................        809
     302,900    Racal Electronic plc.............................      1,329
     260,632    Reckitt & Colman plc.............................      4,090
     372,172    Royal & Sun Alliance Insurance Group
                  plc............................................      3,749
     537,200    Scapa Group plc..................................      2,057
     254,218    Tate & Lyle plc..................................      2,093
     299,500    Unilever plc.....................................      2,564
     728,600    WPP Group plc....................................      3,245
     286,900    Westminster Health Care Holdings plc.............      1,721
                                                                   ---------
                                                                      63,963
                                                                   ---------
TOTAL COMMON STOCKS (Cost $188,632)..............................    222,391
                                                                   ---------
PREFERRED STOCKS (2.9%)
  GERMANY (2.9%)
       5,373    Dyckerhoff AG....................................      1,377
      36,000    Hornbach Holding AG..............................      2,481
       3,845    Suedzucker AG....................................      1,892
       3,200    Volkswagen AG....................................      1,372
                                                                   ---------
TOTAL PREFERRED STOCKS (Cost $6,266).............................      7,122
                                                                   ---------
TOTAL FOREIGN SECURITIES (92.7%) (Cost $194,898).................    229,513
                                                                   ---------

    FACE
   AMOUNT                                                            VALUE
   (000)                                                             (000)
----------------------------------------------------------------------------

SHORT-TERM INVESTMENT (2.2%)
  REPURCHASE AGREEMENT (2.2%)
$      5,494    Chase Securities, Inc. 5.95%, dated 12/31/97, due
                  1/02/98, to be repurchased at $5,496,
                  collateralized by U.S. Treasury Notes, 5.625%,
                  due 2/15/06, valued at $5,607
                  (Cost $5,494)..................................  $   5,494
                                                                   ---------
FOREIGN CURRENCY (1.1%)
GBP       11    British Pound....................................         18
FIM      900    Finnish Markka...................................        165
DEM      450    German Mark......................................        250
ITL  150,742    Italian Lira.....................................         85
NLG    1,261    Netherlands Guilder..............................        622
ESP       25    Spanish Peseta...................................         --
CHF    2,163    Swiss Franc......................................      1,481
                                                                   ---------
TOTAL FOREIGN CURRENCY (Cost $2,631).............................      2,621
                                                                   ---------
TOTAL INVESTMENTS (96.0%) (Cost $203,023)........................    237,628
                                                                   ---------

OTHER ASSETS (4.6%)
  Receivable for Investments Sold.....................  $   10,152
  Dividends Receivable................................         808
  Foreign Withholding Tax Reclaim Receivable..........         271
  Receivable for Portfolio Shares Sold................         237
  Net Unrealized Gain on Foreign Currency Exchange
    Contracts.........................................           5
  Interest Receivable.................................           1
  Other...............................................           6    11,480
                                                        ----------
LIABILITIES (-0.6%)
  Payable for Investments Purchased...................        (890)
  Investment Advisory Fees Payable....................        (473)
  Bank Overdraft......................................         (75)
  Administrative Fees Payable.........................         (33)
  Payable for Portfolio Shares Redeemed...............         (27)
  Custodian Fees Payable..............................         (24)
  Directors' Fees & Expenses Payable..................          (8)
  Distribution Fees Payable...........................          (3)
  Other Liabilities...................................         (53)   (1,586)
                                                        ----------  --------
NET ASSETS (100%).................................................  $247,522
                                                                    --------
                                                                    --------

NET ASSETS CONSIST OF:
Paid in Capital...................................................  $202,996
Distributions in Excess of Net Investment Income..................       (74)
Accumulated Net Realized Gain.....................................    10,115
Unrealized Appreciation on Investments and Foreign Currency
  Translations....................................................    34,485
                                                                    --------
NET ASSETS........................................................  $247,522
                                                                    --------
                                                                    --------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                                                       European Equity Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

EUROPEAN EQUITY PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

                                                                     AMOUNT
                                                                     (000)
----------------------------------------------------------------------------

CLASS A:
------------------------------------------------------------------
NET ASSETS........................................................  $242,868
NET ASSET VALUE, OFFERING AND REDEMPTION
  PRICE PER SHARE
  Applicable to 13,522,329 outstanding $0.001 par value shares
  (authorized 500,000,000 shares).................................    $17.96
                                                                    --------
                                                                    --------
CLASS B:
------------------------------------------------------------------
NET ASSETS........................................................    $4,654
NET ASSET VALUE, OFFERING AND REDEMPTION
  PRICE PER SHARE
  Applicable to 259,447 outstanding $0.001 par value shares
  (authorized 500,000,000 shares).................................    $17.94
                                                                    --------
                                                                    --------

------------------------------------------------------------
FOREIGN CURRENCY EXCHANGE CONTRACT INFORMATION:
   Under the terms of foreign currency exchange contracts open at December 31, 1997, the Portfolio is obligated to deliver or is to receive foreign currency in exchange for U.S. dollars as indicated below:

                                                                  NET
 CURRENCY                            IN EXCHANGE               UNREALIZED
TO DELIVER    VALUE    SETTLEMENT        FOR         VALUE    GAIN (LOSS)
  (000)       (000)       DATE          (000)        (000)       (000)
----------   -------   -----------   ------------   -------   ------------
ESP 60,156   $   395      1/02/98    U.S.$   396    $   396   $         1
U.S.$   81        81      1/02/98    FRF     484         80            (1)
U.S.$  353       353      1/02/98    DEM     632        352            (1)
CHF  2,163     1,481      1/05/98    U.S.$ 1,485      1,485             4
FIM    380        70      1/05/98    U.S.$    70         70            --
NLG  1,729       853      1/05/98    U.S.$   855        855             2
             -------                                -------
                                                                       --
             $ 3,233                                $ 3,238
                                                              $         5
             -------
             -------                                -------
                                                    -------
                                                                       --
                                                                       --

------------------------------------------------------------

(a)   --  Non-income producing security
FRF   --  French Franc

------------------------------------------------------------
            SUMMARY OF FOREIGN SECURITIES BY INDUSTRY CLASSIFICATION
                                  (UNAUDITED)

                                           VALUE       PERCENT OF
INDUSTRY                                   (000)       NET ASSETS
-------------------------------------------------------------------
Capital Equipment......................  $  42,333            17.1%
Consumer Goods.........................     44,709            18.1
Energy.................................     11,494             4.6
Finance................................     30,616            12.4
Materials..............................     47,861            19.3
Multi-Industry.........................     12,500             5.0
Services...............................     40,000            16.2
                                         ---------             ---
                                         $ 229,513            92.7%
                                         ---------             ---
                                         ---------             ---

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
European Equity Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
EUROPEAN REAL ESTATE PORTFOLIO

COMPOSITION OF NET ASSETS (AT DECEMBER 31, 1997)
--------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Belgium                 4.9          %
Denmark                 5.6          %
France                 19.8          %
Netherlands             6.8          %
Norway                  9.0          %
Spain                   1.0          %
Sweden                 11.9          %
United Kingdom         35.9          %
Other                   5.1          %

COMPARISON OF THE CHANGE IN VALUE OF A $500,000** INVESTMENT
---------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                      EUROPEAN REAL            EUROPEAN REAL        THE GRP LIFE EUROPEAN

                                 Estate Portfolio--Class  Estate Portfolio--Class
                                                       A                        B   Real Estate T.R. Index
10/01/97*                                       $500,000                 $100,000                 $500,000
12/31/97                                         476,400                   95,240                  500,650
* Commencement of operations
** Minimum Investment--Class A

In accordance with SEC regulations, Portfolio performance shown assumes that all recurring fees (including management fees) were deducted and all dividends and distributions were reinvested. The performance of Class B shares will vary based upon the different fees assessed to that class. The GPR Life European Real Estate T.R. value at December 31, 1997 assumes a minimum initial investment of $500,000; if a minimum initial investment of $100,000 (the minimum investment for Class B shares) is assumed, the value at December 31, 1997 would be $100,130.
PERFORMANCE COMPARED TO THE GPR LIFE
EUROPEAN REAL ESTATE T.R. INDEX(1)
-----------------------------------

                                              TOTAL RETURN(2)
                                              SINCE INCEPTION
                                              ---------------
PORTFOLIO -- CLASS A(3).....................        -4.72%
PORTFOLIO -- CLASS B(3).....................        -4.76
INDEX.......................................         0.13

1. The GPR Life European Real Estate T.R. Index is a European market capitalization weighted index of listed property/real estate securities measuring total return.
2. Total returns for the Portfolio reflect expenses waived and reimbursed, if applicable, by the Adviser. Without such waiver and reimbursement, total returns would be lower.
3. The Portfolio commenced operations on October 1, 1997.

PAST PERFORMANCE IS NOT PREDICTIVE OF FUTURE PERFORMANCE.

------------------------------------------------------------

CERTAIN INFORMATION APPEARING IN THIS INVESTMENT OVERVIEW IS UNAUDITED. ACCORDINGLY, THE REPORT OF INDEPENDENT ACCOUNTANTS APPEARING ELSEWHERE IN THIS REPORT DOES NOT EXTEND TO THIS INFORMATION. THE COUNTRY SPECIFIC PERFORMANCE RESULTS PROVIDED IN THIS OVERVIEW ARE FOR INFORMATIONAL PURPOSES ONLY AND SHOULD NOT BE CONSTRUED AS A GUARANTEE OF THE PORTFOLIO'S FUTURE PERFORMANCE. PAST PERFORMANCE SHOWN IS NOT PREDICTIVE OF FUTURE PERFORMANCE. INVESTMENT RETURN AND PRINCIPAL VALUE WILL FLUCTUATE SO THAT AN INVESTOR'S SHARES, WHEN REDEEMED, MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST. PLEASE SEE THE PROSPECTUS FOR A DESCRIPTION OF CERTAIN RISK CONSIDERATIONS ASSOCIATED WITH INTERNATIONAL INVESTING.

The investment objective of the European Real Estate Portfolio is to provide current income and long-term capital appreciation by investing primarily in equity securities of companies in the European real estate industry.

For the period from October 1, 1997 (commencement of operations) through December 31, 1997, the Portfolio had a total return of -4.72% for the Class A shares and -4.76% for the Class B shares compared to 0.13% for the GPR Life European Real Estate T.R. Index.

The fourth quarter activity in the European property markets was dominated by speculation on early entry of the Great Britain Pound ("GBP") to the common currency and the unrest in the Asian markets. The speculation on early entry of the GBP drove U.K. bond yields down. This caused a re-rating of the property share sector on the assumption of lower property yields. The U.K. property market was up 7.9% in the month of October. A rise in German interest rates pushed bond yields higher in Sweden, which, combined with the expected economic slowdown from the Asian crisis, effected property shares negatively. The Swedish property shares fell -3.7% and -5.5% in October and November, respectively. The GPR Life European Real Estate Index posted a total return of 0.13% for the quarter based on strong performance in the U.K.. The Portfolio was hurt by a strong overweight in Sweden and underweight the U.K. registering a total return of -4.7%.

With the increased volatility in the capital markets, we added exposure to the more stable Dutch market through Uni-Invest. The company has a very high dividend yield (8.0%) and trades at net asset value. Looking forward, we believe London office, retail warehousing, and shopping centers will continue to see increases in rents and strengthening yields. Thus, we remain overweight in these areas even though underweight the U.K. market as a whole. We continue to see strong rental growth in Sweden and the rest of the Nordic market and are maintaining an overweight position albeit at a decreased level. We have also started to build an exposure to the Spanish property market through Urbis. We expect a reduction in Spanish yields and increases in rents and housing sales due to strong economic growth. Finally, we remain slightly underweight in the French market, but

--------------------------------------------------------------------------------
                                                  European Real Estate Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
EUROPEAN REAL ESTATE PORTFOLIO (CONT.)
strongly overweight the commercial sector in anticipation of a cyclical rebound while underweighting the apartment sector.

The Portfolio performance was also negatively affected by two non-property events: strong currency fluctuations and an extraordinarily large cash redemption at the end of the period. The global turmoil sparked by the Asian meltdown drove investors into traditional safe-havens, i.e., the U.S. and U.K. markets. The result of this capital shift was a re-adjustment in the currency markets. The Nordic region was the hardest hit, as Sweden, Norway and Denmark fell 4.6%, 4.4%, and 2.2%, respectively, while the British pound appreciated by 1.8%. These currency moves resulted in an increased cost to our strong Nordic exposure, while again penalizing an underweight U.K. position.

Jan Willem de Geus
PORTFOLIO MANAGER

January 1998

--------------------------------------------------------------------------------
EUROPEAN REAL ESTATE PORTFOLIO

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

EUROPEAN REAL ESTATE PORTFOLIO
--------------------------------------------------------------------------------

                                                                     VALUE
   SHARES                                                            (000)
----------------------------------------------------------------------------

COMMON STOCKS (94.9%)
  BELGIUM (4.9%)
        3,850    Befimmo S.C.A....................................  $    247
     (a)8,450    Befimmo S.C.A. (New).............................       541
                                                                    --------
                                                                         788
                                                                    --------
  DENMARK (5.6%)
       19,900    EjendomsSelskabet Norden A/S.....................       900
                                                                    --------
  FRANCE (19.8%)
        1,600    Bail Investissement..............................       212
        4,152    Klepierre........................................       522
        2,474    Locindus.........................................       305
        6,000    Sefimeg..........................................       299
        8,300    Sophia...........................................       315
        4,200    Silic............................................       565
        7,550    Unibail..........................................       754
        5,224    Union Pour le Financement d'Immeubles de
                   Societes.......................................       183
                                                                    --------
                                                                       3,155
                                                                    --------
  NETHERLANDS (6.8%)
       35,000    Schroders International Property Fund N.V........       599
       33,700    UNI-INVEST N.V...................................       479
                                                                    --------
                                                                       1,078
                                                                    --------
  NORWAY (9.0%)
       86,700    Avantor ASA......................................       857
    (a)42,417    Steen & Strom ASA................................       574
                                                                    --------
                                                                       1,431
                                                                    --------
  SPAIN (1.0%)
       17,100    Inmobiliaria Urbis...............................       162
                                                                    --------
  SWEDEN (11.9%)
    (a)86,400    Castellum AB.....................................       859
      260,300    Platzer Bygg AB, Class B.........................       387
       32,800    PriFast AB.......................................       306
       76,300    Storheden AB.....................................       341
                                                                    --------
                                                                       1,893
                                                                    --------
  UNITED KINGDOM (35.9%)
       29,700    British Land Co. plc.............................       332
      112,800    Brixton Estate plc...............................       393
      337,000    Buford Holdings plc..............................       554
       55,500    Capital Shopping Centers plc.....................       374
      227,400    Freeport Leisure plc.............................       848
      168,500    Great Portland Estates plc.......................       668
       25,000    Hammerson plc....................................       193
      241,000    Jarvis Hotels plc................................       594
       30,500    Land Securities plc..............................       486
      113,400    MEPC plc.........................................       947
      299,200    St. Modwen Properties plc........................       352
                                                                    --------
                                                                       5,741
                                                                    --------
TOTAL FOREIGN SECURITIES (94.9%) (Cost $15,771)...................    15,148
                                                                    --------

   AMOUNT                                                            VALUE
    (000)                                                            (000)
----------------------------------------------------------------------------

FOREIGN CURRENCY (1.3%)
BEF       477    Belgian Franc....................................  $     13
GBP         2    British Pound....................................         3
FRF         1    French Franc.....................................        --
NOK     1,417    Norwegian Krone..................................       192
SEK         1    Swedish Krona....................................        --
                                                                    --------
TOTAL FOREIGN CURRENCY (Cost $212)................................       208
                                                                    --------

TOTAL INVESTMENTS (96.2%) (Cost $15,983)..........................    15,356
                                                                    --------
OTHER ASSETS (7.7%)
  Receivable for Investments Sold.....................  $    1,132
  Due from Adviser....................................          49
  Dividends Receivable................................          46
  Net Unrealized Gain on Foreign Currency Exchange
    Contracts.........................................           4
  Foreign Withholding Tax Reclaim Receivable..........           3     1,234
                                                        ----------
LIABILITIES (-3.9%)
  Payable for Investments Purchased...................        (310)
  Bank Overdraft......................................        (153)
  Payable for Portfolio Shares Redeemed...............        (107)
  Custodian Fees Payable..............................          (9)
  Administrative Fees Payable.........................          (3)
  Other Liabilities...................................         (42)     (624)
                                                        ----------  --------
NET ASSETS (100%).................................................  $ 15,966
                                                                    --------
                                                                    --------
NET ASSETS CONSIST OF:
Paid in Capital.......................................              $ 16,964
Undistributed Net Investment Income...................                     9
Accumulated Net Realized Loss.........................                  (375)
Unrealized Depreciation on Investments and Foreign
  Currency Translations...............................                  (632)
                                                                    --------
NET ASSETS............................................              $ 15,966
                                                                    --------
                                                                    --------

CLASS A:
NET ASSETS........................................................   $15,177
NET ASSET VALUE, OFFERING AND REDEMPTION PRICE PER SHARE
  Applicable to 1,594,897 outstanding $0.001 par value shares
  (authorized 500,000,000 shares).................................     $9.52
                                                                    --------
                                                                    --------
CLASS B:
NET ASSETS........................................................      $789
NET ASSET VALUE, OFFERING AND REDEMPTION PRICE PER SHARE
  Applicable to 82,947 outstanding $0.001 par value shares
  (authorized 500,000,000 shares).................................     $9.52
                                                                    --------
                                                                    --------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                                                  European Real Estate Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

EUROPEAN REAL ESTATE PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

------------------------------------------------------------
FOREIGN CURRENCY EXCHANGE CONTRACT INFORMATION:
   Under the terms of foreign currency exchange contracts open at December 31, 1997, the Portfolio is obligated to deliver foreign currency in exchange for U.S. dollars as indicated below:

                                                                NET
 CURRENCY                           IN EXCHANGE              UNREALIZED
TO DELIVER   VALUE    SETTLEMENT        FOR        VALUE    GAIN (LOSS)
  (000)      (000)       DATE          (000)       (000)       (000)
----------   ------   -----------   ------------   ------   ------------
SEK  1,788   $ 225       1/02/98    U.S.$   226    $ 226    $         1
GBP    218     358       1/05/98    U.S.$   361      361              3
SEK    826     104       1/05/98    U.S.$   104      104             --
             ------                                ------           ---
             $ 687                                 $ 691    $         4
             ------
             ------                                ------           ---
                                                   ------           ---

------------------------------------------------------------

(a)   --  Non-income producing security

------------------------------------------------------------
            SUMMARY OF FOREIGN SECURITIES BY INDUSTRY CLASSIFICATION
                                  (UNAUDITED)

                                          VALUE       PERCENT OF
INDUSTRY                                  (000)       NET ASSETS
------------------------------------------------------------------
Apartment..............................  $    640             4.0%
Diversified............................     4,280            26.8
Land...................................     1,692            10.6
Lodging/Leisure........................       594             3.7
Office & Industrial....................     3,856            24.2
Shopping Centers.......................     4,086            25.6
                                         --------             ---
Net Assets.............................  $ 15,148            94.9%
                                         --------             ---
                                         --------             ---

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
European Real Estate Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
GLOBAL EQUITY PORTFOLIO

COMPOSITION OF NET ASSETS (AT DECEMBER 31, 1997)
--------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Australia               1.3          %
Canada                  1.6          %
France                  2.4          %
Germany                 6.2          %
Hong Kong               0.5          %
Ireland                 5.7          %
Italy                   3.7          %
Japan                   7.6          %
Netherlands             4.4          %
New Zealand             0.7          %
Portugal                0.3          %
Spain                   3.0          %
Sweden                  1.6          %
Switzerland             4.3          %
United Kingdom         13.7          %
United States          38.5          %
Other                   4.5          %

COMPARISON OF THE CHANGE IN VALUE OF A $500,000** INVESTMENT
---------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                 GLOBAL EQUITY     MSCI WORLD
                               PORTFOLIO--CLASS
                                       A            INDEX(1)
7/15/92*                                $500,000       $500,000
10/31/92                                 467,500        482,000
12/31/92                                 455,813        475,879
12/31/93                                 703,145        604,750
12/31/94                                 752,000        635,450
12/31/95                                 892,323        767,115
12/31/96                               1,096,041        870,522
12/31/97                               1,356,351      1,007,716
* Commencement of operations
** Minimum Investment

In accordance with SEC regulations, Portfolio performance shown assumes that all recurring fees (including management fees) were deducted and all dividends and distributions were reinvested. The performance of Class B shares will vary based upon the different inception dates and fees assessed to that class.

PERFORMANCE COMPARED TO MORGAN STANLEY
CAPITAL INTERNATIONAL (MSCI) WORLD INDEX(1)
--------------------------------------

                                      TOTAL RETURNS(2)
                        ---------------------------------------------
                                     AVERAGE ANNUAL   AVERAGE ANNUAL
                         ONE YEAR      FIVE YEARS     SINCE INCEPTION
                        -----------  ---------------  ---------------
PORTFOLIO -- CLASS
A.....................       23.75%        22.71%           20.03%
PORTFOLIO -- CLASS
B.....................       23.37           N/A            22.74
INDEX -- CLASS A......       15.76         15.34            13.69
INDEX -- CLASS B......       15.76           N/A            14.41

1. The MSCI World Index is an unmanaged index of common stocks and includes securities representative of the market structure of 22 developed market countries in North America, Europe, and the Asia/Pacific region (includes dividends).
2. Total returns for the Portfolio reflect expenses waived and reimbursed, if applicable, by the Adviser. Without such waiver and reimbursement, total returns would be lower.

PAST PERFORMANCE IS NOT PREDICTIVE OF FUTURE PERFORMANCE.

------------------------------------------------------------

CERTAIN INFORMATION APPEARING IN THIS INVESTMENT OVERVIEW IS UNAUDITED. ACCORDINGLY, THE REPORT OF INDEPENDENT ACCOUNTANTS APPEARING ELSEWHERE IN THIS REPORT DOES NOT EXTEND TO THIS INFORMATION. THE COUNTRY SPECIFIC PERFORMANCE RESULTS PROVIDED IN THIS OVERVIEW ARE FOR INFORMATIONAL PURPOSES ONLY AND SHOULD NOT BE CONSTRUED AS A GUARANTEE OF THE PORTFOLIO'S FUTURE PERFORMANCE. PAST PERFORMANCE SHOWN IS NOT PREDICTIVE OF FUTURE PERFORMANCE. INVESTMENT RETURN AND PRINCIPAL VALUE WILL FLUCTUATE SO THAT AN INVESTOR'S SHARES, WHEN REDEEMED, MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST. PLEASE SEE THE PROSPECTUS FOR A DESCRIPTION OF CERTAIN RISK CONSIDERATIONS ASSOCIATED WITH INTERNATIONAL INVESTING.

The Global Equity Portfolio is managed with the objective of obtaining long-term capital appreciation by investing in equity securities of issuers throughout the world, including U.S. issuers. Investments may also be made with discretion in emerging markets.

For the year ended December 31, 1997, the Portfolio had a total return of 23.75% for the Class A shares and 23.37% for the Class B shares, compared to a total return of 15.76% for the Morgan Stanley Capital International (MSCI) World Index (the "Index"). For the five-year period ended December 31, 1997, the average annual total return for Class A was 22.71% compared to 15.34% for the Index, from inception on July 15, 1992 to December 31, 1997, the average annual total return of Class A was 20.03% compared to 13.69% for the Index. From inception on January 2, 1996 to December 31, 1997, the average annual total return of Class B was 22.74% compared to 14.41% for the Index.

The approach in selecting investments for the Portfolio is oriented to individual stock selection and is value driven. The initial step in identifying attractive undervalued securities is the screening of global databases. Stocks are screened for undervaluation on two primary criteria, cash flow and book value, and three secondary criteria, earnings, sales and yield. Stocks selected from this screening process are put through detailed fundamental analysis. Important areas covered during this in-depth study include the companies' balance sheet and cash flow, franchise, products, management and the strategic value of the businesses assets.

Outperformance during 1997 came largely from the combination of our heavily underweight position in Japan and Southeast Asia and strong Japanese stock selection, notably the large exporters which continued to benefit from yen weakness. Stock selection in many European markets, particularly financials, also contributed, as did our overweighting in continental Europe.

After beginning 1997 as perceivably one of the most "at risk" markets on a valuation basis, the U.S. ended the year again among the strongest developed markets, despite high volatility. As the economic expansion continued into its seventh year, the "Goldilocks" investment scenario prevailed: a firming dollar, robust growth, benign inflation (despite full employment), shrinking supply in both debt and equities and booming demand (another U.S.$250 billion of net equity mutual fund inflows). This was despite a 1/4% rise in the Federal Funds rate in February (first in over two years) and warnings from

--------------------------------------------------------------------------------
                                                         Global Equity Portfolio

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        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
GLOBAL EQUITY PORTFOLIO (CONT.)
the Federal Reserve Chairman of "irrational exuberance". In Europe, weaker currencies, lower yields, accelerating restructuring and consolidation drove exceptional local currency returns. While restructuring remained a central investment theme throughout 1997, it was hampered by double digit unemployment, difficult labor laws and the election, across the region, of socialist governments. EMU driven interest rate convergence was a feature with increasing confidence that Italy would join in the first wave. The U.K. lagged its continental counterparts as the newly independent Bank of England hiked interest rates 1 1/4% in an attempt to subdue the overheated domestic economy.

In Japan, a weak domestic economy following April's VAT hike, the spectre of deregulation and the deepening banking crisis, brought a further loss of confidence. Some hope was extended by year end tax cuts, and increasing government willingness to restructure its banking system. Changing sentiment was also evident in the collapse of Yamaichi, Japan's 4th largest broker, perhaps heralding a breakdown in the traditional keiretsu "convoy" system. Significant risks remain, however, not least of which is the threat to corporate earnings posed by Asian devaluations and the inevitable corporate collapses, to which Japan Inc. is the major creditor. Southeast Asia's problems have been widely documented, with much of the region's growth based on hard currency financing which has become exorbitantly expensive. Despite the IMF "bail out" of Korea, Indonesia and Thailand, the austerity programmes, recessions and necessary reforms in these economies have barely begun and the political willingness to achieve this not yet demonstrated.

Given a projected slowdown in global growth, the U.S. Treasury market is now predicting the Federal Reserve Board will ease rates. If mid single digit earnings growth can be maintained, and inflation remains quiescent, the U.S. market is arguably fairly valued with long bond yields at current levels. While equity mutual fund inflows should slow, merger activity is expected to continue. We remain slightly underweight in the U.S., finding better relative value in Europe, particularly Ireland and the U.K.. We have moved from market to over weight in the U.K. recently having found several strong business franchises with management dedicated to maximizing shareholder value. Despite continued underperformance, we still struggle to find value in Japan, other than in selected sectors such as pharmaceuticals. Hence we expect to remain underweight in the foreseeable future. We also remain cautious about Asia as a whole despite the exceptionally steep sell off.

Additions to the Portfolio in the past six months included:

LION NATHAN (New Zealand) is the dominant name, along with Fosters, in the Australasian brewing market. The stock is currently undervalued due to concern over recent market share losses and management turnover.

The Portuguese cement company, CIMPOR, is benefiting from growth in its core domestic market. With its strong balance sheet it is well positioned to exploit opportunities in emerging markets such as Brazil.

GENERAL SIGNAL (USA) is a leading manufacturer of process and electronic control equipment. New management (ex General Electric) has focused the company on cash flow generation. Underperforming businesses are being sold. A stock buy back may be forthcoming in the near term.

B F GOODRICH (USA) has transformed from a commodity manufacturer into an aerospace and specialty chemical company. Asset sales have left BFG in a strong financial position. Jet production is strong; OE sales, spares and overhaul provide some protection from production slowdown.

NOBLE DRILLING (USA) is a leading operator of jackup rigs for the oil and gas industry, with growing deep water focus and strong earnings growth prospects over the next 3-4 years. Conservative management and a favorable industry outlook provide further comfort in a highly cyclical industry.

TENNECO (USA), after five years of restructuring is a leading global consolidator in automotive equipment and packaging. The company plans to exit the unprofitable commodities businesses and use the proceeds to make further specialty acquisitions, pay down debt and buy back stock.

UNITED MERIDIAN (USA) is a mid-cap gas weighted U.S. E&P company which has grown production and cash flow by 30% per annum over the past four years. Despite strong management and locked in production gains over the next 2-3 years, UM trades at an unjustified discount to its peers.

Following the sale of Camas (building materials) ENGLISH CHINA CLAYS (U.K.) has refocused on core areas: producing kaolin and calcium carbonates for

--------------------------------------------------------------------------------
GLOBAL EQUITY PORTFOLIO

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        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
GLOBAL EQUITY PORTFOLIO (CONT.)
the paper industry, and the supply of specialty chemicals for water treatment. ECC will benefit from the worldwide recovery in the paper industry.

ROYAL & SUN ALLIANCE (U.K.) is a global insurer writing most classes of insurance, created in 1996 from the merger of Royal Insurance Holdings and Sun Alliance. The company's U.S. operations are improving under better management and proactive resolution of major U.S. pollution liabilities.

BANK OF IRELAND provides a wide range of banking and financial services. It has offices throughout Ireland, the U.K. and Europe and has a subsidiary bank in New Hampshire. BoI remains cheap, relative to its European and U.K. peers, while offering an attractive yield.

BENCKISER focuses on household cleaning products with leading niche positions in dish washing products, laundry products and home cleaners. Strong management have steadily grown Benckiser's market shares, together with strong growth in its niche categories.

FRANCE TELECOM is the last major European telco to be privatized. FT benefits from a stable, transparent regulatory environment. FT is rebalancing its tariff structure, the best defense against looming competition.

FUJISAWA, a medium sized Japanese pharmaceutical company, has moderate growth prospects and a difficult domestic environment. Its value attractions are its free cash generation and strong financials. We believe its latent value will be realized when inevitable industry rationalization takes place.

POTASH CORP. OF SASKATCHEWAN (Canada) is the world's lowest cost, highest reserved producer of potash and is one of the most efficient producers of phosphate and nitrogen, the other key fertilizer applications. Potash is renowned for its supply management and generates substantial free cash flow.

Rescued by the Swedish government during the Scandinavian banking crisis, NORDBANKEN has arguably the best asset quality of the Swedish banks. The 1997 merger with Finland's largest bank, Merita, gives it a unique retail network in the Nordic region.

NCR CORP (USA) has leading global market shares in its core automated teller machine and retail scanning products, and should benefit from its independence after several years of AT&T ownership.

PENINSULAR & ORIENTAL STEAM NAVIGATION (U.K.) includes the Peninsular & Oriental and Princess brands. Management have recently taken radical action to improve return on capital through joint ventures and are investing cash flow in the higher yielding Peninsular & Oriental Cruise business.

PREMIER FARNELL (U.K.), the world's largest catalogue distributor of electronic/industrial components, provides engineers needing guaranteed availability and delivery, giving PF pricing power. Price weakness followed the acquisition of its large U.S. competitor. PF is well placed for global expansion.

Stock sales during the second half of the year included:

MANNESMANN (Germany) was eliminated on strength.

VARTA (Germany) was sold as better value was found elsewhere.

OLIVETTI (Italy) was sold due to operating environment fears.

AMR (USA) was sold on strength after our price target had been reached.

TANDY (USA) was sold on strength after our price target had been reached.

SCOTTISH HYDRO-ELECTRIC (U.K.) was eliminated on strength.

BANQUE NATIONALE DE PARIS (France) successfully reached our target price.

GREENFIELD INDUSTRIES (USA) sold to takeover offer from Kennemetal. Greenpoint Financial Corp (USA) successfully reached our price target.

GREENPOINT FINANCIAL CORP (USA) successfully reached our price target.

MCI COMMUNICATIONS CORP (USA) subject to successive takeover bids; we took advantage of Worldcom's offer.

Frances Campion
PORTFOLIO MANAGER

January 1998

--------------------------------------------------------------------------------
                                                         Global Equity Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

GLOBAL EQUITY PORTFOLIO
--------------------------------------------------------------------------------

                                                                       VALUE
    SHARES                                                             (000)
------------------------------------------------------------------------------

COMMON STOCKS (94.4%)
  AUSTRALIA (1.3%)
       205,100    CSR Ltd..........................................  $     695
        90,298    Coles Myer Ltd...................................        434
    (a)186,800    Telstra Corp., Ltd. (Installment Receipts-Final
                    Installment: AUD 1.35/shr due 11/17/98)........        394
                                                                     ---------
                                                                         1,523
                                                                     ---------
  CANADA (1.6%)
        13,480    Potash Corp. of Saskatchewan, Inc................      1,123
        32,120    TELUS Corp.......................................        712
                                                                     ---------
                                                                         1,835
                                                                     ---------
  FRANCE (2.4%)
         2,010    Bongrain.........................................        848
         9,266    Elf Aquitaine....................................      1,078
      (a)8,200    France Telecom...................................        297
        11,000    Scor.............................................        526
                                                                     ---------
                                                                         2,749
                                                                     ---------
  GERMANY (5.1%)
        25,900    BASF AG..........................................        924
        32,920    Bayer AG.........................................      1,222
         3,470    Karstadt AG......................................      1,200
      (a)2,364    Sinn AG..........................................        482
        14,100    VEBA AG..........................................        960
           800    Viag AG..........................................        438
         1,000    Volkswagen AG....................................        559
                                                                     ---------
                                                                         5,785
                                                                     ---------
  HONG KONG (0.5%)
       196,481    Jardine Strategic Holdings, Inc..................        519
                                                                     ---------
  IRELAND (5.7%)
       703,737    Anglo Irish Bank Corp. plc.......................      1,372
        69,200    Clondalkin Group plc.............................        559
       340,503    Green Property plc...............................      1,938
       467,394    Irish Life plc...................................      2,680
                                                                     ---------
                                                                         6,549
                                                                     ---------
  ITALY (3.7%)
       164,800    Mediaset S.p.A...................................        810
       781,813    Telecom Italia S.p.A. Di Risp (NCS)..............      3,447
                                                                     ---------
                                                                         4,257
                                                                     ---------
  JAPAN (7.6%)
        66,000    Fuji Photo Film Ltd..............................      2,529
        60,000    Fujisawa Pharmaceutical Co., Ltd.................        524
        21,000    Hitachi Ltd......................................        150
        81,000    Kao Corp.........................................      1,167
        47,000    Matsushita Electric Industrial Co., Ltd..........        688
       222,000    NKK Corp.........................................        177
       140,000    Nichido Fire & Marine Insurance Co., Ltd.........        730
         9,000    Sony Corp........................................        800


                                                                       VALUE
    SHARES                                                             (000)
------------------------------------------------------------------------------
        86,000    Sumitomo Rubber Industries.......................  $     363
        13,000    TDK Corp.........................................        981
        37,000    Toyo Seikan Kaisha Ltd...........................        527
                                                                     ---------
                                                                         8,636
                                                                     ---------
  NETHERLANDS (4.4%)
        83,012    ABN Amro Holding N.V.............................      1,617
     (a)12,800    Benckiser N.V., Class B..........................        530
        18,880    Hollandsche Beton Groep N.V......................        351
        35,324    ING Groep N.V....................................      1,488
        17,200    Philips Electronics N.V..........................      1,031
                                                                     ---------
                                                                         5,017
                                                                     ---------
  NEW ZEALAND (0.7%)
       362,100    Lion Nathan Ltd..................................        811
                                                                     ---------
  PORTUGAL (0.3%)
        13,450    Cimpor SGPS......................................        352
                                                                     ---------
  SPAIN (3.0%)
        93,700    Iberdrola........................................      1,233
        74,800    Telefonica de Espana.............................      2,136
                                                                     ---------
                                                                         3,369
                                                                     ---------
  SWEDEN (1.6%)
    (a)201,800    Nordbanken AB....................................      1,141
        14,300    Skandia Forsakrings AB...........................        675
                                                                     ---------
                                                                         1,816
                                                                     ---------
  SWITZERLAND (4.3%)
           300    ABB AG (Bearer)..................................        377
        (a)800    Ascom Holdings AG (Bearer).......................      1,030
           370    Bobst AG (Bearer)................................        545
         2,500    Forbo Holding AG (Registered)....................      1,022
           835    Holderbank Financiere Glarus AG, Class B
                    (Bearer).......................................        681
           780    Schweizerische Industrie-Gesellschaft Holdings AG
                    (Registered)...................................      1,065
           189    Sulzer AG (Registered)...........................        120
                                                                     ---------
                                                                         4,840
                                                                     ---------
  UNITED KINGDOM (13.7%)
    (a)228,888    Aggreko plc......................................        587
        79,900    Bank of Ireland..................................      1,228
        61,400    Bass plc.........................................        953
        45,500    Burmah Castrol plc...............................        792
       228,888    Christian Salvesen plc...........................        369
        37,850    Danka Business Systems plc ADR...................        603
        92,700    English China Clays plc..........................        408
        78,000    Imperial Tobacco Group plc.......................        491
       105,028    John Mowlem & Co. plc............................        154
       241,400    Matthews (Bernard) plc...........................        389
        94,600    Peninsular & Oriental Steam Navigation Co........      1,077
  (a,d)653,333    Pentos plc.......................................         --
       118,100    Premier Farnell plc..............................        850

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
Global Equity Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

GLOBAL EQUITY PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

                                                                       VALUE
    SHARES                                                             (000)
------------------------------------------------------------------------------

  UNITED KINGDOM (CONT.)

       137,100    Racal Electronic plc.............................  $     601
       138,491    Reckitt & Colman plc.............................      2,173
        64,567    Rolls-Royce plc..................................        249
       139,300    Royal & Sun Alliance Insurance Group plc.........      1,403
        81,453    Southern Electric plc............................        677
        91,077    Tate & Lyle plc..................................        750
       160,000    Unilever plc.....................................      1,370
       113,800    WPP Group plc....................................        507
                                                                     ---------
                                                                        15,631
                                                                     ---------
  UNITED STATES (38.5%)
        16,200    AT&T Corp........................................        992
        29,600    Albertson's, Inc.................................      1,402
        17,750    Aluminum Company of America......................      1,249
     (a)36,904    Ascent Entertainment Group, Inc..................        383
        25,000    B.F. Goodrich Co.................................      1,036
     (a)47,400    BJ's Wholesale Club, Inc.........................      1,487
     (a)26,300    Beazer Homes USA, Inc............................        524
        28,700    Borg-Warner Automotive, Inc......................      1,493
        12,307    Browning-Ferris Industries, Inc..................        455
    (a)129,300    Cadiz Land Co., Inc..............................      1,108
        98,100    Comsat Corp......................................      2,379
     (a)69,000    Data General Corp................................      1,203
    (a)109,000    Egghead, Inc.....................................        709
        43,100    Enhance Financial Services Group, Inc............      2,565
        47,000    Finova Group, Inc................................      2,335
     (a)90,600    GenRad, Inc......................................      2,735
        11,700    General Signal Corp..............................        494
        13,800    Georgia Pacific Corp.............................        838
     (a)13,800    Georgia Pacific Corp. (Timber Group).............        313
     (a)47,400    Homebase, Inc....................................        373
        68,000    Houghton Mifflin Co..............................      2,610
        22,500    IBP, Inc.........................................        471
     (a)83,000    InteliData Technologies Corp.....................        153
        20,900    Lukens, Inc......................................        597
        22,400    MBIA, Inc........................................      1,497
        24,600    Mellon Bank Corp.................................      1,491
     (a)29,562    NCR Corp.........................................        822
     (a)13,650    Noble Drilling Corp..............................        418
        53,200    Penncorp Financial Group, Inc....................      1,899
         3,250    Pennzoil Co......................................        217
        55,400    Pharmacia & Upjohn, Inc..........................      2,029
        67,500    Philip Morris Cos., Inc..........................      3,059
           700    Polaroid Corp....................................         34
         3,800    Prime Retail, Inc................................         54
        11,300    Tecumseh Products Co., Class A...................        551
        17,780    Tenneco, Inc.....................................        702
        38,100    Terra Nova (Bermuda) Holdings Ltd., Class A......      1,000
     (a)16,800    Toys "R" Us, Inc.................................        528
        28,800    UST Corp.........................................        799
         6,400    United Dominion Industries Ltd...................        162
     (a)21,150    United Meridian Corp.............................        595
    (a)135,400    WorldCorp, Inc...................................        152
                                                                     ---------
                                                                        43,913
                                                                     ---------
TOTAL COMMON STOCKS (Cost $81,702).................................    107,602
                                                                     ---------

                                                                       VALUE
    SHARES                                                             (000)
------------------------------------------------------------------------------
PREFERRED STOCK (1.1%)
  GERMANY (1.1%)
         3,000    Volkswagen AG (Cost $647)........................  $   1,286
                                                                     ---------
TOTAL FOREIGN & U.S. SECURITIES (95.5%) (Cost $82,349).............    108,888
                                                                     ---------

     FACE
    AMOUNT
    (000)
--------------

SHORT-TERM INVESTMENT (3.2%)
  REPURCHASE AGREEMENT (3.2%)
        $3,642    Chase Securities, Inc. 5.95%, dated 12/31/97, due
                    1/02/98, to be repurchased at $3,643,
                    collateralized by U.S. Treasury Notes, 5.625%,
                    due 2/15/06, valued at $3,717 (Cost $3,642)....      3,642
                                                                     ---------
FOREIGN CURRENCY (1.5%)
AUD        145    Australian Dollar................................         94
GBP         13    British Pound....................................         21
FRF      8,889    French Franc.....................................      1,477
DEM          1    German Mark......................................         --
JPY      9,534    Japanese Yen.....................................         73
NZD         20    New Zealand Dollar...............................         12
                                                                     ---------
TOTAL FOREIGN CURRENCY (Cost $1,682)...............................      1,677
                                                                     ---------

TOTAL INVESTMENTS (100.2%) (Cost $87,673)................   114,207
                                                           --------
OTHER ASSETS (0.3%)
  Cash.......................................  $        1
  Dividends Receivable.......................         241
  Receivable for Portfolio Shares Sold.......          67
  Foreign Withholding Tax Reclaim
    Receivable...............................          53
  Interest Receivable........................           1
  Other......................................           6       369
                                               ----------
LIABILITIES (-0.5%)
  Payable for Investments Purchased..........        (285)
  Investment Advisory Fees Payable...........        (190)
  Net Unrealized Loss on Foreign Currency
    Exchange Contracts.......................         (44)
  Administrative Fees Payable................         (14)
  Custodian Fees Payable.....................          (8)
  Directors' Fees and Expenses Payable.......          (5)
  Distribution Fees Payable..................          (3)
  Other Liabilities..........................         (43)     (592)
                                               ----------  --------
NET ASSETS (100%)........................................  $113,984
                                                           --------
                                                           --------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                                                         Global Equity Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

GLOBAL EQUITY PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

                                                            AMOUNT
                                                            (000)
-------------------------------------------------------------------

NET ASSETS CONSIST OF:
Paid in Capital...................................  $ 85,533
Undistributed Net Investment Income...............       125
Accumulated Net Realized Gain.....................     1,842
Unrealized Appreciation on Investments and Foreign
  Currency Translations...........................    26,484
                                                    --------
NET ASSETS........................................  $113,984
                                                    --------
                                                    --------

CLASS A:
--------------------------------------------------
NET ASSETS........................................  $108,074
NET ASSET VALUE, OFFERING AND REDEMPTION
  PRICE PER SHARE
  Applicable to 5,835,884 outstanding $0.001 par
  value shares (authorized 500,000,000 shares)....    $18.52
                                                    --------
                                                    --------
CLASS B:
--------------------------------------------------
NET ASSETS........................................    $5,910
NET ASSET VALUE, OFFERING AND REDEMPTION
  PRICE PER SHARE
  Applicable to 320,196 outstanding $0.001 par
  value shares (authorized 500,000,000 shares)....    $18.46
                                                    --------
                                                    --------

------------------------------------------------------------
FOREIGN CURRENCY EXCHANGE CONTRACT INFORMATION:
   Under the terms of foreign currency exchange contracts open at December 31, 1997, the Portfolio is obligated to deliver or is to receive foreign currency in exchange for U.S. dollars as indicated below:

                                                                      NET
  CURRENCY                              IN EXCHANGE                UNREALIZED
 TO DELIVER     VALUE     SETTLEMENT        FOR         VALUE     GAIN (LOSS)
   (000)        (000)        DATE          (000)        (000)        (000)
------------   --------   -----------   ------------   --------   ------------
U.S.$     24   $     24     1/5/98      ITL   42,229   $     24   $        --
GBP    2,150      3,525     2/16/98     U.S.$  3,495      3,495           (30)
NLG    6,000      2,969     2/25/98     U.S.$  2,918      2,918           (51)
FRF   18,500      3,086     3/12/98     U.S.$  3,090      3,090             4
GBP    1,300      2,104    12/16/98     U.S.$  2,137      2,137            33
               --------                                --------        ------
               $ 11,708                                $ 11,664   $       (44)
               --------
               --------                                --------        ------
                                                       --------        ------

------------------------------------------------------------

(a)   --  Non-income producing security
(d)   --  Security valued at fair value - see note A-1 to financial statements.
ADR   --  American Depositary Receipt
ITL   --  Italian Lira
NCS   --  Non Convertible Shares
NLG   --  Netherland Guilder

------------------------------------------------------------
       SUMMARY OF FOREIGN AND U.S. SECURITIES BY INDUSTRY CLASSIFICATION
                                  (UNAUDITED)

                                           VALUE       PERCENT OF
INDUSTRY                                   (000)       NET ASSETS
-------------------------------------------------------------------
Capital Equipment......................  $  24,982            21.9%
Consumer Goods.........................      1,286             1.1
Consumer Products......................     16,502            14.5
Energy.................................      3,271             2.9
Finance................................     26,760            23.5
Materials..............................     10,119             8.9
Multi-Industry.........................      5,651             4.9
Services...............................     19,714            17.3
Technology.............................        603             0.5
                                         ---------             ---
                                         $ 108,888            95.5%
                                         ---------             ---
                                         ---------             ---

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
Global Equity Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
GOLD PORTFOLIO

COMPARISON OF THE CHANGE IN VALUE OF A $500,000** INVESTMENT
---------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                     GOLD
                                  PORTFOLIO--     PHILADELPHIA GOLD
                                    CLASS A      AND SILVER INDEX(1)
2/01/94*                               $500,000             $500,000
12/31/94                                228,775              198,075
12/31/95                                258,996              220,141
12/31/96                                605,740              430,243
12/31/97                                268,706              276,130
* Commencement of operations
** Minimum Investment

In accordance with SEC regulations, Portfolio performance shown assumes that all recurring fees (including management fees) were deducted and all dividends and distributions were reinvested. The performance of Class B shares will vary based upon the different inception dates and fees assessed to that class.

PERFORMANCE COMPARED TO THE PHILADELPHIA
GOLD AND SILVER INDEX(1)
--------------------------------------

                                         TOTAL RETURNS(2)
                                   ----------------------------
                                                AVERAGE ANNUAL
                                    ONE YEAR    SINCE INCEPTION
                                   -----------  ---------------
PORTFOLIO -- CLASS A.............      -55.64%       -14.67%
PORTFOLIO -- CLASS B.............      -55.17        -28.79
INDEX -- CLASS A.................      -35.82        -12.84
INDEX -- CLASS B.................      -35.82        -22.78

1. The Philadelphia Gold and Silver Index is an unmanaged index comprised of the leading companies involved in the mining of gold and silver.

2. Total returns for the Portfolio reflect expenses waived and reimbursed, if applicable, by the Adviser. Without such waiver and reimbursement, total returns would be lower.

PAST PERFORMANCE IS NOT PREDICTIVE OF FUTURE PERFORMANCE.

------------------------------------------------------------

CERTAIN INFORMATION APPEARING IN THIS INVESTMENT OVERVIEW IS UNAUDITED. ACCORDINGLY, THE REPORT OF INDEPENDENT ACCOUNTANTS APPEARING ELSEWHERE IN THIS REPORT DOES NOT EXTEND TO THIS INFORMATION. THE PERFORMANCE RESULTS PROVIDED ARE FOR INFORMATIONAL PURPOSES ONLY AND SHOULD NOT BE CONSTRUED AS A GUARANTEE OF THE PORTFOLIO'S FUTURE PERFORMANCE. PAST PERFORMANCE SHOWN IS NOT PREDICTIVE OF FUTURE PERFORMANCE. INVESTMENT RETURN AND PRINCIPAL VALUE WILL FLUCTUATE SO THAT AN INVESTOR'S SHARES, WHEN REDEEMED, MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST. PLEASE SEE THE PROSPECTUS FOR A DESCRIPTION OF CERTAIN RISK CONSIDERATIONS ASSOCIATED WITH INTERNATIONAL INVESTING.

The Gold Portfolio seeks to provide long-term capital appreciation by investing primarily in the equity securities of foreign and domestic issuers engaged in gold-related activities.

Companies involved in the exploration, mining, fabrication, processing, distribution or trading of gold (or, to a lesser degree, silver, platinum, or other precious metals or minerals) qualify as Portfolio candidates. Mining shares differ fundamentally from investments in gold bullion. Because companies can produce positive cash flows and increase gold reserves in the ground through exploration and discovery, mining company equity shares provide investors with a more dynamic investment vehicle. Portfolio securities are selected on the basis of relative valuation, liquidity, and risk diversification.

For the year ended December 31, 1997, the Portfolio had a total return of -55.64% for the Class A shares and -55.17% for the Class B shares as compared to -35.82% for the Philadelphia Gold and Silver Index (the "Index"). From inception on February 1, 1994 through December 31, 1997, the average annual total return of Class A was -14.67% compared to -12.84% for the Index. From inception on January 2, 1996 through December 31, 1997, the average annual total return of Class B was -28.79% compared to -22.78% for the Index.

The price of gold declined 13.6% in the fourth quarter primarily due to continued fears of central bank selling, high levels of speculative short positions held by funds, and hedging by producers who are trying to protect marginal cash flows. The XAU, which is representative of a narrow large cap group, was down 32.0%, the JSE index was down 21.8%, and the Aussie index was down 21.6%. The damage has been universal and severe.

The basic premise we have been using is that gold is part of a portfolio to provide risk diversification and some negative correlation in an asset class which is out of favor, but still has solid long-term fundamentals. Gold is acting as one would expect, negatively correlated to U.S. financial stocks. The challenge to the industry right now is the belief that gold will be permanently demonitized, an argument we are not willing to accept in the current state of generally high global financial risks.

Nonetheless, by year end, the Portfolio moved into cash in the face of widespread shareholder redemptions. At this writing, substantially all of the shareholders have redeemed and we have begun the process of winding down the Portfolio.

Peter F. Palmedo
PORTFOLIO MANAGER

Michael F. Klein
PRESIDENT

January 1998

--------------------------------------------------------------------------------
                                                                  Gold Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF ASSETS AND LIABILITIES
DECEMBER 31, 1997
--------------------------------------------------------------------------------

GOLD PORTFOLIO
--------------------------------------------------------------------------------

                                                     AMOUNT
                                                      (000)
-------------------------------------------------------------
ASSETS
Receivable for Investments Sold........  $  4,851
Receivable for Portfolio Shares Sold...         1
Foreign Withholding Tax Reclaim
  Receivable...........................         1
Dividends Receivable...................         1
Other..................................         1   $   4,855
                                         --------
LIABILITIES
Bank Overdraft Payable.................    (2,623)
Payable for Portfolio Shares
  Redeemed.............................    (1,046)
Sub-Advisory Fees Payable..............       (11)
Custodian Fees Payable.................        (4)
Administrative Fees Payable............        (2)
Distribution Fees Payable..............        (2)
Directors' Fees and Expenses Payable...        (2)
Other Liabilities......................       (39)     (3,729)
                                         --------   ---------
NET ASSETS.......................................   $   1,126
                                                    ---------
                                                    ---------
NET ASSETS CONSIST OF:
Paid in Capital........................             $  27,618
Distributions in Excess of Net
  Investment Income....................                   (26)
Accumulated Net Realized Loss..........               (26,443)
Unrealized Depreciation on Foreign
  Currency Translations................                   (23)
                                                    ---------
NET ASSETS.............................             $   1,126
                                                    ---------
                                                    ---------

CLASS A:
--------------------------------------------------------------
NET ASSETS....................................................  $     436
NET ASSET VALUE, OFFERING AND REDEMPTION
  PRICE PER SHARE
  Applicable to 106,584 outstanding $0.001 par value shares
  (authorized 500,000,000 shares).............................      $4.10
                                                                ---------
                                                                ---------
CLASS B:
--------------------------------------------------------------
NET ASSETS....................................................  $     690
NET ASSET VALUE, OFFERING AND REDEMPTION
  PRICE PER SHARE
  Applicable to 166,717 outstanding $0.001 par value shares
  (authorized 500,000,000 shares).............................      $4.14
                                                                ---------
                                                                ---------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
Gold Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
INTERNATIONAL EQUITY PORTFOLIO

COMPOSITION OF NET ASSETS (AT DECEMBER 31, 1997)
--------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Australia               2.7          %
Belgium                 0.4          %
Canada                  2.5          %
Denmark                 2.1          %
Finland                 0.5          %
France                 11.5          %
Germany                 7.3          %
Hong Kong               2.3          %
Italy                   3.8          %
Japan                  16.2          %
Netherlands             6.2          %
New Zealand             0.8          %
Portugal                0.5          %
Spain                   2.1          %
Singapore               0.4          %
Sweden                  3.9          %
Switzerland             4.7          %
United Kingdom         26.1          %
Other                   6.0          %

COMPARISON OF THE CHANGE IN VALUE OF A $500,000** INVESTMENT
---------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                  INTERNATIONAL
                                     EQUITY           MSCI EAFE
                               PORTFOLIO--CLASS A     INDEX(1)
8/04/89*                                  $500,000       $500,000
10/31/90                                   505,380        417,750
10/31/91                                   541,635        446,800
10/31/92                                   516,940        387,750
12/31/92                                   524,830        393,450
12/31/93                                   769,000        521,500
12/31/94                                   864,150        562,100
12/31/95                                   965,860        625,111
12/31/96                                 1,155,555        662,930
12/31/97                                 1,316,293        674,730
* Commencement of operations
** Minimum Investment

In accordance with SEC regulations, Portfolio performance shown assumes that all recurring fees (including management fees) were deducted and all dividends and distributions were reinvested. The performance of Class B shares will vary based upon the different inception dates and fees assessed to that class.
PERFORMANCE COMPARED TO MORGAN STANLEY
CAPITAL INTERNATIONAL (MSCI) EAFE INDEX(1)
--------------------------------------

                                      TOTAL RETURNS(2)
                        ---------------------------------------------
                                     AVERAGE ANNUAL   AVERAGE ANNUAL
                         ONE YEAR      FIVE YEARS     SINCE INCEPTION
                        -----------  ---------------  ---------------
PORTFOLIO -- CLASS
A.....................       13.91%        20.19%           12.19%
PORTFOLIO -- CLASS
B.....................       13.57           N/A            16.07
INDEX -- CLASS A......        1.78         11.39             3.84
INDEX -- CLASS B......        1.78           N/A             3.87

1. The MSCI EAFE Index is an unmanaged index of common stocks and includes Europe, Australasia and the Far East (includes dividends net of withholding taxes).
2. Total returns for the Portfolio reflect expenses waived and reimbursed, if applicable, by the Adviser. Without such waiver and reimbursement, total returns would be lower.
PAST PERFORMANCE IS NOT PREDICTIVE OF FUTURE PERFORMANCE.
------------------------------------------------------------

CERTAIN INFORMATION APPEARING IN THIS INVESTMENT OVERVIEW IS UNAUDITED. ACCORDINGLY, THE REPORT OF INDEPENDENT ACCOUNTANTS APPEARING ELSEWHERE IN THIS REPORT DOES NOT EXTEND TO THIS INFORMATION. THE COUNTRY SPECIFIC PERFORMANCE RESULTS PROVIDED ARE FOR INFORMATIONAL PURPOSES ONLY AND SHOULD NOT BE CONSTRUED AS A GUARANTEE OF THE PORTFOLIO'S FUTURE PERFORMANCE. PAST PERFORMANCE SHOWN IS NOT PREDICTIVE OF FUTURE PERFORMANCE. INVESTMENT RETURN AND PRINCIPAL VALUE WILL FLUCTUATE SO THAT AN INVESTOR'S SHARES, WHEN REDEEMED, MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST. PLEASE SEE THE PROSPECTUS FOR A DESCRIPTION OF CERTAIN RISK CONSIDERATIONS ASSOCIATED WITH INTERNATIONAL INVESTING.

The investment objective of the International Equity Portfolio is long-term capital appreciation through investment primarily in equity securities of non-U.S. issuers. Equity securities for this purpose include common stocks and equivalents, such as securities convertible into common stocks, and securities having common stock characteristics, such as rights and warrants to purchase common stocks.

For the year ended December 31, 1997, the Portfolio had a total return of 13.91% for the Class A shares and 13.57% for the Class B shares as compared to a total return of 1.78% for the Morgan Stanley Capital International (MSCI) EAFE Index (the "Index"). For the five-year period ended December 31, 1997, the average annual total return of Class A was 20.19% compared to 11.39% for the Index. From inception on August 4, 1989 to December 31, 1997, the average annual total return of Class A was 12.19% compared to 3.84% for the Index. From inception on January 2, 1996 to December 31, 1997, the average annual total return of Class B was 16.07% compared to 3.87% for the Index.

For the three month period ended December 31, 1997, the Portfolio had a total return of -4.84% for the Class A shares and -4.91% for the Class B shares as compared to -7.83% for the Index. The Portfolio's meaningful outperformance of its benchmark in the final quarter of 1997 was driven by the underweight position in Japan, the overweight position in Spain and superior returns from Germany, Japan, Italy and Spain. Poor French returns was the most notable negative factor for the quarter, while currency was broadly neutral.

Though some outperformance of the benchmark was achieved in the final quarter, it didn't feel good with stock selection actually lagging local market returns in aggregate, good relative returns only being seen in Japan and the United Kingdom. Continental European stock returns were notably weak with the underweight position in the financial sectors proving a particular handicap. Returns for the year were substantially above that of the Index with both market and stock returns making positive contributions and moderate currency hedging more than offsetting the moderate negative return from the Portfolio's natural currency position. However, as for the final quarter, the Portfolio over the year suffered from its underweight positions in bank and insurance stocks which accounted for sub-market returns for the year

--------------------------------------------------------------------------------
                                                  International Equity Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
INTERNATIONAL EQUITY PORTFOLIO (CONT.)
in Switzerland, Spain and Germany. Disappointing relative returns in the United Kingdom were also attributable to failed investments in busted growth stocks of middle capitalization. One final regret for 1997 is our small exposure to domestic Japanese issues which gradually got smaller and our poor timing in switching some money out of Japanese exporters into mid cap pharmaceuticals in December.

Turnover for the fourth quarter was moderate at 7.60% with profits being taken in European bank stocks like BNP and the problematic holding in Redland being solved by a surprise takeover bid. Coles Myer was sold on strength in Australia while new positions were established in the Canadian special situations Potash and Renaissance Energy. The quarter saw the establishment of new initial positions in Asian stocks while in Japan blue chip exporters were sold in part in favor of cash rich domestic pharmaceutical companies. Turnover for the year at 33% was above the Portfolio's long term average reflecting the huge relative return differentials observed in different markets over the year.

Looking forward to 1998 there are two clear concentrations of value in international stock markets, South East Asia and certain domestic sectors in Japan. Recent visits to South East Asia have left us convinced that the Singapore banking sector is the only area where risk and reward favors the investor and accordingly we are building a position in Development Bank of Singapore despite having to pay a moderate foreign premium, which we find acceptable in a bank with tier one capital of 18.5%. In Hong Kong we find high corporate quality, good management and relatively strong balance sheets but the overwhelming dominance of the stock market and the bank loan books by property leaves us gingerly picking up well capitalized property investment companies at price levels below those discounting Armageddon. The factor precluding a more virile buying stance on Hong Kong is our suspicion that China's economy will confront structural challenges in the quarters ahead and our belief that Hong Kong's authorities will do anything necessary to avoid a breaking of the currency peg to the U.S. dollar.

The Japanese stock market can be broadly split into three sectors: the heavily owned and strongly performing export sector, the quality end of the domestic economy which embraces everything from the non life insurance companies to the better managed retailers, the pharmaceutical companies and the national telephone, tobacco and railway companies. The third sector comprises the low quality components of the domestic economy which includes the heavy cyclicals, the banks, the construction sector and anything with too much debt. It is important that most of the value resides in the third sector where, unsurprisingly, lies most of the risk. So far we have identified nothing where potential reward outweighs risk because contact with these companies reveals a remarkable reluctance to cut capital expenditure back to prudent levels. We have lost substantial amounts on our half holdings in Daicel Chemical and Nippon Kokan but management at both companies remain unrepentant as do the management of similar companies where we are not invested. Until our quarterly visits to Japan reveal a change of attitude, we will focus our buying on higher quality domestic sectors including cash rich pharmaceutical companies, financially sound housing stocks and non life insurance stocks. We are not buyers of exporters as their current cash flow multiples reflect their buoyant operating conditions and their strong management. So far our switch out of exporters into drug stocks has not been profitable but we will persevere.

In Europe we believe takeover activity has taken bank and insurance valuations beyond fundamental value other than in Scandinavia and the U.K. where valuations are at least full. Meanwhile, restructuring stocks are largely running ahead of reality, particularly in Germany, and valuations for industrial companies with a high degree of cyclicality are less than compelling outside the areas of highest capital intensity like steel and paper. In this environment we favor defensive sectors such as telecom companies, chemicals with a high pharmaceutical exposure and reasonably valued household product companies with high cash flow generation. Our significant overweight in this area is driven far more by a preference for quality than outstanding valuations. This preference reflects our lingering concerns as to the prospects for the world economy in 1998.

Dominic Caldecott
PORTFOLIO MANAGER

January 1998

--------------------------------------------------------------------------------
INTERNATIONAL EQUITY PORTFOLIO

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

INTERNATIONAL EQUITY PORTFOLIO
--------------------------------------------------------------------------------

                                                                         VALUE
    SHARES                                                               (000)
---------------------------------------------------------------------------------

COMMON STOCKS (92.4)
  AUSTRALIA (2.7%)
      1,418,400    Brambles Industries Ltd..........................  $    28,136
      5,991,700    CSR Ltd..........................................       20,297
     14,299,100    Fosters Brewing Group Ltd........................       27,200
        486,000    WMC Ltd..........................................        1,694
                                                                      -----------
                                                                           77,327
                                                                      -----------
  BELGIUM (0.4%)
        243,350    G.I.B. Holdings Ltd..............................       11,822
          2,156    G.I.B. Holdings Ltd. VVPR (New)..................          102
                                                                      -----------
                                                                           11,924
                                                                      -----------
  CANADA (2.5%)
        214,580    Potash Corp. of Saskatchewan, Inc................       17,871
     (a)659,700    Renaissance Energy Ltd...........................       13,614
      1,750,650    TELUS Corp.......................................       38,823
                                                                      -----------
                                                                           70,308
                                                                      -----------
  DENMARK (2.1%)
        161,600    Den Danske Bank A/S..............................       21,533
         98,000    Novo-Nordisk A/S, Class B........................       14,017
        309,308    Unidanmark A/S, Class A (Registered).............       22,706
                                                                      -----------
                                                                           58,256
                                                                      -----------
  FINLAND (0.5%)
        350,000    Huhtamaki Oyj, Series I..........................       14,447
        168,467    Merita Ltd., Class A.............................          921
                                                                      -----------
                                                                           15,368
                                                                      -----------
  FRANCE (11.5)
        389,600    Alcatel Alsthom..................................       49,521
         16,110    Bongrain.........................................        6,799
        164,682    Cie de Saint Gobain..............................       23,395
        419,300    Elf Aquitaine....................................       48,768
     (a)809,100    France Telecom...................................       29,347
        270,300    Groupe Danone....................................       48,280
        347,600    Lafarge..........................................       22,808
        116,800    PSA Peugeot Citroen..............................       14,730
         68,000    Pernod Ricard....................................        4,000
        410,654    Schneider........................................       22,298
        264,750    Scor.............................................       12,660
        255,000    Total, Class B...................................       27,752
        904,198    Usinor Sacilor...................................       13,056
                                                                      -----------
                                                                          323,414
                                                                      -----------
  GERMANY (5.7%)
        673,100    BASF AG..........................................       24,021
      1,024,500    Bayer AG.........................................       38,014
        198,450    Commerzbank AG...................................        7,722
        389,300    Hoechst AG.......................................       13,482
         37,750    Karstadt AG......................................       13,052
      (a)24,900    Varta AG.........................................        3,467


                                                                         VALUE
    SHARES                                                               (000)
---------------------------------------------------------------------------------
        364,000    VEBA AG..........................................  $    24,787
         67,110    Viag AG..........................................       36,746
                                                                      -----------
                                                                          161,291
                                                                      -----------
  HONG KONG (2.3%)
        237,000    Amoy Properties Ltd..............................          208
      7,763,855    Hong Kong Land Holdings Ltd......................       14,907
      3,849,000    Hysan Development Co., Ltd.......................        7,674
     16,090,537    Jardine Strategic Holdings, Inc..................       42,479
                                                                      -----------
                                                                           65,268
                                                                      -----------
  ITALY (3.8%)
      5,971,300    Mediaset S.p.A...................................       29,333
     17,948,487    Telecom Italia S.p.A. (RNC)......................       79,140
                                                                      -----------
                                                                          108,473
                                                                      -----------
  JAPAN (16.2%)
      1,120,000    Aisin Seiki Co., Ltd.............................       11,588
        635,600    Aoyama Trading Co., Ltd..........................       11,350
        608,000    Canon, Inc.......................................       14,166
        348,000    Chudenko Corp....................................        7,601
      1,640,000    Daibiru Corp.....................................       12,004
      2,952,000    Daicel Chemical Industries Ltd...................        3,846
        687,000    Eisai Co., Ltd...................................       10,478
      2,484,000    Fuji Photo Film Ltd..............................       95,191
        487,000    Fujisawa Pharmaceutical Co., Ltd.................        4,255
      1,511,000    Hitachi Ltd......................................       10,770
          4,640    Japan Tobacco, Inc...............................       32,931
      3,142,000    Kao Corp.........................................       45,273
      1,461,000    Matsushita Electric Industrial Co., Ltd..........       21,387
        909,000    NEC Corp.........................................        9,684
      7,750,000    NKK Corp.........................................        6,177
      3,626,000    Nichido Fire & Marine Insurance Co., Ltd.........       18,898
        512,000    Ono Pharmaceutical Co., Ltd......................        9,928
        232,000    Ryosan Co........................................        3,254
      2,018,000    Shionogi & Co., Ltd..............................        9,249
        167,000    Sony Corp........................................       14,847
      4,224,000    Sumitomo Marine & Fire Insurance Co..............       22,338
      1,303,000    Sumitomo Rubber Industries.......................        5,503
        165,000    TDK Corp.........................................       12,444
      2,306,000    Toyo Seikan Kaisha Ltd...........................       32,873
      1,470,000    Yamanouchi Pharmaceutical Co.....................       31,546
                                                                      -----------
                                                                          457,581
                                                                      -----------
  NETHERLANDS (6.2%)
        726,800    ABN Amro Holding N.V.............................       14,159
        209,000    Akzo Nobel N.V...................................       36,035
        844,360    Hollandsche Beton Groep N.V......................       15,699
        823,783    ING Groep N.V....................................       34,696
        271,100    Koninklijke Bijenkorf Beheer N.V.................       16,980
        642,340    Koninklijke KNP BT N.V...........................       14,794
        724,400    Philips Electronics N.V..........................       43,443
                                                                      -----------
                                                                          175,806
                                                                      -----------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                                                  International Equity Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

INTERNATIONAL EQUITY PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

                                                                         VALUE
    SHARES                                                               (000)
---------------------------------------------------------------------------------
  NEW ZEALAND (0.8%)
      2,323,579    Fisher & Paykel Industries Ltd...................  $     7,421
      6,322,500    Lion Nathan Ltd..................................       14,171
     (a)392,500    Smith City Group Ltd.............................           --
                                                                      -----------
                                                                           21,592
                                                                      -----------
  PORTUGAL (0.5%)
        501,650    Cimpor SGPS......................................       13,148
                                                                      -----------
  SINGAPORE (0.4%)
      1,220,000    Development Bank of Singapore Ltd. (Foreign).....       10,448
                                                                      -----------
  SPAIN (2.1%)
      2,569,600    Iberdrola........................................       33,817
        228,400    Repsol...........................................        9,745
        559,300    Telefonica de Espana.............................       15,970
                                                                      -----------
                                                                           59,532
                                                                      -----------
  SWEDEN (3.9%)
         26,170    Electrolux AB, Series B..........................        1,816
      (a)44,935    Granges AB.......................................          705
   (a)3,259,900    Nordbanken Holding AB............................       18,435
        690,400    Pharmacia & Upjohn, Inc., ADR....................       25,390
        376,100    S.K.F. AB, Class B...............................        8,005
        229,600    Skandia Forsakrings AB...........................       10,830
      1,017,400    Sparbanken Sverige AB, Class A...................       23,129
        970,100    Svenska Cellulosa AB, Class B....................       21,809
                                                                      -----------
                                                                          110,119
                                                                      -----------
  SWITZERLAND (4.7%)
         17,840    ABB AG...........................................       22,415
         23,040    Forbo Holding AG (Registered)....................        9,418
         20,981    Holderbank Financiere Glarus AG, Class B
                     (Bearer).......................................       17,124
         38,400    Nestle (Registered)..............................       57,554
          4,677    Novartis AG (Registered).........................        7,590
         13,814    Schindler Holding AG (Participating
                     Certificates)..................................       14,396
          5,670    Sulzer AG (Registered)...........................        3,595
                                                                      -----------
                                                                          132,092
                                                                      -----------
  UNITED KINGDOM (26.1%)
   (a)6,355,200    Aggreko plc......................................       16,292
        573,700    Associated British Foods plc.....................        4,997
      3,491,798    B.A.T. Industries plc............................       31,789
      4,916,719    BG plc...........................................       22,138
      2,729,867    Bank of Scotland.................................       25,122
      2,434,300    British Telecommunications plc...................       19,141
      5,200,800    Bunzl plc........................................       20,212
      2,490,450    Burmah Castrol plc...............................       43,381
      6,355,200    Christian Salvesen plc...........................       10,235
      2,212,500    Commercial Union plc.............................       30,868
      1,240,900    Danka Business Systems plc.......................        4,833
      4,950,000    Diageo plc.......................................       45,512
      3,693,028    English China Clays plc..........................       16,264


                                                                         VALUE
    SHARES                                                               (000)
---------------------------------------------------------------------------------
      2,910,000    Great Universal Stores plc.......................  $    36,678
      2,551,400    Imperial Tobacco Group plc.......................       16,058
      5,082,251    John Mowlem & Co. plc............................        7,433
      2,783,500    Kwik Save Group plc..............................       13,402
      2,370,068    National Westminster Bank plc....................       39,415
      2,903,520    Peninsular & Oriental Steam Navigation Co........       33,042
      2,027,800    Premier Farnell plc..............................       14,595
      3,509,500    Racal Electronic plc.............................       15,398
      4,238,002    Reckitt & Colman plc.............................       66,509
      3,603,368    Rolls-Royce plc..................................       13,915
      3,579,757    Royal & Sun Alliance Insurance Group plc.........       36,061
      1,005,100    Sedgwick Group plc...............................        2,345
      2,041,150    Southern Electric plc............................       16,972
      2,057,102    Tate & Lyle plc..................................       16,936
      6,610,300    Unilever plc.....................................       56,595
     13,151,000    WPP Group plc....................................       58,566
        577,333    Williams plc.....................................        3,207
                                                                      -----------
                                                                          737,911
                                                                      -----------
TOTAL COMMON STOCKS (Cost $2,160,148)...............................    2,609,858
                                                                      -----------
PREFERRED STOCK (1.6%)
  GERMANY (1.6%)
        106,950    Volkswagen AG (Cost $21,041).....................       45,837
                                                                      -----------
TOTAL FOREIGN SECURITIES (94.0%) (Cost $2,181,189)..................    2,655,695
                                                                      -----------

     FACE
    AMOUNT
     (000)
---------------

SHORT-TERM INVESTMENT (4.3%)
  REPURCHASE AGREEMENT (4.3%)
$       122,073    Chase Securities, Inc. 5.95%, dated 12/31/97, due
                     1/02/98, to be repurchased at $122,113,
                     collateralized by U.S. Treasury Notes
                     6.00%-6.875%, due 8/15/99-5/15/06, valued at
                     $124,693 (Cost $122,073).......................      122,073
                                                                      -----------
FOREIGN CURRENCY (0.4%)
GBP           8    British Pound....................................           13
FIM          61    Finnish Markka...................................           11
FRF          17    French Franc.....................................            3
DEM      20,243    German Mark......................................       11,253
HKD          64    Hong Kong Dollar.................................            8
JPY      39,947    Japanese Yen.....................................          306
NLG           1    Netherlands Guilder..............................           --
NZD         454    New Zealand Dollar...............................          263
NOK           9    Norwegian Krone..................................            1
ESP         230    Spanish Peseta...................................            2
SEK       1,064    Swedish Krona....................................          134
                                                                      -----------
TOTAL FOREIGN CURRENCY (Cost $12,051)...............................       11,994
                                                                      -----------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
International Equity Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

INTERNATIONAL EQUITY PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

                                                                         VALUE
                                                                         (000)
---------------------------------------------------------------------------------

TOTAL INVESTMENTS (98.7%) (Cost $2,315,313)..........................  $2,789,762
                                                                       ----------
OTHER ASSETS (12.7%)
  Securities at Value, Held as Collateral for Securities
    Loaned...............................................  $  313,615
  Receivable for Portfolio Shares Sold...................      26,729
  Net Unrealized Gain on Foreign Currency Exchange
    Contracts............................................      11,049
  Dividends Receivable...................................       5,909
  Foreign Withholding Tax Reclaim Receivable.............       1,713
  Receivable for Investments Sold........................         240
  Interest Receivable....................................          20
  Other..................................................         128     359,403
                                                           ----------
LIABILITIES (-11.4%)
  Collateral on Securities Loaned........................    (313,615)
  Investment Advisory Fees Payable.......................      (5,663)
  Payable for Investments Purchased......................      (1,984)
  Payable for Portfolio Shares Redeemed..................        (559)
  Administrative Fees Payable............................        (361)
  Bank Overdraft.........................................        (271)
  Securities Lending Fees Payable........................        (200)
  Custodian Fees Payable.................................        (128)
  Directors' Fees and Expenses Payable...................        (107)
  Distribution Fees Payable..............................          (2)
  Other Liabilities......................................        (301)   (323,191)
                                                           ----------  ----------
NET ASSETS (100%)....................................................  $2,825,974
                                                                       ----------
                                                                       ----------
NET ASSETS CONSIST OF:
Paid in Capital......................................................  $2,299,569
Distributions in Excess of Net Investment Income.....................      (3,083)
Accumulated Net Realized Gain........................................      44,116
Unrealized Appreciation on Investments and Foreign Currency
  Translations.......................................................     485,372
                                                                       ----------
NET ASSETS...........................................................  $2,825,974
                                                                       ----------
                                                                       ----------

CLASS A:
-----------------------------------------------------------------------
NET ASSETS.............................................................  $2,822,900

NET ASSET VALUE, OFFERING AND REDEMPTION
  PRICE PER SHARE
  Applicable to 164,531,600 outstanding $0.001 par value shares
  (authorized 500,000,000 shares)......................................      $17.16
                                                                         ----------
                                                                         ----------
CLASS B:
-----------------------------------------------------------------------
NET ASSETS.............................................................      $3,074
NET ASSET VALUE, OFFERING AND REDEMPTION
  PRICE PER SHARE
  Applicable to 179,438 outstanding $0.001 par value shares (authorized
  500,000,000 shares)..................................................      $17.13
                                                                         ----------
                                                                         ----------

------------------------------------------------------------
FOREIGN CURRENCY EXCHANGE CONTRACT INFORMATION:
   Under the terms of foreign currency exchange contracts open at December 31, 1997, the Portfolio is obligated to deliver or is to receive foreign currency in exchange for U.S. dollars or foreign currency as indicated below:

                                                                        NET
  CURRENCY                               IN EXCHANGE                 UNREALIZED
 TO DELIVER      VALUE     SETTLEMENT        FOR          VALUE     GAIN (LOSS)
   (000)         (000)        DATE          (000)         (000)        (000)
------------   ---------   -----------   ------------   ---------   ------------
DEM        29  $      16      1/02/98    GBP      86    $     141   $       125
DEM       241        134      1/02/98    GBP      81          133            (1)
AUD    51,000     33,233      1/12/98    U.S.$39,913       39,913         6,680
FRF   970,000    162,703      6/19/98    U.S.$170,095     170,095         7,392
U.S.$113,300     113,300      6/19/98    FRF 645,000      108,189        (5,111)
GBP    68,500    111,023     11/09/98    U.S.$112,987     112,987         1,964
               ---------                                ---------   ------------
               $ 420,409                                $ 431,458   $    11,049
               ---------
               ---------                                ---------   ------------
                                                        ---------   ------------

------------------------------------------------------------

(a)   --  Non-income producing security
(d)   --  Security valued at fair value -- see note A-1 to financial statements.
ADR   --  American Depositary Receipt
AUD   --  Australian Dollar
RNC   --  Non Convertible Savings Shares

------------------------------------------------------------
            SUMMARY OF FOREIGN SECURITIES BY INDUSTRY CLASSIFICATION
                                  (UNAUDITED)

                                            VALUE        PERCENT OF
INDUSTRY                                    (000)        NET ASSETS
---------------------------------------------------------------------
Capital Equipment......................  $   400,143            14.2%
Consumer Goods.........................      747,443            26.4
Energy.................................      231,230             8.2
Finance................................      401,253            14.2
Materials..............................      325,505            11.5
Multi-Industry.........................      143,968             5.1
Services...............................      406,153            14.4
                                         -----------             ---
                                         $ 2,655,695            94.0%
                                         -----------             ---
                                         -----------             ---

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                                                  International Equity Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
INTERNATIONAL MAGNUM PORTFOLIO

COMPOSITION OF NET ASSETS (AT DECEMBER 31, 1997)
--------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Australia               2.0          %
Austria                 0.5          %
Belgium                 0.7          %
Denmark                 1.3          %
Finland                 3.2          %
France                  7.9          %
Germany                 8.4          %
Hong Kong               1.4          %
Italy                   3.8          %
Japan                  17.0          %
Malaysia                0.2          %
Netherlands             5.9          %
Norway                  0.9          %
Singapore               1.0          %
Spain                   3.2          %
Sweden                  4.0          %
Switzerland             7.0          %
United Kingdom         17.6          %
Other                  14.0          %

COMPARISON OF THE CHANGE IN VALUE OF A $500,000** INVESTMENT
---------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                  INTERNATIONAL MAGNUM    INTERNATIONAL MAGNUM     MSCI EAFE
                                   PORTFOLIO--CLASS A      PORTFOLIO--CLASS B      INDEX(1)
3/15/96*                                       $500,000                $100,000       $500,000
12/31/96                                        541,250                 107,900        526,300
12/31/97                                        576,864                 114,730        535,668
* Commencement of operations
** Minimum Investment--Class A

In accordance with SEC regulations, Portfolio performance shown assumes that all recurring fees (including management fees) were deducted and all dividends and distributions were reinvested. The performance of Class B shares will vary based upon the different fees assessed to that class. The MSCI EAFE Index value at December 31, 1997 assumes a minimum initial investment of $500,000; if a minimum initial investment of $100,000 (the minimum investment for Class B shares) is assumed the value at December 31, 1997 would be $107,134.
PERFORMANCE COMPARED TO MORGAN STANLEY
CAPITAL INTERNATIONAL (MSCI) EAFE INDEX(1)
--------------------------------------

                                          TOTAL RETURNS(2)
                                   -------------------------------
                                                  AVERAGE ANNUAL
                                     ONE YEAR     SINCE INCEPTION
                                   ------------  -----------------
PORTFOLIO -- CLASS A.............        6.58%           8.28%
PORTFOLIO -- CLASS B.............        6.33            7.94
INDEX............................        1.78            4.52

1. The MSCI EAFE Index is an unmanaged index of common stocks and includes Europe, Australasia and the Far East (includes dividends net of withholding taxes).
2. Total returns for the Portfolio reflect expenses waived and reimbursed, if applicable, by the Adviser. Without such waiver and reimbursement, total returns would be lower.
PAST PERFORMANCE IS NOT PREDICTIVE OF FUTURE PERFORMANCE.

------------------------------------------------------------
CERTAIN INFORMATION APPEARING IN THIS INVESTMENT OVERVIEW IS UNAUDITED. ACCORDINGLY, THE REPORT OF INDEPENDENT ACCOUNTANTS APPEARING ELSEWHERE IN THIS REPORT DOES NOT EXTEND TO THIS INFORMATION. THE PERFORMANCE RESULTS PROVIDED ARE FOR INFORMATIONAL PURPOSES ONLY AND SHOULD NOT BE CONSTRUED AS A GUARANTEE OF THE PORTFOLIO'S FUTURE PERFORMANCE. PAST PERFORMANCE SHOWN IS NOT PREDICTIVE OF FUTURE PERFORMANCE. INVESTMENT RETURN AND PRINCIPAL VALUE WILL FLUCTUATE SO THAT AN INVESTOR'S SHARES, WHEN REDEEMED, MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST PLEASE SEE THE PROSPECTUS FOR A DESCRIPTION OF CERTAIN RISK CONSIDERATIONS ASSOCIATED WITH INTERNATIONAL INVESTING.

The International Magnum Portfolio seeks long-term capital appreciation by investing primarily in equity securities of non-U.S. issuers in accordance with the EAFE country weightings determined by the Adviser. The EAFE countries in which the Portfolio will invest are those comprising the Morgan Stanley Capital International (MSCI) EAFE Index, which includes Australia, Japan, New Zealand, most nations located in Western Europe, and certain developed countries in Asia.

For the year ended December 31, 1997, the Portfolio had a total return of 6.58% for the Class A shares and 6.33% for the Class B shares compared to 1.78% for the Morgan Stanley Capital International (MSCI) EAFE Index (the "Index"). From inception on March 15, 1996 to December 31, 1997 the average annual total return of Class A was 8.28% and 7.94% for Class B compared to 4.52% for the Index.

The fourth quarter of 1997 saw most international markets registering losses in U.S. dollar terms as the turmoil in Asia continued to rattle investors around the globe. While the contagion continued to have its greatest impact on the nations in the Pacific Rim, investors in the more distant markets such as the U.S. and Europe began to consider the effects of cheap Asian exports, slower global growth and lower Asian demand on corporate earnings.

The Asian currency crisis began mid-year with the devaluation of the Thai baht on July 2, and quickly spread throughout the region. The countries that have succumbed to the Asian crisis, including Thailand, Malaysia, the Philippines, Indonesia and South Korea, share common traits: their companies have largely financed themselves with readily available bank credit, and have used much of this money in unproductive ways that have earned a less than economic return on investment. Much of this debt was borrowed in U.S. dollars to take advantage of lower U.S. interest rates, and, as these countries' currencies have devalued, corporate debt obligations have ballooned, pushing many firms toward bankruptcy. Because loans were often granted based on relationships and cronyism rather than sound credit analysis, banks within these countries have also suffered, leading to a banking crisis as well. Although the International Monetary Fund (IMF) has stepped in to help shore up the financial system and stabilize the currencies in the region, a lack of political will to implement the IMF's austere policies in several countries has left the region vulnerable and sent investors fleeing, at least until there are signs of real progress.

--------------------------------------------------------------------------------
INTERNATIONAL MAGNUM PORTFOLIO

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
INTERNATIONAL MAGNUM PORTFOLIO (CONT.)

Virtually no country in the region has escaped the debacle. Although the Hong Kong dollar's peg to the U.S. dollar has stubbornly held to-date, despite speculators' attacks, it has come at a high cost to the Hong Kong economy. In order to defend its currency, the Hong Kong Monetary Authority was forced in October to raise interest rates to painfully high levels, thereby putting pressure on the interest sensitive stocks (e.g., real estate and banks) that comprise the bulk of the Hong Kong market. As a result, the Hong Kong market fell nearly 29% for the quarter. Even markets with relatively healthy fundamentals were not spared; for the quarter, the supposed "safe haven" Singapore market fell 20.6% in U.S. dollar terms (-10.0% local currency) while Australia declined 12.9% (-3.2% local).

The Japanese market also experienced a difficult quarter as the MSCI Japan index fell 19.8% in U.S. dollar terms and 13.6% in local currency terms. December was the Japanese market's sixth consecutive month in the red. Business, consumer and investor confidence has plummeted, contributing to the market's downward spiral. Sentiment worsened as a string of high-profile bankruptcies in the financial sector including Sanyo Securities, Hokkaido-Takushoku Bank and Yamaichi Securities, one of Japan's "big four" brokerage houses, caught the market and the Japanese government by surprise. The bankruptcies were caused in part by a credit crunch ahead of stricter capital requirements for Japanese banks beginning in 1999 (delayed from 1998). Small and mid-size companies are being especially hard hit by the bank's reticence to lend. The market was also clearly disappointed by the Japanese government's inaction; the government thus far has failed to announce a meaningful plan to shore up the financial sector or pass a fiscal stimulus package able to jump start the economy. And if domestic problems were not enough, the uncertainty in Asia and in particular in Korea, one of Japan's major competitors, helped propel Japan's equity markets by year end to lows set in 1995.

Relatively speaking, the brightest spot for the quarter was Europe, which registered a mere 0.1% gain in U.S. dollars and 0.7% in local currencies for the quarter. Performance throughout the region was mixed, with Switzerland the strongest performer (+8.2% U.S. dollars, +8.7% local). The Swiss market benefited from the $25 billion merger of UBS and Swiss Bank Corp., as well as from its heavy weighting in defensive pharmaceutical stocks. Financial stocks throughout Europe have performed well during the past several months as interest rates have fallen and restructuring has just begun within the industry. In addition, a "flight to quality" prompted by the Asian crisis saw investors moving toward the more liquid markets and currencies of Germany, Switzerland and France. Exporters and other companies with exposure to Asia also suffered during the quarter with capital goods, electronics, autos, metals and paper all noticeably weak. Among the weakest European markets was Finland, which suffered as Nokia, the cellular telephone manufacturer which comprises a third of the Finnish index, fell over 10% during December alone. On the positive side, restructuring and merger activity continues at a robust pace in Europe, with six mergers/acquisitions worth approximately $87 billion announced on a single day in October. Industry consolidation should continue as EMU is forcing companies to reevaluate their competitive positions and seek partners across borders.

Against this backdrop, the Portfolio performed in line with the benchmark MSCI EAFE Index over the fourth quarter. Near the start of the quarter, we further reduced our exposure to both Asia and Japan, preferring to increase cash levels given our bearish outlook. Our regional allocation, in which we were underweight in Japan and Asia and neutral in Europe, contributed to performance, while stock selection particularly in Europe provided an offset. Specifically, our underweight in European financials and our exposure to smaller capitalization stocks in Germany and Switzerland were negatives for the Portfolio. Small caps suffered during the fourth quarter as investors sought safety in the liquidity of large cap names. Certain export-oriented companies, like SGS Thompson Microelectronics (34%/ for the quarter) and Volkswagen (-19%/ for the quarter) and Philips Electronics (-29%/ for the quarter) detracted from performance. Our Hong Kong property stocks were hurt as interest rates there rose. On the positive side, stock selection in the U.K. and in Australia were strong with some of the British consumer products stocks including Tate & Lyle and Bass contributing strongly to performance.

Looking ahead, we expect the beginning of 1998 to continue to be volatile, particularly as the Asian crisis plays itself out. The financial sector in both Asia and Japan are both in fragile shape, and the world will be

--------------------------------------------------------------------------------
                                                  International Magnum Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
INTERNATIONAL MAGNUM PORTFOLIO (CONT.)
watching carefully to see how these difficulties are resolved. The wildcard in Asia will be whether or not China and in turn Hong Kong allow their currencies to devalue in light of the competitive devaluations sweeping the region. Although we do not believe such a devaluation is likely near term, the possibility nonetheless makes us cautious about the outlook for the Hong Kong market and the region overall, as another round of devaluations would likely ensue. We currently are underweight in Asia relative to the benchmark EAFE Index, with the majority of our Asian holdings in Australia. In Japan, we believe that the government will come under increasing pressure to implement policies to stimulate the domestic economy and reform the banking sector. Thus far, however, the government's anti-deficit stance has precluded any government spending package or meaningful tax cut, and no approach has been announced to deal with the weakest banks or the huge amount of bad debt on bank balance sheets. Therefore, despite valuations that have become increasingly attractive, we will remain wary and underweight with regard to the Japanese market until we begin to see signs of a change. Because of our bearishness regarding these two markets, we have been holding a higher-than-average amount of cash -- something we view as a temporary, defensive measure.

Of the developed international regions, Europe offers the most investment potential for the coming year. As a result, Europe currently represents our largest weighting, with nearly 70% of the Portfolio's net assets invested there. Restructuring, consolidation and deregulation should continue as EMU approaches, with companies jockeying for better strategic position in the new pan-European world. Additionally, with the introduction of the new euro currency scheduled for 1999, interest rates will continue to converge with rates falling in the peripheral nations and rising in the core countries. Although we expect growth to slow as exports of European luxury and capital goods moderate due to lower Asian demand, overall the environment is benign for European equities. In particular, we are finding new investment opportunities in the U.K. in companies offering the attractive combination of strong business franchises with low capital requirements and managements focused on shareholder value. Overall, we will continue to monitor conditions around the world, seeking the best investment opportunities available. We strive to remain agile regarding stock selection, and will put cash to work as soon as we find suitable opportunities to do so.

Francine J. Bovich
PORTFOLIO MANAGER

January 1998

--------------------------------------------------------------------------------
INTERNATIONAL MAGNUM PORTFOLIO

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

INTERNATIONAL MAGNUM PORTFOLIO
--------------------------------------------------------------------------------

                                                                     VALUE
   SHARES                                                            (000)
------------------------------------------------------------------------------

COMMON STOCKS (84.5%)
  AUSTRALIA (2.0%)
      83,200   Australia & New Zealand Banking Group Ltd........  $        549
      57,600   Commonwealth Bank Of Australia...................           660
      32,630   Lend Lease Corp., Ltd............................           638
      46,030   National Australia Bank Ltd......................           643
     141,400   News Corp., Ltd..................................           780
  (a)227,200   Telstra Corp., Ltd. (Installment Receipts--Final
                 installment: AUD 1.35/Share due on 11/17/98)...           480
                                                                  ------------
                                                                         3,750
                                                                  ------------
  AUSTRIA (0.5%)
      16,100   Boehler-Uddeholm AG..............................           944
                                                                  ------------
  BELGIUM (0.7%)
      26,325   G.I.B. Holdings Ltd..............................         1,279
                                                                  ------------
  DENMARK (1.3%)
      18,500   BG Bank A/S......................................         1,245
      16,800   Unidanmark A/S, Class A
                 (Registered)...................................         1,233
                                                                  ------------
                                                                         2,478
                                                                  ------------
  FINLAND (3.2%)
   (a)26,900   Amer-Yhtymae Oyj, Class A........................           516
      20,200   Huhtamaki Oyj, Series 1..........................           834
       8,000   Kone Oyj, Class B................................           969
     176,300   Merita Ltd., Class A.............................           964
      23,050   Metra Oyj, Class B...............................           541
     159,100   Rautaruukki Oyj..................................         1,284
      64,900   Valmet Oyj.......................................           895
                                                                  ------------
                                                                         6,003
                                                                  ------------
  FRANCE (7.9%)
       5,200   Alcatel Alsthom..................................           661
       1,600   Bongrain.........................................           675
      12,821   Cie de Saint Gobain..............................         1,821
      17,700   Elf Aquitaine....................................         2,059
   (a)24,000   France Telecom...................................           871
       8,930   Groupe Danone....................................         1,595
      22,600   Lafarge..........................................         1,483
      28,800   Legris Industries................................         1,000
   (a)14,400   SGS-Thomson Microelectronics N.V.................           891
       7,900   Scor.............................................           378
      18,800   Total, Class B...................................         2,046
      88,300   Usinor Sacilor...................................         1,275
                                                                  ------------
                                                                        14,755
                                                                  ------------
  GERMANY (6.9%)
      37,900   BASF AG..........................................         1,352
      31,650   Bayer AG.........................................         1,174
       2,670   Buderus AG.......................................         1,198
      58,100   Gerresheimer Glas AG.............................           814
      61,200   Lufthansa AG.....................................         1,150


                                                                     VALUE
   SHARES                                                            (000)
------------------------------------------------------------------------------
      16,320   Metro AG.........................................  $        579
    (a)2,170   Philipp Holzmann AG..............................           560
       5,632   Plettac AG.......................................           776
      23,800   VEBA AG..........................................         1,621
       3,700   Viag AG..........................................         2,026
       3,000   Volkswagen AG....................................         1,676
                                                                  ------------
                                                                        12,926
                                                                  ------------
  HONG KONG (1.4%)
     110,000   Cheung Kong Holdings Ltd.........................           720
      50,000   China Light & Power Co., Ltd.....................           277
      55,000   Dao Heng Bank Group Ltd..........................           137
      98,000   Hong Kong Telecommunications
                 Ltd............................................           202
      16,900   HSBC Holdings plc................................           417
      61,000   Hutchison Whampoa Ltd............................           382
      84,000   Ng Fung Hong Ltd.................................            88
      38,000   Shanghai Industrial Holdings Ltd.................           141
      33,000   Sun Hung Kai Properties Ltd......................           230
      18,000   Swire Pacific Ltd., Class A......................            99
                                                                  ------------
                                                                         2,693
                                                                  ------------
  ITALY (3.8%)
      78,300   Editoriale L'Expresso S.p.A......................           376
     327,900   Magneti Marelli S.p.A............................           561
      89,000   Marzotto (Gaetano) & Figli S.p.A.................         1,112
     162,300   Mediaset S.p.A...................................           797
     415,200   Sogefi S.p.A.....................................         1,056
  (a)730,611   Telecom Italia S.p.A. Di Risp (NCS)..............         3,221
                                                                  ------------
                                                                         7,123
                                                                  ------------
  JAPAN (17.0%)
     126,000   Amada Co., Ltd...................................           468
      78,000   Asahi Tec Corp...................................           124
      45,000   Canon, Inc.......................................         1,048
      33,000   Dai Nippon Printing Co., Ltd.....................           620
     187,000   Daicel Chemical Industries Ltd...................           244
      59,000   Daifuku Co., Ltd.................................           287
     100,000   Daikin Industries Ltd............................           377
      10,020   Family Mart Co., Ltd.............................           359
      40,000   Fuji Machine Manufacturing Co....................           966
      27,000   Fuji Photo Film Ltd..............................         1,035
      59,000   Fujitec Co., Ltd.................................           325
     108,000   Fujitsu Ltd......................................         1,159
     153,000   Furukawa Electric Co.............................           656
      22,000   Hitachi Credit Corp..............................           363
     149,000   Hitachi Ltd......................................         1,062
      60,000   Inabata & Co.....................................           188
     130,000   Kaneka Corp......................................           587
      36,000   Kurita Water Industries..........................           367
      13,300   Kyocera Corp.....................................           603
      59,000   Kyudenko Co., Ltd................................           298
      25,000   Lintec Corp......................................           387
      67,000   Matsushita Electric Industrial Co., Ltd..........           981
     190,000   Mitsubishi Chemical Corp.........................           272

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                                                  International Magnum Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

INTERNATIONAL MAGNUM PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

                                                                     VALUE
   SHARES                                                            (000)
------------------------------------------------------------------------------

  JAPAN (CONT.)

      57,000   Mitsubishi Estate Co., Ltd.......................  $        620
     164,000   Mitsubishi Heavy Industries Ltd..................           684
      54,000   Mitsumi Electric Co., Ltd........................           770
      12,000   Murata Manufacturing Co., Ltd....................           302
     104,000   NEC Corp.........................................         1,108
      47,000   Nifco, Inc.......................................           306
      12,000   Nintendo Corp., Ltd..............................         1,177
      29,000   Nippon Pillar Packing............................           156
         127   Nippon Telegraph & Telephone
                 Corp...........................................         1,090
     126,000   Nissan Motor Co..................................           521
      45,000   Nissha Printing Co., Ltd.........................           271
      88,000   Ricoh Co., Ltd...................................         1,093
      41,000   Rinnai Corp......................................           619
      18,000   Sangetsu Co., Ltd................................           185
      36,000   Sankyo Co., Ltd..................................           814
      74,000   Sanwa Shutter Corp...............................           372
      54,000   Sekisui Chemical Co..............................           274
      43,000   Sekisui House Co., Ltd...........................           277
      16,000   Shimamura Co., Ltd...............................           278
      90,000   Shin-Etsu Polymer Co., Ltd.......................           297
      15,700   Sony Corp........................................         1,396
      31,000   Sumitomo Marine & Fire Insurance
                 Co.............................................           164
      61,000   Suzuki Motor Co., Ltd............................           552
      16,000   TDK Corp.........................................         1,207
      19,000   Tokyo Electron Ltd...............................           609
     256,000   Toshiba Corp.....................................         1,065
      38,000   Toyota Motor Corp................................         1,089
     132,000   Tsubakimoto Chain Co.............................           475
      34,000   Yamaha Corp......................................           386
      41,000   Yamanouchi Pharmaceutical Co.....................           880
                                                                  ------------
                                                                        31,813
                                                                  ------------
  MALAYSIA (0.2%)
       6,000   Dialog Group Bhd.................................            10
     151,000   Tenaga Nasional Bhd..............................           322
                                                                  ------------
                                                                           332
                                                                  ------------
  NETHERLANDS (5.9%)
      51,600   ABN Amro Holding N.V.............................         1,005
      13,100   Akzo Nobel N.V...................................         2,259
    (a)7,400   Benckiser N.V., Class B..........................           306
      30,000   Hollandsche Beton Groep N.V......................           558
      44,405   ING Groep N.V....................................         1,870
      19,000   KLM Royal Dutch Airlines N.V.....................           703
      12,000   Koninklijke Bijenkorf Beheer N.V.................           752
      66,800   Koninklijke KNP BT N.V...........................         1,539
      21,000   Koninklijke Van Ommeren N.V......................           704
      23,500   Philips Electronics N.V..........................         1,409
                                                                  ------------
                                                                        11,105
                                                                  ------------

                                                                     VALUE
   SHARES                                                            (000)
------------------------------------------------------------------------------
  NEW ZEALAND (0.0%)
  (a)127,000   AMP NZ Office Trust..............................  $         76
       7,280   Fletcher Challenge Forest........................             6
                                                                  ------------
                                                                            82
                                                                  ------------
  NORWAY (0.9%)
      75,900   Saga Petroleum ASA, Class B......................         1,151
      14,400   Sparebanken NOR..................................           513
                                                                  ------------
                                                                         1,664
                                                                  ------------
  SINGAPORE (1.0%)
    (a)1,750   Creative Technology Ltd. (U.S. Dollar)...........            39
   (a)12,500   Creative Technology Ltd..........................           254
      15,000   Development Bank of Singapore Ltd. (Foreign).....           128
      10,000   Electronic Resources Ltd.........................            10
   (a)53,000   Natsteel Electronics Ltd.........................            68
      62,040   Oversea-Chinese Banking Corp.
                 (Foreign)......................................           362
      42,000   Parkway Holdings Ltd.............................            95
      20,000   Singapore Press Holdings Ltd. (Foreign)..........           251
     283,000   Summit Holdings Ltd..............................            60
      18,000   Super Coffeemix Manufacturing Ltd................             3
      61,000   United Overseas Bank Ltd. (Foreign)..............           339
      47,000   Venture Manufacturing Ltd........................           131
   (a)43,000   WBL Corp., Ltd...................................            40
                                                                  ------------
                                                                         1,780
                                                                  ------------
  SPAIN (3.2%)
      48,600   Banco Bilbao Vizcaya (Registered)................         1,573
     125,800   Iberdrola........................................         1,656
      43,650   Telefonica de Espana.............................         1,246
     138,900   Uralita..........................................         1,586
                                                                  ------------
                                                                         6,061
                                                                  ------------
  SWEDEN (4.0%)
      48,530   Esselte AB, Class B..............................           984
  (a)382,900   Nordbanken Holding AB............................         2,165
      32,800   Pharmacia & Upjohn, Inc..........................         1,206
      30,800   S.K.F. AB, Class B...............................           656
      25,300   Sparbanken Sverige AB, Class A...................           575
      48,400   Spectra-Physics AB, Class A......................           918
      30,600   Svenska Handelsbanken, Class A...................         1,058
                                                                  ------------
                                                                         7,562
                                                                  ------------
  SWITZERLAND (7.0%)
      (a)790   Ascom Holdings AG (Bearer).......................         1,017
         710   Bobst AG (Bearer)................................         1,045
       4,270   Forbo Holding AG (Registered)....................         1,745
       2,090   Holderbank Financiere Glarus AG, Class B
                 (Bearer).......................................         1,706
       1,960   Nestle (Registered)..............................         2,938
         258   Novartis AG (Registered).........................           419
         150   Schindler Holding AG (Participating
                 Certificates)..................................           156

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
International Magnum Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

INTERNATIONAL MAGNUM PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

                                                                     VALUE
   SHARES                                                            (000)
------------------------------------------------------------------------------

  SWITZERLAND (CONT.)

         815   Schindler Holding AG (Registered)................  $        876
         820   Schweizerische Industrie-Gesellschaft Holdings AG
                 (Registered)...................................         1,120
       1,313   Sulzer AG (Registered)...........................           832
       5,670   Valora Holding AG (Registered)...................         1,196
                                                                  ------------
                                                                        13,050
                                                                  ------------
  UNITED KINGDOM (17.6%)
  (a)206,744   Aggreko plc......................................           530
       8,700   Associated British Foods plc.....................            76
     159,517   BG plc...........................................           718
     100,100   Bank of Ireland..................................         1,538
     104,683   Bank of Scotland.................................           963
      43,300   Bass plc.........................................           672
      60,455   B.A.T. Industries plc............................           550
     139,500   Booker plc.......................................           734
     162,100   British Telecommunications plc...................         1,275
  (a)157,500   Bunzl plc........................................           612
     120,400   Burmah Castrol plc...............................         2,097
      82,300   Charter plc......................................         1,013
     206,744   Christian Salvesen plc...........................           333
      55,725   Commercial Union plc.............................           778
      32,300   Danka Business Systems plc.......................           126
     198,700   Diageo plc.......................................         1,827
   (a)33,600   Glynwed International
                 plc............................................           143
     135,600   Great Universal Stores plc.......................         1,709
     332,700   Imperial Tobacco Group plc.......................         2,094
     275,761   John Mowlem & Co. plc............................           403
     183,200   Kwik Save Group plc..............................           882
     288,200   Medeva plc.......................................           767
     112,500   Peninsular & Oriental Steam Navigation Co........         1,280
      98,100   Premier Farnell plc..............................           706
     503,100   Premier Oil plc..................................           438
     168,200   Racal Electronic plc.............................           738
     139,296   Reckitt & Colman plc.............................         2,186
     178,789   Royal & Sun Alliance Insurance Group
                 plc............................................         1,801
     286,100   Scapa Group plc..................................         1,095
     114,300   Tate & Lyle plc..................................           941
     144,800   Unilever plc.....................................         1,240
     135,700   Westminster Health Care Holdings
                 plc............................................           814
     405,100   WPP Group plc....................................         1,804
                                                                  ------------
                                                                        32,883
                                                                  ------------
TOTAL COMMON STOCKS (Cost $156,263).............................       158,283
                                                                  ------------

                                                                     VALUE
   SHARES                                                            (000)
------------------------------------------------------------------------------

PREFERRED STOCKS (1.5%)
  GERMANY (1.5%)
       3,000   Dyckerhoff AG....................................  $        769
      12,700   Hornbach Holding AG..............................           875
       2,130   Suedzucker AG....................................         1,048
                                                                  ------------
TOTAL PREFERRED STOCKS (Cost $2,699)............................         2,692
                                                                  ------------

    FACE
   AMOUNT
   (000)
------------

CORPORATE BOND (0.0%)
  NEW ZEALAND (0.0%)
     NZD 127   AMP NZ Office Trust 7.50%, 6/30/03 (Cost $75)....            76
                                                                  ------------
TOTAL FOREIGN SECURITIES (86.0%) (Cost $159,037)................       161,051
                                                                  ------------
SHORT-TERM INVESTMENT (13.2%)
  REPURCHASE AGREEMENT (13.2%)
$     24,699   Chase Securities, Inc. 5.95%, dated 12/31/97, due
                 1/02/98, to be repurchased at $24,707,
                 collateralized by U.S. Treasury Notes, 7.875%,
                 due 11/15/04, valued at $25,198 (Cost
                 $24,699).......................................        24,699
                                                                  ------------
FOREIGN CURRENCY (0.3%)
GBP      274   British Pound....................................           450
FRF      404   French Franc.....................................            67
JPY   16,613   Japanese Yen.....................................           127
                                                                  ------------
TOTAL FOREIGN CURRENCY (Cost $650)..............................           644
                                                                  ------------

TOTAL INVESTMENTS (99.5%) (Cost $184,386)...........................   186,394
                                                                      --------
OTHER ASSETS (1.8%)
  Net Unrealized Gain on Foreign Currency Exchange
    Contracts...........................................  $    1,607
  Receivable for Investments Sold.......................         738
  Dividends Receivable..................................         528
  Receivable for Portfolio Shares Sold..................         400
  Foreign Withholding Tax Reclaim Receivable............         117
  Interest Receivable...................................           4
  Other Assets..........................................           4     3,398
                                                          ----------
LIABILITIES (-1.3%)
  Payable for Investments Purchased.....................      (2,029)
  Investment Advisory Fees Payable......................        (308)
  Custodian Fees Payable................................         (26)
  Administrative Fees Payable...........................         (24)
  Distribution Fees Payable.............................         (18)
  Bank Overdraft Payable................................         (11)
  Payable for Portfolio Shares Redeemed.................          (7)
  Directors' Fees and Expenses Payable..................          (4)
  Other Liabilities.....................................         (52)   (2,479)
                                                          ----------  --------
NET ASSETS (100%)...................................................  $187,313
                                                                      --------
                                                                      --------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                                                  International Magnum Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

INTERNATIONAL MAGNUM PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

------------------------------------------------------------------------------
NET ASSETS CONSIST OF:
Paid in Capital.....................................................  $185,180
Undistributed Net Investment Income.................................        63
Accumulated Net Realized Loss.......................................      (896)
Unrealized Appreciation on Investments and Foreign Currency
  Translations......................................................     2,966
                                                                      --------
NET ASSETS..........................................................  $187,313
                                                                      --------
                                                                      --------

CLASS A:
--------------------------------------------------------------------
NET ASSETS..........................................................  $159,096
NET ASSET VALUE, OFFERING AND REDEMPTION
  PRICE PER SHARE
  Applicable to 14,642,404 outstanding $0.001 par value shares
  (authorized 500,000,000 shares)...................................    $10.87
                                                                      --------
                                                                      --------
CLASS B:
--------------------------------------------------------------------
NET ASSETS..........................................................   $28,217
NET ASSET VALUE, OFFERING AND REDEMPTION
  PRICE PER SHARE
  Applicable to 2,601,986 outstanding $0.001 par value shares
  (authorized 500,000,000 shares)...................................    $10.84
                                                                      --------
                                                                      --------

------------------------------------------------------------
FOREIGN CURRENCY EXCHANGE CONTRACT INFORMATION:
   Under the terms of foreign currency exchange contracts open at December 31, 1997, the Portfolio is obligated to deliver or is to receive foreign currency in exchange for U.S. dollars as indicated below:

                                                               NET
  CURRENCY                          IN EXCHANGE             UNREALIZED
 TO DELIVER     VALUE   SETTLEMENT      FOR        VALUE   GAIN (LOSS)
    (000)       (000)      DATE        (000)       (000)      (000)
-------------  -------  ----------  ------------  -------  ------------
U.S.$      50  $    50    1/02/98   FRF      298  $    50  $        --
U.S.$     208      208    1/02/98   DEM      372      207           (1)
JPY    16,613      127    1/05/98   U.S.$    128      128            1
JPY 1,328,133   10,223    1/29/98   U.S.$ 10,957   10,957          734
JPY   859,360    6,621    2/05/98   U.S.$  7,305    7,305          684
JPY   446,832    3,443    2/05/98   U.S.$  3,653    3,653          210
SGD     2,510    1,483    3/05/98   U.S.$  1,552    1,552           69
U.S.$   1,562    1,562    3/05/98   SGD    2,510    1,483          (79)
U.S.$     220      220    3/18/98   SGD      371      219           (1)
SGD     1,850    1,092    3/18/98   U.S.$  1,082    1,082          (10)
               -------                            -------       ------
               $25,029                            $26,636  $     1,607
               -------
               -------                            -------       ------
                                                  -------       ------

------------------------------------------------------------

(a)   --  Non-income producing security
AUD   --  Australian Dollar
DEM   --  German Mark
NCS   --  Non Convertible Shares
SGD   --  Singapore Dollar

------------------------------------------------------------
            SUMMARY OF FOREIGN SECURITIES BY INDUSTRY CLASSIFICATION
                                  (UNAUDITED)

                                          VALUE    PERCENT OF
INDUSTRY                                  (000)    NET ASSETS
---------------------------------------------------------------
Capital Equipment......................  $43,230       23.0%
Consumer Goods.........................   32,143       17.2
Energy.................................    8,607        4.6
Finance................................   25,876       13.9
Materials..............................   19,766       10.5
Multi-Industry.........................    8,436        4.5
Services...............................   22,993       12.3
                                         -------        ---
                                         $161,051      86.0%
                                         -------        ---
                                         -------        ---

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
International Magnum Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
INTERNATIONAL SMALL CAP PORTFOLIO

COMPOSITION OF NET ASSETS (AT DECEMBER 31, 1997)
--------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Australia               9.2          %
Denmark                 1.7          %
Finland                 5.7          %
France                  6.3          %
Germany                 8.8          %
Hong Kong               2.2          %
Ireland                 3.6          %
Italy                   2.0          %
Japan                   8.1          %
Netherlands             8.7          %
New Zealand             1.2          %
Norway                  1.3          %
Singapore               0.9          %
Spain                   2.4          %
Sweden                  2.5          %
Switzerland             8.5          %
United Kingdom         22.6          %
Other                   4.3          %

COMPARISON OF THE CHANGE IN VALUE OF A $500,000** INVESTMENT
---------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                   INTERNATIONAL       MSCI EAFE         MSCI EAFE
                                SMALL CAP PORTFOLIO    INDEX(1)     SMALL CAP INDEX(2)
12/15/92*                                  $500,000       $500,000            $ 500,000
12/31/92                                    504,500        498,985              500,000
12/31/93                                    718,245        661,450              665,450
12/31/94                                    756,343        712,900              742,952
12/31/95                                    776,008        792,816              727,944
12/31/96                                    906,533        840,781              726,925
12/31/97                                    901,547        855,747              547,811
* Commencement of operations
** Minimum Investment

In accordance with SEC regulations, Portfolio performance shown assumes that all recurring fees (including management fees) were deducted and all dividends and distributions were reinvested.

PERFORMANCE COMPARED TO MORGAN STANLEY
CAPITAL INTERNATIONAL (MSCI) EAFE INDEX(1)
--------------------------------------

                                      TOTAL RETURNS(3)
                        ---------------------------------------------
                                     AVERAGE ANNUAL   AVERAGE ANNUAL
                         ONE YEAR      FIVE YEARS     SINCE INCEPTION
                        -----------  ---------------  ---------------
PORTFOLIO.............       -0.55%        12.76%           12.84%
MSCI EAFE INDEX.......        1.78         11.39            11.24
MSCI EAFE SMALL CAP
INDEX                       -24.64          1.83             1.83

1. The MSCI EAFE Index is an unmanaged index of common stocks and includes Europe, Australasia and the Far East (includes dividends net of withholding taxes).
2. The MSCI EAFE Small Cap Index is an arithmetic, unmanaged, market value-weighted average of the performance of over 900 securities of companies listed on the stock exchange of countries in Europe, Australasia and the Far East with a fixed market capitalization cut off of U.S. $200-800 million (this index is a price only index and does not include dividends).
3. Total returns for the Portfolio reflect expenses waived and reimbursed, if applicable, by the Adviser. Without such waiver and reimbursement, total returns would be lower.
PAST PERFORMANCE IS NOT PREDICTIVE OF FUTURE PERFORMANCE.

The International Small Cap Portfolio seeks long-term capital appreciation by investing primarily in the equity securities of non-U.S. issuers. The Portfolio applies a disciplined bottom-up value approach to identify and invest in small capitalization companies which are both attractive businesses and available at cheap prices. A market capitalization cut-off of U.S. $1 billion is used as our definition of "small."

For the year ended December 31, 1997, the Portfolio had a total return of -0.55% as compared to a total return of 1.78% for the Morgan Stanley Capital International (MSCI) EAFE Index and -24.64% for the Morgan Stanley Capital International (MSCI) EAFE Small Cap Index. For the five-year period ended December 31, 1997, the average annual total return for Class A was 12.76% compared to 11.39% for the MSCI EAFE Index and 1.83% for the MSCI EAFE Small Cap Index. From inception on December 15, 1992 through December 31, 1997 the average annual total return of Class A was 12.84% compared to 11.24% for the MSCI EAFE Index and 1.83% for the MSCI EAFE Small Cap Index.

The Portfolio fell 5.97% in the fourth quarter compared to -17.25% the newly launched MSCI EAFE Small Cap Index in U.S. Dollar terms. Beginning with this report, the Portfolio's performance will be compared to the MSCI EAFE Small Cap Index as it more closely represents the investment characteristics of the Portfolio. The Portfolio's outperformance reflected its very low weighting in the tumbling Japanese and South East Asian markets and currencies together with strong stock selection in Hong Kong, the U.K., Australia and the four Scandinavian markets. This was despite small caps substantially lagging in the year-end rally and some marked underperformance from small caps in all the major Continental European markets. Japanese stock selection was broadly neutral for the fourth quarter but reflected strong outperformance in the October sell off, followed by marked underperformance in the latter weeks of the quarter. The Portfolio's Australian Dollar and French Franc hedges went some way towards mitigating the strength of the dollar. Returns for the full year were substantially above that of the

------------------------------------------------------------

CERTAIN INFORMATION APPEARING IN THIS INVESTMENT OVERVIEW IS UNAUDITED. ACCORDINGLY, THE REPORT OF INDEPENDENT ACCOUNTANTS APPEARING ELSEWHERE IN THIS REPORT DOES NOT EXTEND TO THIS INFORMATION. THE COUNTRY SPECIFIC PERFORMANCE RESULTS PROVIDED ARE AS MEASURED BY THE MSCI EAFE INDEX AND ARE FOR INFORMATIONAL PURPOSES ONLY AND SHOULD NOT BE CONSTRUED AS A GUARANTEE OF THE PORTFOLIO'S FUTURE PERFORMANCE. PAST PERFORMANCE SHOWN IS NOT PREDICTIVE OF FUTURE PERFORMANCE. INVESTMENT RETURN AND PRINCIPAL VALUE WILL FLUCTUATE SO THAT AN INVESTOR'S SHARES, WHEN REDEEMED, MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST. PLEASE SEE THE PROSPECTUS FOR A DESCRIPTION OF CERTAIN RISK CONSIDERATIONS ASSOCIATED WITH INTERNATIONAL INVESTING.

--------------------------------------------------------------------------------
                                               International Small Cap Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
INTERNATIONAL SMALL CAP PORTFOLIO (CONT.)
EAFE Small Cap Index with both market and stock returns making very positive contributions. The Portfolio's currency hedging also contributed positively.

Turnover for the fourth quarter was moderate at 7% with profits taken on a number of the Portfolio's European capital goods stocks reflecting our concerns over the likely impact of the turmoil in Asia, and a couple of Japanese positions were sold following relative strength but disappointing meetings with management. A new initial position was established in Rock Field in Japan which stood out during a recent visit to Japan for its interesting market niche in pre-prepared food, management's strength and attractive valuations. New positions were also established in Moebel Walther in Germany and Quadramatic and Capital Radio in the U.K., all three of which had been substantially oversold despite each having solid franchises, management and cash flow characteristics.

Rock Field is a successful food retailer offering quality convenience food and has been a leader in this growing market. Its brand is already a household name and cash flow should improve with growing economies of scale, higher added value products and better inventory controls. Rock Field is trading at low valuation multiples relative to the Japanese food sector and to comparable companies particularly given the company's superior profitability and growth prospects.

Moebel Walther was purchased following extreme price weakness after disappointing interim results. Moebel Walther is one of Germany's leading furniture retailers which is growing rapidly via new site openings in Germany and Eastern Europe combined with acquisitions. Earnings should rebound sharply next year as one-off costs relating to the recent Mutschler acquisition and the refurbishment program of its flagship store at Grundau should not reoccur. The shares were purchased on a Price Earnings of 9.4, Price Cash Flows of 4.4 times and Price-forecasted cash flows 6.8 times.

Quadramatic is a U.K. specialist engineering manufacturer active in coin handling equipment, specialist mouldings and high precision monitoring instruments. The company focuses on high margin, technically demanding, niche products in which it is a market leader. The business is highly cash generative and enjoys good growth prospects. The stock has been hammered by the strength of the British Pound (although Quadramatic only has translational, not transactional, risk) and by a couple of teething manufacturing problems with new products. At 9.8-times 1997 Price earnings and 8.2-times 1997 Price-cash flows, the company is trading at a substantial discount to the U.K. engineering sector. The 1997 P/FCF is an undemanding 9.2-times. The icing on the cake is the attractive yield, 5.2% for 1997.

Capital Radio is the leading commercial radio station in the United Kingdom and is well positioned to benefit from the continued growth of radio advertising in the United Kingdom. Purchased on a 1997 price earning multiple of 14.4-times and price cash multiple of 13.5-times the shares do not fully reflect the earnings potential and cash flow dynamics of this company.

Sangetsu, a Japanese trader of interior materials, was sold following a meeting with management. The decision to sell the stock was taken in light of a marked deterioration in operating performance due to a decline in turnover and higher operating costs, combined with severe price pressure due to overcapacity in the industry and a shift in customer buying patterns. The changing nature of the Japanese distribution system will reduce Sangetsu's pricing power long term.

Looking forward to 1998 we are concerned over the impact of the Asian crisis on the global economy and Japan in particular, but remain optimistic on the outlook for small cap valuations which have singularly failed to participate in the large cap bull market of the last few years.

Having avoided chasing the boom and resultant bust of the Asian markets, some value now appears to be emerging and we will be looking to follow up with a number of company visits across the region in the weeks ahead. We remain extremely cautious however on the extent of the fallout from contracting Hong Kong property valuations and the clear strains on the Chinese economy. The market appears to be largely overlooking the proposed reform of the grossly inefficient and loss making state sector in China and the viability of this strategy without a competitive export sector and continuing inward foreign investment to create new employment. Any increase in the Hong Kong weighting will be made with extreme caution.

--------------------------------------------------------------------------------
INTERNATIONAL SMALL CAP PORTFOLIO

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        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
INTERNATIONAL SMALL CAP PORTFOLIO (CONT.)

In Japan, small cap valuations are fairly compelling following their dramatic underperformance with many companies available for little more than the cash on their balance sheets. In many instances, however, these companies will continue to face declining demand, price deflation through overcapacity and have little by way of franchise to differentiate themselves from the competition. Moreover, an absence of merger and acquisition activity or improving attitudes to shareholder value such as share buybacks will continue to hold back the shares. The Japanese market has been reasonably efficient at paying up for quality and growth leaving value investors a minefield of rubbish and risk. The Portfolio's Japanese weighting is likely to rise but again with extreme caution. The escalating credit crunch, with its deleterious impact on consumer sentiment combined with political inaction are major causes for concern.

Attractive valuations are available in small cap Europe and the Portfolio is likely to remain broadly overweight. We do not, however, underestimate the potential impact of the Asian crisis on many export driven capital goods companies and the tendency to be overweight in this sector in small caps. Too many European companies with weak domestic demand saw Asia as their panacea and have been building up their cost bases in the region. We have reduced the Portfolio's positions in a number of names reflecting these concerns. Our focus remains service-sector companies, particularly health where the Portfolio has already enjoyed some strong performance, together with media where some very strong franchises are available at attractive valuations.

There are some signs of a revival in domestic demand in both France and Germany, despite depressingly high levels of unemployment. Politics however are unlikely to take a backstage in 1998 with the French Socialist Government facing an unemployment backlash and the Germans facing constitutional issues over EMU in an election year. Meanwhile management attitudes to shareholders, while improving, remain patchy. The depth of the U.K. small cap universe together with solidly shareholder friendly management and some oversold franchise stocks leads us to anticipate the U.K. weighting continuing to rise at the expense of Continental Europe.

The defensive nature of small caps during the market sell-off in August and again in October contradicts normal small cap behavior but reflects the concentration of liquidity and thus performance in the large cap sector. The valuation gap between small caps and large caps is at an unprecedented level and strongly supports our optimism for international small caps. While we would be concerned over the impact of a prolonged market sell-off, if the market is not prepared to rerate some compelling small cap valuations, corporate activity is likely to continue to intervene.

Margaret Naylor
PORTFOLIO MANAGER

January 1998

--------------------------------------------------------------------------------
                                               International Small Cap Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

INTERNATIONAL SMALL CAP PORTFOLIO
--------------------------------------------------------------------------------

                                                                         VALUE
     SHARES                                                              (000)
--------------------------------------------------------------------------------

COMMON STOCKS (90.4%)
  AUSTRALIA (9.2%)
      (a)783,000    Auspine Ltd......................................  $   1,530
    (a)1,057,866    Bains Harding Ltd................................        155
         466,160    BRL Hardy Ltd....................................      1,434
       2,560,636    Country Road Ltd.................................      3,470
       1,476,631    Eltin Ltd........................................      1,116
       5,417,800    E.R.G. Ltd.......................................      4,553
         347,000    Morgan & Banks Ltd...............................      2,272
       7,298,696    Parbury Ltd......................................      2,235
      (a)537,000    Ramsay Health Care Ltd...........................        742
       1,272,340    Skilled Engineering Ltd..........................      1,641
    (a)1,990,900    Solution 6 Holdings Ltd..........................      1,128
         699,748    W.D. & H.O. Wills Holdings Ltd...................        866
                                                                       ---------
                                                                          21,142
                                                                       ---------
  DENMARK (1.7%)
          68,600    SYD-Sonderjylland Holdings.......................      3,905
                                                                       ---------
  FINLAND (5.7%)
           8,360    Aamulehti Yhtymae Oyj, Series II.................        279
          64,000    KCI Konecranes International.....................      2,113
          46,375    Kone Oyj, Class B................................      5,615
         151,300    Rauma Oyj........................................      2,360
         150,000    Rautaruukki Oyj..................................      1,211
         270,200    Tamro Oyj........................................      1,482
                                                                       ---------
                                                                          13,060
                                                                       ---------
  FRANCE (6.3%)
          38,569    Dauphin O.T.A....................................      2,551
          75,523    De Dietrich et Compagnie.........................      3,488
          49,093    Europeene d'Extincteurs..........................      3,304
         102,500    Legris Industries................................      3,559
       (a)59,768    Sediver..........................................      1,599
                                                                       ---------
                                                                          14,501
                                                                       ---------
  GERMANY (3.6%)
          75,850    Gerresheimer Glas AG.............................      1,063
          83,695    Marseille-Kliniken AG............................        930
          35,500    Moebel Walther AG................................        975
        (a)2,572    Philipp Holzmann AG..............................        663
          17,080    Plettac AG.......................................      2,355
       (a)11,330    Sinn AG..........................................      2,311
                                                                       ---------
                                                                           8,297
                                                                       ---------
  HONG KONG (2.2%)
       1,685,000    Li & Fung Ltd....................................      2,359
       6,480,000    Vitasoy International Holdings Ltd...............      2,739
                                                                       ---------
                                                                           5,098
                                                                       ---------
  IRELAND (3.6%)
         178,330    Clondalkin Group plc.............................      1,441
       1,187,066    Green Property plc...............................      6,756
                                                                       ---------
                                                                           8,197
                                                                       ---------


                                                                         VALUE
     SHARES                                                              (000)
--------------------------------------------------------------------------------
  ITALY (1.9%)
         459,000    Sogefi S.p.A.....................................  $   1,168
         628,000    Unicem Di Risp (NCS).............................      2,237
          19,000    Vincenzo Zucchi S.p.A............................        118
         207,050    Vincenzo Zucchi S.p.A. (NCS).....................        744
                                                                       ---------
                                                                           4,267
                                                                       ---------
  JAPAN (8.1%)
         231,000    Foster Electric Co., Ltd.........................        717
         510,000    Hankyu Realty....................................      2,384
         783,000    Japan Oil Transportation Co., Ltd................      1,134
         102,000    Japan Vilene Co., Ltd............................        227
         176,000    Kansei Corp......................................        957
         321,000    Kirin Beverage Corp..............................      5,314
         165,000    Nifco, Inc.......................................      1,075
         676,000    Nissan Fire & Insurance Co.......................      2,057
       (a)33,000    Rock Field Co., Ltd..............................        440
         470,000    Toc Co...........................................      3,566
         239,000    Toyoda Gosei Co..................................        865
                                                                       ---------
                                                                          18,736
                                                                       ---------
  NETHERLANDS (8.7%)
          76,000    Ahrend Groep N.V.................................      2,387
          92,805    Apothekers Cooperatie OPG........................      2,769
          37,081    Atag Holding N.V.................................      2,308
       (a)68,000    Benckiser N.V., Class B..........................      2,814
          93,000    GTI Holding N.V..................................      2,330
         250,000    Hollandsche Beton Groep N.V......................      4,648
          32,730    Koninklijke Van Ommeren N.V......................      1,098
       (a)61,600    Nutreco Holding N.V..............................      1,404
           4,122    Samas Groep N.V..................................        192
                                                                       ---------
                                                                          19,950
                                                                       ---------
  NEW ZEALAND (1.2%)
         876,736    Fisher & Paykel Industries Ltd...................      2,800
                                                                       ---------
  NORWAY (1.3%)
          73,850    Adelsten ASA, Class B............................        950
         119,700    Kverneland ASA...................................      1,945
    (a,d)228,020    Oceanor..........................................         --
                                                                       ---------
                                                                           2,895
                                                                       ---------
  SINGAPORE (0.9%)
         824,000    GP Batteries International Ltd...................      2,146
                                                                       ---------
  SPAIN (2.4%)
          69,248    Bodegas y Bebidas................................      2,677
          74,251    Miquel y Costas & Miquel.........................      2,885
                                                                       ---------
                                                                           5,562
                                                                       ---------
  SWEDEN (2.5%)
          88,200    Marieberg Tidnings AB............................      2,066
          23,650    Nobel Biocare AB.................................        310
      (a)137,412    Scandic Hotels AB................................      3,357
                                                                       ---------
                                                                           5,733
                                                                       ---------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
International Small Cap Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

INTERNATIONAL SMALL CAP PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

                                                                         VALUE
     SHARES                                                              (000)
--------------------------------------------------------------------------------
  SWITZERLAND (8.5%)
           1,610    Bobst AG (Bearer)................................  $   2,370
           3,007    Bucher Holdings AG (Bearer)......................      2,615
           9,112    Edipresse (Bearer)...............................      2,645
           2,750    LEM Holdings AG..................................        557
          10,500    PubliGroupe......................................      2,293
           2,618    SIG-Schweizerische Industrie-Gesellschaft
                      Holdings AG (Registered).......................      3,576
          14,630    Valora Holding AG................................      3,085
           5,950    Zehnder Holding AG, Class B......................      2,436
                                                                       ---------
                                                                          19,577
                                                                       ---------
  UNITED KINGDOM (22.6%)
       2,610,000    Anglo Irish Bank Corp. plc (British Pound
                      Shares)........................................      5,061
       1,330,900    Bluebird Toys plc................................      1,957
         140,970    Capital Radio plc................................      1,147
         598,900    Corporate Services Group plc.....................      2,096
         666,200    Devro plc........................................      4,149
  (a,d)2,540,850    Donelon Tyson plc................................         --
       2,032,800    GEI International plc............................      3,307
    (a)1,309,000    Industrial Control Services Group plc (Sub
                      Notes).........................................         --
         654,500    Industrial Control Services Group plc............        414
         442,389    International Business Communications (Holdings)
                      plc............................................      2,868
       1,608,965    John Mowlem & Co. plc............................      2,353
 (a,d)33,795,100    Kendell plc......................................         --
         213,535    Le Riches Stores plc.............................      1,737
         543,600    Litho Supplies plc...............................      2,104
         206,335    Mallett plc......................................        358
       2,575,600    Matthews (Bernard) plc...........................      4,148
         120,000    Northern Leisure plc.............................        793
         762,800    Oriflame International...........................      5,578
  (a,d)2,659,393    Pentos plc.......................................         --
         368,400    Quadramatic plc..................................      1,268
         485,000    Ricardo Group plc................................      1,196
      (a)443,900    SGB Group plc....................................      1,105
         373,500    Scholl plc.......................................      1,584
      (a)539,300    Tandem Group plc.................................         35
       1,287,000    The 600 Group plc................................      2,728
         718,850    UniChem plc......................................      3,780
         487,800    Waterman Partnership Holdings plc................        373
      (a)310,000    Westminster Health Care Holdings plc.............      1,859
                                                                       ---------
                                                                          51,998
                                                                       ---------
TOTAL COMMON STOCKS (Cost $211,968)..................................    207,864
                                                                       ---------


                                                                         VALUE
     SHARES                                                              (000)
--------------------------------------------------------------------------------

PREFERRED STOCKS (5.2%)
  GERMANY (5.2%)
           9,785    Dyckerhoff AG....................................  $   2,508
          26,811    Hornbach Holding AG..............................      1,848
           9,862    STO AG-Vorzug....................................      3,563
       (a)15,065    Villeroy & Boch AG...............................      1,851
          14,700    Wuerttembergische Metallwarenfabrik AG...........      2,288
                                                                       ---------
TOTAL PREFERRED STOCKS (Cost $13,627)................................     12,058
                                                                       ---------

      FACE
     AMOUNT
     (000)
----------------

CONVERTIBLE DEBENTURE (0.1%)
  ITALY (0.1%)
ITL      518,000    Mediobanca S.p.A. 5.50%, 1/01/00, (Cost $328)....        331
                                                                       ---------
TOTAL FOREIGN SECURITIES (95.7%) (Cost $225,923).....................    220,253
                                                                       ---------
SHORT-TERM INVESTMENT (3.2%)
  REPURCHASE AGREEMENT (3.2%)
$          7,257    Chase Securities, Inc. 5.95%, dated 12/31/97, due
                      1/02/98, to be repurchased at 7,259,
                      collateralized by U.S. Treasury Notes, 5.625%,
                      due 2/15/06, valued at $7,406 (Cost $7,257)....      7,257
                                                                       ---------
FOREIGN CURRENCY (0.8%)
AUD          148    Australian Dollar................................         97
GBP          651    British Pound....................................      1,070
FRF          797    French Franc.....................................        132
DEM          728    German Mark......................................        405
HKD          283    Hong Kong Dollar.................................         36
IEP            1    Irish Punt.......................................          2
JPY       16,370    Japanese Yen.....................................        125
NLG           57    Netherlands Guilder..............................         28
                                                                       ---------
TOTAL FOREIGN CURRENCY (Cost $1,909).................................      1,895
                                                                       ---------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                                               International Small Cap Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

INTERNATIONAL SMALL CAP PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

                                                            VALUE
                                                            (000)
-------------------------------------------------------------------

TOTAL INVESTMENTS (99.7%) (Cost $235,089)................  $229,405
                                                           --------
OTHER ASSETS (2.4%)
  Cash.......................................  $    1,681
  Receivable for Investments Sold............       1,574
  Net Unrealized Gain on Foreign Currency
    Exchange Contracts.......................       1,300
  Dividends Receivable.......................         472
  Receivable for Portfolio Shares Sold.......         343
  Foreign Withholding Tax Reclaim
    Receivable...............................         188
  Interest Receivable........................          17
  Other......................................          13     5,588
                                               ----------
LIABILITIES (-2.1%)
  Payable for Portfolio Shares Redeemed......      (2,419)
  Payable for Investments Purchased..........      (1,761)
  Investment Advisory Fees Payable...........        (591)
  Administrative Fees Payable................         (32)
  Custodian Fees Payable.....................         (25)
  Directors' Fees and Expenses Payable.......         (12)
  Other Liabilities..........................         (58)   (4,898)
                                               ----------  --------
NET ASSETS (100%)........................................  $230,095
                                                           --------
                                                           --------

NET ASSETS CONSIST OF:
Paid in Capital...............................................  $232,284
Distributions in Excess of Net Investment Income..............      (676)
Accumulated Net Realized Gain.................................     2,886
Unrealized Depreciation on Investments and Foreign Currency
  Translations................................................    (4,399)
                                                                --------
NET ASSETS....................................................  $230,095
                                                                --------
                                                                --------

NET ASSET VALUE, OFFERING AND REDEMPTION
  PRICE PER SHARE
  Applicable to 14,741,753 outstanding $0.001 par value shares
  (authorized 1,000,000,000 shares)...........................    $15.61
                                                                --------
                                                                --------

------------------------------------------------------------
FOREIGN CURRENCY EXCHANGE CONTRACT INFORMATION:
   Under the terms of foreign currency exchange contracts open at December 31, 1997, the Portfolio is obligated to deliver or is to receive foreign currency in exchange for U.S. dollars as indicated below:

                                                                     NET
 CURRENCY                              IN EXCHANGE                UNREALIZED
TO DELIVER     VALUE     SETTLEMENT        FOR         VALUE     GAIN (LOSS)
   (000)       (000)        DATE          (000)        (000)        (000)
-----------   --------   -----------   ------------   --------   ------------
U.S.$   251   $    251      1/02/98    DEM     450    $    250   $        (1)
SEK     865        109      1/05/98    U.S.$   109         109            --
DEM      96         53      1/05/98    U.S.$    54          54             1
AUD   9,100      5,930      1/12/98    U.S.$ 7,076       7,076         1,146
FRF  17,000      2,836      3/12/98    U.S.$ 2,843       2,843             7
GBP   3,250      5,267     11/09/98    U.S.$ 5,414       5,414           147
              --------                                --------        ------
              $ 14,446                                $ 15,746   $     1,300
              --------
              --------                                --------        ------
                                                      --------        ------

------------------------------------------------------------

(a)   --  Non-income producing security
(d)   --  Security valued at fair value - see note A-1 to financial statements.
ITL   --  Italian Lira
NCS   --  Non Convertible Shares
SEK   --  Swedish Krona

------------------------------------------------------------
            SUMMARY OF FOREIGN SECURITIES BY INDUSTRY CLASSIFICATION
                                  (UNAUDITED)

                                           VALUE       PERCENT OF
INDUSTRY                                   (000)       NET ASSETS
-------------------------------------------------------------------
Capital Equipment......................  $  59,421            25.8%
Consumer Goods.........................     59,970            26.2
Finance................................     26,332            11.4
Materials..............................     24,724            10.7
Multi-Industry.........................      7,341             3.2
Services...............................     42,465            18.4
                                         ---------             ---
                                         $ 220,253            95.7%
                                         ---------             ---
                                         ---------             ---

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
International Small Cap Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
JAPANESE EQUITY PORTFOLIO

COMPOSITION OF NET ASSETS (AT DECEMBER 31, 1997)
--------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Appliances & Household Durables              7.3          %
Automobiles                                  5.9          %
Banking                                      0.3          %
Business & Public Services                   3.0          %
Chemicals                                    3.4          %
Construction & Housing                       2.4          %
Data Processing & Reproduction               7.5          %
Electrical & Electronics                    13.7          %
Electrical Components & Instruments          7.8          %
Financial Services                           1.2          %
Health & Personal Care                       5.3          %
Industrial Components                        1.3          %
Machinery & Engineering                     11.4          %
Merchandising                                2.0          %
Metals--Non-Ferrous                          1.1          %
Miscellaneous Materials & Components         2.3          %
Real Estate                                  1.3          %
Recreation, Other Consumer Goods             3.8          %
Telecommunications                           2.6          %
Textiles & Apparel                           1.1          %
Other                                       15.3          %

COMPARISON OF THE CHANGE IN VALUE OF A $500,000** INVESTMENT
---------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                 JAPANESE EQUITY    MSCI JAPAN
                                PORTFOLIO--CLASS
                                        A            INDEX(1)
4/25/94*                                 $500,000       $500,000
12/31/94                                  491,500        512,000
12/31/95                                  473,609        515,533
12/31/96                                  466,979        435,625
12/31/97                                  423,877        332,513
* Commencement of operations
** Minimum Investment

In accordance with SEC regulations, Portfolio performance shown assumes that all recurring fees (including management fees) were deducted and all dividends and distributions were reinvested. The performance of Class B shares will vary based upon the different inception dates and fees assessed to that class.
PERFORMANCE COMPARED TO MORGAN STANLEY
CAPITAL INTERNATIONAL (MSCI) JAPAN INDEX(1)
--------------------------------------

                                         TOTAL RETURNS(2)
                                   ----------------------------
                                                AVERAGE ANNUAL
                                    ONE YEAR    SINCE INCEPTION
                                   -----------  ---------------
PORTFOLIO -- CLASS A.............       -9.23%        -4.38%
PORTFOLIO -- CLASS B.............       -9.64         -5.75
INDEX -- CLASS A.................      -23.67        -10.59
INDEX -- CLASS B.................      -23.67        -19.42

1. The MSCI Japan Index is an unmanaged index of common stocks (includes dividends).
2. Total returns for the Portfolio reflect expenses waived and reimbursed, if applicable, by the Adviser. Without such waiver and reimbursement, total returns would be lower.
PAST PERFORMANCE IS NOT PREDICTIVE OF FUTURE PERFORMANCE.

------------------------------------------------------------

CERTAIN INFORMATION APPEARING IN THIS INVESTMENT OVERVIEW IS UNAUDITED. ACCORDINGLY, THE REPORT OF INDEPENDENT ACCOUNTANTS APPEARING ELSEWHERE IN THIS REPORT DOES NOT EXTEND TO THIS INFORMATION. THE PERFORMANCE RESULTS PROVIDED ARE FOR INFORMATIONAL PURPOSES ONLY AND SHOULD NOT BE CONSTRUED AS A GUARANTEE OF THE PORTFOLIO'S FUTURE PERFORMANCE. PAST PERFORMANCE SHOWN IS NOT PREDICTIVE OF FUTURE PERFORMANCE. INVESTMENT RETURN AND PRINCIPAL VALUE WILL FLUCTUATE SO THAT AN INVESTOR'S SHARES, WHEN REDEEMED, MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST. PLEASE SEE THE PROSPECTUS FOR A DESCRIPTION OF CERTAIN RISK CONSIDERATIONS ASSOCIATED WITH INTERNATIONAL INVESTING.

The investment objective of the Japanese Equity Portfolio is to seek long-term capital appreciation by investing primarily in equity securities of Japanese issuers. Equity securities are defined as common and preferred stocks, convertible securities and rights and warrants to puchase common stocks.

For the year ended December 31, 1997, the Portfolio had a total return of -9.23% for the Class A shares and -9.64% for the Class B shares as compared to a total return of -23.67% for the Morgan Stanley Capital International (MSCI) Japan Index (the "Index"). From inception on April 25, 1994 to December 31, 1997, the average annual total return of Class A was -4.38% compared to -10.59% for the Index. From inception on January 2, 1996 to December 31, 1997, the average annual total return of Class B was -5.75% compared to -19.42% for the Index.

During the fourth quarter of 1997, economic conditions deteriorated substantially faster than market expectations. In fact, the Tankan survey of Japanese corporations released in December showed almost all economic indicators to be accelerating lower than most pessimists had been predicting.

A vicious downward spiral, starting with a weak economy leading to declining stock prices and erosion of "hidden profits" held by Japanese institutions resulted in a sharply higher Japan premium. This self-feeding economic downturn further depressed investor confidence and consumer spending. Moreover, in order to meet international BIS standards, Japanese banks were forced to liquidate cross-holdings of equities to raise capital while their lending activity was also curtailed to avoid unnecessary exposure, particularly to medium to smaller companies. These events, coupled with a severe economic climate led to the collapse of several major Japanese corporations in the fourth quarter, unprecedented since WWII, including Sanyo & Yamaichi Securities and Hokkaido Takushoku Bank. The mounting credit crunch from the rising Japan premium for interbank loans also forced Toshoku, a medium sized trading company, into bankruptcy. The Japanese Government in an act of desperation announced plans for a new type of bond to provide capital for the DIC (Deposit Insurance Corporations) and also proposed to purchase preferred stocks from Japanese banks. Also, in order to boost public confidence, the government announced a one time two trillion yen individual tax cut in mid December.

--------------------------------------------------------------------------------
                                                       Japanese Equity Portfolio

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        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
JAPANESE EQUITY PORTFOLIO (CONT.)

However, investors' reactions to such proposals were largely cool as most participants believe that only a massive fiscal stimulus program will help the ailing economy. Foreign investors in particular were disappointed with the lack of fiscal stimulus and became large net sellers, preferring to shore-up overseas investments and flee to "quality" and back to the dollar. The combined unstable Asian economies and Korea's economic uncertainty propelled Japan's equity markets to lows set in 1995 and the year ended amid clouds of uncertainty over the future of Japan.

For the full year of 1997, most Japanese government authorities and investors grossly underestimated the severely negative implications on the Japanese economy by changes made in fiscal policy at the beginning of the year.

In particular, the consumption tax hike in April followed by depressed consumer sentiment during a stagnant economy resulted in a sharp reversal of gradually improving economic indicators from the previous year. Moreover, most bureaucrats firmly believed that austerity measures together with a deregulated economy would lead to long term growth despite the weakening economic back drop. From July 1997, such an environment created a severe credit crunch for non-performing loans held by banks. In addition, the collapse of several Asian currencies during the second half of 1997 further impacted an already faltering economy. With a mounting domestic financial crisis looming, Japanese authorities seemed to sense little urgency in responding with necessary stimulus measures.

Judging by both the Asian crisis and the critically slowing Japanese economy, foreign investors became net sellers of Japanese equity in an increasingly deteriorating demand environment for equities by domestic institutions and which led to sharply higher volatility and selling pressures. However, a pronounced and polarized market developed within Japanese equities whereby those companies participating in a favorable global economy provided relatively good returns. In particular, sectors in new technologies and consumer growth products withheld sharp declines in indexes heavily weighted by financial companies and banks. The overweight position in these sectors provided the basis for the Portfolio's outperformance for 1997.

Our view on the outlook for the overall Japanese equity market is based on whether Japanese authorities seriously recognize the need to massively change fiscal policy. Specifically, we believe "supply side" measures must be implemented together with deregulation. Although a two trillion yen one time personal income tax cut was announced in December, we believe additional and more permanent corporate and individual tax cuts must also be made.

The current economic woes in Japan have yet to fully discount the slowdown in non-Japan Asia, in our view, and although some attention has been paid to bank on non-performing loans, more drastic proposals should be implemented to provide the necessary liquidity in real estate for sustainable economic growth. Unfortunately, politicians seem more preoccupied with the status quo rather than risk votes by implementing major changes. However, increasing pressure from G7 and leaders of the Japanese business community will likely grow significantly during the coming months as the economy remains weak. A meaningful and sustainable recovery will occur, in our view, if there is enough pressure for such change by the G7 Summit in May or July 1998 when Upper House elections will take place.

Meanwhile, while we are hopeful that authorities will make the necessary fiscal stimulus changes to invigorate Japan, we will maintain our current portfolio weighting in electronics, blue chips and globally competitive Japanese companies. If a massive fiscal policy change is implemented, however our strategy is to remain flexible for sector and stock selection.

The paternal guidance both politicians and bureaucrats have exercised on governing the Japanese economy, favoring the corporate sector over individuals since WWII, will need to change in order for new sustainable growth for Japan. This radical departure from the past is beginning to emerge but in order for us to become bullish for the entire market we believe additional empowerment must be made for consumers to play a greater role in overall economic policies of Japan.

John R. Alkire
PORTFOLIO MANAGER

Kunihiko Sugio
PORTFOLIO MANAGER

January 1998

--------------------------------------------------------------------------------
JAPANESE EQUITY PORTFOLIO

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

JAPANESE EQUITY PORTFOLIO
--------------------------------------------------------------------------------

                                                                      VALUE
   SHARES                                                             (000)
-----------------------------------------------------------------------------

COMMON STOCKS (84.7%)
  APPLIANCES & HOUSEHOLD DURABLES (7.3%)
      147,000    Matsushita Electric Industrial Co., Ltd..........  $   2,152
       57,400    Rinnai Corp......................................        867
       31,000    Sony Corp........................................      2,756
                                                                    ---------
                                                                        5,775
                                                                    ---------
  AUTOMOBILES (5.9%)
      298,000    Nissan Motor Co..................................      1,233
      146,000    Suzuki Motor Co., Ltd............................      1,320
       73,000    Toyota Motor Corp................................      2,093
                                                                    ---------
                                                                        4,646
                                                                    ---------
  BANKING (0.3%)
       79,000    Inabata & Co.....................................        248
                                                                    ---------
  BUSINESS & PUBLIC SERVICES (3.0%)
       76,000    Dai Nippon Printing Co., Ltd.....................      1,427
       68,000    Sangetsu Co., Ltd................................        698
       70,000    Shin-Etsu Polymer Co., Ltd.......................        231
                                                                    ---------
                                                                        2,356
                                                                    ---------
  CHEMICALS (3.4%)
      391,000    Daicel Chemical Industries Ltd...................        509
      299,000    Kaneka Corp......................................      1,350
      203,000    Mitsubishi Chemical Corp.........................        291
      109,000    Sekisui Chemical Co..............................        554
                                                                    ---------
                                                                        2,704
                                                                    ---------
  CONSTRUCTION & HOUSING (2.4%)
      116,000    Sekisui House Ltd................................        746
      312,000    Tsubakimoto Chain Co.............................      1,124
                                                                    ---------
                                                                        1,870
                                                                    ---------
  DATA PROCESSING & REPRODUCTION (7.5%)
       90,000    Canon, Inc.......................................      2,097
      285,000    Furukawa Electric Co.............................      1,221
       70,000    Nissha Printing Co., Ltd.........................        422
      174,000    Ricoh Co., Ltd...................................      2,160
                                                                    ---------
                                                                        5,900
                                                                    ---------
  ELECTRICAL & ELECTRONICS (13.7%)
      297,000    Hitachi Ltd......................................      2,117
       70,000    Kyudenko Co., Ltd................................        354
      110,000    Mitsumi Electric Co., Ltd........................      1,568
      213,000    NEC Corp.........................................      2,269
       24,000    Nintendo Corp., Ltd..............................      2,354
      518,000    Toshiba Corp.....................................      2,156
                                                                    ---------
                                                                       10,818
                                                                    ---------
  ELECTRONIC COMPONENTS & INSTRUMENTS (7.8%)
       33,000    Kyocera Corp.....................................      1,497
       40,000    Murata Manufacturing Co., Ltd....................      1,006


                                                                      VALUE
   SHARES                                                             (000)
-----------------------------------------------------------------------------
       29,000    TDK Corp.........................................  $   2,187
       45,000    Tokyo Electron Ltd...............................      1,442
                                                                    ---------
                                                                        6,132
                                                                    ---------
  FINANCIAL SERVICES (1.2%)
       58,000    Hitachi Credit Corp..............................        956
                                                                    ---------
  HEALTH & PERSONAL CARE (5.3%)
       20,000    Ono Pharmaceutical Co., Ltd......................        388
       80,000    Sankyo Co., Ltd..................................      1,809
       92,000    Yamanouchi Pharmaceutical Co.....................      1,974
                                                                    ---------
                                                                        4,171
                                                                    ---------
  INDUSTRIAL COMPONENTS (1.3%)
      146,000    Fujitec Co., Ltd.................................        806
       30,000    Nifco, Inc.......................................        195
                                                                    ---------
                                                                        1,001
                                                                    ---------
  MACHINERY & ENGINEERING (11.4%)
      288,000    Amada Co., Ltd...................................      1,071
      175,000    Daifuku Co., Ltd.................................        852
      242,000    Daikin Industries Ltd............................        912
       75,000    Fuji Machine Manufacturing Co....................      1,811
      207,000    Fujitsu Ltd......................................      2,221
       81,000    Kurita Water Industries Ltd......................        826
      298,000    Mitsubishi Heavy Industries Ltd..................      1,242
                                                                    ---------
                                                                        8,935
                                                                    ---------
  MERCHANDISING (2.0%)
      116,000    Asahi Tec Corp...................................        184
       10,000    Autobacs Seven Co., Ltd..........................        287
       30,020    FamilyMart.......................................      1,077
                                                                    ---------
                                                                        1,548
                                                                    ---------
  METALS--NON-FERROUS (1.1%)
      177,000    Sanwa Shutter Corp...............................        890
                                                                    ---------
  MISCELLANEOUS MATERIALS & COMPONENTS (2.3%)
       67,000    Lintec Corp......................................      1,037
      145,000    Nippon Pillar Packing............................        780
                                                                    ---------
                                                                        1,817
                                                                    ---------
  REAL ESTATE (1.3%)
       97,000    Mitsubishi Estate Co., Ltd.......................      1,056
                                                                    ---------
  RECREATION, OTHER CONSUMER GOODS (3.8%)
       54,000    Fuji Photo Film Ltd..............................      2,069
       85,000    Yamaha Corp......................................        964
                                                                    ---------
                                                                        3,033
                                                                    ---------
  TELECOMMUNICATIONS (2.6%)
          240    Nippon Telegraph & Telephone Corp................      2,060
                                                                    ---------
  TEXTILES & APPAREL (1.1%)
       50,000    Shimamura Co., Ltd...............................        870
                                                                    ---------
TOTAL COMMON STOCKS (Cost $87,723)................................     66,786
                                                                    ---------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                                                       Japanese Equity Portfolio

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[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

JAPANESE EQUITY PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

    FACE
   AMOUNT                                                             VALUE
    (000)                                                             (000)
-----------------------------------------------------------------------------

SHORT-TERM INVESTMENT (14.2%)
  REPURCHASE AGREEMENT (14.2%)
$      11,153    Chase Securities, Inc. 5.95%, dated 12/31/97, due
                   1/02/98, to be repurchased at 11,157,
                   collateralized by U.S. Treasury Notes, 5.25%,
                   due 1/31/01, valued at $11,391 (Cost
                   $11,153).......................................  $  11,153
                                                                    ---------

TOTAL INVESTMENTS (98.9%) (Cost $98,876)...........................    77,939
                                                                     --------
OTHER ASSETS (6.5%)
  Receivable for Investments Sold......................  $    3,771
  Receivable for Portfolio Shares Sold.................         858
  Interest Receivable..................................         252
  Net Unrealized Gain on Foreign Currency Exchange
    Contracts..........................................         241
  Dividends Receivable.................................          12
  Other................................................           7     5,141
                                                         ----------
LIABILITIES (-5.4%)
  Bank Overdraft.......................................      (3,763)
  Payable for Portfolio Shares Redeemed................        (242)
  Investment Advisory Fees Payable.....................        (233)
  Administrative Fees Payable..........................         (13)
  Directors' Fees & Expenses Payable...................          (9)
  Custodian Fees Payable...............................          (7)
  Distribution Fees Payable............................          (1)
  Other Liabilities....................................         (23)   (4,291)
                                                         ----------  --------
NET ASSETS (100%)..................................................  $ 78,789
                                                                     --------
                                                                     --------

NET ASSETS CONSIST OF:
Paid in Capital....................................................  $127,549
Undistributed Net Investment Income................................     2,109
Accumulated Net Realized Loss......................................   (30,161)
Unrealized Depreciation on Investments and Foreign Currency
  Translations.....................................................   (20,708)
                                                                     --------
NET ASSETS.........................................................  $ 78,789
                                                                     --------
                                                                     --------

                                                                      AMOUNT
                                                                      (000)
-----------------------------------------------------------------------------

CLASS A:
-------------------------------------------------------------------
NET ASSETS.........................................................   $77,086
NET ASSET VALUE, OFFERING AND REDEMPTION
  PRICE PER SHARE
  Applicable to 13,085,022 outstanding $0.001 par value shares
  (authorized 500,000,000 shares)..................................     $5.89
                                                                     --------
                                                                     --------
CLASS B:
-------------------------------------------------------------------
NET ASSETS.........................................................    $1,703
NET ASSET VALUE, OFFERING AND REDEMPTION
  PRICE PER SHARE
  Applicable to 290,286 outstanding $0.001 par value shares
  (authorized 500,000,000 shares)..................................     $5.87
                                                                     --------
                                                                     --------

------------------------------------------------------------
FOREIGN CURRENCY EXCHANGE CONTRACT INFORMATION:
   Under the terms of foreign currency exchange contracts open at December 31, 1997, the Portfolio is obligated to deliver foreign currency in exchange for U.S. dollars as indicated below:

                                                                        NET
   CURRENCY                               IN EXCHANGE               UNREALIZED
  TO DELIVER      VALUE     SETTLEMENT        FOR         VALUE        GAIN
    (000)         (000)        DATE          (000)        (000)        (000)
--------------   --------   -----------   ------------   --------   -----------
JPY  5,572,600   $ 43,759      6/11/98    U.S.$ 44,000   $ 44,000   $      241
                 --------
                 --------                                --------        -----
                                                         --------        -----

------------------------------------------------------------

JPY   --  Japanese Yen

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
Japanese Equity Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
LATIN AMERICAN PORTFOLIO

COMPOSITION OF NET ASSETS (AT DECEMBER 31, 1997)
--------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Argentina         8.4          %
Brazil           44.4          %
Chile             5.0          %
Colombia          1.1          %
Mexico           34.0          %
Peru              1.7          %
Venezuela         1.8          %
Other             3.6          %

COMPARISON OF THE CHANGE IN VALUE OF A $500,000** INVESTMENT
---------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                               LATIN AMERICAN PORTFOLIO--CLASS
                                              A                  MSCI EMERGING MARKETS GLOBAL LATIN AMERICA INDEX(1)
1/18/95*                                               $500,000                                              $500,000
12/31/95                                                456,600                                               459,800
12/31/96                                                679,284                                               560,726
12/31/97                                                959,692                                               738,252
* Commencement of operations
** Minimum Investment

In accordance with SEC regulations, Portfolio performance shown assumes that all recurring fees (including management fees) were deducted and all dividends and distributions were reinvested. The performance of Class B shares will vary based upon the different inception dates and fees assessed to that class.
PERFORMANCE COMPARED TO MORGAN STANLEY
CAPITAL INTERNATIONAL (MSCI) EMERGING MARKETS
GLOBAL LATIN AMERICA INDEX(1)
-------------------------------------------

                                         TOTAL RETURNS(2)
                                   ----------------------------
                                                AVERAGE ANNUAL
                                    ONE YEAR    SINCE INCEPTION
                                   -----------  ---------------
PORTFOLIO -- CLASS A.............       41.28%        24.70%
PORTFOLIO -- CLASS B.............       40.37         41.47
INDEX -- CLASS A.................       31.66         14.12
INDEX -- CLASS B.................       31.66         25.29

1. The MSCI Emerging Markets Global Latin America Index is a broad based market cap weighted composite index covering at least 60% of markets in Argentina, Brazil, Chile, Colombia, Peru, Mexico and Venezuela (includes dividends).
2. Total returns for the Portfolio reflect expenses waived and reimbursed, if applicable, by the Adviser. Without such waiver and reimbursement, total returns would be lower.
PAST PERFORMANCE IS NOT PREDICTIVE OF FUTURE PERFORMANCE.

------------------------------------------------------------

CERTAIN INFORMATION APPEARING IN THIS INVESTMENT OVERVIEW IS UNAUDITED. ACCORDINGLY, THE REPORT OF INDEPENDENT ACCOUNTANTS APPEARING ELSEWHERE IN THIS REPORT DOES NOT EXTEND TO THIS INFORMATION. THE PERFORMANCE RESULTS PROVIDED ARE FOR INFORMATIONAL PURPOSES ONLY AND SHOULD NOT BE CONSTRUED AS A GUARANTEE OF THE PORTFOLIO'S FUTURE PERFORMANCE. PAST PERFORMANCE SHOWN IS NOT PREDICTIVE OF FUTURE PERFORMANCE. INVESTMENT RETURN AND PRINCIPAL VALUE WILL FLUCTUATE SO THAT AN INVESTOR'S SHARES, WHEN REDEEMED, MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST. PLEASE SEE THE PROSPECTUS FOR A DESCRIPTION OF CERTAIN RISK CONSIDERATIONS ASSOCIATED WITH INTERNATIONAL INVESTING.

The investment objective of the Latin American Portfolio is long-term capital appreciation through investment primarily in equity securities of Latin American issuers. The Portfolio may also invest in debt securities issued or guaranteed by a Latin American government or governmental entity.

For the year ended December 31, 1997, the Portfolio had a total return of 41.28% for the Class A shares and 40.37% for the Class B shares, as compared to a total return of 31.66% for the Morgan Stanley Capital International (MSCI) Emerging Markets Global Latin America Index (the "Index"). From inception on January 18, 1995 to December 31, 1997, the average annual total return of Class A was 24.70% compared to 14.12% for the Index. From inception on January 2, 1996 to December 31, 1997, the average annual total return of Class B was 41.47% compared to 25.29% for the Index.

The continuation of the Asian crisis and its contagion throughout the emerging markets resulted in poor performance across all the Latin markets. The largest contributors to the Portfolio's outperformance relative to its benchmark were strong stock selection in Mexico, where we are focusing on the consumer related companies, and increasing our Brazil exposure to an overweight position at November month-end such that we were able to take full advantage of the December rally.

The Brazilian stock market fell 15.1% during the fourth quarter, with most of the decline occurring during the first half of the quarter. Brazil was particularly vulnerable to the contagion as it follows a fixed exchange rate regime and has both a large current account and fiscal deficit. Additionally, given the Brazilian market had performed well prior to the Asian crisis, investors took profits as Brazil's risk premium increased.

Nevertheless Brazil was able to pull away from its recent Asian focus and look to the strong U.S. market as well as its own good news to begin recouping its losses. The positive moves made by the authorities which supported the equity market included an aggressive, well thought out response to the crisis, including the doubling of interest rates and a significant tightening of fiscal policy. Even the Brazilian Congress lent a hand in building confidence. Not only was the fiscal package quickly passed with few amendments but, the Asian currency crisis provided the spur for action on the reform process.

--------------------------------------------------------------------------------
                                                        Latin American Portfolio

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        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
LATIN AMERICAN PORTFOLIO (CONT.)
Since the eruption of the crisis in late-October, the Lower House has passed the administrative reform package, which allows government at all levels (federal, state, and city) to fire workers when payroll costs exceed 60% of total costs.

Mexico was the best performing market in this region, declining 3.6% over the fourth quarter Mexico is less vulnerable to the Asian crisis, as most of its exports are sent to the U.S. Another positive for Mexico has been its economic strength, as its economy expanded 8.1% during the third quarter. Additionally, while the Mexican peso was briefly under pressure as a result of a currency contagion from Asia, it was able to recover nicely with the aid of the central bank.

The Chilean market fell 18.3% over the fourth quarter as a result of commodity deflation. Given the woes in Asia, prices for copper, pulp and paper have fallen. As Chile's economic structure is dependent on commodity prices, the recent price cuts have negatively impacted Chile's economy and equity market.

In the other markets, none were immune to the Asian contagion. Argentina and Colombia fell 8.3% and 6.3%, respectively, over the fourth quarter in sympathy with the region. Venezuela fell 18.5% fueled by weakening oil prices.

Robert L. Meyer
PORTFOLIO MANAGER

Andy Skov
PORTFOLIO MANAGER

January 1998

--------------------------------------------------------------------------------
LATIN AMERICAN PORTFOLIO

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        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

LATIN AMERICAN PORTFOLIO
--------------------------------------------------------------------------------

                                                                          VALUE
     SHARES                                                               (000)
---------------------------------------------------------------------------------

COMMON STOCKS (UNLESS OTHERWISE NOTED) (96.4%)
  ARGENTINA (8.4%)
       (a)178,548    Acindar, Class B.................................  $     425
        (a)63,085    Banco Rio de La Plata ADR........................        883
          104,283    Banco del Suquia, Class B........................        271
         (e)8,940    Siderar ADR......................................        304
           13,190    Siderar, Class A.................................         56
           21,830    Telecom Argentina ADR............................        781
           65,218    Telefonica de Argentina ADR......................      2,429
           44,975    YPF ADR..........................................      1,538
                                                                        ---------
                                                                            6,687
                                                                        ---------
  BRAZIL (44.4%)
      126,080,000    Banco Bradesco (Preferred).......................      1,243
  (a,d)11,847,000    Banco Nacional (Preferred).......................          1
       31,630,010    CEMIG (Preferred)................................      1,374
         (e)1,042    CEMIG ADR (Preferred)............................         45
           20,179    CEMIG ADR (Preferred)............................        877
     (a)7,274,358    CRT (Preferred)..................................      8,962
           78,686    CVRD (Preferred).................................      1,583
           62,925    CVRD ADR (Preferred).............................      1,239
      (a,d)34,986    CVRD, Class B (Preferred)........................         --
        1,340,000    Cia Cimento Portland Itau (Preferred)............        258
           18,290    Copel, Class B ADR (Preferred)...................        250
        2,557,830    Coteminas (Preferred)............................        848
      (a,e)14,355    Coteminas ADR....................................        238
     (a)2,588,000    Encorpar.........................................          2
       52,306,328    Gerdau (Preferred)...............................        656
            5,000    Globex Utilidades (Preferred)....................         29
          458,900    Iven (Preferred).................................        261
       10,009,300    Lojas Arapua (Preferred).........................         36
        (e)13,460    Lojas Arapua ADR (Preferred).....................         45
       17,339,000    Lojas Renner (Preferred).........................        544
        7,329,000    Petrobras (Preferred)............................      1,714
      (a,e)42,925    Petrobras ADR....................................      1,025
      (a,e)68,065    Rossi Residential GDR............................        332
       (a)101,175    Rossi Residential GDS............................        493
       44,067,400    Telebras (Preferred).............................      5,026
           37,624    Telebras ADR (Preferred).........................      4,381
       (a)124,495    Unibanco GDR (Preferred).........................      4,007
                                                                        ---------
                                                                           35,469
                                                                        ---------
  CHILE (5.0%)
           41,050    CCU ADR..........................................      1,206
           51,832    Chilectra ADR....................................      1,438
           77,108    Santa Isabel ADR.................................      1,349
                                                                        ---------
                                                                            3,993
                                                                        ---------
  COLOMBIA (1.1%)
            2,523    Banco de Colombia................................          1
           88,878    Bavaria..........................................        912
                                                                        ---------
                                                                              913
                                                                        ---------


                                                                          VALUE
     SHARES                                                               (000)
---------------------------------------------------------------------------------
  MEXICO (34.0%)
       (a)399,074    Banacci, Class B.................................  $   1,196
        (a)78,246    Banacci, Class L.................................        202
       (a)149,060    Bancomer, Class B................................         97
        (a)34,620    Cemex CPO ADR....................................        311
        (a)17,240    Cemex, Class B...................................         92
        (a)45,009    Cemex, Class B ADR...............................        478
       (a)205,094    Cemex CPO........................................        929
            1,120    Cifra, Class B ADR...............................         28
          525,911    Cifra, Class C...................................      1,181
          214,185    Cifra, Class V...................................        527
        (e)46,440    FEMSA ADR........................................        371
          429,895    FEMSA, Class B...................................      3,456
           44,930    Grupo Modelo, Class C............................        377
        (a)48,210    Interamericana...................................        374
          668,846    Kimberly, Class A................................      3,178
           10,463    Panamco..........................................        341
          590,140    Soriana, Class B.................................      2,614
       (a)114,558    TV Azteca ADR....................................      2,585
        (a)79,257    Televisa CPO GDR.................................      3,066
          103,129    Telmex, Class L ADR..............................      5,782
                                                                        ---------
                                                                           27,185
                                                                        ---------
  PERU (1.7%)
           40,355    Banco Wiese ADR..................................        202
           48,356    Tel Peru, Class B ADR............................      1,127
                                                                        ---------
                                                                            1,329
                                                                        ---------
  VENEZUELA (1.8%)
           19,330    CANTV ADR........................................        804
          334,786    Electricidad de Caracas..........................        402
           67,375    Sivensa ADR......................................        282
                                                                        ---------
                                                                            1,488
                                                                        ---------
TOTAL COMMON STOCKS (Cost $73,376)....................................     77,064
                                                                        ---------

     NO. OF
     RIGHTS
-----------------

RIGHTS (0.0%)
  BRAZIL (0.0%)
   (a)126,865,000    Banco Bradesco (Preferred), expiring 2/02/98
                       (Cost $0)......................................         11
                                                                        ---------
TOTAL FOREIGN SECURITIES (96.4%) (Cost $73,376).......................     77,075
                                                                        ---------

      FACE
     AMOUNT
      (000)
-----------------

SHORT-TERM INVESTMENT (7.4%)
  REPURCHASE AGREEMENT (7.4%)
$           5,934    Chase Securities, Inc. 5.95%, dated 12/31/97, due
                       1/02/98, to be repurchased at $5,936,
                       collateralized by U.S. Treasury Notes, 5.625%,
                       due 2/15/06, valued at $6,057 (Cost $5,934)....      5,934
                                                                        ---------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                                                        Latin American Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

LATIN AMERICAN PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

     AMOUNT                                                              VALUE
      (000)                                                              (000)
--------------------------------------------------------------------------------

FOREIGN CURRENCY (1.1%)
ARP           148    Argentine Peso...................................  $    148
BRL           116    Brazilian Real...................................       104
COP       248,301    Colombian Peso...................................       192
MXP            28    Mexican Peso.....................................         3
PSS         1,095    Peruvian New Sol.................................       402
VEB         7,191    Venezuelan Bolivar...............................        14
                                                                        --------
TOTAL FOREIGN CURRENCY (Cost $875)....................................       863
                                                                        --------

TOTAL INVESTMENTS (104.9%) (Cost $80,185).............................    83,872
                                                                        --------
OTHER ASSETS (1.6%)
  Cash....................................................  $       30
  Receivable for Investments Sold.........................         823
  Receivable for Portfolio Shares Sold....................         281
  Dividends Receivable....................................         104
  Interest Receivable.....................................           1
  Net Unrealized Gain on Foreign Currency Exchange
    Contracts.............................................           1
  Other...................................................           2     1,242
                                                            ----------
LIABILITIES (-6.5%)
  Payable for Investments Purchased.......................      (4,753)
  Investment Advisory Fees Payable........................        (223)
  Payable for Portfolio Shares Redeemed...................        (118)
  Custodian Fees Payable..................................         (39)
  Administrative Fees Payable.............................         (10)
  Sub-Administrative Fees Payable.........................          (6)
  Payable for Foreign Taxes...............................          (4)
  Distribution Fees Payable...............................          (3)
  Directors' Fees and Expenses Payable....................          (3)
  Other Liabilities.......................................         (50)   (5,209)
                                                            ----------  --------
NET ASSETS (100%).....................................................  $ 79,905
                                                                        --------
                                                                        --------

NET ASSETS CONSIST OF:
Paid in Capital.......................................................
                                                                        $ 79,340
Accumulated Net Investment Loss.......................................
                                                                             (34)
Accumulated Net Realized Loss.........................................
                                                                          (3,086)
Unrealized Appreciation on Investments and Foreign Currency
  Translations (Net of accrual for foreign tax of $4 on unrealized appreciation on investments)........................................
                                                                           3,685
                                                                        --------
NET ASSETS............................................................
                                                                        $ 79,905
                                                                        --------
                                                                        --------

                                                            AMOUNT
                                                            (000)
-------------------------------------------------------------------

CLASS A:
----------------------------------------------------------------------
NET ASSETS............................................................   $73,196
NET ASSET VALUE, OFFERING AND REDEMPTION
  PRICE PER SHARE
  Applicable to 6,711,283 outstanding $0.001 par value shares
  (authorized 500,000,000 shares).....................................    $10.91
                                                                        --------
                                                                        --------

CLASS B:
----------------------------------------------------------------------
NET ASSETS............................................................    $6,709
NET ASSET VALUE, OFFERING AND REDEMPTION
  PRICE PER SHARE
  Applicable to 621,020 outstanding $0.001 par value shares
  (authorized 500,000,000 shares).....................................    $10.80
                                                                        --------
                                                                        --------

------------------------------------------------------------
FOREIGN CURRENCY EXCHANGE CONTRACT INFORMATION:
   Under the terms of foreign currency exchange contracts open at December 31, 1997, the Portfolio is obligated to deliver U.S. dollars in exchange for foreign currency as indicated below:

                                          IN                     NET
 CURRENCY                              EXCHANGE              UNREALIZED
TO DELIVER     VALUE    SETTLEMENT       FOR        VALUE    GAIN (LOSS)
   (000)       (000)       DATE         (000)       (000)       (000)
-----------   -------   -----------   ----------   -------   -----------
U.S.$   460   $   460      1/02/98    BRL    514   $   460   $       --
U.S.$   384       384      1/02/98    MXP  3,091       384           --
U.S.$   695       695      1/05/98    BRL    777       696            1
              -------                              -------          ---
              $ 1,539                              $ 1,540   $        1
              -------
              -------                              -------          ---
                                                   -------          ---

------------------------------------------------------------

(a)   --  Non-income producing security
(d)   --  Security valued at fair value--see note A-1 to financial statements.
(e)   --  144A Security--certain conditions for public sale may exist.
ADR   --  American Depositary Receipt
CPO   --  Certificate of Participation
GDR   --  Global Depositary Receipt
GDS   --  Global Depositary Shares

------------------------------------------------------------
            SUMMARY OF FOREIGN SECURITIES BY INDUSTRY CLASSIFICATION
                                  (UNAUDITED)

                                          VALUE       PERCENT OF
INDUSTRY                                  (000)       NET ASSETS
------------------------------------------------------------------
Capital Equipment......................  $  2,102             2.6%
Consumer Goods.........................    11,665            14.6
Energy.................................     7,387             9.2
Finance................................     8,113            10.1
Materials..............................    10,596            13.3
Multi-Industry.........................     2,268             2.9
Services...............................    34,944            43.7
                                         --------             ---
                                         $ 77,075            96.4%
                                         --------             ---
                                         --------             ---

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
Latin American Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
AGGRESSIVE EQUITY PORTFOLIO

COMPOSITION OF NET ASSETS (AT DECEMBER 31, 1997)
--------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Capital Goods                 40.4          %
Communication Services         0.5          %
Consumer Cyclicals            17.6          %
Consumer Staples              15.7          %
Energy                         1.0          %
Financial                     13.6          %
Technology                     7.2          %
Other                          4.0          %

COMPARISON OF THE CHANGE IN VALUE OF A $500,000** INVESTMENT
---------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                       AGGRESSIVE EQUITY             LIPPER CAPITAL APPRECIATION
                                      PORTFOLIO--CLASS A                       INDEX(1)                S&P 500
3/08/95                                                 $500,000                            $500,000    $500,000
12/31/95                                                $706,250                            $629,000    $650,860
12/31/96                                                $995,106                            $723,098    $800,285
12/31/97                                              $1,326,576                            $866,705  $1,067,260
* Commencement of operations
** Minimum Investment

In accordance with SEC regulations, Portfolio performance shown assumes that all recurring fees (including management fees) were deducted and all dividends and distributions were reinvested. The performance of Class B shares will vary based upon the different inception dates and fees assessed to that class.
PERFORMANCE COMPARED TO THE LIPPER CAPITAL
APPRECIATION INDEX AND THE S&P 500 INDEX(1)
----------------------------------------

                                                TOTAL RETURNS(2)
                                            ------------------------
                                                           AVERAGE
                                                           ANNUAL
                                                            SINCE
                                             ONE YEAR     INCEPTION
                                            -----------  -----------
PORTFOLIO -- CLASS A......................       33.31%       41.36%
PORTFOLIO -- CLASS B......................       32.90        36.32
LIPPER CAP. APPRECIATION INDEX -- CLASS
  A.......................................       19.86        21.86
S&P 500 INDEX -- CLASS A..................       33.36        30.90
LIPPER CAP. APPRECIATION INDEX -- CLASS
  B.......................................       19.86        17.24
S&P 500 INDEX -- CLASS B..................       33.36        27.63

1. The Lipper Capital Appreciation Index is a composite of mutual funds managed for maximum capital gains. The S&P 500 Index is an unmanaged index of common stocks.
2. Total returns for the Portfolio reflect expenses waived and reimbursed, if applicable, by the Adviser. Without such waiver and reimbursement, total returns would be lower.

PAST PERFORMANCE IS NOT PREDICTIVE OF FUTURE PERFORMANCE.

------------------------------------------------------------

CERTAIN INFORMATION APPEARING IN THIS INVESTMENT OVERVIEW IS UNAUDITED. ACCORDINGLY, THE REPORT OF INDEPENDENT ACCOUNTANTS APPEARING ELSEWHERE IN THIS REPORT DOES NOT EXTEND TO THIS INFORMATION. THE PORTFOLIO'S CONCENTRATION OF ITS ASSETS IN A SMALLER NUMBER OF ISSUERS AND ITS USE OF EQUITY-LINKED SECURITIES WILL SUBJECT IT TO GREATER RISKS. THE PERFORMANCE RESULTS PROVIDED ARE FOR INFORMATIONAL PURPOSES ONLY AND SHOULD NOT BE CONSTRUED AS A GUARANTEE OF THE PORTFOLIO'S FUTURE PERFORMANCE. PAST PERFORMANCE SHOWN IS NOT PREDICTIVE OF FUTURE PERFORMANCE. INVESTMENT RETURN AND PRINCIPAL VALUE WILL FLUCTUATE SO THAT AN INVESTOR'S SHARES, WHEN REDEEMED, MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST. PLEASE SEE THE PROSPECTUS FOR A DESCRIPTION OF CERTAIN RISK CONSIDERATIONS ASSOCIATED WITH INTERNATIONAL INVESTING.

The Aggressive Equity Portfolio seeks capital appreciation through a concentrated, non-diversified portfolio of corporate equity and equity-linked securities. Short sales and options can be used to enhance performance. It is anticipated that the Portfolio will hold thirty names or less, although it may hold more from time to time.

For the year ended December 31, 1997, the Portfolio had a total return of 33.31% for the Class A shares and 32.90% for the Class B shares, as compared to a total return of 19.86% for the Lipper Capital Appreciation Index and 33.36% for the S&P 500 Index. From inception on March 8, 1995 through December 31, 1997, the average annual total return of Class A was 41.36% compared to 21.86% for the Lipper Capital Appreciation Index and 30.90% for the S&P 500 Index. From inception on January 2, 1996 through December 31, 1997, the average annual total return of Class B was 36.32% compared to 17.24% for the Lipper Capital Appreciation Index and 27.63% for the S&P 500 Index.

The Portfolio had a very strong fourth quarter, with a total return of 5.85% for Class A and 5.68% Class B compared to 2.87% for the S&P 500 and -2.41% for the Lipper Capital Appreciation Index.

For the year the Portfolio performed in line with the S&P 500 and outperformed the Lipper Capital Appreciation Index dramatically. The Portfolio's mix of "low-flying" growth and higher beta growth outperformed the S&P 500 in every quarter last year but the second during which two of our higher beta names underperformed (HFS and Boston Chicken). Boston Chicken was sold but we held and added to the HFS position which subsequently surged 59% off its lows in the June quarter to make it one of our most important contributors to performance for the year. Another important contributor to performance was Clear Channel Communications, which doubled.

After three heady years for the market, Wall Street futurists are, as usual, divided firmly in the bull and bear camps. We are first and foremost bottom up investors, focusing on companies, not markets, and tend not to care which way the U.S. market moves in 1998. But if pushed we are bullish because the backdrop for financial assets is so positive: 1) inflation and interest rates are at 30-year lows; 2) the U.S. budget is balanced and U.S. companies seem as strong as ever in terms of global competitiveness; 3) the Fed has enormous flexibility, due to dollar strength and

--------------------------------------------------------------------------------
                                                     Aggressive Equity Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
AGGRESSIVE EQUITY PORTFOLIO (CONT.)
low inflation, so that short rates will come down quickly if the economy slows; and 4) company managements are very focused on shareholder value creation, much more so than in prior cycles.

There are some negatives in that the strong dollar and disinflationary/deflationary trends are combining to put pressure on corporate profits and valuations are high on an absolute basis.

This, in our view, sets up a classic stockpickers' market. We will take earnings risk over upward interest rate pressure any day. If you can find companies that are able to rise above the profit pressures and achieve significant earnings growth, this will be richly rewarded. However, the "safe growth" part of the U.S. market -- stocks like Coca Cola and General Electric -- look extended and pricey to us. We do not see why these stocks need to go down, but on the other hand they have gone up much more than their respective earnings in recent years and should at some point enter a phase where the opposite is true. We think there is much more money to be made in "unsafe growth," -- i.e., stocks of companies which have strong fundamentals but where investors still have doubts.

We would divide the "unsafe growth" stocks we find compelling into two categories: stocks infected with investor fears stemming from the turmoil in Asia and stocks that should be insulated against the negative factors pressuring U.S. corporate profits. In the first category we would put stocks such as United Technologies where earnings are growing 17-18%, and Gulfstream Aerospace, the leading producer of executive jets with a debt-free balance sheet and EPS estimates on the rise. In the second category we would put Cendant, the new company formed by the merger of HFS and CUC International, which should reap tremendous revenue and margin gains from the combination of the country's largest franchiser with the preeminent direct marketing company. We would also include Cracker Barrel, the 300 unit chain of restaurant/gift shops which is seeing margin improvement after several sluggish years and Lockheed Martin, the largest defense company in the world after it closes the Northrop Grumman acquisition, which is generating massive free cash flow.

Kurt A. Feuerman
PORTFOLIO MANAGER

January 1998

--------------------------------------------------------------------------------
AGGRESSIVE EQUITY PORTFOLIO

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

AGGRESSIVE EQUITY PORTFOLIO
--------------------------------------------------------------------------------

                                                                    VALUE
  SHARES                                                            (000)
---------------------------------------------------------------------------

COMMON STOCKS (95.4%)
  CAPITAL GOODS (40.4%)
     AEROSPACE/DEFENSE (15.8%)
  (a)38,000    AVTEAM, Inc., Class A............................  $     337
 (a)142,200    Gulfstream Aerospace Corp. ......................      4,159
    215,700    Lockheed Martin Corp. ...........................     21,246
          1    Raytheon Co., Class A............................         --
     19,600    Thiokol Corp. ...................................      1,593
                                                                  ---------
                                                                     27,335
                                                                  ---------
     MANUFACTURING (DIVERSIFIED) (24.6%)
     65,100    Loews Corp. .....................................      6,909
     93,800    ITT Industries, Inc. ............................      2,943
    450,400    United Technologies Corp. .......................     32,795
                                                                  ---------
                                                                     42,647
                                                                  ---------
  TOTAL CAPITAL GOODS...........................................     69,982
                                                                  ---------
  COMMUNICATION SERVICES (0.5%)
     TELECOMMUNICATIONS (CELLULAR/WIRELESS) (0.5%)
  (a)15,800    Associated Group, Inc., Class A..................        468
  (a)13,300    Associated Group, Inc., Class B..................        387
                                                                  ---------
                                                                        855
                                                                  ---------
  CONSUMER CYCLICALS (17.6%)
     AUTO PARTS & EQUIPMENT (1.0%)
     33,400    Borg-Warner Automotive, Inc. ....................      1,737
                                                                  ---------
     AUTOMOBILES (1.3%)
     36,300    General Motors Corp. ............................      2,201
                                                                  ---------
     AUTO RELATED (2.1%)
 (a)114,400    Avis Rent A Car, Inc. ...........................      3,654
                                                                  ---------
     GAMING, LOTTERY & PARI-MUTUEL COMPANIES (1.0%)
     65,100    International Game Technology....................      1,644
                                                                  ---------
     SERVICES (COMMERCIAL & CONSUMER) (12.2%)
 (a)616,162    Cendant Corp. ...................................     21,180
   (a)2,600    IRI International Corp. .........................         36
                                                                  ---------
                                                                     21,216
                                                                  ---------
  TOTAL CONSUMER CYCLICALS......................................     30,452
                                                                  ---------
  CONSUMER STAPLES (15.7%)
     BEVERAGES (NON-ALCOHOLIC) (1.1%)
     53,900    Coca Cola Enterprises, Inc. .....................      1,917
                                                                  ---------
     BROADCASTING (TV, RADIO, CABLE) (6.1%)
  (a)17,200    American Radio Systems Corp. ....................        917
     95,300    CBS Corp. .......................................      2,805
  (a)85,700    Clear Channel Communications, Inc. ..............      6,808
                                                                  ---------
                                                                     10,530
                                                                  ---------
     ENTERTAINMENT (0.6%)
  (a)27,000    Viacom, Inc., Class B............................      1,119
                                                                  ---------
     FOODS (1.1%)
     20,300    Ralston-Ralston Purina Group.....................      1,887
                                                                  ---------


                                                                    VALUE
  SHARES                                                            (000)
---------------------------------------------------------------------------

     RESTAURANTS (2.6%)
  (a)72,100    Brinker International, Inc. .....................  $   1,154
    103,500    Cracker Barrel Old Country Store, Inc. ..........      3,454
                                                                  ---------
                                                                      4,608
                                                                  ---------
     TOBACCO (4.2%)
  (a)32,500    Consolidated Cigar Holdings, Inc. ...............        896
    116,600    Philip Morris Cos., Inc. ........................      5,283
     28,800    RJR Nabisco Holdings Corp. ......................      1,080
                                                                  ---------
                                                                      7,259
                                                                  ---------
  TOTAL CONSUMER STAPLES........................................     27,320
                                                                  ---------
  ENERGY (1.0%)
     OIL & GAS (DRILLING) (1.0%)
     36,000    Diamond Offshore Drilling, Inc. .................      1,732
                                                                  ---------
  FINANCIAL (13.0%)
     BANKS (MAJOR REGIONAL) (0.9%)
      4,500    Wells Fargo & Co. ...............................      1,527
                                                                  ---------
     CONSUMER FINANCE (3.1%)
     38,600    SLM Holding Corp. ...............................      5,370
                                                                  ---------
     FINANCIAL (DIVERSIFIED) (1.5%)
     29,400    American Express Co. ............................      2,624
                                                                  ---------
     FINANCIAL SERVICES (1.2%)
     39,750    Travelers Group, Inc. ...........................      2,142
                                                                  ---------
     INSURANCE (MULTI-LINE) (2.1%)
     55,900    American Bankers Insurance Group, Inc. ..........      2,568
     31,000    Nationwide Financial Services, Inc.,
                 Class A........................................      1,120
                                                                  ---------
                                                                      3,688
                                                                  ---------
     INSURANCE (PROPERTY-CASUALTY) (3.6%)
     (a)114    Berkshire Hathaway, Inc., Class A................      5,244
      7,000    Cincinnati Financial Corp. ......................        985
                                                                  ---------
                                                                      6,229
                                                                  ---------
     INVESTMENT BANKING & BROKERAGE (0.6%)
  (a)52,600    Friedman, Billings, Ramsey Group, Inc., Class
                 A..............................................        944
                                                                  ---------
  TOTAL FINANCIAL...............................................     22,524
                                                                  ---------
  TECHNOLOGY (7.2%)
     COMPUTERS (HARDWARE) (2.1%)
     34,800    International Business Machines Corp. ...........      3,639
                                                                  ---------
     COMPUTERS (SOFTWARE SERVICES) (2.5%)
  (a)33,700    Microsoft Corp. .................................      4,356
                                                                  ---------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                                                     Aggressive Equity Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

AGGRESSIVE EQUITY PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

                                                                    VALUE
  SHARES                                                            (000)
---------------------------------------------------------------------------
     ELECTRONICS (DEFENSE) (1.9%)
  (a)56,700    Litton Industries, Inc. .........................  $   3,260
                                                                  ---------
     ELECTRONICS (SEMICONDUCTORS) (0.7%)
     21,700    Linear Technology Corp. .........................      1,250
                                                                  ---------
  TOTAL TECHNOLOGY..............................................     12,505
                                                                  ---------
TOTAL COMMON STOCKS (Cost $156,662).............................    165,370
                                                                  ---------

  NO. OF
  RIGHTS
-----------

RIGHTS (0.6%)
  FINANCIAL (0.6%)
     CONSUMER FINANCE (0.6%)
  (a)32,300    Newcourt Credit Group, Inc., expiring 1/23/98
                 (Cost $1,052)..................................      1,078
                                                                  ---------

   FACE
  AMOUNT
   (000)
-----------

SHORT-TERM INVESTMENT (4.0%)
     REPURCHASE AGREEMENT (4.0%)
$     6,892    Chase Securities, Inc. 5.95%, dated 12/31/97, due
                 1/02/98, to be repurchased at $6,894,
                 collateralized by U.S. Treasury Notes, 5.625%,
                 due 2/15/06, valued at $7,037 (Cost $6,892)....      6,892
                                                                  ---------

TOTAL INVESTMENTS (100.0%) (Cost $164,606).......................   173,340
                                                                   --------
OTHER ASSETS (4.9%)
  Cash...............................................  $      597
  Receivable for Investments Sold....................       6,077
  Receivable for Securities Sold Short...............       1,104
  Receivable due from Broker.........................         553
  Receivable for Portfolio Shares Sold...............         165
  Dividends Receivable...............................          95
  Interest Receivable................................           1
  Other..............................................           4     8,596
                                                       ----------
LIABILITIES (-4.9%)
  Payable for Investments Purchased..................      (6,871)
  Securities Sold Short, at Value (Proceeds
    $1,104)..........................................      (1,078)
  Investment Advisory Fees Payable...................        (320)
  Payable for Portfolio Shares Redeemed..............        (200)
  Administrative Fees Payable........................         (22)
  Custodian Fees Payable.............................         (11)
  Distribution Fees Payable..........................         (11)
  Directors' Fees and Expenses Payable...............          (4)
  Other Liabilities..................................         (55)   (8,572)
                                                       ----------  --------
NET ASSETS (100%)................................................  $173,364
                                                                   --------
                                                                   --------


                                                                    AMOUNT
                                                                    (000)
---------------------------------------------------------------------------

NET ASSETS CONSIST OF:
Paid in Capital..................................................  $156,124
Distributions in Excess of Net Investment Income.................        (3)
Accumulated Net Realized Gain....................................     8,483
Unrealized Appreciation on Investments and Securities Sold
  Short..........................................................     8,760
                                                                   --------
NET ASSETS.......................................................  $173,364
                                                                   --------
                                                                   --------

CLASS A:
-----------------------------------------------------------------
NET ASSETS.......................................................  $155,087
NET ASSET VALUE, OFFERING AND REDEMPTION
  PRICE PER SHARE
  Applicable to 9,829,754 outstanding $0.001 par value shares
  (authorized 500,000,000 shares)................................    $15.78
                                                                   --------
                                                                   --------
CLASS B:
NET ASSETS.......................................................   $18,277
NET ASSET VALUE, OFFERING AND REDEMPTION
  PRICE PER SHARE
  Applicable to 1,162,366 outstanding $0.001 par value shares
  (authorized 500,000,000 shares)................................    $15.72
                                                                   --------
                                                                   --------

------------------------------------------------------------

(a)   --  Non-income producing security

SECURITIES SOLD SHORT (NOTE A-9)

                                                                   VALUE
  SHARES                                                           (000)
---------------------------------------------------------------------------
    32,300   Newcourt Credit Group, Inc.
(Total Proceeds $1,104).......................................  $     1,078
                                                                -----------
                                                                -----------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
Aggressive Equity Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
EMERGING GROWTH PORTFOLIO

COMPOSITION OF NET ASSETS (AT DECEMBER 31, 1997)
--------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Auto & Transportation          1.2          %
Consumer Discretionary        23.4          %
Consumer Staples               1.1          %
Financial Services            12.1          %
Health Care                   13.2          %
Materials & Processing         0.2          %
Other Energy                   8.0          %
Producer Durables              3.7          %
Technology                    31.5          %
Utilities                      3.0          %
Other                          2.6          %

COMPARISON OF THE CHANGE IN VALUE OF A $500,000** INVESTMENT
---------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                               EMERGING GROWTH PORTFOLIO--CLASS
                                               A                   NASDAQ COMPOSITE INDEX(1)
11/01/89*                                               $500,000                      $500,000
10/31/90                                                $453,500                      $362,000
10/31/91                                                $815,393                      $596,214
10/31/92                                                $754,239                      $664,779
12/31/92                                                $671,046                      $767,487
12/31/93                                                $671,046                      $881,075
12/31/94                                                $666,886                      $852,881
12/31/95                                                $889,025                    $1,193,350
12/31/96                                                $922,097                    $1,464,360
12/31/97                                              $1,026,847                    $1,781,248
* Commencement of operations
** Minimum Investment

In accordance with SEC regulations, Portfolio performance shown assumes that all recurring fees (including management fees) were deducted and all dividends and distributions were reinvested. The performance of Class B shares will vary based upon the different inception dates and fees assessed to that class.

PERFORMANCE COMPARED TO THE NASDAQ
COMPOSITE INDEX(1)
-----------------------------------

                                      TOTAL RETURNS(2)
                        ---------------------------------------------
                                     AVERAGE ANNUAL   AVERAGE ANNUAL
                         ONE YEAR      FIVE YEARS     SINCE INCEPTION
                        -----------  ---------------  ---------------
PORTFOLIO -- CLASS
A.....................       11.36%         8.88%           11.88%
PORTFOLIO -- CLASS
B.....................       11.13           N/A             7.30
INDEX -- CLASS A......       21.64         18.33            16.36
INDEX -- CLASS B......       21.64           N/A            21.86

1. The NASDAQ Composite Index is an unmanaged index of common stocks.
2. Total returns for the Portfolio reflect expenses waived and reimbursed, if applicable, by the Adviser. Without such waiver and reimbursement, total returns would be lower.

PAST PERFORMANCE IS NOT PREDICTIVE OF FUTURE PERFORMANCE.

------------------------------------------------------------

CERTAIN INFORMATION APPEARING IN THIS INVESTMENT OVERVIEW IS UNAUDITED. ACCORDINGLY, THE REPORT OF INDEPENDENT ACCOUNTANTS APPEARING ELSEWHERE IN THIS REPORT DOES NOT EXTEND TO THIS INFORMATION. THE PERFORMANCE RESULTS PROVIDED ARE FOR INFORMATIONAL PURPOSES ONLY AND SHOULD NOT BE CONSTRUED AS A GUARANTEE OF THE PORTFOLIO'S FUTURE PERFORMANCE. PAST PERFORMANCE SHOWN IS NOT PREDICTIVE OF FUTURE PERFORMANCE. INVESTMENT RETURN AND PRINCIPAL VALUE WILL FLUCTUATE SO THAT AN INVESTOR'S SHARES, WHEN REDEEMED, MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST.

The Emerging Growth Portfolio invests primarily in growth-oriented equity securities of small-to-medium sized domestic corporations and, to a limited extent, foreign corporations. Such companies generally have gross revenues ranging from $10 million to $750 million.

For the year ended December 31, 1997, the Portfolio had a total return of 11.36% for the Class A shares and 11.13% for the Class B shares, as compared to a total return of 21.64% for the NASDAQ Composite Index (the "Index"). For the five year period ended December 31, 1997, the average annual total return of Class A was 8.88% compared to 18.33% for the Index. From inception on November 1, 1989, through December 31, 1997, the average annual total return of Class A was 11.88% compared to 16.36% for the Index. From inception on January 2, 1996 through December 31, 1997, the average annual total return of Class B was 7.30% compared to 21.86% for the Index.

The fourth quarter was marked by extreme volatility with the most notable event being the sharp decline on October 27th. In volatile markets, smaller companies tend to underperform due to their lower liquidity and higher risk profiles. This quarter was no exception as investors flocked into stocks represented in the S&P 500 which ended the quarter up 2.87% while the small capitalization indices all ended in negative territory.

The market backdrop throughout the fourth quarter presented a significant challenge to performance in the small cap arena. In our view, over the next several quarters, liquidity concerns will gradually be supplanted as a risk factor by a concern for reliable and strong earnings growth. We believe investors will increasingly focus on domestic-oriented companies whose businesses generally have minimal exposure to foreign markets and whose earnings are therefore less at risk in the current environment.

In terms of sector weightings in the fourth quarter we reduced our exposure to healthcare, finance and retail stocks while increasing our weighting in business service stocks.

Overall, in the fourth quarter we have reduced the number of companies in the Portfolio and we plan further reductions in the months ahead. As is to be expected, the majority of the Portfolio's performance has been driven by its largest positions. We therefore have made a concerted effort to limit the number of names in the "farm team", i.e. names representing

--------------------------------------------------------------------------------
                                                       Emerging Growth Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
EMERGING GROWTH PORTFOLIO (CONT.)
less than fifty basis point positions. We believe by increasing the weighting in our top positions through reductions in the Portfolio's bottom category we will more fully leverage the benefits of our research effort.

Despite the uneven and generally disappointing performance of emerging growth stocks this year we remain ardent believers that emerging growth is the place to be invested in 1998. The relative valuation of the small cap sector of the market versus its larger cap brethren has reached a level last seen in April of 1997, a time which represented an inflection point and was followed by five months of strong absolute and strong relative performance.

The weakness in small cap growth stocks has presented numerous opportunities to invest in premier growth companies at highly attractive valuation levels. We believe that if we remain focused on company fundamentals, investing only in companies with superior business models enjoying strong competitive positions with the highest quality management teams, then eventually other investors will follow our lead. By sticking to our knitting, thorough fundamental analysis, we believe the market will come around once again and cast us a favorable eye.

Kurt A. Feuerman
PORTFOLIO MANAGER

January 1998

--------------------------------------------------------------------------------
EMERGING GROWTH PORTFOLIO

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

EMERGING GROWTH PORTFOLIO
--------------------------------------------------------------------------------

                                                                      VALUE
   SHARES                                                             (000)
-----------------------------------------------------------------------------

COMMON STOCKS (97.4%)
  AUTO & TRANSPORTATION (1.2%)
     AUTOMOBILES (1.1%)
    (a)20,600    Avis Rent A Car, Inc. ...........................  $     658
                                                                    ---------
     AUTO PARTS: AFTER MARKET (0.1%)
     (a)3,100    O'Reilly Automotive, Inc. .......................         81
                                                                    ---------
  TOTAL AUTO & TRANSPORTATION.....................................        739
                                                                    ---------
  CONSUMER DISCRETIONARY (23.4%)
     ADVERTISING AGENCIES (0.7%)
    (a)11,100    Lamar Advertising Co. ...........................        441
                                                                    ---------
     CASINOS & GAMBLING (0.7%)
    (a)12,900    GTECH Holdings Corp. ............................        412
                                                                    ---------
     COMMERCIAL INFORMATION SERVICES (1.2%)
     (a)8,100    America Online, Inc. ............................        723
                                                                    ---------
     CONSUMER ELECTRONICS (0.9%)
     (a)8,900    Broderbund Software, Inc. .......................        227
     (a)8,300    Electronic Arts, Inc. ...........................        314
                                                                    ---------
                                                                          541
                                                                    ---------
     EDUCATION SERVICES (2.6%)
     (a)8,400    Apollo Group, Inc., Class A .....................        397
     (a)5,100    CBT Group plc ADR ...............................        417
     (a)3,900    Computer Learning Centers, Inc. .................        239
    (a)10,400    DeVry, Inc. .....................................        332
    (a)10,400    ITI Education Corp. .............................         63
     (a)4,900    Learning Company, Inc. ..........................         79
                                                                    ---------
                                                                        1,527
                                                                    ---------
     HOTEL/MOTEL (0.3%)
    (a)13,300    Extended Stay America, Inc. .....................        165
                                                                    ---------
     PUBLISHING: MISCELLANEOUS (0.5%)
    (a)22,600    PRIMEDIA, Inc. ..................................        285
                                                                    ---------
     RADIO & TV BROADCASTERS (2.8%)
    (a)14,300    Clear Channel Communications, Inc. ..............      1,136
     (a)4,500    HSN, Inc. .......................................        232
     (a)6,000    Heftel Broadcasting Corp., Class A ..............        280
                                                                    ---------
                                                                        1,648
                                                                    ---------
     RESTAURANTS (0.5%)
        3,900    Cracker Barrel Old Country Store, Inc. ..........        130
     (a)5,700    Papa John's International, Inc. .................        199
                                                                    ---------
                                                                          329
                                                                    ---------
     RETAIL (5.4%)
    (a)15,100    Abercrombie & Fitch Co., Class A ................        472
     (a)2,300    Amazon.com, Inc. ................................        138
    (a)13,300    Bed, Bath & Beyond, Inc. ........................        510
    (a)13,000    CompUSA, Inc. ...................................        403
    (a)10,000    Dollar Tree Stores, Inc. ........................        414
     (a)9,100    Dress Barn, Inc. ................................        255
     (a)7,400    Gymboree Corp. ..................................        203


                                                                      VALUE
   SHARES                                                             (000)
-----------------------------------------------------------------------------
        6,400    Intimate Brands, Inc. ...........................  $     154
       17,100    Pier 1 Imports, Inc. ............................        387
    (a)11,000    Viking Office Products, Inc. ....................        240
                                                                    ---------
                                                                        3,176
                                                                    ---------
     SERVICE ORGANIZATIONS (0.2%)
     (a)5,800    American Coin Merchandising, Inc. ...............        102
                                                                    ---------
     SERVICES: COMMERCIAL (7.6%)
    (a)30,039    Cendant Corp. ...................................      1,032
    (a)11,800    Data Processing Resources Corp. .................        301
        3,800    G & K Services, Inc., Class A ...................        159
    (a)18,000    NFO Worldwide, Inc. .............................        377
    (a)21,950    Robert Half International, Inc. .................        878
    (a)40,400    Romac International, Inc. .......................        985
    (a)12,200    TeleTech Holdings, Inc. .........................        139
    (a)11,600    Volt Information Sciences, Inc. .................        625
                                                                    ---------
                                                                        4,496
                                                                    ---------
  TOTAL CONSUMER DISCRETIONARY....................................     13,845
                                                                    ---------
  CONSUMER STAPLES (1.1%)
     DRUG & GROCERY STORE CHAINS (0.5%)
     (a)5,400    Whole Foods Market, Inc. ........................        276
                                                                    ---------
     TOBACCO (0.6%)
    (a)10,300    Consolidated Cigar Holdings, Inc. ...............        284
     (a)4,300    General Cigar Holdings, Inc. ....................         92
                                                                    ---------
                                                                          376
                                                                    ---------
  TOTAL CONSUMER STAPLES..........................................        652
                                                                    ---------
  FINANCIAL SERVICES (12.1%)
     BANKS: OUTSIDE NEW YORK CITY (0.5%)
        1,600    Compass Bancshares, Inc. ........................         70
        3,500    Mercantile Bancorp., Inc. .......................        215
                                                                    ---------
                                                                          285
                                                                    ---------
     DIVERSIFIED FINANCIAL SERVICES (0.5%)
     (a)9,200    BISYS Group, Inc. ...............................        306
            1    Mutual Risk Management Ltd. .....................         --
                                                                    ---------
                                                                          306
                                                                    ---------
     FINANCE COMPANIES (0.7%)
     (a)4,200    FIRSTPLUS Financial Group, Inc. .................        160
        4,800    Finova Group, Inc. ..............................        239
                                                                    ---------
                                                                          399
                                                                    ---------
     FINANCIAL DATA PROCESSING SERVICES & SYSTEMS (3.3%)
       20,750    Paychex, Inc. ...................................      1,050
    (a)29,700    SunGard Data Systems, Inc. ......................        921
                                                                    ---------
                                                                        1,971
                                                                    ---------
     FINANCIAL MISCELLANEOUS (1.6%)
        8,500    CMAC Investment Corp. ...........................        513
     (a)2,200    Federal Agricultural Mortgage Corp., Class C ....        130

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                                                       Emerging Growth Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

EMERGING GROWTH PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

                                                                      VALUE
   SHARES                                                             (000)
-----------------------------------------------------------------------------

  FINANCIAL SERVICES (CONT.)
     FINANCIAL MISCELLANEOUS (CONT.)

     (a)8,200    Ocwen Financial Corp. ...........................  $     208
     (a)3,400    Triad Guaranty, Inc. ............................         99
                                                                    ---------
                                                                          950
                                                                    ---------
     INVESTMENT MANAGEMENT COMPANIES (0.2%)
        2,300    T. Rowe Price Associates, Inc. ..................        145
                                                                    ---------
     REAL ESTATE INVESTMENT TRUSTS (REIT)(2.9%)
        9,300    CarrAmerica Realty Corp. ........................        294
       10,000    Crescent Real Estate Equities, Inc. .............        394
        9,844    Equity Office Properties Trust ..................        311
        7,600    Federal Realty ..................................        196
       18,200    Taubman Centers, Inc. ...........................        236
       12,200    TrizecHahn Corp. ................................        283
                                                                    ---------
                                                                        1,714
                                                                    ---------
     RENTAL & LEASING SERVICES: COMMERCIAL (0.3%)
        3,000    Xtra Corp. ......................................        176
                                                                    ---------
     SAVINGS & LOAN (1.6%)
        2,700    Astoria Financial Corp. .........................        151
        2,050    Charter One Financial, Inc. .....................        129
        5,900    Dime Bancorp, Inc. ..............................        178
     (a)4,700    FirstFed Financial Corp. ........................        182
     (a)3,800    Golden State Bancorp., Inc. .....................        142
        5,100    TCF Financial Corp. .............................        173
                                                                    ---------
                                                                          955
                                                                    ---------
     SECURITIES BROKERAGE & SERVICES (0.5%)
        3,800    A.G. Edwards, Inc. ..............................        151
        2,133    Legg Mason, Inc. ................................        119
                                                                    ---------
                                                                          270
                                                                    ---------
  TOTAL FINANCIAL SERVICES........................................      7,171
                                                                    ---------
  HEALTH CARE (13.2%)
     BIOTECHNOLOGY RESEARCH & PRODUCTION (1.2%)
        4,200    Genzyme Corp.-General Division ..................        116
     (a)4,500    Human Genome Sciences, Inc. .....................        179
     (a)5,200    MedImmune, Inc. .................................        223
     (a)6,700    Ortec International, Inc. .......................         87
     (a)3,300    Transkaryotic Therapies, Inc. ...................        115
                                                                    ---------
                                                                          720
                                                                    ---------
     DRUGS & PHARMACEUTICALS (3.6%)
     (a)5,400    Dura Pharmaceuticals, Inc. ......................        248
     (a)7,800    Elan Corp. plc ADR ..............................        399
        8,000    Jones Medical Industries, Inc. ..................        306
     (a)7,700    Medicis Pharmaceutical, Class A .................        395
     (a)4,000    Miravant Medical Technologies ...................        160
    (a)15,200    SangStat Medical Corp. ..........................        614
                                                                    ---------
                                                                        2,122
                                                                    ---------

                                                                      VALUE
   SHARES                                                             (000)
-----------------------------------------------------------------------------
     HEALTH CARE FACILITIES (2.5%)
       (a)700    Amsurg Corp., Class A ...........................  $       5
     (a)4,513    Amsurg Corp., Class B ...........................         34
    (a)16,400    Chromatics Color Science International, Inc. ....        244
     (a)4,200    Corrections Corp. of America ....................        156
     (a)6,500    HEALTHSOUTH Corp. ...............................        180
    (a)11,600    Health Management Associates, Inc., Class A .....        293
     (a)9,500    PhyCor, Inc. ....................................        257
    (a)10,833    Total Renal Care Holdings, Inc. .................        298
                                                                    ---------
                                                                        1,467
                                                                    ---------
     HEALTH CARE MANAGEMENT SERVICES (2.6%)
        7,600    American Healthcorp, Inc. .......................         53
    (a)30,400    American Oncology Resources, Inc. ...............        486
    (a)17,416    Concentra Managed Care, Inc. ....................        586
     (a)9,600    Horizon Health Corp. ............................        218
     (a)5,900    Parexel International Corp. .....................        218
                                                                    ---------
                                                                        1,561
                                                                    ---------
     HEALTH CARE SERVICES (1.0%)
     (a)7,650    MedQuist, Inc. ..................................        264
    (a)10,900    QuadraMed Corp. .................................        300
                                                                    ---------
                                                                          564
                                                                    ---------
     MEDICAL & DENTAL INSTRUMENTS & SUPPLIES (2.3%)
     (a)6,800    Arterial Vascular Engineering, Inc. .............        442
     (a)8,300    Cooper Cos., Inc. ...............................        339
     (a)5,000    Henry Schein, Inc. ..............................        175
     (a)9,400    Inhale Therapeutic Systems ......................        242
        4,100    Mentor Corp. ....................................        150
                                                                    ---------
                                                                        1,348
                                                                    ---------
  TOTAL HEALTH CARE...............................................      7,782
                                                                    ---------
  MATERIALS & PROCESSING (0.2%)
     METALS & MINERALS MISC. (0.2%)
     (a)9,300    Metals USA, Inc. ................................        142
                                                                    ---------
  OTHER ENERGY (8.0%)
     MACHINERY: OIL WELL EQUIPMENT & SERVICES (2.5%)
        5,400    Camco International, Inc. .......................        344
     (a)4,000    Cooper Cameron Corp. ............................        244
     (a)3,700    Dril-Quip, Inc. .................................        130
     (a)8,000    EVI, Inc. .......................................        414
     (a)5,900    J. Ray McDermott ................................        254
     (a)4,500    TransCoastal Marine Services, Inc. ..............         62
                                                                    ---------
                                                                        1,448
                                                                    ---------
     OFFSHORE DRILLING (2.7%)
     (a)8,900    Bayard Drilling Technologies, Inc. ..............        145
        9,100    ENSCO International, Inc. .......................        305
     (a)7,600    Falcon Drilling Co., Inc. .......................        266
     (a)6,900    Noble Drilling Corp. ............................        211

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
Emerging Growth Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

EMERGING GROWTH PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

                                                                      VALUE
   SHARES                                                             (000)
-----------------------------------------------------------------------------

  OTHER ENERGY (CONT.)
     OFFSHORE DRILLING (CONT.)

     (a)9,400    Patterson Energy, Inc. ..........................  $     364
    (a)12,700    Precision Drilling Corp. ........................        309
                                                                    ---------
                                                                        1,600
                                                                    ---------
     OIL: CRUDE PRODUCERS (2.8%)
     (a)6,300    Barret Resources Corp. ..........................        191
       31,000    Chesapeake Energy Corp. .........................        234
     (a)5,100    Forecenergy, Inc. ...............................        133
    (a)49,600    Grey Wolf, Inc. .................................        267
    (a)13,400    Newfield Exploration Co. ........................        312
     (a)2,100    Ocean Energy, Inc. ..............................        104
    (a)27,400    Unit Corp. ......................................        264
        8,200    Vintage Petroleum, Inc. .........................        156
                                                                    ---------
                                                                        1,661
                                                                    ---------
  TOTAL OTHER ENERGY..............................................      4,709
                                                                    ---------
  PRODUCER DURABLES (3.7%)
     AEROSPACE (0.2%)
    (a)11,400    AVTEAM, Inc., Class A ...........................         97
                                                                    ---------
     ELECTRICAL EQUIPMENT & COMPONENTS (1.2%)
     (a)2,100    Ballard Power Systems, Inc. .....................        159
       15,237    Molex, Inc., Class A ............................        438
     (a)3,500    Triumph Group, Inc. .............................        117
                                                                    ---------
                                                                          714
                                                                    ---------
     MISCELLANEOUS PRODUCER DURABLES (0.7%)
    (a)14,000    JLK Direct Distribution, Inc., Class A ..........        392
                                                                    ---------
     OFFICE FURNITURE & BUSINESS EQUIPMENT (0.2%)
     (a)6,000    U.S. Office Products Co. ........................        116
                                                                    ---------
     POLLUTION CONTROL & ENVIRONMENTAL SERVICES (0.5%)
     (a)6,200    Allied Waste Industries, Inc. ...................        144
     (a)8,400    Republic Industries, Inc. .......................        196
                                                                    ---------
                                                                          340
                                                                    ---------
     PRODUCTION TECHNOLOGY EQUIPMENT (0.2%)
     (a)2,400    Uniphase Corp. ..................................         98
                                                                    ---------
     TELECOMMUNICATIONS EQUIPMENT (0.7%)
     (a)5,000    Excel Switching Corp. ...........................         89
        5,100    Inter-Tel, Inc. .................................         99
    (a)12,900    MAS Technology Ltd. ADR .........................        213
                                                                    ---------
                                                                          401
                                                                    ---------
  TOTAL PRODUCER DURABLES.........................................      2,158
                                                                    ---------
  TECHNOLOGY (31.5%)
     COMMUNICATIONS TECHNOLOGY (10.3%)
    (a)23,800    ADC Telecommunications, Inc. ....................        994
    (a)17,200    Advanced Fibre Communications, Inc. .............        501
    (a)23,400    Ascend Communications, Inc. .....................        575
     (a)3,700    China Telecomm (Hong Kong) Ltd. ADR .............        124
    (a)12,100    CIENA Corp. .....................................        740
     (a)3,000    Globalstar Telecommunications Ltd. ..............        147

                                                                      VALUE
   SHARES                                                             (000)
-----------------------------------------------------------------------------
     (a)8,900    International Network Services ..................  $     203
     (a)9,750    Level One Communications, Inc. ..................        274
     (a)4,000    Orbital Sciences Corp. ..........................        119
    (a)10,300    Premisys Communications, Inc. ...................        267
    (a)15,600    Proxim, Inc. ....................................        177
     (a)3,200    Tekelec, Inc. ...................................         98
     (a)4,100    Teligent, Inc., Class A .........................         99
    (a)29,900    Tellabs, Inc. ...................................      1,575
    (a)11,100    VideoServer, Inc. ...............................        176
                                                                    ---------
                                                                        6,069
                                                                    ---------
     COMPUTER SERVICES SOFTWARE & SYSTEMS (9.7%)
        6,700    Autodesk, Inc. ..................................        246
     (a)9,100    Cadence Design Systems, Inc. ....................        223
     (a)6,500    Citrix Systems, Inc. ............................        494
    (a)20,400    Compuware Corp. .................................        653
     (a)6,800    ECsoft Group plc ADR ............................        118
     (a)1,800    Intersolv, Inc. .................................         37
     (a)2,600    Keane, Inc. .....................................        106
     (a)5,100    MetaCreations Corp. .............................         56
     (a)6,500    PSW Technologies, Inc. ..........................         92
    (a)34,700    Peoplesoft, Inc. ................................      1,345
     (a)9,800    Progress Software Corp. .........................        211
     (a)1,518    Structural Dynamics Research Corp. ..............         34
    (a)13,700    Sybase, Inc. ....................................        182
     (a)6,400    Symantec Corp. ..................................        140
    (a)36,000    USCS International, Inc. ........................        612
    (a)30,200    Whittman-Hart, Inc. .............................      1,034
     (a)2,100    Yahoo!, Inc. ....................................        145
                                                                    ---------
                                                                        5,728
                                                                    ---------
     COMPUTER TECHNOLOGY (1.5%)
    (a)31,600    FORE Systems, Inc. ..............................        482
     (a)7,800    Tech Data Corp. .................................        303
    (a)14,500    TranSwitch Corp. ................................        108
                                                                    ---------
                                                                          893
                                                                    ---------
     ELECTRONICS (0.4%)
     (a)1,200    Flextronics International Ltd. ..................         41
     (a)3,000    Semtech Corp. ...................................        117
    (a)27,500    Syquest Technology, Inc. ........................         89
                                                                    ---------
                                                                          247
                                                                    ---------
     ELECTRONICS: SEMI-CONDUCTORS/COMPONENTS (9.6%)
     (a)7,500    Aavid Thermal Technologies, Inc. ................        176
     (a)6,200    Altera Corp. ....................................        205
    (a)17,100    FlexiInternational Software, Inc. ...............        265
     (a)5,300    Fusion Systems Corp. CVR ........................          4
     (a)7,800    Integrated Process Equipment Corp. ..............        122
     (a)5,900    Lattice Semiconductor Corp. .....................        280
       31,200    Linear Technology Corp. .........................      1,794
    (a)45,800    Maxim Integrated Products, Inc. .................      1,580
    (a)11,800    PMC-Sierra, Inc. ................................        366
     (a)2,000    Rambus, Inc. ....................................         92

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                                                       Emerging Growth Portfolio

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        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

EMERGING GROWTH PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

                                                                      VALUE
   SHARES                                                             (000)
-----------------------------------------------------------------------------

  TECHNOLOGY (CONT.)
     ELECTRONICS: SEMI-CONDUCTORS/COMPONENTS (CONT.)

     (a)5,600    Vitesse Semiconductor Corp. .....................  $     211
    (a)16,600    Xilinx, Inc. ....................................        581
                                                                    ---------
                                                                        5,676
                                                                    ---------
  TOTAL TECHNOLOGY................................................     18,613
                                                                    ---------
  UTILITIES (3.0%)
     UTILITIES: TELECOMMUNICATIONS (3.0%)
     (a)2,800    ICG Communications, Inc. ........................         76
     (a)1,200    Intermedia Communications, Inc. .................         73
    (a)37,500    Mobile Telecommunications Technologies Corp. ....        825
     (a)9,700    Teleport Communications Group, Inc., Class A ....        532
    (a)11,000    WinStar Communications, Inc. ....................        274
                                                                    ---------
  TOTAL UTILITIES.................................................      1,780
                                                                    ---------
TOTAL COMMON STOCKS (Cost $50,229)................................     57,591
                                                                    ---------

    FACE
   AMOUNT
    (000)
-------------

SHORT-TERM INVESTMENT (3.2%)
  REPURCHASE AGREEMENT (3.2%)
       $1,874    Chase Securities, Inc. 5.95%, dated 12/31/97, due
                   1/02/98, to be repurchased at $1,875,
                   collateralized by U.S. Treasury Notes, 5.625%,
                   due 2/15/06, valued at $1,915 (Cost $1,874)....      1,874
                                                                    ---------


TOTAL INVESTMENTS (100.6%) (Cost $52,103)..........................    59,465
                                                                     --------
OTHER ASSETS (0.8%)
  Receivable for Investments Sold......................  $      457
  Dividends Receivable.................................          12
  Other................................................           9       478
                                                         ----------
LIABILITIES (-1.4%)
  Payable for Portfolio Shares Redeemed................        (484)
  Payable for Investments Purchased....................        (189)
  Investment Advisory Fees Payable.....................        (136)
  Adminstrative Fees Payable...........................          (8)
  Directors' Fees and Expenses Payable.................          (5)
  Distribution Fees Payable............................          (1)
  Other Liabilities....................................         (30)     (853)
                                                         ----------  --------
NET ASSETS (100%)..................................................  $ 59,090
                                                                     --------
                                                                     --------


                                                                      AMOUNT
                                                                      (000)
-----------------------------------------------------------------------------

NET ASSETS CONSIST OF:
Paid in Capital....................................................  $ 52,161
Accumulated Net Investment Loss....................................        (4)
Accumulated Net Realized Loss......................................      (429)
Unrealized Appreciation on Investments.............................     7,362
                                                                     --------
NET ASSETS.........................................................  $ 59,090
                                                                     --------
                                                                     --------

CLASS A:
-------------------------------------------------------------------
NET ASSETS.........................................................   $57,777
NET ASSET VALUE, OFFERING AND REDEMPTION
  PRICE PER SHARE
  Applicable to 7,479,583 outstanding $0.001 par value shares
  (authorized 500,000,000 shares)..................................     $7.72
                                                                     --------
                                                                     --------

CLASS B:
-------------------------------------------------------------------
NET ASSETS.........................................................    $1,313
NET ASSET VALUE, OFFERING AND REDEMPTION
  PRICE PER SHARE
  Applicable to 172,160 outstanding $0.001 par value shares
  (authorized 500,000,000 shares)..................................     $7.63
                                                                     --------
                                                                     --------

------------------------------------------------------------

(a)   --  Non-income producing security
ADR   --  American Depositary Receipt
CVR   --  Contingent Value Rights

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
Emerging Growth Portfolio

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        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
EQUITY GROWTH PORTFOLIO

COMPOSITION OF NET ASSETS (AT DECEMBER 31, 1997)
--------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Basic Materials                0.5          %
Capital Goods                 29.8          %
Communication Services         1.6          %
Consumer--Cyclicals           16.2          %
Consumer--Staples             15.6          %
Energy                         1.4          %
Finance                       17.6          %
Health Care                    2.2          %
Technology                    10.9          %
Transportation                 2.1          %
Utilities                      0.6          %
Other                          1.5          %

COMPARISON OF THE CHANGE IN VALUE OF A $500,000** INVESTMENT
---------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                               EQUITY GROWTH PORTFOLIO--CLASS
                                              A                 S&P 500 INDEX(1)
4/02/91*                                              $500,000           $500,000
10/31/91                                              $533,000           $533,090
10/31/92                                              $582,330           $585,450
12/31/92                                              $604,725           $612,760
12/31/93                                              $630,900           $674,400
12/31/94                                              $651,450           $683,250
12/31/95                                              $944,733           $939,742
12/31/96                                            $1,237,317         $1,155,507
12/31/97                                            $1,624,845         $1,540,984
* Commencement of operations
* Minimum Investment

In accordance with SEC regulations, Portfolio performance shown assumes that all recurring fees (including management fees) were deducted and all dividends and distributions were reinvested. The performance of Class B shares will vary based upon the different inception dates and fees assessed to that class.

PERFORMANCE COMPARED TO THE S&P 500 INDEX(1)
-----------------------------------------

                                      TOTAL RETURNS(2)
                        ---------------------------------------------
                                     AVERAGE ANNUAL   AVERAGE ANNUAL
                         ONE YEAR      FIVE YEARS     SINCE INCEPTION
                        -----------  ---------------  ---------------
PORTFOLIO -- CLASS
A.....................       31.32%        21.86%           19.07%
PORTFOLIO -- CLASS
B.....................       31.05           N/A            30.53
INDEX -- CLASS A......       33.36         20.27            17.79
INDEX -- CLASS B......       33.36           N/A            27.63

1. The S&P 500 Index is an unmanaged index of common stocks.

2. Total returns for the Portfolio reflect expenses waived and reimbursed, if applicable, by the Adviser. Without such waiver and reimbursement, total returns would be lower.

PAST PERFORMANCE IS NOT PREDICTIVE OF FUTURE PERFORMANCE.

------------------------------------------------------------

CERTAIN INFORMATION APPEARING IN THIS INVESTMENT OVERVIEW IS UNAUDITED. ACCORDINGLY, THE REPORT OF INDEPENDENT ACCOUNTANTS APPEARING ELSEWHERE IN THIS REPORT DOES NOT EXTEND TO THIS INFORMATION. THE PERFORMANCE RESULTS PROVIDED ARE FOR INFORMATIONAL PURPOSES ONLY AND SHOULD NOT BE CONSTRUED AS A GUARANTEE OF THE PORTFOLIO'S FUTURE PERFORMANCE. PAST PERFORMANCE SHOWN IS NOT PREDICTIVE OF FUTURE PERFORMANCE. INVESTMENT RETURN AND PRINCIPAL VALUE WILL FLUCTUATE SO THAT AN INVESTOR'S SHARES, WHEN REDEEMED, MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST.

The Equity Growth Portfolio employs a growth-oriented investment strategy seeking long-term capital appreciation. The Portfolio seeks to accomplish its objective by investing primarily in equities of medium and large capitalization companies exhibiting strong earnings growth.

For the year ended December 31, 1997 the Portfolio had a total return of 31.32% for the Class A shares and 31.05% for the Class B shares, as compared to a total return of 33.36% for the S&P 500 Index (the "Index"). For the five year period ended December 31, 1997, the average annual total return of Class A was 21.86% compared to 20.27% for the Index. From inception April 2, 1991, through December 31, 1997, the average annual total retrun of class A was 19.07% compared to 17.79% for the Index. From inception on January 2, 1996 through December 31, 1997 the average annual total return of Class B was 30.53% compared to 27.63% for the Index.

After three heady years for the market, Wall Street futurists are, as usual, divided firmly in the bull and bear camps. We are first and foremost bottom up investors, focusing on companies, not markets, and tend not to care which way the U.S. market moves in 1998. But if pushed we are bullish because the backdrop for financial assets is so positive:

    - inflation and interest rates are at 30-year lows

    - the U.S. budget is balanced and U.S. companies seem as strong as ever in terms of global competitiveness

    - the Fed has enormous flexibility, due to dollar strength and low inflation, so that short rates will come down quickly if the economy slows

    - company managements are very focused on shareholder value creation, much more so than in prior cycles.

There are some negatives:

    - the strong dollar and disinflationary/ deflationary trends are combining to put pressure on corporate profits

    - valuations are high on an absolute basis

This, in our view, sets up a classic stockpickers' market. We will take earnings risk over upward interest rate pressure any day. If you can find companies that are able to rise above the profit

--------------------------------------------------------------------------------
                                                         Equity Growth Portfolio

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--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
EQUITY GROWTH PORTFOLIO (CONT.)
pressures and achieve significant earnings growth, this will be richly rewarded. However, the "safe growth" part of the U.S. market -- stocks like Coca Cola and General Electric -- look extended and pricey to us. We do not see why these stocks need to go down, but on the other hand they have gone up much more than their respective earnings in recent years and should at some point enter a phase where the opposite is true. We think there is much more money to be made in "unsafe growth," -- i.e., stocks of companies which have strong fundamentals but where investors still have doubts.

Which brings us to our investment strategy for 1998 which may be best characterized in terms of a Chinese restaurant menu or "two from column A and three from column B". Column A consists of stocks infected with investor fears of "Asian flu," currency and/or economic sensitivity. Column B consists of stocks of companies that should be insulated against the negative factors weighing against U.S. corporate profits.

              A                              B
-----------------------------  -----------------------------
     United Technologies                  Cendant
    Gulfstream Aerospace              Cracker Barrel
                                      Lockheed Martin

United Technologies was the largest holding of the Portfolio at December 31, accounting for 9.6% of net assets. United Technologies has been a significant holding of ours for several years and it has performed quite well. In late 1997, however, investor concerns over Asian exposure (15% of profits) and cyclicality (several competitors, such as York, blew up) combined to cause the stock to correct very sharply. From a peak of $89, the stock declined to the high $60's and closed out the year at $73. We responded by redoubling our research efforts during this "breakdown" period for the stock and came away with the following:

    - While Asian operations will get hit in 1998 and 1999, UTX should gain share in that region and find it much easier to make accretive acquisitions.

    - Dramatic margin gain opportunities, strength in certain businesses (e.g. Pratt & Whitney) and restructuring activities should more than offset the operating profit shortfall from Asia, currency and a weakening global economy.

    - We believe the company has become more aggressive in the share repurchase front than at any time in its history.

    - In short, despite what the stock is "telling us," Earnings Per Share (EPS) growth should be robust and above expectations in 1998 and 1999.

We believe that UTX stock is in a win-win position following the recent sharp sell-off. If concerns over Asia fade and the global economy strengthens, the stock could trade up quickly. If not, the company's buyback should remain aggressive, enhancing EPS prospects in 1999 and beyond. One year out, we think United Technologies should trade somewhere between $83 (15 times 1999 EPS of $5.55) and $111(20 times).

Gulfstream Aerospace, a leading producer of executive jets, is enjoying robust operating fundamentals, yet the stock has been listless over the past year as investors fear the effects of a potential economic slowdown. Also worrying investors is the possibility that Forstman Little, the LBO firm and owner of about 43% of the company, will pressure the stock by selling shares. At year end, the stock traded at only $29 1/4, despite consensus EPS expectations of $2.50 in 1998 and $3.10 in 1999. The balance sheet had no net debt and EPS estimates had risen over the past several months. Does this seem rather depressed with a stock market trading at over 20 times? The company obviously thought so, because on January 5 it announced a stock repurchase for about 10% of shares. This is highly accretive and caused consensus EPS estimates to rise to $2.60 and $3.25 for 1998 and 1999, respectively. The stock will probably never get a market multiple, but if it gets up to 15 times in one year that is a juicy $49.

On the less controversial side, we own some stocks of companies that seem totally insulated from what the world may throw at them. First on the list is Cendant, the new company formed by the merger of HFS and CUC International. The merger closed in December, creating a $28 billion market cap growth company that most investors still do not know very well. HFS became our largest holding early last year when unfounded investor concerns drove the stock down. At its low point in early 1997, HFS was down 13% from its 1996 close. It closed 1997 up 38%, or 59% higher than its low of the year, adjusting for the conversion into Cendant shares.

--------------------------------------------------------------------------------
EQUITY GROWTH PORTFOLIO

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--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
EQUITY GROWTH PORTFOLIO (CONT.)

While not as cheap as it was in early 1997, Cendant's valuation looks fine and the underlying growth story is the most powerful we know of today. Cendant combines the country's largest franchiser (HFS) with the preeminent direct marketing company (CUC). Both companies were exciting on their own but the combination should be incredible for a variety of reasons. Unlike most megamergers, cost cutting is not the primary driver of this marriage. Rather, tremendous revenue and margin gains should accrue from the combination of a huge inbound telemarketer with the number one outbound telemarketer. Consensus EPS estimates have drifted higher recently, and currently stand at about $1.28 and $1.58 for 1998 and 1999, respectively. We believe $1.33 and $1.70 are more likely, with dynamic growth off the 1999 base expected. One year out, the stock could trade conservatively at $43 (25 times 1999) or, less conservatively, at $51 (30 times).

Another stock which should be somewhat insulated from broader corporate profit pressures is Cracker Barrel, a 300-unit chain of restaurant/gift shops located largely on interstate highways throughout the east coast and Midwest. Like many other restaurant companies and retailers, Cracker Barrel spent 1993 to 1996 battling overbuilding and margin pressure. The best companies came through this period stronger and with a higher market share. Cracker Barrel is one of the winners, and is beginning to see margin increases for the first time in many years, allowing the company to return to its traditional 20% + EPS growth rate. While the stock has done well over the past two years, it is now still only back to where it was in mid-1993, with earnings growing every year during this period. We think Cracker Barrel can earn $1.85 and $2.25 in calendar 1998 and 1999, respectively, and could trade between 20-25 times earnings one year out, or $45-56.

A final example of a stock somewhat protected from generalized corporate profit pressure is Lockheed Martin. Pending the closing of its acquisition of Northrop Grumman, it will be the largest defense company in the world. Significant cost savings will be achieved from the merger, while increased scale will give Lockheed Martin an even greater advantage in bidding for large defense contracts. At the same time, non-defense businesses are growing nicely. Moreover, the balanced budget in the United States bodes well for defense and space exploration spending. Finally, the company's huge free cash flow is an ongoing major positive. Despite all this, Lockheed Martin stock under performed the market in 1996 and 1997. In fact, in 1997 it was up a lowly 7.7%. Why? The most important factor in our view, was the two downward revisions to EPS that occurred in late 1997. From our perspective, however, they were "false" negative surprises and we believe the stage has now been set for positive surprises, hopefully in 1998 but likely in 1999.

The first downward revision came from weakness in a non-core business that will eventually be sold. The second downward revision was an upward revision in disguise. In order to be able to buy back GE's large stake in Lockheed Martin (10% of the company pro forma) Lockheed was forced to change from pooling to purchase accounting on its Northrop acquisition. This means goodwill, a phantom, non-cash expense, must be amortized, which leads to lower reported EPS but higher cash flow or economic earnings. Hence, while EPS in 1998 should be about $6.50, economic earnings will exceed $9.00. We expect 12-15% compounded EPS growth over the longer term. If we are right and consensus estimates start to rise over the next 12 months, the valuation should improve. A reasonable one year price target would be 18-20 times reported 1999 EPS of $7.40, or $133 to $148.

Kurt Feuerman
PORTFOLIO MANAGER

Margaret K. Johnson
PORTFOLIO MANAGER

January 1998

--------------------------------------------------------------------------------
                                                         Equity Growth Portfolio

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        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

EQUITY GROWTH PORTFOLIO
--------------------------------------------------------------------------------

                                                                      VALUE
   SHARES                                                             (000)
-----------------------------------------------------------------------------

COMMON STOCKS (98.5%)
  BASIC MATERIALS (0.5%)
     CHEMICALS (0.5%)
       46,300    E.I. du Pont de Nemours & Co. ...................  $   2,781
                                                                    ---------
  CAPITAL GOODS (29.8%)
     AEROSPACE & DEFENSE (10.4%)
   (a)107,400    AVTEAM, Inc., Class A............................        953
   (a)386,900    Gulfstream Aerospace Corp. ......................     11,317
   (a)180,600    Howmet International, Inc. ......................      2,709
      451,000    Lockheed Martin Corp. ...........................     44,424
        6,800    Nothrop Grumman Corp. ...........................        782
           35    Raytheon Co., Class A............................          2
       53,600    Thiokol Corp. ...................................      4,355
                                                                    ---------
                                                                       64,542
                                                                    ---------
     DIVERSIFIED (18.3%)
       (a)346    Berkshire Hathaway, Inc., Class A ...............     15,916
      346,600    ITT Industries, Inc. ............................     10,875
      190,400    Loews Corp. .....................................     20,206
      116,000    Textron, Inc. ...................................      7,250
      813,400    United Technologies Corp. .......................     59,226
                                                                    ---------
                                                                      113,473
                                                                    ---------
     OFFICE EQUIPMENT & SUPPLIES (1.1%)
       95,000    Xerox Corp. .....................................      7,012
                                                                    ---------
  TOTAL CAPITAL GOODS.............................................    185,027
                                                                    ---------
  COMMUNICATION SERVICES (1.6%)
     TELECOMMUNICATIONS (CELLULAR/WIRELESS) (0.5%)
    (a)58,000    Associated Group, Inc., Class A..................      1,718
    (a)48,700    Associated Group, Inc., Class B..................      1,418
                                                                    ---------
                                                                        3,136
                                                                    ---------
     TELECOMMUNICATIONS (LONG DISTANCE) (1.1%)
       51,900    AT&T Corp. ......................................      3,179
   (a)115,900    WorldCom, Inc. ..................................      3,506
                                                                    ---------
                                                                        6,685
                                                                    ---------
  TOTAL COMMUNICATION SERVICES....................................      9,821
                                                                    ---------
  CONSUMER-CYCLICALS (16.2%)
     AUTO PARTS & EQUIPMENT (1.0%)
      121,800    Borg-Warner Automotive, Inc. ....................      6,334
                                                                    ---------
     AUTOMOBILES (1.9%)
   (a)175,200    Avis Rent A Car, Inc. ...........................      5,595
      101,300    General Motors Corp. ............................      6,141
                                                                    ---------
                                                                       11,736
                                                                    ---------
     GAMING, LOTTERY & PHARMACEUTICAL COMPANIES (0.9%)
      224,000    International Game Technology....................      5,656
                                                                    ---------
     LEISURE TIME PRODUCTS (0.8%)
   (a)151,700    GTECH Holdings Corp. ............................      4,845
                                                                    ---------


                                                                      VALUE
   SHARES                                                             (000)
-----------------------------------------------------------------------------

     PUBLISHING (2.3%)
   (a)855,400    PRIMEDIA, Inc....................................  $  10,799
       54,200    Gannett Co., Inc. ...............................      3,350
                                                                    ---------
                                                                       14,149
                                                                    ---------
     RETAIL (BUILDING SUPPLIES) (1.3%)
      132,950    Home Depot, Inc. ................................      7,827
                                                                    ---------
     RETAIL (SPECIALTY/APPAREL) (0.2%)
    (a)60,900    O'Reilly Automotive, Inc.........................      1,599
                                                                    ---------
     SERVICES (COMMERCIAL & CONSUMER) (7.8%)
 (a)1,404,755    Cendant Corp. ...................................     48,288
                                                                    ---------
  TOTAL CONSUMER-CYCLICALS........................................    100,434
                                                                    ---------
  CONSUMER-STAPLES (15.6%)
     BEVERAGES (NON-ALCOHOLIC) (1.1%)
      202,900    Coca Cola Enterprises, Inc. .....................      7,216
                                                                    ---------
     BROADCASTING (TV, RADIO, CABLE) (5.1%)
      303,400    CBS Corp. .......................................      8,931
   (a)282,800    Clear Channel Communications, Inc. ..............     22,465
                                                                    ---------
                                                                       31,396
                                                                    ---------
     ENTERTAINMENT (1.2%)
       55,200    Time Warner, Inc. ...............................      3,422
    (a)98,200    Viacom, Inc., Class B............................      4,069
                                                                    ---------
                                                                        7,491
                                                                    ---------
     FOODS (1.4%)
       69,400    Kellogg Co. .....................................      3,444
       58,500    Ralston-Ralston Purina Group.....................      5,437
                                                                    ---------
                                                                        8,881
                                                                    ---------
     RESTAURANTS (2.4%)
   (a)264,000    Brinker International, Inc. .....................      4,224
      314,700    Cracker Barrel Old Country Store, Inc. ..........     10,503
                                                                    ---------
                                                                       14,727
                                                                    ---------
     TOBACCO (4.4%)
   (a)118,600    Consolidated Cigar Holdings, Inc. ...............      3,269
      441,700    Philip Morris Cos., Inc. ........................     20,014
      105,300    RJR Nabisco Holdings Corp. ......................      3,949
                                                                    ---------
                                                                       27,232
                                                                    ---------
  TOTAL CONSUMER-STAPLES..........................................     96,943
                                                                    ---------
  ENERGY (1.4%)
     OIL & GAS (DRILLING) (1.4%)
      110,900    Diamond Offshore Drilling, Inc. .................      5,337
       40,300    Schlumberger, Ltd. ..............................      3,244
                                                                    ---------
  TOTAL ENERGY....................................................      8,581
                                                                    ---------
  FINANCE (17.6%)
     BANKS (3.2%)
       42,500    BankAmerica Corp.................................      3,103
       48,668    Chase Manhattan Corp. ...........................      5,329

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
Equity Growth Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

EQUITY GROWTH PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

                                                                      VALUE
   SHARES                                                             (000)
-----------------------------------------------------------------------------

  FINANCE (CONT.)
     BANKS (CONT.)

       46,100    Citicorp ........................................  $   5,829
       16,433    Wells Fargo & Co. ...............................      5,578
                                                                    ---------
                                                                       19,839
                                                                    ---------
     CONSUMER FINANCE (2.8%)
       70,900    MBNA Corp........................................      1,936
      109,200    SLM Holding Corp. ...............................     15,192
                                                                    ---------
                                                                       17,128
                                                                    ---------
     FINANCIAL (DIVERSIFIED) (3.8%)
      105,600    American Express Co. ............................      9,425
       30,300    Federal Home Loan Mortgage Corp. ................      1,271
       94,600    MGIC Investment Corp. ...........................      6,291
      123,450    Travelers Group, Inc. ...........................      6,651
                                                                    ---------
                                                                       23,638
                                                                    ---------
     INSURANCE (LIFE & HEALTH) (0.5%)
    (a)15,600    ESG Re Ltd. .....................................        367
       53,300    Hartford Life, Inc., Class A ....................      2,415
                                                                    ---------
                                                                        2,782
                                                                    ---------
     INSURANCE (MULTI-LINE) (2.7%)
      187,300    American Bankers Insurance Group, Inc. ..........      8,604
    (a)40,600    CNA Financial Corp. .............................      5,187
       88,100    Nationwide Financial Services, Inc., Class A ....      3,183
                                                                    ---------
                                                                       16,974
                                                                    ---------
     INSURANCE (PROPERTY--CASUALTY) (3.3%)
       98,250    Ace Ltd. ........................................      9,481
       75,100    CMAC Investment Corp. ...........................      4,534
       11,000    Cincinnati Financial Corp. ......................      1,548
       39,400    NAC Re Corp. ....................................      1,923
       26,300    Progressive Corp. ...............................      3,153
                                                                    ---------
                                                                       20,639
                                                                    ---------
     INVESTMENT BANKING & BROKERAGE (1.3%)
   (a)142,200    Friedman, Billings, Ramsey Group, Inc., Class
                   A .............................................      2,551
       76,700    Merrill Lynch & Co. .............................      5,594
                                                                    ---------
                                                                        8,145
                                                                    ---------
     INVESTMENT MANAGEMENT (0.0%)
    (a)17,100    Conning Corp. ...................................        287
                                                                    ---------
  TOTAL FINANCE...................................................    109,432
                                                                    ---------
  HEALTH CARE (2.2%)
     HEALTH CARE (DIVERSIFIED) (0.3%)
       24,800    American Home Products Corp......................      1,897
                                                                    ---------
                                                                      VALUE
   SHARES                                                             (000)
-----------------------------------------------------------------------------
     HEALTH CARE (DRUGS-MAJOR PHARMS) (1.9%)
       50,600    Eli Lilly & Co. .................................  $   3,523
       54,600    Merck & Co., Inc. ...............................      5,801
       31,100    Pfizer, Inc. ....................................      2,319
                                                                    ---------
                                                                       11,643
                                                                    ---------
  TOTAL HEALTH CARE...............................................     13,540
                                                                    ---------
  TECHNOLOGY (10.9%)
     COMMUNICATION EQUIPMENT (0.9%)
    (a)41,300    ADC Telecommunications, Inc. ....................      1,724
       18,402    Lucent Technologies, Inc. .......................      1,470
    (a)49,500    Tellabs, Inc. ...................................      2,617
                                                                    ---------
                                                                        5,811
                                                                    ---------
     COMPUTERS (HARDWARE) (2.0%)
       32,850    Compaq Computer Corp. ...........................      1,854
    (a)35,100    Dell Computer Corp. .............................      2,948
       10,800    Hewlett Packard Co. .............................        675
       63,900    International Business Machines Corp. ...........      6,682
                                                                    ---------
                                                                       12,159
                                                                    ---------
     COMPUTERS (NETWORKING) (1.2%)
   (a)138,150    Cisco Systems, Inc. .............................      7,702
                                                                    ---------
     COMPUTERS (SOFTWARE & SERVICES) (2.5%)
    (a)36,400    America Online, Inc. ............................      3,246
    (a)29,600    Compuware Corp. .................................        947
    (a)76,700    Microsoft Corp. .................................      9,914
    (a)55,250    Oracle Corp. ....................................      1,233
                                                                    ---------
                                                                       15,340
                                                                    ---------
     ELECTRONICS (COMPONENT DISTRIBUTORS) (0.6%)
   (a)130,100    Ingram Micro, Inc., Class A......................      3,789
                                                                    ---------
     ELECTRONICS (DEFENSE) (1.7%)
   (a)183,000    Litton Industries, Inc. .........................     10,523
                                                                    ---------
     ELECTRONICS (SEMICONDUCTORS) (2.0%)
       50,500    Intel Corp. .....................................      3,548
       79,700    Linear Technology Corp. .........................      4,593
   (a)121,200    Maxim Integrated Products, Inc. .................      4,181
                                                                    ---------
                                                                       12,322
                                                                    ---------
  TOTAL TECHNOLOGY................................................     67,646
                                                                    ---------
  TRANSPORTATION (2.1%)
     AIRLINES (2.1%)
    (a)44,500    AMR Corp. .......................................      5,718
   (a)118,800    US Airways Group, Inc. ..........................      7,425
                                                                    ---------
  TOTAL TRANSPORTATION............................................     13,143
                                                                    ---------
  UTILITIES (0.6%)
     POWER PRODUCERS (INDEPENDENT) (0.6%)
    (a)73,400    AES Corp. .......................................      3,422
                                                                    ---------
TOTAL COMMON STOCKS (Cost $534,017)...............................    610,770
                                                                    ---------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                                                         Equity Growth Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

EQUITY GROWTH PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

    FACE
   AMOUNT                                                             VALUE
    (000)                                                             (000)
-----------------------------------------------------------------------------

SHORT-TERM INVESTMENT (0.2%)
  REPURCHASE AGREEMENT (0.2%)
$       1,097    Chase Securities, Inc. 5.95%, dated 12/31/97, due
                   1/02/98, to be repurchased at $1,098,
                   collateralized by U.S. Treasury Notes, 5.625%,
                   due 2/15/06, valued at $1,121 (Cost $1,097)....  $   1,097
                                                                    ---------

TOTAL INVESTMENTS (98.7%) (Cost $535,114)..........................   611,867
                                                                     --------
OTHER ASSETS (2.4%)
  Cash.................................................  $        1
  Receivable for Investments Sold......................      13,135
  Receivable for Portfolio Shares Sold.................       1,519
  Dividends Receivable.................................         505
  Other................................................          17    15,177
                                                         ----------
LIABILITIES (-1.1%)
  Payable for Investments Purchased....................      (5,495)
  Investment Advisory Fees Payable.....................        (877)
  Payable for Portfolio Shares Redeemed................        (768)
  Administrative Fees Payable..........................         (77)
  Custodian Fees Payable...............................         (16)
  Distribution Fees Payable............................         (15)
  Directors' Fees and Expenses Payable.................         (15)
  Other Liabilities....................................        (113)   (7,376)
                                                         ----------  --------
NET ASSETS (100%)..................................................  $619,668
                                                                     --------
                                                                     --------

                                                                      AMOUNT
                                                                      (000)
-----------------------------------------------------------------------------

NET ASSETS CONSIST OF:
Paid in Capital....................................................  $529,188
Distributions in Excess of Net Investment Income...................        (8)
Accumulated Net Realized Gain......................................    13,735
Unrealized Appreciation on Investments.............................    76,753
                                                                     --------
NET ASSETS.........................................................  $619,668
                                                                     --------
                                                                     --------

CLASS A:
-------------------------------------------------------------------
NET ASSETS.........................................................  $591,789
NET ASSET VALUE, OFFERING AND REDEMPTION
  PRICE PER SHARE
  Applicable to 34,957,180 outstanding $0.001 par value shares
  (authorized 500,000,000 shares)..................................    $16.93
                                                                     --------
                                                                     --------
CLASS B:
-------------------------------------------------------------------
NET ASSETS.........................................................   $27,879
NET ASSET VALUE, OFFERING AND REDEMPTION
  PRICE PER SHARE
  Applicable to 1,649,100 outstanding $0.001 par value shares
  (authorized 500,000,000 shares)..................................    $16.91
                                                                     --------
                                                                     --------

------------------------------------------------------------

(a)   --  Non-income producing security

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
Equity Growth Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
SMALL CAP VALUE EQUITY PORTFOLIO

COMPOSITION OF NET ASSETS (AT DECEMBER 31, 1997)
--------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Aerospace                          0.3          %
Banking                           13.1          %
Building                           2.5          %
Capital Goods                      3.3          %
Chemicals                          1.3          %
Communications                     4.8          %
Computers                          5.4          %
Consumer--Durables                 2.9          %
Consumer--Retail                   7.2          %
Consumer--Service & Growth         0.9          %
Consumer--Staples                  4.3          %
Electric                           1.3          %
Energy                             5.9          %
Entertainment                      3.2          %
Financial--Diversified             3.0          %
Health Care                        3.1          %
Industrial                         7.5          %
Insurance                          2.7          %
Metals                             2.0          %
Paper & Packaging                  1.0          %
Restaurants                        0.7          %
Services                           3.2          %
Technology                         4.5          %
Tobacco                            0.6          %
Transportation                     5.4          %
Utilities                          5.3          %
Other                              4.6          %

COMPARISON OF THE CHANGE IN VALUE OF A $500,000** INVESTMENT
---------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                               SMALL CAP VALUE EQUITY PORTFOLIO--CLASS
                                                  A                     RUSSELL 2500 INDEX(1)
12/17/92*                                                     $500,000               $500,000
12/31/92                                                      $507,000               $515,665
12/31/93                                                      $564,420               $601,000
12/31/94                                                      $578,700               $595,350
12/31/95                                                      $698,086               $784,076
12/31/96                                                      $858,576               $933,443
12/31/97                                                    $1,174,532             $1,160,736
* Commencement of operations
** Minimum Investment

In accordance with SEC regulations, Portfolio performance shown assumes that all recurring fees (including management fees) were deducted and all dividends and distributions were reinvested. The performance of Class B shares will vary based upon the different inception dates and fees assessed to that class.
PERFORMANCE COMPARED TO THE RUSSELL 2500 INDEX
AND S&P 500 INDEX(1)
-------------------------------------------

                                         TOTAL RETURNS(2)
                        --------------------------------------------------
                                       AVERAGE ANNUAL     AVERAGE ANNUAL
                          ONE YEAR       FIVE YEARS       SINCE INCEPTION
                        ------------  -----------------  -----------------
PORTFOLIO -- CLASS
A.....................       36.80%          18.30%             18.46%
PORTFOLIO -- CLASS
B.....................       36.51             N/A              29.27
RUSSELL 2500 -- CLASS
A.....................       24.35           17.59              18.16
RUSSELL 2500 -- CLASS
B.....................       24.35             N/A              21.55
S&P 500 -- CLASS A....       33.36           20.27              20.13
S&P 500 -- CLASS B....       33.36             N/A              27.63

1. The Russell 2500 Index and the S&P 500 Index are unmanaged indices of common stock.
2. Total returns for the Portfolio reflect expenses waived and reimbursed, if applicable, by the Adviser. Without such waiver and reimbursement, total returns would be lower.

PAST PERFORMANCE IS NOT PREDICTIVE OF FUTURE PERFORMANCE.

------------------------------------------------------------

CERTAIN INFORMATION APPEARING IN THIS INVESTMENT OVERVIEW IS UNAUDITED. ACCORDINGLY, THE REPORT OF INDEPENDENT ACCOUNTANTS APPEARING ELSEWHERE IN THIS REPORT DOES NOT EXTEND TO THIS INFORMATION. THE PERFORMANCE RESULTS PROVIDED ARE FOR INFORMATIONAL PURPOSES ONLY AND SHOULD NOT BE CONSTRUED AS A GUARANTEE OF THE PORTFOLIO'S FUTURE PERFORMANCE. PAST PERFORMANCE SHOWN IS NOT PREDICTIVE OF FUTURE PERFORMANCE. INVESTMENT RETURN AND PRINCIPAL VALUE WILL FLUCTUATE SO THAT AN INVESTOR'S SHARES, WHEN REDEEMED, MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST.

The Small Cap Value Equity Portfolio invests in equity securities of small to medium-sized companies that our research indicates are undervalued relative to the market in general at the time of purchase. The Portfolio's disciplined value approach seeks to outperform the Russell 2500 Small Company Index in the longer term. We believe our emphasis on high quality companies will help the Portfolio perform particularly well in difficult markets.

The Small Cap Value Equity Portfolio selects companies that can be purchased at bargain prices. Bargains mostly arise as a result of public overreactions to temporary problems associated with an otherwise healthy company, or because a company is neglected and currently out-of-the limelight of investors' interest. Often, these companies operate as major players in very focused markets and are not widely followed by the investment community.

The Portfolio invests in all economic sectors of the market, and our strategy of maintaining a well-diversified portfolio is intended to produce consistent and reliable results over time. Our investment approach combines quantitative and fundamental research, and is based on the premise that the prices of stocks move more frequently, and in greater magnitude, than do the fundamentals of the underlying companies. This discrepancy creates an opportunity for disciplined, value-oriented investors. Our value approach importantly includes quality and growth standards which are carefully designed to help avoid "value-traps", where cheap stocks sometimes remain cheap (or become cheaper) because the company is run by bad managers or is mired in a hopelessly difficult business environment. The end result should be a portfolio with below-market valuation and an overall growth rate as similar as possible to the Russell 2500 benchmark.

For the year ended December 31, 1997, the Portfolio had a total return of 36.80% for the Class A shares and 36.51% for the Class B shares, compared to a total return of 24.35% and 33.36% for the Russell 2500 Index and the S&P 500 Index, respectively. For the five year period ended December 31, 1997, the average annual total return of Class A was 18.30% compared to 17.59% for the Russell 2500 Index and 20.27% for the S&P 500 Index. From inception on December 17, 1992 through December 31, 1997, the average annual total return of Class A was 18.46% compared to 18.16% for the Russell 2500 Index and 20.13% for the S&P 500

--------------------------------------------------------------------------------
                                                Small Cap Value Equity Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
SMALL CAP VALUE EQUITY PORTFOLIO (CONT.)
Index. From inception on January 2, 1996 through December 31, 1997, the average annual total return of Class B was 29.27% compared to 21.55% for the Russell 2500 Index and 27.63% for the S&P 500 Index.

For the three months ended December 31, 1997, the Portfolio had a total return of -2.30% for Class A and -2.37% for Class B compared to -2.25% for the Russell 2500 Index and 2.87% for the S&P 500 Index.

Both stock and sector selection played roles in the slight underperformance for the fourth quarter. Asian worries led to unusual market and economic events. Electric utilities, despite high valuations, competitive risk, strict regulation and anemic long-term growth, provided average returns of over 20% in the fourth quarter, due to their credit sensitivity and perceived safety. Meanwhile, long interest rates fell despite surging economic growth. Under normal circumstances the Federal Reserve would likely have tightened rates but could not risk draining liquidity from the market. In general, companies with stable, domestic earnings exposure were rewarded, regardless of valuation or long-term growth prospects. As such, food, beverage, consumer service and utility stocks faired well. Our underweighted positions in utility and beverage stocks hurt performance, while our overweighting in financial stocks and under weighting of energy stocks aided performance. As value investors we continue to search for companies with low valuations and better than average growth prospects.

Individual stocks which boosted performance included, First of America Bank (+44.6%), Nationwide Financial Services (+29.8%) and Storage Technology (+29.0%). Underperforming stocks included Danka Business Systems (-63.9%), Microage (-48.1%), and Teradyne (-40.5%) .

Asian turmoil has simultaneously raised the possibility of deflation and inflation. In the event of a worldwide financial crisis/recession commodity prices will fall, demand will slow and interest rates and profits will decline. Conversely, if Asian problems remain localized, the current state of low inflation, low unemployment, falling interest rates and strong economic growth is unsustainable. Inflation and interest rates are likely to rise. This uncertainty has led us to increase holdings in utilities, REITs and food stocks, while reducing Asian-exposed cyclicals and technology stocks.

Gary G. Schlarbaum
PORTFOLIO MANAGER

William Gerlach
PORTFOLIO MANAGER

January 1998

--------------------------------------------------------------------------------
SMALL CAP VALUE EQUITY PORTFOLIO

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

SMALL CAP VALUE EQUITY PORTFOLIO
--------------------------------------------------------------------------------

                                                                  VALUE
  SHARES                                                          (000)
--------------------------------------------------------------------------

COMMON STOCKS (95.4%)
  AEROSPACE (0.3%)
  (a)3,100  Coltec Industries, Inc. ..........................  $       72
  (a)2,600  DONCASTERS plc ADR................................          55
                                                                ----------
                                                                       127
                                                                ----------
  BANKING (13.1%)
     2,000  Affiliated Community Bancorp, Inc. ...............          76
     4,131  Associated Banc-Corp. ............................         228
     6,300  City National Corp. ..............................         233
     7,400  Colonial Bancgroup, Inc. .........................         255
     5,700  Comerica, Inc. ...................................         514
     7,400  Community First Bankshares, Inc. .................         394
     2,900  Compass Bancshares, Inc. .........................         127
     4,800  Crestar Financial Corp. ..........................         274
     5,000  Cullen/Frost Bankers, Inc. .......................         303
  (a)8,300  First Alliance Corp. .............................         153
     5,700  Long Island Bancorp, Inc. ........................         283
     6,200  Money Store, Inc. (The)...........................         130
    10,500  North Fork Bancorp, Inc. .........................         352
     4,000  Northern Trust Corp. .............................         279
  (a)2,600  PFF Bancorp, Inc. ................................          52
  (a)2,500  Silicon Valley Bancshares.........................         141
     7,800  Southtrust Corp. .................................         495
     6,200  Sovereign Bancorp, Inc. ..........................         129
     8,400  Summit Bancorp....................................         447
     7,200  Trans Financial, Inc. ............................         280
     5,500  Webster Financial Corp. ..........................         366
     2,500  Wilmington Trust Corp. ...........................         156
                                                                ----------
                                                                     5,667
                                                                ----------
  BUILDING (2.5%)
     3,450  Hughes Supply, Inc. ..............................         121
    10,100  Southdown, Inc. ..................................         596
  (a)7,300  USG Corp. ........................................         358
                                                                ----------
                                                                     1,075
                                                                ----------
  CAPITAL GOODS (3.3%)
     5,400  Case Corp. .......................................         326
  (a)4,300  Dril-Quip, Inc. ..................................         151
  (a)3,400  Electro Scientific Industries, Inc. ..............         129
 (a)11,200  Essex International, Inc. ........................         333
     5,700  Herman Miller, Inc. ..............................         311
  (a)2,100  IRI International Corp. ..........................          29
  (a)2,500  Lattice Semiconductor Corp. ......................         118
  (a)2,700  Stoneridge, Inc. .................................          43
                                                                ----------
                                                                     1,440
                                                                ----------
  CHEMICALS (1.3%)
    15,400  Solutia, Inc. ....................................         411
  (a)4,200  USA Waste Services, Inc. .........................         165
                                                                ----------
                                                                       576
                                                                ----------


                                                                  VALUE
  SHARES                                                          (000)
--------------------------------------------------------------------------
  COMMUNICATIONS (4.8%)
  (a)2,400  ADC Telecommunications, Inc. .....................  $      100
 (a)25,200  Journal Register Co. .............................         529
     1,700  New York Times Co., Class A.......................         112
 (a)12,600  Nextel Communications, Inc., Class A..............         328
 (a)20,900  Valassis Communications, Inc. ....................         773
       500  Washington Post Co., Class B......................         243
                                                                ----------
                                                                     2,085
                                                                ----------
  COMPUTERS (5.4%)
  (a)5,600  Altera Corp. .....................................         186
  (a)5,800  BMC Software, Inc. ...............................         381
  (a)2,100  Box Hill Systems Corp. ...........................          22
 (a)10,000  Cadence Design Systems, Inc. .....................         245
  (a)9,400  Computer Products, Inc. ..........................         213
     6,800  Elbit Systems, Ltd. ..............................          94
  (a)5,800  Fiserv, Inc. .....................................         285
  (a)2,000  HMT Technology Corp. .............................          26
  (a)6,700  MicroAge, Inc. ...................................         101
  (a)3,800  Storage Technology Corp. .........................         235
  (a)6,700  Stratus Computer, Inc. ...........................         253
  (a)5,700  Tech Data Corp. ..................................         222
  (a)6,200  Technology Modeling Associates, Inc. .............          66
                                                                ----------
                                                                     2,329
                                                                ----------
  CONSUMER-DURABLES (2.9%)
     3,200  Arvin Industries, Inc. ...........................         107
  (a)7,800  Dan River, Inc., Class A..........................         128
  (a)8,000  Datascope Corp. ..................................         207
  (a)6,700  HEALTHSOUTH Corp. ................................         186
  (a)7,800  I.C Isaacs & Co. Inc. ............................          79
     6,500  Mylan Laboratories, Inc. .........................         136
  (a)8,900  Physicians Sales & Service, Inc. .................         191
 (a)11,900  VIVUS, Inc. ......................................         126
  (a)2,700  VWR Scientific Products Corp. ....................          76
                                                                ----------
                                                                     1,236
                                                                ----------
  CONSUMER-RETAIL (7.2%)
  (a)6,300  Brylane, Inc. ....................................         310
     4,900  CVS Corp. ........................................         314
     5,100  DIAL Corp. .......................................         106
  (a)4,400  Fred Meyer, Inc. .................................         160
  (a)6,400  Neiman Marcus Group, Inc. ........................         194
 (a)12,300  Office Depot, Inc. ...............................         294
    15,250  Pier 1 Imports, Inc. .............................         345
    14,900  Ross Stores, Inc. ................................         542
  (a)5,800  ShopKo Stores, Inc. ..............................         126
    20,300  TJX Cos., Inc. ...................................         698
                                                                ----------
                                                                     3,089
                                                                ----------
  CONSUMER-SERVICE & GROWTH (0.9%)
    14,700  Danka Business Systems plc ADR....................         234
    (a)500  EVI, Inc. ........................................          26
     7,400  Select Appointments Holdings, plc ADR.............         135
                                                                ----------
                                                                       395
                                                                ----------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                                                Small Cap Value Equity Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

SMALL CAP VALUE EQUITY PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

                                                                  VALUE
  SHARES                                                          (000)
--------------------------------------------------------------------------
  CONSUMER-STAPLES (4.3%)
     7,950  Arbor Drugs, Inc. ................................  $      147
     4,900  Dean Foods Co. ...................................         291
  (a)4,400  ESG Re, Ltd. .....................................         103
     9,200  Interstate Bakeries Corp. ........................         344
     1,400  Lancaster Colony Corp. ...........................          79
     2,700  Mack-Cali Realty Corp. REIT.......................         111
    12,000  Richfood Holdings, Inc. ..........................         339
     4,000  SL Green Realty Corp. REIT........................         104
  (a)5,100  Security Capital Group, Inc., Class B.............         166
  (a)7,400  Stirling Cooke Brown Holdings, Ltd. ..............         181
                                                                ----------
                                                                     1,865
                                                                ----------
  ELECTRIC (1.3%)
     5,100  Black Hills Corp. ................................         180
  (a)8,300  SCI Systems, Inc. ................................         361
                                                                ----------
                                                                       541
                                                                ----------
  ENERGY (5.9%)
       200  Arch Coal, Inc. ..................................           5
     3,800  Columbia Gas System, Inc. ........................         299
     6,900  Diamond Offshore Drilling, Inc. ..................         332
  (a)3,500  Grey Wolf, Inc. ..................................          19
  (a)4,700  Marine Drilling Cos., Inc. .......................          98
     4,300  New Century Energies, Inc. .......................         206
  (a)2,600  Noble Affiliates, Inc. ...........................          92
    15,800  Noble Drilling Corp. .............................         484
     2,400  Sun Co., Inc. ....................................         101
     5,100  Transocean Offshore, Inc. ........................         246
  (a)4,000  United Meridian Corp. ............................         113
     4,000  Valero Energy Corp. ..............................         126
     4,800  Vintage Petroleum, Inc. ..........................          91
  (a)6,700  Weatherford Enterra, Inc. ........................         293
  (a)1,700  Willbros Group, Inc. .............................          26
                                                                ----------
                                                                     2,531
                                                                ----------
  ENTERTAINMENT (3.2%)
  (a)6,200  AMF Bowling, Inc. ................................         155
  (a)3,500  MGM Grand, Inc. ..................................         126
    26,700  Universal Corp. ..................................       1,098
                                                                ----------
                                                                     1,379
                                                                ----------
  FINANCIAL-DIVERSIFIED (3.0%)
    11,100  Bear Stearns Cos., Inc. ..........................         527
     2,800  Capital One Financial Corp. ......................         152
  (a)9,400  CIT Group, Inc. (The), Class A....................         303
     2,400  Lehman Brothers Holdings, Inc. ...................         122
     5,600  National Commerce Bancorp.........................         197
    (a)725  Wellsford Real Properties, Inc. ..................          11
                                                                ----------
                                                                     1,312
                                                                ----------
  HEALTH CARE (3.1%)
  (a)3,900  Biogen, Inc. .....................................         142
 (a)18,100  FPA Medical Management, Inc. .....................         337
  (a)1,700  Health Care & Retirement Corp. ...................          68
     2,600  ICN Pharmaceuticals, Inc. ........................         127


                                                                  VALUE
  SHARES                                                          (000)
--------------------------------------------------------------------------
  (a)4,200  Marquette Medical Systems, Class A................  $      112
  (a)4,500  Universal Health Services, Inc., Class B..........         227
  (a)3,100  Vencor, Inc. .....................................          76
  (a)6,300  Wellpoint Health Networks, Inc. ..................         266
                                                                ----------
                                                                     1,355
                                                                ----------
  INDUSTRIAL (7.5%)
     5,000  AGCO Corp. .......................................         146
  (a)1,600  BJ Services Co. ..................................         115
  (a)7,700  CDI Corp. ........................................         352
     4,900  Culp, Inc. .......................................          98
     6,200  Franklin Resources, Inc. .........................         539
  (a)7,000  Intevac, Inc. ....................................          68
  (a)6,000  Lear Corp. .......................................         285
     4,800  Lone Star Industries, Inc. .......................         255
    20,300  MascoTech, Inc. ..................................         373
  (a)2,100  NS Group, Inc. ...................................          36
  (a)7,600  National Steel Corp., Class B.....................          88
  (a)3,700  Precision Drilling Corp. .........................          90
  (a)7,200  Teradyne, Inc. ...................................         230
 (a)11,600  Tetra Technologies, Inc. .........................         244
     4,700  Trinity Industries, Inc. .........................         210
  (a)3,800  Triumph Group, Inc. ..............................         126
                                                                ----------
                                                                     3,255
                                                                ----------
  INSURANCE (2.7%)
     3,000  Ambac Financial Group, Inc. ......................         138
     4,700  CMAC Investment Corp. ............................         284
     6,200  Mercury General Corp. ............................         343
    10,800  Nationwide Financial Services, Inc., Class A......         390
                                                                ----------
                                                                     1,155
                                                                ----------
  METALS (2.0%)
     9,600  General Cable Corp. ..............................         347
     5,400  Kaydon Corp. .....................................         176
     5,300  Precision Castparts Corp. ........................         320
                                                                ----------
                                                                       843
                                                                ----------
  PAPER & PACKAGING (1.0%)
       600  Central Newspapers, Inc., Class A.................          44
 (a)20,600  U.S. Office Products..............................         404
                                                                ----------
                                                                       448
                                                                ----------
  RESTAURANTS (0.7%)
     8,400  Applebee's International, Inc. ...................         152
     5,600  Michael Foods, Inc. ..............................         136
                                                                ----------
                                                                       288
                                                                ----------
  SERVICES (3.2%)
 (a)20,200  AccuStaff, Inc. ..................................         465
 (a)11,600  Interim Services, Inc. ...........................         300
  (a)3,900  Personnel Group of America, Inc. .................         129
 (a)14,100  Philip Service Corp. .............................         203
    10,000  Russ Berrie & Co., Inc. ..........................         263
                                                                ----------
                                                                     1,360
                                                                ----------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
Small Cap Value Equity Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

SMALL CAP VALUE EQUITY PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

                                                                  VALUE
  SHARES                                                          (000)
--------------------------------------------------------------------------
  TECHNOLOGY (4.5%)
  (a)6,100  CTB International Corp. ..........................  $       87
  (a)1,600  Coherent, Inc. ...................................          56
  (a)1,800  Cooper Cameron Corp. .............................         110
 (a)25,300  Healthdyne Technologies, Inc. ....................         515
  (a)6,400  Inacom Corp. .....................................         180
     1,900  Linear Technology Corp. ..........................         109
 (a)26,300  Symantec Corp. ...................................         577
     3,300  Tektronix, Inc. ..................................         131
    (a)700  Veritas DGC, Inc. ................................          28
  (a)4,200  Watson Pharmaceuticals, Inc. .....................         136
                                                                ----------
                                                                     1,929
                                                                ----------
  TOBACCO (0.6%)
    (a)900  Consolidated Cigar Holdings, Inc. ................          25
     9,600  DIMON, Inc. ......................................         252
                                                                ----------
                                                                       277
                                                                ----------
  TRANSPORTATION (5.4%)
    15,200  Air Express International Corp. ..................         464
     2,000  Airborne Freight Corp. ...........................         124
    14,600  Arnold Industries, Inc. ..........................         252
 (a)14,700  Atlas Air, Inc. ..................................         353
    11,500  CNF Transportation, Inc. .........................         441
     7,200  Harley-Davidson, Inc. ............................         197
     4,700  Hertz Corp., Class A..............................         189
     3,000  Lubrizol Corp. ...................................         111
  (a)1,500  Midway Airlines Corp. ............................          23
  (a)4,100  Tower Automotive, Inc. ...........................         172
                                                                ----------
                                                                     2,326
                                                                ----------
  UTILITIES (5.3%)
    12,900  Allegheny Energy, Inc. ...........................         419
     4,600  CMS Energy Corp. .................................         203
    10,300  Florida Progress Corp. ...........................         404
     7,500  Illinova Corp. ...................................         202
     5,600  IPALCO Enterprises, Inc. .........................         235
     6,200  LG&E Energy Corp. ................................         153
     2,700  NICOR, Inc. ......................................         114
     3,000  Oneok, Inc. ......................................         121
     4,700  Pinnacle West Capital Corp. ......................         199
     7,000  TECO Energy, Inc. ................................         197
     1,000  Washington Gas Light Co. .........................          31
                                                                ----------
                                                                     2,278
                                                                ----------
TOTAL COMMON STOCKS (Cost $36,984)............................      41,161
                                                                ----------

   FACE
  AMOUNT
  (000)
----------

SHORT-TERM INVESTMENT (5.1%)
  REPURCHASE AGREEMENT (5.1%)
$    2,172  Chase Securities, Inc. 5.95%, dated 12/31/97, due
              1/02/98, to be repurchased at $2,173,
              collateralized by U.S. Treasury Notes, 5.625%,
              due 2/15/06, valued at $2,218 (Cost $2,172).....       2,172
                                                                ----------

                                                              VALUE
                                                              (000)
----------------------------------------------------------------------

TOTAL INVESTMENTS (100.5%) (Cost $39,156)................  $    43,333
                                                           -----------
OTHER ASSETS (2.9%)
  Receivable for Investments Sold............  $      625
  Receivable for Portfolio Shares Sold.......         603
  Dividends Receivable.......................          24
  Other......................................           3        1,255
                                               ----------
LIABILITIES (-3.4%)
  Payable for Investments Purchased..........        (976)
  Payable for Portfolio Shares Redeemed......        (379)
  Investment Advisory Fees Payable...........         (58)
  Administrative Fees Payable................          (6)
  Distribution Fees Payable..................          (5)
  Custodian Fees Payable.....................          (2)
  Directors' Fees and Expenses Payable.......          (2)
  Bank Overdraft.............................          (1)
  Other Liabilities..........................         (24)      (1,453)
                                               ----------  -----------
NET ASSETS (100%)........................................  $    43,135
                                                           -----------
                                                           -----------

NET ASSETS CONSIST OF:
Paid in Capital...............................................  $    37,604
Distributions in Excess of Net Investment Income..............           (6)
Accumulated Net Realized Gain.................................        1,360
Unrealized Appreciation on Investments........................        4,177
                                                                -----------
NET ASSETS....................................................  $    43,135
                                                                -----------
                                                                -----------

CLASS A:
--------------------------------------------------------------
NET ASSETS....................................................      $35,612
NET ASSET VALUE, OFFERING AND REDEMPTION
  PRICE PER SHARE
  Applicable to 3,168,977 outstanding $0.001 par value shares
  (authorized 500,000,000 shares).............................       $11.24
                                                                -----------
                                                                -----------

CLASS B:
--------------------------------------------------------------
NET ASSETS....................................................       $7,523
NET ASSET VALUE, OFFERING AND REDEMPTION
  PRICE PER SHARE
  Applicable to 671,073 outstanding $0.001 par value shares
  (authorized 500,000,000 shares).............................       $11.21
                                                                -----------
                                                                -----------

------------------------------------------------------------

(a)   --  Non-income producing security
ADR   --  American Depositary Receipt
REIT  --  Real Estate Investment Trust

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                                                Small Cap Value Equity Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
TECHNOLOGY PORTFOLIO

COMPOSITION OF NET ASSETS (AT DECEMBER 31, 1997)
--------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Communication Equipment          32.0          %
Communication Services            6.0          %
Diversified Technology            1.3          %
Other Technology                 33.3          %
Software                         20.7          %
Other                             6.7          %

COMPARISON OF THE CHANGE IN VALUE OF A $250,000** INVESTMENT
---------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                 TECHNOLOGY PORTFOLIO--CLASS  TECHNOLOGY PORTFOLIO--CLASS
                                              A                            B               S&P 500 INDEX(1)

9/16/96*                                            $250,000                      $50,000           $250,000
12/31/96                                             267,750                       53,550            272,200
12/31/97                                             367,540                       73,310            363,006
* Commencement of operations
** Minimum Investment--Class A

In accordance with SEC regulations, Portfolio performance shown assumes that all recurring fees (including management fees) were deducted and all dividends and distributions were reinvested. The performance of Class B shares will vary based upon the different fees assessed to that class. The S&P 500 Index value at December 31, 1997 assumes a minimum initial investment of $250,000; if a minimum initial investment of $50,000 (the minimum investment for Class B shares) is assumed the value at December 31, 1997 would be $72,601.
PERFORMANCE COMPARED TO THE S&P 500 INDEX AND THE
LIPPER SCIENCE AND TECHNOLOGY FUNDS INDEX(1)
-----------------------------------------------

                                         TOTAL RETURNS(2)
                                   ----------------------------
                                                AVERAGE ANNUAL
                                    ONE YEAR    SINCE INCEPTION
                                   -----------  ---------------
PORTFOLIO -- CLASS A.............       37.27%        34.80%
PORTFOLIO -- CLASS B.............       36.90         34.52
S&P 500 INDEX....................       33.36         33.61
LIPPER SCIENCE AND TECHNOLOGY
FUNDS INDEX......................        7.84         14.00

1. The S&P 500 Index is an unmanaged index of common stocks. The Lipper Science and Technology Funds Index is a composite index of mutual funds that invest at least 65% of their assets in science and technology stocks.
2. Total returns for the Portfolio reflect expenses waived and reimbursed, if applicable, by the Adviser. Without such waiver and reimbursement, total returns would be lower.
PAST PERFORMANCE IS NOT PREDICTIVE OF FUTURE PERFORMANCE.

------------------------------------------------------------
CERTAIN INFORMATION APPEARING IN THIS INVESTMENT OVERVIEW IS UNAUDITED. ACCORDINGLY, THE REPORT OF INDEPENDENT ACCOUNTANTS APPEARING ELSEWHERE IN THIS REPORT DOES NOT EXTEND TO THIS INFORMATION. THE PERFORMANCE RESULTS PROVIDED ARE FOR INFORMATIONAL PURPOSES ONLY AND SHOULD NOT BE CONSTRUED AS A GUARANTEE OF THE PORTFOLIO'S FUTURE PERFORMANCE. PAST PERFORMANCE SHOWN IS NOT PREDICTIVE OF FUTURE PERFORMANCE. INVESTMENT RETURN AND PRINCIPAL VALUE WILL FLUCTUATE SO THAT AN INVESTOR'S SHARES, WHEN REDEEMED, MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST. PLEASE SEE THE PROSPECTUS FOR A DESCRIPTION OF CERTAIN RISK CONSIDERATIONS ASSOCIATED WITH INTERNATIONAL INVESTING.

The investment objective of the Technology Portfolio is to achieve long-term capital appreciation by investing primarily in equity securities of companies expected to benefit from their involvement in technology and technology-related industries. The focus of the Portfolio is to identify significant long-term technology trends and to invest in those premier companies we believe are positioned to materially gain from these trends. Stocks selected for the Portfolio are also expected to meet comprehensive selection criteria. The Portfolio may invest up to 35% of its total investments in securities of foreign companies to participate sufficiently in the global technology market.

For the year ended December 31, 1997, the Portfolio had total returns of 37.27% and 36.90% for Class A shares and Class B shares, respectively, compared to 33.36% for the S&P 500 Index and 7.84% for the Lipper Science and Technology Funds Index. From inception on September 16, 1996 through December 31, 1997, the average annual total return of Class A was 34.80% and 34.52% for Class B compared to 33.61% for the S&P 500 Index and 14.00% for the Lipper Science and Technology Funds Index.

Overall, we have been quite pleased with the Portfolio's performance in 1997 as it has performed well on an absolute and relative basis in both up and down market periods. Despite the extreme volatility in the equity markets, in general, and in the technology sector, in particular, we managed to sustain much of the gain recorded in the first nine months to finish the year with an extremely strong performance. The outperformance for the fourth quarter was due to the strength of several of our networking, telecom and software stocks offsetting weakness in semiconductors.

It is noteworthy that we maintained our leadership throughout 1997 finishing each quarter ahead of all our relevant benchmarks. The declines experienced in technology in the fourth quarter were attributed to three factors (i) bellweather technology companies such as Intel and Oracle reporting disappointing earnings (ii) the economic crisis in Asia and its perceived and actual spill-over impact on the tech sector and (iii) investor concern regarding valuation levels for growth stocks in an environment where the prospect of a U.S. recession in 1998 was increasing. Furthermore, the technology sector experienced several major dislocations due to such developments

--------------------------------------------------------------------------------
TECHNOLOGY PORTFOLIO

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
TECHNOLOGY PORTFOLIO (CONT.)
as the shift in average selling prices for PCs and overcapacity of commodity items such as disk drives and memory.

We look forward to 1998. Despite concerns regarding a slowdown in the U.S. economy as a result of the Asian economic crisis and some high profile earnings disappointments, we believe overall fundamentals for technology continue to be favorable. There are over 2,000 public technology companies and we strive to remain invested in the best 100. Some high profile companies will continue to face obstacles but it is our job to identify opportunities as these events unfold. Our goal remains the same; identify the premier sectors and companies which present compelling investment opportunities and avoid the sectors and companies with deteriorating fundamentals.

Stephen C. Sexauer
PORTFOLIO MANAGER

Terry T. Corcoran
PORTFOLIO MANAGER

January 1998

--------------------------------------------------------------------------------
                                                            Technology Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

TECHNOLOGY PORTFOLIO
--------------------------------------------------------------------------------

                                                                  VALUE
  SHARES                                                          (000)
--------------------------------------------------------------------------

COMMON STOCKS (92.4%)
  COMMUNICATION EQUIPMENT (31.8%)
     COMPUTER INTEGRATED SYSTEMS DESIGN (14.3%)
 (a)22,400  Ascend Communications, Inc. ......................  $      549
  (a)6,000  Bay Networks, Inc. ...............................         153
 (a)39,700  Cisco Systems, Inc. ..............................       2,213
  (a)8,700  ECsoft Group plc ADR..............................         157
 (a)23,600  FORE Systems, Inc. ...............................         360
 (a)11,200  Gateway 2000, Inc. ...............................         365
     4,600  Hewlett-Packard Co. ..............................         288
  (a)4,600  Jyra Research, Inc. ..............................          45
  (a)8,400  MetaCreations Corp. ..............................          93
  (a)7,200  Premisys Communications, Inc. ....................         188
 (a)20,700  Secure Computing Corp. ...........................         245
  (a)1,600  Storage Technology Corp. .........................          99
  (a)7,700  VideoServer, Inc. ................................         122
                                                                ----------
                                                                     4,877
                                                                ----------
     COMPUTER PERIPHERAL EQUIPMENT (1.8%)
 (a)32,900  Acclaim Entertainment, Inc. ......................         119
  (a)7,000  CompUSA, Inc. ....................................         217
  (a)8,300  PMC-Sierra, Inc. .................................         258
                                                                ----------
                                                                       594
                                                                ----------
     ELECTRICAL WORK (0.4%)
  (a)1,900  Ballard Power Systems, Inc. ......................         145
                                                                ----------
     ELECTRONIC COMPONENTS & ACCESSORIES (1.3%)
  (a)4,000  Aavid Thermal Technologies, Inc. .................          96
    (a)400  Flextronics International Ltd. ...................          14
  (a)4,500  Integrated Process Equipment Corp. ...............          71
  (a)1,700  MMC Networks, Inc. ...............................          29
     5,844  Molex, Inc., Class A..............................         168
 (a)20,600  Syquest Technology, Inc. .........................          69
                                                                ----------
                                                                       447
                                                                ----------
     MISCELLANEOUS COMMUNICATION EQUIPMENT (3.5%)
  (a)3,800  Cidco, Inc. ......................................          74
  (a)9,600  CIENA Corp. ......................................         587
  (a)7,700  Excell Switching Corp. ...........................         138
  (a)2,200  JDS Fitel, Inc. ..................................         131
  (a)6,700  MAS Technology Ltd. ADR...........................         116
  (a)3,300  Uniphase Corp. ...................................         136
                                                                ----------
                                                                     1,182
                                                                ----------
     RADIO & TELEVISION BROADCASTING (0.3%)
  (a)1,400  Clear Channel Communications, Inc. ...............         111
                                                                ----------
     SPECIAL INDUSTRY MACHINERY (0.2%)
  (a)1,200  ASM Lithography Holding N.V.......................          81
                                                                ----------
     TELEPHONE & TELEGRAPH APPARATUS (10.0%)
 (a)19,600  ADC Telecommunications, Inc. .....................         818
 (a)14,000  Advanced Fibre Communications, Inc. ..............         408
  (a)4,100  Bell Canada International, Inc. ..................          63
  (a)1,100  Intermedia Communications, Inc. ..................          67


                                                                  VALUE
  SHARES                                                          (000)
--------------------------------------------------------------------------

     4,600  Lucent Technologies, Inc. ........................  $      367
  (a)4,200  Newbridge Networks Corp. .........................         146
     1,900  Northern Telecommunications Ltd. .................         169
  (a)5,300  Tekelec, Inc. ....................................         162
 (a)23,300  Tellabs, Inc. ....................................       1,232
                                                                ----------
                                                                     3,432
                                                                ----------
  TOTAL COMMUNICATION EQUIPMENT...............................      10,869
                                                                ----------
  COMMUNICATION SERVICES (6.0%)
     COMPUTER PROGRAMMING (0.8%)
     2,400  Electronic Data Systems Corp. ....................         105
  (a)7,000  International Network Services....................         162
                                                                ----------
                                                                       267
                                                                ----------
     DIRECT MAIL ADVERTISING SERVICE (0.2%)
  (a)1,700  Tele-Communications, Inc., Class A................          62
                                                                ----------
     MISCELLANEOUS COMMUNICATION SERVICES (1.2%)
  (a)3,400  AirTouch Communications, Inc. ....................         141
  (a)3,700  Metromedia Fiber Network, Inc., Class A...........          61
  (a)1,800  RSL Communications Ltd., Class A..................          40
  (a)3,200  Teligent, Inc., Class A...........................          79
  (a)1,800  Telstra Corp., Ltd. ADR...........................          75
                                                                ----------
                                                                       396
                                                                ----------
     RADIO/TELEPHONE COMMUNICATIONS (1.8%)
 (a)14,800  Mobile Telecommunications Technologies Corp. .....         325
 (a)13,000  Proxim, Inc. .....................................         147
  (a)6,400  WinStar Communications, Inc. .....................         160
                                                                ----------
                                                                       632
                                                                ----------
     TELEPHONE COMMUNICATIONS (2.0%)
  (a)4,600  American Communications Services, Inc. ...........          59
  (a)4,100  China Telecom (Hong Kong) Ltd. ADR................         138
  (a)3,200  France Telecom ADR................................         115
  (a)2,400  ICG Communications, Inc. .........................          65
  (a)2,200  Matav Rt. ADR.....................................          57
     1,400  Sprint Corp. .....................................          82
  (a)3,200  Teleport Communications Group, Inc., Class A......         176
                                                                ----------
                                                                       692
                                                                ----------
  TOTAL COMMUNICATION SERVICES................................       2,049
                                                                ----------
  DIVERSIFIED TECHNOLOGY (1.3%)
     4,900  CBS Corp. ........................................         144
  (a)4,100  ITI Education Corp. ..............................          25
  (a)3,100  Tech Data Corp. ..................................         121
 (a)13,500  Unisys Corp. .....................................         187
                                                                ----------
                                                                       477
                                                                ----------
  OTHER TECHNOLOGY (32.7%)
     BUSINESS SERVICES (6.5%)
    (a)800  BISYS Group, Inc. ................................          26
  (a)2,700  CBT Group plc ADR.................................         222
  (a)6,100  Data Processing Resources Corp. ..................         155

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
Technology Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

TECHNOLOGY PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

                                                                  VALUE
  SHARES                                                          (000)
--------------------------------------------------------------------------

  OTHER TECHNOLOGY (CONT.)
     BUSINESS SERVICES (CONT.)

    (a)900  Dril-Quip, Inc. ..................................  $       32
     1,900  ENSCO International, Inc. ........................          64
  (a)1,300  EVI, Inc. ........................................          67
    (a)100  Home Side, Inc. ..................................           3
  (a)1,800  Patterson Energy, Inc. ...........................          70
     6,800  Paychex, Inc. ....................................         344
  (a)4,000  Precision Drilling Corp. .........................          97
    (a)100  Reading & Bates Corp. ............................           4
  (a)2,900  Robert Half International, Inc. ..................         116
 (a)11,700  Romac International, Inc. ........................         286
  (a)5,100  SunGard Data Systems, Inc. .......................         158
  (a)7,800  TeleTech Holdings, Inc. ..........................          89
  (a)9,700  USCS International, Inc. .........................         165
  (a)9,400  Whittman-Hart, Inc. ..............................         322
                                                                ----------
                                                                     2,220
                                                                ----------
     ELECTRONIC COMPUTERS (6.2%)
     4,385  Compaq Computer Corp. ............................         248
  (a)8,000  Dell Computer Corp. ..............................         672
    11,500  International Business Machines Corp. ............       1,202
                                                                ----------
                                                                     2,122
                                                                ----------
     MISCELLANEOUS TECHNOLOGY (0.5%)
  (a)7,400  Electronics For Imaging, Inc. ....................         123
  (a)2,100  Orbital Sciences Corp. ...........................          63
                                                                ----------
                                                                       186
                                                                ----------
     PERSONAL SERVICE (4.4%)
  (a)3,400  Amazon.com, Inc. .................................         205
 (a)11,100  America Online, Inc. .............................         990
    (a)800  At Home Corp., Series A...........................          20
  (a)1,900  Cendant Corp. ....................................          65
  (a)1,400  Vocaltec Communications Ltd. .....................          29
  (a)2,600  Yahoo!, Inc. .....................................         180
                                                                ----------
                                                                     1,489
                                                                ----------
     SEMICONDUCTORS & RELATED SERVICES (15.1%)
  (a)3,300  Altera Corp. .....................................         109
  (a)5,200  Applied Materials, Inc. ..........................         157
  (a)8,400  Intel Corp. ......................................         590
  (a)4,800  Lattice Semiconductor Corp. ......................         227
 (a)10,000  Level One Communications, Inc. ...................         283
    23,500  Linear Technology Corp. ..........................       1,354
 (a)45,200  Maxim Integrated Products, Inc. ..................       1,559
  (a)4,000  Rambus, Inc. .....................................         183
    (a)700  Semtech Corp. ....................................          27
 (a)12,000  TranSwitch Corp. .................................          90
  (a)5,900  Vitesse Semiconductor Corp. ......................         223
 (a)10,200  Xilinx, Inc. .....................................         358
                                                                ----------
                                                                     5,160
                                                                ----------
  TOTAL OTHER TECHNOLOGY......................................      11,177
                                                                ----------

                                                                  VALUE
  SHARES                                                          (000)
--------------------------------------------------------------------------

  SOFTWARE (20.6%)
     COMMUNICATIONS SOFTWARE (1.0%)
 (a)41,600  Executone Information Systems, Inc. ..............  $       91
  (a)8,300  Infoseek Corp. ...................................          89
     2,400  Inter-Tel, Inc. ..................................          47
  (a)5,000  Netscape Communications Corp. ....................         122
                                                                ----------
                                                                       349
                                                                ----------
     MANAGEMENT CONSULTING SERVICES(1.2%)
  (a)6,300  Intersolv, Inc. ..................................         127
  (a)4,900  Volt Information Sciences, Inc. ..................         264
                                                                ----------
                                                                       391
                                                                ----------
     MISCELLANEOUS SOFTWARE (1.2%)
  (a)4,800  Cadence Design Systems, Inc. .....................         117
  (a)1,000  Manugistics Group, Inc. ..........................          45
  (a)8,600  Progress Software Corp. ..........................         186
  (a)4,100  RealNetworks, Inc. ...............................          57
                                                                ----------
                                                                       405
                                                                ----------
     PREPACKAGED SOFTWARE (17.2%)
     4,400  Autodesk, Inc. ...................................         163
  (a)7,400  Broderbund Software, Inc. ........................         190
  (a)5,700  Citrix Systems, Inc. .............................         433
     8,700  Computer Associates International, Inc. ..........         460
 (a)18,900  Compuware Corp. ..................................         605
  (a)4,700  Electronic Arts, Inc. ............................         178
 (a)10,300  FlexiInternational Software, Inc. ................         160
    (a)600  Keane, Inc. ......................................          24
  (a)1,900  Learning Company, Inc. ...........................          31
 (a)14,700  Microsoft Corp. ..................................       1,900
 (a)13,000  Oracle System, Corp. .............................         290
  (a)5,000  PSW Technologies, Inc. ...........................          72
 (a)27,100  Peoplesoft, Inc. .................................       1,057
  (a)6,000  Quadramed Corp. ..................................         165
  (a)3,200  Symantec Corp. ...................................          70
  (a)2,000  Viasoft, Inc. ....................................          84
                                                                ----------
                                                                     5,882
                                                                ----------
  TOTAL SOFTWARE..............................................       7,027
                                                                ----------
TOTAL COMMON STOCKS (Cost $31,703)............................      31,599
                                                                ----------

  NO. OF
CONTRACTS
----------

PURCHASED CALL OPTIONS (0.5%)
  COMMUNICATION EQUIPMENT (0.2%)
     COMPUTER INTEGRATED SYSTEMS DESIGN (0.1%)
  (a)9,500  3COM Corp., expiring 1/17/98, strike price
              U.S.$80.........................................          --
  (a)7,000  Bay Networks, Inc., expiring 2/21/98, strike price
              U.S.$30.........................................           6
  (a)9,900  Cisco Systems, Inc., expiring 1/17/98, strike
              price U.S.$56.625...............................          16
  (a)1,500  Cisco Systems, Inc., expiring 1/17/98, strike
              price U.S.$53.375...............................           5

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                                                            Technology Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

TECHNOLOGY PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

  NO. OF                                                          VALUE
CONTRACTS                                                         (000)
--------------------------------------------------------------------------

  COMMUNICATION EQUIPMENT (CONT.)
     COMPUTER INTEGRATED SYSTEMS DESIGN (CONT.)

  (a)6,000  Cisco Systems, Inc., expiring 1/17/98, strike
              price U.S.$60...................................  $        3
 (a)10,000  Secure Computing Corp., expiring 1/17/98, strike
              price U.S.$12.50................................          13
                                                                ----------
                                                                        43
                                                                ----------
     TELEPHONE & TELEGRAPH APPARATUS (0.1%)
  (a)6,500  Tellabs, Inc., expiring 1/17/98, strike price
              U.S.$55.........................................          11
  (a)2,000  Tellabs, Inc., expiring 3/21/98, strike price
              U.S.$60.........................................           5
                                                                ----------
                                                                        16
                                                                ----------
  TOTAL COMMUNICATION EQUIPMENT...............................          59
                                                                ----------
  COMMUNICATION SERVICES (0.0%)
     COMPUTER PROCESSING & DATA PREPARATION (0.0%)
  (a)1,400  Applied Magnetics Corp., expiring 4/18/98, strike
              price U.S.$20...................................          12
                                                                ----------
  OTHER TECHNOLOGY (0.2%)
     ELECTRONIC COMPUTERS (0.0%)
  (a)3,000  International Business Machines Corp., expiring
              1/17/98, strike price U.S.$105..................           9
  (a)1,000  International Business Machines Corp., expiring
              1/17/98, strike price U.S.$120..................          --
                                                                ----------
                                                                         9
                                                                ----------
     SEMICONDUCTORS & RELATED SERVICES (0.2%)
 (a)13,600  Altera Corp., expiring 1/17/98, strike price
              U.S.$35.........................................          16
  (a)1,000  Intel Corp., expiring 1/17/98, strike price
              U.S.$90.........................................          --
  (a)3,300  Linear Technology Corp., expiring 1/17/98, strike
              price U.S.$60...................................           8
  (a)1,000  Linear Technology Corp., expiring 2/21/98, strike
              price U.S.$70...................................           1
  (a)6,200  Maxim Integrated Products, Inc., expiring 1/17/98,
              strike price U.S.$32.50.........................          17
  (a)8,000  Maxim Intergrated Products, Inc., expiring
              2/21/98, strike price U.S.$35...................          23
  (a)2,800  Xilinx, Inc., expiring 1/17/98, strike price
              U.S.$35.........................................           8
                                                                ----------
                                                                        73
                                                                ----------
  TOTAL OTHER TECHNOLOGY......................................          82
                                                                ----------

  NO. OF                                                          VALUE
CONTRACTS                                                         (000)
--------------------------------------------------------------------------
  SOFTWARE (0.1%)
     PREPACKAGED SOFTWARE (0.1%)
  (a)1,000  Microsoft Corp., expiring 1/17/98, strike price
              U.S.$170........................................  $       --
  (a)2,000  Microsoft Corp., expiring 1/17/98, strike price
              U.S.$145........................................           1
  (a)4,000  Peoplesoft, Inc., expiring 1/17/98, strike price
              U.S.$35.........................................          17
                                                                ----------
                                                                        18
                                                                ----------
TOTAL PURCHASED OPTIONS (Cost $204)...........................         171
                                                                ----------

  NO. OF
 WARRANTS
----------

WARRANTS (0.4%)
  OTHER TECHNOLOGY (0.4%)
     SEMICONDUCTORS & RELATED SERVICES (0.4%)
     3,000  Intel Corp., expiring 3/14/98 (Cost $150).........         149
                                                                ----------

  TOTAL INVESTMENTS (93.3%) (Cost $32,057)....................      31,919
                                                                ----------
  OTHER ASSETS (18.8%)
    Cash..........................................  $    1,382
    Receivable for Investments Sold...............       2,252
    Receivable for Securities Sold Short..........         921
    Dividends Receivable..........................         724
    Receivable due from Broker....................         537
    Receivable for Portfolio Shares Sold..........         128
    Other.........................................         456       6,400
                                                    ----------
  LIABILITIES (-12.1%)
    Payable for Investments Purchased.............      (2,804)
    Securities Sold Short, at Value (Proceeds
      $921).......................................        (774)
    Investment Advisory Fees Payable..............         (21)
    Custodian Fees Payable........................         (25)
    Administrative Fees Payable...................          (4)
    Directors' Fees and Expenses Payable..........          (4)
    Distribution Fees Payable.....................          (1)
    Other Liabilities.............................        (504)     (4,137)
                                                    ----------  ----------
  NET ASSETS (100%)...........................................  $   34,182
                                                                ----------
                                                                ----------

NET ASSETS CONSIST OF:
Paid in Capital...............................................  $   36,419
Distributions in Excess of Net Investment Income..............        (121)
Accumulated Net Realized Loss.................................      (2,125)
Unrealized Appreciation on Investments and Securities Sold
  Short.......................................................           9
                                                                ----------
NET ASSETS....................................................  $   34,182
                                                                ----------
                                                                ----------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
Technology Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

TECHNOLOGY PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

                                                                AMOUNT
                                                                (000)
  ------------------------------------------------------------------------

CLASS A:
--------------------------------------------------------------
NET ASSETS....................................................     $31,788
NET ASSET VALUE, OFFERING AND REDEMPTION
  PRICE PER SHARE
  Applicable to 2,709,977 outstanding $0.001 par value shares
  (authorized 500,000,000 shares).............................      $11.73
                                                                ----------
                                                                ----------
CLASS B:
--------------------------------------------------------------
NET ASSETS....................................................      $2,394
NET ASSET VALUE, OFFERING AND REDEMPTION
  PRICE PER SHARE
  Applicable to 204,379 outstanding $0.001 par value shares
  (authorized 500,000,000 shares).............................      $11.72
                                                                ----------
                                                                ----------

------------------------------------------------------------

(a)   --  Non-income producing security
ADR   --  American Depositary Receipt

                                                                  VALUE
SHARES                                                            (000)
---------------------------------------------------------------------------
SECURITIES SOLD SHORT (NOTE A-9)
  4,000      3Com Corp......................................  $        140
  2,000      Adobe Systems, Inc.............................            82
  9,900      Applied Magnetics Corp.........................           110
  3,500      Crystal System Solutions Ltd...................            89
  5,800      DSC Communications Corp........................           139
  3,600      Hutchinson Technology, Inc.....................            79
  3,400      LSI Logic Corp.................................            67
  3,400      Ultratech Stepper, Inc.........................            68
                                                                     -----
 (Total Proceeds $921)......................................  $        774
                                                                     -----
                                                                     -----

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                                                            Technology Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
U.S. EQUITY PLUS PORTFOLIO

COMPOSITION OF NET ASSETS (AT DECEMBER 31, 1997)
--------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Capital Goods--Construction        5.2          %
Consumer--Cyclical                10.2          %
Consumer--Staples                 21.9          %
Diversified                        2.9          %
Energy                            11.3          %
Finance                           16.0          %
Materials                          5.1          %
Services                           2.4          %
Technology                        22.4          %
Other                              2.6          %

COMPARISON OF THE CHANGE IN VALUE OF A $500,000** INVESTMENT
---------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                 U.S. EQUITY PLUS--CLASS   U.S. EQUITY PLUS--CLASS
                                            A                         B              S&P 500 INDEX(1)
7/13/97*                                         $500,000                  $100,000           $500,000
12/31/97                                          519,700                   103,930            512,200
* Commencement of operations
** Minimum Investment--Class A

In accordance with SEC regulations, Portfolio performance shown assumes that all recurring fees (including management fees) were deducted and all dividends and distributions were reinvested. The performance of Class B shares will vary based upon the different fees assessed to that class. The S&P 500 Index value at December 31, 1997 assumes a minimum initial investment of $500,000; if a minimum initial investment of $100,000 (the minimum investment for Class B shares) is assumed, the value at December 31, 1997 would be $102,440.

PERFORMANCE COMPARED TO THE S&P 500 INDEX(1)
-----------------------------------------

                                               TOTAL RETURNS(2)
                                               SINCE INCEPTION
                                              ------------------
PORTFOLIO -- CLASS A(3).....................           3.94%
PORTFOLIO -- CLASS B(3).....................           3.93
INDEX.......................................           2.44

1. The S&P 500 Index is an unmanaged index of common stocks.
2. Total returns for the Portfolio reflect expenses waived and reimbursed, if applicable, by the Adviser. Without such waiver and reimbursement, total returns would be lower.
3. The Portfolio commenced operations on July 31, 1997.

PAST PERFORMANCE IS NOT PREDICTIVE OF FUTURE PERFORMANCE.

------------------------------------------------------------

CERTAIN INFORMATION APPEARING IN THIS INVESTMENT OVERVIEW IS UNAUDITED. ACCORDINGLY, THE REPORT OF INDEPENDENT ACCOUNTANTS APPEARING ELSEWHERE IN THIS REPORT DOES NOT EXTEND TO THIS INFORMATION. THE PERFORMANCE RESULTS PROVIDED ARE FOR INFORMATIONAL PURPOSES ONLY AND SHOULD NOT BE CONSTRUED AS A GUARANTEE OF THE PORTFOLIO'S FUTURE PERFORMANCE. PAST PERFORMANCE SHOWN IS NOT PREDICTIVE OF FUTURE PERFORMANCE. INVESTMENT RETURN AND PRINCIPAL VALUE WILL FLUCTUATE SO THAT AN INVESTOR'S SHARES, WHEN REDEEMED, MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST.

The U.S. Equity Plus Portfolio seeks long term capital appreciation by investing primarily in equity securities of issuers in the S&P 500 Index. Equity securities include common and preferred stocks, convertible securities, and rights and warrants to purchase common stocks.

The Portfolio investment process utilizes systematic quantitative and qualitative inputs. The quantitative inputs include several proprietary valuation and momentum models, as well as a market conditions model. The qualitative inputs include stock ratings from Morgan Stanley's Equity Research analysts. These inputs are combined in a systematic way to produce an attractiveness measure for every stock in the Portfolio investment universe. The Portfolio is designed to have consistently higher returns than the S&P 500 with a volatility of portfolio return that is approximately equal to that of the S&P
500. This is sought by using a multi-factor risk model for building the Portfolio and by maintaining sector neutrality with respect to the S&P 500 Index. The active exposure to any single company is also kept to a modest level.

For the period from inception on July 31, 1997 to December 31, 1997, the Portfolio had a total return of 3.94% for Class A shares and 3.93% for Class B shares compared to 2.44% for the S&P 500 Index (the "Index").

After an exceptional performance during the first three quarters of 1997, U.S. equity markets drifted sideways during the final three months. As investors began to focus on the potential consequences of disinflation (and possibly even deflation), stock and bonds began to de-couple. Bond yields eased throughout the quarter as favorable price data continued to emerge.

The Portfolio is sector neutral to the S&P 500, so sector weights had no impact on incremental performance. The performance of a sector in the Portfolio is completely driven by stock selection (and relative weights) within the sector. Based on stock selection, our best performing sectors were technology, capital goods, consumer non-durables and basic industries. Our worst performing sectors were consumer services, banking, telephones and airlines.

Virtually all of the differential performance between the Portfolio and the benchmark came from active stock selection. The five largest contributions to our performance relative to the S&P 500 came from the following stocks: 1) Unicom, a producer and

--------------------------------------------------------------------------------
U.S. EQUITY PLUS PORTFOLIO

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
U.S. EQUITY PLUS PORTFOLIO (CONT.)
distributor of electricity in the Mid-West, rose by 33% benefiting from news about pending legislation that could result in significant cost savings and more stable revenues in the future; 2) Sara Lee, a worldwide producer and marketer of consumer products, rose 9% during the period responding well to the first phase of its resturcturing programs and the reiteration of a plan to buyback $3 billion in stock. 3) Exxon, a diversified petroleum company, underperformed the market as a result of concerns over increasing supplies of crude weighed on the shares of major oil companies. An underweight position in Exxon contributed to our performance. 4) Likewise, software supplier Oracle had significant troubles during the quarter. Our underweight position in the stock was rewarded as Oracle's shares plunged by 39% on news of weak database software sales and failing expansion plans. 5) Eastern Enterprises, a distributor of natural gas in New England, returned 22%. Investor interest in the sector was heightened during the quarter as a result of takeover activity, very attractive dividend yields and the prospect of stable returns -- a welcomed safe haven given the uncertainties currently facing many other sectors.

On the other side, the five most negative contributions to our performance relative to the S&P 500 came from the following stocks. 1) Amoco, a diversified petroleum company, registered sluggish performance falling by 11% due to falling refining margins and concerns about increasing global crude supplies. 2) USX - US Steel, an integrated steel producer, declined by 9%. Robust demand for steel in the U.S. was not enough to support its shares in the face of tumbling flat-rolled prices and the threat of increased competition from Asia due to currency realignments. 3) Phelps Dodge, a major North American producer of copper, fell by 19%. With supply exceeding demand for copper, near-term earnings prospects crumbled. 4) International financial service provider Chase Manhattan Bank slipped by 7% as a flattening term structure of interest rates and Emerging Market trading missteps hurt profit margins. 5) Entertainment giant Disney enjoyed a strong quarter. An underweight position in this stock proved painful as its share price climbed by 23% on the success of holiday films and optimism about 1998 projects.

Some concluding thoughts... it is difficult to envision an economic scenario under which U.S. stocks could put in another year like 1997. A "low interest rate/low inflation" theme has clearly materialized. Low interest rates are normally good news for stocks. However, the low inflation twist to the theme makes the environment more complex. There is considerable uncertainty about what disinflation will mean for the growth rate of corporate earnings in 1998. The current woes in Asia only serve to further cloud the picture. As investors begin to reign in their expectations regarding growth, stocks may be hard-pressed to achieve any significant overall gains. The good news is that the U.S. economy remains healthy and employment gains have been robust. This positive tone may help to offset some of the negative influences in the months ahead.

Narayan Ramachandran
PORTFOLIO MANAGER

Eugene Flood
PORTFOLIO MANAGER

January 1998

--------------------------------------------------------------------------------
                                                      U.S. Equity Plus Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

U.S. EQUITY PLUS PORTFOLIO
--------------------------------------------------------------------------------

                                                                  VALUE
  SHARES                                                          (000)
--------------------------------------------------------------------------

COMMON STOCKS (97.4%)
  CAPITAL GOODS-CONSTRUCTION (5.2%)
     AEROSPACE & DEFENSE (1.8%)
     1,200  Boeing Co. .......................................  $       59
     1,100  EG&G, Inc. .......................................          23
       100  General Dynamics Corp. ...........................           9
     1,100  Goodrich (BF) Co. ................................          46
       600  Lockheed Martin Corp. ............................          59
       500  Northrop Grumman Corp. ...........................          57
        96  Raytheon Co., Class A.............................           5
     1,100  Raytheon Co., Class B.............................          56
       800  United Technologies Corp. ........................          58
                                                                ----------
                                                                       372
                                                                ----------
     BUILDING & CONSTRUCTION (0.8%)
     2,400  Armstrong World Industries, Inc. .................         179
                                                                ----------
     ELECTRICAL EQUIPMENT (0.0%)
       100  Cooper Industries, Inc. ..........................           5
                                                                ----------
     MACHINERY (2.6%)
       600  Briggs & Stratton Corp. ..........................          29
     2,700  Caterpillar, Inc. ................................         131
       600  Cincinnati Milacron, Inc. ........................          16
       400  Cummins Engine Co., Inc. .........................          23
     2,500  Deere & Co. ......................................         146
     4,200  Dresser Industries, Inc. .........................         176
       450  Parker-Hannifin Corp. ............................          21
                                                                ----------
                                                                       542
                                                                ----------
  TOTAL CAPITAL GOODS-CONSTRUCTION............................       1,098
                                                                ----------
  CONSUMER-CYCLICAL (10.2%)
     AUTOMOTIVE (2.2%)
     2,600  Chrysler Corp. ...................................          91
       200  Dana Corp. .......................................          10
     4,300  Ford Motor Co. ...................................         209
     1,500  General Motors Corp. .............................          91
     1,100  Goodyear Tire & Rubber Co. .......................          70
        66  Meritor Automotive, Inc. .........................           1
                                                                ----------
                                                                       472
                                                                ----------
     FOOD SERVICE & LODGING (0.2%)
     1,200  Hilton Hotels Corp. ..............................          36
                                                                ----------
     HOUSEHOLD FURNISHINGS & APPLIANCES (0.2%)
       600  Maytag Corp. .....................................          22
       400  Springs Industries, Inc., Class A.................          21
       100  Tupperware Corp. .................................           3
                                                                ----------
                                                                        46
                                                                ----------
     LEISURE RELATED (0.1%)
       200  The Walt Disney Co. ..............................          20
                                                                ----------


                                                                  VALUE
  SHARES                                                          (000)
--------------------------------------------------------------------------
     PRINTING & PUBLISHING (1.2%)
       800  American Greetings Corp., Class A.................  $       31
     3,000  Gannett Co., Inc. ................................         185
       400  New York Times Co., Class A.......................          26
                                                                ----------
                                                                       242
                                                                ----------
     RETAIL-GENERAL (6.3%)
     2,000  American Stores Co. ..............................          41
     4,100  Dayton Hudson Corp. ..............................         277
       900  Gap, Inc. ........................................          32
       700  Harcourt General, Inc. ...........................          38
     1,500  Home Depot, Inc. .................................          88
       300  Longs Drug Stores, Inc. ..........................          10
     1,500  May Department Stores, Co. .......................          79
     1,400  Mercantile Stores Co. ............................          85
       400  Pep Boys-Manny, Moe & Jack........................          10
       800  Rite Aid Corp. ...................................          47
     3,000  Sears Roebuck & Co. ..............................         136
     2,800  SUPERVALU, Inc. ..................................         117
     4,000  TJX Cos., Inc. ...................................         138
     6,000  Wal-Mart Stores, Inc. ............................         237
                                                                ----------
                                                                     1,335
                                                                ----------
  TOTAL CONSUMER-CYCLICAL.....................................       2,151
                                                                ----------
  CONSUMER-STAPLES (21.9%)
     BEVERAGES & TOBACCO (6.2%)
     1,200  Brown-Forman Corp., Class B.......................          66
     7,200  Coca Cola Co. ....................................         480
       700  Coors (Adolph), Inc., Class B.....................          23
       900  Fortune Brands, Inc. .............................          33
     3,000  Great Atlantic & Pacific Tea Co., Inc. ...........          89
    10,400  Philip Morris Cos., Inc. .........................         471
     3,800  UST, Inc. ........................................         140
                                                                ----------
                                                                     1,302
                                                                ----------
     FOOD (3.0%)
       300  Campbell Soup Co. ................................          17
       800  ConAgra, Inc. ....................................          26
       100  CPC International, Inc. ..........................          11
    10,100  Sara Lee Corp. ...................................         569
                                                                ----------
                                                                       623
                                                                ----------
     HEALTH CARE SUPPLIES & SERVICE (10.4%)
       100  Abbott Laboratories...............................           7
     3,900  American Home Products Corp. .....................         298
     1,200  Baxter International, Inc. .......................          61
     2,700  Becton Dickinson & Co. ...........................         135
     1,400  Biomet, Inc. .....................................          36
     4,500  Bristol-Myers Squibb Co. .........................         426
     5,300  Columbia/HCA Healthcare Corp. ....................         157
     2,000  Eli Lilly & Co. ..................................         139
     4,400  Johnson & Johnson.................................         290
     1,200  Mallinckrodt, Inc. ...............................          46
       700  Manor Care, Inc. .................................          25

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
U.S. Equity Plus Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

U.S. EQUITY PLUS PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

                                                                  VALUE
  SHARES                                                          (000)
--------------------------------------------------------------------------

  CONSUMER-STAPLES (CONT.)
     HEALTH CARE SUPPLIES & SERVICE (CONT.)

       200  Medtronic, Inc. ..................................  $       10
     3,600  Merck & Co., Inc. ................................         383
     2,100  Pfizer, Inc. .....................................         157
       300  Shared Medical Systems Corp. .....................          20
                                                                ----------
                                                                     2,190
                                                                ----------
     PERSONAL CARE PRODUCTS (2.3%)
       400  Avon Products, Inc. ..............................          25
       600  Bausch & Lomb, Inc. ..............................          24
       100  International Flavors & Fragrances, Inc. .........           5
     5,200  Procter & Gamble Co. .............................         415
                                                                ----------
                                                                       469
                                                                ----------
     TEXTILES & APPAREL (0.0%)
       300  Russell Corp. ....................................           8
                                                                ----------
  TOTAL CONSUMER-STAPLES......................................       4,592
                                                                ----------
  DIVERSIFIED (2.9%)
       400  Eaton Corp. ......................................          36
     1,300  ITT Industries, Inc. .............................          41
       100  Johnson Controls, Inc. ...........................           5
     1,500  Loews Corp. ......................................         159
     1,300  National Service Industries, Inc. ................          64
     2,200  Raychem, Corp. ...................................          95
     1,600  Unilever NV.......................................         100
     3,800  Whitman Corp. ....................................          99
                                                                ----------
  TOTAL DIVERSIFIED...........................................         599
                                                                ----------
  ENERGY (11.3%)
     COAL, OIL & GAS (6.8%)
     4,200  Amoco Corp. ......................................         358
       800  Burlington Resources, Inc. .......................          36
     4,200  Chevron Corp. ....................................         323
       600  Coastal Corp. ....................................          37
     3,000  Mobil Corp. ......................................         217
       100  Occidental Petroleum Corp. .......................           3
       300  Oneok, Inc. ......................................          12
     5,900  Phillips Petroleum Co. ...........................         287
     1,200  Sun Co., Inc. ....................................          50
     3,400  USX-Marathon Group................................         115
                                                                ----------
                                                                     1,438
                                                                ----------
     UTILITIES (4.5%)
     1,500  Central & South West Corp. .......................          41
     3,700  Eastern Enterprises...............................         167
     6,000  Entergy Corp. ....................................         180
     1,500  NICOR, Inc. ......................................          63
     1,600  PECO Energy Co. ..................................          39
       900  Public Service Enterprise Group, Inc. ............          28
     5,800  Southern Co. .....................................         150
     2,100  Texas Utilities Co. ..............................          87
     5,900  Unicom Corp. .....................................         181
                                                                ----------
                                                                       936
                                                                ----------
  TOTAL ENERGY................................................       2,374
                                                                ----------

                                                                  VALUE
  SHARES                                                          (000)
--------------------------------------------------------------------------
  FINANCE (16.0%)
     BANKING (8.3%)
       200  Banc One Corp. ...................................  $       11
     1,500  Bank of New York Co., Inc. .......................          87
     3,000  BankAmerica Corp. ................................         219
       900  BankBoston Corp. .................................          85
       100  Barnett Banks, Inc. ..............................           7
     3,600  Chase Manhattan Corp. ............................         394
     1,900  Citicorp..........................................         240
     1,400  Comerica, Inc. ...................................         126
     3,300  First Union Corp. ................................         169
     2,200  KeyCorp...........................................         156
     1,300  National City Corp. ..............................          85
     2,100  NationsBank Corp. ................................         128
       800  Norwest Corp. ....................................          31
                                                                ----------
                                                                     1,738
                                                                ----------
     FINANCIAL SERVICES (2.5%)
     1,600  American Express Co. .............................         143
       900  Federal Home Loan Mortgage Corp. .................          38
     2,900  Federal National Mortgage Association.............         165
     1,600  Hartford Financial Service Group, Inc. ...........         149
       600  Merrill Lynch & Co. ..............................          44
                                                                ----------
                                                                       539
                                                                ----------
     INSURANCE (5.2%)
     2,100  Allstate Corp. ...................................         191
     3,100  American International Group, Inc. ...............         337
       600  Chubb Corp. ......................................          45
     1,500  Lincoln National Corp. ...........................         117
     1,600  MBIA, Inc. .......................................         107
     5,359  Travelers Group, Inc. ............................         289
                                                                ----------
                                                                     1,086
                                                                ----------
  TOTAL FINANCE...............................................       3,363
                                                                ----------
  MATERIALS (5.1%)
     CHEMICALS (3.2%)
     1,000  Air Products & Chemicals, Inc. ...................          82
       700  Dow Chemical Co. .................................          71
     3,400  E.I. Du Pont De Nemours & Co. ....................         204
     2,700  Engelhard Corp. ..................................          47
       900  Hercules, Inc. ...................................          45
       300  Millipore, Corp. .................................          10
     1,700  Monsanto Co. .....................................          71
       200  Perkin-Elmer Corp. ...............................          14
       500  Rohm & Haas Co. ..................................          48
       340  Solutia, Inc. ....................................           9
     1,600  Union Carbide Corp. ..............................          69
                                                                ----------
                                                                       670
                                                                ----------
     METALS (1.9%)
     2,000  Phelps Dodge Corp. ...............................         124
     8,500  USX - U.S. Steel Group, Inc. .....................         266
                                                                ----------
                                                                       390
                                                                ----------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                                                      U.S. Equity Plus Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

U.S. EQUITY PLUS PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

                                                                  VALUE
  SHARES                                                          (000)
--------------------------------------------------------------------------
  PACKAGING & CONTAINERS (0.0%)
       200  Tyco International Ltd. ..........................  $        9
                                                                ----------
  TOTAL MATERIALS.............................................       1,069
                                                                ----------
  SERVICES (2.4%)
     BUSINESS SERVICES (1.3%)
       600  Automatic Data Processing, Inc. ..................          37
     1,000  Deluxe Corp. .....................................          34
       800  Eastman Kodak Co. ................................          49
    (a)500  Federal Express Corp. ............................          31
       200  John H. Harland Co. ..............................           4
     4,700  Jostens, Inc. ....................................         108
       400  Safety-Kleen Corp. ...............................          11
                                                                ----------
                                                                       274
                                                                ----------
     PROFESSIONAL SERVICES (0.1%)
       500  Service Corp. International.......................          18
                                                                ----------
     TRANSPORTATION (1.0%)
       600  Burlington Northern Santa Fe Corp. ...............          56
     1,500  CSX Corp. ........................................          81
       500  Delta Air Lines, Inc. ............................          60
       150  Southwest Airlines, Co. ..........................           4
       300  Union Pacific Corp. ..............................          19
                                                                ----------
                                                                       220
                                                                ----------
  TOTAL SERVICES..............................................         512
                                                                ----------
  TECHNOLOGY (22.4%)
     COMPUTERS (9.1%)
       100  Adobe Systems, Inc. ..............................           4
  (a)4,350  Cisco Systems, Inc. ..............................         242
     3,200  Compaq Computer Corp. ............................         181
     3,150  Computer Associates International, Inc. ..........         167
    (a)300  Dell Computer Corp. ..............................          25
  (a)2,400  EMC Corp. ........................................          66
     4,500  Intel Corp. ......................................         316
     3,400  International Business Machines Corp. ............         356
  (a)3,600  Microsoft Corp. ..................................         465
    (a)900  Oracle System, Corp. .............................          20
  (a)2,000  Sun Microsystems, Inc. ...........................          80
                                                                ----------
                                                                     1,922
                                                                ----------
     ELECTRONICS (4.6%)
       100  AMP, Inc. ........................................           4
    (a)400  Applied Materials, Inc. ..........................          12
    10,900  General Electric Co. .............................         800
    (a)400  Micron Technology, Inc. ..........................          10
       400  Motorola, Inc. ...................................          23
       200  Rockwell International Corp. .....................          10
       900  Scientific-Atlanta, Inc. .........................          15
     1,350  Tektronix, Inc. ..................................          53
       200  Texas Instruments, Inc. ..........................           9
       500  Textron, Inc. ....................................          31
                                                                ----------
                                                                       967
                                                                ----------


                                                                  VALUE
  SHARES                                                          (000)
--------------------------------------------------------------------------
     OFFICE EQUIPMENT (1.1%)
     2,700  Hewlett Packard Co. ..............................  $      169
       900  Xerox Corp. ......................................          66
                                                                ----------
                                                                       235
                                                                ----------
     TELECOMMUNICATIONS (7.6%)
  (a)1,600  3Com Corp. .......................................          56
     2,400  Alltel Corp. .....................................          99
       200  Ameritech Corp. ..................................          16
     5,300  AT&T Corp. .......................................         325
     3,900  Bell Atlantic Corp. ..............................         355
       600  Bellsouth Corp. ..................................          34
     5,000  GTE Corp. ........................................         261
     3,200  Harris Corp. .....................................         147
       700  Lucent Technologies, Inc. ........................          56
       100  MCI Communications Corp. .........................           4
       600  SBC Communications, Inc. .........................          44
     1,800  Sprint Corp. .....................................         105
     1,600  U.S. West Communications Group....................          72
    (a)400  WorldCom, Inc. ...................................          12
                                                                ----------
                                                                     1,586
                                                                ----------
  TOTAL TECHNOLOGY............................................       4,710
                                                                ----------
TOTAL COMMON STOCKS (Cost $19,869)............................      20,468
                                                                ----------

TOTAL INVESTMENTS (97.4%) (Cost $19,869)........................    20,468
                                                                  --------
OTHER ASSETS (2.7%)
  Cash..............................................  $       81
  Receivable for Portfolio Shares Sold..............         380
  Due from Adviser..................................          74
  Dividends Receivable..............................          36
  Other.............................................           6       577
                                                           -----
LIABILITIES (-0.1%)
  Administrative Fees Payable.......................          (3)
  Custodian Fees Payable............................          (1)
  Directors' Fees and Expenses Payable..............          (1)
  Other Liabilities.................................         (24)      (29)
                                                           -----  --------
NET ASSETS (100%)...............................................  $ 21,016
                                                                  --------
                                                                  --------

NET ASSETS CONSIST OF:
Paid in Capital.................................................  $ 20,403
Undistributed Net Investment Income.............................         3
Accumulated Net Realized Gain...................................        11
Unrealized Appreciation on Investments..........................       599
                                                                  --------
NET ASSETS......................................................  $ 21,016
                                                                  --------
                                                                  --------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
U.S. Equity Plus Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

U.S. EQUITY PLUS PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

                                                                  AMOUNT
                                                                  (000)
--------------------------------------------------------------------------

CLASS A:
----------------------------------------------------------------
NET ASSETS......................................................   $20,914
NET ASSET VALUE, OFFERING AND REDEMPTION
  PRICE PER SHARE
  Applicable to 2,029,088 outstanding $0.001 par value shares
  (authorized 500,000,000 shares)...............................    $10.31
                                                                  --------
                                                                  --------
CLASS B:
----------------------------------------------------------------
NET ASSETS......................................................      $102
NET ASSET VALUE, OFFERING AND REDEMPTION
  PRICE PER SHARE
  Applicable to 9,893 outstanding $0.001 par value shares
  (authorized 500,000,000 shares)...............................    $10.31
                                                                  --------
                                                                  --------

------------------------------------------------------------

(a)   --  Non-income producing security

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                                                      U.S. Equity Plus Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
U.S. REAL ESTATE PORTFOLIO

COMPOSITION OF NET ASSETS (AT DECEMBER 31, 1997)
--------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Apartment                  17.6          %
Diversified                 2.7          %
Healthcare                  6.2          %
Land                        1.8          %
Lodging/Leisure            10.0          %
Manufactured Home           6.0          %
Office and
Industrial                 28.9          %
Retail                     18.2          %
Self Storage                3.2          %
Other                       5.4          %

COMPARISON OF THE CHANGE IN VALUE OF A $500,000** INVESTMENT
---------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                       U.S. REAL ESTATE
                                      PORTFOLIO--CLASS A          NAREIT INDEX(1)
2/24/95*                                               $500,000           $500,000
12/31/95                                                605,350            572,300
12/31/96                                                844,826            780,617
12/31/97                                              1,078,167            939,004
* Commencement of operations
** Minimum Investment

In accordance with SEC regulations, Portfolio performance shown assumes that all recurring fees (including management fees) were deducted and all dividends and distributions were reinvested. The performance of Class B shares will vary based upon the different inception dates and fees assessed to that class.

PERFORMANCE COMPARED TO THE NATIONAL ASSOCIATION OF
REAL ESTATE INVESTMENT TRUSTS (NAREIT) EQUITY INDEX(1)
----------------------------------------------

                                         TOTAL RETURNS(2)
                                   ----------------------------
                                                AVERAGE ANNUAL
                                    ONE YEAR    SINCE INCEPTION
                                   -----------  ---------------
PORTFOLIO -- CLASS A.............       27.62%        30.92%
PORTFOLIO -- CLASS B.............       27.21         32.66
INDEX -- CLASS A.................       20.29         24.58
INDEX -- CLASS B.................       20.29         27.63

1. The NARIET Equity Index is an unmanaged market weighted index of tax qualified REITs listed on the New York Stock Exchange, American Stock Exchange and the NASDAQ National Market System, including dividends.
2. Total returns for the Portfolio reflect expenses waived and reimbursed, if applicable, by the Adviser. Without such waiver and reimbursement, total returns would be lower.

PAST PERFORMANCE IS NOT PREDICTIVE OF FUTURE PERFORMANCE.

------------------------------------------------------------

CERTAIN INFORMATION APPEARING IN THIS INVESTMENT OVERVIEW IS UNAUDITED. ACCORDINGLY, THE REPORT OF INDEPENDENT ACCOUNTANTS APPEARING ELSEWHERE IN THIS REPORT DOES NOT EXTEND TO THIS INFORMATION. THE PERFORMANCE RESULTS PROVIDED ARE FOR INFORMATIONAL PURPOSES ONLY AND SHOULD NOT BE CONSTRUED AS A GUARANTEE OF THE PORTFOLIO'S FUTURE PERFORMANCE. PAST PERFORMANCE SHOWN IS NOT PREDICTIVE OF FUTURE PERFORMANCE. INVESTMENT RETURN AND PRINCIPAL VALUE WILL FLUCTUATE SO THAT AN INVESTOR'S SHARES, WHEN REDEEMED, MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST.

The U.S. Real Estate Portfolio seeks to provide above average current income and long-term capital appreciation by investing primarily in equity securities of companies in the U.S. real estate industry, including real estate investment trusts ("REITs").

For the year ended December 31, 1997, the Portfolio had a total return of 27.62% for the Class A shares and 27.21% for the Class B shares, compared to a total return of 20.29% for the National Association of Real Estate Investment Trusts (NAREIT) Equity Index (the "Index").

From inception on February 24, 1995 through December 31, 1997, the average annual total return of Class A was 30.92% compared to 24.58% for the Index. From inception on January 2, 1996 through December 31, 1997, the average annual total return of Class B was 32.66% compared to 27.63% for the Index.

This past year was a very exciting one in the REIT industry and can appropriately be characterized as a year in which REITs became much more widely accepted in the investment community. The largest reasons for this acceptance have been the tremendous growth of the industry, the continued strong performance of the sector, and, potentially of equal importance, positive attention from the business media.

Total equity capitalization of the REIT industry grew to $145 billion, which represents a 65% increase over the previous year. The year featured a record level of new equity issuance of approximately $23 billion. This amount of issuance exceeded the past three years combined and was double the previous record year of 1993 in which the market had been dominated by IPOs. Although the majority of the issuance was for follow-on offerings by existing REITs, this year featured a reopening of the window for IPOs with approximately $3 billion raised in 12 separate transactions. Noteworthy IPOs included several regional office companies: Boston Properties with a focus in the Northeast, Tower Realty and S.L. Green Realty both with a focus on the Manhattan market and Prime Group focused on Chicago. Potentially of greater interest were the IPOs of Equity Office Properties and AMB Property Corporation, which involved essentially the conversion of a pension fund advisory business to a REIT. (It is noteworthy that the office and industrial sectors accounted for almost one half of the total equity issuance.) We expect equity

--------------------------------------------------------------------------------
U.S. REAL ESTATE PORTFOLIO

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[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
U.S. REAL ESTATE PORTFOLIO (CONT.)
issuance to continue at a high rate albeit lower than 1997's pace. We believe that given current valuations we will continue to see a modest level of IPOs both from regional operators and from pension fund advisors.

In 1997, we witnessed the continuation of the securitization of real estate assets. For the private real estate companies in general, and specifically for those active in the office and industrial sectors, there appeared to be a bit of a frenzy in which these companies debated proposals to sell their assets, merge into public companies or proceed with their own IPO. The growth described above continues the evolution of properties moving from private ownership into the publicly-listed securities arena. Beyond private real estate companies, the other large owners of institutional real estate in the U.S. are pension funds. This past year a number of significant events occurred to indicate that these pension-controlled assets will also continue to move into the hands of public companies. They include the strategy of swapping properties for shares of a public company as well as pension fund advisors rolling-up their real estate business and converting into public REITs, thus providing their current pension fund clients with shares in a public company as opposed to interests in a commingled fund which owns assets.

Participants in the REIT industry have speculated on the timing of a merger wave as the public real estate market matures beyond its initial proliferation of IPOs. This past year the merger wave appears to have officially commenced. The groundbreaking deal was the friendly and surprising merger between Equity Office Properties (the nation's largest office REIT) with Beacon Properties (Equity's largest national rival). Generally, the majority of the other merger deals involved a process of companies expanding to become super-regional or national players in their sector. The multifamily sector produced the most mergers; representative transactions include the mergers of Equity Residential Properties (the nation's largest multifamily REIT) with both Wellsford Residential (Southwest focus) and Evans Withycombe (regional player in Arizona), Post Properties (Southeast focus) with Columbus Properties (Southwest focus), Camden Property Trust (Sunbelt focus) both with Paragon Group (Sunbelt) and then Oasis Residential (Las Vegas), and Apartment Investment and Management (national) with Ambassador Apartments (Sunbelt).

The largest amount of media attention was generated by the two "paired share" hotel REITs, Starwood Lodging and Patriot American Hospitality (by virtue of being grandfathered by Congress these two REITs are able to both own their hotels as well as the operating company which leases the hotels), with the greatest excitement coming from the bidding war between Starwood and Hilton Hotels to purchase ITT Corporation, a battle won by Starwood. Not wanting to be outdone, Patriot American, which had previously announced a merger with Wyndham Hotels, has entered into an agreement to purchase Interstate Hotels (both are public C-corporation hotel companies).

The battle over ITT had a high profile, featuring daily articles in the Wall Street Journal and other business publications. The maneuvering by Hilton included an apparent dose of heavy campaigning in Washington D.C. to overturn the grandfathered-paired share REIT structure. These events caused significant discussion within the REIT industry and were highlighted at the annual October NAREIT Conference in which experts discussed the potential for Congress to tinker not only with the paired share structure but also with other aspects of the REIT regulations.

This merger activity set off an interesting discussion involving whether it is more favorable to own the consolidators or the targets. Given our approach of selecting securities that offer the best value relative to their underlying net property assets it is not surprising that we often own the targets. Although we are not opposed to owning the consolidators, if they are in the Portfolio it will likely be as a result of their underlying relative valuation as opposed to a stated goal to be a large participant in a sector.

This past year also witnessed certain evolutions in the use of the REIT structure. Several REITs have or plan to create a "paper-clipped structure" which attempts to mirror the paired share structure through the creation of an additional C-corporation with similar Boards and management. If investors owned shares in both companies they would theoretically have the same effect as owning a paired share REIT. In addition a number of companies, such as Vornado and Crescent, have broken the basic mold of focusing on primarily one asset class. We have also seen the REIT structure utilized for new asset types including prisons and movie theaters. Finally there were announcements from a multitude of REITs that have determined that they plan to supplement their current

--------------------------------------------------------------------------------
                                                      U.S. Real Estate Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
U.S. REAL ESTATE PORTFOLIO (CONT.)
business plans by investing in or creating an opportunity fund. Clearly, with healthy investor interest in REITs combined with REITs trading at significant premiums to asset value, a number of companies are attempting to position themselves as growth companies. While this objective may be achievable at this stage of the real estate cycle, it may be far more difficult to implement this type of approach to real estate investing and strategic direction in other phases of the real estate cycle. We expect that as the current recovery in the U.S. real estate market continues toward equilibrium we will see a decline in the average premiums to net asset value at which the companies trade.

SECTOR REVIEW

With regard to the property markets, we are seeing evidence of an emerging recovery in the area of new construction of real estate. Despite the disfavor that real estate development faced in virtually every property sector in the early 1990's, we have witnessed the financial community, once again, opening their doors to finance development. Although the real estate market generally remains in a favorable part of the cycle, this new supply causes us to raise the following issues. In our modeling of companies we have implemented a negative reversionary value calculation (to reflect our anticipation of declines in occupancy caused by oversupply) in calculating the net asset value of companies. This is particularly true in the limited service hotel business as well for companies with a concentration of multifamily properties in the Southeast. In addition we are monitoring a number of industrial markets for oversupply and the potential for a decline in occupancy. Finally, although we have discussed our rationale for overweighting the office and upscale full-service hotel markets since inception of the Portfolio, we have begun shifting the Portfolio in order to favor those companies with properties in the most supply constrained locations, which include urban markets as well as those in California and the Northeast.

The majority of sell-side analysts had proclaimed that 1997 would be a year for stock-picking as opposed to sector allocation. At the beginning of the year we declared that there was still room for outperformance through sector allocation. The chart below outlines the total return performance of the various sectors in the real estate industry for 1996 and 1997:

                                            TOTAL PERFORMANCE
                                           --------------------
SECTOR                                       1997       1996
-----------------------------------------  ---------  ---------
Apartments                                     16.0%      28.4%
Manufactured Homes                             18.1%      34.9%
Strip Centers                                  21.4%      32.8%
Regional Malls                                 13.7%      44.6%
Outlet Centers                                  0.1%       3.5%
Industrial                                     19.0%      37.0%
Office                                         29.0%      51.8%
Self Storage                                    3.4%      42.0%
Triple Net Lease                               17.7%      30.8%
Hotel                                          30.1%      49.2%
Total                                          20.3%      35.3%

Source: NAREIT

From a market perspective the office and hotel sectors provided the best performance for the third year in a row. We believe that the increasing supply in both these markets combined with the prevailing prices of the securities in these sectors may cause overall returns in 1998 to be substantially less than in previous years. The self storage and factory outlet sectors drastically underperformed the Index for two very different reasons. The poor returns in the factory outlet sector were the result of a continued deterioration in the fundamentals in the market. Looking forward, we believe this market will continue to trail due to continued weakness in occupancies and rents. The self storage market, by contrast, is in equilibrium from a demand-supply perspective, however share prices had run too far in 1996 and there was not any room for appreciation in 1997. In 1998 we expect this market will likely return to be a market performer. As we discussed last year we were unable to explain the outperformance of the regional mall sector and despite improving occupancies and reduced bankruptcies this sector trailed the Index in 1997. The other major sectors in the Index provided returns similar to the market.

With respect to the performance of the Portfolio from a top down perspective, we created outperformance through our overweighting of both the office and hotel sectors and through the underweighting of the self storage and factory outlet sectors. From a bottom up perspective we created significant outperformance from our stock-picking in the apartment, manufactured home, industrial, and regional mall sectors.

--------------------------------------------------------------------------------
U.S. REAL ESTATE PORTFOLIO

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        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
U.S. REAL ESTATE PORTFOLIO (CONT.)

INVESTMENT STRATEGY

From an investment perspective we will continue to pursue a strategy of overweighting those sectors that offer the best underlying real estate fundamentals. We believe that in 1998 our overall sector weightings will probably come closer to approximating market weightings. This is due to two factors, the first and most relevant is that the relative weightings in the Index have changed materially and are now more in line with our Portfolio. For example we have maintained a hotel weighting ranging from 8 to 15% during the last several years, in this time the Index weighting has progressed from 4% to a likely weighting of 13 to 15% after the Starwood and Patriot transactions are closed and incorporated into the Index. The other factor is that the underlying valuations have generally adjusted to reflect the relative attractiveness of each sector. We will continue to provide basic sector weighting guidelines but it is important to note that we focus in great detail on sub-sectors within those sectors. As outlined below, we describe which sub-sectors we intend to overweight and underweight in the coming year:

UNDERPERFORM          MARKET PERFORMER      OUTPERFORM
Class A Apartments    Class B Apartment     CBD Office
Sunbelt               Self Storage          Upscale Hotels
Economy Lodging       Suburban Office       Northeast/
Factory Outlets       Industrial            Pacific Coast
Class B Regional      Class A Regional
 Malls                 Malls
                      Midwest
                      Manufactured Housing
                      Strip Shopping
                       Centers

Within this framework, we will, as discussed above, continue to select those securities that we believe offer the best value relative to our estimate of their intrinsic asset value.

Russell C. Platt
PORTFOLIO MANAGER

Theodore R. Bigman
PORTFOLIO MANAGER

January 1998

--------------------------------------------------------------------------------
                                                      U.S. Real Estate Portfolio

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        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

U.S. REAL ESTATE PORTFOLIO
--------------------------------------------------------------------------------

                                                                       VALUE
    SHARES                                                             (000)
------------------------------------------------------------------------------

COMMON STOCKS (92.2%)
  APARTMENT (17.6%)
        33,800    Amli Residential Properties Trust REIT...........  $     752
       314,200    Avalon Properties, Inc. REIT.....................      9,721
       397,700    Bay Apartment Communities, Inc. REIT.............     15,510
       424,200    Essex Property Trust, Inc. REIT..................     14,847
        59,700    Irvine Apartment Communities, Inc. REIT..........      1,899
       359,400    Oasis Residential, Inc. REIT.....................      8,019
       457,510    Security Capital Atlantic, Inc. REIT.............      9,665
       280,100    Walden Residential Properties, Inc. REIT.........      7,143
                                                                     ---------
                                                                        67,556
                                                                     ---------
  DIVERSIFIED (2.7%)
    (a)654,898    Wellsford Real Properties, Inc. .................     10,233
                                                                     ---------
  HEALTHCARE (6.2%)
       653,000    Nationwide Health Properties, Inc. REIT..........     16,652
       179,400    Omega Healthcare Investors, Inc. REIT............      6,929
                                                                     ---------
                                                                        23,581
                                                                     ---------
  LAND (1.1%)
    (a)589,684    Atlantic Gulf Communities Corp. .................      2,654
     (a)80,200    Catellus Development Corp. ......................      1,604
                                                                     ---------
                                                                         4,258
                                                                     ---------
  LODGING/LEISURE (10.0%)
        53,600    American General Hospitality Corp. REIT..........      1,434
    (a)308,300    CapStar Hotel Co. ...............................     10,579
    (a)344,400    Extended Stay America, Inc. .....................      4,283
    (a)776,700    Host Marriott Corp. .............................     15,243
      (a)3,300    ITT Corp. .......................................        274
    (a)417,900    John Q Hammons Hotels, Inc., Class A.............      3,761
    (a)126,300    Suburban Lodges of America, Inc. ................      1,681
     (a)34,400    Vail Resorts, Inc. ..............................        892
                                                                     ---------
                                                                        38,147
                                                                     ---------
  MANUFACTURED HOME (6.0%)
       531,652    Chateau Communities, Inc. REIT...................     16,747
       234,200    Manufactured Home Communities, Inc. REIT.........      6,323
                                                                     ---------
                                                                        23,070
                                                                     ---------
  OFFICE AND INDUSTRIAL (27.9%)
     INDUSTRIAL (6.1%)
       410,400    Bedford Property Investors, Inc. REIT............      8,977
       607,200    Pacific Gulf Properties, Inc. REIT...............     14,421
                                                                     ---------
                                                                        23,398
                                                                     ---------
     OFFICE (21.8%)
       566,200    Arden Realty Group, Inc. ........................     17,411
        71,600    Brandywine Realty Trust REIT.....................      1,799
       425,454    Brandywine Realty Trust REIT.....................     10,690


                                                                       VALUE
    SHARES                                                             (000)
------------------------------------------------------------------------------
       512,000    Brookfield Properties Corp. .....................  $   8,544
    (a)263,200    Brookfield Properties Corp. (Installment
                    Receipts-second installment: CAD 6.50/Shr due
                    on 2/13/98)....................................      3,131
       370,000    CarrAmerica Realty Corp. REIT....................     11,724
       153,427    Equity Office Properties Trust REIT..............      4,843
       610,000    Great Lakes, Inc. REIT...........................     11,857
       337,800    Prime Group Realty Trust REIT....................      6,840
        78,500    Reckson Associates Realty Corp. .................      1,992
       194,182    Trizec Hahn Corp. REIT...........................      4,503
                                                                     ---------
                                                                        83,334
                                                                     ---------
  TOTAL OFFICE AND INDUSTRIAL......................................    106,732
                                                                     ---------
  RETAIL (17.5%)
     REGIONAL MALL (10.3%)
       367,500    CBL & Associates Properties, Inc. REIT...........      9,073
       191,600    First Union Real Estate REIT.....................      3,114
     1,597,800    Taubman Centers, Inc. REIT.......................     20,771
       184,500    Urban Shopping Centers, Inc. REIT................      6,434
                                                                     ---------
                                                                        39,392
                                                                     ---------
     SHOPPING CENTER (7.2%)
       427,300    Burnham Pacific Property Trust REIT..............      6,543
       490,600    Federal Realty Investment Trust REIT.............     12,633
       196,000    Pan Pacific Retail Properties, Inc. REIT.........      4,190
        97,400    Pennsylvania REIT................................      2,392
         2,200    Ramco-Gershenson Properties Trust REIT...........         43
       135,800    Western Investment Real Estate Trust REIT........      1,867
                                                                     ---------
                                                                        27,668
                                                                     ---------
  TOTAL RETAIL.....................................................     67,060
                                                                     ---------
  SELF STORAGE (3.2%)
        89,000    Public Storage, Inc. ............................      2,614
       335,900    Shurgard Storage Centers, Inc., Series A REIT....      9,741
                                                                     ---------
                                                                        12,355
                                                                     ---------
TOTAL COMMON STOCKS (Cost $308,744)................................    352,992
                                                                     ---------
PREFERRED STOCKS (0.7%)
  OFFICE AND INDUSTRIAL (0.0%)
     OFFICE (0.0%)
   (d,e)33,150    Great Lakes, Inc. REIT...........................         --
                                                                     ---------
  RETAIL (0.7%)
     SHOPPING CENTER (0.7%)
        80,600    First Washington Realty Trust, Series A REIT.....      2,700
                                                                     ---------
TOTAL PREFERRED STOCKS (Cost $2,257)...............................      2,700
                                                                     ---------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
U.S. Real Estate Portfolio

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        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

U.S. REAL ESTATE PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

                                                                       VALUE
    SHARES                                                             (000)
------------------------------------------------------------------------------
CONVERTIBLE PREFERRED STOCKS (0.5%)
  LAND (0.5%)
    (a)107,021    Atlantic Gulf Communities Corp. .................  $   1,177
     (a)75,765    Atlantic Gulf Communities Corp., Series B........        833
                                                                     ---------
TOTAL CONVERTIBLE PREFERRED STOCKS (Cost $1,828)...................      2,010
                                                                     ---------

    NO. OF
   WARRANTS
--------------

WARRANTS (0.6%)
  OFFICE AND INDUSTRIAL (0.4%)
     INDUSTRIAL (0.4%)
    (a)184,843    Meridian Industrial Trust, Inc. REIT, expiring
                    2/23/99........................................      1,629
                                                                     ---------
  LAND(0.2%)
  (a,d)112,509    Atlantic Gulf Communities Corp., Class A,
                    expiring 6/24/04...............................        164
  (a,d)112,509    Atlantic Gulf Communities Corp., Class B,
                    expiring 6/24/04...............................        164
  (a,d)112,509    Atlantic Gulf Communities Corp., Class C,
                    expiring 6/24/04...............................        164
                                                                     ---------
                                                                           492
                                                                     ---------
TOTAL WARRANTS (Cost $300).........................................      2,121
                                                                     ---------

     FACE
    AMOUNT
    (000)
--------------

CORPORATE BOND (0.6%)
  OFFICE AND INDUSTRIAL (0.6%)
     OFFICE (0.6%)
$        2,934    Brookfield Properties Corp. 6.00%, 2/14/07
                    (Installment Receipts -- second installment:
                    CAD50.00 per debenture due at 2/13/98) (Cost
                    $1,209)........................................      2,361
                                                                     ---------
SHORT-TERM INVESTMENT (5.8%)
  REPURCHASE AGREEMENT (5.8%)
        21,976    Chase Securities, Inc. 5.95%, dated 12/31/97, due
                    1/02/98, to be repurchased at 21,983,
                    collateralized by U.S. Treasury Notes, 5.625%,
                    due 2/15/06, valued at $22,424 (Cost
                    $21,976).......................................     21,976
                                                                     ---------

                                                                      VALUE
                                                                      (000)
------------------------------------------------------------------------------

TOTAL INVESTMENTS (100.4%) (Cost $336,314)........................  $  384,160
                                                                    ----------
OTHER ASSETS (2.0%)
  Receivable for Portfolio Shares Sold................  $    4,255
  Dividends Receivable................................       2,512
  Receivable for Investments Sold.....................         788
  Interest Receivable.................................          57
  Other...............................................           8       7,620
                                                        ----------
LIABILITIES (-2.4%)
  Payable for Investments Purchased...................      (4,192)
  Bank Overdraft......................................      (3,381)
  Investment Advisory Fees Payable....................        (722)
  Payable for Portfolio Shares Redeemed...............        (537)
  Administrative Fees Payable.........................         (46)
  Custodian Fees Payable..............................         (19)
  Distribution Fees Payable...........................         (12)
  Directors' Fees and Expenses Payable................          (7)
  Other Liabilities...................................         (84)     (9,000)
                                                        ----------  ----------
NET ASSETS (100%).................................................  $  382,780
                                                                    ----------
                                                                    ----------

NET ASSETS CONSIST OF:
Paid in Capital...................................................  $  328,570
Undistributed Net Investment Income...............................          38
Accumulated Net Realized Gain.....................................       6,327
Unrealized Appreciation on Investments and Foreign Currency
  Translations....................................................      47,845
                                                                    ----------
NET ASSETS........................................................  $  382,780
                                                                    ----------
                                                                    ----------

CLASS A:
------------------------------------------------------------------
NET ASSETS........................................................    $361,549
NET ASSET VALUE, OFFERING AND REDEMPTION
  PRICE PER SHARE
  Applicable to 23,506,716 outstanding $0.001 par value shares
  (authorized 500,000,000 shares).................................      $15.38
                                                                    ----------
                                                                    ----------
CLASS B:
------------------------------------------------------------------
NET ASSETS........................................................     $21,231
NET ASSET VALUE, OFFERING AND REDEMPTION
  PRICE PER SHARE
  Applicable to 1,384,422 outstanding $0.001 par value shares
  (authorized 500,000,000 shares).................................      $15.34
                                                                    ----------
                                                                    ----------

------------------------------------------------------------

(a)   --  Non-income producing security
(d)   --  Security valued at fair value -- see note A-1 to financial statements.
(e)   --  144A Security -- certain conditions for public sale may exist.
CAD   --  Canadian Dollar
REIT  --  Real Estate Investment Trust

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                                                      U.S. Real Estate Portfolio

                                      115
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        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
VALUE EQUITY PORTFOLIO

COMPOSITION OF NET ASSETS (AT DECEMBER 31, 1997)
--------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Aerospace                  10.8          %
Banking                    17.3          %
Capital Goods               5.9          %
Chemicals                   1.9          %
Communications              6.9          %
Consumer--Durables          1.7          %
Consumer--Retail            6.2          %
Consumer--Staples           5.8          %
Energy                      7.2          %
Financial-Diversified       3.1          %
Health Care                 1.8          %
Insurance                   6.8          %
Metals                      1.7          %
Paper & Packaging           2.4          %
Services                    1.6          %
Technology                  4.6          %
Transportation              4.4          %
Utilities                   7.8          %
Other                       2.1          %

COMPARISON OF THE CHANGE IN VALUE OF A $500,000** INVESTMENT
---------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                               VALUE EQUITY PORTFOLIO--CLASS
                                             A                S&P 500 INDEX(1)
1/31/90*                                            $500,000           $500,000
10/31/90                                            $557,460           $557,460
10/31/91                                            $604,880           $633,500
10/31/92                                            $638,765           $695,700
12/31/92                                            $735,485           $728,150
12/31/93                                            $735,485           $801,400
12/31/94                                            $726,000           $811,900
12/31/95                                            $970,589         $1,116,687
12/31/96                                          $1,162,086         $1,373,078
12/31/97                                          $1,501,415         $1,831,137
* Commencement of operations
** Minimum Investment

In accordance with SEC regulations, Portfolio performance shown assumes that all recurring fees (including management fees) were deducted and all dividends and distributions were reinvested. The performance of Class B shares will vary based upon the different inception dates and fees assessed to that class.
PERFORMANCE COMPARED TO THE S&P 500 INDEX
AND THE INDATA EQUITY-MEDIAN INDEX(1)
----------------------------------------

                                                 TOTAL RETURNS(2)
                                      ---------------------------------------
                                                      AVERAGE      AVERAGE
                                                      ANNUAL        ANNUAL
                                                       FIVE         SINCE
                                        ONE YEAR       YEARS      INCEPTION
                                      ------------  -----------  ------------
PORTFOLIO -- CLASS A................       29.20%        18.64%       14.89%
PORTFOLIO -- CLASS B................       28.70           N/A        23.56
S&P 500 INDEX -- CLASS A............       33.36         20.27        17.85
INDATA EQUITY-MEDIAN INDEX -- CLASS
  A.................................       28.95         18.23        16.59
S&P 500 INDEX -- CLASS B............       33.36           N/A        27.63
INDATA EQUITY-MEDIAN INDEX -- CLASS
  B.................................       28.95           N/A        25.15

1. The S&P 500 and the Indata Equity-Median Index are unmanaged indices of common stocks. The Indata Equity-Median Index includes an average asset allocation of 8.3% cash and 91.7% equity based on $491.5 billion in assets among 979 portfolios for the period ended December 31, 1997.
2. Total returns for the Portfolio reflect expenses waived and reimbursed, if applicable, by the Adviser. Without such waiver and reimbursement, total returns would be lower.

PAST PERFORMANCE IS NOT PREDICTIVE OF FUTURE PERFORMANCE.

------------------------------------------------------------
CERTAIN INFORMATION APPEARING IN THIS INVESTMENT OVERVIEW IS UNAUDITED. ACCORDINGLY, THE REPORT OF INDEPENDENT ACCOUNTANTS APPEARING ELSEWHERE IN THIS REPORT DOES NOT EXTEND TO THIS INFORMATION. THE PERFORMANCE RESULTS PROVIDED ARE FOR INFORMATIONAL PURPOSES ONLY AND SHOULD NOT BE CONSTRUED AS A GUARANTEE OF THE PORTFOLIO'S FUTURE PERFORMANCE. PAST PERFORMANCE SHOWN IS NOT PREDICTIVE OF FUTURE PERFORMANCE. INVESTMENT RETURN AND PRINCIPAL VALUE WILL FLUCTUATE SO THAT AN INVESTOR'S SHARES, WHEN REDEEMED, MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST.

Our value investment philosophy for the Value Equity Portfolio is based on the premise that a diversified portfolio of undervalued securities should outperform the market over the long-term, and would be expected to preserve principal in a difficult market environment.

Key aspects of our philosophy are as follows:

    Reversion to mean valuation levels (return to the long term average) is the most consistent and powerful force in investing.

    We buy companies selling at less than our research measures to be their true worth.

    Our Portfolio is characterized by a distinctly below average price-to-earnings ratio, price-to-book ratio, and a high dividend yield.

    We limit our universe of investments to larger, liquid stocks. This is a list similar to the S&P 500.

For the year ended December 31, 1997, the Portfolio had a total return of 29.20% for the Class A shares and 28.70% for the Class B shares, as compared to a total return of 33.36% for the S&P 500 Index and 28.95% for the Indata Equity-Median Index. For the five year period ended December 31, 1997, the average annual total return of Class A was 18.64% compared to 20.27% for the S&P 500 Index and 18.23% for the Indata Equity-Median Index. From inception on January 31, 1990 through December 31, 1997, the average annual total return of Class A was 14.89% compared to 17.85% for the S&P 500 Index and 16.59% for the Indata Equity-Median Index. From inception a January 2, 1996 through December 31, 1997, the average annual total return of Class B was 23.56% compared to 27.63% for the S&P 500 Index and 25.15% for the Indata Equity-Median Index.

The Portfolio holds undervalued companies with a wide valuation gap as compared to the characteristics of the S&P 500:

                                    PRICE EARNINGS    PRICE BOOK
                                    ---------------  -------------
Portfolio                                  17.7x            3.3x
S&P 500                                    23.9x            5.5x

In 1997, major market indices achieved strong double digit returns for the third consecutive year. Large cap stocks once again significantly outperformed small cap stocks as investors sought relative safety, liquidity and earnings certainty. The larger cap Russell 1000 returned 32.86% compared to the smaller cap Russell

--------------------------------------------------------------------------------
VALUE EQUITY PORTFOLIO

                                      116
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[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
VALUE EQUITY PORTFOLIO (CONT.)
2000 return of 22.28%. Growth stocks outperformed value, with the S&P/Barra Growth Index up 36.42% for the year compared to 29.96% for the S&P/Barra Value Index.

A progressively weak first quarter, followed by a solid rebound in the second quarter resulted in an overall very strong first half. Major market indices bottomed in April and then advanced to new highs through June. Sentiment in the first quarter, including escalating fears of interest rate increases, and strong economic growth of 4.9%, contrasted with subsiding fears of rate increases and a moderating economy in the second quarter. The market continued to advance in the third quarter, although it declined in August as concerns mounted about the potential impact of the growing Southeast Asian financial crisis and currency devaluations. These concerns intensified during the fourth quarter, as the Southeast Asian turmoil spread to Hong Kong. As a result, the market declined again in October, a month that saw the largest point decline ever in the Dow Jones Industrial Average and a record volume day of 1.2 billion shares traded on the NYSE. The market decline reflected investor concern that slowing economic growth in Asia and imported Asian deflation would weaken U.S. economic and earnings growth. Although the market recovered in November and December, profit concerns overshadowed the very positive declining interest rate environment, continued benign inflation and a moderating but growing economy.

The best performing sectors in the Portfolio for the year on an absolute basis were financial services, up 54%, transportation, up 47%, and capital goods, up 46%. Underperforming sectors included shelter, down 8%, raw materials, up 1%, and consumer non-durables, up 6%. Relative to the S&P 500, the Portfolio benefited from being overweight in financial services and underweight in consumer non-durables, while the underweight position in healthcare and in consumer services hurt the Portfolio. The best performing stocks in 1997 were First of America, up 98%, Mellon Bank, up 76%, Wal-Mart, up 75%, Ogden, up 57%, and PNC Financial, also up 57%. Underperforming stocks included Fleming, down 22%, Louisiana-Pacific, down 8%, Woolworth, down 7%, and Phelps Dodge, down 5%.

The overweight position in financial services and stock selection within the sector meaningfully contributed to performance in 1997. Banking stocks continued to benefit from industry consolidation activity and the declining interest rate environment, which more than offset concerns about the Asian crisis that arose in the second half of the year. We pared back First of America after the company agreed to merge with National City Corp. for a 36% premium. To maintain an overweight position in banking, we added Fleet Financial and Banc One during the year. We also increased our weighting in Sallie Mae. Shareholders of Sallie Mae voted in new management during the year, and approved a reorganization plan to restructure the company as a fully privatized corporation and eventually eliminate its government charter. The company continues to generate strong earnings growth, repurchase stock, and cut costs, and is well positioned to gain market share in the education finance market.

We increased exposure in the transportation and aerospace/defense sectors due to favorable industry trends and attractive valuations. The commercial airline cycle has maintained its strength during the year, supported by the strong economy, higher business and consumer travel spending and more rational fare pricing. The commercial aircraft manufacturing cycle is also very favorable. To participate, we added to the United Technologies position, and established positions in Parker Hannifin and Continental Airlines. The aerospace/defense sector is seeing the benefits from past industry consolidation. During the year, we added Lockheed Martin and Litton Industries to the Portfolio. We also added Gulfstream Aerospace, which is benefiting from a strong backlog in its business jet aircraft manufacturing operations and a healthy annual stock repurchase program.

In the capital goods sector, another strong performer in 1997, we added Case Corp. in addition to holding Deere & Co. Strong farm income and secular worldwide growth in agricultural spending have been the major themes supporting the industry. Deere continues to generate strong cash flow and repurchase stock. Case possesses significant margin expansion opportunities, and trades at attractive valuation levels. We adjusted the consumer durable sector by selling Chrysler and adding Meritor Automotive and Borg Warner Automotive. Both of these stocks are trading below 11 times 1998 estimated earnings. We expect them to benefit from the continued globalization and consolidation in the auto and truck supplier market.

We pared back on consumer staples, primarily tobacco stocks, as a preliminary industry litigation settlement was reached mid-year. While the settlement would provide protection from certain lawsuits, the industry

--------------------------------------------------------------------------------
                                                          Value Equity Portfolio

                                      117
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--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
VALUE EQUITY PORTFOLIO (CONT.)
still faces a lengthy government approval process for the agreement during 1998. Until the settlement nears approval, the stocks will most likely remain at attractive valuations of 12-14 times 1998 estimated earnings. In the retail sector, we added Wal Mart at the start of 1997, which finished the year as one of the top performers in the Portfolio. Wal Mart began generating positive free cash flow in 1996, and subsequently announced a 30% dividend increase and a stock buyback program in early 1997. The company then delivered both sales and earnings growth and consistency throughout the year. In the services and growth sector, we sold the remaining position in Eastman Kodak. The company continues to struggle with intensified film price competition, continuing losses from new business initiatives and an inflated cost structure. We also sold McGraw Hill and pared back on Ogden Corp. due to strong price appreciation.

Our exposure to the telecommunications industry increased throughout the year, as we added to U.S. WEST Communications, and as consolidation activity and improved investor sentiment toward the group drove the stocks higher. AT&T announced the appointment of a new CEO, and undertook several steps to improve earnings, including cutting costs and selling non core businesses. In utilities, we decreased the exposure to the sector by paring back on GPU, Nipsco Industries and Texas Utilities. Regulatory concerns related to the resolution of stranded asset costs and continued rate reductions remain a risk within the industry. However, the sector benefited in the fourth quarter due to the extremely favorable interest rate environment and improved investor sentiment toward the group.

Within the commodity industry sectors, we lowered the exposure to energy and paper and forest products, as oil prices weakened throughout the year, and as the Asian turmoil hurt the paper cycle recovery. Within energy, we sold Exxon and added USX-Marathon Group. Exxon, which had outperformed other integrated oil stocks, had begun trading at a premium to the industry group and the market, whereas Marathon traded at a more attractive valuation level. We also sold Occidental Petroleum which had seen strong price appreciation throughout the year, but which also has a large commodity chemical exposure. In the paper and forest products sector, we swapped Willamette Industries for a partial position in Georgia-Pac. Management at Georgia-Pac has taken aggressive steps toward improving shareholder value, including cutting costs, reducing capital spending, and repurchasing stock. We adjusted the composition of the chemicals sector by selling Eastman Chemical and Olin, and adding DuPont. DuPont appears to be better positioned to deliver earnings growth as it has strengthened key areas of its business portfolio with acquisitions and has begun to build the higher growth, higher margin life sciences business.

We maintain a cautious view going into 1998 as valuations levels remain at fairly high levels, and as uncertainty to the earnings cycle has increased with the Asian financial crisis. We continue to overweight financial services and utilities, and underweight technology and healthcare.

Stephen C. Sexauer
PORTFOLIO MANAGER

Philip W. Friedman
PORTFOLIO MANAGER

January 1998

--------------------------------------------------------------------------------
VALUE EQUITY PORTFOLIO

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--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

VALUE EQUITY PORTFOLIO
--------------------------------------------------------------------------------

                                                                  VALUE
  SHARES                                                          (000)
--------------------------------------------------------------------------

COMMON STOCKS (97.9%)
  AEROSPACE (10.8%)
 (a)29,700  Gulfstream Aerospace Corp. .......................  $      869
 (a)35,200  Litton Industries, Inc. ..........................       2,024
    27,500  Lockheed Martin Corp. ............................       2,709
    20,500  Parker-Hannifin Corp. ............................         940
     1,639  Raytheon Co., Class A.............................          81
    39,900  United Technologies Corp. ........................       2,905
                                                                ----------
                                                                     9,528
                                                                ----------
  BANKING (17.3%)
    16,500  Banc One Corp. ...................................         896
    22,000  BankAmerica Corp. ................................       1,606
    17,100  BankBoston Corp. .................................       1,606
    18,300  Bankers Trust (New York) Corp. ...................       2,058
    15,600  Chase Manhattan Corp. ............................       1,708
    32,900  First of America Bank Corp. ......................       2,537
    11,500  Fleet Financial Group, Inc. ......................         862
    37,800  Mellon Bank Corp. ................................       2,292
    30,000  PNC Bank Corp. ...................................       1,712
                                                                ----------
                                                                    15,277
                                                                ----------
  CAPITAL GOODS (5.9%)
    17,100  Borg-Warner Automotive, Inc. .....................         889
    15,200  Case Corp. .......................................         919
    30,000  Deere & Co. ......................................       1,749
    80,166  Meritor Automotive, Inc. .........................       1,688
                                                                ----------
                                                                     5,245
                                                                ----------
  CHEMICALS (1.9%)
    28,100  E.I. du Pont de Nemours & Co. ....................       1,688
                                                                ----------
  COMMUNICATIONS (6.9%)
    41,800  AT&T Corp. .......................................       2,560
    29,100  Sprint Corp. .....................................       1,706
    39,800  U.S. WEST Communications Group....................       1,796
                                                                ----------
                                                                     6,062
                                                                ----------
  CONSUMER-DURABLES (1.7%)
    25,100  General Motors Corp. .............................       1,522
                                                                ----------
  CONSUMER-RETAIL (6.2%)
    36,100  J.C. Penney Co., Inc. ............................       2,177
    32,100  Wal-Mart Stores, Inc. ............................       1,266
 (a)97,500  Woolworth Corp. ..................................       1,987
                                                                ----------
                                                                     5,430
                                                                ----------
  CONSUMER-STAPLES (5.8%)
    66,200  Fleming Cos., Inc. ...............................         890
    46,100  Philip Morris Cos., Inc. .........................       2,089
    56,700  RJR Nabisco Holdings Corp. .......................       2,126
                                                                ----------
                                                                     5,105
                                                                ----------


                                                                  VALUE
  SHARES                                                          (000)
--------------------------------------------------------------------------
  ENERGY (7.2%)
    40,000  Ashland, Inc. ....................................  $    2,147
    19,900  Atlantic Richfield Co. ...........................       1,594
    22,100  Mobil Corp. ......................................       1,595
    30,300  USX-Marathon Group................................       1,023
                                                                ----------
                                                                     6,359
                                                                ----------
  FINANCIAL-DIVERSIFIED (3.1%)
    19,650  SLM Holding Corp. ................................       2,734
                                                                ----------
  HEALTH CARE (1.8%)
    40,800  Bausch & Lomb, Inc. ..............................       1,617
                                                                ----------
  INSURANCE (6.8%)
    32,300  American General Corp. ...........................       1,746
    32,200  Lincoln National Corp. ...........................       2,516
    21,400  St. Paul Cos., Inc. ..............................       1,756
                                                                ----------
                                                                     6,018
                                                                ----------
  METALS (1.7%)
    23,700  Phelps Dodge Corp. ...............................       1,475
                                                                ----------
  PAPER & PACKAGING (2.4%)
    10,500  Georgia-Pac.......................................         638
    78,500  Louisiana-Pacific Corp. ..........................       1,491
                                                                ----------
                                                                     2,129
                                                                ----------
  SERVICES (1.6%)
    48,900  Ogden Corp. ......................................       1,378
                                                                ----------
  TECHNOLOGY (4.6%)
    39,000  Harris Corp. .....................................       1,789
    17,300  Philips Electronics N.V. (New York Shares)........       1,047
    28,378  Texas Instruments, Inc. ..........................       1,277
                                                                ----------
                                                                     4,113
                                                                ----------
  TRANSPORTATION (4.4%)
  (a)9,000  AMR Corp. ........................................       1,157
 (a)23,200  Continental Airlines, Inc., Class B...............       1,117
    48,500  Ryder System, Inc. ...............................       1,588
                                                                ----------
                                                                     3,862
                                                                ----------
  UTILITIES (7.8%)
    30,100  GPU, Inc. ........................................       1,268
    38,100  NIPSCO Industries, Inc. ..........................       1,884
    48,900  Pinnacle West Capital Corp. ......................       2,072
    40,900  Texas Utilities Co. ..............................       1,700
                                                                ----------
                                                                     6,924
                                                                ----------
TOTAL COMMON STOCKS (Cost $65,569)............................      86,466
                                                                ----------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                                                          Value Equity Portfolio

                                      119
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STATEMENT OF NET ASSETS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

VALUE EQUITY PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

   FACE
  AMOUNT                                                          VALUE
  (000)                                                           (000)
--------------------------------------------------------------------------

SHORT-TERM INVESTMENT (2.0%)
  REPURCHASE AGREEMENT (2.0%)
$    1,784  Chase Securities, Inc. 5.95%, dated 12/31/97, due
              1/02/98, to be repurchased at $1,785,
              collateralized by U.S. Treasury Notes, 5.625%,
              due 2/15/06, valued at $1,824 (Cost $1,784).....  $    1,784
                                                                ----------

TOTAL INVESTMENTS (99.9%) (Cost $67,353).....................       88,250
                                                               -----------
OTHER ASSETS (0.7%)
  Cash...........................................  $      239
  Dividends Receivable...........................         175
  Receivable for Investments Sold................         105
  Receivable for Portfolio Shares Sold...........          84
  Other..........................................           6          609
                                                        -----
LIABILITIES (-0.6%)
  Payable for Investments Purchased..............        (296)
  Investment Advisory Fees Payable...............        (108)
  Dividends Payable..............................         (91)
  Administrative Fees Payable....................         (13)
  Custodian Fees Payable.........................          (8)
  Payable for Portfolio Shares Redeemed..........          (7)
  Directors' Fees & Expenses Payable.............          (6)
  Distribution Fees Payable......................          (1)
  Other Liabilities..............................         (29)        (559)
                                                        -----  -----------
NET ASSETS (100%)............................................  $    88,300
                                                               -----------
                                                               -----------


                                                                 AMOUNT
                                                                  (000)
--------------------------------------------------------------------------

NET ASSETS CONSIST OF:
Paid in Capital..............................................  $    62,801
Undistributed Net Investment Income..........................           32
Accumulated Net Realized Gain................................        4,570
Unrealized Appreciation on Investments.......................       20,897
                                                               -----------
NET ASSETS...................................................  $    88,300
                                                               -----------
                                                               -----------

CLASS A:
-------------------------------------------------------------
NET ASSETS...................................................      $86,054
NET ASSET VALUE, OFFERING AND REDEMPTION
  PRICE PER SHARE
  Applicable to 6,319,486 outstanding $0.001 par value shares
  (authorized 500,000,000 shares)............................       $13.62
                                                               -----------
                                                               -----------
CLASS B:
-------------------------------------------------------------
NET ASSETS...................................................       $2,246
NET ASSET VALUE, OFFERING AND REDEMPTION
  PRICE PER SHARE
  Applicable to 165,256 outstanding $0.001 par value shares
  (authorized 500,000,000 shares)............................       $13.59
                                                               -----------
                                                               -----------

------------------------------------------------------------

(a)   --  Non-income producing security

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
Value Equity Portfolio

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--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
BALANCED PORTFOLIO

COMPOSITION OF NET ASSETS (AT DECEMBER 31, 1997)
--------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Aerospace                   5.5          %
Banking                     9.4          %
Capital Goods               3.0          %
Chemicals                   0.9          %
Communications              3.6          %
Consumer--Durables          1.1          %
Consumer--Retail            3.4          %
Consumer--Staples           2.9          %
Energy                      4.2          %
Financial-Diversified       1.5          %
Health Care                 0.9          %
Insurance                   3.5          %
Metals                      0.8          %
Paper & Packaging           1.2          %
Services                    0.8          %
Technology                  2.5          %
Transportation              1.9          %
Utilities                   4.3          %
U.S. Treasury Notes        40.2          %
Other                       8.4          %

COMPARISON OF THE CHANGE IN VALUE OF A $500,000** INVESTMENT
---------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                                                  BALANCED PORTFOLIO--CLASS
                                INDATA BALANCED--MEDIAN INDEX(1)              A
2/20/90*                                                $500,000                    $500,000
10/31/91                                                 601,750                     582,845
10/31/92                                                 659,000                     638,635
12/31/92                                                 680,250                     656,635
12/31/93                                                 747,350                     736,015
12/31/94                                                 743,800                     718,950
12/31/95                                                 929,081                     888,838
12/31/96                                               1,062,776                     985,988
12/31/97                                               1,256,414                   1,156,564
* Commencement of operations
** Minimum Investment

In accordance with SEC regulations, Portfolio performance shown assumes that all recurring fees (including management fees) were deducted and all dividends and distributions were reinvested. The performance of Class B shares will vary based upon the different inception dates and fees assessed to that class.
PERFORMANCE COMPARED TO INDATA
BALANCED-MEDIAN INDEX(1)
-----------------------------

                                         TOTAL RETURNS(2)
                        --------------------------------------------------
                                       AVERAGE ANNUAL     AVERAGE ANNUAL
                          ONE YEAR       FIVE YEARS       SINCE INCEPTION
                        ------------  -----------------  -----------------
PORTFOLIO -- CLASS
A.....................       17.30%          11.98%             11.25%
PORTFOLIO -- CLASS
B.....................       16.94             N/A              13.56
INDEX -- CLASS A......       18.22           13.06              12.44
INDEX -- CLASS B......       18.22             N/A              16.34

1. The Indata Balanced-Median Index is an unmanaged index and includes an asset allocation of 0.5% cash, 37.9% bonds and 61.6% equity based on $52.5 billion in assets among 431 portfolios for the period ended December 31, 1997 (includes dividends).
2. Total returns for the Portfolio reflect expenses waived and reimbursed, if applicable, by the Adviser. Without such waiver and reimbursement, total returns would be lower.
PAST PERFORMANCE IS NOT PREDICTIVE OF FUTURE PERFORMANCE.

------------------------------------------------------------

CERTAIN INFORMATION APPEARING IN THIS INVESTMENT OVERVIEW IS UNAUDITED. ACCORDINGLY, THE REPORT OF INDEPENDENT ACCOUNTANTS APPEARING ELSEWHERE IN THIS REPORT DOES NOT EXTEND TO THIS INFORMATION. THE PERFORMANCE RESULTS PROVIDED ARE FOR INFORMATIONAL PURPOSES ONLY AND SHOULD NOT BE CONSTRUED AS A GUARANTEE OF THE PORTFOLIO'S FUTURE PERFORMANCE. PAST PERFORMANCE SHOWN IS NOT PREDICTIVE OF FUTURE PERFORMANCE. INVESTMENT RETURN AND PRINCIPAL VALUE WILL FLUCTUATE SO THAT AN INVESTOR'S SHARES, WHEN REDEEMED, MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST.

The Balanced Portfolio's value investment objective is to seek high total return while preserving capital by investing in a combination of undervalued equity securities and fixed income securities.

The Balanced Portfolio's asset allocation strategy between equities, fixed income and cash is based upon our estimate of the portfolio's risk. Since equities are the highest risk asset class, we have maintained a below average equity exposure during past periods of high market valuation. Typically, our equity exposure will range between 35% and 65% with an expected long term average of 55%.

For the year ended December 31, 1997, the Portfolio had a total return of 17.30% for the Class A shares and 16.94% for the Class B shares, as compared to a total return of 18.22% for the Indata Balanced-Median Index (the "Index"). For the five year period ended December 31, 1997, the average annual total return of Class A was 11.98% compared to 13.06% for the Index. From inception on February 20, 1990 through December 31, 1997, the average annual total return of Class A was 11.25% compared to 12.44% for the Index. From inception on January 2, 1996 through December 31, 1997, the average annual total return of Class B was 13.56% compared to 16.34% for the Index.

According to LIPPER MUTUAL FUNDS QUARTERLY, the average Balanced mutual fund returned 19.00% for the year ended December 31, 1997.

Our asset allocation, based on market value at December 31, 1997, is as follows:

Equities.................................       51.4%
Fixed Income.............................       40.1
Cash.....................................        8.5
                                                 ---
                                                 100%
                                                 ---
                                                 ---

EQUITIES

For the quarter ended December 31, 1997, the equity component of the Balanced Portfolio had a gross return of 2.80% and for year ended December 31, 1997 returned 30.23%. The S&P 500 returned 2.87% for the quarter ended December 31, 1997 and 33.36% for the year ended December 31, 1997.

In 1997, major market indices achieved strong double digit returns for the third consecutive year. Large cap stocks once again significantly outperformed small cap stocks as investors sought relative safety, liquidity and earnings certainty. The larger cap Russell 1000

--------------------------------------------------------------------------------
                                                              Balanced Portfolio

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--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
BALANCED PORTFOLIO (CONT.)
returned 32.86% compared to the smaller cap Russell 2000 return of 22.28%. Growth stocks outperformed value, with the S&P/Barra Growth Index up 36.42% for the year compared to 29.96% for the S&P/Barra Value Index.

A progressively weak first quarter, followed by a solid rebound in the second quarter resulted in an overall very strong first half. Major market indices bottomed in April and then advanced to new highs through June. Sentiment in the first quarter, including escalating fears of interest rate increases, and strong economic growth of 4.9%, contrasted with subsiding fears of rate increases and a moderating economy in the second quarter. The market continued to advance in the third quarter, although it declined in August as concerns mounted about the potential impact of the growing Southeast Asian financial crisis and currency devaluations. These concerns intensified during the fourth quarter, as the Southeast Asian turmoil spread to Hong Kong. As a result, the market declined again in October, a month that saw the largest point decline ever in the Dow Jones Industrial Average and a record volume day of 1.2 billion shares traded on the NYSE. The market decline reflected investor concern that slowing economic growth in Asia and imported Asian deflation would weaken U.S. economic and earnings growth. Although the market recovered in November and December, profit concerns overshadowed the very positive declining interest rate environment, continued benign inflation and a moderating but growing economy.

The equity component of the Balanced Portfolio holds the same undervalued companies that are held in the Value Equity Portfolio. The equity portion of the Portfolio has a wide valuation gap as compared to the characteristics of the S&P 500.

                                            PRICE         PRICE
                                           EARNINGS       BREAK
                                         ------------  ------------
Portfolio -- equity portion............        17.7x          3.3x
S&P 500................................        23.9x          5.5x

The best performing sectors in the equity portion of the Portfolio for the year on an absolute basis were financial services, up 54%, transportation, up 47%, and capital goods, up 46%. Underperforming sectors included shelter, down 8%, raw materials, up 1%, and consumer non-durables, up 6%. Relative to the S&P 500, the equity portion of the Portfolio benefited from being overweight in financial services and underweight in consumer non-durables, while the underweight position in healthcare and in consumer services hurt the equity portion of the Portfolio. The best performing stocks in 1997 were First of America, up 98%, Mellon Bank, up 76%, Wal Mart, up 75%, Ogden, up 57%, and PNC Financial, also up 57%. Underperforming stocks included Fleming, down 22%, Louisiana-Pacific, down 8%, Woolworth, down 7%, and Phelps Dodge, down 5%.

The overweight position in financial services and stock selection within the sector meaningfully contributed to performance in 1997. Banking stocks continued to benefit from industry consolidation activity and the declining interest rate environment, which more than offset concerns about the Asian crisis that arose in the second half of the year. We pared back First of America after the company agreed to be acquired by National City Corp. for a 30% premium. To maintain an overweight position in banking, we added Fleet Financial and Banc One during the year. We also increased our weighting in Sallie Mae. Shareholders of Sallie Mae voted in new management during the year, and approved a reorganization plan to restructure the company as a fully privatized corporation and eventually eliminate its government charter. The company continues to generate strong earnings growth, repurchase stock, and cut costs, and is well positioned to gain market share in the education finance market.

We increased exposure in the transportation and aerospace/defense due to favorable industry trends and attractive valuations. The commercial airline cycle has maintained its strength during the year, supported by the strong economy, higher business and consumer travel spending and more rational fare pricing. The commercial aircraft manufacturing cycle is also very favorable. To participate, we added to the United Technologies position, and established positions in Parker Hannifin and Continental Airlines. The aerospace/defense sector is seeing the benefits from past industry consolidation. During the year, we added Lockheed Martin and Litton Industries to the portfolio. We also added Gulfstream Aerospace, which is benefiting from a strong backlog in its business jet aircraft manufacturing operations and a healthy annual repurchase program.

In the capital goods sector, another strong performer in 1997, we added Case Corp. in addition to holding Deere & Co. Strong farm income and secular worldwide growth in agricultural spending have been the major themes supporting the industry. Deere continues to generate strong cash flow and repurchase

--------------------------------------------------------------------------------
BALANCED PORTFOLIO

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--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
BALANCED PORTFOLIO (CONT.)
stock. Case possesses significant margin expansion opportunities, and trades at attractive valuation levels. We adjusted the consumer durable sector by selling Chrysler and adding Meritor Automotive and Borg Warner Automotive. Both of these stocks are trading below 11 times 1998 estimated earnings. We expect them to benefit from the continued globalization and consolidation in the auto and truck supplier market.

We pared back on consumer staples, primarily tobacco stocks, as a preliminary industry litigation settlement was reached mid-year. While the settlement would provide protection from certain lawsuits, the industry still faces a lengthy government approval process for the agreement during 1998. Until a settlement nears approval, the stocks will most likely remain at attractive valuations of 12-14 times 1998 expected earnings. In the retail sector, we added Wal Mart at the start of 1997, which finished the year as one of the top performers in the Portfolio. Wal Mart began generating positive free cash flow in 1996, and subsequently announced a 30% dividend increase and a stock buyback program in early 1997. The company then delivered both sales and earnings growth and consistency throughout the year. In the services and growth sector, we sold the remaining position in Eastman Kodak. The company continues to struggle with intensified film price competition, continuing losses from new business initiatives and an inflated cost structure. We also sold McGraw Hill and pared back on Ogden Corp. due to strong price appreciation.

Our exposure to the telecommunications industry increased throughout the year, as we added to US West Communications, and as consolidation activity and improved investor sentiment toward the group drove the stocks higher. AT&T announced the appointment of a new CEO, and undertook several steps to improve earnings, including cutting costs and selling non core businesses. In utilities, we decreased the exposure to the sector by paring back on GPU, Nipsco Industries and Texas Utilities. Regulatory concerns related to the resolution of stranded asset costs and continued rate reductions remain a risk within the industry. However, the sector benefited in the fourth quarter due to the extremely favorable interest rate environment and improved investor sentiment toward the group.

Within the commodity industry sectors, we lowered the exposure to energy and paper and forest products, as oil prices weakened throughout the year, and as the Asian turmoil hurt the paper cycle recovery. Within energy, we sold Exxon and added USX-Marathon Group. Exxon, which had outperformed other integrated oil stocks, had begun trading at a premium to the industry group and the market, whereas Marathon traded at a more attractive valuation level. We also sold Occidental Petroleum which had seen strong price appreciation throughout the year, but which also has a large commodity chemical exposure. In the paper and forest products sector, we swapped Willamette Industries for a partial position in Georgia-Pacific. Management at Georgia-Pacific has taken aggressive steps toward improving shareholder value, including cutting costs, reducing capital spending, and repurchasing stock. We adjusted the composition of the chemicals sector by selling Eastman Chemical and Olin, and adding DuPont. DuPont appears to be better positioned to deliver earnings growth as it has strengthened key areas of its business portfolio with acquisitions and has begun to build the higher growth, higher margin life sciences business.

We maintain a cautious view going into 1998 as valuations levels remain at fairly high levels, and as uncertainty to the earnings cycle has increased with the Asian financial crisis. We continue to overweight financial services and utilities, and underweight technology and healthcare.

FIXED INCOME

The fixed income portion of the Balanced Portfolio continues to maintain 100% exposure to intermediate-term U.S. Government securities. For the quarter ended December 31, 1997, the fixed income portion of the Balanced Portfolio had a gross return of 2.33% and for the year ended December 31, 1997, returned 7.93%. The Lehman Intermediate-Government/ Corporate Index returned 2.14% for the quarter ended December 31, 1997, and 7.87% for the year.

The fixed income portion of the Portfolio began the year at a weighted average maturity of 3.3 years and average duration of 3.0. During the first quarter, rates increased across all maturity spectrums, as investors anticipated the Federal Reserve Bank's raising of the fed funds rate in late March by 25 basis points. However, for the year, interest rates ended lower across maturity spectrums of one year and greater. The largest decrease in rates occurred in the five, ten and thirty year bonds, as investors anticipated the prospect of deflation from the Asian crisis. This

--------------------------------------------------------------------------------
                                                              Balanced Portfolio

                                      123
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--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
BALANCED PORTFOLIO (CONT.)
downward shift in long rates flattened the yield curve. During the third quarter, when long bond rates approached 6.7%, we lengthened the weighted average maturity and average duration of the portfolio to take advantage of a temporary increase in rates. The moderation in interest rates later in the year and the decline in long bond rates below the 6% level helped performance. At year-end, the weighted average maturity was 3.6 years, and average duration was 3.2.

Stephen C. Sexauer
PORTFOLIO MANAGER

Alford E. Zick, Jr.
PORTFOLIO MANAGER

January 1998

--------------------------------------------------------------------------------
BALANCED PORTFOLIO

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[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

BALANCED PORTFOLIO
--------------------------------------------------------------------------------

                                                                  VALUE
  SHARES                                                          (000)
--------------------------------------------------------------------------

COMMON STOCKS (51.4%)
  AEROSPACE (5.5%)
    (a)900  Gulfstream Aerospace Corp. .......................  $       26
  (a)1,000  Litton Industries, Inc. ..........................          58
       800  Lockheed Martin Corp. ............................          79
       600  Parker-Hannifin Corp. ............................          28
        61  Raytheon Co., Class A.............................           3
     1,250  United Technologies Corp. ........................          91
                                                                ----------
                                                                       285
                                                                ----------
  BANKING (9.4%)
       500  Banc One Corp. ...................................          27
       700  BankAmerica Corp. ................................          51
       600  BankBoston Corp. .................................          57
       550  Bankers Trust (New York) Corp. ...................          62
       550  Chase Manhattan Corp. ............................          60
     1,000  First of America Bank Corp. ......................          77
       400  Fleet Financial Group, Inc. ......................          30
     1,200  Mellon Bank Corp. ................................          73
       950  PNC Bank Corp. ...................................          54
                                                                ----------
                                                                       491
                                                                ----------
  CAPITAL GOODS (3.0%)
       500  Borg-Warner Automotive, Inc. .....................          26
       400  Case Corp. .......................................          24
     1,000  Deere & Co. ......................................          58
     2,383  Meritor Automotive, Inc. .........................          50
                                                                ----------
                                                                       158
                                                                ----------
  CHEMICALS (0.9%)
       800  E.I. du Pont de Nemours & Co. ....................          48
                                                                ----------
  COMMUNICATIONS (3.6%)
     1,400  AT&T Corp. .......................................          86
       850  Sprint Corp. .....................................          50
     1,200  U.S. WEST Communications Group....................          54
                                                                ----------
                                                                       190
                                                                ----------
  CONSUMER-DURABLES (1.1%)
       950  General Motors Corp. .............................          58
                                                                ----------
  CONSUMER-RETAIL (3.4%)
     1,150  J.C. Penney Co., Inc. ............................          70
     1,000  Wal-Mart Stores, Inc. ............................          39
  (a)3,400  Woolworth Corp. ..................................          69
                                                                ----------
                                                                       178
                                                                ----------
  CONSUMER-STAPLES (2.9%)
     1,600  Fleming Cos., Inc. ...............................          21
     1,425  Philip Morris Cos., Inc. .........................          65
     1,800  RJR Nabisco Holdings Corp. .......................          68
                                                                ----------
                                                                       154
                                                                ----------
  ENERGY (4.2%)
     1,200  Ashland, Inc. ....................................          64
       600  Atlantic Richfield Co. ...........................          48


                                                                  VALUE
  SHARES                                                          (000)
--------------------------------------------------------------------------
       900  Mobil Corp. ......................................  $       65
     1,200  USX-Marathon Group................................          41
                                                                ----------
                                                                       218
                                                                ----------
  FINANCIAL-DIVERSIFIED (1.5%)
       550  SLM Holding Corp. ................................          77
                                                                ----------
  HEALTH CARE (0.9%)
     1,250  Bausch & Lomb, Inc. ..............................          49
                                                                ----------
  INSURANCE (3.5%)
       850  American General Corp. ...........................          46
     1,050  Lincoln National Corp. ...........................          82
       700  St. Paul Cos., Inc. ..............................          57
                                                                ----------
                                                                       185
                                                                ----------
  METALS (0.8%)
       650  Phelps Dodge Corp. ...............................          40
                                                                ----------
  PAPER & PACKAGING (1.2%)
       300  Georgia-Pac.......................................          18
     2,200  Louisiana-Pacific Corp. ..........................          42
                                                                ----------
                                                                        60
                                                                ----------
  SERVICES (0.8%)
     1,500  Ogden Corp. ......................................          42
                                                                ----------
  TECHNOLOGY (2.5%)
     1,150  Harris Corp. .....................................          53
       500  Philips Electronics N.V. (New York Shares)........          30
     1,000  Texas Instruments, Inc. ..........................          45
                                                                ----------
                                                                       128
                                                                ----------
  TRANSPORTATION (1.9%)
    (a)200  AMR Corp. ........................................          26
    (a)700  Continental Airlines, Inc., Class B...............          33
     1,250  Ryder System, Inc. ...............................          41
                                                                ----------
                                                                       100
                                                                ----------
  UTILITIES (4.3%)
     1,050  GPU, Inc. ........................................          44
     1,200  NIPSCO Industries, Inc. ..........................          59
     1,500  Pinnacle West Capital Corp. ......................          64
     1,450  Texas Utilities Co. ..............................          60
                                                                ----------
                                                                       227
                                                                ----------
TOTAL COMMON STOCKS (Cost $1,959).............................       2,688
                                                                ----------

   FACE
  AMOUNT
  (000)
----------

FIXED INCOME SECURITIES (40.2%)
  U.S. TREASURY NOTES (40.2%)
$    1,603  5.50%, 4/15/00....................................       1,597
       500  5.875%, 11/15/05..................................         503
                                                                ----------
TOTAL FIXED INCOME SECURITIES (Cost $2,061)...................       2,100
                                                                ----------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                                                              Balanced Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

BALANCED PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

   FACE
  AMOUNT                                                          VALUE
  (000)                                                           (000)
--------------------------------------------------------------------------

SHORT-TERM INVESTMENT (8.5%)
  REPURCHASE AGREEMENT (8.5%)
$      447  Chase Securities, Inc. 5.95%, dated 12/31/97, due
              1/02/98, to be repurchased at $447,
              collateralized by U.S. Treasury Notes, 5.625%,
              due 2/15/06, valued at $460 (Cost $447).........  $      447
                                                                ----------

  TOTAL INVESTMENTS (100.1%) (Cost $4,467)....................       5,235
                                                                ----------
  OTHER ASSETS (0.7%)
    Cash..........................................  $        1
    Interest Receivable...........................          23
    Dividends Receivable..........................           5
    Due from Adviser..............................           5          34
                                                    ----------
  LIABILITIES (-0.8%)
    Payable for Investments Purchased.............         (12)
    Custodian Fees Payable........................          (5)
    Adminstrative Fees Payable....................          (1)
    Directors' Fees and Expenses Payable..........          (1)
    Other Liabilities.............................         (23)        (42)
                                                    ----------  ----------
  NET ASSETS (100%)...........................................  $    5,227
                                                                ----------
                                                                ----------

                                                                  AMOUNT
                                                                  (000)
  ------------------------------------------------------------------------

NET ASSETS CONSIST OF:
Paid in Capital...............................................  $    4,407
Distributions in Excess of Net Investment Income..............          (1)
Accumulated Net Realized Gain.................................          53
Unrealized Appreciation on Investments........................         768
                                                                ----------
NET ASSETS....................................................  $    5,227
                                                                ----------
                                                                ----------

CLASS A:
--------------------------------------------------------------
NET ASSETS....................................................      $4,606
NET ASSET VALUE, OFFERING AND REDEMPTION
  PRICE PER SHARE
  Applicable to 609,718 outstanding $0.001 par value shares
  (authorized 500,000,000 shares).............................       $7.55
                                                                ----------
                                                                ----------
CLASS B:
--------------------------------------------------------------
NET ASSETS....................................................        $621
NET ASSET VALUE, OFFERING AND REDEMPTION
  PRICE PER SHARE
  Applicable to 82,499 outstanding $0.001 par value shares
  (authorized 500,000,000 shares).............................       $7.53
                                                                ----------
                                                                ----------

------------------------------------------------------------

(a)   --  Non-income producing security

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
Balanced Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
EMERGING MARKETS DEBT PORTFOLIO

COMPOSITION OF NET ASSETS (AT DECEMBER 31, 1997)
--------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Argentina              14.6          %
Brazil                 24.0          %
Bulgaria                3.4          %
Cayman Islands          4.3          %
Ecuador                 1.4          %
Ivory Coast             2.9          %
Jamaica                 5.3          %
Mauritius               1.0          %
Mexico                 16.6          %
Morocco                 2.2          %
Netherlands             0.6          %
Panama                  1.5          %
Peru                    2.8          %
Russia                 15.3          %
United Kingdom          1.8          %
Venezuela              11.4          %
Other                  -9.1          %

COMPARISON OF THE CHANGE IN VALUE OF A $500,000** INVESTMENT
---------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                    JP MORGAN EMERGING        EMERGING MARKETS DEBT

                                Markets Bond Plus Index (1)       Portfolio--Class A
2/1/94*                                            $500,000                 $500,000
12/31/94                                           $406,550                 $429,500
12/31/95                                           $518,514                 $550,748
12/31/96                                           $694,653                 $828,986
12/31/97                                           $785,097                 $978,950
* Commencement of operations
** Minimum Investment

In accordance with SEC regulations, Portfolio performance shown assumes that all recurring fees (including management fees) were deducted and all dividends and distributions were reinvested. The performance of Class B shares will vary based upon the different inception dates and fees assessed to that class.

PERFORMANCE COMPARED TO THE J.P. MORGAN EMERGING
MARKETS BOND PLUS INDEX(1)
----------------------------------------------

                                          TOTAL RETURNS(2)
                                   -------------------------------
                                                  AVERAGE ANNUAL
                                     ONE YEAR     SINCE INCEPTION
                                   ------------  -----------------
PORTFOLIO -- CLASS A.............       18.29%          18.77%
PORTFOLIO -- CLASS B.............       18.05           32.46
INDEX -- CLASS A.................       13.02           13.18
INDEX -- CLASS B.................       13.02           24.83

1. The J.P. Morgan Emerging Markets Bond Plus Index is a market weighted index composed of all Brady bonds outstanding loans and Eurobonds, as well as U.S. Dollar local market instruments of Argentina, Brazil, Bulgaria, Mexico, Morocco, Russia, Nigeria, the Philippines, Poland and Venezuela.
2. Total returns for the Portfolio reflect expenses waived and reimbursed, if applicable, by the Adviser. Without such waiver and reimbursement, total returns would be lower.

PAST PERFORMANCE IS NOT PREDICTIVE OF FUTURE PERFORMANCE.

------------------------------------------------------------

CERTAIN INFORMATION APPEARING IN THIS INVESTMENT OVERVIEW IS UNAUDITED. ACCORDINGLY, THE REPORT OF INDEPENDENT ACCOUNTANTS APPEARING ELSEWHERE IN THIS REPORT DOES NOT EXTEND TO THIS INFORMATION. THE PERFORMANCE RESULTS PROVIDED ARE FOR INFORMATIONAL PURPOSES ONLY AND SHOULD NOT BE CONSTRUED AS A GUARANTEE OF THE PORTFOLIO'S FUTURE PERFORMANCE. PAST PERFORMANCE SHOWN IS NOT PREDICTIVE OF FUTURE PERFORMANCE. INVESTMENT RETURN AND PRINCIPAL VALUE WILL FLUCTUATE SO THAT AN INVESTOR'S SHARES, WHEN REDEEMED, MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST. PLEASE SEE THE PROSPECTUS FOR A DESCRIPTION OF CERTAIN RISK CONSIDERATIONS ASSOCIATED WITH INTERNATIONAL INVESTING.

The investment objective of the Emerging Markets Debt Portfolio is high total return through investment primarily in debt securities of government, government-related and corporate issuers located in emerging countries.

For the year ended December 31, 1997, the Portfolio had a total return of 18.29% for the Class A shares and 18.05% for the Class B shares as compared to a total return of 13.02% for the J.P. Morgan Emerging Markets Bond Plus Index (the "Index"). From inception on February 1, 1994 through December 31, 1997, the average annual total return of Class A was 18.77% compared to 13.18% for the Index. From inception on January 2, 1996, through December 31, 1997, the average annual total return of Class B was 32.46% compared to 24.83% for the Index. As of December 31, 1997, the Portfolio had a 30-day yield of 10.24% for the Class A shares and 9.95% for the Class B shares. This yield has been computed using the SEC formula modifed to exclude the effect of the Portfolio's per share amount of realized gains distributed during December 1997. Including this amount, the 30-day yield would be 13.38% for Class A shares and 13.00% for Class B shares.

1997 was another remarkable year for the emerging debt markets, in several ways. While the asset class matured, and credit improvements in the broad emerging world were the order for most of the year, the Asian financial crisis unfolding at mid-year abruptly changed the risk profile for nearly all emerging countries, changing investor perceptions as to the proper risk premium for emerging markets. The weakness across Asia reached full pitch at the end of the fourth quarter, with sharp sell-offs in the Hong Kong and Korean markets. It continues into January with serious fears over the solvency of Indonesia. The spill-over effects into emerging debt have been devastating, and in the last quarter of the year the EMD markets experienced their first significant down quarter for the first time since early 1995.

Broad gains in the monetary, foreign exchange and fiscal areas characterized many emerging countries for the better part of 1997. The result was a pick-up in real growth, accompanied by significant declines in inflation, along with reasonable fiscal and current account balances. In Brazil, inflation came solidly into annualized single-digit range, as tight monetary policy and fiscal reform continued. In Russia, progress on the privatization front and sound money policy also

--------------------------------------------------------------------------------
                                                 Emerging Markets Debt Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
EMERGING MARKETS DEBT PORTFOLIO (CONT.)
brought inflation close to G10 levels, and allowed interest rates to fall to real rates of 8-10%, alongside a steady ruble. Venezuelan reforms and buoyant crude oil prices improved that country's debt profile, and Mexico continued along the path of accelerating growth and improved trade accounts.

A significant theme in 1997 was active external debt management by several large sovereigns, including Argentina, Brazil, Venezuela and Panama. A declining U.S. interest rate environment and ample global liquidity allowed these countries to achieve real present value savings through re-financing relatively expensive "Brady" (restructured) debt, by issuing new "global" bonds. This trend significantly improved these borrowers' debt profiles going forward.

For much of the year our Portfolio maintained healthy exposure to the large Latin and Eastern European markets, while avoiding exposure to Asian borrowers. During the first half of the year we held overweight positions in Venezuela, Argentina, Russia and Bulgaria and shifted the Portfolio to an overweight interest rate posture following the back-up in U.S. rates in the first quarter. These country overweights helped the Portfolio return 17.2% by mid-year, versus the index return of 10.3%, with Russia and Bulgaria leading the way. As spreads on the benchmark index tightened into 375 basis points over the U.S. yield curve, the portfolio switched positions out of higher-risk, higher-yielding markets into better quality credits. By the end of the third quarter the emerging markets bond index spread had reached a "full value" level of 350 basis points over Treasuries, and we reduced duration in the Portfolio accordingly.

The final quarter of the year brought a crisis atmosphere in Asia, and severe downturns in Hong Kong, Korea and Indonesia hammered prices and pushed up volatility in the debt markets. Spreads widened out to as far as 800 basis points over the U.S. curve, before ending the year at roughly 500 basis points over the curve.

The Portfolio's weak performance versus its benchmark during the quarter came as a result of an overweight position in Venezuela, as well as an underweight position against U.S. interest rates.

The Asian financial crisis will continue to impact all emerging markets into 1998. Severe dislocations in Asia have created several areas of value for our Portfolio, and for the first time since the inception of the Portfolio we are (gradually) building exposure in Asia to what we consider solid sovereign and corporate issuers with good medium-term prospects. The ripple effects of Asia will likely keep the overall risk spreads in the broad emerging debt universe high, as fair value may be deemed to be 400-500 basis points of spread, rather than 300-400 basis points. More yield is in the market today, and importantly several non-Asian countries, e.g. Brazil, Mexico, Russia, have been forced by the Asian crisis to address more forcefully and accelerate long overdue structural reform. While the stabilization and recovery process in Asia will take many quarters to materialize, the re-pricing of the overall debt market over the past four months, along with a re-commitment to a proper policy mix in many countries, makes the 1998 outlook attractive from a total return standpoint.

Paul Ghaffari
PORTFOLIO MANAGER

January 1998

--------------------------------------------------------------------------------
EMERGING MARKETS DEBT PORTFOLIO

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

EMERGING MARKETS DEBT PORTFOLIO
--------------------------------------------------------------------------------

     FACE
    AMOUNT                                                             VALUE
     (000)                                                             (000)
-------------------------------------------------------------------------------

DEBT INSTRUMENTS (102.4%)
  ARGENTINA (14.6%)
     BONDS (14.6%)
U.S.$  (e)1,900  Acindar Industria, (Floating Rate), 11.656%,
                   11/12/98........................................  $    1,910
 ARP   (e)6,810  CIA International Telecommunications, 10.375%,
                   8/01/04.........................................       5,517
U.S.$     7,392  Republic of Argentina, (Floating Rate), 6.688%,
                   3/31/05.........................................       6,614
  ARP     2,800  Republic of Argentina, 'Euro', 8.75%, 7/10/02.....       2,437
         (e)700  Republic of Argentina, 'Euro', 11.75%, 2/12/07....         665
          1,300  Republic of Argentina, 'Euro', 11.75%, 2/12/07....       1,235
U.S.$     2,850  Republic of Argentina Global Bond, 9.75%,
                   9/19/27.........................................       2,731
                                                                     ----------
                                                                         21,109
                                                                     ----------
  BRAZIL (19.1%)
     BONDS (19.1%)
          2,000  CSN Iron, 9.125%, 6/01/07.........................       1,728
          5,268  Federative Republic of Brazil, C Bond, (Floating
                   Rate), (Bearer) PIK, 8.00%, 4/15/14.............       4,142
       (n)4,700  Federative Republic of Brazil Front Loaded
                   Interest Reduction Bond, Series L, 4.50%,
                   4/15/09.........................................       3,478
       (s)8,620  Federative Republic of Brazil Global Bond,
                   10.125%, 5/15/27................................       8,092
       (s)6,123  Federative Republic of Brazil, Series A, (Floating
                   Rate), 6.875%, 1/01/01..........................       5,844
          2,509  Federative Republic of Brazil, Series C, (Floating
                   Rate), (Registered) PIK, 8.00%, 4/15/14.........       1,972
          3,000  Federative Republic of Brazil, Series L, (Floating
                   Rate), 6.75%, 4/15/09...........................       2,424
                                                                     ----------
                                                                         27,680
                                                                     ----------
  BULGARIA (3.4%)
     BONDS (3.4%)
       (n)5,200  Republic of Bulgaria Front Loaded Interest
                   Reduction Bond, Series A, 2.25%, 7/28/12........       3,167
          2,275  Republic of Bulgaria Interest Arrears PDI Bond,
                   (Floating Rate), 6.688%, 7/28/11................       1,669
                                                                     ----------
                                                                          4,836
                                                                     ----------


     FACE
    AMOUNT                                                             VALUE
     (000)                                                             (000)
-------------------------------------------------------------------------------
  CAYMAN ISLANDS (4.3%)
     BONDS (4.3%)
  ZAR     8,000  Nacional Financiera SNC, 'Euro', 17.00%,
                   2/26/99.........................................  $    1,641
U.S.$  (e)4,900  Pera Financial Services Co., 9.375%, 10/15/02.....       4,606
                                                                     ----------
                                                                          6,247
                                                                     ----------
  ECUADOR (1.4%)
     BONDS (1.3%)
          1,500  Conecel, 14.00%, 5/01/02..........................       1,500
            525  Republic of Ecuador PDI Bond, (Floating Rate),
                   (Registered) PIK, 6.688%, 2/27/15...............         344
                                                                     ----------
                                                                          1,844
                                                                     ----------
     NOTES (0.1%)
         (e)100  Consorcio Ecuatorian Notes, 14.00%, 5/01/02.......         100
                                                                     ----------
                                                                          1,944
                                                                     ----------
  IVORY COAST (2.9%)
     LOAN AGREEMENTS (2.9%)
 DEM   (l)2,295  Republic of Ivory Coast Syndicated Loan, Zero
                   Coupon, 12/31/00 (Participation: Paribas
                   Corp.)..........................................         504
 FRF  (l)41,600  Republic of Ivory Coast Syndicated Loan, Zero
                   Coupon, 12/31/00 (Participation: Salomon
                   Brothers, Paribas Corp., and Chase Securities,
                   Inc.)...........................................       3,007
U.S.$  (l)1,800  Republic of Ivory Coast Syndicated Loan, Zero
                   Coupon, 12/31/00 (Participation: Salomon
                   Brothers).......................................         711
                                                                     ----------
                                                                          4,222
                                                                     ----------
  JAMAICA (5.3%)
     BONDS (5.3%)
          4,000  Government of Jamaica, 9.625%, 7/02/02............       3,800
       (e)4,000  Mechala Group, Jamaica, Series B, 12.75%,
                   12/30/99........................................       3,800
                                                                     ----------
                                                                          7,600
                                                                     ----------
  MAURITIUS (1.0%)
     BONDS (1.0%)
       (e)1,650  Pindo Deli Financial Mauritius, 10.75%,
                   10/01/07........................................       1,345
             50  Pindo Deli Financial Mauritus, 'Euro', 10.75%,
                   10/01/07........................................          41
                                                                     ----------
                                                                          1,386
                                                                     ----------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                                                 Emerging Markets Debt Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

EMERGING MARKETS DEBT PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

     FACE
    AMOUNT                                                             VALUE
     (000)                                                             (000)
-------------------------------------------------------------------------------
  MEXICO (16.6%)
     BONDS (15.5%)
U.S.$     1,540  Bancomex Global Bond, 7.25%,
                   2/02/04.........................................  $    1,423
       (e)3,000  Bufete Industrial, 11.375%, 7/15/99...............       3,094
          4,500  Empresas ICA Sociedad Controladora, (Registered),
                   11.875%, 5/30/01................................       4,883
            600  United Mexican States Discount Bond, Series A,
                   (Floating Rate), 6.693%, 12/31/19...............         556
            250  United Mexican States Discount Bond, Series B,
                   (Floating Rate), 6.617%, 12/31/19...............         232
       (s)4,400  United Mexican States Discount Bond, Series D,
                   (Floating Rate), 6.75%, 12/31/19................       4,078
          2,100  United Mexican States Global Bond, 11.375%,
                   9/15/16.........................................       2,411
       (s)4,450  United Mexican States Global Bond, 11.50%,
                   5/15/26.........................................       5,284
            650  United Mexican States Par Bond, Series W-A, 6.25%,
                   12/31/19........................................         543
                                                                     ----------
                                                                         22,504
                                                                     ----------
     NOTES (1.1%)
       (e)1,550  Innova S De R.L. Senior Notes, 12.875%, 4/01/07...       1,554
                                                                     ----------
                                                                         24,058
                                                                     ----------
  MOROCCO (2.2%)
     LOAN AGREEMENTS (2.2%)
       (l)3,700  Kingdom of Morocco
                   Restructuring & Consolidation Agreement, Tranche
                   A,
                   (Floating Rate), 6.656%, 1/01/09
                   (Participation: J.P. Morgan and Salomon
                   Brothers).......................................       3,211
                                                                     ----------
  NETHERLANDS (0.6%)
     BONDS (0.6%)
       (e)1,000  UnExim International Finance BV, 9.875%,
                   8/01/00.........................................         885
                                                                     ----------
  PANAMA (1.5%)
     BONDS (1.5%)
          2,000  Republic of Panama Global Bonds, 8.875%,
                   9/30/27.........................................       1,882
            259  Republic of Panama PDI Bond, (Floating Rate), PIK,
                   6.688%, 7/17/16.................................         211
                                                                     ----------
                                                                          2,093
                                                                     ----------


     FACE
    AMOUNT                                                             VALUE
     (000)                                                             (000)
-------------------------------------------------------------------------------
  PERU (2.8%)
     BONDS (2.8%)
U.S.$  (n)1,050  Republic of Peru Front Loaded Interest Reduction
                   Bond, Series US, 3.25%, 3/07/17.................  $      625
     (e,n)5,798  Republic of Peru Front Loaded Interest Reduction
                   Bond, Series US, 3.25%, 3/07/17.................       3,450
                                                                     ----------
                                                                          4,075
                                                                     ----------
  RUSSIA (15.3%)
     LOAN AGREEMENTS (10.4%)
 DEM   (l)6,200  International Bank for Economic Cooperation,
                   12/31/99 (Participation: Salomon
                   Brothers).......................................       2,016
U.S.$  (l)4,600  International Bank for Economic Cooperation,
                   12/31/00 (Participation: Salomon
                   Brothers).......................................       2,691
      (l)14,150  Russian Principal Loans, (Floating Rate), 6.719%,
                   12/15/20 (Participation: J.P. Morgan)...........       8,791
       (l)2,500  Russia Principal Notes IIB, 12/31/99
                   (Participation: Salomon
                   Brothers).......................................       1,525
                                                                     ----------
                                                                         15,023
                                                                     ----------
     NOTES (4.9%)
         10,066  Russian Interest Arrears Note, (Floating Rate),
                   6.719%,
                   12/15/15........................................       7,147
                                                                     ----------
                                                                         22,170
                                                                     ----------
  VENEZUELA (11.4%)
     BONDS (11.4%)
       (s)8,571  Republic of Venezuela Debt Conversion Bond, Series
                   DL, (Floating Rate), 6.813%,
                   12/18/07........................................       7,693
       (s)9,832  Republic of Venezuela Debt Conversion Bond, 9.25%,
                   9/15/27.........................................       8,841
                                                                     ----------
                                                                         16,534
                                                                     ----------
TOTAL DEBT INSTRUMENTS (Cost $154,119).............................     148,050
                                                                     ----------
STRUCTURED INVESTMENTS (6.7%)
  BRAZIL (4.9%)
          7,500  Salomon Brothers Federative Republic of Brazil
                   Credit Linked Enhanced Note, 9.00%, 1/05/99.....       7,155
                                                                     ----------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
Emerging Markets Debt Portfolio

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        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

EMERGING MARKETS DEBT PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

     FACE
    AMOUNT                                                             VALUE
     (000)                                                             (000)
-------------------------------------------------------------------------------
  UNITED KINGDOM (1.8%)
U.S.$  (e)2,600  ING Bank N.V. Libor or T-Bill Linked Note,
                   8/14/98.........................................  $    2,542
                                                                     ----------
TOTAL STRUCTURED INVESTMENTS (Cost $10,160)........................       9,697
                                                                     ----------

    NO. OF
    RIGHTS
---------------
RIGHTS (0.0%)
  MEXICO (0.0%)
          8,077  United Mexican States, Value Recovery Rights,
                   expiring 6/30/03 (Cost $0)......................          --
                                                                     ----------

     FACE
    AMOUNT
     (000)
---------------

SHORT-TERM INVESTMENT (7.0%)
  REPURCHASE AGREEMENT (7.0%)
U.S.$    10,116  Chase Securities, Inc. 5.95%, dated 12/31/97, due
                   1/02/98 to be repuchased at $10,119,
                   collateralized by U.S. Treasury Notes, 5.25%,
                   due 1/31/01, valued at $10,330 (Cost $10,116)...      10,116
                                                                     ----------
FOREIGN CURRENCY (0.0%)
  FRF         2  French Franc (Cost $0)............................          --
                                                                     ----------

TOTAL INVESTMENTS (116.1%) (Cost $174,395)...............   167,863
                                                           --------

OTHER ASSETS (6.9%)
  Receivable for Investments Sold......................  $    6,035
  Interest Receivable..................................       4,003
  Dividends Receivable.................................           7
  Other................................................          11      10,056
                                                         ----------
LIABILITIES (-23.0%)
  Payable for Reverse Repurchase Agreement.............     (29,740)
  Payable for Portfolio Shares Redeemed................      (1,843)
  Payable for Investments Purchased....................        (886)
  Investment Advisory Fees Payable.....................        (402)
  Bank Overdraft.......................................        (154)
  Custodian Fees Payable...............................         (77)
  Administrative Fees Payable..........................         (21)
  Directors' Fees and Expenses Payable.................          (9)
  Distribution Fees Payable............................          (2)
  Other Liabilities....................................        (122)    (33,256)
                                                         ----------  ----------
NET ASSETS (100%)..................................................  $  144,663
                                                                     ----------
                                                                     ----------

                                                                       AMOUNT
                                                                       (000)
-------------------------------------------------------------------------------

NET ASSETS CONSIST OF:
Paid in Capital....................................................  $  154,427
Distributions in Excess of Net Investment Income...................          (8)
Accumulated Net Realized Loss......................................      (3,138)
Unrealized Depreciation on Investments and Foreign Currency
  Translations.....................................................      (6,618)
                                                                     ----------
NET ASSETS.........................................................  $  144,663
                                                                     ----------
                                                                     ----------

CLASS A:
-------------------------------------------------------------------
NET ASSETS.........................................................    $142,382
NET ASSET VALUE, OFFERING AND REDEMPTION
  PRICE PER SHARE
  Applicable to 24,696,655 outstanding $0.001 par value shares
  (authorized 500,000,000 shares)..................................       $5.77
                                                                     ----------
                                                                     ----------
CLASS B:
-------------------------------------------------------------------
NET ASSETS.........................................................      $2,281
NET ASSET VALUE, OFFERING AND REDEMPTION
  PRICE PER SHARE
  Applicable to 395,394 outstanding $0.001 par value
  shares(authorized 500,000,000 shares)............................       $5.77
                                                                     ----------
                                                                     ----------

------------------------------------------------------------

(a)   --  Non-income producing security
(e)   --  144A security -- certain conditions for public sale may exist.
(l) -- Participation interests were acquired through the financial institutions listed parenthetically.
(n) -- Step Bond -- coupon rate increases in increments to maturity. Rate disclosed is as of December 31, 1997. Maturity date disclosed is the ultimate maturity.
(s) -- Denotes all or portion of securities subject to repurchase under Reverse Repurchase Agreements as of December 31, 1997 -- see note A-4 to financial statements.
ARP   --  Argentine Peso
DEM   --  German Mark
PIK   --  Payment-In-Kind. Income may be paid in additional securities or cash at the discretion of the issuer.
PDI   --  Past Due Interest
ZAR   --  South African Rand
Floating Rate Security -- Interest rate changes on these instruments are based on changes in a designated base rate. The rates shown are those in effect on December 31, 1997.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                                                 Emerging Markets Debt Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
FIXED INCOME PORTFOLIO

COMPOSITION OF NET ASSETS (AT DECEMBER 31, 1997)
--------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Asset Backed Securities                       6.6          %
Corporate Bonds & Notes                      18.4          %
Foreign Government & Agency Obligation        4.1          %
U.S. Government & Agency Obligation          60.2          %
Other                                        10.7          %

COMPARISON OF THE CHANGE IN VALUE OF A $500,000** INVESTMENT
---------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                                                  FIXED INCOME PORTFOLIO--CLASS
                                LEHMAN AGGREGATE BOND INDEX (1)                 A
5/15/91*                                                $500,000                        $500,000
10/31/91                                                $537,100                        $535,590
10/31/92                                                $589,900                        $592,415
12/31/92                                                $599,400                        $598,440
12/31/93                                                $657,800                        $652,710
12/31/94                                                $638,650                        $632,500
12/31/95                                                $756,673                        $751,157
12/31/96                                                $784,140                        $785,785
12/31/97                                                $859,810                        $860,749
* Commencement of operations
** Minimum Investment

In accordance with SEC regulations, Portfolio performance shown assumes that all recurring fees (including management fees) were deducted and all dividends and distributions were reinvested. The performance of Class B shares will vary based upon the different inception dates and fees assessed to that class.

PERFORMANCE COMPARED TO THE LEHMAN
AGGREGATE BOND INDEX(1)
----------------------------------

                                          TOTAL RETURNS(2)
                        -----------------------------------------------------
                                         AVERAGE ANNUAL      AVERAGE ANNUAL
                          ONE YEAR         FIVE YEARS       SINCE INCEPTION
                        -------------  ------------------  ------------------
PORTFOLIO -- CLASS
A.....................        9.54%             7.54%               8.53%
PORTFOLIO -- CLASS
B.....................        9.48               N/A                6.89
INDEX -- CLASS A......        9.65              7.48                8.52
INDEX -- CLASS B......        9.65               N/A                6.62

1. The Lehman Aggregate Bond Index is an unmanaged index comprised of the Government/Corporate Index, the Mortgage-Backed Securities Index and the Asset-Backed Securities Index.

2. Total returns for the Portfolio reflect expenses waived and reimbursed, if applicable, by the Adviser. Without such waiver and reimbursement, total returns would be lower.

PAST PERFORMANCE IS NOT PREDICTIVE OF FUTURE PERFORMANCE.

------------------------------------------------------------

CERTAIN INFORMATION APPEARING IN THIS INVESTMENT OVERVIEW IS UNAUDITED. ACCORDINGLY, THE REPORT OF INDEPENDENT ACCOUNTANTS APPEARING ELSEWHERE IN THIS REPORT DOES NOT EXTEND TO THIS INFORMATION. THE PERFORMANCE RESULTS PROVIDED ARE FOR INFORMATIONAL PURPOSES ONLY AND SHOULD NOT BE CONSTRUED AS A GUARANTEE OF THE PORTFOLIO'S FUTURE PERFORMANCE. PAST PERFORMANCE SHOWN IS NOT PREDICTIVE OF FUTURE PERFORMANCE. INVESTMENT RETURN AND PRINCIPAL VALUE WILL FLUCTUATE SO THAT AN INVESTOR'S SHARES, WHEN REDEEMED, MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST. YIELDS WILL FLUCTUATE AS MARKET CONDITIONS CHANGE.

The Fixed Income Portfolio invests primarily in a diversified portfolio of U.S. Government securities, corporate bonds (including competitively priced Eurodollar bonds), mortgage-backed securities and other fixed income securities. Targeted rates of return for the Portfolio are based on current and projected market and economic conditions and on a conservative investment management approach.

For the year ended December 31, 1997, the Portfolio had a total return of 9.54% for the Class A shares and 9.48% for the Class B shares as compared to a total return of 9.65% for the Lehman Aggregate Bond Index (the "Index"). For the five year period ended December 31, 1997, the average annual total return of Class A was 7.54% compared to 7.48% for the Index. From inception on May 15, 1991 through December 31, 1997, the average annual total return of Class A was 8.53% compared to 8.52% for the Index. From inception on January 2, 1996 through December 31, 1997, the average annual total return of Class B was 6.89% compared to 6.62% for the Index. As of December 31, 1997, the Portfolio had an SEC 30-day yield of 5.95% for the Class A shares and 5.80% for the Class B shares.

The fixed income markets again provided solid returns during the fourth quarter of 1997. Benefiting from turmoil in the broader global marketplace, long U.S. Treasury yields fell by almost 50 basis points over the quarter, the third consecutive quarter in which they have declined. The Lehman Aggregate Bond Index returned 2.94% and the Lehman Government Corporate Index returned 3.21% for the quarter. While a weak first quarter prevented full-year returns from reaching double digits, these returns were still a very respectable 9.65% and 9.76% for the Lehman Aggregate and Lehman Government Corporate Indices, respectively.

Unlike prior quarters in which domestic economic considerations had been the prime determinant of bond market returns, global events were a far more important influence during the fourth quarter. Severe financial stress in various parts of Asia produced a strong preference in the financial markets for the perceived quality and safety of the U.S. Treasury markets. The Asian problems involved a vicious circle of rapidly declining currency and equity markets, banking system deterioration, falling foreign exchange reserves and ultimately questions about the ability of some countries to service foreign currency debt. Despite efforts by the International Monetary Fund to

--------------------------------------------------------------------------------
FIXED INCOME PORTFOLIO

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        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
FIXED INCOME PORTFOLIO (CONT.)
contain the crisis initially to Thailand, it quickly spread to other parts of Southeast Asia and then to Korea, the world's 11(th) largest economy.

The Asian problems should have a sizable effect on the global economy. Beyond the direct contractionary effects on the growth rates of the impacted countries, secondary effects could be sizable for those countries with significant trade or lending exposure to the region, particularly for Japan, which already had a weak economy and a fragile banking system. In terms of the response of the Federal Reserve to the Asian problems, from a price perspective, the collapse in Asian currency values relative to the dollar should have a restraining effect on U.S. inflation. Perhaps most importantly, given the close integration of the global financial system, the Fed is concerned that balance of payment crises in one region can spread rapidly through the global financial system, causing serious problems for the real economy. As a result, the primary focus of the Federal Reserve appears to have shifted from a concern with the strength of the U.S. domestic economy, to one of closely monitoring the situation in Asia and assuring that it does not adversely impact the global financial system. Thus, despite the lowest unemployment rates since 1970 and strong GDP growth, the Fed shows no inclination to tighten monetary policy. Indeed, recognizing the fragility of many global markets, should the Asian crisis worsen, the Fed's next move could be to ease.

Recognizing these forces, the U.S. Treasury market rallied over the fourth quarter. The yield curve flattened considerably during the rally, with long rates falling almost 50 basis points, while two year rates fell less then 15 basis points. While the major inflation indices had already been remarkably well behaved, the Asian crisis has further reduced inflation expectations, causing long rates to fall. In addition, the rapid decline in the U.S. budget deficit has reduced the outlook for future issuance of Treasury securities, further supporting the rally.

From a sector standpoint, after an extended period of strong performance relative to Treasuries, the corporate market performed very poorly during the fourth quarter. Relative to Treasuries of comparable duration, the corporate sector underperformed by roughly 90 basis points, its worst performance since the recession of 1990. Given the turmoil in Asia, the yankee sector performed particularly poorly, but other sectors underperformed Treasuries as well. Surprisingly, the mortgage pass-through market managed to outperform comparable duration Treasuries during the quarter, although only by a small margin. Given the low level of nominal interest rates, the market remained remarkably complacent about prepayment risk and spreads were far more stable than in the corporate sector. Other parts of the mortgage market did not perform as well. Both commercial mortgage-backed and asset backed securities widened in response to heavy issuance as well as pressure from widening corporate bond spreads.

We have continued to maintain our slightly longer duration position, exceeding the duration of our benchmark by roughly 1/2 year. While bond valuation was not as compelling as earlier in the year, real yields still represent fair value and the interest rate trend has been consistently favorable. We have underweighted mortgage-backed pass-throughs because of their rich valuations and increased level of prepayment risk given the decline in interest rates and have been surprised that the market has not demanded more compensation for this risk. We remained slightly overweighted in corporate bonds and note that in general, the credit fundamentals of U.S. corporations remain strong. While we unfortunately had some exposure to the yankee sector, we reduced our holdings by mid-quarter and thereby the impact of its spread widening. We continue to add asset-backed and commercial mortgage-backed securities as spreads on these sectors remain attractive. Given their high quality, these areas provided attractive value relative to corporate bonds and given their better convexity, they provided attractive value relative to mortgage pass-throughs as well.

We begin 1998 still long in duration by about 1/2 year relative to our benchmarks. Again our focus remains on market valuation and interest rate trend, and we expect to maintain a long duration position until either of these becomes unfavorable. We are overweighted in yield advantaged sectors, and we will probably hold these positions. While the increased risk to financial markets represented by the Asian crisis is not likely to go away quickly, and some U.S. corporate spreads have already widened significantly, we believe long run the credit fundamentals for these companies remain strong and yield spreads should eventually return to tighter levels. We are generally comfortable with our asset-backed and commercial mortgage-backed securities positions. Mortgage pass-

--------------------------------------------------------------------------------
                                                          Fixed Income Portfolio

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        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
FIXED INCOME PORTFOLIO (CONT.)
throughs, the one spread sector in which we are underweighted, appear richly valued, and we would need to see wider spread levels before adding to this sector.

Warren Ackerman, III
PORTFOLIO MANAGER

January 1998

--------------------------------------------------------------------------------
FIXED INCOME PORTFOLIO

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

FIXED INCOME PORTFOLIO
--------------------------------------------------------------------------------

      FACE
     AMOUNT                                                              VALUE
      (000)                                                              (000)
---------------------------------------------------------------------------------

FIXED INCOME SECURITIES (89.3%)
  U.S. GOVERNMENT AND AGENCY OBLIGATIONS (60.2%)
     U.S. TREASURY BOND (6.8%)
$          12,500  6.25%, 8/15/23....................................  $   12,875
                                                                       ----------
     U.S. TREASURY NOTES (40.5%)
           30,000  7.25%, 8/15/04....................................      32,424
           37,000  6.50%, 8/15/05....................................      38,607
            5,000  6.25%, 2/15/07....................................       5,159
                                                                       ----------
                                                                           76,190
                                                                       ----------
     FEDERAL HOME LOAN MORTGAGE CORPORATION (0.0%)
                8  13.00%, 9/01/10...................................          10
                                                                       ----------
     FEDERAL NATIONAL MORTGAGE ASSOCIATION (11.0%)
            3,896  6.00%, 9/01/10....................................       3,841
            5,087  6.00%, 2/01/11....................................       5,015
            3,346  8.00%, 2/01/12....................................       3,456
            8,405  6.50%, 4/01/24....................................       8,339
                                                                       ----------
                                                                           20,651
                                                                       ----------
     GOVERNMENT NATIONAL MORTGAGE ASSOCIATION II ARM (1.9%)
            3,475  6.00%, 7/20/27....................................       3,524
                                                                       ----------
  TOTAL U.S. GOVERNMENT AND AGENCY OBLIGATIONS.......................     113,250
                                                                       ----------
  FOREIGN GOVERNMENT AND AGENCY OBLIGATIONS (4.1%)
            2,000  Republic of Colombia, 8.70%, 2/15/16..............       1,946
            6,000  Republic of Poland, "Euro", (Floating Rate),
                     6.6875%, 10/27/24...............................       5,839
                                                                       ----------
  TOTAL FOREIGN GOVERNMENT AND AGENCY OBLIGATIONS....................       7,785
                                                                       ----------
  CORPORATE BONDS AND NOTES (18.4%)
     BROADCAST-RADIO & TELEVISION (1.4%)
         (n)3,000  Bell Cablemedia plc, 0.00%, 9/15/05...............       2,658
                                                                       ----------
     FINANCE (17.0%)
         (e)2,500  American General Institutional Capital, Series A,
                     7.57%, 12/01/45.................................       2,597
         (e)1,500  BT Capital Trust, Series B1, 7.90%, 1/15/27.......       1,548
         (e)2,000  BankAmerica, 7.70%, 12/31/26......................       2,059
         (e)2,000  First Chicago Corp., 7.75%, 12/01/26..............       2,087
            1,500  First Plus Home Loan Trust, 97-2 M1, 7.60%,
                     4/10/23.........................................       1,536
            3,470  First Union-Lehman Brothers Commercial Mortgage,
                     Series 97-C2 A1, 6.479%, 3/18/04................       3,491
            2,500  General Motors Acceptance Corp., 7.375%,
                     6/22/00.........................................       2,567
         (e)3,000  Goldman Sachs Group, 6.25%, 2/01/03...............       3,004
         (e)2,500  Hutchison Whampoa Ltd., Class B, 7.45%, 8/01/17...       2,418


      FACE
     AMOUNT                                                              VALUE
      (000)                                                              (000)
---------------------------------------------------------------------------------

$           1,300  Lehman Brothers Holdings, Inc., 7.375%, 5/15/04...  $    1,346
            4,135  Lehman Brothers Large Loan, Series 97-LLI A1,
                     6.79%, 10/12/34.................................       4,223
         (e)1,500  Liberty Mutual Insurance Co., 7.697%,
                     10/15/2097......................................       1,580
         (e)1,500  Lumbermens Mutual Casualty Co., 9.15%, 7/01/26....       1,735
         (e)1,500  USF&G Capital Corp., I, 8.50%, 12/15/45...........       1,699
                                                                       ----------
                                                                           31,890
                                                                       ----------
  TOTAL CORPORATE BONDS AND NOTES....................................      34,548
                                                                       ----------
  ASSET BACKED SECURITIES (6.6%)
                7  Federal National Mortgage Association, REMIC,
                     Series 92-59F, (Floating Rate), 6.525%,
                     8/25/06.........................................           7
            2,960  Mid-State Trust, Series IV A, 8.33%, 4/01/30......       3,206
            2,138  Resolution Trust Corp., Series 91-M5, Class A,
                     9.00%, 3/25/17..................................       2,138
            4,000  Standard Credit Card Trust, 6.75%, 6/07/00........       4,011
         (e)3,000  Team Fleet Financing Corp., 7.35%, 5/15/03........       3,066
                                                                       ----------
  TOTAL ASSET BACKED SECURITIES......................................      12,428
                                                                       ----------
TOTAL FIXED INCOME SECURITIES (Cost $164,397)........................     168,011
                                                                       ----------
SHORT-TERM INVESTMENT (8.8%)
  REPURCHASE AGREEMENT (8.8%)
           16,515  Chase Securities, Inc. 5.95%, dated 12/31/97, due
                     1/02/98, to be repurchased at $16,520,
                     collateralized by U.S. Treasury Notes, 5.625%,
                     due 2/15/06, valued at $16,852 (Cost $16,515)...      16,515
                                                                       ----------

TOTAL INVESTMENTS (98.1%) (Cost $180,912)..............................   184,526
                                                                         --------
OTHER ASSETS (2.1%)
  Cash.....................................................  $      101
  Interest Receivable......................................       3,037
  Receivable for Portfolio Shares Sold.....................         754
  Other....................................................          13     3,905
                                                             ----------
LIABILITIES (-0.2%)
  Payable for Portfolio Shares Redeemed....................        (242)
  Investment Advisory Fees Payable.........................         (85)
  Adminstrative Fees Payable...............................         (25)
  Directors' Fees and Expenses Payable.....................          (8)
  Custodian Fees Payable...................................          (5)
  Distribution Fees Payable................................          (2)
  Other Liabilities........................................         (38)     (405)
                                                             ----------  --------
NET ASSETS (100%)......................................................  $188,026
                                                                         --------
                                                                         --------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                                                          Fixed Income Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

FIXED INCOME PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

                                                                          AMOUNT
                                                                          (000)
---------------------------------------------------------------

NET ASSETS CONSIST OF:
Paid in Capital......................................................  $  187,414
Distributions in Excess of Net Investment Income.....................          (6)
Accumulated Net Realized Loss........................................      (2,996)
Unrealized Appreciation on Investments...............................       3,614
                                                                       ----------
NET ASSETS...........................................................  $  188,026
                                                                       ----------
                                                                       ----------

CLASS A:
---------------------------------------------------------------------
NET ASSETS...........................................................    $183,192
NET ASSET VALUE, OFFERING AND REDEMPTION
  PRICE PER SHARE
  Applicable to 16,831,566 outstanding $0.001 par value shares
  (authorized 500,000,000 shares)....................................      $10.88
                                                                       ----------
                                                                       ----------
CLASS B:
---------------------------------------------------------------------
NET ASSETS...........................................................      $4,834
NET ASSET VALUE, OFFERING AND REDEMPTION
  PRICE PER SHARE
  Applicable to 443,708 outstanding $0.001 par value shares
  (authorized 500,000,000 shares)....................................      $10.89
                                                                       ----------
                                                                       ----------

------------------------------------------------------------

(e)   --  144A Security -- certain conditions for public sale may exist.
(n) -- Step Bond -- coupon rate increases in increments to maturity. Rate disclosed is as of December 31, 1997. Maturity date disclosed is the ultimate maturity date.
Floating Rate Security -- Interest rate changes on these instruments are based on changes in a designated base rate. The rates shown are those in effect on December 31, 1997.

REMIC  -- Real Estate Mortgage Investment Conduit

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
Fixed Income Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
GLOBAL FIXED INCOME PORTFOLIO

COMPOSITION OF NET ASSETS (AT DECEMBER 31, 1997)
--------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Australian Dollar           3.9          %
British Pound               7.9          %
Canadian Dollar             3.7          %
Danish Krone                3.0          %
Deutsche Mark              14.5          %
Irish Punt                  1.9          %
Italian Lira                5.9          %
Japanese Yen                8.3          %
Spanish Peseta              3.0          %
Swedish Krona               7.1          %
United States Dollar       33.4          %
Other                       7.4          %

COMPARISON OF THE CHANGE IN VALUE OF A $500,000** INVESTMENT
---------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                   J.P. MORGAN TRADED GLOBAL BOND      GLOBAL FIXED INCOME PORTFOLIO--CLASS
                                              INDEX(1)                                  A
5/1/91*                                                      $500,000                              $500,000
10/31/91                                                     $538,720                              $530,500
10/31/92                                                     $606,455                              $585,090
12/31/92                                                     $601,365                              $577,395
12/31/93                                                     $675,100                              $665,985
12/31/94                                                     $683,750                              $625,500
12/31/95                                                     $815,782                              $746,347
12/31/96                                                     $851,676                              $794,412
12/31/97                                                     $863,599                              $806,328
* Commencement of operations
** Minimum Investment

In accordance with SEC regulations, Portfolio performance shown assumes that all recurring fees (including management fees) were deducted and all dividends and distributions were reinvested. The performance of Class B shares will vary based upon the different inception dates and fees assessed to that class.
PERFORMANCE COMPARED TO THE J.P. MORGAN TRADED GLOBAL BOND INDEX(1)
--------------------------------------------

                                          TOTAL RETURNS(2)
                        -----------------------------------------------------
                                         AVERAGE ANNUAL      AVERAGE ANNUAL
                          ONE YEAR         FIVE YEARS       SINCE INCEPTION
                        -------------  ------------------  ------------------
PORTFOLIO -- CLASS
A.....................        1.50%             6.91%               7.42%
PORTFOLIO -- CLASS
B.....................        1.29               N/A                3.68
INDEX -- CLASS A......        1.40              7.51                8.54
INDEX -- CLASS B......        1.40               N/A                2.90

1. The J.P. Morgan Traded Global Bond Index is an unmanaged index of securities and includes Australia, Belgium, Canada, Denmark, France, Germany, Italy, Japan, The Netherlands, Spain, Sweden, the United Kingdom and the United States.
2. Total returns for the Portfolio reflect expenses waived and reimbursed, if applicable, by the Adviser. Without such waiver and reimbursement, total returns would be lower.

PAST PERFORMANCE IS NOT PREDICTIVE OF FUTURE PERFORMANCE.

------------------------------------------------------------

CERTAIN INFORMATION APPEARING IN THIS INVESTMENT OVERVIEW IS UNAUDITED. ACCORDINGLY, THE REPORT OF INDEPENDENT ACCOUNTANTS APPEARING ELSEWHERE IN THIS REPORT DOES NOT EXTEND TO THIS INFORMATION. THE COUNTRY SPECIFIC PERFORMANCE RESULTS PROVIDED ARE FOR INFORMATIONAL PURPOSES ONLY AND SHOULD NOT BE CONSTRUED AS A GUARANTEE OF THE PORTFOLIO'S FUTURE PERFORMANCE. PAST PERFORMANCE SHOWN IS NOT PREDICTIVE OF FUTURE PERFORMANCE. INVESTMENT RETURN AND PRINCIPAL VALUE WILL FLUCTUATE SO THAT AN INVESTOR'S SHARES, WHEN REDEEMED, MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST. PLEASE SEE THE PROSPECTUS FOR A DESCRIPTION OF CERTAIN RISK CONSIDERATIONS ASSOCIATED WITH INTERNATIONAL INVESTING. YIELDS WILL FLUCTUATE AS MARKET CONDITIONS CHANGE.

The Global Fixed Income Portfolio aims to produce an attractive real rate of return by investing in fixed income securities issued by U.S. and foreign issues including governments, agencies, supranational entities and corporations with varying maturities in various currencies.

For the year ended December 31, 1997, the Portfolio had a total return of 1.50% for the Class A shares and 1.29% for the Class B shares as compared to a total return of 1.40% for the J.P. Morgan Traded Global Bond Index (the "Index"). For the five year period ended December 31, 1997, the average annual total return of Class A was 6.91% compared to 7.51% for the Index. From inception on May 1, 1991 through December 31, 1997, the average annual total return of Class A was 7.42% compared to 8.54% for the Index. From inception on January 2, 1996 through December 31, 1997, the average annual total return of Class B was 3.68% compared to 2.90% for the Index. As of December 31, 1997, the Portfolio had an SEC 30-day yield of 4.87% for the Class A shares and 4.72% for the Class B shares.

All global bond markets performed well during 1997 within an environment of improving economic growth but still benign inflation and local market indices appreciated between 6% in Germany and 15% in the U.K. More recently, the Asian economic crisis has given a further boost to fixed income assets given the expectation of a significant negative impact to both global growth and inflation.

Despite beginning the year with nominal and real yields at very low levels, the Japanese market continued to rally, and 10-year yields fell 81 basis points despite concerns about the stability of the financial sector. The U.S. market in particular benefited from its safe haven status in the second half of the year and the belief that any tightening in monetary policy by the Fed was now delayed. 10-year treasury yields ended the year down 68 basis points with the long bond at close to 5.90%. The core European markets also performed well and 10-year yields fell 37-47 basis points. However this was as part of an overall flattening of the curve, as yields rose at the short end in response to monetary tightening in the fourth quarter. The continued political momentum toward monetary union was a dominant theme throughout the year and this was reflected in the further convergence of the high yielding markets to Germany. Spain and Italy rallied strongly and their 10-year yields ended the period down 125 and 192

--------------------------------------------------------------------------------
                                                   Global Fixed Income Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
GLOBAL FIXED INCOME PORTFOLIO (CONT.)
basis points, respectively, with both markets responding positively to rate cuts during December. Those markets which may be part of the second phase of EMU also benefited from the convergence euphoria and yield spreads of U.K. and Swedish bonds also contracted to Germany.

The Portfolio maintained a position of broadly neutral the dollar bloc and European markets and underweight the Japanese market throughout the year.

On the foreign exchanges the dollar remained well supported by interest rate differentials, the position of the U.S. economic cycle relative to Europe and Japan, and more recently by its safe haven status. Over the year, the dollar rose 14% against the deutschemark and 11% against the Japanese yen. The Portfolio maintained an overweight position to the U.S. dollar over the year largely at the expense of the yen.

J. David Germany
PORTFOLIO MANAGER

Michael B. Kushma
PORTFOLIO MANAGER

Paul F. O'Brien
PORTFOLIO MANAGER

Robert M. Smith
PORTFOLIO MANAGER

Richard B. Worley
PORTFOLIO MANAGER

January 1998

--------------------------------------------------------------------------------
GLOBAL FIXED INCOME PORTFOLIO

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

GLOBAL FIXED INCOME PORTFOLIO
--------------------------------------------------------------------------------

     FACE
    AMOUNT                                                            VALUE
    (000)                                                             (000)
-----------------------------------------------------------------------------

FIXED INCOME SECURITIES (92.6%)
  AUSTRALIAN DOLLAR (3.9%)
     GOVERNMENT BONDS (2.5%)
    AUD  1,800    Government of Australia 9.00%, 9/15/04...........  $  1,373
         1,000    Government of Australia 7.50%, 9/15/09...........       727
                                                                     --------
                                                                        2,100
                                                                     --------
     U.S. GOVERNMENT AND AGENCY OBLIGATIONS-GLOBAL (1.4%)
         1,800    Federal National Mortgage Association-Global
                    6.50%, 7/10/02.................................     1,199
                                                                     --------
                                                                        3,299
                                                                     --------
  BRITISH POUND (7.9%)
     GOVERNMENT BONDS (7.9%)
    GBP    370    United Kingdom Conversion Gilt 9.00%, 7/12/11....       754
         1,080    United Kingdom Treasury Gilt 8.50%, 12/07/05.....     2,003
         1,350    United Kingdom Treasury Gilt 8.50%, 7/16/07......     2,546
           700    United Kingdom Treasury Gilt 8.00%, 6/07/21......     1,397
                                                                     --------
                                                                        6,700
                                                                     --------
  CANADIAN DOLLAR (3.7%)
     GOVERNMENT BONDS (3.7%)
    CAD  2,700    Government of Canada 7.50%, 3/01/01..............     2,005
         1,400    Government of Canada 8.75%, 12/01/05.............     1,175
                                                                     --------
                                                                        3,180
                                                                     --------
  DANISH KRONE (3.0%)
     GOVERNMENT BONDS (3.0%)
    DKK 15,400    Kingdom of Denmark 8.00%, 5/15/03................     2,538
                                                                     --------
  GERMAN MARK (14.5%)
     EUROBONDS (3.4%)
    DEM  1,300    KFW International Finance, Inc. 7.50%, 1/24/00...       766
         3,500    Landeskreditbank Baden-Wuerttemberg Financial
                    6.625%, 8/20/03................................     2,082
                                                                     --------
                                                                        2,848
                                                                     --------
     GOVERNMENT BONDS (11.1%)
         4,450    German Unity Bond 8.00%, 1/21/02.................     2,768
           800    Government of Germany 6.875%, 5/12/05............       491
         1,100    Government of Germany 6.25%, 1/04/24.............       642
         4,800    Treuhandanstalt 7.00%, 11/25/99..................     2,825
         4,300    Treuhandanstalt 7.50%, 9/09/04...................     2,709
                                                                     --------
                                                                        9,435
                                                                     --------
                                                                       12,283
                                                                     --------
  IRISH PUNT (1.9%)
     GOVERNMENT BONDS (1.9%)
   IEP     980    Irish Government 8.00%, 8/18/06..................     1,626
                                                                     --------


     FACE
    AMOUNT                                                            VALUE
    (000)                                                             (000)
-----------------------------------------------------------------------------
  ITALIAN LIRA (5.9%)
     GOVERNMENT BONDS (5.9%)
 ITL 3,700,000    BTPS 10.00%, 8/01/03.............................  $  2,552
     1,450,000    BTPS 9.50%, 1/01/05..............................     1,006
     2,100,000    BTPS 9.50%, 2/01/06..............................     1,486
                                                                     --------
                                                                        5,044
                                                                     --------
  JAPANESE YEN (8.3%)
     EUROBONDS (8.3%)
  JPY  100,000    European Investment Bank 6.625%, 3/15/00.........       866
       230,000    Export Import Bank of Japan 4.375%, 10/01/03.....     2,043
       215,000    International Bank for Reconstruction &
                    Development 4.50%, 6/20/00.....................     1,799
       100,000    International Bank for Reconstruction &
                    Development 4.75%, 12/20/04....................       925
       145,000    Republic of Austria 6.25%, 10/16/03..............     1,404
                                                                     --------
                                                                        7,037
                                                                     --------
  SPANISH PESETA (3.0%)
     GOVERNMENT BONDS (3.0%)
   ESP 380,000    Spanish Government 8.30%, 12/15/98...............     2,578
                                                                     --------
  SWEDISH KRONA (7.1%)
     GOVERNMENT BONDS (7.1%)
   SEK  19,300    Swedish Government 13.00%, 6/15/01...............     2,986
        24,000    Swedish Government 6.00%, 2/09/05................     3,044
                                                                     --------
                                                                        6,030
                                                                     --------
  UNITED STATES DOLLAR (33.4%)
     ASSET BACKED SECURITIES (4.0%)
U.S.$      750    Asset Securitization Corp., CMO,
                    Series 1996-D3 A1 B 7.21%, 10/13/26............       780
           540    Asset Securitization Corp., CMO,
                    Series 1995-MD4 A1 7.10%, 8/13/29..............       561
           130    CISCE Series 1997-1 Class A7 Seq, 6.42%,
                    12/26/09.......................................       131
           460    Delta Funding Home Equity Loan Trust, Series
                    1997-1 7.21%, 4/25/29..........................       473
           819    LB Commercial Conduit Mortgage Trust, (Floating
                    Rate), CMO 7.14%, 8/25/04......................       842
           540    Mid-State Trust, Series IV A 8.33%, 4/01/30......       584
                                                                     --------
                                                                        3,371
                                                                     --------
     CORPORATE BONDS AND NOTES (2.6%)
        (e)500    BankAmerica, 7.70%, 12/31/26.....................       516
        (e)150    First Chicago Corp., 7.75%, 12/01/26.............       156
        (e)385    Goldman Sachs Group, 6.25%, 2/01/03..............       386
        (e)400    Liberty Mutual Insurance Co., 7.697%,
                    10/15/2097.....................................       421
        (e)300    Lumbermens Mutual Casualty Co., Series AI, 9.15%,
                    7/01/26........................................       350
           365    NB Capital Trust II 7.83%, 12/15/26..............       384
                                                                     --------
                                                                        2,213
                                                                     --------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                                                   Global Fixed Income Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

GLOBAL FIXED INCOME PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

     FACE
    AMOUNT                                                            VALUE
    (000)                                                             (000)
-----------------------------------------------------------------------------
     U.S. GOVERNMENT AND AGENCY OBLIGATIONS (26.8%)
       GOVERNMENT NATIONAL MORTGAGE ASSOCIATION (1.0%)
U.S.$      890    6.00%, 8/20/27...................................  $    902
                                                                     --------
       U.S. TREASURY BONDS (8.9%)
           670    9.25%, 2/15/16...................................       909
         4,660    8.125%, 8/15/19..................................     5,832
           800    6.25%, 8/15/23...................................       825
                                                                     --------
                                                                        7,566
                                                                     --------
       U.S. TREASURY NOTES (16.9%)
         1,000    6.375%, 5/15/99..................................     1,009
         2,000    5.75%, 10/31/00..................................     2,003
         4,110    6.375%, 3/31/01..................................     4,187
         1,612    3.625%, 7/15/02 (Inflation Indexed)..............     1,605
         2,990    7.25%, 5/15/04...................................     3,227
         1,300    7.50%, 2/15/05...................................     1,428
           905    6.25%, 2/15/07...................................       934
                                                                     --------
                                                                       14,393
                                                                     --------
                                                                       22,861
                                                                     --------
                                                                       28,445
                                                                     --------
  TOTAL FIXED INCOME SECURITIES (92.6%) (Cost $79,699).............    78,760
                                                                     --------
  SHORT-TERM INVESTMENT (4.7%)
     REPURCHASE AGREEMENT (4.7%)
         3,991    Chase Securities, Inc. 5.95%, dated 12/31/97, due
                    1/02/98, to be repurchased at $3,992,
                    collateralized by U.S. Treasury Notes, 5.625%,
                    due 2/15/06, valued at $4,077 (Cost $3,991)....     3,991
                                                                     --------
FOREIGN CURRENCY (0.7%)
   ITL     966    Italian Lira.....................................         1
  JPY   74,840    Japanese Yen.....................................       574
                                                                     --------
TOTAL FOREIGN CURRENCY (Cost $576).................................       575
                                                                     --------

TOTAL INVESTMENTS (98.0%) (Cost $84,266)...........................    83,326
                                                                     --------
OTHER ASSETS (2.6%)
  Cash.................................................  $      134
  Interest Receivable..................................       1,859
  Net Unrealized Gain on Foreign Currency Exchange
    Contracts..........................................         176
  Foreign Withholding Tax Reclaim Receivable...........          26
  Other................................................           8     2,203
                                                         ----------
LIABILITIES (-0.6%)
  Payable for Portfolio Shares Redeemed................        (403)
  Investment Advisory Fees Payable.....................         (46)
  Dividend Payable.....................................         (21)
  Administrative Fees Payable..........................         (12)
  Custodian Fees Payable...............................          (8)
  Directors' Fees and Expenses Payable.................          (6)
  Other Liabilities....................................         (32)     (528)
                                                         ----------  --------
NET ASSETS (100%)..................................................  $ 85,001
                                                                     --------
                                                                     --------

NET ASSETS CONSIST OF:
Paid in Capital....................................................  $ 89,647
Undistributed Net Investment Income................................       323
Accumulated Net Realized Loss......................................    (4,164)
Unrealized Depreciation on Investments and Foreign Currency
  Translations.....................................................      (805)
                                                                     --------
  NET ASSETS.......................................................  $ 85,001
                                                                     --------
                                                                     --------


                                                                      AMOUNT
                                                                      (000)
-----------------------------------------------------------------------------

CLASS A:
-------------------------------------------------------------------
NET ASSETS.........................................................  $ 84,635
NET ASSET VALUE, OFFERING AND REDEMPTION
 PRICE PER SHARE
 Applicable to 7,590,467 outstanding $0.001 par value shares
 (authorized 500,000,000 shares)...................................    $11.15
                                                                     --------
                                                                     --------
CLASS B:
-------------------------------------------------------------------
NET ASSETS.........................................................  $    366
NET ASSET VALUE, OFFERING AND REDEMPTION
 PRICE PER SHARE
 Applicable to 32,886 outstanding $0.001 par value shares
 (authorized 500,000,000 shares)...................................    $11.13
                                                                     --------
                                                                     --------

------------------------------------------------------------
FOREIGN CURRENCY EXCHANGE CONTRACT INFORMATION:
   Under the terms of foreign currency exchange contracts open at December 31, 1997, the Portfolio is obligated to deliver or is to receive foreign currency in exchange for U.S. dollars as indicated below:

                                                                NET
                                                              UNREALIZED
 CURRENCY TO                          IN EXCHANGE               GAIN
   DELIVER      VALUE    SETTLEMENT       FOR        VALUE     (LOSS)
    (000)       (000)       DATE         (000)       (000)     (000)
-------------  --------  ----------  -------------  --------  --------
ESP   125,000  $    821   1/16/98    U.S.$     832  $    832  $    11
AUD     3,675     2,395   1/16/98    U.S.$   2,484     2,484       89
IEP     1,065     1,515   1/16/98    U.S.$   1,565     1,565       50
SEK    17,750     2,236   1/16/98    U.S.$   2,292     2,292       56
GBP       478       785   1/16/98    U.S.$     803       803       18
U.S.$     689       689   1/16/98    CAD       975       682       (7)
U.S.$   1,273     1,273   1/16/98    DEM     2,245     1,249      (24)
U.S.$     838       838   1/16/98    ESP   125,000       821      (17)
               --------                             --------  --------
               $ 10,552                             $ 10,728  $   176
               --------
               --------                             --------  --------
                                                    --------  --------

------------------------------------------------------------

(e) -- 144A Security -- certain conditions for public sale may exist.
CMO -- Collateralized Mortgage Obligation
Floating Rate Security -- The interest rate changes on these instruments are based on changes in a designated base rate. The rates shown are those in effect on December 31, 1997.
InflationIndex Security -- Security includes principal adjustment feature in which par amount adjusts with the Consumer Price Index to insulate bonds from the effects of inflation. The face amount shown is that in effect on December 31, 1997.

------------------------------------------------------------

         SUMMARY OF FIXED INCOME SECURITIES BY INDUSTRY CLASSIFICATION
                                  (UNAUDITED)

                                          VALUE     PERCENT OF
SECTOR DIVERSIFICATION                    (000)     NET ASSETS
---------------------------------------------------------------
Finance................................  $ 15,469         18.2%
Foreign Government and Agency
  Obligations..........................    39,231         46.1
U.S. Government and Agency
  Obligations..........................    24,060         28.3
                                         --------          ---
                                         $ 78,760         92.6%
                                         --------          ---
                                         --------          ---

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
Global Fixed Income Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
HIGH YIELD PORTFOLIO

COMPOSITION OF NET ASSETS (AT DECEMBER 31, 1997)
--------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Aerospace & Defense                       3.5          %
Banking                                   1.6          %
Broadcast-Radio & Television             10.9          %
Building Materials and Components         2.2          %
Chemicals                                 2.3          %
Computers                                 2.4          %
Electrical Equipment                      0.2          %
Electronics                               0.8          %
Energy                                    3.2          %
Entertainment & Leisure                   3.4          %
Environmental Controls                    2.2          %
Financial Services                       10.2          %
Food Services & Lodging                   0.5          %
Foreign Government Bonds                  1.8          %
Forest Products & Paper                   1.4          %
Gaming & Lodging                          4.5          %
Health Care Supplies & Services           1.5          %
Hospital Management                       1.0          %
Multi-Industry                            3.8          %
Packaging & Container                     1.2          %
Printing & Publishing                     0.8          %
Real Estate                               1.1          %
Retail-General                            6.0          %
Telecommunications                       21.2          %
Technology                                0.4          %
Utilities                                 2.1          %
Other                                     9.8          %

COMPARISON OF THE CHANGE IN VALUE OF A $500,000** INVESTMENT
---------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                  CS FIRST BOSTON       HIGH YIELD
                                                     PORTFOLIO--CLASS
                                HIGH YIELD INDEX(1)          A
9/28/92*                                   $500,000           $500,000
10/31/92                                   $490,500           $494,800
12/31/92                                   $503,435           $507,897
12/31/93                                   $593,400           $616,865
12/31/94                                   $598,050           $591,000
12/31/95                                   $701,991           $729,122
12/31/96                                   $789,038           $838,563
12/31/97                                   $888,851           $971,643
* Commencement of operations
** Minimum Investment

In accordance with SEC regulations, Portfolio performance shown assumes that all recurring fees (including management fees) were deducted and all dividends and distributions were reinvested. The performance of Class B shares will vary based upon the different inception dates and fees assessed to that class.
PERFORMANCE COMPARED TO THE CS FIRST BOSTON HIGH YIELD INDEX(1)
-----------------------------------------

                                         TOTAL RETURNS(2)
                        --------------------------------------------------
                                       AVERAGE ANNUAL     AVERAGE ANNUAL
                          ONE YEAR       FIVE YEARS       SINCE INCEPTION
                        ------------  -----------------  -----------------
PORTFOLIO -- CLASS
A.....................       15.87%          13.98%             13.46%
PORTFOLIO -- CLASS
B.....................       15.48             N/A              14.94
INDEX -- CLASS A......       12.65           11.84              11.56
INDEX -- CLASS B......       12.65             N/A              12.49

1. The CS First Boston High Yield Index is an unmanaged index of high yield corporate bonds.
2. Total returns for the Portfolio reflect expenses waived and reimbursed, if applicable, by the Adviser. Without such waiver and reimbursement, total returns would be lower.

PAST PERFORMANCE IS NOT PREDICTIVE OF FUTURE PERFORMANCE.

------------------------------------------------------------

CERTAIN INFORMATION APPEARING IN THIS INVESTMENT OVERVIEW IS UNAUDITED. ACCORDINGLY, THE REPORT OF INDEPENDENT ACCOUNTANTS APPEARING ELSEWHERE IN THIS REPORT DOES NOT EXTEND TO THIS INFORMATION. INVESTING IN HIGH YIELD FIXED INCOME SECURITIES, OTHERWISE KNOWN AS "JUNK BONDS", IS SPECULATIVE AND INVOLVES GREATER RISK OF LOSS OF PRINCIPAL AND INTEREST. THE PERFORMANCE RESULTS PROVIDED ARE FOR INFORMATIONAL PURPOSES ONLY AND SHOULD NOT BE CONSTRUED AS A GUARANTEE OF THE PORTFOLIO'S FUTURE PERFORMANCE. PAST PERFORMANCE SHOWN IS NOT PREDICTIVE OF FUTURE PERFORMANCE. INVESTMENT RETURN AND PRINCIPAL VALUE WILL FLUCTUATE SO THAT AN INVESTOR'S SHARES, WHEN REDEEMED, MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST. YIELDS WILL FLUCTUATE AS MARKET CONDITIONS CHANGE.

The High Yield Portfolio seeks to maximize total return by investing in a diversified portfolio of high yield fixed income securities that offer a yield above that generally available on debt securities in the four highest rating categories.

For the year ended December 31, 1997, the Portfolio had a total return of 15.87% for the Class A shares and 15.48% for the Class B shares, as compared to a total return of 12.65% for the CS First Boston High Yield Index (the "Index"). For the five year period ended December 31, 1997, the average annual total return of Class A was 13.98% compared to 11.84% for the Index. From inception on September 28, 1992 through December 31, 1997, the average annual total return of Class A was 13.46% compared to 11.56% for the Index. From inception on January 2, 1996 through December 31, 1997, the average annual total return of Class B was 14.94% compared to 12.49% for the Index. As of December 31, 1997, the Portfolio had an SEC 30-day yield of 8.34% for the Class A shares and 8.10% for the Class B shares.

The high yield bond market had another good year in 1997. The Salomon Brothers High-Yield Market Index returned 13.54% compared to the 10.14% return registered by the Salomon Brothers Broad Investment Grade Index. Declining long term interest rates and a strong stock market provided a favorable backdrop to high yield market.

Ten year Treasury rates declined 67 basis points and thirty year rates declined 72 basis points from the beginning to the end of the year. However short term interest rates rose resulting in a relatively flat yield curve. The Federal Reserve boosted short term rates in March because of the fear of future inflation given the strong economy and tight labor market. These fears have not materialized so far however and the market retreat in March was short lived. Inflation reports continue to be excellent and the problems in Asia will only help keep inflation down.

The strong stock market also supported the high yield market. The S&P 500's 33% rise increased investors' confidence that earnings will continue upwards and that companies will have ready access to capital. Portfolio holdings such as Qwest and Outdoor Systems benefited from IPOs and equity issuance.

The merger and acquisition activity also continued at a high pace. Stock-for-stock transactions and mergers into high grade companies effectively delevered many

--------------------------------------------------------------------------------
                                                            High Yield Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
HIGH YIELD PORTFOLIO (CONT.)
high yield companies and boosted bond prices. Portfolio holdings Brooks Fiber and recently Teleport were beneficiaries in this category.

The telecommunications sector was by far the best performer during 1997. The sector benefited from acquisition activity and from the fact that many of the securities in the industry tend to have a high duration, so declining rates helped performance also. This was by far our most heavily weighted sector.

We also did a good job avoiding many landmines in 1997. The supermarket industry, generally a popular one in the market, had several high profile credit problems which we avoided. Subprime finance companies and auto suppliers were also sectors that experienced problems that we successfully avoided.

Emerging markets is another area of importance to our Portfolio. We started the year with nearly a twenty percent weighting in emerging markets debt. This area performed spectacularly and as spreads narrowed dramatically we cut our position by approximately a third. Our timing was fortunate in that this was accomplished shortly before the Asian crisis. Although we had little exposure to Asia at the time, Latin credits were also hammered during the rout. Latin bonds rebounded fairly quickly as opposed to the Asians, but volatility still is evident in these markets. We have increased our exposure to the Asians as we believe the IMF bailouts will enable the sovereigns and some of the major corporates to avoid default.

We are well positioned for 1998. We currently have little exposure to cyclical credits. We maintain a high allocation to the telecommunications sector where fundamentals continue to appear very positive. The emerging markets sector is where we hope for more aggressive returns, but we acknowledge the potential risks. We attempt to mitigate this risk by investing primarily in what we consider world class companies or those that have very strong sponsorship and in sovereign issues where we believe there is significant value.

Robert Angevine
PORTFOLIO MANAGER

Thomas L. Bennett
PORTFOLIO MANAGER

Stephen F. Esser
PORTFOLIO MANAGER

January 1998

--------------------------------------------------------------------------------
HIGH YIELD PORTFOLIO

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

HIGH YIELD PORTFOLIO
--------------------------------------------------------------------------------

   FACE
  AMOUNT                                                          VALUE
  (000)                                                           (000)
--------------------------------------------------------------------------

CORPORATE BONDS AND NOTES (71.3%)
  BANKING (1.6%)
$      355  Korea Development Bank, 7.375%, 9/17/04...........  $      286
     1,660  Western Financial Bank, 8.875%, 8/01/07...........       1,648
                                                                ----------
                                                                     1,934
                                                                ----------
  BROADCAST-RADIO & TELEVISION (10.9%)
     2,360  Cablevision Systems Corp., 9.875%, 5/15/06........       2,593
    (e)625  Fox/Liberty Networks LLC, 8.875%, 8/15/07.........         626
(e,n)1,545  Fox/Liberty Networks LLC, 0.00%, 8/15/07..........         989
       390  Lenfest Communications, Inc., 8.375%, 11/01/05....         402
     1,050  Multicanal, 10.50%, 2/01/07.......................       1,040
     1,850  Paramount Communications, Inc., 8.25%, 8/01/22....       1,865
  (e)1,100  RBS Participacoes, 11.00%, 4/01/07................       1,015
     1,500  Rogers Cantel, Inc., 8.30%, 10/01/07..............       1,491
       200  Rogers Cablesystems of America, 10.125%,
              9/01/12.........................................         219
  (e)1,015  Sinclair Broadcast Group, Inc., 9.00%, 7/15/07....       1,035
     1,770  TV Azteca, 10.50%, 2/15/07........................       1,830
                                                                ----------
                                                                    13,105
                                                                ----------
  BUILDING MATERIALS & COMPONENTS (2.2%)
     2,505  Outdoor Systems, Inc., 8.875%, 6/15/07............       2,611
                                                                ----------
  CHEMICALS (2.3%)
  (e)1,075  Huntsman Corp., (Floating Rate), 9.09375%,
              7/01/07.........................................       1,123
     1,620  ISP Holdings, Inc., Series B, 9.00%, 10/15/03.....       1,682
                                                                ----------
                                                                     2,805
                                                                ----------
  COMPUTERS (2.4%)
     2,405  Advanced Micro Devices, Inc., 11.00%, 8/01/03.....       2,585
    (e)300  Concentric Network Corp., 12.75%, 12/15/07........         308
                                                                ----------
                                                                     2,893
                                                                ----------
  ELECTRONICS (0.8%)
  (e)1,060  Hyundai Semiconductor, 8.625%, 5/15/07............         779
    (e)200  Samsung Electronics Co., 7.45%, 10/01/02..........         154
                                                                ----------
                                                                       933
                                                                ----------
  ENERGY (3.2%)
    (e)950  Newpark Resources, Inc., 8.625%, 12/15/07.........         967
     1,000  Nuevo Energy Co., 9.50%, 4/15/06..................       1,068
     1,250  Snyder Oil Corp., 8.75%, 6/15/07..................       1,272
  (e,n)675  Transamerican Energy, 0.00%, 6/15/02..............         533
                                                                ----------
                                                                     3,840
                                                                ----------
  ENVIRONMENTAL CONTROLS (2.2%)
  (n)2,300  Norcal Waste Systems, Inc., Series B, 13.50%,
              11/15/05........................................       2,674
                                                                ----------


   FACE
  AMOUNT                                                          VALUE
  (000)                                                           (000)
--------------------------------------------------------------------------
  FINANCIAL SERVICES (1.8%)
$      500  Criimi Mae, Inc., 9.125%, 12/01/02................  $      503
       415  Navistar Financial Corp., 9.00%, 6/01/02..........         427
(e,n)1,835  PTC International Finance BV, 0.00%, 7/01/07......       1,184
                                                                ----------
                                                                     2,114
                                                                ----------
  FOOD SERVICE & LODGING (0.5%)
    (e)550  AmeriServ Food Co., 10.125%, 7/15/07..............         571
                                                                ----------
  FOREST PRODUCTS & PAPER (1.4%)
  (n)2,020  APP Fin II Mauritius Ltd., 12.00%, 2/15/04........       1,702
                                                                ----------
  GAMING & LODGING (4.5%)
     1,740  Grand Casinos, Inc., 10.125%, 12/01/03............       1,879
  (e)1,230  Horseshoe Gaming LLC, Series B, 9.375%, 6/15/07...       1,285
       496  Louisiana Casino Cruises, Inc., 11.50%,
              12/01/98........................................         501
     1,690  Station Casinos, Inc., 10.125%, 3/15/06...........       1,779
                                                                ----------
                                                                     5,444
                                                                ----------
  HEALTH CARE SUPPLIES & SERVICES (1.5%)
     1,730  Tenet Healthcare Corp., 8.625%, 1/15/07...........       1,784
                                                                ----------
  HOSPITAL MANAGEMENT (1.0%)
  (e)1,200  Vencor, Inc., 8.625%, 7/15/07.....................       1,202
                                                                ----------
  MULTI-INDUSTRY (3.8%)
    (e)355  Hermes Europe Railtel BV, 11.50%, 8/15/07.........         392
    (e)900  HYLSA S.A. de C.V., 9.25%, 9/15/07................         883
  (e)1,905  Murrin Murrin Holdings, PTY, 9.375%, 8/31/07......       1,898
     2,100  Revlon Worldwide Corp., Series B, Zero Coupon,
              3/15/01.........................................       1,449
                                                                ----------
                                                                     4,622
                                                                ----------
  PACKAGING & CONTAINER (1.2%)
     1,245  SD Warren Co., 12.00%, 12/15/04...................       1,391
                                                                ----------
  PRINTING & PUBLISHING (0.8%)
  (e)1,000  Big Flower Holdings, Inc., 8.875%, 7/01/07........       1,010
                                                                ----------
  REAL ESTATE (1.1%)
     1,250  HMC Acquisition Properties, Series B, 9.00%,
              12/15/07........................................       1,303
                                                                ----------
  RETAIL-GENERAL (6.0%)
  (e)1,205  Fleming Cos., Inc., 10.50%, 12/01/04..............       1,261
    (e)385  Fleming Cos., Inc., 10.625%, 7/31/07..............         406
     1,900  Host Marriott Travel Plaza, Series B, 9.50%,
              5/15/05.........................................       2,014
       650  Kmart Corp., 7.75%, 10/01/12......................         632
     3,285  Southland Corp., 5.00%, 12/15/03..................       2,874
                                                                ----------
                                                                     7,187
                                                                ----------
  TECHNOLOGY (0.4%)
       665  AST Research, Inc., 7.45%, 10/01/02...............         513
                                                                ----------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                                                            High Yield Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

HIGH YIELD PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

   FACE
  AMOUNT                                                          VALUE
  (000)                                                           (000)
--------------------------------------------------------------------------
  TELECOMMUNICATIONS (19.6%)
$ (e)1,840  Comcast Cellular Corp., Series B, 9.50%,
              5/01/07.........................................  $    1,918
       810  Comcast Corp., 1.125%, 4/15/07....................         534
  (n)2,175  Dial Call Communications, 0.00%, 4/15/04..........       2,077
       650  Esprit Telecom Group plc, 11.50%, 12/15/07........         671
  (e)1,195  Globalstar Capital Corp., 11.375%, 2/15/04........       1,216
    (e)680  Globo Communicacoes e Participacoes Ltd., 10.50%,
              12/20/06........................................         653
       600  InterAmericas Communications Corp., 14.00%,
              10/27/07........................................         606
       605  Iridium LLC/Capital Corp., Series A, 13.00%,
              7/15/05.........................................         635
     1,655  IXC Communications, Inc., Series B, 12.50%,
              10/01/05........................................       1,903
(e,n)2,985  Nextel Communications, Inc., 0.00%, 8/15/04.......       2,649
  (n)2,275  Occidente y Caribe Cellular, 0.00%, 3/15/04
              (Colombia)......................................       1,706
       555  Qwest Communications International, Inc., Series
              B, 10.875%, 4/01/07.............................         627
       690  Rogers Communications, Inc., 9.125%, 1/15/06......         701
       925  Rogers Communications, Inc., 8.875%, 7/15/07......         926
(e,n)3,420  TCI Satellite Entertainment, Inc., 0.00%,
              2/15/07.........................................       2,283
  (n)3,025  Teleport Communications Group, Inc., 0.00%,
              7/01/07.........................................       2,473
(e,n)1,855  Telesystem International Wireless, Inc., 0.00%,
              11/01/07........................................       1,039
     1,010  Teligent, Inc., 11.50%, 12/01/07..................       1,014
                                                                ----------
                                                                    23,631
                                                                ----------
  UTILITIES (2.1%)
  (e)1,135  AES Corp., 8.50%, 11/01/07........................       1,138
       541  Midland Cogeneration Ventures, Series C-91,
              10.33%, 7/23/02.................................         579
       650  Midland Funding II, Series A, 11.75%, 7/23/05.....         764
                                                                ----------
                                                                     2,481
                                                                ----------
TOTAL CORPORATE BONDS AND NOTES (Cost $83,567)................      85,750
                                                                ----------
ASSET BACKED SECURITIES (10.7%)
  AEROSPACE & DEFENSE (3.5%)
     1,945  Aircraft Lease Portfolio Securitization Ltd.,
              Series 1996-1 P1, Class D, 12.75%, 6/15/06......       2,101
    (e)525  Jet Equipment Trust, Series 95-D, 11.44%,
              11/01/14........................................         701
  (e)1,050  Jet Equipment Trust, Series C-1, 11.79%,
              6/15/13.........................................       1,414
                                                                ----------
                                                                     4,216
                                                                ----------


   FACE
  AMOUNT                                                          VALUE
  (000)                                                           (000)
--------------------------------------------------------------------------
  BANKING (0.0%)
$        1  PNC Mortgage Securities Corp., Series 1995-2,
              Class B4, REMIC, 7.50%, 9/25/25.................  $       --
                                                                ----------
  FINANCIAL SERVICES (7.2%)
    (e)979  CA FM Lease Trust, 8.50%, 7/15/17.................       1,031
     1,277  DR Securitized Lease Trust, Series 1993-K1, Class
              A1, 6.66%, 8/15/10..............................       1,182
     2,537  DR Securitized Lease Trust, Series 1994-K1, Class
              A1, 7.60%, 8/15/07..............................       2,492
     1,175  DR Securitized Lease Trust, Series 1994-K1, Class
              A2, 8.375%, 8/15/15.............................       1,154
    (e)879  FMAC Loan Receivables Trust, Series 1996-B, Class
              C, (Floating Rate), 7.929%, 11/01/18............         787
    (e)904  Long Beach Auto, Series 1997-1, Class B, 14.22%,
              10/26/03........................................         905
  (e)1,000  Riggs Capital Trust II, 8.875%, 3/15/27...........       1,106
                                                                ----------
                                                                     8,657
                                                                ----------
TOTAL ASSET BACKED SECURITIES (Cost $11,662)..................      12,873
                                                                ----------
FOREIGN GOVERNMENT BONDS (1.8%)
  (n)2,375  Republic of Argentina Par Bonds, Series L, Euro,
              5.50%, 3/31/23..................................       1,745
        14  Republic of Argentina, Series L, Euro, (Floating
              Rate), 6.6875%, 3/31/05.........................          13
       400  Republic of Colombia, 8.70%, 2/15/16..............         388
                                                                ----------
TOTAL FOREIGN GOVERNMENT BONDS (Cost $1,954)..................       2,146
                                                                ----------

  SHARES
----------

COMMON STOCKS (0.3%)
  FINANCIAL SERVICES (0.0%)
     (a,d)  WestFed Holdings, Inc., Class B...................          --
     1,268
                                                                ----------
  FOOD SERVICE & LODGING (0.0%)
     (a,e)  Motels of America, Inc............................          14
     1,300
                                                                ----------
  TELECOMMUNICATIONS (0.3%)
(a) 10,689  Nextel Communications, Inc., Class A..............         278
                                                                ----------
TOTAL COMMON STOCKS (Cost $258)...............................         292
                                                                ----------
PREFERRED STOCKS (5.7%)
  ENTERTAINMENT & LEISURE (3.4%)
     3,576  Time Warner Inc., Series M, 10.25%, 7/01/16.......       4,028
                                                                ----------
  FINANCIAL SERVICES (1.2%)
    13,500  Sinclair Capital, 11.625%, 3/15/09................       1,485
     3,239  WestFed Holdings, Inc., Series A, PIK, Zero
              Coupon, 1/01/01.................................          --
                                                                ----------
                                                                     1,485
                                                                ----------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
High Yield Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

HIGH YIELD PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

                                                                  VALUE
  SHARES                                                          (000)
--------------------------------------------------------------------------
  TELECOMMUNICATIONS (1.1%)
 (a) 1,189  IXC Communications, Inc., PIK, 12.50%, 8/15/09....  $    1,367
                                                                ----------
TOTAL PREFERRED STOCKS (Cost $6,403)..........................       6,880
                                                                ----------

  NO. OF
 WARRANTS
----------

WARRANTS (0.4%)
  AEROSPACE & DEFENSE (0.0%)
   (a) 500  Sabreliner Corp., expiring 4/15/03................          --
                                                                ----------
  ELECTRICAL EQUIPMENT (0.2%)
     (a,e)  Protection One Alarm, Inc., expiring 11/01/03.....         185
    28,000
                                                                ----------
  GAMING & LODGING (0.0%)
 (a) 1,725  Louisiana Casino Cruises, Inc., expiring
              12/01/98........................................          --
                                                                ----------
  INSURANCE (0.0%)
 (a,d) 500  Horace Mann Educators Corp., expiring 8/15/99.....           7
                                                                ----------
  PACKAGING & CONTAINER (0.0%)
     (a,e)  Crown Packaging Holdings, Ltd., expiring
     1,000    11/01/03........................................          --
                                                                ----------
  TELECOMMUNICATIONS (0.2%)
     (a,e)  Globalstar Telecommunications Ltd., expiring
     1,830    2/15/04.........................................         201
 (a,e) 605  Iridium World Communications, Inc., expiring
              07/15/05........................................          73
     (a,d)  Nextel Communications, Inc., expiring 4/25/99.....          --
     3,000
     (a,d)  Occidente y Caribe Cellular, expiring 3/15/04.....          --
     9,100
                                                                ----------
                                                                       274
                                                                ----------
TOTAL WARRANTS (Cost $154)....................................         466
                                                                ----------

   FACE
  AMOUNT
  (000)
----------

SHORT-TERM INVESTMENT (13.7%)
  REPURCHASE AGREEMENT (13.7%)
$   16,502  Chase Securities, Inc. 5.95%, dated 12/31/97, due
              1/02/98, to be repurchased at $16,507,
              collateralized by U.S. Treasury Notes, 5.625%,
              due 2/15/06, valued at $16,842 (Cost $16,502)...      16,502
                                                                ----------


                                                                  VALUE
                                                                  (000)
  ------------------------------------------------------------------------

  TOTAL INVESTMENTS (103.9%) (Cost $120,500)..................  $  124,909
                                                                ----------
  OTHER ASSETS (1.8%)
    Interest Receivable...........................  $    1,890
    Receivable for Portfolio Shares Sold..........         236
    Other.........................................           8       2,134
                                                    ----------
  LIABILITIES (-5.7%)
    Payable for Investments Purchased.............      (6,486)
    Payable for Portfolio Shares Redeemed.........        (142)
    Investment Advisory Fees Payable..............         (82)
    Bank Overdraft................................         (28)
    Administrative Fees Payable...................         (14)
    Directors' Fees & Expenses Payable............          (5)
    Custodian Fees Payable........................          (4)
    Distribution Fees Payable.....................          (4)
    Other Liabilities.............................         (59)     (6,824)
                                                    ----------  ----------
  NET ASSETS (100.0%).........................................  $  120,219
                                                                ----------
                                                                ----------

NET ASSETS CONSISTS OF:
Paid in Capital...............................................  $  114,934
Undistributed Net Investment Income...........................          90
Accumulated Net Realized Gain.................................         786
Unrealized Appreciation on Investments........................       4,409
                                                                ----------
NET ASSETS....................................................  $  120,219
                                                                ----------
                                                                ----------

CLASS A:
--------------------------------------------------------------
NET ASSETS....................................................    $113,006
NET ASSET VALUE, OFFERING AND REDEMPTION
  PRICE PER SHARE
  Applicable to 9,760,251 outstanding $0.001 par value shares
  (authorized 500,000,000 shares).............................      $11.58
                                                                ----------
                                                                ----------
CLASS B:
--------------------------------------------------------------
NET ASSETS....................................................      $7,213
NET ASSET VALUE, OFFERING AND REDEMPTION
  PRICE PER SHARE
  Applicable to 624,162 outstanding $0.001 par value shares
  (authorized 500,000,000 shares).............................      $11.56
                                                                ----------
                                                                ----------

------------------------------------------------------------

(a)   --  Non-income producing security
(d) -- Security valued at fair market value - see note A-1 to financial statements.
(e)   --  144A Security - certain conditions for public sale may exist.
(n) -- Step Bond - coupon rate increases in increments to maturity. Rate disclosed is as of December 31, 1997. Maturity date disclosed is the ultimate maturity date.
PIK   --  Payment-In-Kind. Income may be received in additional securities or cash at the discretion of the issuer.

REMIC -- Real Estate Mortgage Investment Conduit
Floating Rate Security -- The interest rate changes on these instruments are based on changes in a designated base rate. The rates shown are those in effect on December 31, 1997.

At December 31, 1997, approximately 87% of the Portfolio's net assets consisted of high yield securities rated below investment grade. Investments in high yield securities are accompanied by a greater degree of credit risk and the risk tends to be more sensitive to economic conditions than higher rated securities. Certain securities may be valued on the basis of bid prices provided by one principal market maker.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                                                            High Yield Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
MUNICIPAL BOND PORTFOLIO

COMPOSITION OF NET ASSETS (AT DECEMBER 31, 1997)
--------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                   %
Daily Variable Rate Bonds        1.5
Fixed Rate Instruments          97.7
Other                            0.8

COMPARISON OF THE CHANGE IN VALUE OF A $500,000** INVESTMENT
---------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                               LEHMAN 7-YEAR MUNICIPAL    MUNICIPAL BOND
                                                         PORTFOLIO--CLASS
                                    BOND INDEX(1)                A
1/18/95*                                       $500,000           $500,000
12/31/95                                       $560,150           $544,000
12/31/96                                       $584,629           $563,965
12/31/97                                       $629,470           $604,852
* Commencement of operations
** Minimum Investment

In accordance with SEC regulations, Portfolio performance shown assumes that all recurring fees (including management fees) were deducted and all dividends and distributions were reinvested.
PERFORMANCE COMPARED TO THE LEHMAN 7-YEAR
MUNICIPAL BOND INDEX(1)
----------------------------------------

                                         TOTAL RETURNS(2)
                                   ----------------------------
                                                AVERAGE ANNUAL
                                    ONE YEAR    SINCE INCEPTION
                                   -----------  ---------------
PORTFOLIO -- CLASS A.............        7.25%         6.66%
INDEX............................        7.67          8.12

1. The Lehman 7-Year Municipal Bond Index consists of investment grade bonds with maturities between 6-8 years, rated BAA or better. All bonds have been taken from issues of at least $50 million in size sold within the last five years.

2. Total returns for the Portfolio reflect expenses waived and reimbursed, if applicable, by the Adviser. Without such waiver and reimbursement, total returns would be lower.

PAST PERFORMANCE IS NOT PREDICTIVE OF FUTURE PERFORMANCE.

------------------------------------------------------------

CERTAIN INFORMATION APPEARING IN THIS INVESTMENT OVERVIEW IS UNAUDITED. ACCORDINGLY, THE REPORT OF INDEPENDENT ACCOUNTANTS APPEARING ELSEWHERE IN THIS REPORT DOES NOT EXTEND TO THIS INFORMATION. THE PERFORMANCE RESULTS PROVIDED ARE FOR INFORMATIONAL PURPOSES ONLY AND SHOULD NOT BE CONSTRUED AS A GUARANTEE OF THE PORTFOLIO'S FUTURE PERFORMANCE. PAST PERFORMANCE SHOWN IS NOT PREDICTIVE OF FUTURE PERFORMANCE. INVESTMENT RETURN AND PRINCIPAL VALUE WILL FLUCTUATE SO THAT AN INVESTOR'S SHARES, WHEN REDEEMED, MAY BE WORTH MORE OR LESS THAN THEIR ORIGINAL COST. YIELDS WILL FLUCTUATE AS MARKET CONDITIONS CHANGE.

The Municipal Bond Portfolio seeks high current income consistent with preservation of principal through investment in a portfolio consisting primarily of intermediate and long-term investment grade municipal obligations, the interest on which is exempt from Federal income tax.

For the year ended December 31, 1997, the Portfolio had a total return of 7.25% for the Class A shares compared to a total return of 7.67% for the Lehman 7-Year Municipal Bond Index (the "Index"). From inception on January 18, 1995 through December 31, 1997, the average annual total return of Classs A was 6.66% compared to 8.12% for the Index. As of December 31, 1997, the Portfolio had an SEC 30-day yield of 4.20% for the Class A shares.

The municipal bond market produced another quarter of solid returns during the fourth quarter of 1997. Benefitting from turmoil in the broader global marketplace, Municipals, while lagging Treasuries, still produced the third consecutive quarter in which yields have declined. The municipal yield curve flattened considerably during the quarter, with long rates falling almost twenty-five basis points, while two year rates were unchanged to five basis points lower. While the major inflationary measures had already been remarkably well behaved, the Asian crisis further reduced inflation expectations, causing long rates to fall. In addition, the rapid decline in the U.S. budget deficit has reduced the outlook for future issuance of Treasury securities, further supporting the Treasury rally which spilled over into the municipal bond market.

Unlike prior quarters in which domestic economic considerations had been the prime determinant of bond market returns, global events were a far more important influence during the fourth quarter. Severe financial stress in various parts of Asia produced a strong preference in the financial markets for the perceived quality and safety of the U.S. fixed income markets. The Asian problems involved a vicious cycle of rapidly declining currency and equity markets, banking system deterioration, falling foreign exchange reserves and ultimately questions about the ability of some countries to service foreign currency debt. Despite efforts by the International Monetary Fund to contain the crisis initially to Thailand, it quickly spread to other parts of Southeast Asia and then to Korea, the world's 11th largest economy.

--------------------------------------------------------------------------------
MUNICIPAL BOND PORTFOLIO

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        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
MUNICIPAL BOND PORTFOLIO (CONT.)

The Asian problems should have a sizeable effect on the global economy. Beyond the direct contractionary effects on the growth rates of the impacted countries, secondary effects could be sizeable for those countries with significant trade or lending exposure to the region. In terms of the response of the Federal Reserve to the Asian problems, from a price perspective, the collapse in Asian currency values relative to the dollar should have a restraining effect on U.S. inflation. Perhaps most importantly, given the close integration of the global financial system, the Fed is concerned that balance of payment crises in one region can spread rapidly through the global financial system, causing serious problems for the real economy. As a result, the primary focus of the Federal Reserve appears to have shifted from a concern with the strength of the U.S. domestic economy, to one of closely monitoring the situation in Asia and assuring that it does not adversely impact the global financial system. Thus, despite the lowest unemployment rates since 1970 and strong GDP growth, the Fed shows no inclination to tighten monetary policy. Indeed, recognizing the fragility of many global markets, should the Asian crisis worsen, the Fed's next move could potentially be to ease.

The low interest rate levels in 1997 led to an increase in both new money and refunding issuance in the municipal bond market. Total 1997 new issue supply of $220.4 billion was a 19% increase from 1996 levels and the third busiest year ever. The portion representing new money (vs. refundings) of $140.2 billion was the biggest year ever for new money issuance. The growing demand for public works along with lower absolute interest rates and improving state and local finances together combined to fuel the increase. Bonds issued for educational purposes led the stampede of issuance, followed by the health care and transportation sectors. With primary and secondary school enrollments across the country continuing to grow, the pressure on school districts to construct additional educational facilities has been strong. We expect 1998 total new issue supply to be slightly lower than 1997 issuance levels. The demand side of the equation was led by the healthy appetite of insurance companies spurred on by attractive Municipal/Treasury ratios and individual investors who became enamored with bonds as they were not so subtly reminded that equity markets can go down.

The Portfolio ended the year with an average maturity of 7.89 years, slightly longer than the Index. The Portfolio is largely comprised of high credit quality premium coupon bonds, with an emphasis placed on the current income of the Portfolio. Going into 1998, we intend to maintain this emphasis, and will continue to look for opportunities to enhance the value of the Portfolio.

Lori A. Cohane
PORTFOLIO MANAGER

January 1998

--------------------------------------------------------------------------------
                                                        Municipal Bond Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

MUNICIPAL BOND PORTFOLIO
--------------------------------------------------------------------------------

 FACE
AMOUNT                                                         VALUE
 (000)                                                         (000)
---------------------------------------------------------------------

TAX-EXEMPT INSTRUMENTS (99.2%)
  DAILY VARIABLE RATE BONDS (1.5%)
$   400    Lincoln County, Wyoming, Pollution Control
             Revenue Bonds, Exxon Project, Series 84-D,
             5.10%, 11/01/14................................  $   400
    300    New York City, New York, General Obligation
             Bonds, Sub. Series A-4, 5.00%, 8/01/22.........      300
    200    Ohio State, Air Quality Development Authority
             Revenue Bonds, Series 95-B, 4.50%, 12/01/15....      200
                                                              -------
  TOTAL DAILY VARIABLE RATE BONDS (Cost $900)...............      900
                                                              -------
  FIXED RATE INSTRUMENTS (97.7%)
    825    Albuquerque, New Mexico, General Obligation
             Bonds, Series B, 4.70%, 7/01/98................      829
  1,500    Baltimore County, Maryland, Consolidated Public
             Improvement, General Obligation Bonds, 6.00%,
             7/01/05........................................    1,628
  1,000    California State, Department of Water Revenue
             Bonds, Series Q, 6.00%, 12/01/10...............    1,140
  1,920    City of Dallas, Texas, General Obligation Bonds,
             6.00%, 2/15/06.................................    2,137
    100    Connecticut State, General Obligation Bonds,
             Series A, 4.75%, 11/15/01......................      103
    250    Connecticut State, General Obligation Bonds,
             Series A, 9.875%, 3/01/01......................      293
    250    Connecticut State, General Obligation Bonds,
             Series C, 5.50%, 3/15/03.......................      265
    175    Connecticut State, General Obligation Bonds,
             Series C, 6.15%, 11/15/03......................      190
  1,500    Connecticut State, General Obligation Bonds,
             Series E, 6.00%, 3/15/12.......................    1,689
  1,565    Connecticut State, Housing Finance Authority,
             Revenue Bonds, Sub. Series D-1, 6.20%,
             5/15/17........................................    1,639
  1,000    Delaware Transportation Authority, Transportation
             System Revenue Bonds, 6.50%, 7/01/11,
             Prerefunded 7/01/01 at 102.....................    1,095
    500    Fairfax County, Virginia, Water Authority Revenue
             Bonds, 6.00%, 4/01/22..........................      544
    500    Fairfax County, Virginia, Water Authority Revenue
             Bonds, 6.00%, 4/01/22, Prerefunded 4/01/07 at
             102............................................      565
  1,500    Florida State Board of Education, Capital Outlay,
             Public Education, General Obligation Bonds,
             6.40%, 6/01/19.................................    1,631
  1,325    Fort Worth, Texas, Water & Sewer Revenue Bonds,
             Series B, 5.875%, 2/15/00......................    1,377
  1,000    Georgia State, General Obligation Bonds, Series
             A, 5.80%, 3/01/02..............................    1,066
    500    Georgia State, General Obligation Bonds, Series
             F, 6.50%, 12/01/06.............................      581
  1,000    Gwinnett County, Georgia, General Obligation
             Bonds, 6.00%, 1/01/11..........................    1,085


 FACE
AMOUNT                                                         VALUE
 (000)                                                         (000)
---------------------------------------------------------------------
$ 1,000    Hawaii State, General Obligation Bonds, Series
             CJ, 6.20%, 1/01/12, Prerefunded 1/01/05 at
             100............................................  $ 1,111
    450    Houston, Texas, Water & Sewer Systems, Revenue
             Bonds, Series B, 6.25%, 12/01/05...............      506
  1,000    Kentucky State Housing Corp., Revenue Bonds,
             Series A, 6.00%, 7/01/10.......................    1,052
  1,000    Maryland State Department of Transportation,
             Construction Revenue Bonds, Second Issue,
             6.60%, 11/01/00................................    1,054
  1,155    Maryland State Department of Transportation,
             Construction Revenue Bonds, Second Issue,
             6.80%, 11/01/05, Prerefunded 11/01/99 at 102...    1,235
  1,000    Massachusetts State Consolidated Loan, Series A,
             7.50%, 3/01/03, Prerefunded 3/01/00 at 102.....    1,090
    500    Massachusetts State General Obligation Bonds,
             Series A, 7.625%, 6/01/08, Prerefunded 6/01/01
             at 102.........................................      564
  1,625    Michigan State Housing Development Authority,
             Revenue Bonds, Series A, 6.75%, 12/01/14.......    1,745
  1,590    Minnesota State Infrastructure Development,
             General Obligation Bonds, 6.80%, 8/01/03,
             Prerefunded 8/01/00 at 100.....................    1,698
  1,400    Mississippi State, General Obligation Bonds,
             6.00%, 2/01/09, Prerefunded 2/01/05 at 100.....    1,537
  1,475    Montana State, General Obligation Bonds, Long
             Range Building Program, Series C, 6.00%,
             8/01/13........................................    1,585
  2,000    Municipal Assistance Corp. for City of New York,
             NY, Revenue Bonds, 6.00%, 7/01/04..............    2,196
  1,000    New Castle County, Delaware, General Obligation
             Bonds, 6.25%, 10/15/01.........................    1,079
  1,000    New Jersey State, General Obligation Bonds,
             Series E, 5.50%, 7/15/02.......................    1,057
  1,475    Ohio State, General Obligation Bonds, 6.65%,
             8/01/05........................................    1,699
  1,000    Ohio State, Housing Finance Agency, Residential
             Mortgage Revenue Bonds, Series A-1, 6.20%,
             9/01/14........................................    1,068
  1,000    Orlando, Florida, Utilities Commission Water &
             Electric, Revenue Bonds, Series D, 6.75%,
             10/01/17.......................................    1,224
    500    Palm Beach County, Florida, General Obligation
             Bonds, Series B, 6.75%, 7/01/11................      605
    300    Puerto Rico Commonwealth Highway & Transportation
             Authority, Revenue Bonds, Series T, 6.50%,
             7/01/22, Prerefunded 7/01/02 at 101.50.........      333
  1,000    Reedy Creek Improvement District, Florida,
             Utility, Revenue Bonds, Series 91-1, 6.50%,
             10/01/16, Prerefunded 10/01/01 at 101..........    1,093
    600    Salt Lake City, Utah, General Obligation Bonds,
             6.375%, 6/15/11................................      637
  1,350    San Antonio, Texas, General Obligation Bonds,
             6.50%, 8/01/14, Prerefunded 8/01/04 at 100.....    1,516

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
Municipal Bond Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

MUNICIPAL BOND PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

 FACE
AMOUNT                                                         VALUE
 (000)                                                         (000)
---------------------------------------------------------------------

  FIXED RATE INSTRUMENTS (CONT.)

$ 1,000    Shelby County, Tennessee, General Obligation
             Bonds, Series A, 5.50%, 3/01/08................  $ 1,088
  1,385    Shelby County, Tennessee, General Obligation
             Bonds, Series B, 5.50%, 8/01/10................    1,503
  1,250    Texas A & M University, Revenue Bonds, Series B,
             6.00%, 7/01/11.................................    1,327
  1,500    Texas State, Public Finance Authority, Series A,
             5.95%, 10/01/15................................    1,611
  1,500    Triborough Bridge & Tunnel Authority, New York,
             Revenue Bonds, Series Y, 6.00%, 1/01/12........    1,690
  1,000    Utah State, Housing Financing Agency, Single
             Family Mortgage Revenue Bonds, Series G-1,
             Class I, 5.50%, 7/01/16........................    1,020
  1,000    Virginia Beach, Virginia, General Obligation
             Bonds, 6.00%, 9/01/10..........................    1,099
    500    Virginia State Housing Development Authority,
             Commonwealth Mortgage Revenue Bonds, Series B,
             6.60%, 1/01/12.................................      546
  1,000    Virginia State Housing Development Authority,
             Commonwealth Mortgage Revenue Bonds, Series B,
             6.65%, 1/01/13.................................    1,094
  1,000    Washington State, General Obligation Bonds,
             Series B, 6.40%, 6/01/17.......................    1,170
    500    Washington Suburban Sanitary District, General
             Obligation Revenue Bonds, 6.50%, 11/01/05,
             Prerefunded 11/01/01 at 102....................      551
  1,440    Wisconsin State, Clean Water Revenue Bond, Series
             1, 6.875%, 6/01/11.............................    1,746
  1,115    Wisconsin State, General Obligation Bonds, Series
             2, 5.125%, 11/01/11............................    1,162
                                                              -------
  TOTAL FIXED RATE INSTRUMENTS (Cost $56,725)...............   59,148
                                                              -------
TOTAL TAX-EXEMPT INSTRUMENTS (Cost $57,625).................   60,048
                                                              -------
TOTAL INVESTMENTS (99.2%) (Cost $57,625)....................   60,048
                                                              -------

OTHER ASSETS (1.9%)
  Cash.......................................  $       91
  Interest Receivable........................       1,057
  Other......................................           1     1,149
                                               ----------
LIABILITIES (-1.1%)
  Payable for Investments Purchased..........        (599)
  Investment Advisory Fees Payable...........         (14)
  Adminstrative Fees Payable.................          (8)
  Director's Fees & Expenses Payable.........          (3)
  Custodian Fees Payable.....................          (2)
  Other......................................         (30)     (656)
                                               ----------  --------
NET ASSETS (100%)........................................  $ 60,541
                                                           --------
                                                           --------

NET ASSETS CONSIST OF:
Paid in Capital...............................................  $ 58,120
Distributions in Excess of Net Investment Income..............        (1)
Accumulated Net Realized Loss.................................        (1)
Unrealized Appreciation on Investments........................     2,423
                                                                --------
NET ASSETS....................................................  $ 60,541
                                                                --------
                                                                --------

                                                       AMOUNT
                                                       (000)
---------------------------------------------------------------

CLASS A:
--------------------------------------------------------------
NET ASSETS....................................................  $   60,541
NET ASSET VALUE, OFFERING AND REDEMPTION
  PRICE PER SHARE
  Applicable to 5,761,908 outstanding $0.001 par value
  shares (authorized 500,000,000 shares)......................      $10.51
                                                                ----------
                                                                ----------

------------------------------------------------------------

Variable/Floating Rate Instruments. The interest rate changes on these instruments are based upon a designated base rate. These instruments are payable on demand and are secured by a letter of credit or other support agreement.

Maturity dates disclosed for Variable/Floating Rate Instruments are the ultimate maturity dates. The effective maturity dates for such securities are the next interest reset dates which are seven days or less.

Prerefunded Bonds. Outstanding bonds have been refunded to the first call date (prerefunded date) by the issuance of new bonds. Principal and interest are paid from monies escrowed in U.S. Treasury securities. Prerefunded bonds are generally re-rated AAA due to the U.S. Treasury escrow.

------------------------------------------------------------
           SUMMARY OF TAX-EXEMPT INSTRUMENTS BY STATE CLASSIFICATION
                                  (UNAUDITED)

                                          VALUE     PERCENT OF
STATE                                     (000)     NET ASSETS
---------------------------------------------------------------
California.............................  $  1,140          1.9%
Connecticut............................     4,179          6.9
Delaware...............................     2,174          3.6
Florida................................     4,553          7.5
Georgia................................     2,732          4.5
Hawaii.................................     1,111          1.8
Kentucky...............................     1,052          1.7
Maryland...............................     3,917          6.5
Massachusetts..........................     1,654          2.7
Michigan...............................     1,745          2.9
Minnesota..............................     1,698          2.8
Mississippi............................     1,537          2.5
Montana................................     1,585          2.6
New Jersey.............................     1,057          1.8
New Mexico.............................       829          1.4
New York...............................     4,186          6.9
Ohio...................................     2,967          4.9
Puerto Rico............................       333          0.6
Tennessee..............................     2,591          4.3
Texas..................................     8,473         14.0
Utah...................................     1,657          2.7
Virginia...............................     3,849          6.4
Washington.............................     1,722          2.8
Wisconsin..............................     2,907          4.8
Wyoming................................       400          0.7
                                         --------        -----
                                         $ 60,048         99.2%
                                         --------        -----
                                         --------        -----

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                                                        Municipal Bond Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
MONEY MARKET PORTFOLIO

COMPOSITION OF NET ASSETS (AT DECEMBER 31, 1997)
--------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Certificates of Deposit                        19.4%
Commercial Paper                               66.0%
Corporate Floating Rate Notes                   7.2%
U.S. Government Agency Discount Notes           1.0%
U.S. Government Agency Floating Rate
Notes                                           0.8%
Other                                           5.6%

COMPARATIVE MONTHLY AVERAGE YIELDS
--------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           MONEY MARKET PORTFOLIO 30-DAY YIELDS   IBC MONEY FUND COMPARABLE YIELDS
Jan.                                      4.96%                               4.84%
Feb.                                      4.94%                               4.82%
Mar.                                      4.96%                               4.84%
Apr.                                      4.99%                               4.94%
May                                       5.06%                               4.98%
Jun.                                      5.11%                               5.02%
Jul.                                      5.12%                               5.32%
Aug.                                      5.17%                               5.32%
Sep.                                      5.17%                               5.31%
Oct.                                      5.16%                               5.30%
Nov.                                      5.17%                               5.33%
Dec.                                      5.19%                               5.40%

------------------------------------------------

CERTAIN INFORMATION APPEARING IN THIS INVESTMENT OVERVIEW IS UNAUDITED. ACCORDINGLY, THE REPORT OF INDEPENDENT ACCOUNTANTS APPEARING ELSEWHERE IN THIS REPORT DOES NOT EXTEND TO THIS INFORMATION. INVESTMENTS IN SHARES OF THE PORTFOLIO ARE NEITHER INSURED NOR GUARANTEED BY THE U.S. GOVERNMENT AND THERE IS NO ASSURANCE THAT THE PORTFOLIO WILL MAINTAIN A STABLE NET ASSET VALUE OF $1.00 PER SHARE. YIELDS WILL FLUCTUATE AS MARKET CONDITIONS CHANGE.

The Money Market Portfolio's investment objectives are to maximize current income and preserve capital while maintaining high levels of liquidity through investing in high quality money market instruments which have effective maturities of one year or less. The Portfolio's average maturity (on a dollar-weighted basis) will not exceed 90 days. The Portfolio will purchase only securities having a remaining maturity of one year or less. The Portfolio is expected to maintain a net asset value of $1.00 per share. There can be no assurance, however, that the Portfolio will be successful in maintaining a net asset value of $1.00 per share.

The seven day yield and seven day effective yield (which assumes an annualization of the current yield with all dividends reinvested) for the Portfolio as of December 31, 1997 were 5.25% and 5.39%, respectively. As with all money market portfolios, the seven day yields are not necessarily indicative of future performance.

After 14 months of steady policy, the Federal Reserve increased the target for the federal funds rate the last week of the first quarter 1997. The increase of 25 basis points to a 5.50% fed funds target was expected and in fact was priced into the market. Federal Reserve Chairman Alan Greenspan presented his view on the economy during scheduled testimony to Congress earlier in the month of March. Clearly at that time, he felt that the economy was continuing to accelerate at a rapid pace and that a pre-emptive increase in the funds rate was necessary to stave off inflation.

In the second quarter interest rates reversed the trend of the first quarter by declining 25 to 40 basis points across the yield curve. Following the March increase in the funds rate, the market began to adjust to expectations of a slower rate of growth in the economy. When the May FOMC meeting passed with no change in rates, the market took it as a sign that further rate increases would not be necessary, and the economy seemed to be slowing on its own.

During the second half of 1997, the market obsessed about the relative strength of the economy and speculated about how long the U.S. could continue functioning at full employment and at what point inflation would begin to creep into the equation. Market participants examined all of these factors within the framework of the Federal Reserve and at what point they would find it necessary to increase

--------------------------------------------------------------------------------
MONEY MARKET PORTFOLIO

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        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
MONEY MARKET PORTFOLIO (CONT.)
interest rates. One year Treasury bills declined as much as 20 basis points (0.20%) in the third quarter, and the money market curve flattened quite dramatically with the spread between three month and one year T-bills compressing by 14 basis points to only 34 basis points by the end of the third quarter.

The market was beginning to follow a pattern moving in one direction and then another as data were released or a Federal Open Market Committee meeting approached and then passed without any action on the part of the Fed. This relative "calm" in the market halted abruptly on October 27th as currency and market crises in Asia suddenly rattled the U.S. stock markets. Foreign stock markets tumbled, particularly Hong Kong, and the U.S. market followed suit. As these markets plummeted, U.S. investors concluded that the Federal Reserve would shift their focus away from the U.S. economic fundamentals and turn their attention toward world markets. In the face of these new developments, the U.S. bond market rallied experiencing a flight to quality.

The November employment data was released in early December indicating that employment remained very strong. The inflation statistics that followed were very positive indicating that inflation still was not an issue. The market began to discuss the Federal Reserve's need to act. If the Asian crisis had not happened, the market's general sentiment was that the December FOMC meeting would have resulted in a 25 basis point tightening. Instead the Fed made no change. Through this period, market levels remained strong, and the yield curve flattened even more than it already had in September. At the end of December the spread between three month and one year Treasury bills was approximately 15 basis points.

With no protection against possible Federal Reserve tightening built into the front end of the yield curve, we found little value in the market particularly in the one year area of the money market curve. Finally, anchored by a 5.5% funds rate, the entire yield curve has flattened, offering less opportunity to enhance returns by rolling down the curve.

We increased the weighted average maturity of the Portfolio in April when rates were higher. We then took the opportunity to reduce the overall maturity later in the second quarter when rates fell. The Portfolio was positioned defensively, slightly short of neutral for the balance of the second quarter and throughout the third quarter. In October prior to the Asian crisis, there was a brief period during which one year spread paper offered attractive value at 6.0%. At this time we extended the Portfolio to 55 days. For the balance of the year we maintain a similar weighted average maturity ultimately finishing the year at 57 days.

We are pleased to report that the Portfolio continues to meet its goal of providing as high a level of interest income as is consistent with maintaining liquidity and stability of principal, and that the Portfolio still holds only high quality securities with 100% of the assets invested in securities rated A1/P1 or better.

Abigail Jones Feder
PORTFOLIO MANAGER

Daniel M. Niland
PORTFOLIO MANAGER

Ellen D. Harvey
PORTFOLIO MANAGER

Scott F. Richard
PORTFOLIO MANAGER

January 1998

--------------------------------------------------------------------------------
                                                          Money Market Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

MONEY MARKET PORTFOLIO
--------------------------------------------------------------------------------

 FACE                                                          AMORTIZED
AMOUNT                                                           COST
 (000)                                                           (000)
-------------------------------------------------------------------------

MONEY MARKET INSTRUMENTS (94.4%)
  U.S. GOVERNMENT & AGENCY OBLIGATIONS (1.8%)
     AGENCY DISCOUNT NOTES (1.0%)
$15,000    Federal Home Loan Mortgage Corporation 6.00%,
             4/08/98........................................  $    14,991
                                                              -----------
     AGENCY FLOATING RATE NOTES (0.8%)
 13,000    Federal National Mortgage Association 5.62%,
             7/26/99........................................       12,978
                                                              -----------
  TOTAL U.S. GOVERNMENT & AGENCY OBLIGATIONS (Cost
  $27,969)..................................................       27,969
                                                              -----------
  ASSET BACKED COMMERCIAL PAPER (7.9%)
     SINGLE PURPOSE CORPORATION (7.9%)
 10,000    Asset Securitization Corp. 5.62%, 2/20/98........        9,922
 13,000    Asset Securitization Corp. 5.79%, 3/24/98........       12,831
 10,000    Delaware Funding 5.75%, 1/16/98..................        9,976
 25,000    Delaware Funding 5.82%, 2/12/98..................       24,831
 30,000    Eiger Capital Corp. 5.81%, 2/13/98...............       29,793
 31,500    Greenwich Funding 5.93%, 1/09/98.................       31,458
                                                              -----------
  TOTAL ASSET BACKED COMMERCIAL PAPER
  (Cost $118,811)...........................................      118,811
                                                              -----------
  COMMERCIAL PAPER (58.1%)
     AUTOMOTIVE (6.7%)
 20,000    Associates Corp. 5.78%, 2/06/98..................       19,885
 15,000    Associates Corp. 5.80%, 2/13/98..................       14,897
 15,850    Daimler Benz North America Corp. 5.79%,
             2/18/98........................................       15,728
 17,000    Daimler Benz North America Corp. 5.60%,
             3/02/98........................................       16,843
 20,000    Toyota Motor Credit Corp. 5.68%, 1/30/98.........       19,909
 13,000    Toyota Motor Credit Corp. 5.82%, 3/06/98.........       12,867
                                                              -----------
                                                                  100,129
                                                              -----------
     BANKS (23.5%)
 13,700    ABN-AMRO North American Finance, Inc. 5.61%,
             2/23/98........................................       13,588
  4,000    Bank of America 5.72%, 1/20/98...................        3,988
 19,700    Bank of America 5.59%, 1/29/98...................       19,615
 30,000    Barclays Bank U.S. Funding Corp. 5.77%,
             2/02/98........................................       29,847
 39,700    Bayerishe Landesbank 5.75%, 3/11/98..............       39,267
 15,000    Credit Suisse 5.64%, 2/10/98.....................       14,907
 30,000    Dresdner U.S. Finance 5.78%, 2/03/98.............       29,842
  8,000    First Chicago Finance Corp. 5.81%, 2/09/98.......        7,950
 20,000    First Chicago Finance Corp. 5.75%, 2/26/98.......       19,823
  6,000    First Chicago Finance Corp. 5.67%, 5/06/98.......        5,884
 41,700    Internationale Nederlanden Finance 5.78%,
             3/05/98........................................       41,282
 20,000    J.P. Morgan & Co. 5.79%, 6/18/98.................       19,474
 38,700    Rabobank U.S. Finance Corp. 5.65%, 4/29/98.......       37,996
 10,700    Royal Bank of Scotland 5.61%, 1/27/98............       10,657


 FACE                                                          AMORTIZED
AMOUNT                                                           COST
 (000)                                                           (000)
-------------------------------------------------------------------------
$20,000    UBS Finance, Inc. 5.96%, 1/12/98.................  $    19,964
 40,000    Westdeutche Landesbank 5.55%, 1/26/98............       39,846
                                                              -----------
                                                                  353,930
                                                              -----------
     CONSUMER GOODS (4.4%)
 15,000    General Electric Capital Corp. 5.58%, 2/26/98....       14,871
 37,300    H.J. Heinz Co. 5.79%, 2/11/98....................       37,056
 15,000    Warner Lambert Co. 5.56%, 3/17/98................       14,828
                                                              -----------
                                                                   66,755
                                                              -----------
     ELECTRONICS (5.3%)
 28,700    Electronic Data Systems 5.79%, 2/13/98...........       28,503
 10,000    Panasonic Finance 5.58%, 3/02/98.................        9,908
 15,700    Panasonic Finance 5.61%, 3/04/98.................       15,550
 26,700    Siemens Capital Corp. 5.61%, 2/19/98.............       26,497
                                                              -----------
                                                                   80,458
                                                              -----------
     FINANCE (6.9%)
 30,000    American Express Credit Corp. 5.52%, 2/05/98.....       29,840
 20,000    CIT Group Holdings 6.02%, 1/20/98................       19,937
 15,000    Commercial Credit Corp. 5.58%, 2/09/98...........       14,910
 15,000    Commercial Credit Corp. 5.69%, 2/20/98...........       14,882
 24,700    Transamerica Financial Corp. 5.67%, 1/23/98......       24,615
                                                              -----------
                                                                  104,184
                                                              -----------
     INSURANCE (4.1%)
 10,000    General Reinsurance Corp. 5.82%, 4/23/98.........        9,822
  5,086    MetLife Funding Inc. 5.78%, 3/23/98..............        5,021
 10,000    Prudential Funding 5.80%, 4/02/98................        9,855
 14,000    USAA Capital Corp. 5.68%, 1/21/98................       13,956
 23,300    USAA Capital Corp. 5.60%, 2/06/98................       23,170
                                                              -----------
                                                                   61,824
                                                              -----------
     INVESTMENT BANKING (2.6%)
 40,000    Merrill Lynch 5.79%, 2/13/98.....................       39,725
                                                              -----------
     TELECOMMUNICATIONS (3.0%)
 20,000    AT&T Capital Corp. 5.79%, 3/09/98................       19,787
 14,700    Bell South Telecommunications 5.74%, 2/11/98.....       14,605
 10,000    Southern New England Telephone 5.92%, 1/20/98....        9,969
                                                              -----------
                                                                   44,361
                                                              -----------
     UTILITIES (1.6%)
 10,000    National Rural Utilities 5.55%, 1/27/98..........        9,960
 13,700    National Rural Utilities 5.79%, 4/28/98..........       13,447
                                                              -----------
                                                                   23,407
                                                              -----------
  TOTAL COMMERCIAL PAPER (Cost $874,773)....................      874,773
                                                              -----------
  CORPORATE FLOATING RATE NOTES (7.2%)
     BANKS (5.2%)
 20,000    Bank One, Columbus 5.61%, 9/16/98................       20,007
  8,500    Bank One, Dayton 6.22%, 8/21/98..................        8,502
 20,000    Morgan Guaranty Trust New York 5.63%, 3/25/98....       20,000

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
Money Market Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

MONEY MARKET PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

 FACE                                                          AMORTIZED
AMOUNT                                                           COST
 (000)                                                           (000)
-------------------------------------------------------------------------

  CORPORATE FLOATING RATE NOTES (CONT.)
     BANKS (CONT.)

$ 9,000    Societe Generale Bank (Yankee) 6.16%, 1/15/98....  $     9,000
 20,000    Societe Generale Bank 6.14%, 8/28/98.............       19,994
                                                              -----------
                                                                   77,503
                                                              -----------
     ELECTRONICS (2.0%)
 30,000    IBM Credit Corp. 5.66%, 11/20/98.................       30,000
                                                              -----------
  TOTAL CORPORATE FLOATING RATE NOTES
  (Cost $107,503)...........................................      107,503
                                                              -----------
  CERTIFICATES OF DEPOSIT (19.4%)
     BANKS (19.4%)
 20,000    Australia & New Zealand Bank, New York 5.68%,
             2/27/98........................................       20,000
 23,000    Bank of Montreal, Chicago (Yankee) 5.80%,
             11/06/98.......................................       22,990
  6,000    Barclays Bank 5.94%, 6/19/98.....................        6,003
 28,000    Canadian Imperial Bank, New York 5.82%,
             2/09/98........................................       28,000
 12,000    Canadian Imperial Bank (Yankee) 5.94%,
             10/23/98.......................................       12,007
  3,000    Chase Manhattan 5.75%, 2/11/98...................        3,000
 15,000    Credit Agricole (Yankee) 5.75%, 3/19/98..........       15,000
 18,000    Credit Suisse, First Boston 6.25%, 4/08/98.......       18,000
 27,000    Deutsche Bank, New York 5.64%, 1/29/98...........       27,000
 12,500    Deutsche Bank, New York 5.94%, 10/23/98..........       12,494
 20,000    Deutsche Bank (Yankee) 5.85%, 3/13/98............       19,999
 14,000    Landesbank Hessen Thueringen 5.94%, 10/23/98.....       13,993
 20,000    National Westminster Bank 5.66%, 3/05/98.........       19,993
 15,000    Societe Generale Bank, New York 6.35%, 4/15/98...       15,020
 49,000    Swiss Bank, New York 5.62%, 1/21/98..............       49,000
 10,000    Westdeutsche Landesbank 5.66%, 3/02/98...........       10,000
                                                              -----------
TOTAL CERTIFICATES OF DEPOSIT (Cost $292,499)...............      292,499
                                                              -----------
TOTAL MONEY MARKET INSTRUMENTS (Cost $1,421,555)............    1,421,555
                                                              -----------
SHORT TERM INVESTMENTS (5.5%)
  REPURCHASE AGREEMENTS (5.5%)
 49,817    Deutsche Bank 6.40%, dated 12/31/97, due 1/02/98,
             to be repurchased at $49,835, collateralized by
             U.S. Treasury Notes, 6.125%, due 8/31/98,
             valued at $51,204..............................       49,817
 32,888    J.P. Morgan & Co. 6.20%, dated 12/31/97, due
             1/02/98, to be repurchased at $32,899,
             collateralized by U.S. Treasury Bonds, 6.25%,
             due 8/15/23, valued at $33,761.................       32,888
                                                              -----------
  TOTAL REPURCHASE AGREEMENTS (Cost $82,705)................       82,705
                                                              -----------

                                                           AMORTIZED
                                                             COST
                                                            (000)
-------------------------------------------------------------------

TOTAL INVESTMENTS (99.9%) (Cost $1,504,260)..............  $1,504,260
                                                           --------
OTHER ASSETS (0.4%)
  Interest Receivable........................  $    6,945
  Other......................................          96     7,041
                                               ----------
LIABILITIES (-0.3%)
  Dividends Payable..........................      (3,503)
  Investment Advisory Fees Payable...........      (1,106)
  Administrative Fees Payable................        (197)
  Bank Overdraft.............................         (61)
  Directors' Fees & Expenses Payable.........         (57)
  Custodian Fees Payable.....................         (44)
  Other Liabilities..........................        (123)   (5,091)
                                               ----------  --------
NET ASSETS (100%)........................................  $1,506,210
                                                           --------
                                                           --------

NET ASSETS CONSIST OF:
Paid in Capital........................  $1,506,621
Accumulated Net Realized Loss..........        (411)
                                         ----------
NET ASSETS (100%)......................  $1,506,210
                                         ----------
                                         ----------
NET ASSET VALUE, OFFERING AND
  REDEMPTION
  PRICE PER SHARE
  Applicable to 1,506,624,942
  outstanding $0.001 par value shares
  (authorized 4,000,000,000 shares)....       $1.00
                                         ----------
                                         ----------

------------------------------------------------------------

Floating Rate Security -- The interest rate changes on these instruments are based on changes in a designated base rate. The rates shown are those in effect at December 31, 1997.
Maturity dates disclosed for Floating Rate Instruments are the ultimate maturity dates. The effective maturity dates for such securities are the next interest reset dates which are seven days or less.
Interest rates disclosed for Commercial Paper and Agency Discount Notes represent effective yields at December 31, 1997.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                                                          Money Market Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
MUNICIPAL MONEY MARKET PORTFOLIO

COMPOSITION OF NET ASSETS (AT DECEMBER 31, 1997)
--------------------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Fixed Rate Instruments                47.4%
Variable/Floating Rate
Instruments                           52.3%
Other                                  0.3%

COMPARATIVE MONTHLY AVERAGE YIELDS
--------------------------------

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            MUNICIPAL MONEY

            Market Portfolio                   IBC Municipal
               30-Day Yields    Money Fund Comparable Yields
Jan.                   3.03%                           2.90%
Feb.                   2.91%                           2.67%
Mar.                   2.70%                           2.76%
Apr.                   2.89%                           3.17%
May                    3.31%                           3.37%
Jun.                   3.28%                           3.28%
Jul.                   3.30%                           3.31%
Aug.                   3.15%                           3.19%
Sep.                   3.14%                           3.30%
Oct.                   3.25%                           3.34%
Nov.                   3.20%                           3.46%
Dec.                   3.19%                           3.44%

------------------------------------------------

CERTAIN INFORMATION APPEARING IN THIS INVESTMENT OVERVIEW IS UNAUDITED. ACCORDINGLY, THE REPORT OF INDEPENDENT ACCOUNTANTS APPEARING ELSEWHERE IN THIS REPORT DOES NOT EXTEND TO THIS INFORMATION. INVESTMENTS IN SHARES OF THE PORTFOLIO ARE NEITHER INSURED NOR GUARANTEED BY THE U.S. GOVERNMENT AND THERE IS NO ASSURANCE THAT THE PORTFOLIO WILL MAINTAIN A STABLE NET ASSET VALUE OF $1.00 PER SHARE. YIELDS WILL FLUCTUATE AS MARKET CONDITIONS CHANGE.

The Municipal Money Market Portfolio's investment objectives are to maximize current income that is exempt from Federal income tax and preserve capital while maintaining high levels of liquidity through investing in high quality municipal money market instruments which earn interest exempt from Federal income tax in the opinion of bond counsel for the issuer. The Portfolio will purchase only securities having a remaining maturity of one year or less. Under normal circumstances, the Portfolio will invest at least 80% of its assets in tax-exempt municipal securities. Additionally, the Portfolio will not purchase private activity bonds, the interest from which is subject to alternative minimum tax. Interest on tax-exempt municipal securities may be subject to state and local taxes. The Portfolio's average maturity (on a dollar-weighted basis) will not exceed 90 days. The Portfolio is expected to maintain a net asset value of $1.00 per share. There can be no assurance, however, that the Portfolio will be successful in maintaining a net asset value of $1.00 per share.

The seven day yield and seven day effective yield (assumes an annualization of the current yield with all dividends reinvested) for the Municipal Money Market Portfolio as of December 31, 1997 were 3.40% and 3.46%, respectively. The seven day taxable equivalent yield and the seven day taxable equivalent effective yield for the Portfolio at December 31, 1997, assuming Federal income tax rate of 39.6% (maximum rate) were 5.60% and 5.68%, respectively. The seven day yields are not necessarily indicative of future performance.

The municipal money market curve was flat throughout much of 1997. In general, rates were much less volatile than is normally the case. The municipal money market curve did not experience the curve steeping and subsequent flattening that characterized the taxable money market sector. Even in October in the face of the Asian currency and market crises, the municipal money market did not react. In fact, except for a couple of dips and spikes in March and April and then again in August and September, rates fluctuated very little. The market's stability has been due to "crossover" buyers which are primarily corporations that move their investments between the taxable and tax-exempt sectors depending on relative value. Each time rates declined due to decreased supply, the crossover buyers moved out of the tax-exempt sector. This created a dramatic increase in

--------------------------------------------------------------------------------
MUNICIPAL MONEY MARKET PORTFOLIO

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

OVERVIEW
--------------------------------------------------------------------------------
MUNICIPAL MONEY MARKET PORTFOLIO (CONT.)
supply forcing dealers to increase rates which in turn brought the crossover buyers back into the tax-exempt sector.

The asset size of the Portfolio remained stable in 1997 with a modest increase in assets in the fourth quarter; the Portfolio finished the year with net assets of $805 million. Overall the asset allocation throughout the year remained consistent. Commercial paper ranged from 30-45%, tax-exempt notes ranged from 3-7% (except for a brief period in August when the allocation dropped to 1%), and daily and weekly variable rate puttable issues fluctuated between 50% and 60% of the Portfolio. Because of the relatively flat shape of the curve, the Portfolio maintained a relatively short weighted average maturity throughout the year ranging from 15 to 45 days. December ended with a weighted average maturity of 32 days.

Abigail Jones Feder
PORTFOLIO MANAGER

January 1998

--------------------------------------------------------------------------------
                                                Municipal Money Market Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

MUNICIPAL MONEY MARKET PORTFOLIO
--------------------------------------------------------------------------------

 FACE                                                         AMORTIZED
AMOUNT                                                           COST
 (000)                                                          (000)
------------------------------------------------------------------------

TAX-EXEMPT INSTRUMENTS (99.7%)
  FIXED RATE INSTRUMENTS (47.4%)
     NOTES (6.7%)
$10,000    California State, RANS, 4.50%, 6/30/98...........  $  10,032
  1,300    Delaware, TRANS, 7.75%, 7/01/98..................      1,343
  2,000    Indianapolis, Indiana, Local Public Improvements
             Board, Series E,
             4.25%, 7/09/98.................................      2,005
  3,000    Montana State, TRANS, 4.25%, 6/30/98.............      3,006
  1,000    New Mexico State, General Obligation, Series B,
             3.70%, 9/01/98.................................        999
  3,000    New Mexico State, Severance Tax Revenue Bonds,
             Series B, 4.80%, 7/01/98.......................      3,014
  5,000    New Mexico State, TRANS, 4.50%, 6/30/98..........      5,015
  3,560    Tennessee State, General Obligation Bonds, Series
             A, 5.00%, 5/01/98..............................      3,574
 25,200    Texas State, TRANS, Series A, 4.75%, 8/31/98.....     25,348
                                                              ----------
                                                                 54,336
                                                              ----------
     COMMERCIAL PAPER (40.7%)
           Allegheny County, Pennsylvania, Industrial
             Development Authority,
  3,000    3.85%, 1/12/98, Series 85........................      3,000
  2,000    3.80%, 1/15/98, Series 95........................      2,000
 10,000    Baltimore County, Maryland, Series 95, BANS,
             3.75%, 1/14/98.................................     10,000
  4,900    Becker, Minnesota, Pollution Control Revenue
             Bonds, Series 98A,
             3.75%, 2/12/98.................................      4,900
  2,000    Bexar, Texas, Metropolitan Water District, 3.80%,
             1/21/98........................................      2,000
  2,500    City of Burlington, Kansas, Series 87A, 3.80%,
             1/15/98........................................      2,500
  6,000    City of Honolulu, Hawaii, 3.80%, 2/04/98.........      6,000
  2,500    City of Lincoln, Nebraska, Electric Systems
             Revenue Notes, Series 95,
             3.70%, 1/15/98.................................      2,500
  7,200    City of San Antonio, Texas, Series A, 3.75%,
             3/11/98........................................      7,200
  6,000    Commonwealth of Virginia, 3.75%, 3/10/98.........      6,000
           Connecticut State, Health & Education,
  1,600    3.70%, 1/15/98...................................      1,600
 10,000    3.70%, 2/10/98...................................     10,000
  2,400    Delta County, Michigan, Series A,
             3.75%, 3/10/98.................................      2,400
  2,525    Gainsville, Florida, Series C, 3.75%, 2/25/98....      2,525
  4,100    Gillette Campbell, Wyoming, 3.70%, 1/15/98.......      4,100
  2,148    Harris County, Texas, Series A, 3.75%, 2/19/98...      2,148
  2,500    Health & Educational Facilities, Vanderbilt
             University, Tennessee, Series 89A, 3.75%,
             2/18/98........................................      2,500
           Houston, Texas,
  8,000    3.70%, 1/27/98, Series A.........................      8,000
 10,100    3.80%, 2/24/98, Series A.........................     10,100


 FACE                                                         AMORTIZED
AMOUNT                                                           COST
 (000)                                                          (000)
------------------------------------------------------------------------
$ 5,500    3.75%, 1/29/98, Series B.........................  $   5,500
  4,000    3.80%, 2/24/98, Series B.........................      4,000
  2,400    3.75%, 3/12/98, Series B.........................      2,400
  6,000    3.75%, 3/12/98, Series C.........................      6,000
           Illinois Educational Facility Authority,
  9,600    3.70%, 1/22/98...................................      9,600
  9,000    3.75%, 2/13/98...................................      9,000
  2,100    Illinois Health & Educational Facilities, 3.75%,
             2/11/98........................................      2,100
  4,750    Independence, Missouri, Water Utility Revenue,
             Series 86, 3.80%, 1/28/98......................      4,750
           Jacksonville, Florida, Electric Authority,
  1,750    3.80%, 2/09/98...................................      1,750
  9,000    3.75%, 3/05/98...................................      9,000
 10,000    King County, Washington, Sewer Revenue, Series A,
             BANS, 3.70%, 2/11/98...........................     10,000
           Louisiana, Public Facilities Authority,
  5,500    3.65%, 1/13/98...................................      5,500
  3,000    3.70%, 1/29/98...................................      3,000
  6,050    Louisiana State, General Obligation Bonds, Series
             91A, 3.80%, 2/19/98............................      6,050
  1,300    Maricopa County, Arizona, Pollution Control,
             3.75%, 3/10/98.................................      1,300
  6,600    Massachusetts Health & Education Facilities
             Authority, Harvard University, Series L, 3.75%,
             2/12/98........................................      6,600
  3,000    Massachusetts State Water Resource Authority,
             3.75%, 1/16/98.................................      3,000
  5,900    Michigan State Underground Storage Facility,
             Series 1, 3.75%, 2/05/98.......................      5,900
  2,000    Montgomery County, Alabama, Industrial
             Development Board, General Electric Series,
             3.70%, 1/21/98.................................      2,000
  2,500    Montgomery County, Alabama, Industrial
             Development Bond, 3.70%, 1/16/98...............      2,500
           Montgomery County, Maryland, BANS,
  4,000    3.70%, 1/13/98...................................      4,000
  5,000    3.85%, 2/09/98...................................      5,000
  5,700    3.75%, 3/11/98...................................      5,700
 15,000    New Jersey State Transportation Authority, 3.75%,
             1/13/98........................................     15,000
           New York City, New York, Water Finance Authority,
  3,000    3.80%, 1/21/98...................................      3,000
  4,600    3.75%, 3/09/98, Series A.........................      4,600
  2,990    Omaha Nebraska, Public Power District, 3.75%,
             3/09/98........................................      2,990
  4,000    Petersburg, Indiana, Indiana Power & Light,
             Series 91, 3.75%, 2/11/98......................      4,000
  7,700    Platte River Authority, Colorado,
             3.75%, 1/20/98.................................      7,700
  5,000    Puerto Rico, General Development Bond, 3.70%,
             1/12/98........................................      5,000

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
Municipal Money Market Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

MUNICIPAL MONEY MARKET PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

 FACE                                                         AMORTIZED
AMOUNT                                                           COST
 (000)                                                          (000)
------------------------------------------------------------------------

  FIXED RATE INSTRUMENTS (CONT.)
     COMMERCIAL PAPER (CONT.)

           Rochester, Minnesota, Health Facilities, Mayo
             Clinic,
$ 1,000    3.80%, 1/12/98...................................  $   1,000
  1,500    3.80%, 1/12/98...................................      1,500
  1,565    3.75%, 2/17/98, Series E.........................      1,565
  1,500    3.75%, 2/17/98, Series 92A.......................      1,500
  6,000    3.75%, 2/17/98, Series 92C.......................      6,000
           Salt River, Arizona,
  6,600    3.70%, 1/14/98...................................      6,600
  2,800    3.80%, 1/22/98...................................      2,800
 11,006    Salt River, Arizona, Agricultural & Power
             District Revenue Bonds, 3.80%, 1/08/98.........     11,006
  1,500    San Antonio, Texas, 3.80%, 1/09/98...............      1,500
  3,600    San Antonio, Texas, Electric & Gas Revenue Bond,
             3.80%, 2/09/98.................................      3,600
  5,000    Shelby County, Tennessee, TANS,
             3.75%, 2/18/98.................................      5,000
           Sunshine State, Florida, Government Finance
             Authority,
  4,470    3.80%, 2/19/98...................................      4,470
  3,750    3.75%, 2/20/98...................................      3,750
  2,000    3.75%, 2/23/98...................................      2,000
  5,000    Sweetwater County, Wyoming, 3.75%, 2/04/98.......      5,000
  5,000    Texas State, Series 1997-B, 3.75%, 2/10/98.......      5,000
  1,000    Texas State, Public Finance Authority, Series B,
             3.75%, 1/28/98.................................      1,000
  2,500    University of Michigan, 3.75%, 1/15/98...........      2,500
  5,055    Wisconsin State, General Obligation, 3.70%,
             1/09/98........................................      5,055
 10,000    Wisconsin State Transportation Authority, Series
             A, TRANS, 3.75%, 3/09/98.......................     10,000
                                                              ----------
                                                                327,259
                                                              ----------
  TOTAL FIXED RATE INSTRUMENTS..............................    381,595
                                                              ----------
  VARIABLE/FLOATING RATE INSTRUMENTS (52.3%)
     DAILY VARIABLE RATE BONDS (25.8%)
  1,500    Ascension Parish, Louisiana, Pollution Control
             Revenue Bonds, Shell Oil, 4.80%, 9/01/23.......      1,500
  3,385    Burke County, Georgia, Pollution Control Revenue
             Bonds, Georgia Power Co., Series 3, 4.80%,
             9/01/25........................................      3,385
  1,000    Burke County, Georgia, Pollution Control, Revenue
             Bonds, 4.80%, 7/01/24..........................      1,000
  4,000    Chattanooga-Hamilton County, Tennessee, Hospital
             Authority Revenue Bonds, Erlanger Medical
             Center,
             4.90%, 10/01/17................................      4,000
           Chicago, Illinois, O'Hare International Airport
             Special Facilities Revenue Bonds, American
             Airlines, Inc.,
  4,200    4.90%, 12/01/17, Series A........................      4,200

 FACE                                                         AMORTIZED
AMOUNT                                                           COST
 (000)                                                          (000)
------------------------------------------------------------------------
$ 3,500    4.90%, 12/01/17, Series B........................  $   3,500
  4,200    4.90%, 12/01/17, Series C........................      4,200
  3,750    4.90%, 12/01/17, Series D........................      3,750
  1,400    City of Forsyth, Montana, Pollution Control
             Revenue Bonds, 3.75%, 1/01/18..................      1,400
  2,800    Delaware County, Pennsylvania, Industrial
             Development Authority, Series 95, 4.90%,
             12/01/09.......................................      2,800
  1,700    Delta County, Michigan, Environmental Improvement
             Revenue Bonds, Mead Corp., 5.10%, 12/01/23.....      1,700
  3,850    East Baton Rouge Parish, Louisiana, Pollution
             Control Revenue Bonds, Exxon Project, 4.80%,
             3/01/22........................................      3,850
  4,200    Farmington, New Mexico, Pollution Control Revenue
             Bonds, Series A, 4.80%, 5/01/24................      4,200
  4,200    Gulf Coast Waste Disposal Authority, Texas,
             Pollution Control Revenue Bonds, Exxon Project,
             4.95%, 6/01/20.................................      4,200
  1,200    Hamond, Indiana, Pollution Control Revenue Bonds,
             Amoco Oil Company Project, 4.95%, 2/01/22......      1,200
  5,000    Hapeville, Georgia, Industrial Development
             Authority, Series 85, 5.10%, 11/01/15..........      5,000
           Harris County, Texas, Health Facilities
             Development Corp., Methodist Hospital,
  5,500    4.90%, 12/01/25..................................      5,500
  2,700    4.90%, 12/01/26..................................      2,700
           Harris County, Texas, Industrial Development,
             Pollution Control Revenue Bonds, Exxon Project,
  1,300    4.80%, 3/01/24, Series 84A.......................      1,300
  2,600    4.80%, 3/01/24, Series 84B.......................      2,600
  5,700    Hurley, New Mexico, Pollution Control Revenue
             Bonds, Series 85,
             5.00%, 12/01/15................................      5,700
  1,300    Jackson County, Mississippi, Port Facility,
             Chevron Project, Series 93,
             4.95%, 6/01/23.................................      1,300
    900    Kansas City, Kansas, Industrial Development
             Authority, Revenue Bonds, PQ Corp., 5.20%,
             8/01/15........................................        900
  2,000    Lake Charles, Louisiana, Harbor & Terminal
             District Port Facilities, Series 84, 5.00%,
             11/01/11.......................................      2,000
           Lincoln County, Wyoming, Pollution Control
             Revenue Bonds, Exxon Project,
  2,200    5.10%, 11/01/14, Series 84A......................      2,200
  1,700    5.10%, 11/01/14, Series 84B......................      1,700
  2,500    5.10%, 11/01/14, Series 84C......................      2,500
  2,500    5.10%, 11/01/14, Series 84D......................      2,500

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                                                Municipal Money Market Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

MUNICIPAL MONEY MARKET PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

 FACE                                                         AMORTIZED
AMOUNT                                                           COST
 (000)                                                          (000)
------------------------------------------------------------------------

  VARIABLE/FLOATING RATE INSTRUMENTS (CONT.)
     DAILY VARIABLE RATE BONDS (CONT.)

$ 3,120    Louisiana Public Facilities Authority, Industrial
             Development, Kenner Hotel, Series 85, 5.10%,
             12/01/15.......................................  $   3,120
           Maricopa County, Arizona, Pollution Control
             Revenue Bonds, Arizona Public Service Co.,
  5,700    4.80%, 5/01/29, Series C.........................      5,700
  1,700    4.95%, 5/01/29, Series E.........................      1,700
  3,600    4.90%, 5/01/29, Series F.........................      3,600
  8,400    Massachusetts, State Health & Educational
             Facilities Authority, Revenue Bonds, Capital
             Assets Project, Series D,
             5.00%, 1/01/35.................................      8,400
  2,700    Metropolitan Nashville, Airport Authority,
             Special Facility Revenue Bonds, American
             Airlines Project, Series A, 5.00%, 10/01/12....      2,700
           Missouri State Health & Educational Facilities
             Authority, Revenue Bonds, Washington
             University,
  2,400    5.00%, 9/01/30, Series A.........................      2,400
  3,500    5.00%, 9/01/30, Series B.........................      3,500
           New York City, New York, General Obligation
             Bonds,
    700    4.15%, 10/01/23, Series C........................        700
    400    5.00%, 8/01/98, Series C, Sub-Series C4..........        400
  3,400    5.00%, 8/01/22, Sub-Series A4....................      3,400
  3,650    5.00%, 8/01/23, Sub-Series A4....................      3,650
  1,500    5.10%, 8/01/15, Sub-Series A5....................      1,500
           New York City, New York, Municipal Water Finance
             Authority, Water & Sewer System Revenue Bonds,
  4,965    5.10%, 6/15/22, Series 92C.......................      4,965
  8,800    5.10%, 6/15/23, Series 93C.......................      8,800
  1,400    New York State Energy Research & Development
             Authority, Pollution Control Revenue Bonds,
             Niagara,
             4.50%, 7/01/15.................................      1,400
  1,100    New York State, Dormitory Authority Revenue
             Bonds, Cornell University, Series B, 4.75%,
             7/01/25........................................      1,100
    700    New York State, Electric & Gas Revenue Bonds,
             Series 94D, 5.00%, 10/01/29....................        700
  2,700    Nueces River Authority, Texas, Pollution Control
             Revenue Bonds, Series 85, 5.20%, 12/01/99......      2,700
  4,100    Ohio State Air Quality Development Authority
             Revenue Bonds, Cincinnati Gas & Electric,
             Series 95B,
             4.95%, 9/01/30.................................      4,100
  2,400    Peninsula Port Authority, Virginia, Coal Revenue
             Bonds, 5.00%, 7/01/16..........................      2,400

 FACE                                                         AMORTIZED
AMOUNT                                                           COST
 (000)                                                          (000)
------------------------------------------------------------------------
           Pennsylvania Higher Education Authority Revenue
             Bonds, Carnegie Mellon University,
$ 5,000    4.85%, 11/01/25, Series 95A......................  $   5,000
  4,500    4.85%, 11/01/29, Series 95C......................      4,500
  2,600    4.85%, 11/01/30, Series 95D......................      2,600
  3,300    Pennsylvania State Higher Educational Facilities
             Authority, Colleges & Universities Revenue
             Bonds,
             4.95%, 10/01/09................................      3,300
           Philadelphia, Pennsylvania, Hospitals & Higher
             Educational Facilities Authority, Childrens
             Hospital Project,
  8,100    4.85%, 3/01/27, Series 92B.......................      8,100
  2,500    4.85%, 3/01/27, Series 96A.......................      2,500
           Platte County, Wyoming, Pollution Control Revenue
             Bonds,
  3,500    4.50%, 7/01/14, Series A.........................      3,500
    600    4.50%, 7/01/14, Series B.........................        600
           Port of Saint Helens, Oregon, Pollution Control
             Revenue Bonds, Portland General Electric Co.,
  2,000    5.00%, 4/01/10, Series A.........................      2,000
  1,600    4.95%, 6/01/10, Series B.........................      1,600
           Raleigh-Durham, North Carolina, Airport
             Authority,
  4,000    5.00%, 11/01/15, Series A........................      4,000
    600    5.00%, 11/01/15, Series B........................        600
  1,400    Saint Charles Parish, Louisiana, Pollution
             Control Revenue Bonds, Shell Oil, Series 92B,
             4.90%, 10/01/22................................      1,400
  5,600    Salt Lake County, Utah, Pollution Control
             Revenue, SVC Station Holdings,
             4.90%, 8/01/07.................................      5,600
  3,600    Southwest, Texas, Higher Education Authority
             Revenue Bonds, Southern Methodist University,
             5.00%, 7/01/15.................................      3,600
  2,950    Sublette County, Wyoming, Pollution Control
             Revenue Bonds, Exxon Project, 4.95%,
             11/01/14.......................................      2,950
    700    Sweetwater County, Wyoming, Pacificorp, Series
             88B, 4.50%, 1/01/14............................        700
  4,300    Texas State, Water Development Board Revenue
             Bonds, Series A, 4.90%, 3/01/15................      4,300
  3,000    West Side Calhoun County, Texas, Pollution
             Control Revenue Bonds, 4.90%, 12/01/15.........      3,000
                                                              ----------
                                                                207,570
                                                              ----------
     WEEKLY VARIABLE RATE BONDS (25.8%)
  1,900    Alaska State, Housing Finance Corp., Revenue
             Bonds, Series C, 3.70%, 6/01/26................      1,900
  2,100    Albuquerque, New Mexico, Revenue Bonds, Series
             91A, 3.70%, 7/01/22............................      2,100

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
Municipal Money Market Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

MUNICIPAL MONEY MARKET PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

 FACE                                                         AMORTIZED
AMOUNT                                                           COST
 (000)                                                          (000)
------------------------------------------------------------------------

  VARIABLE/FLOATING RATE INSTRUMENTS (CONT.)
     WEEKLY VARIABLE RATE BONDS (CONT.)

$ 2,700    Allegheny County, Pennsylvania, Hospital
             Development Authority, Series 95B, 3.65%,
             9/01/20........................................  $   2,700
    300    Arkansas State, Development Finance Authority
             Bond, Series B, 4.13%, 6/01/12.................        300
  2,300    Ascension Parish, Louisiana, Pollution Control
             Revenue Bonds, Borden, Inc., 3.70%, 12/01/09...      2,300
           Beaver County, Pennsylvania, Industrial
             Development Authority, Duquesne Light,
  1,000    3.65%, 8/01/20, Series A.........................      1,000
  1,000    3.65%, 8/01/09, Series B.........................      1,000
  9,200    Burke County, Georgia, Development Authority,
             Oglethorpe, Series 93A, 3.65%, 1/01/16.........      9,200
  2,700    California Statewide Communities, Revenue Bonds,
             Series A1,
             3.45%, 5/15/25.................................      2,700
  5,600    Charlotte, North Carolina, Airport, Series 93A,
             3.65%, 7/01/16.................................      5,600
  1,000    City of Baltimore, Maryland, Pollution Control
             Revenue Bonds, General Motors Corp., 3.65%,
             2/01/00........................................      1,000
  2,500    City of Columbia, Missouri, Special Revenue
             Bonds, Series 88A,
             3.70%, 6/01/08.................................      2,500
  1,500    City of Columbia, Missouri, Water & Electric
             Revenue Bonds, Series 85B, 3.70%, 12/01/15.....      1,500
           City of Forsyth, Montana, Pollution Control
             Revenue Bonds,
    300    3.75%, 6/01/13, Series B.........................        300
    700    3.70%, 6/01/13, Series D.........................        700
  2,600    City of Midlothian, Texas, Industrial Development
             Corp., Pollution Control Revenue Bonds,
             Box-Crow Cement Co., 3.70%, 12/01/09...........      2,600
  1,000    City of Minnetonka, Minnesota, Multifamily,
             Cliffs Ridgedale,
             3.85%, 9/15/25.................................      1,000
  1,500    City of San Antonio, Texas, Higher Education
             Authority, Trinity University, 3.70%,
             4/01/04........................................      1,500
  1,900    City of Seattle, Washington, Municipal Light &
             Power, Revenue Bonds,
             3.65%, 6/01/21.................................      1,900

 FACE                                                         AMORTIZED
AMOUNT                                                           COST
 (000)                                                          (000)
------------------------------------------------------------------------

           Clark County, Nevada, Airport Revenue Bonds,
$12,700    3.65%, 7/01/12, Series 93A.......................  $  12,700
  2,600    3.65%, 7/01/25, Series 95-A1.....................      2,600
  4,000    Clark County, Nevada, Industrial Development
             Revenue Bonds, Nevada Power Co., Series C,
             3.85%, 10/01/30................................      4,000
  3,000    Clarksville, Tennessee, Public Building
             Authority, Revenue Bonds,
             3.65%, 12/01/00................................      3,000
     55    Clear Creek County, Colorado, Revenue Bonds,
             Colorado Finance Pool Program, Series 88,
             3.65%, 6/01/98.................................         55
    600    Colorado Student Obligation Bond Authority,
             Student Loan Revenue Bonds, Series 91-C1,
             3.65%, 8/01/00.................................        600
  5,000    Connecticut State, Revenue Bonds, Series B,
             3.85%, 5/15/14.................................      5,000
  5,300    Connecticut State, Special Tax Obligation Revenue
             Bonds, Series 1,
             3.65%, 12/01/10................................      5,300
  4,600    Cook County, Illinois, General Obligation Bonds,
             3.65%, 12/01/01................................      4,600
  5,000    Cuyahoga County, Ohio, Hospital Revenue Bonds,
             The Cleveland Clinic, Series C, 3.65%,
             1/01/16........................................      5,000
  1,800    Dade County, Florida, Health Facilities Authority
             Revenue Bonds, Miami Childrens Hospital, 3.65%,
             9/01/25........................................      1,800
 10,000    Dade County, Florida, Water & Sewer Revenue
             Bonds, Series 94,
             3.65%, 10/05/22................................     10,000
    700    First Florida Government Finance Committee,
             Revenue Bonds,
             3.65%, 12/01/00................................        700
  3,000    Foothill/Eastern California Toll Road, Series
             95C, TRANS, 3.35%, 1/02/35.....................      3,000
  2,000    Franklin County, Ohio, Series 95,
             3.65%, 6/01/16.................................      2,000
           Georgia, Municipal Gas Authority, Gas Revenue
             Bonds,
  8,000    4.00%, 9/01/07, Series B.........................      8,000
  8,000    3.65%, 1/01/08, Series C.........................      8,000
  2,500    Glynn, Georgia, Brunswick Memorial Hospital,
             Series 96, 3.65%, 8/01/16......................      2,500
           Harris County, Texas, Toll Road Revenue Bonds,
    900    3.80%, 8/01/15, Series 94D.......................        900
  5,000    3.65%, 8/01/20, Series 94G.......................      5,000
  5,000    3.65%, 8/01/20, Series 94H.......................      5,000
  2,200    Huntsville, Alabama, Healthcare Facilities
             Authority, Series B, 3.60%, 6/01/24............      2,200

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                                                Municipal Money Market Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

MUNICIPAL MONEY MARKET PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

 FACE                                                         AMORTIZED
AMOUNT                                                           COST
 (000)                                                          (000)
------------------------------------------------------------------------

  VARIABLE/FLOATING RATE INSTRUMENTS (CONT.)
     WEEKLY VARIABLE RATE BONDS (CONT.)

           Illinois Development Finance Authority, Revenue
             Bonds,
$ 5,000    3.80%, 2/01/29...................................  $   5,000
  3,500    3.80%, 6/01/31...................................      3,500
    300    Illinois Development Finance Authority, A.E.
             Staley Manufacturing, Series 85, 3.65%,
             12/01/05.......................................        300
  5,000    Illinois Development Finance Authority, Series
             93A, 3.70%, 3/01/09............................      5,000
  3,000    Illinois State, Toll Highway Authority, Series B,
             3.65%, 1/01/10.................................      3,000
  4,000    Jefferson Parish, Louisiana, Hospital Service
             District No. 001 Revenue Bonds, West Jefferson
             Medical Center,
             3.80%, 1/01/26.................................      4,000
    900    Lehigh County, Pennsylvania, Allegheny Electric
             Cooperative, 3.80%, 12/01/15...................        900
  1,000    Louisiana Public Facilities Authority, Hospital
             Revenue Bonds, Series 85, 3.80%, 12/01/00......      1,000
  2,000    Maryland Health & Higher Education Facilities,
             Series A, 3.70%, 7/01/27.......................      2,000
  1,000    Massachusetts Health & Education Facilities
             Authority, Series G-1,
             3.45%, 1/01/19.................................      1,000
  2,000    Massachusetts Health & Education Facilities
             Authority, Revenue Bonds, 3.80%, 2/01/16.......      2,000
  2,400    Missouri State Health & Educational Facilities
             Authority, Revenue Bonds, Washington
             University, 3.70%, 9/01/09.....................      2,400
  3,000    Municipal Electric Authority, Georgia, Revenue
             Bonds, Series 85C,
             3.65%, 3/01/20.................................      3,000
  2,900    New York State Local Government Assistance Corp.,
             Series D,
             3.55%, 4/01/25.................................      2,900
  3,900    Nueces County, Texas, Health Facilities, Driscoll
             Childrens' Foundation,
             3.85%, 7/01/15.................................      3,900
  1,500    Person County, North Carolina, Carolina Power &
             Light, 3.90%, 11/01/19.........................      1,500
           Pinellas County, Flordia, Health Facilities,
             Bayfront Medical Center,
    235    3.65%, 6/01/98...................................        235
  1,000    3.65%, 6/01/09...................................      1,000
    250    Polk County, Iowa, Hospital Equipment &
             Improvement Authority, 3.80%, 12/01/05.........        250
  2,400    Port of Corpus Christi, Texas, Industrial
             Development, Revenue Bonds,
             3.85%, 6/01/27.................................      2,400
  1,500    Port of Corpus Christi, Texas, Marine Terminal,
             R.J. Reynolds Metals Series, 3.80%, 9/01/14....      1,500

 FACE                                                         AMORTIZED
AMOUNT                                                           COST
 (000)                                                          (000)
------------------------------------------------------------------------
$   600    Putnam County, Florida, Development Authority,
             Seminole Electric, Series 84-H1, 3.85%,
             3/15/14........................................  $     600
  1,000    Rapides Parish, Louisiana, Industrial Development
             Revenue Bonds, Central Louisiana Electric Co.,
             3.60%, 7/01/18.................................      1,000
    700    Sheboygan, Wisconsin, Wisconsin Power & Light
             Co., 3.80%, 8/01/14............................        700
  8,100    Texas State, General Obligation Bonds, Veterans
             Housing Assistance-Fund I, 3.60%, 12/01/16.....      8,100
           University of Alabama,
  1,500    3.80%, 10/01/07, Series A........................      1,500
  2,000    3.95%, 10/01/07, Series B........................      2,000
  1,100    University of North Carolina, Chapel Hill Fund
             Inc., Certificates of Participation, 3.75%,
             10/01/09.......................................      1,100
  2,200    University of Wisconsin, Hospitals & Clinics
             Authority, Revenue Bonds, 3.70%, 4/01/26.......      2,200
  5,000    Washington State, General Obligation Bonds,
             Series VR 96B, 3.60%, 6/01/20..................      5,000
           Washington State, Public Power Supply Revenue
             Bonds,
  1,900    3.60%, 7/01/17, Series 93-1A3....................      1,900
  3,300    3.75%, 7/01/17, Series 1A-2......................      3,300
                                                              ----------
                                                                207,940
                                                              ----------
     SEMI-ANNUAL VARIABLE RATE BONDS (0.7%)
           York County, South Carolina, Pollution Control
             Revenue Bonds, Carolina Electric Project,
  2,500    3.70%, 9/15/14...................................      2,500
  2,500    3.70%, 9/15/14...................................      2,500
                                                              ----------
                                                                  5,000
                                                              ----------
  TOTAL VARIABLE/FLOATING RATE INSTRUMENTS..................    420,510
                                                              ----------
TOTAL TAX-EXEMPT INSTRUMENTS (Cost $802,105)................    802,105
                                                              ----------
TOTAL INVESTMENTS (99.7%) (Cost $802,105)...................    802,105
                                                              ----------

OTHER ASSETS (0.6%)
  Interest Receivable........................  $    4,609
  Other......................................          70     4,679
                                               ----------
LIABILITIES (-0.3%)
  Dividends Payable..........................      (1,214)
  Investment Advisory Fees Payable...........        (611)
  Administrative Fees Payable................        (114)
  Bank Overdraft.............................         (75)
  Director's Fees & Expenses Payable.........         (33)
  Custodian Fees Payable.....................         (31)
  Other Liabilities..........................         (99)   (2,177)
                                               ----------  --------
NET ASSETS (100%)........................................  $804,607
                                                           --------
                                                           --------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
Municipal Money Market Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENT OF NET ASSETS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

MUNICIPAL MONEY MARKET PORTFOLIO (CONT.)
--------------------------------------------------------------------------------

                                                            VALUE
                                                            (000)
-------------------------------------------------------------------

NET ASSETS CONSIST OF:
Paid in Capital..............................              $804,629
Accumulated Net Realized Loss................                   (22)
                                                           --------
NET ASSETS...............................................  $804,607
                                                           --------
                                                           --------

NET ASSET VALUE, OFFERING AND REDEMPTION
  PRICE PER SHARE
  Applicable to 804,603,794 outstanding $0.001 par value
  shares (authorized 4,000,000,000 shares)....................     $1.00
                                                                --------
                                                                --------

------------------------------------------------------------

BANS  --  Bond Anticipation Notes
RANS  --  Revenue Anticipation Notes
TANS  --  Tax Anticipation Notes
TRANS  -- Tax & Revenue Anticipation Notes
Variable/Floating Rate Instruments. The interest rate changes on these instruments are based upon a designated base rate. These instruments are payable on demand.
Maturity dates disclosed for Variable/Floating Rate Instruments are the ultimate maturity dates. The effective maturity dates for such securities are the next interest reset dates which are seven days or less.
Prerefunded Bonds. Outstanding bonds have been refunded to the first call date (prerefunded date) by the issuance of new bonds. Principal and interest are paid from monies escrowed in U.S. Treasury securities. Prerefunded bonds are generally re-rated AAA due to the U.S. Treasury escrow.

------------------------------------------------------------
SUMMARY OF TAX-EXEMPT INSTRUMENTS BY STATE CLASSIFICATION
                                  (UNAUDITED)

                                         AMORTIZED COST      PERCENT OF
STATE                                         (000)          NET ASSETS
-------------------------------------------------------------------------
Alabama................................  $       10,200              1.3%
Alaska.................................           1,900              0.2
Arizona................................          32,706              4.1
Arkansas...............................             300               --
California.............................          15,731              2.0
Colorado...............................           8,355              1.0
Connecticut............................          21,900              2.7
Delaware...............................           1,344              0.2
Florida................................          37,830              4.7
Georgia................................          40,085              5.0
Hawaii.................................           6,000              0.7
Illinois...............................          57,750              7.2
Indiana................................           7,205              0.9
Iowa...................................             250               --
Kansas.................................           3,400              0.4
Louisiana..............................          34,720              4.3
Maryland...............................          27,700              3.4
Massachusetts..........................          21,000              2.6
Michigan...............................          12,500              1.6
Minnesota..............................          17,465              2.2
Mississippi............................           1,300              0.2
Missouri...............................          17,050              2.1
Montana................................           5,406              0.7
Nebraska...............................           5,490              0.7
Nevada.................................          19,300              2.4
New Jersey.............................          15,000              1.9
New Mexico.............................          21,028              2.6
New York...............................          37,115              4.6
North Carolina.........................          12,800              1.6
Ohio...................................          11,100              1.4
Oregon.................................           3,600              0.5
Pennsylvania...........................          39,400              4.9
Puerto Rico............................           5,000              0.6
South Carolina.........................           5,000              0.6
Tennessee..............................          20,774              2.6
Texas..................................         144,596             18.0
Utah...................................           5,600              0.7
Virginia...............................           8,400              1.0
Washington.............................          22,100              2.7
Wisconsin..............................          17,955              2.2
Wyoming................................          25,750              3.2
                                         ---------------             ---
                                         $      802,105             99.7%
                                         ---------------             ---
                                         ---------------             ---

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------
                                                Municipal Money Market Portfolio

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 1997
--------------------------------------------------------------------------------

                                                   ACTIVE
                                                  COUNTRY      ASIAN        ASIAN  EMERGING  EUROPEAN     EUROPEAN     GLOBAL
                                               ALLOCATION     EQUITY  REAL ESTATE   MARKETS    EQUITY  REAL ESTATE     EQUITY
                                                PORTFOLIO  PORTFOLIO   PORTFOLIO+  PORTFOLIO PORTFOLIO  PORTFOLIO+  PORTFOLIO
                                                    (000)      (000)        (000)     (000)     (000)        (000)      (000)
-----------------------------------------------------------------------------------------------------------------------------

INVESTMENT INCOME:
  Dividends                                    $    3,483  $   4,133  $        35  $ 33,374  $  7,658  $        72  $   2,077
  Interest                                            664        635            7     4,944       426           58        143
  Less: Foreign Taxes Withheld                       (438)      (421)          (2)   (1,827)     (998)          (9)      (181)
                                               ----------  ---------        -----  --------  --------  -----------  ---------
    Total Income                                    3,709      4,347           40    36,491     7,086          121      2,039
                                               ----------  ---------        -----  --------  --------  -----------  ---------
EXPENSES:
  Investment Advisory Fees:
    Basic Fees -- Adviser                           1,059      2,184            5    21,203     1,915           31        784
    Less: Fees Waived                                (471)      (510)          (5)       --      (219)         (31)      (111)
                                               ----------  ---------        -----  --------  --------  -----------  ---------
  Investment Advisory Fees -- Net                     588      1,674           --    21,203     1,696           --        673
  Administrative Fees                                 294        436            2     2,638       383            7        159
  Sub-Administrative Fees                              --         --           --       205        --           --         --
  Custodian Fees                                      275        437           12     4,234       138           13         46
  Directors' Fees and Expenses                          9         17           --        74        10           --          5
  Filing and Registration Fees                         31         54           22       207        85           26         33
  Foreign Tax Expense                                   7        141           --       581        --           --         --
  Insurance                                             5         13           --        52         6           --          3
  Interest Expense                                     --         --           --        45        --           --         --
  Professional Fees                                    49         68           40       240        48           40         45
  Shareholder Reports                                  44         18            1       101        18            2         11
  Distribution Fees on Class B Shares                  --         12           --        32        10           --         11
  Other Expenses                                       13        199            1       149        12            1          9
  Expenses Reimbursed by Adviser                       --         --          (71)       --        --          (49)        --
                                               ----------  ---------        -----  --------  --------  -----------  ---------
    Total Expenses                                  1,315      3,069            7    29,761     2,406           40        995
                                               ----------  ---------        -----  --------  --------  -----------  ---------
NET INVESTMENT INCOME                               2,394      1,278           33     6,730     4,680           81      1,044
                                               ----------  ---------        -----  --------  --------  -----------  ---------
NET REALIZED GAIN (LOSS):
  Investments Sold                                  6,964    (69,033)        (211)   85,665    24,802         (375)     8,035
  Foreign Currency Transactions                     7,208       (120)         (33)    4,791      (192)         (60)     1,280
  Futures Contracts                                    21         --           --        --        --           --         --
                                               ----------  ---------        -----  --------  --------  -----------  ---------
    Total Net Realized Gain (Loss)                 14,193    (69,153)        (244)   90,456    24,610         (435)     9,315
                                               ----------  ---------        -----  --------  --------  -----------  ---------
CHANGE IN UNREALIZED APPRECIATION
  (DEPRECIATION):
  Investments                                       1,232    (46,290)*        (412) (156,039)**    9,517        (623)    10,185
  Foreign Currency Translations                       229        301           23       812      (152)          (9)      (283)
  Futures Contracts                                   426         --           --        --        --           --         --
  Swaps                                                --         --           --    (5,232)       --           --         --
                                               ----------  ---------        -----  --------  --------  -----------  ---------
    Total Net Change in Unrealized
      Appreciation (Depreciation)                   1,887    (45,989)        (389) (160,459)    9,365         (632)     9,902
                                               ----------  ---------        -----  --------  --------  -----------  ---------
TOTAL NET REALIZED GAIN (LOSS) AND CHANGE IN
  UNREALIZED APPRECIATION (DEPRECIATION)           16,080   (115,142)        (633)  (70,003)   33,975       (1,067)    19,217
                                               ----------  ---------        -----  --------  --------  -----------  ---------
    Net Increase (Decrease) in Net Assets
      Resulting from Operations                $   18,474  $(113,864) $      (600) $(63,273) $ 38,655  $      (986) $  20,261
                                               ----------  ---------        -----  --------  --------  -----------  ---------
                                               ----------  ---------        -----  --------  --------  -----------  ---------
---------------

  + The Asian Real Estate and European Real Estate Portfolios commenced operations on October 1, 1997.
  *  Net of foreign taxes of $28,000 on unrealized appreciation.
 **  Net of foreign taxes of $2,255,000 on unrealized appreciation.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 1997
--------------------------------------------------------------------------------

                                                         INTERNATIONAL  INTERNATIONAL  INTERNATIONAL  JAPANESE     LATIN
                                                   GOLD         EQUITY         MAGNUM      SMALL CAP    EQUITY  AMERICAN
                                               PORFOLIO      PORTFOLIO      PORTFOLIO      PORTFOLIO  PORTFOLIO PORTFOLIO
                                                  (000)          (000)          (000)          (000)     (000)     (000)
------------------------------------------------------------------------------------------------------------------------

INVESTMENT INCOME:
  Dividends                                    $    380  $      67,558  $       3,441  $       6,676  $  1,301  $  1,099
  Interest                                          132          7,512            876            590       223       119
  Less: Foreign Taxes Withheld                      (12)        (7,941)          (417)          (802)     (195)       --
                                               --------  -------------         ------  -------------  --------  --------
    Total Income                                    500         67,129          3,900          6,464     1,329     1,218
                                               --------  -------------         ------  -------------  --------  --------
EXPENSES:
  Investment Advisory Fees:
    Basic Fees -- Adviser                           159         21,589          1,282          2,438     1,247       766
    Basic Fees -- Sub Adviser                       106             --             --             --        --        --
    Less: Fees Waived -- Adviser                    (69)          (430)          (298)          (170)     (108)      (48)
    Less: Fees Waived-- Sub Adviser                 (46)            --             --             --        --        --
                                               --------  -------------         ------  -------------  --------  --------
  Investment Advisory Fees -- Net                   150         21,159            984          2,268     1,139       718
  Administrative Fees                                45          4,187            265            407       252       113
  Sub-Administrative Fees                            --             --             --             --        --        31
  Custodian Fees                                     15            841            155            142        36       196
  Filing and Registration Fees                       40            211             94             23        55        50
  Insurance                                           1             79              4              8         7         1
  Directors' Fees and Expenses                        3            105              7             12         9        11
  Foreign Tax Expense                                --             --             --             --        --       115
  Professional Fees                                  35            195             40             59        43        47
  Shareholder Reports                                35            156             44             19        11         9
  Distribution Fees on Class B Shares                 3              8             70             --         6         7
  Other Expenses                                     10             71              8             13       113        23
                                               --------  -------------         ------  -------------  --------  --------
    Total Expenses                                  337         27,012          1,671          2,951     1,671     1,321
                                               --------  -------------         ------  -------------  --------  --------
NET INVESTMENT INCOME (LOSS)                        163         40,117          2,229          3,513      (342)     (103)
                                               --------  -------------         ------  -------------  --------  --------
NET REALIZED GAIN (LOSS):
  Investments Sold                              (24,384)       272,106             16         10,943   (24,759)   17,417
  Foreign Currency Transactions                     (88)        14,113          4,414            636    23,453      (132)
                                               --------  -------------         ------  -------------  --------  --------
    Total Net Realized Gain (Loss)              (24,472)       286,219          4,430         11,579    (1,306)   17,285
                                               --------  -------------         ------  -------------  --------  --------
CHANGE IN UNREALIZED APPRECIATION
  (DEPRECIATION):
  Investments                                     4,877            662         (1,419)       (20,232)        3       892*
  Foreign Currency Translations                     (16)         7,577            742          1,144    (9,225)       (7)
                                               --------  -------------         ------  -------------  --------  --------
    Total Net Change in Unrealized
      Appreciation (Depreciation)                 4,861          8,239           (677)       (19,088)   (9,222)      885
                                               --------  -------------         ------  -------------  --------  --------
TOTAL NET REALIZED GAIN (LOSS) AND CHANGE IN
  UNREALIZED APPRECIATION (DEPRECIATION)        (19,611)       294,458          3,753         (7,509)  (10,528)   18,170
                                               --------  -------------         ------  -------------  --------  --------
    Net Increase (Decrease) in Net Assets
      Resulting from Operations                $(19,448) $     334,575  $       5,982  $      (3,996) $(10,870) $ 18,067
                                               --------  -------------         ------  -------------  --------  --------
                                               --------  -------------         ------  -------------  --------  --------

---------------

*    Net of foreign tax of $4,000 on unrealized appreciation.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 1997
--------------------------------------------------------------------------------

                                               AGGRESSIVE  EMERGING     EQUITY     SMALL CAP              U.S. EQUITY  U.S. REAL
                                                   EQUITY    GROWTH     GROWTH  VALUE EQUITY  TECHNOLOGY         PLUS     ESTATE
                                                PORTFOLIO  PORTFOLIO PORTFOLIO     PORTFOLIO   PORTFOLIO   PORTFOLIO+  PORTFOLIO
                                                    (000)     (000)      (000)         (000)       (000)        (000)      (000)
--------------------------------------------------------------------------------------------------------------------------------

INVESTMENT INCOME:
  Dividends                                    $    1,259  $    129  $   4,906  $        473  $        7  $       169  $  10,611
  Interest                                            325       105      1,002            53          25            8      1,014
  Less: Foreign Taxes Withheld                         --        --         --            --          --           --        (24)
                                               ----------  --------  ---------        ------  ----------        -----  ---------
    Total Income                                    1,584       234      5,908           526          32          177     11,601
                                               ----------  --------  ---------        ------  ----------        -----  ---------
EXPENSES:
  Investment Advisory Fees:
    Basic Fees -- Adviser                           1,154       605      3,079           295         189           37      2,428
    Less: Fees Waived                                 (87)      (47)      (118)         (108)       (189)         (37)      (115)
                                               ----------  --------  ---------        ------  ----------        -----  ---------
  Investment Advisory Fees -- Net                   1,067       558      2,961           187          --           --      2,313
  Administrative Fees                                 225        99        796            60          33           15        471
  Custodian Fees                                       38        21         67            12          78            4         64
  Filing and Registration Fees                         48        32        139            32          72           52         77
  Insurance                                             3         3         11             1          --           --          7
  Directors' Fees and Expenses                          6         4         18             2           5            1          9
  Professional Fees                                    31        27         53            24          30           34         38
  Shareholder Reports                                  17         8         49            22          50           49         45
  Distribution Fees on Class B Shares                  33         3         28            10           4           --         33
  Other Expenses                                       37        14         12            11           8            5          9
  Expenses Reimbursed by Adviser                       --        --         --            --         (41)         (93)        --
                                               ----------  --------  ---------        ------  ----------        -----  ---------
    Total Expenses                                  1,505       769      4,134           361         239           67      3,066
                                               ----------  --------  ---------        ------  ----------        -----  ---------
NET INVESTMENT INCOME (LOSS)                           79      (535)     1,774           165        (207)         110      8,535
                                               ----------  --------  ---------        ------  ----------        -----  ---------
NET REALIZED GAIN (LOSS):
  Investments Sold                                 33,983    21,271     86,366         9,674       3,408           66     51,774
  Securities Sold Short                              (806)       --         --            --         (12)          --         --
                                               ----------  --------  ---------        ------  ----------        -----  ---------
    Total Net Realized Gain                        33,177    21,271     86,366         9,674       3,396           66     51,774
                                               ----------  --------  ---------        ------  ----------        -----  ---------
CHANGE IN UNREALIZED APPRECIATION
  (DEPRECIATION)
  Investments                                       6,699   (14,435)    49,579           125        (434)         599     15,493
  Short Sales                                         197        --         --            --         147           --         (2)
                                               ----------  --------  ---------        ------  ----------        -----  ---------
    Total Net Change in Unrealized
      Appreciation (Depreciation)                   6,896   (14,435)    49,579           125        (287)         599     15,491
                                               ----------  --------  ---------        ------  ----------        -----  ---------
TOTAL NET REALIZED GAIN AND CHANGE IN
  UNREALIZED APPRECIATION (DEPRECIATION)           40,073     6,836    135,945         9,799       3,109          665     67,265
                                               ----------  --------  ---------        ------  ----------        -----  ---------
    Net Increase in Net Assets Resulting from
      Operations                               $   40,152  $  6,301  $ 137,719  $      9,964  $    2,902  $       775  $  75,800
                                               ----------  --------  ---------        ------  ----------        -----  ---------
                                               ----------  --------  ---------        ------  ----------        -----  ---------

                                                   VALUE
                                                  EQUITY
                                               PORTFOLIO
                                                   (000)
---------------------------------------------
INVESTMENT INCOME:
  Dividends                                    $   2,833
  Interest                                            92
  Less: Foreign Taxes Withheld                        --
                                               ---------
    Total Income                                   2,925
                                               ---------
EXPENSES:
  Investment Advisory Fees:
    Basic Fees -- Adviser                            512
    Less: Fees Waived                                (97)
                                               ---------
  Investment Advisory Fees -- Net                    415
  Administrative Fees                                162
  Custodian Fees                                      23
  Filing and Registration Fees                        27
  Insurance                                            4
  Directors' Fees and Expenses                         5
  Professional Fees                                   29
  Shareholder Reports                                 43
  Distribution Fees on Class B Shares                  5
  Other Expenses                                      13
  Expenses Reimbursed by Adviser                      --
                                               ---------
    Total Expenses                                   726
                                               ---------
NET INVESTMENT INCOME (LOSS)                       2,199
                                               ---------
NET REALIZED GAIN (LOSS):
  Investments Sold                                20,470
  Securities Sold Short                               --
                                               ---------
    Total Net Realized Gain                       20,470
                                               ---------
CHANGE IN UNREALIZED APPRECIATION
  (DEPRECIATION)
  Investments                                      3,672
  Short Sales                                         --
                                               ---------
    Total Net Change in Unrealized
      Appreciation (Depreciation)                  3,672
                                               ---------
TOTAL NET REALIZED GAIN AND CHANGE IN
  UNREALIZED APPRECIATION (DEPRECIATION)          24,142
                                               ---------
    Net Increase in Net Assets Resulting from
      Operations                               $  26,341
                                               ---------
                                               ---------

---------------

+    The U.S. Equity Plus Portfolio commenced operations on July 31, 1997.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 1997
--------------------------------------------------------------------------------

                                                         EMERGING                GLOBAL                                   MUNICIPAL
                                                          MARKETS      FIXED      FIXED       HIGH  MUNICIPAL      MONEY      MONEY
                                               BALANCED      DEBT     INCOME     INCOME      YIELD       BOND     MARKET     MARKET
                                               PORTFOLIO PORTFOLIO PORTFOLIO  PORTFOLIO  PORTFOLIO  PORTFOLIO  PORTFOLIO  PORTFOLIO
                                                  (000)     (000)      (000)      (000)      (000)      (000)      (000)      (000)
-----------------------------------------------------------------------------------------------------------------------------------

INVESTMENT INCOME:
  Dividends                                    $     90  $     16  $      52  $      --  $     505  $      --  $      --  $      --
  Interest                                          199    15,745      9,412      5,184     10,565      2,644     76,049     26,841
  Less: Foreign Taxes Withheld                       --       (12)        --        (25)        --         --         --         --
                                               --------  --------  ---------  ---------  ---------  ---------  ---------  ---------
    Total Income                                    289    15,749      9,464      5,159     11,070      2,644     76,049     26,841
                                               --------  --------  ---------  ---------  ---------  ---------  ---------  ---------
EXPENSES:
  Investment Advisory Fees:
    Basic Fees -- Adviser                            32     1,623        504        372        489        185      4,066      2,213
    Less: Fees Waived                               (32)       --       (210)      (190)        --       (118)        --         --
                                               --------  --------  ---------  ---------  ---------  ---------  ---------  ---------
  Investment Advisory Fees -- Net                    --     1,623        294        182        489         67      4,066      2,213
  Administrative Fees                                14       256        229        150        186         88      2,098      1,184
  Custodian Fees                                     11       114         18         37         17          7        136         87
  Filing and Registration Fees                       21        41         41         30         43         32         73         80
  Insurance                                          --         6          5          3          3          1         40          2
  Interest Expense                                   --       386         --         --         --         --         --         --
  Directors' Fees and Expenses                        2        16          7          6         13          3         47         25
  Professional Fees                                  22        62         30         39         34         25         80         57
  Shareholder Reports                                 8        13         13          9         11          7         34         21
  Distribution Fees on Class B shares                 3         8          4          1         14         --         --         --
  Other Expenses                                      7        94         11         12         15          8          8          5
  Expenses Reimbursed by Adviser                    (39)       --         --         --         --         --         --         --
                                               --------  --------  ---------  ---------  ---------  ---------  ---------  ---------
    Total Expenses                                   49     2,619        652        469        825        238      6,582      3,674
                                               --------  --------  ---------  ---------  ---------  ---------  ---------  ---------
NET INVESTMENT INCOME                               240    13,130      8,812      4,690     10,245      2,406     69,467     23,167
                                               --------  --------  ---------  ---------  ---------  ---------  ---------  ---------
NET REALIZED GAIN (LOSS):
  Investments Sold                                  855    24,856      2,733     (2,147)     4,846         27         71          9
  Foreign Currency Transactions                      --       (12)       384        268         --         --         --         --
  Securities Sold Short                              --      (394)        --         --         --         --         --         --
  Written Options                                    --       489         --         --         --         --         --         --
                                               --------  --------  ---------  ---------  ---------  ---------  ---------  ---------
    Total Net Realized Gain (Loss)                  855    24,939      3,117     (1,879)     4,846         27         71          9
                                               --------  --------  ---------  ---------  ---------  ---------  ---------  ---------
CHANGE IN UNREALIZED APPRECIATION
  (DEPRECIATION):
  Investments                                       (66)  (13,108)     1,775     (3,162)     1,740      1,474         --         --
  Foreign Currency Translations                      --        (7)      (103)       374         --         --         --         --
  Short Sales                                        --       355         --         --         --         --         --         --
                                               --------  --------  ---------  ---------  ---------  ---------  ---------  ---------
    Total Net Change in Unrealized
      Appreciation (Depreciation)                   (66)  (12,760)     1,672     (2,788)     1,740      1,474         --         --
                                               --------  --------  ---------  ---------  ---------  ---------  ---------  ---------
TOTAL NET REALIZED GAIN (LOSS) AND CHANGE IN
  UNREALIZED APPRECIATION (DEPRECIATION)            789    12,179      4,789     (4,667)     6,586      1,501         71          9
                                               --------  --------  ---------  ---------  ---------  ---------  ---------  ---------
    Net Increase in Net Assets Resulting from
      Operations                               $  1,029  $ 25,309  $  13,601  $      23  $  16,831  $   3,907  $  69,538  $  23,176
                                               --------  --------  ---------  ---------  ---------  ---------  ---------  ---------
                                               --------  --------  ---------  ---------  ---------  ---------  ---------  ---------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

STATEMENTS OF CHANGES IN NET ASSETS
--------------------------------------------------------------------------------

                                ACTIVE COUNTRY ALLOCATION
                                        PORTFOLIO             ASIAN EQUITY PORTFOLIO
--------------------------------------------------------------------------------------

                                 YEAR ENDED DECEMBER 31,     YEAR ENDED DECEMBER 31,
                                --------------------------  --------------------------
                                        1997          1996          1997          1996
                                       (000)         (000)         (000)         (000)
--------------------------------------------------------------------------------------

INCREASE (DECREASE) IN NET
  ASSETS
OPERATIONS:
  Net Investment Income         $      2,394  $      2,195  $      1,278  $      3,107
  Net Realized Gain (Loss)            14,193        26,210       (69,153)       27,596
  Change in Unrealized
    Appreciation
    (Depreciation)                     1,887       (11,503)      (45,989)      (23,998)
--------------------------------------------------------------------------------------
  Net Increase (Decrease) in
    Net Assets Resulting from
    Operations                        18,474        16,902      (113,864)        6,705
--------------------------------------------------------------------------------------
DISTRIBUTIONS:
  CLASS A:
  Net Investment Income               (9,445)      (11,942)          (42)       (2,757)
  In Excess of Net Investment
    Income                              (220)         (307)           --            (5)
  Net Realized Gain                  (13,378)       (6,994)           --       (23,408)
  In Excess of Net Realized
    Gain                                  --            --        (8,471)           --
  CLASS B+:
  Net Investment Income                   (1)          (46)           (1)          (59)
  In Excess of Net Investment
    Income                                --            (1)           --            --
  Net Realized Gain                       (2)          (28)           --          (735)
  In Excess of Net Realized
    Gain                                  --            --          (130)           --
--------------------------------------------------------------------------------------
  Total Distributions                (23,046)      (19,318)       (8,644)      (26,964)
--------------------------------------------------------------------------------------
CAPITAL SHARE TRANSACTIONS:
  (1)
  CLASS A:
  Subscribed                          44,577        63,687       191,230       319,487
  Distributions Reinvested            20,551        15,163         7,923        22,963
  Redeemed                          (105,088)      (63,918)     (356,756)     (274,658)
  CLASS B+:
  Subscribed                              53         1,042         2,594        19,937
  Distributions Reinvested                 3            76           122           728
  Redeemed                              (669)         (471)      (10,134)       (8,582)
--------------------------------------------------------------------------------------
  Net Increase (Decrease) in
    Capital Share Transactions       (40,573)       15,579      (165,021)       79,875
--------------------------------------------------------------------------------------
  Total Increase (Decrease) in
    Net Assets                       (45,145)       13,163      (287,529)       59,616
NET ASSETS:
  Beginning of Period                183,826       170,663       374,500       314,884
--------------------------------------------------------------------------------------
  End of Period                 $    138,681  $    183,826  $     86,971  $    374,500
--------------------------------------------------------------------------------------
  Undistributed (distribution
    in excess of) net
    investment income included
    in end of period net
    assets                      $       (220) $       (308) $      2,300  $         (4)
--------------------------------------------------------------------------------------
(1) CAPITAL SHARE
  TRANSACTIONS:
   CLASS A:
   Shares Subscribed                   3,824         5,277        12,051        15,774
   Shares Issued on
     Distributions Reinvested          1,945         1,321           420         1,221
   Shares Redeemed                    (8,432)       (5,262)      (22,811)      (13,753)
--------------------------------------------------------------------------------------
   Net Increase (Decrease) in
     Class A Shares
     Outstanding                      (2,663)        1,336       (10,340)        3,242
--------------------------------------------------------------------------------------
   CLASS B+:
   Shares Subscribed                       5            87           178           979
   Shares Issued on
     Distributions Reinvested             --             7             6            39
   Shares Redeemed                       (59)          (39)         (615)         (431)
--------------------------------------------------------------------------------------
   Net Increase (Decrease) in
     Class B Shares
     Outstanding                         (54)           55          (431)          587

--------------------------------------------------------------------------------

+    Each Portfolio began offering Class B shares on January 2, 1996.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

STATEMENTS OF CHANGES IN NET ASSETS
--------------------------------------------------------------------------------

                                                ASIAN REAL ESTATE
                                                    PORTFOLIO             EMERGING MARKETS PORTFOLIO
----------------------------------------------------------------------------------------------------------

                                                       PERIOD FROM          YEAR ENDED DECEMBER 31,
                                               OCTOBER 1, 1997* TO   -------------------------------------
                                                 DECEMBER 31, 1997                1997                1996
                                                             (000)               (000)               (000)
----------------------------------------------------------------------------------------------------------

INCREASE (DECREASE) IN NET ASSETS
OPERATIONS:
  Net Investment Income                                    $    33         $     6,730         $     8,495
  Net Realized Gain (Loss)                                    (244)             90,456              19,598
  Change in Unrealized Appreciation
    (Depreciation)                                            (389)           (160,459)             80,354
----------------------------------------------------------------------------------------------------------
  Net Increase (Decrease) in Net Assets
    Resulting from Operations                                 (600)            (63,273)            108,447
----------------------------------------------------------------------------------------------------------
DISTRIBUTIONS:
  CLASS A:
  Net Investment Income                                        (20)             (7,299)             (7,165)
  In Excess of Net Investment Income                            --              (7,147)               (197)
  Net Realized Gain                                             --             (70,779)                 --
  In Excess of Net Realized Gain                                --             (66,329)                 --
  CLASS B+:
  Net Investment Income                                         --                 (33)                (51)
  In Excess of Net Investment Income                            --                 (32)                 (1)
  Net Realized Gain                                             --                (462)                 --
  In Excess of Net Realized Gain                                --                (433)                 --
----------------------------------------------------------------------------------------------------------
  Total Distributions                                          (20)           (152,514)             (7,414)
----------------------------------------------------------------------------------------------------------
CAPITAL SHARE TRANSACTIONS: (1)
  CLASS A:
  Subscribed                                                 3,005             651,308             550,412
  Distributions Reinvested                                      --             141,670               5,513
  Redeemed                                                      --            (380,590)           (229,242)
  CLASS B+:
  Subscribed                                                    --               8,135              18,152
  Distributions Reinvested                                      --                 900                  43
  Redeemed                                                      --             (12,803)             (4,283)
----------------------------------------------------------------------------------------------------------
  Net Increase in Capital Share Transactions                 3,005             408,620             340,595
----------------------------------------------------------------------------------------------------------
  Total Increase in Net Assets                               2,385             192,833             441,628
NET ASSETS:
  Beginning of Period                                           --           1,318,219             876,591
----------------------------------------------------------------------------------------------------------
  End of Period                                            $ 2,385         $ 1,511,052         $ 1,318,219
----------------------------------------------------------------------------------------------------------
  Distribution in excess of net investment
    income included in end of period net
    assets                                                 $   (20)        $    (2,735)        $      (198)
----------------------------------------------------------------------------------------------------------
(1) CAPITAL SHARE TRANSACTIONS:
   CLASS A:
   Shares Subscribed                                           301              38,730              37,330
   Shares Issued on Distributions Reinvested                    --              11,430                 367
   Shares Redeemed                                              --             (23,303)            (15,483)
----------------------------------------------------------------------------------------------------------
   Net Increase in Class A Shares Outstanding                  301              26,857              22,214
----------------------------------------------------------------------------------------------------------
   CLASS B+:
   Shares Subscribed                                            --                 488               1,254
   Shares Issued on Distributions Reinvested                    --                  72                   3
   Shares Redeemed                                              --                (784)               (288)
----------------------------------------------------------------------------------------------------------
   Net Increase (Decrease) in Class B Shares
     Outstanding                                                --                (224)                969

--------------------------------------------------------------------------------

*    Commencement of operations
+    The Emerging Markets Portfolio began offering Class B shares on
     January 2, 1996.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

STATEMENTS OF CHANGES IN NET ASSETS
--------------------------------------------------------------------------------

                                                                                          EUROPEAN REAL
                                                     EUROPEAN EQUITY PORTFOLIO          ESTATE PORTFOLIO
----------------------------------------------------------------------------------------------------------

                                                      YEAR ENDED DECEMBER 31,                  PERIOD FROM
                                               -------------------------------------   OCTOBER 1, 1997* TO
                                                            1997                1996     DECEMBER 31, 1997
                                                           (000)               (000)                 (000)
----------------------------------------------------------------------------------------------------------

INCREASE (DECREASE) IN NET ASSETS
OPERATIONS:
  Net Investment Income                               $    4,680           $   2,360              $     81
  Net Realized Gain (Loss)                                24,610               1,760                  (435)
  Change in Unrealized Appreciation
    (Depreciation)                                         9,365              22,277                  (632)
----------------------------------------------------------------------------------------------------------
  Net Increase (Decrease) in Net Assets
    Resulting from Operations                             38,655              26,397                  (986)
----------------------------------------------------------------------------------------------------------
DISTRIBUTIONS:
  CLASS A:
  Net Investment Income                                   (4,297)             (2,463)                  (12)
  In Excess of Net Investment Income                          --                (220)                   --
  Net Realized Gain                                      (15,891)               (364)                   --
  CLASS B+:
  Net Investment Income                                      (78)                (36)                   --
  In Excess of Net Investment Income                          --                  (3)                   --
  Net Realized Gain                                         (319)                 (6)                   --
----------------------------------------------------------------------------------------------------------
  Total Distributions                                    (20,585)             (3,092)                  (12)
----------------------------------------------------------------------------------------------------------
CAPITAL SHARE TRANSACTIONS: (1)
  CLASS A:
  Subscribed                                             146,810             128,948                25,148
  Distributions Reinvested                                19,418               2,886                    11
  Redeemed                                              (119,644)            (46,075)               (9,021)
  CLASS B+:
  Subscribed                                               4,098               3,819                   826
  Distributions Reinvested                                   374                  39                    --
  Redeemed                                                (2,614)             (1,495)                   --
----------------------------------------------------------------------------------------------------------
  Net Increase in Capital Share Transactions              48,442              88,122                16,964
----------------------------------------------------------------------------------------------------------
  Total Increase in Net Assets                            66,512             111,427                15,966
NET ASSETS:
  Beginning of Period                                    181,010              69,583                    --
----------------------------------------------------------------------------------------------------------
  End of Period                                       $  247,522           $ 181,010              $ 15,966
----------------------------------------------------------------------------------------------------------
  Undistributed (distribution in excess of)
    net investment income included in end of
    period net assets                                 $      (74)          $    (223)             $      9
----------------------------------------------------------------------------------------------------------
(1) CAPITAL SHARE TRANSACTIONS:
   CLASS A:
   Shares Subscribed                                       8,152               8,473                 2,513
   Shares Issued on Distributions Reinvested               1,086                 177                     1
   Shares Redeemed                                        (6,397)             (2,969)                 (919)
----------------------------------------------------------------------------------------------------------
   Net Increase in Class A Shares Outstanding              2,841               5,681                 1,595
----------------------------------------------------------------------------------------------------------
   CLASS B+:
   Shares Subscribed                                         222                 254                    83
   Shares Issued on Distributions Reinvested                  21                   2                    --
   Shares Redeemed                                          (143)                (97)                   --
----------------------------------------------------------------------------------------------------------
   Net Increase in Class B Shares Outstanding                100                 159                    83

--------------------------------------------------------------------------------

*    Commencement of operations
+    The European Equity Portfolio began offering Class B shares on January
     2, 1996.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

STATEMENTS OF CHANGES IN NET ASSETS
--------------------------------------------------------------------------------

                                                      GLOBAL EQUITY PORTFOLIO                     GOLD PORTFOLIO
----------------------------------------------------------------------------------------------------------------------------

                                                      YEAR ENDED DECEMBER 31,                 YEAR ENDED DECEMBER 31,
                                               -------------------------------------   -------------------------------------
                                                            1997                1996                1997                1996
                                                           (000)               (000)               (000)               (000)
----------------------------------------------------------------------------------------------------------------------------

INCREASE (DECREASE) IN NET ASSETS
OPERATIONS:
  Net Investment Income                                $   1,044           $   1,086           $     163           $     153
  Net Realized Gain (Loss)                                 9,315               7,313             (24,472)                493
  Change in Unrealized Appreciation
    (Depreciation)                                         9,902               7,828               4,861              (4,498)
----------------------------------------------------------------------------------------------------------------------------
  Net Increase (Decrease) in Net Assets
    Resulting from Operations                             20,261              16,227             (19,448)             (3,852)
----------------------------------------------------------------------------------------------------------------------------
DISTRIBUTIONS:
  CLASS A:
  Net Investment Income                                   (2,113)             (1,075)                (96)               (135)
  In Excess of Net Investment Income                          --                  --                  --                 (29)
  Net Realized Gain                                       (5,966)             (5,024)                 --                  --
  In Excess of Net Realized Gain                              --                  --                 (38)             (1,681)
  CLASS B+:
  Net Investment Income                                     (105)                (45)                 (4)                 (4)
  In Excess of Net Investment Income                          --                  --                  --                  (1)
  Net Realized Gain                                         (328)               (223)                 --                  --
  In Excess of Net Realized Gain                              --                  --                  (2)                (89)
----------------------------------------------------------------------------------------------------------------------------
  Total Distributions                                     (8,512)             (6,367)               (140)             (1,939)
----------------------------------------------------------------------------------------------------------------------------
CAPITAL SHARE TRANSACTIONS: (1)
  CLASS A:
  Subscribed                                              28,012              15,476              22,066              52,836
  Distributions Reinvested                                 7,897               5,960                 114               1,522
  Redeemed                                               (19,393)            (42,500)            (30,936)            (28,491)
  CLASS B+:
  Subscribed                                               5,204               3,900               1,815               2,457
  Distributions Reinvested                                   424                 268                   4                  38
  Redeemed                                                (4,134)               (414)             (1,529)               (800)
----------------------------------------------------------------------------------------------------------------------------
  Net Increase (Decrease) in Capital Share
    Transactions                                          18,010             (17,310)             (8,466)             27,562
----------------------------------------------------------------------------------------------------------------------------
  Total Increase (Decrease) in Net Assets                 29,759              (7,450)            (28,054)             21,771
NET ASSETS:
  Beginning of Period                                     84,225              91,675              29,180               7,409
----------------------------------------------------------------------------------------------------------------------------
  End of Period                                        $ 113,984           $  84,225           $   1,126           $  29,180
----------------------------------------------------------------------------------------------------------------------------
  Undistributed (distribution in excess of)
    net investment income included in end of
    period net assets                                  $     125           $      19           $     (26)          $     (30)
----------------------------------------------------------------------------------------------------------------------------
(1) CAPITAL SHARE TRANSACTIONS:
   CLASS A:
   Shares Subscribed                                       1,503                 974               3,071               4,551
   Shares Issued on Distributions Reinvested                 436                 370                  17                 162
   Shares Redeemed                                        (1,047)             (2,808)             (5,970)             (2,591)
----------------------------------------------------------------------------------------------------------------------------
   Net Increase (Decrease) in Class A Shares
     Outstanding                                             892              (1,464)             (2,882)              2,122
----------------------------------------------------------------------------------------------------------------------------
   CLASS B+:
   Shares Subscribed                                         286                 252                 304                 216
   Shares Issued on Distributions Reinvested                  24                  17                   1                   4
   Shares Redeemed                                          (232)                (27)               (285)                (72)
----------------------------------------------------------------------------------------------------------------------------
   Net Increase in Class B Shares Outstanding                 78                 242                  20                 148

--------------------------------------------------------------------------------

+    Each Portfolio began offering Class B shares on January 2, 1996.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

STATEMENT OF CHANGES IN NET ASSETS
--------------------------------------------------------------------------------

                                                  INTERNATIONAL EQUITY PORTFOLIO           INTERNATIONAL MAGNUM PORTFOLIO
-----------------------------------------------------------------------------------------------------------------------------

                                                            YEAR ENDED
                                                           DECEMBER 31,                                           PERIOD FROM
                                               -------------------------------------          YEAR ENDED   MARCH 15, 1996* TO
                                                            1997                1996   DECEMBER 31, 1997    DECEMBER 31, 1996
                                                           (000)               (000)               (000)                (000)
-----------------------------------------------------------------------------------------------------------------------------

INCREASE (DECREASE) IN NET ASSETS
OPERATIONS:
  Net Investment Income                              $    40,117         $    32,405           $   2,229            $     455
  Net Realized Gain                                      286,219             123,116               4,430                1,365
  Change in Unrealized Appreciation
    (Depreciation)                                         8,239             200,317                (677)               3,643
-----------------------------------------------------------------------------------------------------------------------------
  Net Increase in Net Assets Resulting from
    Operations                                           334,575             355,838               5,982                5,463
-----------------------------------------------------------------------------------------------------------------------------
DISTRIBUTIONS:
  CLASS A:
  Net Investment Income                                  (69,608)            (45,368)             (5,428)              (1,037)
  In Excess of Net Investment Income                          --                  --                  --                 (169)
  Net Realized Gain                                     (234,828)           (101,435)             (1,101)                 (87)
  CLASS B+:
  Net Investment Income                                      (70)                (97)               (938)                (273)
  In Excess of Net Investment Income                          --                  --                  --                  (44)
  Net Realized Gain                                         (262)               (239)               (212)                 (23)
-----------------------------------------------------------------------------------------------------------------------------
  Total Distributions                                   (304,768)           (147,139)             (7,679)              (1,633)
-----------------------------------------------------------------------------------------------------------------------------
CAPITAL SHARE TRANSACTIONS: (1)
  CLASS A:
  Subscribed                                             593,523             508,163             108,822               82,326
  Distributions Reinvested                               274,428             131,405               5,026                1,117
  Redeemed                                              (339,313)           (181,971)            (38,220)              (1,247)
  CLASS B+:
  Subscribed                                               1,717               5,025              16,947               22,789
  Distributions Reinvested                                   297                 305               1,146                  311
  Redeemed                                                (4,302)               (339)            (13,200)                (637)
-----------------------------------------------------------------------------------------------------------------------------
  Net Increase in Capital Share Transactions             526,350             462,588              80,521              104,659
-----------------------------------------------------------------------------------------------------------------------------
  Total Increase in Net Assets                           556,157             671,287              78,824              108,489
NET ASSETS:
  Beginning of Period                                  2,269,817           1,598,530             108,489                   --
-----------------------------------------------------------------------------------------------------------------------------
  End of Period                                      $ 2,825,974         $ 2,269,817           $ 187,313            $ 108,489
-----------------------------------------------------------------------------------------------------------------------------
  Undistributed (distribution in excess of)
    net investment income included in end of
    period net assets                                $    (3,083)        $      (273)          $      63            $    (213)
-----------------------------------------------------------------------------------------------------------------------------
(1) CAPITAL SHARE TRANSACTIONS:
   CLASS A:
   Shares Subscribed                                      32,518              31,209               9,451                8,015
   Shares Issued on Distributions Reinvested              16,345               7,837                 462                  106
   Shares Redeemed                                       (17,950)            (10,975)             (3,275)                (117)
-----------------------------------------------------------------------------------------------------------------------------
   Net Increase in Class A Shares Outstanding             30,913              28,071               6,638                8,004
-----------------------------------------------------------------------------------------------------------------------------
   CLASS B+:
   Shares Subscribed                                          92                 321               1,466                2,211
   Shares Issued on Distributions Reinvested                  18                  18                 105                   29
   Shares Redeemed                                          (249)                (20)             (1,149)                 (60)
-----------------------------------------------------------------------------------------------------------------------------
   Net Increase (Decrease) in Class B Shares
     Outstanding                                            (139)                319                 422                2,180

--------------------------------------------------------------------------------

*    Commencement of operations
+ The International Equity Portfolio began offering Class B shares on January 2, 1996.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

STATEMENT OF CHANGES IN NET ASSETS
--------------------------------------------------------------------------------

                                                  INTERNATIONAL SMALL CAP PORTFOLIO             JAPANESE EQUITY PORTFOLIO
--------------------------------------------------------------------------------------------------------------------------------

                                                             YEAR ENDED                                YEAR ENDED
                                                            DECEMBER 31,                              DECEMBER 31,
                                               ---------------------------------------   ---------------------------------------
                                                             1997                 1996                 1997                 1996
                                                            (000)                (000)                (000)                (000)
--------------------------------------------------------------------------------------------------------------------------------

INCREASE (DECREASE) IN NET ASSETS
OPERATIONS:
  Net Investment Income (Loss)                          $   3,513            $   2,830           $     (342)          $      (98)
  Net Realized Gain (Loss)                                 11,579                6,819               (1,306)              11,861
  Change in Unrealized Appreciation
    (Depreciation)                                        (19,088)              23,041               (9,222)             (17,205)
--------------------------------------------------------------------------------------------------------------------------------
  Net Increase (Decrease) in Net Assets
    Resulting from Operations                              (3,996)              32,690              (10,870)              (5,442)
--------------------------------------------------------------------------------------------------------------------------------
DISTRIBUTIONS:
  CLASS A:
  Net Investment Income                                    (4,472)              (3,001)             (11,702)             (11,178)
  In Excess of Net Investment Income                         (676)                  --                   --               (8,826)
  Net Realized Gain                                       (10,992)              (5,327)                  --                   --
  CLASS B+:
  Net Investment Income                                        --                   --                 (257)                (277)
  In Excess of Net Investment Income                           --                   --                   --                 (218)
--------------------------------------------------------------------------------------------------------------------------------
  Total Distributions                                     (16,140)              (8,328)             (11,959)             (20,499)
--------------------------------------------------------------------------------------------------------------------------------
CAPITAL SHARE TRANSACTIONS: (1)
  CLASS A:
  Subscribed                                               64,122               40,108              126,168              154,108
  Distributions Reinvested                                 14,482                7,416               11,173               16,337
  Redeemed                                                (64,267)             (35,812)            (190,192)            (112,210)
  Transaction Fees                                          1,151                   --                   --                   --
  CLASS B+:
  Subscribed                                                   --                   --                2,478                7,701
  Distributions Reinvested                                     --                   --                  256                  435
  Redeemed                                                     --                   --               (3,925)              (4,048)
--------------------------------------------------------------------------------------------------------------------------------
  Net Increase (Decrease) in Capital Share
    Transactions                                           15,488               11,712              (54,042)              62,323
--------------------------------------------------------------------------------------------------------------------------------
  Total Increase (Decrease) in Net Assets                  (4,648)              36,074              (76,871)              36,382
NET ASSETS:
  Beginning of Period                                     234,743              198,669              155,660              119,278
--------------------------------------------------------------------------------------------------------------------------------
  End of Period                                         $ 230,095            $ 234,743           $   78,789           $  155,660
--------------------------------------------------------------------------------------------------------------------------------
  Undistributed (distribution in excess of)
    net investment income included in end of
    period net assets                                   $    (676)           $     323           $    2,109           $   (9,043)
--------------------------------------------------------------------------------------------------------------------------------
(1) CAPITAL SHARE TRANSACTIONS:
   CLASS A:
   Shares Subscribed                                        3,683                2,406               15,980               16,432
   Shares Issued on Distributions Reinvested                  911                  444                1,916                2,042
   Shares Redeemed                                         (3,803)              (2,199)             (23,936)             (12,218)
--------------------------------------------------------------------------------------------------------------------------------
   Net Increase (Decrease) in Class A Shares
     Outstanding                                              791                  651               (6,040)               6,256
--------------------------------------------------------------------------------------------------------------------------------
   CLASS B+:
   Shares Subscribed                                           --                   --                  311                  812
   Shares Issued on Distributions Reinvested                   --                   --                   44                   55
   Shares Redeemed                                             --                   --                 (497)                (435)
--------------------------------------------------------------------------------------------------------------------------------
   Net Increase (Decrease) in Class B Shares
     Outstanding                                               --                   --                 (142)                 432

--------------------------------------------------------------------------------

+    The Japanese Equity Portfolio began offering Class B shares on January
     2, 1996.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

STATEMENT OF CHANGES IN NET ASSETS
--------------------------------------------------------------------------------

                                                     LATIN AMERICAN PORTFOLIO               AGGRESSIVE EQUITY PORTFOLIO
----------------------------------------------------------------------------------------------------------------------------

                                                                          YEAR ENDED                              YEAR ENDED
                                                                        DECEMBER 31,                            DECEMBER 31,
                                               -------------------------------------   -------------------------------------
                                                            1997                1996                1997                1996
                                                           (000)               (000)               (000)               (000)
----------------------------------------------------------------------------------------------------------------------------

INCREASE (DECREASE) IN NET ASSETS
OPERATIONS:
  Net Investment Income (Loss)                         $    (103)          $     313           $      79           $     614
  Net Realized Gain                                       17,285               6,257              33,177              15,730
  Change in Unrealized Appreciation
    (Depreciation)                                           885               2,592               6,896                   4
----------------------------------------------------------------------------------------------------------------------------
  Net Increase in Net Assets Resulting from
    Operations                                            18,067               9,162              40,152              16,348
----------------------------------------------------------------------------------------------------------------------------
DISTRIBUTIONS:
  CLASS A:
  Net Investment Income                                       --                (273)               (107)               (549)
  In Excess of Net Investment Income                          --                  (5)                 (3)                 --
  Net Realized Gain                                      (17,224)             (4,475)            (26,339)             (9,877)
  In Excess of Net Realized Gain                          (2,901)                 --                  --                  --
  CLASS B+:
  Net Investment Income                                       --                  (8)                 (4)                (62)
  Net Realized Gain                                       (1,101)               (164)             (3,057)             (1,265)
  In Excess of Net Realized Gain                            (185)                 --                  --                  --
----------------------------------------------------------------------------------------------------------------------------
  Total Distributions                                    (21,411)             (4,925)            (29,510)            (11,753)
----------------------------------------------------------------------------------------------------------------------------
CAPITAL SHARE TRANSACTIONS: (1)
  CLASS A:
  Subscribed                                              82,256              18,267             109,256              40,946
  Distributions Reinvested                                19,134               4,324              24,425               9,531
  Redeemed                                               (55,658)            (11,766)            (57,002)            (14,822)
  CLASS B+:
  Subscribed                                              11,696               1,308              14,928               9,581
  Distributions Reinvested                                 1,249                 147               3,039               1,315
  Redeemed                                                (7,170)               (151)             (9,209)             (2,409)
----------------------------------------------------------------------------------------------------------------------------
  Net Increase in Capital Share Transactions              51,507              12,129              85,437              44,142
----------------------------------------------------------------------------------------------------------------------------
  Total Increase in Net Assets                            48,163              16,366              96,079              48,737
NET ASSETS:
  Beginning of Period                                     31,742              15,376              77,285              28,548
----------------------------------------------------------------------------------------------------------------------------
  End of Period                                        $  79,905           $  31,742           $ 173,364           $  77,285
----------------------------------------------------------------------------------------------------------------------------
  Undistributed (distribution in excess of)
    net investment income/ accumulated net
    investment loss included in end of period
    net assets                                         $     (34)          $      (5)          $      (3)          $      32
----------------------------------------------------------------------------------------------------------------------------
(1) CAPITAL SHARE TRANSACTIONS:
   CLASS A:
   Shares Subscribed                                       5,947               1,557               6,957               2,748
   Shares Issued on Distributions Reinvested               1,858                 384               1,596                 665
   Shares Redeemed                                        (3,779)               (953)             (3,470)             (1,012)
----------------------------------------------------------------------------------------------------------------------------
   Net Increase in Class A Shares Outstanding              4,026                 988               5,083               2,401
----------------------------------------------------------------------------------------------------------------------------
   CLASS B+:
   Shares Subscribed                                         875                 118                 939                 672
   Shares Issued on Distributions Reinvested                 124                  13                 200                  92
   Shares Redeemed                                          (496)                (13)               (587)               (153)
----------------------------------------------------------------------------------------------------------------------------
   Net Increase in Class B Shares Outstanding                503                 118                 552                 611

--------------------------------------------------------------------------------

+    Each Portfolio began offering Class B shares on January 2, 1996.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

STATEMENT OF CHANGES IN NET ASSETS
--------------------------------------------------------------------------------

                                                     EMERGING GROWTH PORTFOLIO                EQUITY GROWTH PORTFOLIO
----------------------------------------------------------------------------------------------------------------------------

                                                                          YEAR ENDED                              YEAR ENDED
                                                                        DECEMBER 31,                            DECEMBER 31,
                                               -------------------------------------   -------------------------------------
                                                            1997                1996                1997                1996
                                                           (000)               (000)               (000)               (000)
----------------------------------------------------------------------------------------------------------------------------

INCREASE (DECREASE) IN NET ASSETS
OPERATIONS:
  Net Investment Income (Loss)                         $    (535)          $    (904)         $    1,774           $   2,212
  Net Realized Gain                                       21,271              36,369              86,366              40,528
  Change in Unrealized Appreciation
    (Depreciation)                                       (14,435)            (31,141)             49,579              10,734
----------------------------------------------------------------------------------------------------------------------------
  Net Increase in Net Assets Resulting from
    Operations                                             6,301               4,324             137,719              53,474
----------------------------------------------------------------------------------------------------------------------------
DISTRIBUTIONS:
  CLASS A:
  Net Investment Income                                       --                  --              (1,761)             (2,164)
  In Excess of Net Investment Income                          --                  --                  (8)                 --
  Net Realized Gain                                      (30,771)            (24,810)            (76,181)            (42,560)
  CLASS B+:
  Net Investment Income                                       --                  --                 (15)                (46)
  Net Realized Gain                                         (667)             (1,588)             (3,225)             (1,031)
----------------------------------------------------------------------------------------------------------------------------
  Total Distributions                                    (31,438)            (26,398)            (81,190)            (45,801)
----------------------------------------------------------------------------------------------------------------------------
CAPITAL SHARE TRANSACTIONS: (1)
  CLASS A:
  Subscribed                                              37,367              26,575             246,368             223,237
  Distributions Reinvested                                30,552              24,750              74,499              41,770
  Redeemed                                               (48,345)            (87,418)           (138,539)            (78,208)
  CLASS B+:
  Subscribed                                                 599               5,462              26,409               6,515
  Distributions Reinvested                                   651               1,540               2,614                 993
  Redeemed                                                (3,387)             (1,423)             (6,413)             (1,891)
----------------------------------------------------------------------------------------------------------------------------
  Net Increase (Decrease) in Capital Share
    Transactions                                          17,437             (30,514)            204,938             192,416
----------------------------------------------------------------------------------------------------------------------------
  Total Increase (Decrease) in Net Assets                 (7,700)            (52,588)            261,467             200,089
NET ASSETS:
  Beginning of Period                                     66,790             119,378             358,201             158,112
----------------------------------------------------------------------------------------------------------------------------
  End of Period                                        $  59,090           $  66,790          $  619,668           $ 358,201
----------------------------------------------------------------------------------------------------------------------------
  Undistributed (distribution in excess of)
    net investment income/ accumulated net
    investment loss included in end of period
    net assets                                         $      (4)          $      (3)         $       (8)          $       2
----------------------------------------------------------------------------------------------------------------------------
(1) CAPITAL SHARE TRANSACTIONS:
   CLASS A:
   Shares Subscribed                                       3,007               1,202              14,949              14,718
   Shares Issued on Distributions Reinvested               3,708               1,845               4,569               2,776
   Shares Redeemed                                        (3,885)             (3,952)             (8,169)             (5,067)
----------------------------------------------------------------------------------------------------------------------------
   Net Increase (Decrease) in Class A Shares
     Outstanding                                           2,830                (905)             11,349              12,427
----------------------------------------------------------------------------------------------------------------------------
   CLASS B+:
   Shares Subscribed                                          46                 246               1,507                 418
   Shares Issued on Distributions Reinvested                  81                 115                 161                  66
   Shares Redeemed                                          (252)                (64)               (387)               (116)
----------------------------------------------------------------------------------------------------------------------------
   Net Increase (Decrease) in Class B Shares
     Outstanding                                            (125)                297               1,281                 368

--------------------------------------------------------------------------------

+    Each Portfolio began offering Class B shares on January 2, 1996.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

STATEMENT OF CHANGES IN NET ASSETS
--------------------------------------------------------------------------------

                                                 SMALL CAP VALUE EQUITY PORTFOLIO                 TECHNOLOGY PORTFOLIO
---------------------------------------------------------------------------------------------------------------------------------

                                                                          YEAR ENDED
                                                                        DECEMBER 31,                                  PERIOD FROM
                                               -------------------------------------          YEAR ENDED   SEPTEMBER 16, 1996* TO
                                                            1997                1996   DECEMBER 31, 1997        DECEMBER 31, 1996
                                                           (000)               (000)               (000)                    (000)
---------------------------------------------------------------------------------------------------------------------------------

INCREASE (DECREASE) IN NET ASSETS
OPERATIONS:
  Net Investment Income (Loss)                         $     165           $     888           $    (207)                $    (11)
  Net Realized Gain (Loss)                                 9,674               6,620               3,396                      (11)
  Change in Unrealized Appreciation
    (Depreciation)                                           125                (902)               (287)                     296
---------------------------------------------------------------------------------------------------------------------------------
  Net Increase in Net Assets Resulting from
    Operations                                             9,964               6,606               2,902                      274
---------------------------------------------------------------------------------------------------------------------------------
DISTRIBUTIONS:
  CLASS A:
  Net Investment Income                                     (176)               (851)               (525)                      --
  In Excess of Net Investment Income                          (5)                 --                  --                       --
  Net Realized Gain                                       (7,678)             (5,696)             (2,563)                      --
  In Excess of Net Realized Gain                              --                  --              (1,988)                      --
  Return of Capital                                           --                  --                (524)                      --
  CLASS B+:
  Net Investment Income                                      (11)                (34)                (34)                      --
  In Excess of Net Investment Income                          (1)                 --                  --                       --
  Net Realized Gain                                       (1,619)               (413)               (176)                      --
  In Excess of Net Realized Gain                              --                  --                (137)                      --
  Return of Capital                                           --                  --                 (34)                      --
---------------------------------------------------------------------------------------------------------------------------------
  Total Distributions                                     (9,490)             (6,994)             (5,981)                      --
---------------------------------------------------------------------------------------------------------------------------------
CAPITAL SHARE TRANSACTIONS: (1)
  CLASS A:
  Subscribed                                              27,220              14,319              42,885                    3,375
  Distributions Reinvested                                 7,254               5,982               4,506                       --
  Redeemed                                               (23,846)            (48,028)            (16,063)                      --
  CLASS B+:
  Subscribed                                               7,628               1,899               1,986                    1,485
  Distributions Reinvested                                 1,508                 376                 364                       --
  Redeemed                                                (2,762)               (420)             (1,499)                     (52)
---------------------------------------------------------------------------------------------------------------------------------
  Net Increase (Decrease) in Capital Share
    Transactions                                          17,002             (25,872)             32,179                    4,808
---------------------------------------------------------------------------------------------------------------------------------
  Total Increase (Decrease) in Net Assets                 17,476             (26,260)             29,100                    5,082
NET ASSETS:
  Beginning of Period                                     25,659              51,919               5,082                       --
---------------------------------------------------------------------------------------------------------------------------------
  End of Period                                        $  43,135           $  25,659           $  34,182                 $  5,082
---------------------------------------------------------------------------------------------------------------------------------
  Undistributed (distribution in excess of)
    net investment income included in end of
    period net assets                                  $      (6)          $       3           $    (121)                $     --
---------------------------------------------------------------------------------------------------------------------------------
(1) CAPITAL SHARE TRANSACTIONS:
   CLASS A:
   Shares Subscribed                                       2,198               1,157               3,154                      336
   Shares Issued on Distributions Reinvested                 664                 537                 407                       --
   Shares Redeemed                                        (1,895)             (3,850)             (1,187)                      --
---------------------------------------------------------------------------------------------------------------------------------
   Net Increase (Decrease) in Class A Shares
     Outstanding                                             967              (2,156)              2,374                      336
---------------------------------------------------------------------------------------------------------------------------------
   CLASS B+:
   Shares Subscribed                                         586                 153                 139                      144
   Shares Issued on Distributions Reinvested                 139                  34                  33                       --
   Shares Redeemed                                          (209)                (32)               (107)                      (5)
---------------------------------------------------------------------------------------------------------------------------------
   Net Increase in Class B Shares Outstanding                516                 155                  65                      139

--------------------------------------------------------------------------------

*    Commencement of operations
+ The Small Cap Value Equity Portfolio began offering Class B shares on January 2, 1996.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

STATEMENT OF CHANGES IN NET ASSETS
--------------------------------------------------------------------------------

                                                 U.S. EQUITY PLUS
                                                    PORTFOLIO              U.S. REAL ESTATE PORTFOLIO
-----------------------------------------------------------------------------------------------------------

                                                                                                 YEAR ENDED
                                                        PERIOD FROM                            DECEMBER 31,
                                                  JULY 31, 1997* TO   -------------------------------------
                                                  DECEMBER 31, 1997                1997                1996
                                                              (000)               (000)               (000)
-----------------------------------------------------------------------------------------------------------

INCREASE (DECREASE) IN NET ASSETS
OPERATIONS:
  Net Investment Income                                    $    110          $    8,535           $   3,916
  Net Realized Gain                                              66              51,774              17,097
  Change in Unrealized Appreciation
    (Depreciation)                                              599              15,491              28,458
-----------------------------------------------------------------------------------------------------------
  Net Increase in Net Assets Resulting from
    Operations                                                  775              75,800              49,471
-----------------------------------------------------------------------------------------------------------
DISTRIBUTIONS:
  CLASS A:
  Net Investment Income                                        (106)             (8,137)             (3,888)
  In Excess of Net Investment Income                             --                  --                  (2)
  Net Realized Gain                                             (55)            (43,130)            (12,504)
  In Excess of Net Realized Gain                                 --              (5,201)                 --
  CLASS B+:
  Net Investment Income                                          (1)               (358)               (148)
  Net Realized Gain                                              --              (2,418)               (559)
  In Excess of Net Realized Gain                                 --                (292)                 --
-----------------------------------------------------------------------------------------------------------
  Total Distributions                                          (162)            (59,536)            (17,101)
-----------------------------------------------------------------------------------------------------------
CAPITAL SHARE TRANSACTIONS: (1)
  CLASS A:
  Subscribed                                                 20,231             202,155             119,585
  Distributions Reinvested                                       71              51,583              14,340
  Redeemed                                                       --            (118,383)            (24,190)
  CLASS B+:
  Subscribed                                                    100              18,735               8,149
  Distributions Reinvested                                        1               2,799                 514
  Redeemed                                                       --              (9,475)             (1,175)
-----------------------------------------------------------------------------------------------------------
  Net Increase in Capital Share Transactions                 20,403             147,414             117,223
-----------------------------------------------------------------------------------------------------------
  Total Increase in Net Assets                               21,016             163,678             149,593
NET ASSETS:
  Beginning of Period                                            --             219,102              69,509
-----------------------------------------------------------------------------------------------------------
  End of Period                                            $ 21,016          $  382,780           $ 219,102
-----------------------------------------------------------------------------------------------------------
  Undistributed (distribution in excess of)
    net investment income included in end of
    period net assets                                      $      3          $       38           $      (2)
-----------------------------------------------------------------------------------------------------------
(1) CAPITAL SHARE TRANSACTIONS:
   CLASS A:
   Shares Subscribed                                          2,022              13,083               9,313
   Shares Issued on Distributions Reinvested                      7               3,430               1,047
   Shares Redeemed                                               --              (7,604)             (1,849)
-----------------------------------------------------------------------------------------------------------
   Net Increase in Class A Shares Outstanding                 2,029               8,909               8,511
-----------------------------------------------------------------------------------------------------------
   CLASS B+:
   Shares Subscribed                                             10               1,205                 662
   Shares Issued on Distributions Reinvested                     --                 187                  37
   Shares Redeemed                                               --                (614)                (92)
-----------------------------------------------------------------------------------------------------------
   Net Increase in Class B Shares Outstanding                    10                 778                 607

--------------------------------------------------------------------------------

*    Commencement of operations
+    The U.S. Real Estate Portfolio began offering Class B Shares on
     January 2, 1996.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

STATEMENT OF CHANGES IN NET ASSETS
--------------------------------------------------------------------------------

                                                      VALUE EQUITY PORTFOLIO                    BALANCED PORTFOLIO
----------------------------------------------------------------------------------------------------------------------------

                                                                          YEAR ENDED                              YEAR ENDED
                                                                        DECEMBER 31,                            DECEMBER 31,
                                               -------------------------------------   -------------------------------------
                                                            1997                1996                1997                1996
                                                           (000)               (000)               (000)               (000)
----------------------------------------------------------------------------------------------------------------------------

INCREASE (DECREASE) IN NET ASSETS
OPERATIONS:
  Net Investment Income                                $   2,199           $   3,431            $    240           $     584
  Net Realized Gain                                       20,470              15,759                 855               1,846
  Change in Unrealized Appreciation
    (Depreciation)                                         3,672               2,404                 (66)             (1,083)
----------------------------------------------------------------------------------------------------------------------------
  Net Increase in Net Assets Resulting from
    Operations                                            26,341              21,594               1,029               1,347
----------------------------------------------------------------------------------------------------------------------------
DISTRIBUTIONS:
  CLASS A:
  Net Investment Income                                   (2,134)             (3,374)               (205)               (477)
  In Excess of Net Investment Income                          --                  --                  (1)                 (1)
  Net Realized Gain                                      (19,817)            (17,256)               (876)             (1,690)
  CLASS B+:
  Net Investment Income                                      (40)                (58)                (37)               (108)
  Net Realized Gain                                         (509)               (357)               (138)               (548)
----------------------------------------------------------------------------------------------------------------------------
  Total Distributions                                    (22,500)            (21,045)             (1,257)             (2,824)
----------------------------------------------------------------------------------------------------------------------------
CAPITAL SHARE TRANSACTIONS: (1)
  CLASS A:
  Subscribed                                              26,077              38,132               1,474               1,205
  Distributions Reinvested                                19,651              19,004               1,007               1,898
  Redeemed                                               (69,683)            (99,013)             (3,632)            (18,709)
  CLASS B+:
  Subscribed                                               1,386               2,992                  --               3,269
  Distributions Reinvested                                   480                 401                 173                 607
  Redeemed                                                (2,135)               (747)             (1,756)             (1,246)
----------------------------------------------------------------------------------------------------------------------------
  Net Decrease in Capital Share Transactions             (24,224)            (39,231)             (2,734)            (12,976)
----------------------------------------------------------------------------------------------------------------------------
  Total Decrease in Net Assets                           (20,383)            (38,682)             (2,962)            (14,453)
NET ASSETS:
  Beginning of Period                                    108,683             147,365               8,189              22,642
----------------------------------------------------------------------------------------------------------------------------
  End of Period                                        $  88,300           $ 108,683            $  5,227           $   8,189
----------------------------------------------------------------------------------------------------------------------------
  Undistributed (distribution in excess of)
    net investment income included in end of
    period net assets                                  $      32           $       7            $     (1)          $      (1)
----------------------------------------------------------------------------------------------------------------------------
(1) CAPITAL SHARE TRANSACTIONS:
   CLASS A:
   Shares Subscribed                                       1,781               2,649                 175                 121
   Shares Issued on Distributions Reinvested               1,430               1,340                 130                 215
   Shares Redeemed                                        (4,530)             (6,919)               (427)             (1,872)
----------------------------------------------------------------------------------------------------------------------------
   Net Decrease in Class A Shares Outstanding             (1,319)             (2,930)               (122)             (1,536)
----------------------------------------------------------------------------------------------------------------------------
   CLASS B+:
   Shares Subscribed                                          92                 207                  --                 327
   Shares Issued on Distributions Reinvested                  35                  28                  22                  71
   Shares Redeemed                                          (146)                (51)               (208)               (129)
----------------------------------------------------------------------------------------------------------------------------
   Net Increase (Decrease) in Class B Shares
     Outstanding                                             (19)                184                (186)                269

--------------------------------------------------------------------------------

+    Each Portfolio began offering Class B shares on January 2, 1996.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

STATEMENT OF CHANGES IN NET ASSETS
--------------------------------------------------------------------------------

                                                  EMERGING MARKETS DEBT PORTFOLIO             FIXED INCOME PORTFOLIO
----------------------------------------------------------------------------------------------------------------------------

                                                                          YEAR ENDED                              YEAR ENDED
                                                                        DECEMBER 31,                            DECEMBER 31,
                                               -------------------------------------   -------------------------------------
                                                            1997                1996                1997                1996
                                                           (000)               (000)               (000)               (000)
----------------------------------------------------------------------------------------------------------------------------

INCREASE (DECREASE) IN NET ASSETS
OPERATIONS:
  Net Investment Income                               $   13,130          $   21,910           $   8,812           $  10,061
  Net Realized Gain                                       24,939              57,165               3,117               3,047
  Change in Unrealized Appreciation
    (Depreciation)                                       (12,760)                309               1,672              (6,343)
----------------------------------------------------------------------------------------------------------------------------
  Net Increase in Net Assets Resulting from
    Operations                                            25,309              79,384              13,601               6,765
----------------------------------------------------------------------------------------------------------------------------
DISTRIBUTIONS:
  CLASS A:
  Net Investment Income                                  (12,240)            (14,104)             (9,164)            (10,366)
  In Excess of Net Investment Income                          --                 (74)                 (6)                (14)
  Net Realized Gain                                      (37,926)            (51,244)                 --                  --
  In Excess of Net Realized Gain                          (1,389)                 --                  --                  --
  Return of Capital                                       (1,701)                 --                  --                  --
  CLASS B+:
  Net Investment Income                                     (183)               (381)               (176)                (73)
  In Excess of Net Investment Income                          --                  (2)                 --                  --
  Net Realized Gain                                         (611)             (1,391)                 --                  --
  In Excess of Net Realized Gain                             (22)                 --                  --                  --
  Return of Capital                                          (27)                 --                  --                  --
----------------------------------------------------------------------------------------------------------------------------
  Total Distributions                                    (54,099)            (67,196)             (9,346)            (10,453)
----------------------------------------------------------------------------------------------------------------------------
CAPITAL SHARE TRANSACTIONS: (1)
  CLASS A:
  Subscribed                                              94,373              79,712              92,474              43,737
  Distributions Reinvested                                45,771              51,784               7,836               8,559
  Redeemed                                              (121,535)           (173,915)            (52,011)            (83,396)
  CLASS B+:
  Subscribed                                               2,314               4,437               5,117               2,038
  Distributions Reinvested                                   789               1,522                 100                  64
  Redeemed                                                (4,654)             (1,211)             (1,940)               (646)
----------------------------------------------------------------------------------------------------------------------------
  Net Increase (Decrease) in Capital Share
    Transactions                                          17,058             (37,671)             51,576             (29,644)
----------------------------------------------------------------------------------------------------------------------------
  Total Increase (Decrease) in Net Assets                (11,732)            (25,483)             55,831             (33,332)
NET ASSETS:
  Beginning of Period                                    156,395             181,878             132,195             165,527
----------------------------------------------------------------------------------------------------------------------------
  End of Period                                       $  144,663          $  156,395           $ 188,026           $ 132,195
----------------------------------------------------------------------------------------------------------------------------
  Distribution in excess of net investment
    income included in end of period net
    assets                                            $       (8)         $      (76)          $      (6)          $     (14)
----------------------------------------------------------------------------------------------------------------------------
(1) CAPITAL SHARE TRANSACTIONS:
   CLASS A:
   Shares Subscribed                                      11,924               8,356               8,608               4,156
   Shares Issued on Distributions Reinvested               7,578               6,805                 733                 812
   Shares Redeemed                                       (14,998)            (16,141)             (4,871)             (7,913)
----------------------------------------------------------------------------------------------------------------------------
   Net Increase (Decrease) in Class A Shares
     Outstanding                                           4,504                (980)              4,470              (2,945)
----------------------------------------------------------------------------------------------------------------------------
   CLASS B+:
   Shares Subscribed                                         288                 467                 478                 194
   Shares Issued on Distributions Reinvested                 131                 201                   9                   6
   Shares Redeemed                                          (588)               (103)               (182)                (62)
----------------------------------------------------------------------------------------------------------------------------
   Net Increase (Decrease) in Class B Shares
     Outstanding                                            (169)                565                 305                 138

--------------------------------------------------------------------------------

+    Each Portfolio began offering Class B shares on January 2, 1996.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

STATEMENTS OF CHANGES IN NET ASSETS
--------------------------------------------------------------------------------

                                   GLOBAL FIXED INCOME
                                        PORTFOLIO              HIGH YIELD PORTFOLIO      MUNICIPAL BOND PORTFOLIO
------------------------------------------------------------------------------------------------------------------

                                 YEAR ENDED DECEMBER 31,     YEAR ENDED DECEMBER 31,     YEAR ENDED DECEMBER 31,
                                --------------------------  --------------------------  --------------------------
                                        1997          1996          1997          1996          1997          1996
                                       (000)         (000)         (000)         (000)         (000)         (000)
------------------------------------------------------------------------------------------------------------------

INCREASE (DECREASE) IN NET
  ASSETS
OPERATIONS:
  Net Investment Income         $      4,690  $      6,007  $     10,245  $      8,522  $      2,406  $      1,840
  Net Realized Gain (Loss)            (1,879)        2,742         4,846           687            27            (6)
  Change in Unrealized
    Appreciation
    (Depreciation)                    (2,788)       (1,546)        1,740         3,436         1,474          (686)
------------------------------------------------------------------------------------------------------------------
  Net Increase in Net Assets
    Resulting from Operations             23         7,203        16,831        12,645         3,907         1,148
------------------------------------------------------------------------------------------------------------------
DISTRIBUTIONS:
  CLASS A:
  Net Investment Income               (2,512)       (5,986)       (9,705)       (8,340)       (2,404)       (1,821)
  In Excess of Net Investment
    Income                                --            --            --            (4)           (1)          (16)
  Net Realized Gain                       --            --            --            --           (21)           --
  In Excess of Net Realized
    Gain                                  --            --            --            --            (1)           --
  CLASS B+:
  Net Investment Income                  (14)          (88)         (466)         (333)           --            (4)
------------------------------------------------------------------------------------------------------------------
  Total Distributions                 (2,526)       (6,074)      (10,171)       (8,677)       (2,427)       (1,841)
------------------------------------------------------------------------------------------------------------------
CAPITAL SHARE TRANSACTIONS:
  (1)
  CLASS A:
  Subscribed                          18,508        53,391        93,559        48,672        32,474        18,758
  Distributions Reinvested             2,096         5,288         7,844         6,490         2,356         1,724
  Redeemed                           (46,384)      (49,742)      (90,405)      (25,529)      (15,996)      (25,432)
  CLASS B+:
  Subscribed                             257         2,353         7,925         6,981             4           171
  Distributions Reinvested                13            78           369           244            --             4
  Redeemed                            (1,433)         (902)       (7,061)       (1,743)          (73)         (105)
------------------------------------------------------------------------------------------------------------------
  Net Increase (Decrease) in
    Capital Share Transactions       (26,943)       10,466        12,231        35,115        18,765        (4,880)
------------------------------------------------------------------------------------------------------------------
  Total Increase (Decrease) in
    Net Assets                       (29,446)       11,595        18,891        39,083        20,245        (5,573)
NET ASSETS:
  Beginning of Period                114,447       102,852       101,328        62,245        40,296        45,869
------------------------------------------------------------------------------------------------------------------
  End of Period                 $     85,001  $    114,447  $    120,219  $    101,328  $     60,541  $     40,296
------------------------------------------------------------------------------------------------------------------
  Undistributed (distribution
    in excess of) net
    investment income included
    in end of period net
    assets                      $        323  $        612  $         90  $         (4) $         (1) $        (16)
------------------------------------------------------------------------------------------------------------------
(1) CAPITAL SHARE
  TRANSACTIONS:
   CLASS A:
   Shares Subscribed                   1,676         4,846         8,260         4,604         3,162         1,830
   Shares Issued on
     Distributions Reinvested            192           480           693           610           228           169
   Shares Redeemed                    (4,264)       (4,503)       (7,958)       (2,400)       (1,554)       (2,496)
------------------------------------------------------------------------------------------------------------------
   Net Increase (Decrease) in
     Class A Shares
     Outstanding                      (2,396)          823           995         2,814         1,836          (497)
------------------------------------------------------------------------------------------------------------------
   CLASS B+:
   Shares Subscribed                      24           213           697           662            --            17
   Shares Issued on
     Distributions Reinvested              1             7            32            23            --            --
   Shares Redeemed                      (130)          (82)         (625)         (165)           (7)          (10)
------------------------------------------------------------------------------------------------------------------
   Net Increase (Decrease) in
     Class B Shares
     Outstanding                        (105)          138           104           520            (7)            7
------------------------------------------------------------------------------------------------------------------

+    Each Portfolio began offering Class B Shares on January 2, 1996.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

STATEMENTS OF CHANGES IN NET ASSETS
--------------------------------------------------------------------------------

                                                                                            MUNICIPAL MONEY MARKET
                                                                MONEY MARKET PORTFOLIO            PORTFOLIO
--------------------------------------------------------------------------------------------------------------------

                                                               YEAR ENDED DECEMBER 31,     YEAR ENDED DECEMBER 31,
                                                              --------------------------  --------------------------
                                                                      1997          1996          1997          1996
                                                                     (000)         (000)         (000)         (000)
--------------------------------------------------------------------------------------------------------------------

INCREASE (DECREASE) IN NET ASSETS
OPERATIONS:
  Net Investment Income                                       $     69,467  $     54,883  $     23,167  $     19,261
  Net Realized Gain (Loss)                                              71          (469)            9           (22)
--------------------------------------------------------------------------------------------------------------------
  Net Increase in Net Assets Resulting from Operations              69,538        54,414        23,176        19,239
--------------------------------------------------------------------------------------------------------------------
DISTRIBUTIONS:
  Net Investment Income                                            (69,467)      (54,883)      (23,167)      (19,261)
--------------------------------------------------------------------------------------------------------------------
CAPITAL SHARE TRANSACTIONS: (1)
  Subscribed                                                    13,470,057    13,167,615     6,575,839     5,869,663
  Distributions Reinvested                                          63,629        51,181        22,255        18,242
  Redeemed                                                     (13,312,180)  (12,770,387)   (6,514,906)   (5,617,992)
--------------------------------------------------------------------------------------------------------------------
  Net Increase in Capital Share Transactions                       221,506       448,409        83,188       269,913
--------------------------------------------------------------------------------------------------------------------
  Total Increase in Net Assets                                     221,577       447,940        83,197       269,891
NET ASSETS:
  Beginning of Period                                            1,284,633       836,693       721,410       451,519
--------------------------------------------------------------------------------------------------------------------
  End of Period                                               $  1,506,210  $  1,284,633  $    804,607  $    721,410
--------------------------------------------------------------------------------------------------------------------
(1) CAPITAL SHARE TRANSACTIONS:
   CLASS A:
   Shares Subscribed                                            13,470,057    13,167,615     6,575,839     5,869,663
   Shares Issued on Distributions Reinvested                        63,629        51,181        22,255        18,242
   Shares Redeemed                                             (13,312,180)  (12,770,387)   (6,514,906)   (5,617,992)
--------------------------------------------------------------------------------------------------------------------
   Net Increase in Class A Shares Outstanding                      221,506       448,409        83,188       269,913
--------------------------------------------------------------------------------------------------------------------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

STATEMENT OF CASH FLOWS
--------------------------------------------------------------------------------
EMERGING MARKETS DEBT PORTFOLIO
--------------------------------------------------------------------------------

                                                    YEAR ENDED
                                             DECEMBER 31, 1997
                                                         (000)
--------------------------------------------------------------

CASH FLOWS FROM INVESTING AND OPERATING
  ACTIVITIES:
  Proceeds from Sales of Investments     $             756,562
  Purchases of Investments                            (741,898)
  Net Decrease in Short Term
    Investments                                         14,767
  Net Realized Loss on Foreign Currency
    Transactions                                           (12)
  Interest Income                                       13,096
  Interest Expense Paid                                   (684)
  Operating Expenses Paid                               (2,478)
--------------------------------------------------------------
    Net Cash Provided by Investing and
     Operating Activities                               39,353
--------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Cash Paid for Reverse Repurchase
    Agreements                                          (4,680)
  Net Portfolio Share Transactions                     (27,662)
  Cash Distributions Paid (net of
    reinvestments of $46,560)                           (7,539)
--------------------------------------------------------------
    Net Cash Used for Financing
     Activities                                        (39,881)
--------------------------------------------------------------
    Net Decrease in Cash                                  (528)
CASH AT BEGINNING OF YEAR                                  374
--------------------------------------------------------------
BANK OVERDRAFT AT END OF YEAR            $                (154)
--------------------------------------------------------------
--------------------------------------------------------------
RECONCILIATION OF NET INVESTMENT INCOME
  TO NET CASH
  PROVIDED BY INVESTING AND OPERATING
  ACTIVITIES:
  Net Investment Income                  $              13,130
  Proceeds from Sale of Investments                    756,562
  Purchase of Investments                             (741,898)
  Net Decrease in Short Term
    Investments                                         14,767
  Net Realized Loss on Foreign Currency
    Transactions                                           (12)
  Net Increase in Receivables
    Pertaining to Investing and
    Operating Activities                                  (222)
  Net Decrease in Payables Pertaining
    to Investing and Operating
    Activities                                            (521)
  (Accretion)/Amortization of
    Premium/Discount                                    (2,453)
--------------------------------------------------------------
    Net Cash Provided by Investing and
     Operating Activities                $              39,353
--------------------------------------------------------------
--------------------------------------------------------------

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS
SELECTED PER SHARE DATA AND RATIOS:
--------------------------------------------------------------------------------
ACTIVE COUNTRY ALLOCATION PORTFOLIO

--------------------------------------------------------------------------------

                                                                      CLASS A
                                         -----------------------------------------------------------------
                                                              YEAR ENDED DECEMBER 31,
                                         -----------------------------------------------------------------
                                                1997++            1996        1995        1994        1993
----------------------------------------------------------------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD     $       11.44   $       11.63   $   11.65   $   12.21   $    9.59
                                         -------------   -------------   ---------   ---------   ---------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Income (1)                       0.18            0.24        0.17        0.19        0.13
  Net Realized and Unrealized Gain
    (Loss) on Investments                         0.80            0.88        1.00       (0.25)       2.75
                                         -------------   -------------   ---------   ---------   ---------
    Total from Investment Operations              0.98            1.12        1.17       (0.06)       2.88
                                         -------------   -------------   ---------   ---------   ---------
DISTRIBUTIONS
  Net Investment Income                          (0.83)          (0.81)      (0.25)      (0.14)      (0.09)
  In Excess of Net Investment Income             (0.02)          (0.02)      (0.10)         --       (0.08)
  Net Realized Gain                              (1.18)          (0.48)      (0.84)      (0.36)         --
  In Excess of Net Realized Gain                    --              --          --          --       (0.09)
                                         -------------   -------------   ---------   ---------   ---------
    Total Distributions                          (2.03)          (1.31)      (1.19)      (0.50)      (0.26)
                                         -------------   -------------   ---------   ---------   ---------
NET ASSET VALUE, END OF PERIOD                  $10.39          $11.44      $11.63      $11.65      $12.21
                                         -------------   -------------   ---------   ---------   ---------
                                         -------------   -------------   ---------   ---------   ---------
TOTAL RETURN                                      8.61%           9.71%      10.57%      (0.52)%     30.72%
                                         -------------   -------------   ---------   ---------   ---------
                                         -------------   -------------   ---------   ---------   ---------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period (Thousands)         $138,667        $183,193    $170,663    $182,977    $150,854
Ratio of Expenses to Average Net Assets
  (1)                                             0.80%           0.80%       0.80%       0.80%       0.80%
Ratio of Net Investment Income to
  Average Net Assets (1)                          1.47%           1.22%       1.26%       1.43%       1.29%
Portfolio Turnover Rate                             49%             65%         72%         51%         53%
Average Commission Rate Per Share#             $0.0019         $0.0028         N/A         N/A         N/A
---------------
Average Commission Rate as a Percentage
  of Trade Amount#                                0.11%           0.11%        N/A         N/A         N/A
(1) Effect of voluntary expense
   limitation during the period:
     Per share benefit to net
       investment income                         $0.03           $0.03       $0.05       $0.03       $0.05
   Ratios before expense limitation:
     Expenses to Average Net Assets               1.10%           1.09%       1.18%       1.00%       1.33%
     Net Investment Income to Average
       Net Assets                                 1.18%           0.94%       0.88%       1.23%       0.76%
----------------------------------------------------------------------------------------------------------

                                                               CLASS B
                                         -----------------------------
                                                           PERIOD FROM
                                                            JANUARY 2,
                                            YEAR ENDED      1996*** TO
                                          DECEMBER 31,    DECEMBER 31,
                                                1997++            1996
----------------------------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD            $11.44          $11.66
                                                ------          ------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Income (2)                       0.08            0.06
  Net Realized and Unrealized Gain on
    Investments                                   0.87            1.00
                                                ------          ------
    Total from Investment Operations              0.95            1.06
                                                ------          ------
DISTRIBUTIONS
  Net Investment Income                          (0.71)          (0.78)
  In Excess of Net Investment Income             (0.02)          (0.02)
  Net Realized Gain                              (1.18)          (0.48)
                                                ------          ------
    Total Distributions                          (1.91)          (1.28)
                                                ------          ------
NET ASSET VALUE, END OF PERIOD                  $10.48          $11.44
                                                ------          ------
                                                ------          ------
TOTAL RETURN                                      8.35%           9.22%
                                                ------          ------
                                                ------          ------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period (Thousands)    $          14   $         633
Ratio of Expenses to Average Net Assets
  (2)                                             1.05%           1.05%**
Ratio of Net Investment Income to
  Average Net Assets (2)                          0.71%           1.09%**
Portfolio Turnover Rate                             49%             65%
Average Commission Rate Per Share              $0.0019         $0.0028
---------------
Average Commission Rate as a Percentage
  of Trade Amount                                 0.11%           0.11%
(2) Effect of voluntary expense limitation during the period:
     Per share benefit to net
       investment income                         $0.03           $0.02
   Ratios before expense limitation:
     Expenses to Average Net Assets               1.32%           1.33%**
     Net Investment Income to Average
       Net Assets                                 0.45%           0.82%**

--------------------------------------------------------------------------------

**   Annualized
***  The Portfolio began offering Class B Shares on January 2, 1996.
# Beginning with fiscal year 1996, the Portfolio is required to disclose the average commission rate per share it paid for portfolio trades, on which commissions were charged, during the period.
++ Per share amounts for the year ended December 31, 1997 are based on average shares outstanding.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS
SELECTED PER SHARE DATA AND RATIOS:
--------------------------------------------------------------------------------
ASIAN EQUITY PORTFOLIO

--------------------------------------------------------------------------------

                                                                      CLASS A
                                         -----------------------------------------------------------------
                                                              YEAR ENDED DECEMBER 31,
                                         -----------------------------------------------------------------
                                                  1997            1996        1995        1994        1993
----------------------------------------------------------------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD     $       18.73   $       19.48   $   21.54   $   26.20   $   13.11
                                         -------------   -------------   ---------   ---------   ---------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Income(1)                        0.14            0.17        0.18        0.11        0.10
  Net Realized and Unrealized Gain
    (Loss) on Investments                        (8.93)           0.50        1.11       (4.15)      13.38
                                         -------------   -------------   ---------   ---------   ---------
    Total from Investment Operations             (8.79)           0.67        1.29       (4.04)      13.48
                                         -------------   -------------   ---------   ---------   ---------
DISTRIBUTIONS
  Net Investment Income                          (0.00)+         (0.15)      (0.34)      (0.09)      (0.01)
  In Excess of Net Investment Income                --           (0.00)+     (0.00)+        --       (0.13)
  Net Realized Gain                                 --           (1.27)      (3.01)      (0.53)      (0.12)
  In Excess of Net Realized Gain                 (0.51)             --          --          --       (0.13)
                                         -------------   -------------   ---------   ---------   ---------
    Total Distributions                          (0.51)          (1.42)      (3.35)      (0.62)      (0.39)
                                         -------------   -------------   ---------   ---------   ---------
NET ASSET VALUE, END OF PERIOD           $        9.43          $18.73      $19.48      $21.54      $26.20
                                         -------------   -------------   ---------   ---------   ---------
                                         -------------   -------------   ---------   ---------   ---------
TOTAL RETURN                                    (48.29)%          3.49%       6.87%     (15.81)%    105.71%
                                         -------------   -------------   ---------   ---------   ---------
                                         -------------   -------------   ---------   ---------   ---------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period (Thousands)          $85,503        $363,498    $314,884    $276,906    $287,136
Ratio of Expenses to Average Net Assets
  (1)                                             1.12%           1.00%       1.00%       1.00%       1.00%
Ratio of Expenses to Average Net Assets
  Excluding Country Tax Expense and
  Interest Expense                                1.00%           1.00%       1.00%       1.00%       1.00%
Ratio of Net Investment Income to
  Average Net Assets (1)                          0.47%           0.74%       0.97%       0.52%       0.83%
Portfolio Turnover Rate                            107%             69%         42%         47%         18%
Average Commission Rate Per Share#             $0.0102         $0.0111         N/A         N/A         N/A
---------------
Average Commission Rate as a Percentage
  of Trade Amount#                                0.46%           0.52%        N/A         N/A         N/A
(1) Effect of voluntary expense
   limitation during the period:
     Per share benefit to net
       investment income                         $0.05           $0.05       $0.03       $0.04       $0.05
   Ratios before expense limitation:
     Expenses to Average Net Assets               1.31%           1.25%       1.18%       1.20%       1.38%
     Net Investment Income to Average
       Net Assets                                 0.29%           0.54%       0.79%       0.32%       0.45%
----------------------------------------------------------------------------------------------------------

                                                               CLASS B
                                         -----------------------------
                                                           PERIOD FROM
                                                            JANUARY 2,
                                            YEAR ENDED      1996*** TO
                                          DECEMBER 31,    DECEMBER 31,
                                                  1997            1996
----------------------------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD            $18.74          $19.55
                                                ------          ------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Income (2)                       0.03            0.11
  Net Realized and Unrealized Gain
    (Loss) on Investments                        (8.86)           0.46
                                                ------          ------
    Total from Investment Operations             (8.83)           0.57
                                                ------          ------
DISTRIBUTIONS
  Net Investment Income                          (0.00)+         (0.11)
  Net Realized Gain                                 --           (1.27)
  In Excess of Net Realized Gain                 (0.51)             --
                                                ------          ------
    Total Distributions                          (0.51)          (1.38)
                                                ------          ------
NET ASSET VALUE, END OF PERIOD           $        9.40          $18.74
                                                ------          ------
                                                ------          ------
TOTAL RETURN                                    (48.48)%          2.92%
                                                ------          ------
                                                ------          ------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period (Thousands)           $1,468         $11,002
Ratio of Expenses to Average Net Assets
  (2)                                             1.37%           1.25%**
Ratio of Expenses to Average Net Assets
  Excluding Country Tax Expense and
  Interest Expense                                1.25%           1.25%**
Ratio of Net Investment Income to
  Average Net Assets (2)                          0.18%           0.58%**
Portfolio Turnover Rate                            107%             69%
Average Commission Rate Per Share              $0.0102         $0.0111
---------------
Average Commission Rate as a Percentage
  of Trade Amount                                 0.46%           0.52%
(2) Effect of voluntary expense limitation during the period:
     Per share benefit to net
       investment income                         $0.04           $0.04
   Ratios before expense limitation:
     Expenses to Average Net Assets               1.56%           1.52%**
     Net Investment Income (Loss) to
       Average Net Assets                        (0.01)%          0.37%**

--------------------------------------------------------------------------------

**   Annualized
***  The Portfolio began offering Class B Shares on January 2, 1996.
+    Amount is less than $0.01 per share.
# Beginning with fiscal year 1996, the Portfolio is required to disclose the average commission rate per share it paid for portfolio trades, on which commissions were charged, during the period.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS
SELECTED PER SHARE DATA AND RATIOS:
--------------------------------------------------------------------------------
ASIAN REAL ESTATE PORTFOLIO

--------------------------------------------------------------------------------

                                                    CLASS A
                                         ------------------
                                                PERIOD FROM
                                           OCTOBER 1, 1997*
                                            TO DECEMBER 31,
                                                       1997
-----------------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD     $            10.00
                                                     ------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Income (1)                            0.11
  Net Realized and Unrealized Loss on
    Investments                                       (2.10)
                                                     ------
    Total from Investment Operations                  (1.99)
                                                     ------
DISTRIBUTIONS
  Net Investment Income                               (0.07)
                                                     ------
    Total Distributions                               (0.07)
                                                     ------
NET ASSET VALUE, END OF PERIOD           $             7.94
                                                     ------
                                                     ------
TOTAL RETURN                                         (19.92)%
                                                     ------
                                                     ------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period (Thousands)                $2,385
Ratio of Expenses to Average Net Assets
  (1)                                                  1.08%**
Ratio of Expenses to Average Net Assets
  Excluding Interest Expense                           1.00%**
Ratio of Net Investment Income to
  Average Net Assets (1)                               5.21%**
Portfolio Turnover Rate                                  38%
Average Commission Rate Per Share                   $0.0061
---------------
Average Commission Rate as a Percentage
  of Trade Amount                                      0.43%
(1) Effect of voluntary expense
   limitation during the period:
     Per share benefit to net
      investment income                               $0.25
   Ratios before expense limitation:
     Expenses to Average Net Assets                   12.95%**
     Net Investment Loss to Average Net
      Assets                                          (6.66)%**
-----------------------------------------------------------

                                                    CLASS B
                                         ------------------
                                                PERIOD FROM
                                           OCTOBER 1, 1997*
                                                         TO
                                               DECEMBER 31,
                                                       1997
-----------------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD                 $10.00
                                                    -------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Income                                  --
  Net Realized and Unrealized Loss on
    Investments                                       (1.97)
                                                    -------
    Total from Investment Operations                  (1.97)
                                                    -------
NET ASSET VALUE, END OF PERIOD           $             8.03
                                                    -------
                                                    -------
TOTAL RETURN                                         (19.70)%
                                                    -------
                                                    -------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period (Thousands)    $                0+
Ratio of Expenses to Average Net Assets                1.18%**
Ratio of Net Investment Income to
  Average Net Assets                                   4.24%**
Portfolio Turnover Rate                                  38%
Average Commission Rate Per Share                   $0.0061
---------------
Average Commission Rate as a Percentage
  of Trade Amount                                      0.43%

--------------------------------------------------------------------------------

*    Commencement of operations
**   Annualized
+    Amount is less than $500.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS
SELECTED PER SHARE DATA AND RATIOS:
--------------------------------------------------------------------------------
EMERGING MARKETS PORTFOLIO

--------------------------------------------------------------------------------

                                                                                      CLASS A
                                         ----------------------------------------------------
                                                                      YEAR ENDED DECEMBER 31,
                                         ----------------------------------------------------
                                               1997        1996      1995      1994      1993
---------------------------------------------------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD     $    14.66  $    13.14  $  16.30  $  19.00  $  10.22
                                         ----------  ----------  --------  --------  --------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Income (Loss) (1)             0.07        0.09      0.08     (0.04)    (0.01)
  Net Realized and Unrealized Gain
    (Loss) on Investments                     (0.29)       1.51     (2.05)    (1.69)     8.79
                                         ----------  ----------  --------  --------  --------
    Total from Investment Operations          (0.22)       1.60     (1.97)    (1.73)     8.78
                                         ----------  ----------  --------  --------  --------
DISTRIBUTIONS
  Net Investment Income                       (0.07)      (0.08)    (0.06)       --        --
  In Excess of Net Investment Income          (0.07)         --        --        --        --
  Net Realized Gain                           (0.69)         --     (1.13)    (0.97)       --
  In Excess of Net Realized Gain              (0.64)         --        --        --        --
                                         ----------  ----------  --------  --------  --------
    Total Distributions                       (1.47)      (0.08)    (1.19)    (0.97)       --
                                         ----------  ----------  --------  --------  --------
NET ASSET VALUE, END OF PERIOD           $    12.97  $    14.66  $  13.14  $  16.30  $  19.00
                                         ----------  ----------  --------  --------  --------
                                         ----------  ----------  --------  --------  --------
TOTAL RETURN                                  (1.03)%      12.19%   (12.77)%    (9.63)%    85.91%
                                         ----------  ----------  --------  --------  --------
                                         ----------  ----------  --------  --------  --------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period (Thousands)    $1,501,386  $1,304,006  $876,591  $929,638  $735,352
Ratio of Expenses to Average Net Assets
  (1)                                          1.75%       1.74%     1.72%     1.75%     1.75%
Ratio of Net Investment Income (Loss)
  to Average Net Assets (1)                    0.40%       0.69%     0.60%    (0.26)%    (0.06)%
Portfolio Turnover Rate                          90%         55%       54%       32%       52%
Average Commision Rate Per Share#           $0.0016     $0.0006       N/A       N/A       N/A
---------------
Average Commission Rate as a Percentage
  of Trade Amount#                             0.38%       0.42%      N/A       N/A       N/A
(1) Effect of voluntary expense limitation during the period:
    Per share benefit to net investment
     loss                                       N/A         N/A       N/A       N/A     $0.01
   Ratios before expense limitation:
    Expenses to Average Net Assets              N/A         N/A       N/A       N/A      1.79%
    Net Investment Loss to Average Net
      Assets                                    N/A         N/A       N/A       N/A     (0.10)%
---------------------------------------------------------------------------------------------

                                                            CLASS B
                                         --------------------------
                                                        PERIOD FROM
                                                         JANUARY 2,
                                           YEAR ENDED    1996*** TO
                                         DECEMBER 31,  DECEMBER 31,
                                                 1997          1996
-------------------------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD     $      14.66  $      13.25
                                               ------        ------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Income                          0.02          0.04
  Net Realized and Unrealized Gain
    (Loss) on Investments                       (0.28)         1.42
                                               ------        ------
    Total from Investment Operations            (0.26)         1.46
                                               ------        ------
DISTRIBUTIONS
  Net Investment Income                         (0.05)        (0.05)
  In Excess of Net Investment Income            (0.04)           --
  Net Realized Gain                             (0.69)           --
  In Excess of Net Realized Gain                (0.64)           --
                                               ------        ------
    Total Distributions                         (1.42)        (0.05)
                                               ------        ------
NET ASSET VALUE, END OF PERIOD           $      12.98  $      14.66
                                               ------        ------
                                               ------        ------
TOTAL RETURN                                    (1.31)%        11.04%
                                               ------        ------
                                               ------        ------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period (Thousands)          $9,666       $14,213
Ratio of Expenses to Average Net Assets          2.00%         1.99%**
Ratio of Net Investment Income to
  Average Net Assets                             0.11%         0.33%**
Portfolio Turnover Rate                            90%           55%
Average Commision Rate Per Share              $0.0016       $0.0006
---------------
Average Commission Rate as a Percentage
  of Trade Amount                                0.38%         0.42%

--------------------------------------------------------------------------------

 **  Annualized
***  The Portfolio began offering Class B Shares on January 2, 1996.
  # Beginning with fiscal year 1996, the Portfolio is required to disclose the average commission rate per share it paid for portfolio trades, on which commissions were charged, during the period.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS
SELECTED PER SHARE DATA AND RATIOS:
--------------------------------------------------------------------------------
EUROPEAN EQUITY PORTFOLIO

--------------------------------------------------------------------------------

                                                                 CLASS A
                                -------------------------------------------------------------------------
                                                                                              PERIOD FROM
                                                YEAR ENDED DECEMBER 31,                    APRIL 2, 1993*
                                -------------------------------------------------------   TO DECEMBER 31,
                                       1997            1996          1995          1994              1993
---------------------------------------------------------------------------------------------------------
NET ASSET VALUE, BEGINNING OF
  PERIOD                             $16.70          $13.92        $13.94        $12.91            $10.00
                                -----------     -----------   -----------   -----------            ------
INCOME FROM INVESTMENT
 OPERATIONS
  Net Investment Income (1)            0.39            0.24          0.14          0.08              0.08
  Net Realized and Unrealized
    Gain on Investments                2.58            2.85          1.37          1.29              2.83
                                -----------     -----------   -----------   -----------            ------
    Total from Investment
      Operations                       2.97            3.09          1.51          1.37              2.91
                                -----------     -----------   -----------   -----------            ------
DISTRIBUTIONS
  Net Investment Income               (0.37)          (0.25)        (0.15)        (0.09)               --
  In Excess of Net Investment
    Income                               --           (0.02)           --            --                --
  Net Realized Gain                   (1.34)          (0.04)        (1.38)        (0.25)               --
                                -----------     -----------   -----------   -----------            ------
    Total Distributions               (1.71)          (0.31)        (1.53)        (0.34)               --
                                -----------     -----------   -----------   -----------            ------
NET ASSET VALUE, END OF PERIOD  $     17.96     $     16.70   $     13.92   $     13.94   $         12.91
                                -----------     -----------   -----------   -----------            ------
                                -----------     -----------   -----------   -----------            ------
TOTAL RETURN                          17.88%          22.29%        11.85%        10.88%            29.10%
                                -----------     -----------   -----------   -----------            ------
                                -----------     -----------   -----------   -----------            ------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period
  (Thousands)                      $242,868        $178,356       $69,583       $27,634           $12,681
Ratio of Expenses to Average
  Net Assets (1)                       1.00%           1.00%         1.00%         1.00%             1.00%**
Ratio of Net Investment Income
  to Average Net Assets (1)            1.96%           1.83%         1.37%         0.87%             1.23%**
Portfolio Turnover Rate                  43%             24%           13%           79%               15%
Average Commission Rate Per
  Share#                            $0.0207         $0.0212           N/A           N/A               N/A
---------------
Average Commission Rate as a
  Percentage of Trade Amount#          0.20%           0.23%          N/A           N/A               N/A
(1) Effect of voluntary
   expense limitation during
   the period:
     Per share benefit to net
       investment income              $0.02           $0.02         $0.03         $0.06             $0.09
   Ratios before expense
     limitation:
     Expenses to Average Net
       Assets                          1.09%           1.16%         1.25%         1.62%             2.43%**
     Net Investment Income
       (Loss) to Average Net
       Assets                          1.87%           1.67%         1.12%         0.25%            (0.21)%**
---------------------------------------------------------------------------------------------------------

                                                    CLASS B
                                ---------------------------
                                                PERIOD FROM
                                                 JANUARY 2,
                                                    1996***
                                 YEAR ENDED     TO DECEMBER
                                   DECEMBER             31,
                                   31, 1997            1996
----------------------------------------------------------
NET ASSET VALUE, BEGINNING OF
  PERIOD                             $16.67         $14.05
                                -----------         ------
INCOME FROM INVESTMENT
 OPERATIONS
  Net Investment Income (2)            0.28           0.18
  Net Realized and Unrealized
    Gain on Investments                2.66           2.73
                                -----------         ------
    Total from Investment
      Operations                       2.94           2.91
                                -----------         ------
DISTRIBUTIONS
  Net Investment Income               (0.33)         (0.23)
  In Excess of Net Investment
    Income                               --          (0.02)
  Net Realized Gain                   (1.34)         (0.04)
                                -----------         ------
    Total Distributions               (1.67)         (0.29)
                                -----------         ------
NET ASSET VALUE, END OF PERIOD       $17.94         $16.67
                                -----------         ------
                                -----------         ------
TOTAL RETURN                          17.73%         20.76%
                                -----------         ------
                                -----------         ------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period
  (Thousands)                        $4,654         $2,654
Ratio of Expenses to Average
  Net Assets (2)                       1.25%          1.25%**
Ratio of Net Investment Income
  to Average Net Assets (2)            1.55%          1.67%**
Portfolio Turnover Rate                  43%            24%
Average Commission Rate Per
  Share                             $0.0207        $0.0212
---------------
Average Commission Rate as a
  Percentage of Trade Amount           0.20%          0.23%
(2) Effect of voluntary expense limitation during the
   period:
     Per share benefit to net
       investment income              $0.02          $0.02
   Ratios before expense
     limitation:
     Expenses to Average Net
       Assets                          1.34%          1.40%**
     Net Investment Income to
       Average Net Assets              1.46%          1.52%**

--------------------------------------------------------------------------------

  *  Commencement of operations
 **  Annualized
***  The Portfolio began offering Class B Shares on January 2, 1996.
  # Beginning with fiscal year 1996, the Portfolio is required to disclose the average commission rate per share it paid for portfolio trades, on which commissions were charged, during the period.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS
SELECTED PER SHARE DATA AND RATIOS:
--------------------------------------------------------------------------------
EUROPEAN REAL ESTATE PORTFOLIO

--------------------------------------------------------------------------------

                                                     CLASS A
                                         -------------------
                                                 PERIOD FROM
                                         OCTOBER 1, 1997* TO
                                                DECEMBER 31,
                                                        1997
------------------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD                  $10.00
                                                      ------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Income (1)                             0.05
  Net Realized and Unrealized Loss on
    Investments                                        (0.52)
                                                      ------
    Total from Investment Operations                   (0.47)
                                                      ------
DISTRIBUTIONS
  Net Investment Income                                (0.01)
                                                      ------
    Total Distributions                                (0.01)
                                                      ------
NET ASSET VALUE, END OF PERIOD           $              9.52
                                                      ------
                                                      ------
TOTAL RETURN                                           (4.72)%
                                                      ------
                                                      ------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period (Thousands)                $15,177
Ratio of Expenses to Average Net Assets
  (1)                                                   1.00%**
Ratio of Net Investment Income to
  Average Net Assets (1)                                2.08%**
Portfolio Turnover Rate                                   47%
Average Commission Rate Per Share                    $0.0155
---------------
Average Commission Rate as a Percentage
  of Trade Amount                                       0.23%
(1) Effect of voluntary expense
   limitation during the period:
     Per share benefit to net
       investment income                               $0.05
   Ratios before expense limitation:
     Expenses to Average Net Assets                     3.05%**
     Net Investment Income to Average
       Net Assets                                       0.03%**
------------------------------------------------------------

                                                     CLASS B
                                         -------------------
                                                 PERIOD FROM
                                         OCTOBER 1, 1997* TO
                                                DECEMBER 31,
                                                        1997
------------------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD                  $10.00
                                                      ------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Income (2)                             0.02
  Net Realized and Unrealized Loss on
    Investments                                        (0.50)
                                                      ------
    Total from Investment Operations                   (0.48)
                                                      ------
NET ASSET VALUE, END OF PERIOD           $              9.52
                                                      ------
                                                      ------
TOTAL RETURN                                           (4.76)%
                                                      ------
                                                      ------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period (Thousands)                   $789
Ratio of Expenses to Average Net Assets
  (2)                                                   1.25%**
Ratio of Net Investment Income to
  Average Net Assets (2)                                1.51%**
Portfolio Turnover Rate                                   47%
Average Commission Rate Per Share                    $0.0155
---------------
Average Commission Rate as a Percentage
  of Trade Amount                                       0.23%
(2) Effect of voluntary expense
   limitation during the period:
     Per share benefit to net
       investment income                               $0.03
   Ratios before expense limitation:
     Expenses to Average Net Assets                     3.12%**
     Net Investment Loss to Average Net
       Assets                                          (0.36)%**

--------------------------------------------------------------------------------

  *  Commencement of operations
 **  Annualized

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS
SELECTED PER SHARE DATA AND RATIOS:
--------------------------------------------------------------------------------
GLOBAL EQUITY PORTFOLIO

--------------------------------------------------------------------------------

                                                                                               CLASS A
                                ----------------------------------------------------------------------
                                                       YEAR ENDED DECEMBER 31,
                                ----------------------------------------------------------------------
                                        1997            1996          1995          1994          1993
------------------------------------------------------------------------------------------------------
NET ASSET VALUE, BEGINNING OF
  PERIOD                        $      16.24     $     14.31   $     13.40   $     13.87   $      9.75
                                      ------     -----------   -----------   -----------   -----------
INCOME FROM INVESTMENT
 OPERATIONS
  Net Investment Income (1)             0.21            0.23          0.18          0.08          0.08
  Net Realized and Unrealized
    Gain on Investments                 3.61            3.02          2.26          0.79          4.18
                                      ------     -----------   -----------   -----------   -----------
    Total from Investment
      Operations                        3.82            3.25          2.44          0.87          4.26
                                      ------     -----------   -----------   -----------   -----------
DISTRIBUTIONS
  Net Investment Income                (0.40)          (0.23)        (0.22)        (0.12)        (0.02)
  In Excess of Net Investment
    Income                                --              --            --            --         (0.03)
  Net Realized Gain                    (1.14)          (1.09)        (1.31)        (1.22)        (0.09)
                                      ------     -----------   -----------   -----------   -----------
    Total Distributions                (1.54)          (1.32)        (1.53)        (1.34)        (0.14)
                                      ------     -----------   -----------   -----------   -----------
NET ASSET VALUE, END OF PERIOD        $18.52          $16.24        $14.31        $13.40        $13.87
                                      ------     -----------   -----------   -----------   -----------
                                      ------     -----------   -----------   -----------   -----------
TOTAL RETURN                           23.75%          22.83%        18.66%         6.95%        44.24%
                                      ------     -----------   -----------   -----------   -----------
                                      ------     -----------   -----------   -----------   -----------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period
  (Thousands)                       $108,074         $80,297       $91,675       $78,935       $19,918
Ratio of Expenses to Average
  Net Assets (1)                        1.00%           1.00%         1.00%         1.00%         1.00%
Ratio of Net Investment Income
  to Average Net Assets (1)             1.07%           1.38%         1.17%         0.87%         0.84%
Portfolio Turnover Rate                   30%             26%           28%           12%           42%
Average Commission Rate Per
  Share#                             $0.0312         $0.0299           N/A           N/A           N/A
---------------
Average Commission Rate as a
  Percentage of Trade Amount#           0.26%           0.25%          N/A           N/A           N/A
(1) Effect of voluntary
   expense limitation during
   the period:
     Per share benefit to net
       investment income               $0.02           $0.03         $0.02         $0.02         $0.01
   Ratios before expense
     limitation:
     Expenses to Average Net
       Assets                           1.11%           1.15%         1.13%         1.24%         1.66%
     Net Investment Income to
       Average Net Assets               0.96%           1.23%         1.04%         0.63%         0.18%
------------------------------------------------------------------------------------------------------

                                                     CLASS B
                                ----------------------------
                                                 PERIOD FROM
                                                  JANUARY 2,
                                  YEAR ENDED      1996*** TO
                                DECEMBER 31,    DECEMBER 31,
                                        1997            1996
------------------------------------------------------------
NET ASSET VALUE, BEGINNING OF
  PERIOD                        $      16.21   $       14.36
                                      ------          ------
INCOME FROM INVESTMENT
 OPERATIONS
  Net Investment Income (2)             0.16            0.13
  Net Realized and Unrealized
    Gain on Investments                 3.60            3.02
                                      ------          ------
    Total from Investment
      Operations                        3.76            3.15
                                      ------          ------
DISTRIBUTIONS
  Net Investment Income                (0.37)          (0.21)
  Net Realized Gain                    (1.14)          (1.09)
                                      ------          ------
    Total Distributions                (1.51)          (1.30)
                                      ------          ------
NET ASSET VALUE, END OF PERIOD  $      18.46   $       16.21
                                      ------          ------
                                      ------          ------
TOTAL RETURN                           23.37%          22.04%
                                      ------          ------
                                      ------          ------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period
  (Thousands)                         $5,910          $3,928
Ratio of Expenses to Average
  Net Assets (2)                        1.25%           1.25%**
Ratio of Net Investment Income
  to Average Net Assets (2)             0.80%           1.29%**
Portfolio Turnover Rate                   30%             26%
Average Commission Rate Per
  Share                              $0.0312         $0.0299
---------------
Average Commission Rate as a
  Percentage of Trade Amount            0.26%           0.25%
(2) Effect of voluntary expense limitation during the
   period:
     Per share benefit to net
       investment income               $0.02           $0.01
   Ratios before expense
     limitation:
     Expenses to Average Net
       Assets                           1.36%           1.39%**
     Net Investment Income to
       Average Net Assets               0.69%           1.15%**

--------------------------------------------------------------------------------

 **  Annualized
***  The Portfolio began offering Class B Shares on January 2, 1996.
  # Beginning with fiscal year 1996, the Portfolio is required to disclose the average commission rate per share it paid for portfolio trades, on which commissions were charged, during the period.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS
SELECTED PER SHARE DATA AND RATIOS:
--------------------------------------------------------------------------------
GOLD PORTFOLIO

--------------------------------------------------------------------------------

                                                       CLASS A
                                -----------------------------------------------------
                                                                          PERIOD FROM
                                                                          FEBRUARY 1,
                                                                             1994* TO
                                        YEAR ENDED DECEMBER 31,              DECEMBER
                                ---------------------------------------           31,
                                       1997          1996          1995          1994
-------------------------------------------------------------------------------------
NET ASSET VALUE, BEGINNING OF
  PERIOD                        $      9.30   $      8.55   $      9.13   $     10.00
                                -----------         -----         -----   -----------
INCOME FROM INVESTMENT
 OPERATIONS
  Net Investment Income (Loss)
    (1)                                0.35          0.05         (0.07)         0.03
  Net Realized and Unrealized
    Gain (Loss) on
    Investments++                     (5.51)         1.41          1.22         (0.88)
                                -----------         -----         -----   -----------
    Total from Investment
     Operations                       (5.16)         1.46          1.15         (0.85)
                                -----------         -----         -----   -----------
DISTRIBUTIONS
  Net Investment Income               (0.03)        (0.05)        (0.01)        (0.02)
  In Excess of Net Investment
    Income                               --         (0.01)           --            --
  Net Realized Gain                      --            --         (1.72)           --
  In Excess of Net Realized
    Gain                              (0.01)        (0.65)           --            --
                                -----------         -----         -----   -----------
    Total Distributions               (0.04)        (0.71)        (1.73)        (0.02)
                                -----------         -----         -----   -----------
NET ASSET VALUE, END OF PERIOD  $      4.10   $      9.30   $      8.55   $      9.13
                                -----------         -----         -----   -----------
                                -----------         -----         -----   -----------
TOTAL RETURN                         (55.64)%       16.94%        13.21%        (8.49)%
                                -----------         -----         -----   -----------
                                -----------         -----         -----   -----------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period
  (Thousands)                          $436       $27,810        $7,409       $30,243
Ratio of Expenses to Average
  Net Assets (1)                       1.27%         1.25%         1.25%         1.25%**
Ratio of Expenses to Average
  Net Assets Excluding
  Interest Expense                     1.25%         1.25%         1.25%         1.25%**
Ratio of Net Investment Income
  (Loss) to Average Net Assets
  (1)                                  0.64%         0.57%        (0.31)%        0.41%**
Portfolio Turnover Rate                  71%           94%           47%           56%
Average Commission Rate Per
  Share#                            $0.0108       $0.0246           N/A           N/A
---------------
Average Commission Rate as a
  Percentage of Trade Amount#          0.55%         0.47%          N/A           N/A
(1) Effect of voluntary
   expense limitation during
   the period:
     Per share benefit to net
      investment income (loss)        $0.24         $0.04         $0.11         $0.04
   Ratios before expense
     limitation:
     Expenses to Average Net
      Assets                           1.70%         1.73%         1.76%         1.72%**
     Net Investment Income
      (Loss) to Average Net
      Assets                           0.20%         0.10%        (0.82)%       (0.06)%**
-------------------------------------------------------------------------------------

                                                        CLASS B
                                -------------------------------
                                                    PERIOD FROM
                                                     JANUARY 2,
                                    YEAR ENDED       1996*** TO
                                  DECEMBER 31,     DECEMBER 31,
                                          1997             1996
---------------------------------------------------------------
NET ASSET VALUE, BEGINNING OF
  PERIOD                                 $9.28            $8.81
                                        ------            -----
INCOME FROM INVESTMENT
 OPERATIONS
  Net Investment Income (2)               0.03             0.03
  Net Realized and Unrealized
    Gain (Loss) on
    Investments++                        (5.14)            1.14
                                        ------            -----
    Total from Investment
     Operations                          (5.11)            1.17
                                        ------            -----
DISTRIBUTIONS
  Net Investment Income                  (0.02)           (0.04)
  In Excess of Net Investment
    Income                                  --            (0.01)
  In Excess of Net Realized
    Gain                                 (0.01)           (0.65)
                                        ------            -----
    Total Distributions                  (0.03)           (0.70)
                                        ------            -----
NET ASSET VALUE, END OF PERIOD           $4.14            $9.28
                                        ------            -----
                                        ------            -----
TOTAL RETURN                            (55.17)%          13.21%
                                        ------            -----
                                        ------            -----
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period
  (Thousands)                             $690           $1,370
Ratio of Expenses to Average
  Net Assets (2)                          1.52%            1.50%**
Ratio of Expenses to Average
  Net Assets Excluding
  Interest Expense                        1.50%            1.50%**
Ratio of Net Investment Income
  to Average Net Assets (2)               0.29%            0.30%**
Portfolio Turnover Rate                     71%              94%
Average Commission Rate Per
  Share                                $0.0108          $0.0246
---------------
Average Commission Rate as a
  Percentage of Trade Amount              0.55%            0.47%
(2) Effect of voluntary expense limitation during the period:
     Per share benefit to net
      investment income         $         0.05   $         0.04
   Ratios before expense
     limitation:
     Expenses to Average Net
      Assets                              2.07%            1.94%**
     Net Investment Loss to
      Average Net Assets                 (0.25)%          (0.13)%**

--------------------------------------------------------------------------------

  *  Commencement of operations
 **  Annualized
***  The Portfolio began offering Class B shares on January 2, 1996.
  # Beginning with fiscal year 1996, the Portfolio is required to disclose the average commission rate per share it paid for portfolio trades, on which commissions were charged, during the period.
 ++ The amounts shown for the year ended December 31, 1996 for a share outstanding throughout the year does not accord with aggregate net losses on investments for the year because of the timing of sales and repurchases of the portfolio shares in relation to fluctuating market value of the investments in the Portfolio.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS
SELECTED PER SHARE DATA AND RATIOS:
--------------------------------------------------------------------------------
INTERNATIONAL EQUITY PORTFOLIO

--------------------------------------------------------------------------------

                                                                  CLASS A
                                         ----------------------------------------------------------
                                                          YEAR ENDED DECEMBER 31,
                                         ----------------------------------------------------------
                                               1997        1996        1995        1994        1993
---------------------------------------------------------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD         $16.95      $15.15      $15.34      $14.09       $9.98
                                         ----------  ----------  ----------  ----------  ----------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Income (1)                    0.30        0.25        0.16        0.16        0.15
  Net Realized and Unrealized Gain on
    Investments                                2.01        2.71        1.55        1.54        4.36
                                         ----------  ----------  ----------  ----------  ----------
    Total from Investment Operations           2.31        2.96        1.71        1.70        4.51
                                         ----------  ----------  ----------  ----------  ----------
DISTRIBUTIONS
  Net Investment Income                       (0.48)      (0.36)      (0.06)      (0.18)      (0.01)
  In Excess of Net Investment Income             --          --          --          --       (0.13)
  Net Realized Gain                           (1.62)      (0.80)      (1.84)      (0.27)      (0.26)
                                         ----------  ----------  ----------  ----------  ----------
    Total Distributions                       (2.10)      (1.16)      (1.90)      (0.45)      (0.40)
                                         ----------  ----------  ----------  ----------  ----------
NET ASSET VALUE, END OF PERIOD               $17.16      $16.95      $15.15      $15.34      $14.09
                                         ----------  ----------  ----------  ----------  ----------
                                         ----------  ----------  ----------  ----------  ----------
TOTAL RETURN                                  13.91%      19.64%      11.77%      12.39%      46.50%
                                         ----------  ----------  ----------  ----------  ----------
                                         ----------  ----------  ----------  ----------  ----------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period (Thousands)    $2,822,900  $2,264,424  $1,598,530  $1,304,770    $947,045
Ratio of Expenses to Average Net Assets
  (1)                                          1.00%       1.00%       1.00%       1.00%       1.00%
Ratio of Net Investment Income to
  Average Net Assets (1)                       1.49%       1.64%       1.38%       1.12%       1.25%
Portfolio Turnover Rate                          33%         18%         27%         16%         23%
Average Commission Rate Per Share#          $0.0201     $0.0238         N/A         N/A         N/A
---------------
Average Commission Rate as a Percentage
  of Trade Amount#                             0.21%       0.26%        N/A         N/A         N/A
(1) Effect of voluntary expense
   limitation during the period:
     Per share benefit to net
       investment income                      $0.00+      $0.00      $0.003      $0.004       $0.01
   Ratios before expense limitation:
     Expenses to Average Net Assets            1.02%       1.02%       1.03%       1.03%       1.06%
     Net Investment Income to Average
       Net Assets                              1.47%       1.61%       1.35%       1.09%       1.19%
---------------------------------------------------------------------------------------------------

                                                     CLASS B
                                ----------------------------
                                                 PERIOD FROM
                                                  JANUARY 2,
                                  YEAR ENDED      1996*** TO
                                DECEMBER 31,    DECEMBER 31,
                                        1997            1996
------------------------------------------------------------
NET ASSET VALUE, BEGINNING OF
  PERIOD                        $      16.93   $       15.24
                                      ------          ------
INCOME FROM INVESTMENT
 OPERATIONS
  Net Investment Income (2)             0.23            0.23
  Net Realized and Unrealized
    Gain on Investments                 2.02            2.59
                                      ------          ------
    Total from Investment
      Operations                        2.25            2.82
                                      ------          ------
DISTRIBUTIONS
  Net Investment Income                (0.43)          (0.33)
  Net Realized Gain                    (1.62)          (0.80)
                                      ------          ------
    Total Distributions                (2.05)          (1.13)
                                      ------          ------
NET ASSET VALUE, END OF PERIOD        $17.13          $16.93
                                      ------          ------
                                      ------          ------
TOTAL RETURN                           13.57%          18.58%
                                      ------          ------
                                      ------          ------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period
  (Thousands)                         $3,074          $5,393
Ratio of Expenses to Average
  Net Assets (2)                        1.25%           1.25%**
Ratio of Net Investment Income
  to Average Net Assets (2)             1.21%           1.68%**
Portfolio Turnover Rate                   33%             18%
Average Commission Rate Per
  Share                              $0.0201         $0.0238
---------------
Average Commission Rate as a
  Percentage of Trade Amount            0.21%           0.26%
(2) Effect of voluntary expense limitation during the
   period:
     Per share benefit to net
       investment income               $0.00+          $0.00
   Ratios before expense
     limitation:
     Expenses to Average Net
       Assets                           1.27%           1.27%**
     Net Investment Income to
       Average Net Assets               1.19%           1.66%**

--------------------------------------------------------------------------------

 **  Annualized
***  The Portfolio began offering Class B Shares on January 2, 1996.
  # Beginning with fiscal year 1996, the Portfolio is required to disclose the average commission rate per share it paid for portfolio trades, on which commissions were charged, during the period.
  +  Amount is less than $0.01 per share.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS
SELECTED PER SHARE DATA AND RATIOS:
--------------------------------------------------------------------------------
INTERNATIONAL MAGNUM PORTFOLIO

--------------------------------------------------------------------------------

                                          CLASS A
                                ----------------------------
                                                 PERIOD FROM
                                                   MARCH 15,
                                  YEAR ENDED        1996* TO
                                DECEMBER 31,    DECEMBER 31,
                                        1997            1996
------------------------------------------------------------
NET ASSET VALUE, BEGINNING OF
  PERIOD                              $10.66          $10.00
                                ------------   -------------
INCOME FROM INVESTMENT
 OPERATIONS
  Net Investment Income (1)             0.17            0.06
  Net Realized and Unrealized
    Gain on Investments                 0.54            0.76
                                ------------   -------------
    Total from Investment
     Operations                         0.71            0.82
                                ------------   -------------
DISTRIBUTIONS
  Net Investment Income                (0.41)          (0.13)
  In Excess of Net Investment
    Income                                --           (0.02)
  Net Realized Gain                    (0.09)          (0.01)
                                ------------   -------------
    Total Distributions                (0.50)          (0.16)
                                ------------   -------------
NET ASSET VALUE, END OF PERIOD        $10.87          $10.66
                                ------------   -------------
                                ------------   -------------
TOTAL RETURN                            6.58%           8.25%
                                ------------   -------------
                                ------------   -------------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period
  (Thousands)                       $159,096         $85,316
Ratio of Expenses to Average
  Net Assets (1)                        1.00%           1.00%**
Ratio of Net Investment Income
  to Average Net Assets (1)             1.44%           0.99%**
Portfolio Turnover Rate                   41%             18%
Average Commission Rate Per
  Share                         $     0.0198   $      0.0211
---------------
Average Commission Rate as a
  Percentage of Trade Amount            0.27%           0.25%
(1) Effect of voluntary
   expense limitation during
   the period:
     Per share benefit to net
      investment income                $0.02           $0.03
   Ratios before expense
     limitation:
     Expenses to Average Net
      Assets                            1.19%           1.54%**
     Net Investment Income to
      Average Net Assets                1.25%           0.44%**
------------------------------------------------------------

                                                     CLASS B
                                ----------------------------
                                                 PERIOD FROM
                                                   MARCH 15,
                                  YEAR ENDED        1996* TO
                                DECEMBER 31,    DECEMBER 31,
                                        1997            1996
------------------------------------------------------------
NET ASSET VALUE, BEGINNING OF
  PERIOD                              $10.63          $10.00
                                      ------          ------
INCOME FROM INVESTMENT
 OPERATIONS
  Net Investment Income (2)             0.16            0.01
  Net Realized and Unrealized
    Gain on Investments                 0.52            0.78
                                      ------          ------
    Total from Investment
     Operations                         0.68            0.79
                                      ------          ------
DISTRIBUTIONS
  Net Investment Income                (0.38)          (0.13)
  In Excess of Net Investment
    Income                                --           (0.02)
  Net Realized Gain                    (0.09)          (0.01)
                                      ------          ------
    Total Distributions                (0.47)          (0.16)
                                      ------          ------
NET ASSET VALUE, END OF PERIOD        $10.84          $10.63
                                      ------          ------
                                      ------          ------
TOTAL RETURN                            6.33%           7.90%
                                      ------          ------
                                      ------          ------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period
  (Thousands)                        $28,217         $23,173
Ratio of Expenses to Average
  Net Assets (2)                        1.25%           1.25%**
Ratio of Net Investment Income
  to Average Net Assets (2)             1.19%           0.60%**
Portfolio Turnover Rate                   41%             18%
Average Commission Rate Per
  Share                              $0.0198         $0.0211
---------------
Average Commission Rate as a
  Percentage of Trade Amount            0.27%           0.25%
(2) Effect of voluntary
   expense limitation during
   the period:
     Per share benefit to net
      investment income         $       0.02   $        0.01
   Ratios before expense
     limitation:
     Expenses to Average Net
      Assets                            1.44%           1.69%**
     Net Investment Income to
      Average Net Assets                1.00%           0.15%**

--------------------------------------------------------------------------------

  *  Commencement of operations
 **  Annualized

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS
SELECTED PER SHARE DATA AND RATIOS:
--------------------------------------------------------------------------------
INTERNATIONAL SMALL CAP PORTFOLIO

--------------------------------------------------------------------------------

                                                        YEAR ENDED DECEMBER 31,
                                -----------------------------------------------------------------------
                                       1997            1996          1995          1994          1993++
-------------------------------------------------------------------------------------------------------
NET ASSET VALUE, BEGINNING OF
  PERIOD                        $     16.83     $     14.94   $     15.15   $     14.64   $       10.09
                                -----------     -----------   -----------   -----------          ------
INCOME FROM INVESTMENT
  OPERATIONS
  Net Investment Income (1)            0.25            0.21          0.24          0.14            0.09
  Net Realized and Unrealized
    Gain (Loss) on Investments        (0.42)           2.29*         0.15*         0.62*           4.48*
                                -----------     -----------   -----------   -----------          ------
    Total from Investment
      Operations                      (0.17)           2.50          0.39          0.76            4.57
                                -----------     -----------   -----------   -----------          ------
DISTRIBUTIONS
  Net Investment Income               (0.31)          (0.22)        (0.23)        (0.03)           0.00
  In Excess of Net Investment
    Income                            (0.05)             --            --            --           (0.02)
  Net Realized Gain                   (0.77)          (0.39)        (0.37)        (0.22)             --
                                -----------     -----------   -----------   -----------          ------
    Total Distributions               (1.13)          (0.61)        (0.60)        (0.25)          (0.02)
                                -----------     -----------   -----------   -----------          ------
TRANSACTIONS FEES                      0.08              --            --            --              --
                                -----------     -----------   -----------   -----------          ------
NET ASSET VALUE, END OF PERIOD       $15.61          $16.83        $14.94        $15.15          $14.64
                                -----------     -----------   -----------   -----------          ------
                                -----------     -----------   -----------   -----------          ------
TOTAL RETURN                          (0.55)%         16.82%         2.60%         5.25%          45.34%
                                -----------     -----------   -----------   -----------          ------
                                -----------     -----------   -----------   -----------          ------
RATIO AND SUPPLEMENTAL DATA:
Net Assets, End of Period
  (Thousands)                      $230,095        $234,743      $198,669      $160,101         $52,834
Ratio of Expenses to Average
  Net Assets (1)                       1.15%           1.15%         1.15%         1.15%           1.15%
Ratio of Net Investment Income
  to Average Net Assets (1)            1.37%           1.29%         1.72%         1.18%           0.66%
Portfolio Turnover Rate                  39%             35%           24%            8%            %14
Average Commission Rate Per
  Share#                            $0.0134         $0.0159           N/A           N/A             N/A
---------------
Average Commission Rate as a
  Percentage of Trade Amount#          0.31%           0.30%          N/A           N/A             N/A
(1) Effect of voluntary
   expense limitation during
   the period:
    Per share benefit to net
      investment income               $0.01           $0.01         $0.01         $0.02           $0.10
   Ratios before expense
     limitation:
    Expenses to Average Net
      Assets                           1.22%           1.23%         1.24%         1.29%           1.86%
    Net Investment Income
      (Loss) to Average Net
      Assets                           1.30%           1.20%         1.63%         1.04%          (0.05)%

--------------------------------------------------------------------------------

  * Reflects a 1% transaction fee on purchases and redemptions of capital shares.
 ++ Per share amounts for the year ended December 31, 1993 are based on average shares outstanding.
  # Beginning with fiscal year 1996, the Portfolio is required to disclose the average commission rate per share it paid for portfolio trades, on which commissions were charged, during the period.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS
SELECTED PER SHARE DATA AND RATIOS:
--------------------------------------------------------------------------------
JAPANESE EQUITY PORTFOLIO

--------------------------------------------------------------------------------

                                                         CLASS A
                                ---------------------------------------------------------
                                                                              PERIOD FROM
                                                                                APRIL 25,
                                                                                 1994* TO
                                          YEAR ENDED DECEMBER 31,                DECEMBER
                                -------------------------------------------           31,
                                       1997          1996++            1995          1994
-----------------------------------------------------------------------------------------
NET ASSET VALUE, BEGINNING OF
  PERIOD                        $      7.96   $        9.27     $      9.83   $     10.00
                                      -----           -----           -----   -----------
INCOME FROM INVESTMENT
  OPERATIONS
  Net Investment Income (Loss)
    (1)                                0.17              --            0.04         (0.01)
  Net Realized and Unrealized
    Loss on Investments+              (0.94)          (0.13)          (0.40)        (0.16)
                                      -----           -----           -----   -----------
    Total from Investment
      Operations                      (0.77)          (0.13)          (0.36)        (0.17)
                                      -----           -----           -----   -----------
DISTRIBUTIONS
  Net Investment Income               (1.30)          (0.66)             --            --
  In Excess of Net Investment
    Income                               --           (0.52)          (0.20)           --
                                      -----           -----           -----   -----------
    Total Distributions               (1.30)          (1.18)          (0.20)           --
                                      -----           -----           -----   -----------
NET ASSET VALUE, END OF PERIOD  $      5.89   $        7.96     $      9.27   $      9.83
                                      -----           -----           -----   -----------
                                      -----           -----           -----   -----------
TOTAL RETURN                          (9.23)%         (1.40)%         (3.64)%       (1.70)%
                                      -----           -----           -----   -----------
                                      -----           -----           -----   -----------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period
  (Thousands)                       $77,086        $152,229        $119,278       $50,332
Ratio of Expenses to Average
  Net Assets (1)                       1.06%           1.00%           1.00%         1.00%**
Ratio of Expenses to Average
  Net Assets Excluding
  Interest Expense                     1.00%           1.00%           1.00%         1.00%**
Ratio of Net Investment Income
  (Loss) to Average Net Assets
  (1)                                 (0.21)%         (0.04)%          0.15%        (0.10)%**
Portfolio Turnover Rate                  40%            %38              52%            1%
Average Commission Rate Per
  Share#                            $0.0425         $0.0561             N/A           N/A
---------------
Average Commission Rate as a
  Percentage of Trade Amount#          0.41%           0.43%            N/A           N/A
(1) Effect of voluntary
   expense limitation during
   the period:
    Per share benefit to net
      investment income (loss)        $0.01           $0.01           $0.06         $0.02
   Ratios before expense
     limitation:
    Expenses to Average Net
      Assets                           1.14%           1.07%           1.20%         1.27%**
    Net Investment Loss to
      Average Net Assets              (0.28)%         (0.11)%         (0.05)%       (0.37)%**
-----------------------------------------------------------------------------------------

                                                     CLASS B
                                ----------------------------
                                                 PERIOD FROM
                                        YEAR      JANUARY 2,
                                       ENDED      1996*** TO
                                DECEMBER 31,    DECEMBER 31,
                                        1997          1996++
------------------------------------------------------------
NET ASSET VALUE, BEGINNING OF
  PERIOD                        $       7.94   $        9.25
                                       -----           -----
INCOME FROM INVESTMENT
  OPERATIONS
  Net Investment Income (Loss)
    (2)                                 0.09           (0.02)
  Net Realized and Unrealized
    Loss on Investments                (0.89)          (0.14)
                                       -----           -----
    Total from Investment
      Operations                       (0.80)          (0.16)
                                       -----           -----
DISTRIBUTIONS
  Net Investment Income                (1.27)          (0.64)
  In Excess of Net Investment
    Income                                --           (0.51)
                                       -----           -----
    Total Distributions                (1.27)          (1.15)
                                       -----           -----
NET ASSET VALUE, END OF PERIOD  $       5.87   $        7.94
                                       -----           -----
                                       -----           -----
TOTAL RETURN                           (9.64)%         (1.67)%
                                       -----           -----
                                       -----           -----
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period
  (Thousands)                         $1,703          $3,431
Ratio of Expenses to Average
  Net Assets (2)                        1.31%           1.25%**
Ratio of Expenses to Average
  Net Assets Excluding
  Interest Expense                      1.25%           1.25%**
Ratio of Net Investment Loss
  to Average Net Assets (2)            (0.53)%         (0.26)%**
Portfolio Turnover Rate                   40%             38%
Average Commission Rate Per
  Share                              $0.0425         $0.0561
---------------
Average Commission Rate as a
  Percentage of Trade Amount            0.41%           0.43%
(2) Effect of voluntary expense limitation during the
   period:
    Per share benefit to net
      investment income (loss)         $0.01           $0.01
   Ratios before expense
     limitation:
    Expenses to Average Net
      Assets                            1.38%           1.31%**
    Net Investment Loss to
      Average Net Assets               (0.60)%         (0.32)%**

--------------------------------------------------------------------------------

  *  Commencement of operations
 **  Annualized
***  The Portfolio began offering Class B Shares on January 2, 1996.
  + The amount shown for the year ended December 31, 1995 for a share outstanding throughout the year does not agree with the amount of aggregate net gains on investments for the year because of the timing of sales and repurchases of the Portfolio shares in relation to fluctuating market value of the investments in the Portfolio.
 ++ Per share amounts for the year ended December 31, 1996 are based on average shares outstanding.
  # Beginning with fiscal year 1996, the Portfolio is required to disclose the average commission rate per share it paid for portfolio trades, on which commissions were charged, during the period.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS
SELECTED PER SHARE DATA AND RATIOS:
--------------------------------------------------------------------------------
LATIN AMERICAN PORTFOLIO

--------------------------------------------------------------------------------

                                                        CLASS A
                                         --------------------------------------
                                            YEAR ENDED
                                           DECEMBER 31,             PERIOD FROM
                                         ----------------  JANUARY 18, 1995* TO
                                            1997     1996     DECEMBER 31, 1995
-------------------------------------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD     $ 11.32  $  9.06  $              10.00
                                         -------  -------                ------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Income (Loss) (1)         (0.01)    0.14                  0.05
  Net Realized and Unrealized Gain
    (Loss) on Investments                   4.32     4.27                 (0.92)
                                         -------  -------                ------
    Total from Investment Operations        4.31     4.41                 (0.87)
                                         -------  -------                ------
DISTRIBUTIONS
  Net Investment Income                       --    (0.13)                (0.04)
  Net Realized Gain                        (4.04)   (2.02)                   --
  In Excess of Net Realized Gain           (0.68)      --                    --
  Return of Capital                           --       --                 (0.03)
                                         -------  -------                ------
    Total Distributions                    (4.72)   (2.15)                (0.07)
                                         -------  -------                ------
NET ASSET VALUE, END OF PERIOD           $ 10.91  $ 11.32  $               9.06
                                         -------  -------                ------
                                         -------  -------                ------
TOTAL RETURN                               41.28%   48.77%                (8.68)%
                                         -------  -------                ------
                                         -------  -------                ------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period (Thousands)    $73,196  $30,409               $15,376
Ratio of Expenses to Average Net Assets
  (1)                                       1.89%    1.70%                 1.70%**
Ratio of Expenses to Average Net Assets
  Excluding Country Tax Expense and
  Interest Expense                          1.70%    1.70%                 1.70%**
Ratio of Net Investment Income (Loss)
  to Average Net Assets (1)                (0.14)%    1.21%                 1.62%**
Portfolio Turnover Rate                      286%     192%                  137%
Average Commission Rate Per Share#       $0.0007  $0.0004                   N/A
---------------
Average Commission Rate as a Percentage
  of Trade Amount#                          0.27%    0.30%                  N/A
(1) Effect of voluntary expense
   limitation during the period:
     Per share benefit to net
      investment income                    $0.01    $0.05                 $0.09
   Ratios before expense limitation:
     Expenses to Average Net Assets         1.96%    2.18%                 3.13%**
     Net Investment Income (Loss) to
      Average Net Assets                   (0.21)%    0.75%                (0.48)%**
-------------------------------------------------------------------------------

                                                      CLASS B
                                         ----------------------------------
                                                                PERIOD FROM
                                           YEAR ENDED    JANUARY 2, 1996***
                                         DECEMBER 31,                    TO
                                                 1997     DECEMBER 31, 1996
---------------------------------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD           $11.31                 $9.44
                                               ------                ------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Income (2)                        --                  0.09
  Net Realized and Unrealized Gain on
    Investments                                  4.21                  3.90
                                               ------                ------
    Total from Investment Operations             4.21                  3.99
                                               ------                ------
DISTRIBUTIONS
  Net Investment Income                            --                 (0.10)
  Net Realized Gain                             (4.04)                (2.02)
  In Excess of Net Realized Gain                (0.68)                   --
                                               ------                ------
    Total Distributions                         (4.72)                (2.12)
                                               ------                ------
NET ASSET VALUE, END OF PERIOD           $      10.80  $              11.31
                                               ------                ------
                                               ------                ------
TOTAL RETURN                                    40.37%                42.44%
                                               ------                ------
                                               ------                ------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period (Thousands)          $6,709                $1,333
Ratio of Expenses to Average Net Assets
  (2)                                            2.14%                 1.95%**
Ratio of Expenses to Average Net Assets
  Excluding Country Tax Expense and
  Interest Expense                               1.95%                 1.95%**
Ratio of Net Investment Income (Loss)
  to Average Net Assets (2)                     (0.34)%                 0.89%**
Portfolio Turnover Rate                           286%                  192%
Average Commission Rate Per Share             $0.0007               $0.0004
---------------
Average Commission Rate as a Percentage
  of Trade Amount                                0.27%                 0.30%
(2) Effect of voluntary expense
   limitation during the period:
     Per share benefit to net
      investment income                         $0.00+                $0.05
   Ratios before expense limitation:
     Expenses to Average Net Assets              2.21%                 2.43%**
     Net Investment Income (Loss) to
      Average Net Assets                        (0.41)%                 0.42%**

--------------------------------------------------------------------------------

  *  Commencement of operations
 **  Annualized
***  The Portfolio began offering Class B Shares on January 2, 1996.
  # Beginning with fiscal year 1996, the Portfolio is required to disclose the average commission rate per share it paid for portfolio trades, on which commissions were charged, during the period.
  +  Amount is less than $0.01 per share.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS
SELECTED PER SHARE DATA AND RATIOS:
--------------------------------------------------------------------------------
AGGRESSIVE EQUITY PORTFOLIO

--------------------------------------------------------------------------------

                                                         CLASS A
                                         ----------------------------------------
                                                                      PERIOD FROM
                                            YEAR ENDED                   MARCH 8,
                                           DECEMBER 31,                  1995* TO
                                         -----------------           DECEMBER 31,
                                             1997     1996                   1995
---------------------------------------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD     $  14.43  $ 12.17  $               10.00
                                         --------  -------                 ------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Income (1)                  0.01     0.18                   0.15
  Net Realized and Unrealized Gain on
    Investments                              4.58     4.73                   3.95
                                         --------  -------                 ------
    Total from Investment Operations         4.59     4.91                   4.10
                                         --------  -------                 ------
DISTRIBUTIONS
  Net Investment Income                     (0.01)   (0.17)                 (0.15)
  In Excess of Net Investment Income        (0.00)+      --                    --
  Net Realized Gain                         (3.23)   (2.48)                 (1.78)
                                         --------  -------                 ------
    Total Distributions                     (3.24)   (2.65)                 (1.93)
                                         --------  -------                 ------
NET ASSET VALUE, END OF PERIOD             $15.78   $14.43                 $12.17
                                         --------  -------                 ------
                                         --------  -------                 ------
TOTAL RETURN                                33.31%   40.90%                 41.25%
                                         --------  -------                 ------
                                         --------  -------                 ------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period (Thousands)    $155,087  $68,480                $28,548
Ratio of Expenses to Average Net Assets
  (1)                                        1.02%    1.00%                  1.00%**
Ratio of Expenses to Average Net Assets
  Excluding Dividend Expense on
  Securities Sold Short and Interest
  Expense                                    1.00%    1.00%                  1.00%**
Ratio of Net Investment Income to
  Average Net Assets (1)                     0.08%    1.26%                  1.64%**
Portfolio Turnover Rate                       302%     380%                   309%
Average Commission Rate Per Share#        $0.0575  $0.0484                    N/A
---------------
(1) Effect of voluntary expense
   limitation during the period:
     Per share benefit to net
      investment income                     $0.01    $0.03                  $0.06
   Ratios before expense limitation:
     Expenses to Average Net Assets          1.08%    1.24%                  1.59%**
     Net Investment Income to Average
      Net Assets                             0.02%    1.02%                  1.05%**
---------------------------------------------------------------------------------

                                                      CLASS B
                                         ----------------------------------
                                                                PERIOD FROM
                                           YEAR ENDED    JANUARY 2, 1996***
                                         DECEMBER 31,                    TO
                                                 1997     DECEMBER 31, 1996
---------------------------------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD           $14.42                $12.25
                                               ------                ------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Income (Loss) (2)              (0.01)                 0.13
  Net Realized and Unrealized Gain on
    Investments                                  4.55                  4.67
                                               ------                ------
    Total from Investment Operations             4.54                  4.80
                                               ------                ------
DISTRIBUTIONS
  Net Investment Income                         (0.01)                (0.15)
  In Excess of Net Investment Income            (0.00)+                   --
  Net Realized Gain                             (3.23)                (2.48)
                                               ------                ------
    Total Distributions                         (3.24)                (2.63)
                                               ------                ------
NET ASSET VALUE, END OF PERIOD           $      15.72  $              14.42
                                               ------                ------
                                               ------                ------
TOTAL RETURN                                    32.90%                39.72%
                                               ------                ------
                                               ------                ------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period (Thousands)         $18,277                $8,805
Ratio of Expenses to Average Net Assets
  (2)                                            1.27%                 1.25%**
Ratio of Expenses to Average Net Assets
  Excluding Dividend Expense on
  Securities Sold Short and Interest
  Expense                                        1.25%                 1.25%**
Ratio of Net Investment Income (Loss)
  to Average Net Assets (2)                     (0.18)%                 0.95%**
Portfolio Turnover Rate                           302%                  380%
Average Commission Rate Per Share             $0.0575               $0.0484
---------------
(2) Effect of voluntary expense
   limitation during the period
     Per share benefit to net
      investment income (loss)                  $0.00+                $0.03
   Ratios before expense limitation:
     Expenses to Average Net Assets              1.33%                 1.47%**
     Net Investment Income (Loss) to
      Average Net Assets                        (0.24)%                 0.73%**

--------------------------------------------------------------------------------

  *  Commencement of operations
 **  Annualized
***  The Portfolio began offering Class B Shares on January 2, 1996.
  # Beginning with fiscal year 1996, the Portfolio is required to disclose the average commission rate per share it paid for portfolio trades, on which commissions were charged, during the period.
  +  Amount is less than $0.01 per share.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS
SELECTED PER SHARE DATA AND RATIOS:
--------------------------------------------------------------------------------
EMERGING GROWTH PORTFOLIO

--------------------------------------------------------------------------------

                                                            CLASS A
                                         ----------------------------------------------
                                                    YEAR ENDED DECEMBER 31,
                                         ----------------------------------------------
                                            1997     1996      1995      1994      1993
---------------------------------------------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD     $ 13.50  $ 21.49  $  16.12  $  16.22  $  16.22
                                         -------  -------  --------  --------  --------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Loss (1)                  (0.07)   (0.19)    (0.18)    (0.09)    (0.11)
  Net Realized and Unrealized Gain
    (Loss) on Investments                   1.09     0.89      5.55     (0.01)     0.11
                                         -------  -------  --------  --------  --------
    Total from Investment Operations        1.02     0.70      5.37     (0.10)     0.00
                                         -------  -------  --------  --------  --------
DISTRIBUTIONS
  Net Realized Gain                        (6.80)   (8.69)       --        --        --
                                         -------  -------  --------  --------  --------
    Total Distributions                    (6.80)   (8.69)       --        --        --
                                         -------  -------  --------  --------  --------
NET ASSET VALUE, END OF PERIOD           $  7.72  $ 13.50  $  21.49  $  16.12  $  16.22
                                         -------  -------  --------  --------  --------
                                         -------  -------  --------  --------  --------
TOTAL RETURN                               11.36%    3.72%    33.31%    (0.62)%     0.00%
                                         -------  -------  --------  --------  --------
                                         -------  -------  --------  --------  --------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period (Thousands)    $57,777  $62,793  $119,378  $117,669  $103,621
Ratio of Expenses to Average Net Assets
  (1)                                       1.25%    1.25%     1.25%     1.25%     1.25%
Ratio of Net Investment Loss to Average
  Net Assets (1)                           (0.87)%   (0.88)%    (0.76)%    (0.61)%    (0.77)%
Portfolio Turnover Rate                      228%      33%       25%       24%       25%
Average Commission Rate Per Share#       $0.0513  $0.0507       N/A       N/A       N/A
---------------
(1) Effect of voluntary expense
   limitation during the period:
     Per share benefit to net
       investment loss                   $  0.01  $  0.01  $  0.003  $  0.002  $   0.01
   Ratios before expense limitation:
     Expenses to Average Net Assets         1.34%    1.30%     1.26%     1.26%     1.31%
     Net Investment Loss to Average Net
       Assets                              (0.95)%   (0.92)%    (0.77)%    (0.62)%    (0.83)%
---------------------------------------------------------------------------------------

                                                            CLASS B
                                         --------------------------
                                                        PERIOD FROM
                                                         JANUARY 2,
                                           YEAR ENDED    1996*** TO
                                         DECEMBER 31,  DECEMBER 31,
                                                 1997          1996
-------------------------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD           $13.45        $21.47
                                                -----        ------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Loss (2)                       (0.06)        (0.15)
  Net Realized and Unrealized Gain on
    Investments                                  1.04          0.82
                                                -----        ------
    Total From Operations                        0.98          0.67
                                                -----        ------
DISTRIBUTIONS
  Net Realized Gain                             (6.80)        (8.69)
                                                -----        ------
    Total Distributions                         (6.80)        (8.69)
                                                -----        ------
NET ASSET VALUE, END OF PERIOD           $       7.63  $      13.45
                                                -----        ------
                                                -----        ------
TOTAL RETURN                                    11.13%         3.58%
                                                -----        ------
                                                -----        ------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period (Thousands)          $1,313        $3,997
Ratio of Expenses to Average Net Assets
  (2)                                            1.50%         1.50%**
Ratio of Net Investment Loss to Average
  Net Assets (2)                                (1.12)%        (1.09)%**
Portfolio Turnover Rate                           228%           33%
Average Commission Rate Per Share             $0.0513       $0.0507
---------------
(2) Effect of voluntary expense limitation during the period:
     Per share benefit to net
       investment loss                   $       0.00+ $       0.01
   Ratios before expense limitation:
     Expenses to Average Net Assets              1.58%         1.54%**
     Net Investment Loss to Average Net
       Assets                                   (1.21)%        (1.14)%**

--------------------------------------------------------------------------------

 **  Annualized
***  The Portfolio began offering Class B Shares on January 2, 1996.
  # Beginning with fiscal year 1996, the Portfolio is required to disclose the average commission rate per share it paid for portfolio trades, on which commissions were charged, during the period.
  +  Amount is less than $0.01 per share.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS
SELECTED PER SHARE DATA AND RATIOS:
--------------------------------------------------------------------------------
EQUITY GROWTH PORTFOLIO

--------------------------------------------------------------------------------

                                                            CLASS A
                                         ----------------------------------------------
                                                    YEAR ENDED DECEMBER 31,
                                         ----------------------------------------------
                                             1997      1996      1995     1994     1993
---------------------------------------------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD     $  14.94  $  14.14  $  12.02  $ 12.14  $ 11.88
                                         --------  --------  --------  -------  -------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Income (1)                  0.06      0.17      0.22     0.17     0.22
  Net Realized and Unrealized Gain on
    Investments                              4.48      4.07      4.93     0.21     0.28
                                         --------  --------  --------  -------  -------
    Total from Investment Operations         4.54      4.24      5.15     0.38     0.50
                                         --------  --------  --------  -------  -------
DISTRIBUTIONS
  Net Investment Income                     (0.06)    (0.17)    (0.28)   (0.13)   (0.23)
  In Excess of Net Investment Income        (0.00)+       --       --       --    (0.01)
  Net Realized Gain                         (2.49)    (3.27)    (2.75)   (0.37)      --
                                         --------  --------  --------  -------  -------
    Total Distributions                     (2.55)    (3.44)    (3.03)   (0.50)   (0.24)
                                         --------  --------  --------  -------  -------
NET ASSET VALUE, END OF PERIOD           $  16.93  $  14.94  $  14.14  $ 12.02  $ 12.14
                                         --------  --------  --------  -------  -------
                                         --------  --------  --------  -------  -------
TOTAL RETURN                                31.32%    30.97%    45.02%    3.26%    4.33%
                                         --------  --------  --------  -------  -------
                                         --------  --------  --------  -------  -------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period (Thousands)    $591,789  $352,703  $158,112  $97,259  $73,789
Ratio of Expenses to Average Net Assets
  (1)                                        0.80%     0.80%     0.80%    0.80%    0.80%
Ratio of Net Investment Income to
  Average Net Assets (1)                     0.35%     1.12%     1.57%    1.44%    1.59%
Portfolio Turnover Rate                       177%      186%      186%     146%     172%
Average Commission Rate Per Share#        $0.0562   $0.0535       N/A      N/A      N/A
---------------
(1) Effect of voluntary expense
   limitation during the period:
     Per share benefit to net
       investment income                    $0.00+    $0.01     $0.01    $0.01    $0.02
   Ratios before expense limitation:
     Expenses to Average Net Assets          0.82%     0.88%     0.88%    0.89%    0.93%
     Net Investment Income to Average
       Net Assets                            0.33%     1.04%     1.49%    1.35%    1.46%
---------------------------------------------------------------------------------------

                                                            CLASS B
                                         --------------------------
                                                        PERIOD FROM
                                                         JANUARY 2,
                                           YEAR ENDED    1996*** TO
                                         DECEMBER 31,  DECEMBER 31,
                                                 1997          1996
-------------------------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD     $      14.92  $      14.22
                                               ------        ------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Income (2)                      0.04          0.13
  Net Realized and Unrealized Gain on
    Investments                                  4.46          3.99
                                               ------        ------
    Total from Investment Operations             4.50          4.12
                                               ------        ------
DISTRIBUTIONS
  Net Investment Income                         (0.02)        (0.15)
  Net Realized Gain                             (2.49)        (3.27)
                                               ------        ------
    Total Distributions                         (2.51)        (3.42)
                                               ------        ------
NET ASSET VALUE, END OF PERIOD           $      16.91  $      14.92
                                               ------        ------
                                               ------        ------
TOTAL RETURN                                    31.05%        29.92%
                                               ------        ------
                                               ------        ------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period (Thousands)         $27,879        $5,498
Ratio of Expenses to Average Net Assets
  (2)                                            1.05%         1.05%**
Ratio of Net Investment Income to
  Average Net Assets (2)                         0.10%         0.91%**
Portfolio Turnover Rate                           177%          186%
Average Commission Rate Per Share             $0.0562       $0.0535
---------------
(2) Effect of voluntary expense limitation during the period:
     Per share benefit to net
       investment income                 $       0.01  $       0.01
   Ratios before expense limitation:
     Expenses to Average Net Assets              1.07%         1.12%**
     Net Investment Income to Average
       Net Assets                                0.08%         0.84%**

--------------------------------------------------------------------------------

 **  Annualized
***  The Portfolio began offering Class B Shares on January 2, 1996.
  # Beginning with fiscal year 1996, the Portfolio is required to disclose the average commission rate per share it paid for portfolio trades, on which commissions were charged, during the period.
  +  Amount is less than $0.01 per share.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS
SELECTED PER SHARE DATA AND RATIOS:
--------------------------------------------------------------------------------
SMALL CAP VALUE EQUITY PORTFOLIO

--------------------------------------------------------------------------------

                                                                                      CLASS A
                                         ----------------------------------------------------
                                                                      YEAR ENDED DECEMBER 31,
                                         ----------------------------------------------------
                                             1997       1996       1995       1994       1993
---------------------------------------------------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD     $  10.89   $  11.91   $  10.80   $  11.10   $  10.14
                                         --------   --------   --------   --------   --------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Income (1)                  0.07       0.32       0.30       0.28       0.24
  Net Realized and Unrealized Gain
    (Loss) on Investments                    3.72       2.36       1.82      (0.01)      0.90
                                         --------   --------   --------   --------   --------
    Total from Investment Operations         3.79       2.68       2.12       0.27       1.14
                                         --------   --------   --------   --------   --------
DISTRIBUTIONS
  Net Investment Income                     (0.08)     (0.32)     (0.38)     (0.27)     (0.18)
  In Excess of Net Investment Income        (0.00)+       --         --         --         --
  Net Realized Gain                         (3.36)     (3.38)     (0.63)     (0.30)        --
                                         --------   --------   --------   --------   --------
    Total Distributions                     (3.44)     (3.70)     (1.01)     (0.57)     (0.18)
                                         --------   --------   --------   --------   --------
NET ASSET VALUE, END OF PERIOD           $  11.24   $  10.89   $  11.91   $  10.80   $  11.10
                                         --------   --------   --------   --------   --------
                                         --------   --------   --------   --------   --------
TOTAL RETURN                                36.80%     22.99%     20.63%      2.53%     11.33%
                                         --------   --------   --------   --------   --------
                                         --------   --------   --------   --------   --------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period (Thousands)     $35,612    $23,970    $51,919    $40,033    $26,775
Ratio of Expenses to Average Net Assets
  (1)                                        1.01%      1.00%      1.00%      1.00%      1.00%
Ratio of Expenses to Average Net Assets
  Excluding Interest Expense                 1.00%      1.00%      1.00%      1.00%      1.00%
Ratio of Net Investment Income to
  Average Net Assets (1)                     0.55%      2.20%      2.60%      2.67%      2.56%
Portfolio Turnover Rate                       178%        32%        36%        22%        29%
Average Commission Rate Per Share#        $0.0500    $0.0402        N/A        N/A        N/A
---------------
(1) Effect of voluntary expense limitation during the period:
    Per share benefit to net investment
     income                                 $0.04      $0.04      $0.02      $0.03      $0.06
   Ratios before expense limitation:
    Expenses to Average Net Assets           1.32%      1.32%      1.21%      1.26%      1.68%
    Net Investment Income to Average
      Net Assets                             0.24%      1.89%      2.39%      2.41%      1.88%
---------------------------------------------------------------------------------------------

                                                               CLASS B
                                         -----------------------------
                                                           PERIOD FROM
                                                            JANUARY 2,
                                            YEAR ENDED      1996*** TO
                                          DECEMBER 31,    DECEMBER 31,
                                                  1997            1996
----------------------------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD     $       10.88   $       11.95
                                                ------          ------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Income (2)                       0.10            0.23
  Net Realized and Unrealized Gain on
    Investments                                   3.65            2.38
                                                ------          ------
    Total from Investment Operations              3.75            2.61
                                                ------          ------
DISTRIBUTIONS
  Net Investment Income                          (0.06)          (0.30)
  In Excess of Net Investment Income             (0.00)+            --
  Net Realized Gain                              (3.36)          (3.38)
                                                ------          ------
    Total Distributions                          (3.42)          (3.68)
                                                ------          ------
NET ASSET VALUE, END OF PERIOD           $       11.21   $       10.88
                                                ------          ------
                                                ------          ------
TOTAL RETURN                                     36.51%          22.33%
                                                ------          ------
                                                ------          ------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period (Thousands)           $7,523          $1,689
Ratio of Expenses to Average Net Assets
  (2)                                             1.26%           1.24%**
Ratio of Expenses to Average Net Assets
  Excluding Interest Expense                      1.25%           1.24%**
Ratio of Net Investment Income (Loss)
  to Average Net Assets (2)                      (0.06)%          1.93%**
Portfolio Turnover Rate                            178%             32%
Average Commission Rate Per Share              $0.0500         $0.0402
---------------
(2) Effect of voluntary expense limitation during the
    period:
    Per share benefit to net investment
      income (loss)                              $0.02           $0.05
   Ratios before expense limitation:
    Expenses to Average Net Assets                1.56%           1.69%**
    Net Investment Income (Loss) to
      Average Net Assets                         (0.36)%          1.50%**

--------------------------------------------------------------------------------

 **  Annualized
***  The Portfolio began offering Class B Shares on January 2, 1996.
  # Beginning with fiscal year 1996,the Portfolio is required to disclose the average commission rate per share it paid for portfolio trades, on which commissions were charged, during the period.
  +  Amount is less than $0.01 per share.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS
SELECTED PER SHARE DATA AND RATIOS:
--------------------------------------------------------------------------------
TECHNOLOGY PORTFOLIO

--------------------------------------------------------------------------------

                                                    CLASS A
                                         ------------------------------
                                                            PERIOD FROM
                                                          SEPTEMBER 16,
                                            YEAR ENDED         1996* TO
                                          DECEMBER 31,     DECEMBER 31,
                                                  1997             1996
-----------------------------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD     $       10.71   $        10.00
                                                ------           ------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Income (Loss) (1)                0.07            (0.02)
  Net Realized and Unrealized Gain on
    Investments                                   3.75             0.73
                                                ------           ------
    Total from Investment Operations              3.82             0.71
                                                ------           ------
DISTRIBUTIONS
  Net Investment Income                          (0.26)              --
  Net Realized Gain                              (1.28)              --
  In Excess of Net Realized Gain                 (1.00)              --
  Return of Capital                              (0.26)              --
                                                ------           ------
    Total Distributions                          (2.80)              --
                                                ------           ------
NET ASSET VALUE, END OF PERIOD           $       11.73   $        10.71
                                                ------           ------
                                                ------           ------
TOTAL RETURN                                     37.27%            7.10%
                                                ------           ------
                                                ------           ------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period (Thousands)          $31,788           $3,595
Ratio of Expenses to Average Net Assets
  (1)                                             1.25%            1.25%**
Ratio of Net Investment Income (Loss)
  to Average Net Assets (1)                      (1.07)%          (0.70)%**
Portfolio Turnover Rate                            622%              77%
Average Commission Rate Per Share              $0.0370          $0.0374
---------------
(1) Effect of voluntary expense limitation during the
    period:
    Per share benefit to net investment
     loss                                        $0.08            $0.22
   Ratios before expense limitation:
    Expenses to Average Net Assets                2.47%            8.51%**
    Net Investment Loss to Average Net
     Assets                                      (2.30)%          (7.96)%**
-----------------------------------------------------------------------

                                                                CLASS B
                                         ------------------------------
                                                            PERIOD FROM
                                                          SEPTEMBER 16,
                                            YEAR ENDED         1996* TO
                                          DECEMBER 31,     DECEMBER 31,
                                                  1997             1996
-----------------------------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD     $       10.71   $        10.00
                                                ------           ------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Income (Loss) (2)                0.04            (0.02)
  Net Realized and Unrealized Gain on
    Investments                                   3.74             0.73
                                                ------           ------
    Total from Investment Operations              3.78             0.71
                                                ------           ------
DISTRIBUTIONS
  Net Investment Income                          (0.25)              --
  Net Realized Gain                              (1.28)              --
  In Excess of Net Realized Gain                 (1.00)              --
  Return of Capital                              (0.24)              --
                                                ------           ------
    Total Distributions                          (2.77)              --
                                                ------           ------
NET ASSET VALUE, END OF PERIOD           $       11.72   $        10.71
                                                ------           ------
                                                ------           ------
TOTAL RETURN                                     36.90%            7.10%
                                                ------           ------
                                                ------           ------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period (Thousands)           $2,394           $1,487
Ratio of Expenses to Average Net Assets
  (2)                                             1.50%            1.50%**
Ratio of Net Investment Income (Loss)
  to Average Net Assets (2)                      (1.41)%          (1.00)%**
Portfolio Turnover Rate                            622%              77%
Average Commission Rate Per Share              $0.0370          $0.0374
---------------
(2) Effect of voluntary expense limitation during the
    period:
    Per share benefit to net investment
     loss                                        $0.04            $0.19
   Ratios before expense limitation:
    Expenses to Average Net Assets                2.72%            9.14%**
    Net Investment Loss to Average Net
     Assets                                      (2.63)%          (8.65)%**

--------------------------------------------------------------------------------

  *  Commencement of operations
 **  Annualized

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS
SELECTED PER SHARE DATA AND RATIOS:
--------------------------------------------------------------------------------
U.S. EQUITY PLUS PORTFOLIO

--------------------------------------------------------------------------------

                                               CLASS A
                                         -------------
                                           PERIOD FROM
                                              JULY 31,
                                              1997* TO
                                          DECEMBER 31,
                                                1997++
------------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD     $       10.00
                                                ------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Income (1)                       0.06
  Net Realized and Unrealized Gain on
    Investments                                   0.33
                                                ------
    Total from Investment Operations              0.39
                                                ------
DISTRIBUTIONS
  Net Investment Income                          (0.05)
  Net Realized Gain                              (0.03)
                                                ------
    Total Distributions                          (0.08)
                                                ------
NET ASSET VALUE, END OF PERIOD           $       10.31
                                                ------
                                                ------
TOTAL RETURN                                      3.94%
                                                ------
                                                ------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period (Thousands)          $20,914
Ratio of Expenses to Average Net Assets
  (1)                                             0.80%**
Ratio of Net Investment Income to
  Average Net Assets (1)                          1.32%**
Portfolio Turnover Rate                             15%
Average Commission Rate Per Share              $0.0300
---------------
(1) Effect of voluntary expense
   limitation during the period:
     Per share benefit to net
      investment income                          $0.07
   Ratios before expense limitation:
     Expenses to Average Net Assets               2.37%**
     Net Investment Loss to Average Net
      Assets                                     (0.25)%**
------------------------------------------------------

                                               CLASS B
                                         -------------
                                           PERIOD FROM
                                              JULY 31,
                                              1997* TO
                                          DECEMBER 31,
                                                1997++
------------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD     $       10.00
                                                ------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Income (2)                       0.02
  Net Realized and Unrealized Gain on
    Investments                                   0.37
                                                ------
    Total from Investment Operations              0.39
                                                ------
DISTRIBUTIONS
  Net Investment Income                          (0.05)
  Net Realized Gain                              (0.03)
                                                ------
    Total Distributions                          (0.08)
                                                ------
NET ASSET VALUE, END OF PERIOD           $       10.31
                                                ------
                                                ------
TOTAL RETURN                                      3.93%
                                                ------
                                                ------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period (Thousands)             $102
Ratio of Expenses to Average Net Assets
  (2)                                             1.05%**
Ratio of Net Investment Income to
  Average Net Assets (2)                          0.48%**
Portfolio Turnover Rate                             15%
Average Commission Rate Per Share              $0.0300
---------------
(2) Effect of voluntary expense
    limitation during the period:
     Per share benefit to net
      investment income                  $        0.00+
   Ratios before expense limitation:
     Expenses to Average Net Assets               2.63%**
     Net Investment Loss to Average Net
      Assets                                     (0.32)%**

--------------------------------------------------------------------------------

  *  Commencement of operations
 **  Annualized
  +  Amount is less than $0.01 per share.
 ++ Per share amounts for the period ended December 31, 1997 are based on average shares outstanding

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS
SELECTED PER SHARE DATA AND RATIOS:
--------------------------------------------------------------------------------
U.S. REAL ESTATE PORTFOLIO

--------------------------------------------------------------------------------

                                                     CLASS A
                                         --------------------------------
                                                              PERIOD FROM
                                             YEAR ENDED      FEBRUARY 24,
                                            DECEMBER 31,         1995* TO
                                         ------------------  DECEMBER 31,
                                             1997      1996          1995
-------------------------------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD     $  14.41  $  11.42  $      10.00
                                         --------  --------        ------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Income (1)                  0.42      0.37          0.26
  Net Realized and Unrealized Gain on
    Investments                              3.40      4.02          1.84
                                         --------  --------        ------
    Total from Investment Operations         3.82      4.39          2.10
                                         --------  --------        ------
DISTRIBUTIONS
  Net Investment Income                     (0.43)    (0.39)        (0.24)
  Net Realized Gain                         (2.16)    (1.01)        (0.44)
  In Excess of Net Realized Gain            (0.26)       --            --
                                         --------  --------        ------
    Total DIstributions                     (2.85)    (1.40)        (0.68)
                                         --------  --------        ------
NET ASSET VALUE, END OF PERIOD           $  15.38  $  14.41  $      11.42
                                         --------  --------        ------
                                         --------  --------        ------
TOTAL RETURN                                27.62%    39.56%        21.07%
                                         --------  --------        ------
                                         --------  --------        ------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period (Thousands)    $361,549  $210,368       $69,509
Ratio of Expenses to Average Net Assets
  (1)                                        1.00%     1.00%         1.00%**
Ratio of Net Investment Income to
  Average Net Assets (1)                     2.72%     3.08%         4.04%**
Portfolio Turnover Rate                       135%      171%          158%
Average Commission Rate Per Share#        $0.0593   $0.0568           N/A
---------------
(1) Effect of voluntary expense
   limitation during the period:
     Per share benefit to net
      investment income                     $0.01     $0.02         $0.02
   Ratios before expense limitation:
     Expenses to Average Net Assets          1.04%     1.14%         1.33%**
     Net Investment Income to Average
      Net Assets                             2.68%     2.93%         3.71%**
-------------------------------------------------------------------------

                                                            CLASS B
                                         --------------------------
                                                        PERIOD FROM
                                                         JANUARY 2,
                                           YEAR ENDED    1996*** TO
                                         DECEMBER 31,  DECEMBER 31,
                                                 1997          1996
-------------------------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD     $      14.39  $      11.50
                                               ------        ------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Income (2)                      0.47          0.35
  Net Realized and Unrealized Gain on
    Investments                                  3.29          3.92
                                               ------        ------
    Total from Investment Operations             3.76          4.27
                                               ------        ------
DISTRIBUTIONS
  Net Investment Income                         (0.39)        (0.37)
  Net Realized Gain                             (2.16)        (1.01)
  In Excess of Net Realized Gain                (0.26)           --
                                               ------        ------
    Total DIstributions                         (2.81)        (1.38)
                                               ------        ------
NET ASSET VALUE, END OF PERIOD           $      15.34  $      14.39
                                               ------        ------
                                               ------        ------
TOTAL RETURN                                    27.21%        38.23%
                                               ------        ------
                                               ------        ------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period (Thousands)         $21,231        $8,734
Ratio of Expenses to Average Net Assets
  (2)                                            1.25%         1.25%**
Ratio of Net Investment Income to
  Average Net Assets (2)                         3.49%         2.91%**
Portfolio Turnover Rate                           135%          171%
Average Commission Rate Per Share             $0.0593       $0.0568
---------------
(2) Effect of voluntary expense limitation during the period:
     Per share benefit to net
      investment income                         $0.00+        $0.02
   Ratios before expense limitation:
     Expenses to Average Net Assets              1.28%         1.37%**
     Net Investment Income to Average
      Net Assets                                 3.46%         2.79%**

--------------------------------------------------------------------------------

  *  Commencement of operations
 **  Annualized
***  The Portfolio began offering Class B Shares on January 2, 1996.
  +  Amount is less than $0.01 per share.
  # Beginning with fiscal year 1996, the Portfolio is required to disclose the average commission rate per share it paid for portfolio trades, on which commisions were charged, during the period.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS
SELECTED PER SHARE DATA AND RATIOS:
--------------------------------------------------------------------------------
VALUE EQUITY PORTFOLIO

--------------------------------------------------------------------------------

                                                            CLASS A
                                         ---------------------------------------------
                                                    YEAR ENDED DECEMBER 31,
                                         ---------------------------------------------
                                            1997      1996      1995     1994     1993
--------------------------------------------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD     $ 13.89  $  13.94  $  11.50  $ 12.63  $ 11.31
                                         -------  --------  --------  -------  -------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Income (1)                 0.35      0.41      0.38     0.40     0.37
  Net Realized and Unrealized Gain
    (Loss) on Investments                   3.51      2.27      3.30    (0.55)    1.31
                                         -------  --------  --------  -------  -------
    Total from Investment Operations        3.86      2.68      3.68    (0.15)    1.68
                                         -------  --------  --------  -------  -------
DISTRIBUTIONS
  Net Investment Income                    (0.35)    (0.41)    (0.47)   (0.40)   (0.36)
  Net Realized Gain                        (3.78)    (2.32)    (0.77)   (0.58)       -
                                         -------  --------  --------  -------  -------
    Total Distributions                    (4.13)    (2.73)    (1.24)   (0.98)   (0.36)
                                         -------  --------  --------  -------  -------
NET ASSET VALUE, END OF PERIOD           $ 13.62  $  13.89  $  13.94  $ 11.50  $ 12.63
                                         -------  --------  --------  -------  -------
                                         -------  --------  --------  -------  -------
TOTAL RETURN                               29.20%    19.73%    33.69%   (1.29)%   15.14%
                                         -------  --------  --------  -------  -------
                                         -------  --------  --------  -------  -------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period (Thousands)    $86,054  $106,128  $147,365  $73,406  $54,598
Ratio of Expenses to Average Net Assets
  (1)                                       0.70%     0.70%     0.70%    0.70%    0.70%
Ratio of Net Investment Income to
  Average Net Assets (1)                    2.15%     2.62%     3.01%    3.37%    3.23%
Portfolio Turnover Rate                       36%       42%       43%      33%      51%
Average Commission Rate Per Share#       $0.0411   $0.0434       N/A      N/A      N/A
---------------
(1) Effect of voluntary expense
   limitation during the period:
     Per share benefit to net
       investment income                   $0.02     $0.01     $0.01    $0.01    $0.03
   Ratios before expense limitation:
     Expenses to Average Net Assets         0.80%     0.78%     0.77%    0.80%    0.95%
     Net Investment Income to Average
       Net Assets                           2.06%     2.55%     2.94%    3.27%    2.98%
--------------------------------------------------------------------------------------

                                                  CLASS B
                                         -------------------------
                                                       PERIOD FROM
                                          YEAR ENDED    JANUARY 2,
                                            DECEMBER    1996*** TO
                                                 31,  DECEMBER 31,
                                                1997          1996
------------------------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD     $     13.89  $      14.06
                                         -----------        ------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Income (2)                     0.28          0.29
  Net Realized and Unrealized Gain on
    Investments                                 3.51          2.25
                                         -----------        ------
    Total from Investment Operations            3.79          2.54
                                         -----------        ------
DISTRIBUTIONS
  Net Investment Income                        (0.31)        (0.39)
  Net Realized Gain                            (3.78)        (2.32)
                                         -----------        ------
    Total Distributions                        (4.09)        (2.71)
                                         -----------        ------
NET ASSET VALUE, END OF PERIOD           $     13.59  $      13.89
                                         -----------        ------
                                         -----------        ------
TOTAL RETURN                                   28.70%        18.57%
                                         -----------        ------
                                         -----------        ------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period (Thousands)         $2,246        $2,555
Ratio of Expenses to Average Net Assets
  (2)                                           0.95%         0.95%**
Ratio of Net Investment Income to
  Average Net Assets (2)                        1.86%         2.33%**
Portfolio Turnover Rate                           36%           42%
Average Commission Rate Per Share            $0.0411       $0.0434
---------------
(2) Effect of voluntary expense limitation during the period:
     Per share benefit to net
       investment income                       $0.01         $0.01
   Ratios before expense limitation:
     Expenses to Average Net Assets             1.04%         1.03%**
     Net Investment Income to Average
       Net Assets                               1.77%         2.26%**

--------------------------------------------------------------------------------

 **  Annualized
***  The Portfolio began offering Class B Shares on January 2, 1996.
  # Beginning with fiscal year 1996, the Portfolio is required to disclose the average commission rate per share it paid for portfolio trades, on which commissions were charged, during the period.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS
SELECTED PER SHARE DATA AND RATIOS:
--------------------------------------------------------------------------------
BALANCED PORTFOLIO

--------------------------------------------------------------------------------

                                                                CLASS A
                                         ------------------------------------------------------
                                                        YEAR ENDED DECEMBER 31,
                                         ------------------------------------------------------
                                              1997       1996       1995       1994        1993
-----------------------------------------------------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD     $    8.19  $    9.98  $    8.96  $   11.13   $   11.31
                                         ---------  ---------  ---------  ---------   ---------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Income (1)                   0.36       0.52       0.39       0.42        0.44
  Net Realized and Unrealized Gain
    (Loss) on Investments                     0.99       0.54       1.62      (0.64)       0.79
                                         ---------  ---------  ---------  ---------   ---------
    Total from Investment Operations          1.35       1.06       2.01      (0.22)       1.23
                                         ---------  ---------  ---------  ---------   ---------
DISTRIBUTIONS
  Net Investment Income                      (0.36)     (0.48)     (0.50)     (0.49)      (0.41)
  In Excess of Net Investment Income         (0.00)+      0.00+        --        --       (0.08)
  Net Realized Gain                          (1.63)     (2.37)     (0.49)     (1.46)      (0.06)
  In Excess of Net Realized Gain                --         --         --         --       (0.86)
                                         ---------  ---------  ---------  ---------   ---------
    Total Distributions                      (1.99)     (2.85)     (0.99)     (1.95)      (1.41)
                                         ---------  ---------  ---------  ---------   ---------
NET ASSET VALUE, END OF PERIOD           $    7.55  $    8.19  $    9.98  $    8.96   $   11.13
                                         ---------  ---------  ---------  ---------   ---------
                                         ---------  ---------  ---------  ---------   ---------
TOTAL RETURN                                 17.30%     10.93%     23.63%     (2.32)%     12.09%
                                         ---------  ---------  ---------  ---------   ---------
                                         ---------  ---------  ---------  ---------   ---------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period (Thousands)       $4,606     $5,992    $22,642    $18,492     $29,684
Ratio of Expenses to Average Net Assets
  (1)                                         0.71%      0.70%      0.70%      0.70%       0.70%
Ratio of Expenses to Average Net Assets
  Excluding Interest Expense                  0.70%      0.70%      0.70%      0.70%       0.70%
Ratio of Net Investment Income to
  Average Net Assets (1)                      3.82%      3.93%      4.10%      4.13%       3.88%
Portfolio Turnover Rate                         25%        22%        26%        44%        136%
Average Commission Rate Per Share#         $0.0426    $0.0397        N/A        N/A         N/A
---------------
(1) Effect of voluntary expense
   limitation during the period:
     Per share benefit to net
       investment income                     $0.11      $0.08      $0.03      $0.03       $0.04
   Ratios before expense limitation:
     Expenses to Average Net Assets           1.83%      1.32%      1.02%      0.95%       1.02%
     Net Investment Income to Average
       Net Assets                             2.71%      3.31%      3.78%      3.88%       3.56%
-----------------------------------------------------------------------------------------------

                                                       CLASS B
                                ------------------------------
                                                   PERIOD FROM
                                                    JANUARY 2,
                                   YEAR ENDED       1996*** TO
                                 DECEMBER 31,     DECEMBER 31,
                                         1997             1996
--------------------------------------------------------------
NET ASSET VALUE, BEGINNING OF
  PERIOD                             $   8.18          $ 10.02
                                       ------           ------
INCOME FROM INVESTMENT
 OPERATIONS
  Net Investment Income (2)              0.08             0.34
  Net Realized and Unrealized
    Gain on Investments                  1.24             0.65
                                       ------           ------
    Total from Investment
      Operations                         1.32             0.99
                                       ------           ------
DISTRIBUTIONS
  Net Investment Income                 (0.34)           (0.46)
  Net Realized Gain                     (1.63)           (2.37)
                                       ------           ------
    Total Distributions                 (1.97)           (2.83)
                                       ------           ------
NET ASSET VALUE, END OF PERIOD       $   7.53          $  8.18
                                       ------           ------
                                       ------           ------
TOTAL RETURN                            16.94%           10.24%
                                       ------           ------
                                       ------           ------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period
  (Thousands)                            $621           $2,197
Ratio of Expenses to Average
  Net Assets (2)                         0.96%            0.95%**
Ratio of Expenses to Average
  Net Assets Excluding
  Interest Expense                       0.95%            0.95%**
Ratio of Net Investment Income
  to Average Net Assets (2)              3.60%            3.73%**
Portfolio Turnover Rate                    25%              22%
Average Commission Rate Per
  Share                               $0.0426          $0.0397
---------------
(2) Effect of voluntary expense limitation during the period:
     Per share benefit to net
       investment income                $0.14            $0.07
   Ratios before expense
     limitation:
     Expenses to Average Net
       Assets                            2.05%            1.68%**
     Net Investment Income to
       Average Net Assets                2.50%            3.00%**

--------------------------------------------------------------------------------

 **  Annualized
***  The Portfolio began offering Class B Shares on January 2, 1996.
  +  Amount is less than $0.01 per share.
  # Beginning with fiscal year 1996, the Portfolio is required to disclose the average commission rate per share it paid for portfolio trades, on which commissions were charged, during the period.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS
SELECTED PER SHARE DATA AND RATIOS:
--------------------------------------------------------------------------------
EMERGING MARKETS DEBT PORTFOLIO

--------------------------------------------------------------------------------

                                                          CLASS A
                                         -----------------------------------------
                                                                            PERIOD
                                                                              FROM
                                                                          FEBRUARY
                                                                                1,
                                                                          1994* TO
                                             YEAR ENDED DECEMBER 31,      DECEMBER
                                         -------------------------------       31,
                                              1997       1996       1995      1994
----------------------------------------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD     $    7.54  $    8.59  $    8.59  $  10.00
                                         ---------  ---------  ---------  --------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Income                       0.74       1.54       1.36      0.50
  Net Realized and Unrealized Gain
    (Loss) on Investments                     0.55       2.79       0.91     (1.91)
                                         ---------  ---------  ---------  --------
    Total from Investment Operations          1.29       4.33       2.27     (1.41)
                                         ---------  ---------  ---------  --------
DISTRIBUTIONS
  Net Investment Income                      (0.71)     (1.17)     (1.86)       --
  In Excess of Net Investment Income            --      (0.01)        --        --
  Net Realized Gain                          (2.17)     (4.20)     (0.41)       --
  In Excess of Net Realized Gain             (0.08)        --         --        --
  Return of Capital                          (0.10)        --         --        --
                                         ---------  ---------  ---------  --------
    Total Distributions                      (3.06)     (5.38)     (2.27)       --
                                         ---------  ---------  ---------  --------
NET ASSET VALUE, END OF PERIOD           $    5.77  $    7.54  $    8.59  $   8.59
                                         ---------  ---------  ---------  --------
                                         ---------  ---------  ---------  --------
TOTAL RETURN                                 18.29%     50.52%     28.23%   (14.10)%
                                         ---------  ---------  ---------  --------
                                         ---------  ---------  ---------  --------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period (Thousands)     $142,382   $152,142   $181,878  $144,949
Ratio of Expenses to Average Net Assets       1.60%      2.70%      1.75%     1.49%**
Ratio of Net Investment Income to
  Average Net Assets                          8.06%     11.66%     14.70%     9.97%**
Portfolio Turnover Rate                        417%       560%       406%      273%
----------------------------------------------------------------------------------

                                                      CLASS B
                                -----------------------------
                                                  PERIOD FROM
                                                   JANUARY 2,
                                   YEAR ENDED      1996*** TO
                                 DECEMBER 31,    DECEMBER 31,
                                         1997            1996
-------------------------------------------------------------
NET ASSET VALUE, BEGINNING OF
  PERIOD                             $   7.53        $   8.68
                                       ------          ------
INCOME FROM INVESTMENT
 OPERATIONS
  Net Investment Income                  0.69            1.01
  Net Realized and Unrealized
    Gain on Investments                  0.59            3.20
                                       ------          ------
    Total from Investment
      Operations                         1.28            4.21
                                       ------          ------
DISTRIBUTIONS
  Net Investment Income                 (0.69)          (1.15)
  In Excess of Net Investment
    Income                                 --           (0.01)
  Net Realized Gain                     (2.17)          (4.20)
  In Excess of Net Realized
    Gain                                (0.08)             --
  Return of Capital                     (0.10)             --
                                       ------          ------
    Total Distributions                 (3.04)          (5.36)
                                       ------          ------
NET ASSET VALUE, END OF PERIOD       $   5.77        $   7.53
                                       ------          ------
                                       ------          ------
TOTAL RETURN                            18.05%          48.52%
                                       ------          ------
                                       ------          ------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period
  (Thousands)                          $2,281          $4,253
Ratio of Expenses to Average
  Net Assets                             1.91%           2.81%**
Ratio of Net Investment Income
  to Average Net Assets                  7.87%          11.09%**
Portfolio Turnover Rate                   417%            560%

--------------------------------------------------------------------------------

  *  Commencement of operations
 **  Annualized
***  The Portfolio began offering Class B Shares on January 2, 1996.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS
SELECTED PER SHARE DATA AND RATIOS:
--------------------------------------------------------------------------------
FIXED INCOME PORTFOLIO

--------------------------------------------------------------------------------

                                                            CLASS A
                                         ---------------------------------------------
                                                    YEAR ENDED DECEMBER 31,
                                         ---------------------------------------------
                                            1997     1996     1995     1994       1993
--------------------------------------------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD     $ 10.58  $ 10.81  $  9.82  $ 11.05   $  10.93
                                         -------  -------  -------  -------   --------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Income (1)                 0.65     0.67     0.72     0.59       0.54
  Net Realized and Unrealized Gain
    (Loss) on Investments                   0.33    (0.20)    1.06    (0.92)      0.41
                                         -------  -------  -------  -------   --------
    Total from Investment Operations        0.98     0.47     1.78    (0.33)      0.95
                                         -------  -------  -------  -------   --------
DISTRIBUTIONS
  Net Investment Income                    (0.68)   (0.70)   (0.79)   (0.53)     (0.56)
  In Excess of Net Investment Income       (0.00)+   (0.00)+      --      --     (0.01)
  Net Realized Gain                           --       --       --    (0.37)     (0.26)
  In Excess of Net Realized Gain              --       --       --    (0.00)+       --
                                         -------  -------  -------  -------   --------
    Total Distributions                    (0.68)   (0.70)   (0.79)   (0.90)     (0.83)
                                         -------  -------  -------  -------   --------
NET ASSET VALUE, END OF PERIOD           $ 10.88  $ 10.58  $ 10.81  $  9.82   $  11.05
                                         -------  -------  -------  -------   --------
                                         -------  -------  -------  -------   --------
TOTAL RETURN                                9.54%    4.61%   18.76%   (3.10)%     9.07%
                                         -------  -------  -------  -------   --------
                                         -------  -------  -------  -------   --------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period (Thousands)    $183,192 $130,733 $165,527 $209,331  $240,668
Ratio of Expenses to Average Net Assets
  (1)                                       0.45%    0.45%    0.45%    0.45%      0.45%
Ratio of Net Investment Income to
  Average Net Assets (1)                    6.11%    6.30%    6.85%    5.73%      4.97%
Portfolio Turnover Rate                      163%     183%     172%     388%       240%
---------------
(1) Effect of voluntary expense
   limitation during the period:
     Per share benefit to net
       investment income                   $0.02    $0.02    $0.01    $0.01      $0.02
   Ratios before expense limitation:
     Expenses to Average Net Assets         0.60%    0.60%    0.59%    0.58%      0.60%
     Net Investment Income to Average
       Net Assets                           5.97%    6.15%    6.71%    5.60%      4.82%
--------------------------------------------------------------------------------------

                                                     CLASS B
                                ----------------------------
                                                 PERIOD FROM
                                                  JANUARY 2,
                                  YEAR ENDED      1996*** TO
                                DECEMBER 31,    DECEMBER 31,
                                        1997            1996
------------------------------------------------------------
NET ASSET VALUE, BEGINNING OF
  PERIOD                              $10.58          $10.81
                                      ------          ------
INCOME FROM INVESTMENT
 OPERATIONS
  Net Investment Income (2)             0.64            0.64
  Net Realized and Unrealized
    Gain (Loss) on Investments          0.33           (0.19)
                                      ------          ------
    Total from Investment
      Operations                        0.97            0.45
                                      ------          ------
DISTRIBUTIONS
  Net Investment Income                (0.66)          (0.68)
                                      ------          ------
    Total Distributions                (0.66)          (0.68)
                                      ------          ------
NET ASSET VALUE, END OF PERIOD        $10.89          $10.58
                                      ------          ------
                                      ------          ------
TOTAL RETURN                            9.48%           4.35%
                                      ------          ------
                                      ------          ------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period
  (Thousands)                         $4,834          $1,462
Ratio of Expenses to Average
  Net Assets (2)                        0.60%           0.60%**
Ratio of Net Investment Income
  to Average Net Assets (2)             5.93%           6.15%**
Portfolio Turnover Rate                  163%            183%
---------------
(2) Effect of voluntary expense limitation during the
   period:
     Per share benefit to net
       investment income               $0.02           $0.01
   Ratios before expense
     limitation:
     Expenses to Average Net
       Assets                           0.74%           0.74%**
     Net Investment Income to
       Average Net Assets               5.78%           6.01%**

--------------------------------------------------------------------------------

 **  Annualized
***  The Portfolio began offering Class B Shares on January 2, 1996.
  +  Amount is less than $0.01 per share.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS
SELECTED PER SHARE DATA AND RATIOS:
--------------------------------------------------------------------------------
GLOBAL FIXED INCOME PORTFOLIO

--------------------------------------------------------------------------------

                                                              CLASS A
                                         --------------------------------------------------
                                                      YEAR ENDED DECEMBER 31,
                                         --------------------------------------------------
                                         1997++       1996       1995       1994       1993
-------------------------------------------------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD     $11.30  $   11.22  $   10.29  $   11.68   $  11.26
                                         ------  ---------  ---------  ---------   --------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Income (1)                0.56       0.61       0.76       0.70       0.69
  Net Realized and Unrealized Gain
    (Loss) on Investments                 (0.40)      0.08       1.15      (1.38)      0.90
                                         ------  ---------  ---------  ---------   --------
    Total from Investment Operations       0.16       0.69       1.91      (0.68)      1.59
                                         ------  ---------  ---------  ---------   --------
DISTRIBUTIONS
  Net Investment Income                   (0.31)     (0.61)     (0.98)     (0.40)     (0.79)
  In Excess of Net Investment Income         --         --         --         --      (0.22)
  Net Realized Gain                          --         --         --      (0.31)     (0.16)
                                         ------  ---------  ---------  ---------   --------
    Total Distributions                   (0.31)     (0.61)     (0.98)     (0.71)     (1.17)
                                         ------  ---------  ---------  ---------   --------
NET ASSET VALUE, END OF PERIOD           $11.15  $   11.30  $   11.22  $   10.29   $  11.68
                                         ------  ---------  ---------  ---------   --------
                                         ------  ---------  ---------  ---------   --------
TOTAL RETURN                               1.50%      6.44%     19.32%     (6.08)%    15.34%
                                         ------  ---------  ---------  ---------   --------
                                         ------  ---------  ---------  ---------   --------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period (Thousands)    $84,635  $112,888   $102,852   $130,675   $172,468
Ratio of Expenses to Average Net Assets
  (1)                                      0.50%      0.50%      0.50%      0.50%      0.50%
Ratio of Net Investment Income to
  Average Net Assets (1)                   5.05%      5.50%      6.79%      6.34%      5.99%
Portfolio Turnover Rate                     116%       258%       207%       171%       108%
---------------
(1) Effect of voluntary expense
   limitation during the period:
     Per share benefit to net
       investment income                  $0.02      $0.02      $0.02      $0.02      $0.02
   Ratios before expense limitation:
     Expenses to Average Net Assets        0.71%      0.72%      0.71%      0.66%      0.70%
     Net Investment Income to Average
       Net Assets                          4.84%      5.29%      6.58%      6.18%      5.79%
-------------------------------------------------------------------------------------------

                                                                CLASS B
                                         ------------------------------
                                                            PERIOD FROM
                                                             JANUARY 2,
                                             YEAR ENDED      1996*** TO
                                           DECEMBER 31,    DECEMBER 31,
                                                 1997++            1996
-----------------------------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD             $11.29          $11.23
                                                 ------          ------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Income (2)                        0.54            0.48
  Net Realized and Unrealized Gain
    (Loss) on Investments                         (0.40)           0.18
                                                 ------          ------
    Total from Investment Operations               0.14            0.66
                                                 ------          ------
DISTRIBUTIONS
  Net Investment Income                           (0.30)          (0.60)
                                                 ------          ------
    Total Distributions                           (0.30)          (0.60)
                                                 ------          ------
NET ASSET VALUE, END OF PERIOD                   $11.13          $11.29
                                                 ------          ------
                                                 ------          ------
TOTAL RETURN                                       1.29%           6.12%
                                                 ------          ------
                                                 ------          ------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period (Thousands)              $366          $1,559
Ratio of Expenses to Average Net Assets
  (2)                                              0.65%           0.65%**
Ratio of Net Investment Income to
  Average Net Assets (2)                           4.88%           5.28%**
Portfolio Turnover Rate                             116%            258%
---------------
(2) Effect of voluntary expense limitation during the
    period:
     Per share benefit to net
       investment income                          $0.02           $0.02
   Ratios before expense limitation:
     Expenses to Average Net Assets                0.86%           0.86%**
     Net Investment Income to Average
       Net Assets                                  4.68%           5.08%**

--------------------------------------------------------------------------------

 **  Annualized
***  The Portfolio began offering Class B Shares on January 2, 1996.
 ++ Per share amounts for the period ended December 31, 1997 are based on average shares outstanding.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS
SELECTED PER SHARE DATA AND RATIOS:
--------------------------------------------------------------------------------
HIGH YIELD PORTFOLIO

--------------------------------------------------------------------------------

                                                               CLASS A
                                         ----------------------------------------------------
                                                       YEAR ENDED DECEMBER 31,
                                         ----------------------------------------------------
                                              1997       1996       1995     1994        1993
---------------------------------------------------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD     $   10.91  $   10.46      $9.55  $ 11.16       $9.95
                                         ---------  ---------  ---------  -------   ---------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Income (1)                   1.00       1.03       1.14     0.97        0.90
  Net Realized and Unrealized Gain
    (Loss) on Investments                     0.67       0.47       0.97    (1.40)       1.21
                                         ---------  ---------  ---------  -------   ---------
    Total from Investment Operations          1.67       1.50       2.11    (0.43)       2.11
                                         ---------  ---------  ---------  -------   ---------
DISTRIBUTIONS
  Net Investment Income                      (1.00)     (1.05)     (1.20)   (0.97)      (0.90)
  In Excess of Net Investment Income            --      (0.00)+        --      --          --
  Net Realized Gain                             --         --         --    (0.21)         --
                                         ---------  ---------  ---------  -------   ---------
    Total Distributions                      (1.00)     (1.05)     (1.20)   (1.18)      (0.90)
                                         ---------  ---------  ---------  -------   ---------
NET ASSET VALUE, END OF PERIOD           $   11.58  $   10.91  $   10.46    $9.55   $   11.16
                                         ---------  ---------  ---------  -------   ---------
                                         ---------  ---------  ---------  -------   ---------
TOTAL RETURN                                 15.87%     15.01%     23.35%   (4.18)%     22.11%
                                         ---------  ---------  ---------  -------   ---------
                                         ---------  ---------  ---------  -------   ---------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period (Thousands)     $113,006    $95,663    $62,245  $97,223     $74,500
Ratio of Expenses to Average Net Assets
  (1)                                         0.69%      0.75%      0.75%    0.75%       0.75%
Ratio of Net Investment Income to
  Average Net Assets (1)                      8.70%      9.78%     11.09%    9.42%       8.70%
Portfolio Turnover Rate                        111%       117%        90%      74%        104%
---------------
(1) Effect of voluntary expense
   limitation during the period:
     Per share benefit to net
       investment income                       N/A      $0.01      $0.01  $ 0.001       $0.02
   Ratios before expense limitation:
     Expenses to Average Net Assets            N/A       0.82%      0.83%    0.76%       0.96%
     Net Investment Income to Average
       Net Assets                              N/A       9.71%     11.01%    9.41%       8.49%
---------------------------------------------------------------------------------------------

                                                                 CLASS B
                                         -------------------------------
                                                             PERIOD FROM
                                                              JANUARY 2,
                                             YEAR ENDED       1996*** TO
                                           DECEMBER 31,     DECEMBER 31,
                                                   1997             1996
------------------------------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD            $ 10.90          $ 10.49
                                                 ------           ------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Income (2)                        0.97             0.98
  Net Realized and Unrealized Gain
    (Loss) on Investments                          0.65             0.45
                                                 ------           ------
    Total from Investment Operations               1.62             1.43
                                                 ------           ------
DISTRIBUTIONS
  Net Investment Income                           (0.96)           (1.02)
                                                 ------           ------
    Total Distributions                           (0.96)           (1.02)
                                                 ------           ------
NET ASSET VALUE, END OF PERIOD                  $ 11.56          $ 10.90
                                                 ------           ------
                                                 ------           ------
TOTAL RETURN                                      15.48%           14.37%
                                                 ------           ------
                                                 ------           ------
RATIOS AND SUPPLEMENTAL DATA:
  Net Assets, End of Period (Thousands)          $7,213           $5,665
  Ratio of Expenses to Average Net
    Assets (2)                                     0.93%            1.00%**
  Ratio of Net Investment Income to
    Average Net Assets (2)                         8.48%            9.49%**
  Portfolio Turnover Rate                           111%             117%
  -----------------
(2) Effect of voluntary expense
    limitation during the period:
     Per share benefit to net
       investment income                            N/A            $0.01
   Ratios before expense limitation:
     Expenses to Average Net Assets                 N/A             1.05%**
     Net Investment Income to Average
       Net Assets                                   N/A             9.44%**

--------------------------------------------------------------------------------

 **  Annualized
***  The Portfolio began offering Class B Shares on January 2, 1996.
  +  Amount is less than $0.01 per share

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS
SELECTED PER SHARE DATA AND RATIOS:
--------------------------------------------------------------------------------
MUNICIPAL BOND PORTFOLIO

--------------------------------------------------------------------------------

                                                           CLASS A
                                         -------------------------------------------
                                                                         PERIOD FROM
                                           YEAR ENDED DECEMBER 31,       JANUARY 18,
                                                                            1995* TO
                                         ----------------------------   DECEMBER 31,
                                                1997++           1996           1995
------------------------------------------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD          $  10.25       $  10.37       $  10.00
                                                ------         ------         ------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Income (1)                       0.47           0.49           0.44
  Net Realized and Unrealized Gain
    (Loss) on Investments                         0.25          (0.12)          0.42
                                                ------         ------         ------
    Total from Investment Operations              0.72           0.37           0.86
                                                ------         ------         ------
DISTRIBUTIONS
  Net Investment Income                          (0.46)         (0.49)         (0.45)
  In Excess of Net Investment Income             (0.00)+            --         (0.00)+
  Net Realized Gain                              (0.00)+            --         (0.04)
  In Excess of Net Realized Gain                 (0.00)+            --            --
                                                ------         ------         ------
    Total Distributions                          (0.46)         (0.49)         (0.49)
                                                ------         ------         ------
NET ASSET VALUE, END OF PERIOD                $  10.51       $  10.25       $  10.37
                                                ------         ------         ------
                                                ------         ------         ------
TOTAL RETURN                                      7.25%          3.67%          8.80%
                                                ------         ------         ------
                                                ------         ------         ------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period (Thousands)          $60,541        $40,227        $45,869
Ratio of Expenses to Average Net Assets
  (1)                                             0.45%          0.45%          0.45%**
Ratio of Net Investment Income to
  Average Net Assets (1)                          4.55%          4.77%          4.61%**
Portfolio Turnover Rate                             80%            45%           180%
---------------
(1) Effect of voluntary expense
   limitation during the period:
     Per share benefit to net
      investment income                          $0.02          $0.03          $0.03
   Ratios before expense limitation:
     Expenses to Average Net Assets               0.68%          0.73%          0.73%**
     Net Investment Income to Average
      Net Assets                                  4.33%          4.50%          4.33%**
------------------------------------------------------------------------------------

                                                                 CLASS B
                                         -------------------------------
                                                             PERIOD FROM
                                                              JANUARY 2,
                                           PERIOD ENDED       1996*** TO
                                            NOVEMBER 5,     DECEMBER 31,
                                                 1997++             1996
------------------------------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD          $   10.24        $   10.37
                                                 ------           ------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Income (2)                        0.08             0.44
  Net Realized and Unrealized Gain on
    Investments                                    0.14            (0.08)
                                                 ------           ------
    Total from Investment Operations               0.22             0.36
                                                 ------           ------
DISTRIBUTIONS
  Net Investment Income                           (0.08)           (0.49)
                                                 ------           ------
    Total Distributions                           (0.08)           (0.49)
                                                 ------           ------
NET ASSET VALUE, END OF PERIOD                $   10.38        $   10.24
                                                 ------           ------
                                                 ------           ------
TOTAL RETURN                                      (0.01)%           3.55%
                                                 ------           ------
                                                 ------           ------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period (Thousands)                $0              $69
Ratio of Expenses to Average Net Assets
  (2)                                              0.70%**           0.70%**
Ratio of Net Investment Income to
  Average Net Assets (2)                           4.43%**           4.56%**
Portfolio Turnover Rate                             N/A               45%
---------------
(2) Effect of voluntary expense
    limitation during the period:
     Per share benefit to net
      investment income                          $0.00+            $0.03
   Ratios before expense limitation:
     Expenses to Average Net Assets                0.93%**           0.98%**
     Net Investment Income to Average
      Net Assets                                   4.19%**           4.28%**

--------------------------------------------------------------------------------

  *  Commencement of operations
 **  Annualized
***  The Portfolio began offering Class B shares on January 2, 1996.
  +  Amount is less than $0.01 per share.
 ++ Per share amounts for the year ended December 31, 1997 and for the period ended November 5, 1997 are based on average shares outstanding. As of November 5, 1997, and for the period from March 19 through October 30, 1997, there were no outstanding Class B shares for the Municipal Bond Portfolio.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS
SELECTED PER SHARE DATA AND RATIOS:
--------------------------------------------------------------------------------
MONEY MARKET PORTFOLIO

--------------------------------------------------------------------------------

                                                       YEAR ENDED DECEMBER 31,
                                         ----------------------------------------------------
                                               1997        1996      1995      1994      1993
---------------------------------------------------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD     $    1.000  $    1.000  $  1.000  $  1.000  $  1.000
                                         ----------  ----------  --------  --------  --------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Income (1)                   0.051       0.049     0.054     0.040     0.027
                                         ----------  ----------  --------  --------  --------
DISTRIBUTIONS
  Net Investment Income                      (0.051)     (0.049)   (0.054)   (0.040)   (0.027)
  In Excess of Net Investment Income             --          --        --        --     0.000+
                                         ----------  ----------  --------  --------  --------
    Total Distributions                      (0.051)     (0.049)   (0.054)   (0.040)   (0.027)
                                         ----------  ----------  --------  --------  --------
NET ASSET VALUE, END OF PERIOD           $    1.000  $    1.000  $  1.000  $  1.000  $  1.000
                                         ----------  ----------  --------  --------  --------
                                         ----------  ----------  --------  --------  --------
TOTAL RETURN                                   5.20%       5.03%     5.51%     3.84%     2.76%
                                         ----------  ----------  --------  --------  --------
                                         ----------  ----------  --------  --------  --------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period (Thousands)    $1,506,210  $1,284,633  $836,693  $690,503  $657,163
Ratio of Expenses to Average Net Assets
  (1)                                          0.49%       0.52%     0.51%     0.49%     0.53%
Ratio of Net Investment Income to
  Average Net Assets (1)                       5.12%       4.92%     5.37%     3.77%     2.71%
---------------
(1) Effect of voluntary expense
   limitation during the period:
     Per share benefit to net
       investment income                        N/A         N/A       N/A       N/A  $  0.000+
   Ratios before expense limitation:
     Expenses to Average Net Assets             N/A         N/A       N/A       N/A      0.54%
     Net Investment Income to Average
       Net Assets                               N/A         N/A       N/A       N/A      2.70%

--------------------------------------------------------------------------------

  +  Amount is less than $0.001 per share.

--------------------------------------------------------------------------------

MUNICIPAL MONEY MARKET PORTFOLIO

--------------------------------------------------------------------------------

                                                     YEAR ENDED DECEMBER 31,
                                         ------------------------------------------------
                                             1997      1996      1995      1994      1993
-----------------------------------------------------------------------------------------
NET ASSET VALUE, BEGINNING OF PERIOD     $  1.000  $  1.000  $  1.000  $  1.000  $  1.000
                                         --------  --------  --------  --------  --------
INCOME FROM INVESTMENT OPERATIONS
  Net Investment Income (1)                 0.031     0.030     0.034     0.020     0.019
                                         --------  --------  --------  --------  --------
DISTRIBUTIONS
  Net Investment Income                    (0.031)   (0.030)   (0.034)   (0.020)   (0.019)
  In Excess of Net Investment Income           --        --        --        --    (0.000)+
                                         --------  --------  --------  --------  --------
    Total Distributions                    (0.031)   (0.030)   (0.034)   (0.020)   (0.019)
                                         --------  --------  --------  --------  --------
NET ASSET VALUE, END OF PERIOD           $  1.000  $  1.000  $  1.000  $  1.000  $  1.000
                                         --------  --------  --------  --------  --------
                                         --------  --------  --------  --------  --------
TOTAL RETURN                                 3.17%     3.02%     3.44%     2.44%     1.91%
                                         --------  --------  --------  --------  --------
                                         --------  --------  --------  --------  --------
RATIOS AND SUPPLEMENTAL DATA:
Net Assets, End of Period (Thousands)    $804,607  $721,410  $451,519  $359,444  $266,524
Ratio of Expenses to Average Net Assets
  (1)                                        0.50%     0.53%     0.52%     0.51%     0.54%
Ratio of Net Investment Income to
  Average Net Assets (1)                     3.14%     2.98%     3.38%     2.42%     1.89%
---------------
(1) Effect of voluntary expense limitation during the
   period:
     Per share benefit to net
       investment income                      N/A       N/A       N/A       N/A  $  0.000+
   Ratios before expense limitation:
     Expenses to Average Net Assets           N/A       N/A       N/A       N/A      0.56%
     Net Investment Income to Average
       Net Assets                             N/A       N/A       N/A       N/A      1.87%

--------------------------------------------------------------------------------

  +  Amount is less than $0.001 per share.

    The accompanying notes are an integral part of the financial statements.

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 1997
--------------------------------------------------------------------------------

Morgan Stanley Institutional Fund, Inc. (the "Fund") is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company. As of December 31, 1997, the Fund was comprised of 29 separate active, diversified and non-diversified portfolios (individually referred to as a "Portfolio", collectively as the "Portfolios"). At December 31, 1997, each Portfolio (with the exception of the International Small Cap, Money Market and Municipal Money Market Portfolios) offers two classes of shares -- Class A and Class B. Both classes of shares have identical voting rights (except shareholders of a Class have exclusive voting rights regarding any matter relating solely to that Class of shares), dividend, liquidation and other rights. The U.S. Equity Plus Portfolio commenced operations on July 31, 1997 and the Asian Real Estate and European Real Estate Portfolios commenced operations on October 1, 1997. Effective February 1998, the Money Market Portfolio began offering Class B shares. Please refer to the manager's reports included elsewhere in this report for a description of each Portfolio's investment objectives.

A. ACCOUNTING POLICIES: The following significant accounting policies are in conformity with generally accepted accounting principles for investment companies. Such policies are consistently followed by the Fund in the preparation of the financial statements. Generally accepted accounting principles may require management to make estimates and assumptions that affect the reported amounts and disclosures in the financial statements. Actual results may differ from those estimates.

1. SECURITY VALUATION: Equity securities listed on a U.S. exchange and equity securities traded on NASDAQ are valued at the latest quoted sales price on the valuation date. Securities listed on a foreign exchange are valued at their closing price. Unlisted securities and listed securities not traded on the valuation date for which market quotations are readily available are valued at the average of the mean between the current bid and asked prices obtained from reputable brokers. Bonds and other fixed income securities may be valued according to the broadest and most representative market. In addition, bonds and other fixed income securities may be valued on the basis of prices provided by a pricing service which are based primarily on institutional size trading in similar groups of securities. The prices provided by a pricing service are determined without regard to bid or last sale prices, but take into account institutional size trading in similar groups of securities and any developments related to the specific securities. Debt securities purchased with remaining maturities of 60 days or less are valued at amortized cost, if it approximates market value. Securities owned by the Money Market and Municipal Money Market Portfolios are stated at amortized cost which approximates market value. All other securities and assets for which market values are not readily available, including restricted securities, are valued at fair value as determined in good faith by the Board of Directors, although the actual calculations may be done by others.

2. INCOME TAXES: It is each Portfolio's intention to qualify as a regulated investment company and distribute all of its taxable and tax-exempt income. Accordingly, no provision for Federal income taxes is required in the financial statements.

A Portfolio may be subject to taxes imposed by countries in which it invests. Such taxes are generally based on income and/or capital gains earned or repatriated. Taxes are accrued and applied to net investment income, net realized gains and net unrealized appreciation as income and/or capital gains are earned. Taxes may also be based on the movement of foreign currency and are accrued based on the value of investments denominated in such currency.

3. REPURCHASE AGREEMENTS: The Portfolios may enter into repurchase agreements under which a Portfolio lends excess cash and takes possession of securities with an agreement that the counterparty will repurchase such securities. In connection with transactions in repurchase agreements, a bank as custodian for the Fund takes possession of the underlying securities which are held as collateral, with a market value at least equal to the amount of the repurchase transaction, including principal and accrued interest. To the extent that any repurchase transaction exceeds one business day, the value of the collateral is marked-to-market on a daily basis to determine the adequacy of the collateral. In the event of default on the obligation to repurchase, the Fund has the right to liquidate the collateral and apply the proceeds in satisfaction of the obligation. In the event of default or bankruptcy by the counterparty to the agreement, realization and/ or retention of the collateral or proceeds may be subject to legal proceedings.

4. REVERSE REPURCHASE AGREEMENTS: The Emerging Markets Debt Portfolio may enter into reverse repurchase agreements with institutions that the Portfolio's

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS (CONT.)
DECEMBER 31, 1997
--------------------------------------------------------------------------------
investment adviser has determined are creditworthy. Under a reverse repurchase agreement, the Portfolio receives cash from the sale of securities and agrees to repurchase the securities at a mutually agreed upon date and price. Reverse repurchase agreements involve market risk that the value of the securities purchased with the proceeds from the sale of securities received by the Portfolio may decline below the price of the securities the Portfolio is obligated to repurchase. The Portfolio is also subject to credit risk equal to the amount by which the value of securities subject to repurchase exceeds the Portfolio's liability under the reverse repurchase agreement. Securities subject to repurchase under reverse repurchase agreements are designated as such in the Statements of Net Assets.

At December 31, 1997, the Emerging Markets Debt Portfolio had reverse repurchase agreements outstanding as follows:

                                                MATURITY IN
                                                  30 TO 90
                                                    DAYS
                                                ------------
Value of securities subject to repurchase.....   $32,182,906
                                                ------------
Liability for Reverse Repurchase Agreement....   29,740,000
Weighted Average Interest Rate................        6.50%
                                                ------------

For the Emerging Markets Debt Portfolio, the average weekly balance of reverse repurchase agreements outstanding during the year ended December 31, 1997 was approximately $9,397,000, at a weighted average interest rate of 5.357%.

5. FOREIGN CURRENCY TRANSLATION AND FOREIGN INVESTMENTS: The books and records of the Fund are maintained in U.S. dollars. Foreign currency amounts are translated into U.S. dollars at the mean of the bid and asked prices of such currencies against U.S. dollars last quoted by a major bank as follows:

    - investments, other assets and liabilities at the prevailing rates of exchange on the valuation date;

    - investment transactions and investment income at the prevailing rates of exchange on the dates of such transactions.

Although the net assets of the Fund are presented at the foreign exchange rates and market values at the close of the period, the Fund does not isolate that portion of the results of operations arising as a result of changes in the foreign exchange rates from the fluctuations arising from changes in the market prices of the securities held at period end. Similarly, the Fund does not isolate the effect of changes in foreign exchange rates from the fluctuations arising from changes in the market prices of securities sold during the period. Accordingly, realized and unrealized foreign currency gains (losses) are included in the reported net realized and unrealized gains (losses) on investment transactions and balances. However, pursuant to U.S. Federal income tax regulations, gains and losses from certain foreign currency transactions and the foreign currency portion of gains and losses realized on sales and maturities of foreign denominated debt securities are treated as ordinary income for U.S. Federal income tax purposes.

Net realized gains (losses) on foreign currency transactions represent net foreign exchange gains (losses) from foreign currency exchange contracts, disposition of foreign currencies, currency gains or losses realized between the trade and settlement dates on securities transactions, and the difference between the amount of investment income and foreign withholding taxes recorded on the Fund's books and the U.S. dollar equivalent amounts actually received or paid. Net unrealized currency gains (losses) from valuing foreign currency denominated assets and liabilities at period end exchange rates are reflected as a component of unrealized appreciation (depreciation) on the Statement of Net Assets. The change in net unrealized currency gains (losses) for the period is reflected on the Statement of Operations.

Foreign security and currency transactions may involve certain considerations and risks not typically associated with those of U.S. dollar denominated transactions as a result of, among other factors, the possibility of lower levels of governmental supervision and regulation of foreign securities markets and the possibility of political or economic instability.

Prior governmental approval for foreign investments may be required under certain circumstances in some countries, and the extent of foreign investments in domestic companies may be subject to limitation in other countries. Foreign ownership limitations also may be imposed by the charters of individual companies to prevent, among other concerns, violation of foreign investment limitations. As a result, an additional class of shares (identified as "Foreign" in the Statement of Net Assets) may be created and offered for investment. The "local" and "foreign" shares' market values may differ. In the absence of trading of the foreign shares in such markets, the Portfolios value the foreign shares at the closing exchange price of the local shares. Such securities are identified as fair valued in the Statements of Net Assets.

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS (CONT.)
DECEMBER 31, 1997
--------------------------------------------------------------------------------

6. FOREIGN CURRENCY EXCHANGE CONTRACTS: Certain Portfolios may enter into foreign currency exchange contracts generally to attempt to protect securities and related receivables and payables against changes in future foreign currency exchange rates and, in certain situations, to gain exposure to foreign currencies. A foreign currency exchange contract is an agreement between two parties to buy or sell currency at a set price on a future date. The market value of the contract will fluctuate with changes in currency exchange rates. The contract is marked-to-market daily and the change in market value is recorded by the Portfolios as unrealized gain or loss. The Portfolios record realized gains or losses when the contract is closed equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed. Risk may arise upon entering into these contracts from the potential inability of counterparties to meet the terms of their contracts and is generally limited to the amount of the unrealized gain on the contracts, if any, at the date of default. Risks may also arise from unanticipated movements in the value of a foreign currency relative to the U.S. dollar.

7. FORWARD COMMITMENTS AND WHEN-ISSUED/DELAYED DELIVERY SECURITIES: Each Portfolio may make forward commitments to purchase or sell securities. Payment and delivery for securities which have been purchased or sold on a forward commitment basis can take place a month or more (not to exceed 120 days) after the date of the transaction. Additionally, certain Portfolios may purchase securities on a when-issued or delayed delivery basis. Securities purchased on a when-issued or delayed delivery basis are purchased for delivery beyond the normal settlement date at a stated price and yield, and no income accrues to the Portfolio on such securities prior to delivery. When the Portfolio enters into a purchase transaction on a when-issued or delayed delivery basis, it establishes either a segregated account in which it maintains liquid assets in an amount at least equal in value to the Portfolio's commitments to purchase such securities or designates such assets as segregated on the custodians records for the Portfolio's regular custody account. Purchasing securities on a forward commitment or when-issued or delayed-delivery basis may involve a risk that the market price at the time of delivery may be lower than the agreed upon purchase price, in which case there could be an unrealized loss at the time of delivery.

8. LOAN AGREEMENTS: Certain Portfolios may invest in fixed and floating rate loans ("Loans") arranged through private negotiations between an issuer of sovereign debt obligations and one or more financial institutions ("Lenders") deemed to be creditworthy by the investment adviser. A Portfolio's investments in Loans may be in the form of participations in Loans ("Participations") or assignments of all or a portion of Loans ("Assignments") from third parties. A Portfolio's investment in Participations typically results in the Portfolio having a contractual relationship with only the Lender and not with the borrower. The Portfolios have the right to receive payments of principal, interest and any fees to which it is entitled only upon receipt by the Lender of the payments from the borrower. The Portfolios generally have no right to enforce compliance by the borrower with the terms of the loan agreement. As a result, the Portfolio may be subject to the credit risk of both the borrower and the Lender that is selling the Participation. When a Portfolio purchases Assignments from Lenders, it typically acquires direct rights against the borrower on the Loan. Because Assignments are arranged through private negotiations between potential assignees and potential assignors, the rights and obligations acquired by the Portfolio as the purchaser of an Assignment may differ from, and be more limited than, those held by the assigning Lender.

9. SHORT SALES: Certain Portfolios may sell securities short. A short sale is a transaction in which the Portfolios sell securities it may or may not own, but has borrowed, in anticipation of a decline in the market price of the securities. The Portfolios are obligated to replace the borrowed securities at the market price at the time of replacement. The Portfolio may have to pay a premium to borrow the securities as well as pay any dividends or interest payable on the securities until they are replaced. A Portfolio's obligation to replace the securities borrowed in connection with a short sale will generally be secured by collateral deposited with the broker that consists of cash, U.S. government securities or other liquid, high grade debt obligations. In addition, the Portfolios will either designate on the custodians records in its regular custody account or place in a segregated account with its Custodian an amount of cash, U.S. government securities or other liquid high grade debt obligations equal to the difference, if any, between (1) the market value of the securities sold at the time they were sold short and (2) any cash, U.S. government securities or other liquid high grade debt obligations deposited as

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS (CONT.)
DECEMBER 31, 1997
--------------------------------------------------------------------------------
collateral with the broker in connection with the short sale. Short sales by the Portfolios involve certain risks and special considerations. Possible losses from short sales differ from losses that could be incurred from a purchase of a security, because losses from short sales may be unlimited, whereas losses from purchases cannot exceed the total amount invested.

10. PURCHASED AND WRITTEN OPTIONS: Certain Portfolios may write covered call and put options on their portfolio securities and other financial instruments. Premiums are received and are recorded as liabilities. The liabilities are subsequently adjusted to reflect the current value of the options written. Premiums received from writing options which expire are treated as realized gains. Premiums received from writing options which are exercised or are closed are added to or offset against the proceeds or amount paid on the transaction to determine the net realized gain or loss. By writing a covered call option, a Portfolio, in exchange for the premium, foregoes the opportunity for capital appreciation above the exercise price should the market price of the underlying security increase. By writing a covered put option, a Portfolio, in exchange for the premium, accepts the risk of a decline in the market value of the underlying security below the exercise price.

Certain Portfolios may purchase call and put options on their portfolio securities or other financial instruments. Each Portfolio may purchase call options to protect against an increase in the price of the security or financial instrument it anticipates purchasing. Each Portfolio may purchase put options on securities which it holds or other financial instrument to protect against a decline in the value of the security or financial instrument or to close out covered written put positions. Risks may arise from an imperfect correlation between the change in market value of the securities held by the Portfolio and the prices of options relating to the securities purchased or sold by the Portfolio and from the possible lack of a liquid secondary market for an option. The maximum exposure to loss for any purchased option is limited to the premium initially paid for the option.

11. SECURITY LENDING: Certain Portfolios may lend investment securities to certain qualified institutional investors who borrow securities in order to complete certain transactions. By lending investment securities, a Portfolio attempts to increase its net investment income through the receipt of interest on the loan. Any gain or loss in the market price of the securities loaned that might occur and any interest earned or dividends declared during the term of the loan would be for the account of the Portfolio. Risks of delay in recovery of the securities or even loss of rights in the collateral may occur should the borrower of the securities fail financially. Risks may also arise to the extent that the value of the securities loaned increases above the value of the collateral received.

Portfolios that lend securities receive cash as collateral in an amount equal to or exceeding 100% of the current market value of the loaned securities. Any cash received as collateral is invested in U.S. Government securities or interest bearing repurchase agreements with approved counterparties. A portion of the interest received on the repurchase agreements is retained by the Portfolio and the remainder is rebated to the borrower of the securities. The net amount of interest earned, after the interest rebate, is included in the Statement of Operations as interest income. The value of loaned securities and related collateral outstanding at December 31, 1997 are as follows:

                                  VALUE OF LOANED   VALUE OF
                                    SECURITIES     COLLATERAL
PORTFOLIO                              (000)          (000)
--------------------------------  ---------------  -----------
Active Country Allocation.......     $  19,321      $  20,612
Asian Equity....................         6,157          7,197
International Equity............       297,284        313,615

Morgan Stanley Trust Company, an affiliate of the investment adviser, administers the security lending program and has earned fees for its services totaling approximately $100,000, $243,000 and $828,000 for the Active Country Allocation, Asian Equity and International Equity Portfolios, respectively, for the year ended December 31, 1997.

12. STRUCTURED SECURITIES: The Emerging Markets Debt Portfolio may invest in interests in entities organized and operated solely for the purpose of restructuring the investment characteristics of sovereign debt obligations. This type of restructuring involves the deposit with or purchase by an entity of specified instruments and the issuance by that entity of one or more classes of securities ("Structured Securities") backed by, or representing interests in, the underlying instruments. Structured Securities generally will expose the Portfolio to credit risks of the underlying instruments as well as of the issuer of the structured security. Structured securities are typically sold in private placement transactions with no active trading market. Investments in Structured Securities may be more volatile than their underlying instruments, however, any loss is limited to the amount of the original investment.

--------------------------------------------------------------------------------

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--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS (CONT.)
DECEMBER 31, 1997
--------------------------------------------------------------------------------

13. FUTURES: Certain Portfolios may purchase and sell futures contracts. Futures contracts provide for the sale by one party and purchase by another party of a specified amount of a specified security, index, instrument or basket of instruments. Futures contracts (secured by cash or government securities deposited with brokers or custodians as "initial margin") are valued based upon their quoted daily settlement prices; changes in initial settlement value (represented by cash paid to or received from brokers as "variation margin") are accounted for as unrealized appreciation (depreciation). When futures contracts are closed, the difference between the opening value at the date of purchase and the value at closing is recorded as realized gains or losses in the Statement of Operations.

Certain Portfolios may use futures contracts in order to manage its exposure to the stock and bond markets, to hedge against unfavorable changes in the value of securities or to remain fully invested and to reduce transaction costs. Futures contracts involve market risk in excess of the amounts recognized in the Statement of Net Assets. Risks arise from the possible movements in security values underlying these instruments. The change in value of futures contracts primarily corresponds with the value of their underlying instruments, which may not correlate with the change in value of the hedged investments. In addition, there is the risk that a Portfolio may not be able to enter into a closing transaction because of an illiquid secondary market.

14. SWAP AGREEMENTS: Certain Portfolios may enter into swap agreements to exchange one return or cash flow for another return or cash flow in order to hedge against unfavorable changes in the value of securities or to remain fully invested and to reduce transaction costs. The following summarizes swaps which may be entered into by the Portfolios:

INTEREST RATE SWAPS: Interest rate swaps involve the exchange of commitments to pay and receive interest based on a notional principal amount. Net periodic interest payments to be received or paid are accrued daily and are recorded in the Statement of Operations as an adjustment to interest income. Interest rate swaps are marked-to-market daily based upon quotations from market makers and the change, if any, is recorded as unrealized appreciation or depreciation in the Statement of Operations.

TOTAL RETURN SWAPS: Total return swaps involve commitments to pay interest in exchange for a market-linked return based on a notional amount. To the extent the total return of the security or index underlying the transaction exceeds or falls short of the offsetting interest obligation, the Portfolio will receive a payment from or make a payment to the counterparty, respectively. Total return swaps are marked-to-market daily based upon quotations from market makers and the change, if any, is recorded as unrealized gains or losses in the Statement of Operations. Periodic payments received or made at the end of each measurement period, but prior to termination, are recorded as realized gains or losses in the Statement of Operations.

Realized gains or losses on maturity or termination of interest rate and total return swaps are presented in the Statement of Operations. Because there is no organized market for these swap agreements, the value reported in the Statement of Net Assets may differ from that which would be realized in the event the Portfolio terminated its position in the agreement. Risks may arise upon entering into these agreements from the potential inability of the counterparties to meet the terms of the agreements and are generally limited to the amount of net interest payments to be received and/or favorable movements in the value of the underlying security, if any, at the date of default.

15. OTHER: Security transactions are accounted for on the date the securities are purchased or sold. Realized gains and losses on the sale of investment securities are determined on the identified cost basis. Dividend income is recorded on the ex-dividend date (except for certain foreign dividends which may be recorded as soon as the Fund is informed of such dividends) net of applicable withholding taxes where recovery of such taxes is not reasonably assured. Interest income is recognized on the accrual basis except where collection is in doubt. Discounts and premiums on securities purchased (other than mortgage-backed securities) are amortized according to the effective yield method over their respective lives. Most expenses of the Fund can be directly attributed to a particular Portfolio. Expenses which cannot be directly attributed are apportioned among the Portfolios based upon relative net assets. Income, expenses (other than class specific expenses) and realized and unrealized gains or losses are allocated to each class of shares based upon their relative net assets. Dividends to the shareholders of the Money Market and the Municipal Money

--------------------------------------------------------------------------------

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--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS (CONT.)
DECEMBER 31, 1997
--------------------------------------------------------------------------------
Market Portfolios are accrued daily and are distributed on or about the 15th of each month. Distributions for the remaining Portfolios are recorded on the ex-distribution date.

The U.S. Real Estate Portfolio owns shares of real estate investment trusts ("REITs") which report information on the source of their distributions annually. A portion of distributions received from REITs during the year is estimated to be a return of capital and is recorded as a reduction of their cost.

The amount and character of income and capital gain distributions to be paid by the Fund are determined in accordance with Federal income tax regulations which may differ from generally accepted accounting principles. These differences are primarily due to differing book and tax treatments for the character and timing of the recognition of gains or losses on securities and forward foreign currency exchange contracts, the timing of the deductibility of certain foreign taxes and dividends received from real estate investment trusts.

Permanent book and tax basis differences relating to shareholder distributions may result in reclassifications among undistributed net investment income
(loss), accumulated net realized gain (loss) and paid in capital.

Permanent book and tax differences, if any, are not included in ending undistributed (distributions in excess of) net investment income/accumulated net investment loss for the purpose of calculating net investment income (loss) per share in the Financial Highlights.

A transaction fee of one percent is charged on subscriptions and redemptions of capital shares of the International Small Cap Portfolio and are included in paid in capital.

Settlement and registration of foreign securities transactions may be subject to significant risks not normally associated with investments in the United States. In certain markets, including Russia, ownership of shares is defined according to entries in the issuer's share register. In Russia, there currently exists no central registration system and the share registrars may not be subject to effective state supervision. It is possible that a Portfolio could lose its share registration through fraud, negligence or even mere oversight. In addition, shares being delivered for sales and cash being paid for purchases may be delivered before the exchange is complete. This may subject the Portfolio to further risk of loss in the event of a failure to complete the transaction by the counterparty.

B. ADVISER: Morgan Stanley Asset Management Inc. (the "Adviser" or "MSAM"), a wholly-owned subsidiary of Morgan Stanley, Dean Witter, Discover & Co., provides the Fund with investment advisory services under the terms of an Investment Advisory and Management Agreement (the "Agreement") at the annual rates of average daily net assets indicated below. MSAM has agreed to reduce fees payable to it and to reimburse the Portfolios, if necessary, if the annual operating expenses, as defined, expressed as a percentage of average daily net assets, exceed the maximum ratios indicated as follows:

                                                        MAXIMUM
                                                     EXPENSE RATIO
                                               --------------------------
PORTFOLIO                        ADVISORY FEE    CLASS A       CLASS B
-------------------------------  ------------  ------------  ------------
Active Country Allocation......        0.65%         0.80%         1.05%
Asian Equity...................        0.80          1.00          1.25
Asian Real Estate..............        0.80          1.00          1.25
Emerging Markets...............        1.25          1.75          2.00
European Equity................        0.80          1.00          1.25
European Real Estate...........        0.80          1.00          1.25
Global Equity..................        0.80          1.00          1.25
Gold...........................        1.00          1.25          1.50
International Equity...........        0.80          1.00          1.25
International Magnum...........        0.80          1.00          1.25
International Small Cap........        0.95          1.15           N/A
Japanese Equity................        0.80          1.00          1.25
Latin American.................        1.10          1.70          1.95
Aggressive Equity..............        0.80          1.00          1.25
Emerging Growth................        1.00          1.25          1.50
Equity Growth..................        0.60          0.80          1.05
Small Cap Value Equity.........        0.85          1.00          1.25
Technology.....................        1.00          1.25          1.50
U.S. Equity Plus...............        0.45          0.80          1.05
U.S. Real Estate...............        0.80          1.00          1.25
Value Equity...................        0.50          0.70          0.95
Balanced.......................        0.50          0.70          0.95
Emerging Markets Debt..........        1.00          1.75          2.00
Fixed Income...................        0.35          0.45          0.60
Global Fixed Income............        0.40          0.50          0.65
High Yield.....................        0.375         0.695         0.945
Municipal Bond.................        0.35          0.45          0.70
Money Market...................        0.30          0.55           N/A
Municipal Money Market.........        0.30          0.57           N/A

Sun Valley Gold Company is the sub-adviser ("Sub-Adviser") of the Gold Portfolio. The Sub-Adviser is entitled to receive an annual sub-advisory fee in an amount equal to 0.40% of the average daily net assets of the Gold Portfolio. The Sub-Adviser has agreed to a proportionate reduction in its fees if the Adviser is required to waive its fees or to reimburse the Gold Portfolio.

C. ADMINISTRATOR: MSAM also provides the Fund with administrative services pursuant to an administrative agreement for a monthly fee which on an annual

--------------------------------------------------------------------------------

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        Institutional Fund, Inc.
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS (CONT.)
DECEMBER 31, 1997
--------------------------------------------------------------------------------
basis equals 0.15% of the average daily net assets of each Portfolio, plus reimbursement of out-of-pocket expenses. Under an agreement between MSAM and The Chase Manhattan Bank ("Chase"), through its affiliate Chase Global Funds Services Company ("CGFSC"), Chase provides certain administrative services to the Fund. For such services, MSAM pays Chase a portion of the fee MSAM receives from the Fund. Certain employees of CGFSC are officers of the Fund. In addition, the Fund incurs local administration fees in connection with doing business with certain emerging market countries.

D. DISTRIBUTOR: Morgan Stanley & Co., Incorporated (the "Distributor"), a wholly-owned subsidiary of Morgan Stanley, Dean Witter, Discover & Co., and an affiliate of MSAM, serves as the distributor of the Fund and provides Class B shareholders of the applicable Portfolios with distribution services pursuant to a Distribution Plan (the "Plan") in accordance with Rule 12b-1 under the Investment Company Act of 1940. Under the Plan, the Distributor is entitled to receive from each applicable Portfolio, a distribution fee, which is accrued daily and paid quarterly, at an annual rate of 0.25% of the Class B shares' average daily net assets. The Distributor may voluntarily waive from time to time all or any portion of its distribution fee. The Distributor has agreed to reduce its fees to 0.15% of the Class B shares' average daily net assets for the Fixed Income and Global Fixed Income Portfolios.

E. CUSTODIAN: Morgan Stanley Trust Company ("MSTC"), a wholly-owned subsidiary of Morgan Stanley, Dean Witter, Discover & Co., acts as custodian for the Fund's assets held outside the United States in accordance with a custodian agreement. Custodian fees are computed and payable monthly based on assets held, investment purchases and sales activity, an account maintenance fee, plus reimbursement for certain out-of-pocket expenses.

For the year ended December 31, 1997, the following Portfolios incurred custody fees and had amounts payable to MSTC at December 31, 1997:

                                    MSTC             CUSTODY
                                CUSTODY FEES     FEES PAYABLE TO
                                  INCURRED            MSTC
                                    (000)             (000)
                               ---------------  -----------------
Active Country Allocation....     $     269         $      40
Asian Equity.................           434                69
Asian Real Estate............            12                 4
Emerging Markets.............         4,223               701
European Equity..............           132                23
European Real Estate.........            13                 4
Global Equity................            41                 7
Gold.........................             8                 1
International Equity.........           829               126
International Magnum.........           147                25
International Small Cap......           136                24
Japanese Equity..............            33                 6
Latin American...............           190                38
Emerging Markets Debt........           108                77
Global Fixed.................            28                 7

In addition, for the year ended December 31, 1997, the following Portfolios have earned interest income and incurred interest expense on balances with MSTC as follows:

                              INTEREST INCOME     INTEREST EXPENSE
                                   (000)                (000)
                            -------------------  -------------------
Active Country............       $       2            $       3
Asian Equity..............               6                   49
Asian Real Estate.........              --                    1
Emerging Markets..........              12                  100
European Equity...........               1                    3
Global Equity.............              --                    1
Gold......................               1                   --
International Equity......               1                   23
International Small Cap...              --                    2
Japanese Equity...........              --                    3
Latin American............               2                   15
Emerging Markets Debt.....              28                   45
Global Fixed Income.......               1                    1

F. DIRECTOR'S FEES: The Fund and other funds managed by MSAM (the "Fund Complex") pays each director, who is not an officer or affiliated person, an aggregate annual fee of $65,000, plus out-of-pocket expenses. Such fees are allocated among the funds in the Fund Complex in proportion of their respective average net assets.

Each Director of the Fund who is not an officer of the Fund or an affiliated person as defined under the Investment Company Act of 1940, as amended, may elect to participate in the Directors' Deferred Compensation Plan (the "Compensation Plan"). Under the Compensation Plan, such Directors may elect to defer payment of a percentage of their total fees earned as

--------------------------------------------------------------------------------

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--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS (CONT.)
DECEMBER 31, 1997
--------------------------------------------------------------------------------
a Director of the Fund. These deferred portions are treated, based on an election by the Director, as if they were either invested in the Fund's shares or invested in U.S. Treasury Bills, as defined under the Compensation Plan. The deferred fees payable, under the Compensation Plan, at December 31, 1997 totaled $341,000 and are included in Directors' Fees and Expenses Payable on the Statement of Net Assets.

G. PURCHASES AND SALES: During the year ended December 31, 1997, purchases and sales of investment securities, other than long-term U.S. Government securities and short-term investments, were:

                                      PURCHASES    SALES
PORTFOLIO                               (000)      (000)
------------------------------------  ---------  ---------
Active Country Allocation...........  $  72,434  $ 130,797
Asian Equity........................    282,494    456,231
Asian Real Estate...................      3,600        654
Emerging Markets....................  1,596,417  1,416,459
European Equity.....................    129,494     96,835
European Real Estate................     21,435      5,289
Global Equity.......................     38,473     28,024
Gold................................     16,142     22,267
International Equity................  1,128,971    797,313
International Magnum................    124,939     56,934
International Small Cap.............    101,765     93,605
Japanese Equity.....................     56,342    110,909
Latin American......................    213,690    186,620
Aggressive Equity...................    464,678    415,008
Emerging Growth.....................    134,961    148,821
Equity Growth.......................  1,018,180    869,269
Small Cap Value Equity..............     66,767     59,716
Technology..........................    136,400    110,293
U.S. Equity Plus....................     22,231      2,427
U.S. Real Estate....................    489,771    388,571
Value Equity........................     36,138     80,487
Balanced............................      1,024      3,089
Emerging Markets Debt...............    706,169    745,241
Fixed Income........................     59,314     65,934
Global Fixed Income.................     59,600     80,289
High Yield..........................    120,565    117,084
Municipal Bond......................     61,248     41,429

Purchases and sales during the year ended December 31, 1997 of long-term U.S. Government securities occurred in the Balanced, Emerging Markets Debt, Fixed Income and Global Fixed Income Portfolios only and totaled:

                                         PURCHASES     SALES
PORTFOLIO                                  (000)       (000)
--------------------------------------  -----------  ---------
Balanced..............................   $     482   $   1,874
Emerging Markets Debt.................       9,900       9,944
Fixed Income..........................     193,292     149,475
Global Fixed Income...................      35,903      33,317

During the year ended December 31, 1997, the following Portfolios paid brokerage commissions to Morgan Stanley & Co., Incorporated and Dean Witter Reynolds, Inc., affiliated broker/dealers, of approximately:

                                   BROKERAGE COMMISSION
                                          (000)
                        ------------------------------------------
                            MORGAN STANLEY          DEAN WITTER
PORTFOLIO                        & CO.            REYNOLDS, INC.
----------------------  -----------------------  -----------------
Asian Equity..........         $     269             $      --
Asian Real Estate.....                 2                    --
Emerging Markets......               514                    --
European Equity.......                 1                    --
European Real
 Estate...............                 1                    --
Global Equity.........                 8                    --
International
 Equity...............                34                    --
International
 Magnum...............                 4                    --
International Small
 Cap..................                 4                    --
Japanese Equity.......               134                    --
Latin American........                49                    --
Equity Growth.........                --                     2
U.S. Real Estate......                47                     5

H. OTHER: At December 31, 1997, cost, unrealized appreciation, unrealized depreciation, and net unrealized appreciation (depreciation) for U.S. Federal income tax purposes of the investments of each Portfolio were:

                                                             NET APPREC.
                              COST      APPREC.    DEPREC.    (DEPREC.)
PORTFOLIO                     (000)      (000)      (000)       (000)
--------------------------  ---------  ---------  ---------  -----------
Active Country
 Allocation...............  $ 128,229  $  20,499  $ (13,581)  $   6,918
Asian Equity..............    108,383      3,096    (31,831)    (28,735)
Asian Real Estate.........      2,822         18       (516)       (498)
Emerging Markets..........  1,629,382    235,979   (385,186)   (149,207)
European Equity...........    200,392     40,359     (5,744)     34,615
European Real Estate......     15,839        107       (798)       (691)
Global Equity.............     85,991     31,806     (5,267)     26,539
International Equity......  2,303,262    604,313   (129,807)    474,506
International Magnum......    184,421     16,920    (15,591)      1,329
International Small Cap...    233,446     30,130    (36,066)     (5,936)
Japanese Equity...........     99,820      3,131    (25,012)    (21,881)
Latin American............     82,649      6,117     (5,757)        360
Aggressive Equity.........    165,630     11,002     (3,292)      7,710
Emerging Growth...........     52,560      9,234     (2,329)      6,905
Equity Growth.............    536,135     80,445     (4,713)     75,732
Small Cap Value Equity....     39,185      5,904     (1,756)      4,148
Technology................     32,583      1,400     (2,064)       (664)
U.S. Equity Plus..........     19,912      1,393       (837)        556
U.S. Real Estate..........    336,371     49,516     (1,727)     47,789
Value Equity..............     67,910     21,412     (1,072)     20,340
Balanced..................      4,475        789        (29)        760
Emerging Markets Debt.....    175,333      1,553     (9,023)     (7,470)
Fixed Income..............    180,962      3,744       (180)      3,564
Global Fixed Income.......     83,863      1,696     (2,808)     (1,112)
High Yield................    120,550      5,505     (1,146)      4,359
Municipal Bond............     57,625      2,423         --       2,423
Money Market..............  1,504,260         --         --          --
Municipal Money Market....    802,105         --         --          --

--------------------------------------------------------------------------------

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        Institutional Fund, Inc.
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS (CONT.)
DECEMBER 31, 1997
--------------------------------------------------------------------------------

During the year ended December 31, 1997, the Emerging Markets Portfolio owned shares of affiliated funds for which the Portfolio earned dividend income of approximately $790,000.

At December 31, 1997, the following Portfolios had available capital loss carryforwards to offset future net capital gains, to the extent provided by regulations, through the indicated expiration dates:

                                        EXPIRATION DATE
                                          DECEMBER 31,
                                             (000)
                           ------------------------------------------
PORTFOLIO                    2002       2003       2004       2005       TOTAL
-------------------------  ---------  ---------  ---------  ---------  ---------
Asian Equity.............  $      --  $      --  $      --  $  37,963  $  37,963
European Real Estate.....         --         --         --         40         40
Gold.....................         --         --         --      8,248      8,248
Japanese Equity..........         --      1,668         --     11,325     12,993
Fixed Income.............      2,946         --         --         --      2,946
Global Fixed Income......      2,210      1,780         --         --      3,990
Money Market.............         --         --        411         --        411
Municipal Money Market...         --         --         22         --         22

During the year ended December 31, 1997, the Emerging Markets, Technology, Fixed Income, Global Fixed Income, High Yield, Municipal Bond, Money Market and Municipal Money Market Portfolios utilized capital loss carryforwards for U.S. Federal income tax purposes of approximately $11,112,000, $4,000, $2,586,000, $510,000, $3,604,000, $6,000, $71,000 and $9,000, respectively.

To the extent that capital loss carryovers are used to offset any future capital gains realized during the carryover period as provided by U.S. Federal income tax regulations, no capital gains tax liability will be incurred by a Portfolio for gains realized and not distributed. To the extent that capital gains are offset, such gains will not be distributed to the shareholders.

Net capital and net currency losses incurred after October 31 and within the taxable year are deemed to arise on the first day of the Portfolio's next taxable year. For the period from November 1, 1997 to December 31, 1997 certain Portfolios incurred and elected to defer until January 1, 1998 for U.S. Federal income tax purposes net capital and net currency losses of approximately:

                                            CAPITAL    CURRENCY
                                            LOSSES      LOSSES
PORTFOLIO                                    (000)       (000)
-----------------------------------------  ---------  -----------
Active Country Allocation................  $   3,209   $      --
Asian Equity.............................     32,015         451
Asian Real Estate........................        124          25
Emerging Markets.........................     41,323       2,054
European Equity..........................         --          64
European Real Estate.....................        281          --
Gold.....................................     18,195          24
International Magnum.....................        211          --
Japanese Equity..........................     16,223          --
Latin American...........................         --          31
Technology...............................      1,716          --
Emerging Markets Debt....................      2,193          --
Municipal Bond...........................          1          --

During the year ended December 31, 1997, the following Portfolio wrote covered call options as follows:

COVERED CALL OPTIONS:

                                         FACE AMOUNT     PREMIUM
EMERGING MARKETS DEBT PORTFOLIO             (000)         (000)
--------------------------------------  -------------  -----------
Options outstanding at December 31,
 1996.................................    $      --     $      --
Options written during the period.....          424         1,037
Options closed during the period......         (353)         (909)
Options exercised during the period...          (71)         (128)
                                             ------    -----------
Options outstanding at December 31,
 1997.................................    $      --     $      --
                                             ------    -----------
                                             ------    -----------

At December 31, 1997, the net assets of certain Portfolios were substantially comprised of foreign denominated securities and currency. Changes in currency exchange rates will affect the U.S. dollar value of and investment income from such securities.

--------------------------------------------------------------------------------

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        Institutional Fund, Inc.
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS (CONT.)
DECEMBER 31, 1997
--------------------------------------------------------------------------------

Assets and liabilities, including Portfolio securities and foreign currency holdings were translated at the following exchange rates as of December 31, 1997:

Argentine Peso......................       0.99981      =          $1.00
Australian Dollar...................       1.53504      =          $1.00
Austrian Shilling...................      12.63150      =          $1.00
Belgian Franc.......................      37.05100      =          $1.00
Brazilian Real......................       1.11605      =          $1.00
British Pound.......................       0.60853      =          $1.00
Canadian Dollar.....................       1.42945      =          $1.00
Colombian Peso......................   1,296.65000      =          $1.00
Danish Krone........................       6.85190      =          $1.00
Egyptian Pound......................       3.40250      =          $1.00
Finnish Markka......................       5.45095      =          $1.00
French Franc........................       6.01850      =          $1.00
German Mark.........................       1.79895      =          $1.00
Hong Kong Dollar....................       7.74900      =          $1.00
Hungarian Forint....................     203.95500      =          $1.00
Indian Rupee........................      39.20000      =          $1.00
Indonesian Rupiah...................   5,500.00000      =          $1.00
Irish Punt..........................       0.70284      =          $1.00
Israeli Shekels.....................       3.53715      =          $1.00
Italian Lira........................   1,769.00000      =          $1.00
Japanese Yen........................     130.47500      =          $1.00
Malaysian Ringgit...................       3.88950      =          $1.00
Mexican Peso........................       8.06000      =          $1.00
Morrocan Dhiram.....................       9.74750      =          $1.00
Netherlands Guilder.................       2.02765      =          $1.00
New Zealand Dollar..................       1.72221      =          $1.00
Norwegian Krone.....................       7.38580      =          $1.00
Pakistani Rupees....................      44.00600      =          $1.00
Peruvian New Sole...................       2.72550      =          $1.00
Philippine Peso.....................      40.50000      =          $1.00
Poland Zloty........................       3.52500      =          $1.00
Portuguese Escudo...................     184.05000      =          $1.00
Singapore Dollar....................       1.68150      =          $1.00
South African Rand..................       4.86650      =          $1.00
South Korean Won....................   1,695.00000      =          $1.00
Spanish Peseta......................     152.35000      =          $1.00
Sri Lankan Rupee....................      61.75000      =          $1.00
Swedish Krona.......................       7.93990      =          $1.00
Swiss Franc.........................       1.46050      =          $1.00
Taiwan Dollar.......................      32.62500      =          $1.00
Thai Baht...........................      48.15000      =          $1.00
Turkish Lira........................  207,250.00000     =          $1.00
Venezuelan Bolivar..................     504.30000      =          $1.00
Zimbabwe Dollar.....................      18.37500      =          $1.00

From time to time, certain Portfolios of the Fund have shareholders that hold a significant portion of a Portfolio's outstanding shares. Investment activities of these shareholders could have a material impact on those Portfolios.

I. SUBSEQUENT EVENT: On January 9, 1998, the Fund filed a Proxy Statement/Prospectus with the Securities and Exchange Commission for the purpose of presenting proposals to the respective shareholders of the Balanced Portfolio and the Small Cap Value Portfolio seeking their approval to liquidate those Portfolios and transfer the net assets of those Portfolios to the MAS Funds Balanced Portfolio and MAS Funds MidCap Value Portfolio, respectively. A Special Meeting of the shareholders of those Portfolios is expected to be held during the second quarter of 1998 to vote on the proposals.

During December 1997, the Gold Portfolio had significant shareholder redemption activity. As a result, at December 31, 1997, all of the Portfolio's investments have been sold. Management is in the process of winding down the Portfolio and, accordingly, shares of the Portfolio are not available for subscription.

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

REPORT OF INDEPENDENT ACCOUNTANTS
--------------------------------------------------------------------------------

To the Shareholders and Board of Directors of Morgan Stanley Institutional Fund, Inc.

In our opinion, the accompanying statements of net assets and the related statements of operations, of changes in net assets and of cash flows (the Emerging Markets Debt Portfolio only) and the financial highlights present fairly, in all material respects, the financial position of each of the portfolios constituting Morgan Stanley Institutional Fund, Inc. (the "Fund") at December 31, 1997, the results of each of their operations, the changes in each of their net assets, the Emerging Markets Debt Portfolio's cash flows and the financial highlights for the periods indicated, in conformity with generally accepted accounting principles. These financial statements and financial highlights (hereafter referred to as "financial statements") are the responsibility of the Fund's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at December 31, 1997 by correspondence with the custodians, brokers and counterparties and the application of alternative auditing procedures where confirmations from brokers and counterparties were not received, provide a reasonable basis for the opinion expressed above.

As explained in Note I to the financial statements, the Fund filed a proxy statement/prospectus with the Securities and Exchange Commission for the purpose of merging the Balanced and Small Cap Value Portfolios into Portfolios of the MAS Funds. Subsequent to the merger, these Portfolios would cease to exist. In addition, the Gold Portfolio is being wound down by management, and shares of this Portfolio are no longer available for subscription.

PRICE WATERHOUSE LLP
1177 Avenue of the Americas
New York, New York 10036

February 11, 1998

--------------------------------------------------------------------------------

[LOGO]  Morgan Stanley
        Institutional Fund, Inc.
--------------------------------------------------------------------------------

FEDERAL TAX INFORMATION (UNAUDITED):
--------------------------------------------------------------------------------

For the year ended December 31, 1997, the percentage of dividends paid that qualify for the 70% dividend received deduction for corporate shareholders for the Global Equity, Aggressive Equity, Emerging Growth, Equity Growth, Small Cap Value, U.S. Equity Plus, Value Equity, Balanced and High Yield Portfolios are 10.6%, 4.0%, 1.3%, 7.0%, 14.4%, 76.1%, 55.6%, 24.4% and 4.9%, respectively.

For the year ended December 31, 1997, the percentage of exempt interest dividends paid by the Municipal Bond and Municipal Money Market Portfolios are 100% and 97%, respectively.

For the year ended December 31, 1997, the following Portfolios intend to pass through foreign tax credits and have derived gross income from sources within foreign countries amounting to:

                                                                            FOREIGN TAX
                                                                              CREDIT        FOREIGN SOURCE
                                                                           PASS-THROUGH         INCOME
PORTFOLIO                                                                     (000)**           (000)
-----------------------------------------------------------------------  -----------------  --------------
Active Country Allocation..............................................      $     438        $    3,490
Asian Equity...........................................................            562             4,288
Emerging Markets.......................................................          1,827            34,575
European Equity........................................................            998             7,678
Global Equity..........................................................            181             1,558
International Equity*..................................................          7,978            70,776
International Magnum...................................................            416             3,469
International Small Cap................................................            802             6,769
Japanese Equity........................................................            195             1,301

For the year ended December 31, 1997, the following Portfolios has designated long-term capital gains totaling:

                                                                     LONG-TERM             LONG-TERM
                                                                CAPITAL GAINS -- 20%  CAPITAL GAINS -- 28%
PORTFOLIO                                                              (000)                 (000)
--------------------------------------------------------------  --------------------  --------------------
Active Country Allocation.....................................       $    6,607            $    4,174
Asian Equity..................................................               --                 8,601
Emerging Markets..............................................           31,834                39,218
European Equity...............................................            6,629                 4,554
Global Equity.................................................            3,393                   564
Gold..........................................................               --                    40
International Equity*.........................................               --                92,930
International Magnum..........................................              192                   649
International Small Cap.......................................              131                 9,365
Latin American................................................              957                 1,737
Aggressive Equity.............................................               50                   306
Emerging Growth...............................................            3,741                22,389
Equity Growth.................................................            7,304                12,940
Small Cap Value Equity........................................            3,168                 2,750
U.S. Real Estate..............................................            5,891                 5,318
Value Equity..................................................            7,542                 9,730
Balanced......................................................              328                   577
Municipal Bond................................................               22                    --

------------
*  Amounts based on October 31 tax year end.
** Amounts presented are 100% allowable as a foreign tax credit.

--------------------------------------------------------------------------------

                    MORGAN STANLEY INSTITUTIONAL FUND, INC.

-----------------------------------------------------------------------------

DIRECTORS

Barton M. Biggs
CHAIRMAN OF THE BOARD
 Chairman and Director, Morgan Stanley
 Asset Management Inc. and Morgan Stanley Asset
 Management Limited; Managing Director,
 Morgan Stanley & Co. Incorporated

Michael F. Klein
DIRECTOR AND PRESIDENT
 Principal, Morgan Stanley Asset Management Inc. and
 Morgan Stanley & Co. Incorporated

John D. Barrett II
Chairman and Director,
Barrett Associates, Inc.

Gerard E. Jones
Partner, Richards & O'Neil LLP

Andrew McNally IV
River Road Partners

Samuel T. Reeves
Chairman of the Board and Chief Executive Officer,
Pinacle L.L.C.

Fergus Reid
Chairman and Chief Executive Officer,
LumeLite Plastics Corporation

Frederick O. Robertshaw
Of Counsel, Copple, Chamberlin & Boehm, P.C.

INVESTMENT ADVISER AND ADMINISTRATOR

Morgan Stanley Asset Management Inc.
1221 Avenue of the Americas
New York, New York 10020

DISTRIBUTOR

Morgan Stanley & Co. Incorporated
1221 Avenue of the Americas
New York, New York 10020

CUSTODIANS

The Chase Manhattan Bank
3 Chase MetroTech Center
Brooklyn, New York 11245

Morgan Stanley Trust Company
One Pierrepont Plaza
Brooklyn, New York 11210

LEGAL COUNSEL

Morgan, Lewis & Bockius LLP
2000 One Logan Square
Philadelphia, Pennsylvania 19103

INDEPENDENT ACCOUNTANTS

Price Waterhouse LLP
1177 Avenue of the Americas
New York, New York 10036

OFFICERS

Stefanie V. Chang
VICE PRESIDENT

Harold J. Schaaff, Jr.
VICE PRESIDENT

Joseph P. Stadler
VICE PRESIDENT

Valerie Y. Lewis
SECRETARY

Karl O. Hartmann
ASSISTANT SECRETARY

Joanna M. Haigney
TREASURER

Rene Feuerman
ASSISTANT TREASURER

FOR CURRENT PERFORMANCE, CURRENT NET ASSET VALUE, OR FOR ASSISTANCE WITH YOUR ACCOUNT, PLEASE CONTACT THE FUND AT (800) 548-7786.

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